Form 10-K405, Exhibit 13
period 1996-12-31
EMC INSURANCE GROUP INC
filed 1997-03-20
CIK 356130

SELECTED FINANCIAL DATA.                                                                                              EXHIBIT 13(a)
------------------------                                                                                              -------------
                                                                           Year ended December 31,
                                 --------------------------------------------------------------------------------------------------
                                   1996     1995     1994     1993     1992     1991     1990     1989     1988     1987     1986
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                         (In thousands, except per share amounts)

Income Statement Data
   Insurance premiums earned ... $165,191 $162,266 $164,829 $156,438 $147,410 $113,419 $101,323 $ 91,728 $ 88,598 $ 95,531 $ 98,456
   Investment income, net ......   23,907   23,174   20,930   20,780   21,540   20,202   19,884   19,309   16,623   13,632   13,221
   Realized investment gains ...    1,891    1,043      520      684      384       65       48      257       36      177       68
   Other income ................      274      344      434      259        -        -        -        -        -        -       11
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
        Total revenues .........  191,263  186,827  186,713  178,161  169,334  133,686  121,255  111,294  105,257  109,340  111,756

   Losses and expenses .........  170,594  162,511  168,036  169,142  168,359  123,254  110,415  102,517   89,795   96,612  101,097
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
   Income before income taxes ..   20,669   24,316   18,677    9,019      975   10,432   10,840    8,777   15,462   12,728   10,659

   Income taxes ................    5,635    6,967    5,171    1,885      759    3,124    2,894    2,055    3,920    2,271    3,917
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
   Income from:
      Continuing operations ....   15,034   17,349   13,506    7,134      216    7,308    7,946    6,722   11,542   10,457    6,742
      Discontinued operations ..        -        -        -        -        -    1,853      319      274      263      225      216
      Accounting changes .......        -        -        -    2,621        -        -        -        -        -        -        -
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
         Net income ............ $ 15,034 $ 17,349 $ 13,506 $  9,755 $    216 $  9,161 $  8,265 $  6,996 $ 11,805 $ 10,682 $  6,958
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Earnings per common share:
     Income from:
        Continuing operations .. $   1.37 $   1.62 $   1.29 $    .70 $    .02 $    .73 $    .80 $    .71 $   1.29 $   1.23 $    .80
        Discontinued operations         -        -        -        -        -      .18      .03      .03      .03      .03      .03
        Accounting changes .....        -        -        -      .26        -        -        -        -        -        -        -
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
         Total ................. $   1.37 $   1.62 $   1.29 $    .96 $    .02 $    .91 $    .83 $    .74 $   1.32 $   1.26 $    .83
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Premiums earned by segment:
     Property and casualty ..... $119,282 $116,439 $115,412 $109,585 $109,139 $ 78,413 $ 70,597 $ 62,517 $ 54,178 $ 51,534 $ 48,294
     Reinsurance ...............   36,675   35,826   37,256   33,324   26,615   25,009   20,696   18,621   21,417   29,808   40,068
     Nonstandard risk automobile    9,234   10,001   12,161   13,529   11,656    9,997   10,030   10,590   13,003   14,189   10,094
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
         Total ..................$165,191 $162,266 $164,829 $156,438 $147,410 $113,419 $101,323 $ 91,728 $ 88,598 $ 95,531 $ 98,456
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

Balance Sheet Data
   Total assets ................ $430,328 $412,881 $387,370 $368,936 $372,807 $311,001 $296,126 $284,396 $266,812 $235,435 $204,187
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Stockholders' equity ........ $148,729 $136,889 $116,727 $109,634 $100,911 $105,144 $100,615 $ 95,911 $ 89,604 $ 78,240 $ 70,616
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

SELECTED FINANCIAL DATA.(continued)                                                                                   EXHIBIT 13(a)
-----------------------------------                                                                                   -------------

                                                                    Year ended December 31,
                                 --------------------------------------------------------------------------------------------------

                                   1996     1995     1994     1993     1992     1991     1990     1989     1988     1987     1986
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                            (In thousands, except per share amounts)
Other Data
   Average return on equity ....   10.50%    13.7%    11.9%     9.3%      .2%     8.9%     8.4%     7.5%    14.1%    14.4%     9.8%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Book value per share ........ $  13.42 $  12.66 $  11.03 $  10.63 $   9.98 $  10.47 $  10.04 $   9.82 $   9.65 $   9.01 $   8.39
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Dividends paid per share .... $    .57 $    .53 $    .52 $    .52 $    .52 $    .52 $    .52 $    .52 $    .49 $    .48 $    .48
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Property and casualty segment
     pool percentage ...........      22%      22%      22%      22%      22%      17%      17%      17%      17%      17%      17%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
   Reinsurance subsidiary quota
     share percentage ..........      95%      95%      95%      95%      95%      95%      95%      95%      95%      75%      75%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Closing stock price ......... $ 12     $ 13 3/4 $  9 1/2 $  9 1/2 $  8 1/2 $  9 1/2 $  6 7/8 $  8     $  7 3/4 $ 7 1/2  $ 10
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Net investment yield (pretax)    6.51%    6.64%    6.55%    6.78%    7.47%    7.99%    8.49%    8.75%    8.28%    8.03%    9.09%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Cash dividends to
     closing stock price........     4.8%     3.9%     5.5%     5.5%     6.1%     5.5%     7.6%     6.5%     6.3%     6.4%     4.8%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Common shares outstanding ...   11,084   10,814   10,577   10,317   10,112   10,046   10,015    9,762    9,287    8,684    8,419
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Statutory combined ratio ....   101.7%    99.6%   101.3%   106.3%   113.9%   109.2%   109.5%   112.7%    98.7%    99.8%   102.5%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

EXHIBIT 13(b)  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------  -------------------------------------------------
               CONDITION AND RESULTS OF OPERATIONS.
               ------------------------------------

OVERVIEW

     EMC Insurance Group Inc. (the "Company"), an approximately 67 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance, reinsurance, nonstandard risk automobile insurance and an excess and surplus lines insurance agency. Property and casualty insurance is the most significant segment, representing 72.2 percent of consolidated premium income.

     The three property and casualty insurance subsidiaries of the Company and two subsidiaries of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively the "pooling agreement"). Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from unaffiliated insurance companies, are prorated among the parties on the basis of participation in the pool. The aggregate participation of the Company's property and casualty insurance subsidiaries is 22 percent. Operations of the pool give rise to intercompany balances with Employers Mutual, which are settled on a quarterly basis. The investment activities and income tax liabilities of the pool participants are not subject to the pooling agreement.
     The purpose of the pooling agreement is to spread the risk of an exposure insured by any of the pool participants among all the companies. The pooling agreement produces a more uniform and stable underwriting result from year to year for all companies in the pool than might be experienced individually. In addition, each company benefits from the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own assets, and from the wide range of policy forms, lines of insurance written, rate filings and commission plans offered by each of the companies. A single set of reinsurance treaties is maintained for the protection of all six companies in the pool.

     On December 9, 1996, Employers Mutual announced its intention to affiliate with Hamilton Mutual Insurance Company of Cincinnati, Ohio (Hamilton Mutual). This affiliation is subject to approval by Hamilton Mutual's policyholders and the Ohio Insurance Department. Hamilton Mutual will participate in the pooling agreement effective January 1, 1997. The addition of Hamilton Mutual will have no impact on the Company's aggregate participation in the pooling agreement.

     The Company's reinsurance subsidiary assumes a 95 percent quota share portion of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts. The reinsurance subsidiary receives 95 percent of all premiums and assumes 95 percent of all related losses and settlement expenses of this business, subject to a maximum loss of $1,000,000 per event. The reinsurance subsidiary does not reinsure any of Employers Mutual's direct insurance business, nor any "involuntary" facility or pool business that Employers Mutual assumes pursuant to state law. In addition, the reinsurance subsidiary is not liable for credit risk in connection with the insolvency of any reinsurers of Employers Mutual. Effective January 1, 1997, the reinsurance subsidiary's quota share participation was increased from 95 percent to 100 percent and the cap on losses assumed per event was increased from $1,000,000 to $1,500,000.

     The Company's nonstandard risk automobile insurance subsidiary specializes in insuring private passenger automobile risks that are found to be unacceptable in the standard automobile insurance market.

     The excess and surplus lines insurance agency provides insurance agents access to the excess and surplus lines markets and also functions as managing underwriter for such lines for Employers Mutual and several of the pool members.

CONSOLIDATED RESULTS OF OPERATIONS

Operating results for the three years ended December 31, 1996 are as follows:

($ in thousands)                             1996        1995        1994
                                           --------    --------    --------
Premiums earned .......................... $165,191    $162,266    $164,829
Losses and settlement expenses ...........  115,367     108,152     116,944
Other expenses ...........................   55,227      54,359      51,092
                                           --------    --------    --------
Underwriting loss ........................   (5,403)       (245)     (3,207)
Net investment income ....................   23,907      23,174      20,930
Realized investment gains ................    1,891       1,043         520
Other income .............................      274         344         434
                                           --------    --------    --------
Operating income before income taxes ..... $ 20,669    $ 24,316    $ 18,677
                                           ========    ========    ========
Incurred losses and settlement expenses:
  Insured events of the current year ..... $131,375    $123,877    $123,344
  Decrease in provision for insured
    events of prior years ................  (16,008)    (15,725)     (6,400)
                                           --------    --------    --------
      Total losses and settlement expenses $115,367    $108,152    $116,944
                                           ========    ========    ========
Catastrophe and storm losses ............. $  9,192    $  6,603    $  6,343
                                           ========    ========    ========

     Operating income before income taxes declined in 1996 after increasing substantially in 1995 and 1994. The decline in 1996 operating results is primarily attributable to the property and casualty insurance subsidiaries, which experienced an unusually large number of commercial property losses. Operating results for the reinsurance subsidiary declined slightly in 1996 but continued to be well above the results reported in 1994. Results for the nonstandard risk automobile insurance subsidiary improved but remained unprofitable for the second consecutive year. Results for 1995 reflect a substantial improvement in the operations of the reinsurance subsidiary and continued strong performance by the property and casualty insurance subsidiaries.

     Operating results for 1996 reflect a benefit of $2,078,000 related to a reduction in Incurred But Not Reported (IBNR) reserves in the property and casualty insurance subsidiaries that was made during the fourth quarter. This reduction in IBNR reserves was based upon the results of an actuarial review of overall reserve adequacy that was completed during 1996. The property and casualty insurance subsidiaries have historically experienced favorable development in their reserves and current reserving practices have not been relaxed.

     Premium income increased moderately in 1996 after falling slightly in 1995. Both the property and casualty insurance subsidiaries and the reinsurance subsidiary reported an increase in premium income in 1996 while the nonstandard risk automobile insurance subsidiary experienced a decline. For the year 1995, a small production increase for the property and casualty insurance subsidiaries was more than offset by production decreases for the reinsurance and nonstandard risk automobile insurance subsidiaries.

     Losses and settlement expenses increased substantially in 1996 despite the benefit of a second consecutive year of an increased level of favorable development in the provision for insured events of prior years. This increase in losses and settlement expenses reflects an unusually large number of commercial property losses experienced by the property and casualty insurance subsidiaries and a substantial increase in catastrophe losses in the reinsurance subsidiary. Losses and settlement expenses declined in 1995 as a result of a large increase in favorable development in the provision for insured events of prior years. The majority of the favorable development has come from the property and casualty insurance subsidiaries, which have benefitted from state reform measures in workers' compensation insurance and various cost control functions implemented by Employers Mutual to minimize losses.

     Other expenses have increased steadily over the last three years. These increases are primarily attributable to higher commission rates associated with property business that is being written by the property and casualty insurance subsidiaries and various cost control functions that have been implemented to control losses.

     Investment income continued to increase in 1996, but at a more moderate rate than experienced in 1995. During 1996 the Company experienced a large increase in loss payments associated with commercial property claims, which resulted in less rapid growth in the invested asset balance.

     Realized gains on investments increased significantly in 1996 and 1995, reflecting profits recognized on the sale of mutual funds invested in equity securities. The amount for 1994 does not include any activity in mutual funds and is primarily composed of calls and prepayments on fixed maturity securities.

SEGMENT RESULTS

Property and Casualty Insurance

Operating results for the three years ended December 31, 1996 are as follows:

($ in thousands)                             1996        1995        1994
                                           --------    --------    --------
Premiums earned .......................... $119,282    $116,439    $115,412
Losses and settlement expenses ...........   82,034      74,926      77,872
Other expenses ...........................   41,150      40,030      36,606
                                           --------    --------    --------
Underwriting (loss) gain .................   (3,902)      1,483         934
Net investment income ....................   15,828      15,428      14,080
Realized investment gains ................    1,790       1,027         334
                                           --------    --------    --------
Operating income before income taxes ..... $ 13,716    $ 17,938    $ 15,348
                                           ========    ========    ========
Incurred losses and settlement expenses:
  Insured events of the current year ..... $ 93,965    $ 87,411    $ 84,204
  Decrease in provision for insured
    events of prior years ................  (11,931)    (12,485)     (6,332)
                                           --------    --------    --------
      Total losses and settlement expenses $ 82,034    $ 74,926    $ 77,872
                                           ========    ========    ========
Catastrophe and storm losses ............. $  4,935    $  5,671    $  4,919
                                           ========    ========    ========

     Premium income has increased steadily over the last three years, but has been limited by intense competition in the property and casualty insurance industry. The property and casualty insurance subsidiaries continue to emphasize property insurance through marketing programs targeted at commercial insureds. Premium production for workers' compensation insurance was hampered in 1996 by large rate decreases in the states of Iowa, Illinois, Kansas and Nebraska, where a significant portion of the Company's workers' compensation business is produced. There has also been a significant decline in the mandatory assigned risk business over the last several years; however, this decline is looked at favorably as losses associated with this type of business are generally higher than losses associated with controlled business. During 1996, most of the Company's premium growth came from areas outside of the Midwest. This is due to intense competition in the Midwest for properly priced business and the workers' compensation rate decreases mentioned above. Rate adequacy continues to be pressured in this competitive environment. The Company remains committed to utilizing stringent underwriting procedures and is only writing business in those areas where there is a potential for profit.

     Premium growth for the existing pool members is not expected to increase significantly in 1997 as the market conditions that have limited production over the last several years are not expected to change; however, the pool is expected to increase in size by approximately 7 percent with the addition of Hamilton Mutual on January 1, 1997.

     Underwriting results declined substantially in 1996 after improving in 1995 and 1994. This decline is primarily due to an unusually large number of severe commercial property losses as well as the workers' compensation rate decreases previously discussed. Underwriting results deteriorated in 1996 despite a decline in catastrophe and storm losses and the benefit of a second consecutive year of an increased level of favorable development of prior accident year loss estimates. As noted previously, results for 1996 also reflect a benefit of $2,078,000 related to a reduction in IBNR reserves. The property and casualty insurance subsidiaries have historically experienced favorable development in their reserves and current reserving practices have not been relaxed; however, the level of favorable development experienced in 1996 and 1995 is not expected to continue. Other expenses have increased over the last three years primarily due to higher commission rates on the growing book of property business as well as additional expenses associated with the various cost control functions that have been implemented to control losses.

     Investment income has grown steadily over the last three years. The rate of growth experienced in 1996 was less than that experienced in 1995 due to a smaller increase in the invested asset balance. Growth in the invested asset balance was negatively impacted by a large increase in loss payments associated with the commercial property claims previously discussed.

Reinsurance

Operating results for the three years ended December 31, 1996 are as follows:

($ in thousands)                               1996       1995       1994
                                             --------   --------   --------
Premiums earned ............................ $ 36,675   $ 35,826   $ 37,256
Losses and settlement expenses .............   25,180     23,744     30,565
Other expenses .............................   11,457     11,584     11,408
                                             --------   --------   --------
Underwriting gain (loss) ...................       38        498     (4,717)
Net investment income ......................    6,436      6,068      5,354
Realized investment gains ..................       73         13        116
Other income ...............................      274        344        434
                                             --------   --------   --------
Operating income before income taxes ....... $  6,821   $  6,923   $  1,187
                                             ========   ========   ========
Incurred losses and settlement expenses:
  Insured events of the current year ....... $ 28,877   $ 26,668   $ 29,270
  (Decrease) increase in provision for
    insured events of prior years ..........   (3,697)    (2,924)     1,295
                                             --------   --------   --------
      Total losses and settlement expenses   $ 25,180   $ 23,744   $ 30,565
                                             ========   ========   ========
Catastrophe losses ......................... $  4,257   $    932   $  1,424
                                             ========   ========   ========

     Premium income increased in 1996 despite a slight decline in production from 1995. This increase is primarily attributable to a change in the mix of business from pro rata reinsurance to excess of loss reinsurance, which generally earns premiums more rapidly. The decrease in premium income in 1995 is primarily due to the cancellation of four large national pro rata treaties that had experienced poor underwriting results for several years. The reinsurance subsidiary continues to emphasize profitability over premium volume and will only write business if there is a potential for profit.

     The reinsurance market continues to have excess capacity, which has led to increased competition. The reinsurance subsidiary is addressing this by accepting larger lines on desirable programs and strengthening its relationships with reinsurance intermediaries. Management expects premium volume to continue to grow moderately in 1997. In addition, premium volume for 1997 will benefit from an increase in the quota share agreement with Employers Mutual from 95 percent to 100 percent.

     Underwriting results for 1996 declined slightly from 1995 but remained well ahead of the results reported in 1994. Results for 1996 benefitted from an increase in favorable development in the provision for insured events of prior years; however, this increase was more than offset by an increase in catastrophe losses. The reinsurance subsidiary has re-underwritten its book of business over the last several years and continues to emphasize profitability over premium volume.

     Investment income has grown moderately over the last three years. This increase is primarily due to a steady increase in the invested asset base.

     Under the terms of the amended quota share agreement with Employers Mutual, losses in excess of $1,000,000 per event are retained by Employers Mutual. The reinsurance subsidiary pays an annual override commission to Employers Mutual for this additional protection, which totaled $1,893,000, $1,913,000 and $2,095,000 in 1996, 1995 and 1994, respectively. The reinsurance subsidiary also pays for 95 percent of the outside protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $1,316,000, $1,984,000 and $2,836,000 in 1996, 1995 and 1994, respectively. Losses retained by Employers Mutual for the three years ended 1996, 1995 and 1994 amounted to $167,000, $1,103,000 and $7,020,000, respectively. As previously noted, the cap on losses assumed per event was increased to $1,500,000 effective January 1, 1997.

     The reinsurance subsidiary had an aggregate excess of loss reinsurance treaty with Employers Mutual which provided protection from a large accumulation of retentions resulting from multiple catastrophes in any one year. The coverage provided was $2,000,000, excess of $3,000,000 ($2,500,000 in 1994) aggregate loss retained, excess of $200,000 per event. Maximum recovery was limited to $2,000,000 ($4,000,000 in 1994) per accident year. The reinsurance subsidiary had no recoveries under this treaty during the last three years. Premiums paid to Employers Mutual amounted to $500,000, $500,000 and $558,000 in 1996, 1995 and 1994, respectively. This reinsurance treaty was canceled effective January 1, 1997.

     During 1994, the reinsurance subsidiary commuted all outstanding reinsurance balances ceded to Employers Mutual under catastrophe and aggregate excess of loss reinsurance treaties related to accident years 1991 through 1993. In connection with these commutations, the Company's assets and liabilities increased $687,000. There was no income effect from these commutations.

Nonstandard Risk Automobile Insurance

Operating results for the three years ended December 31, 1996 are as follows:

($ in thousands)                               1996        1995        1994
                                             --------    --------    --------
Premiums earned ............................ $  9,234    $ 10,001    $ 12,161
Losses and settlement expenses .............    8,153       9,482       8,507
Other expenses .............................    2,640       2,775       3,160
                                             --------    --------    --------
Underwriting (loss) gain ...................   (1,559)     (2,256)        494
Net investment income ......................    1,111       1,175       1,152
Realized investment gains ..................       28           3          75
                                             --------    --------    --------
Operating (loss) income before income taxes  $   (420)   $ (1,078)   $  1,721
                                             ========    ========    ========
Incurred losses and settlement expenses:
  Insured events of the current year ....... $  8,533    $  9,798    $  9,870
  Decrease in provision for insured
    events of prior years ..................     (380)       (316)     (1,363)
                                             --------    --------    --------
      Total losses and settlement expenses   $  8,153    $  9,482    $  8,507
                                             ========    ========    ========

     Premium income has declined steadily over the last three years due to intense competition for nonstandard insurance business from both the standard and the nonstandard markets. The company is responding to this decline in production by appointing new agents and improving marketing and business relationships with its existing agency force. During 1996 the company obtained its license and began writing insurance business in the state of Missouri. Production in this new market was very limited in 1996 but is expected to grow during 1997. Rate increases were implemented in the states of Iowa and South Dakota and were applied for in the state of Nebraska in late 1996.

     Underwriting results have declined significantly during the last two years, primarily due to the intense competition for nonstandard business. Companies within the standard market are retaining more of the marginal risks that previously had been passed on to the nonstandard market. As a result, the pool of potential insureds seeking nonstandard coverage is smaller and contains a larger percentage of high risk drivers. This has led to increased rate competition within the nonstandard market and an overall decline in the quality of the company's book of business. Results for 1996 improved over 1995, but remained unprofitable. This improvement is primarily related to a decline in both the frequency and severity of losses from the very high levels experienced in 1995. Underwriting results for 1994 reflect improved loss experience, favorable development in the provision for insured events of prior years and rate increases that were implemented in all states during the later part of 1993 and the first part of 1994.

Excess and Surplus Lines Insurance Management Agency

     Operating income before income taxes has declined over the last three years, totaling $458,000, $483,000 and $505,000 for 1996, 1995 and 1994,
respectively. These declines primarily reflect a reduction in commission income caused by increased competition for excess and surplus lines business. Due to the intense competition for property and casualty insurance business, a growing number of insurance carriers are pursuing opportunities in the excess and surplus lines market.

Parent Company

     Operating income before income taxes increased to $94,000 in 1996 from $50,000 in 1995 and a loss of $84,000 in 1994. The improvement in 1996 and 1995 is primarily due to additional investment income that resulted from an increase in the invested asset balance.

LOSS AND SETTLEMENT EXPENSE RESERVES

     Loss and settlement expense reserves are the Company's largest liability. Management continually reviews these reserves using a variety of statistical and actuarial techniques to analyze claim costs, frequency and severity data, and social and economic factors. Significant periods of time may elapse between the occurrence of an insured loss, the reporting of the loss and the settlement of the loss. During the loss settlement period, additional facts regarding individual claims become known, and accordingly, it often becomes necessary to refine and adjust the estimates of liability on a claim. Changes in reserve estimates are reflected in operating results in the year such changes are recorded.

     Estimating loss and settlement expense reserves for asbestos and environmental claims is very difficult due to many uncertainties surrounding these types of claims. Such uncertainties include the fact that the legal definition of asbestos and environmental damage is still evolving, the assignment of responsibility varies widely by state and claims often emerge long after the policy has expired, making assignment of damages to the appropriate party and to the time period covered by a particular policy difficult. In establishing reserves for these types of claims, management monitors the relevant facts concerning each claim, the current status of the legal environment, the social and political conditions and the claim history and trends within the Company and the industry.

     The Company's financial results have not been materially affected by losses associated with asbestos and environmental exposures. The Company's environmental claims activity is predominately from hazardous waste and pollution-related claims. The parties to the pooling agreement have not written primary coverage for the major oil or chemical companies; the greatest exposure arises out of commercial general liability and umbrella policies issued to municipalities during the 1970s which allegedly cover contamination emanating from closed landfills. The remaining exposure is for claims from small regional operations or local businesses involved with disposing wastes at dump sites or having pollution on their own property due to hazardous material use or leaking underground storage tanks. These insureds include small manufacturing operations, tool makers, automobile dealerships, contractors, gasoline stations and real estate developers.

     The Company's asbestos claims activity is predominately from insureds that have been named as one of multiple defendants covering exposure over many years. The Company has not found any evidence of injury as a result of exposure to the Company's insured's products during the policy periods.

     During 1995, the Company changed its methodology for establishing IBNR reserves for asbestos and environmental exposures related to the direct insurance business issued by the members of the pooling agreement. Prior to 1995, IBNR reserves were calculated by applying a factor to the case basis reserves. IBNR reserve levels produced with this methodology tended to vary from year to year due to the relatively small amount of case basis reserves carried for these types of claims. At December 31, 1995, the Company allocated a portion of the IBNR reserve to these exposures to reflect estimated ultimate losses. No additional IBNR reserves were established for the direct insurance business.

     During 1995, Employers Mutual attempted to improve its disclosure of asbestos and environmental exposures related to its assumed reinsurance business, some of which is ceded to the Company's reinsurance subsidiary. Employers Mutual requested and obtained more detailed information from its ceding reinsurers than had previously been provided. Based on this information, Employers Mutual allocated a portion of the bulk IBNR reserve to asbestos and environmental exposures. No additional bulk IBNR reserves were established on the business ceded to the Company's reinsurance subsidiary.

LIQUIDITY AND INVESTMENTS

     The Company maintains a portion of the investment portfolio in relatively short-term and highly liquid investments to ensure the availability of funds to meet claims and expenses. The remainder of the investment portfolio is invested in securities with maturities that approximate the anticipated liabilities of the insurance issued. Net unrealized holding gains on fixed maturity securities available-for-sale totaled $2,141,000 at December 31, 1996. This compares to net unrealized holding gains of $3,472,000 at December 31, 1995 and net unrealized holding losses of $1,317,000 at December 31, 1994. Since the Company does not actively trade in the bond market, such fluctuations in the fair value of these investments are not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated. The Company closely monitors the bond market and makes appropriate adjustments in investment policy as changing conditions warrant. A valuation allowance was established in 1994 related to the tax benefits associated with the unrealized holding losses at December 31, 1994 due to the uncertainty concerning the future realization of these benefits.

     The majority of the Company's assets are invested in fixed maturities. These investments provide a substantial amount of income which supplements underwriting results and contributes to net earnings. As these investments mature the proceeds will be reinvested at current rates, which may be higher or lower than those now being earned; therefore, more or less investment income may be available to contribute to net earnings depending on the interest rate level.

     During 1995, the Company invested $13,550,000 of short-term funds and maturing U.S. Treasury Bills into mutual funds invested in equity securities. During 1996, the Company increased its equity holdings by investing $5,273,000 in preferred stocks. The overall liquidity position of the Company was not affected by these investments. Net unrealized holding gains on equity securities totaled $1,851,000 at December 31, 1996 and $818,000 at December 31, 1995.

     The major ongoing sources of the Company's liquidity are insurance premium income, investment income and cash provided from maturing or liquidated investments. The principal outflows of cash are payments of claims, commissions, premium taxes, operating expenses, income taxes, dividends and investment purchases.

     During 1996, the Company generated positive cash flows from operations of $17,097,000 compared to $24,651,000 in 1995 and $39,006,000 in 1994. The amount for 1994 included $13,148,000 related to the gross-up of reserve amounts associated with the National Workers' Compensation Reinsurance Pool.

CAPITAL RESOURCES

     As of December 31, 1996, the Company had no material commitments for capital expenditures.

     Insurance company operations require capital to support premium writings. The Company believes that its insurance company subsidiaries have sufficient capital to support their expected near-term writings. The Company's insurance agency operation does not require a large amount of capital.

     The National Association of Insurance Commissioners (NAIC) adopted certain risk-based capital standards for property and casualty insurance companies in 1994. Risk-based capital requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. The Company's insurance subsidiaries' ratio of total adjusted capital to risk-based capital at December 31, 1996 is well in excess of the minimum level required.

     A major source of cash flows for the Company is dividend payments from its subsidiaries. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The Company collected $3,060,000, $3,200,000 and $3,068,000 of dividends from its insurance subsidiaries in 1996, 1995 and 1994, respectively and $1,000,000 from its insurance agency in 1995. The Company paid cash dividends to stockholders totaling $6,234,000, $5,662,000 and $5,422,000 in 1996, 1995 and 1994, respectively. For the last four years, Employers Mutual has received 50 percent of its dividends in common stock under the Company's dividend reinvestment and common stock purchase plan.

IMPACT OF INFLATION

     Inflation has a widespread effect on the Company's results of operations, primarily through increased losses and settlement expenses. The Company considers inflation, including social inflation which reflects an increasingly litigious society and increasing jury awards, when setting reserve amounts. Premiums are also affected by inflation, although they are often restricted or delayed by competition and the regulatory rate-setting environment.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996 the Company adopted Statement of Financial Accounting Standards (SFAS) 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" and the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation." The adoption of these standards had no effect on the income of the Company.

DEVELOPMENTS IN INSURANCE REGULATION

     In 1996 the NAIC adopted model legislation governing insurance company investments. This model investment law is not expected to have a material impact on the operations of the Company's insurance subsidiaries.

     The NAIC is currently working on a project to codify statutory accounting principles. The goal of this project is to establish a uniform set of accounting rules and regulations that will be utilized by all insurance companies when preparing financial reports submitted to regulatory authorities. Issue papers documenting the NAIC's position on the proposed accounting treatment of many items have been finalized; however, many complex and controversial issues are still being addressed at this time. As a result, the Company is unable to determine what impact, if any, this project will have on the statutory surplus of its insurance subsidiaries when enacted.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     The 1995 Private Securities Litigation Reform Act provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained herein or in any other oral or written statement by the Company or any of its officers, directors or employees is qualified by the fact that actual results of the Company may differ materially from such statement due to the following important factors, among other risks and uncertainties inherent in the Company's business: catastrophic events, state insurance regulations, rate competition, adverse changes in interest rates, unforeseen losses with respect to loss and settlement expense reserves for unreported and reported claims, including asbestos and environmental claims.

EXHIBIT 13(c)  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
-------------  --------------------------------------------

              Management's Responsibility for Financial Reporting

     The management of EMC Insurance Group Inc. and Subsidiaries is responsible for the preparation and for the integrity and objectivity of the accompanying financial statements and other financial information in this report. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based on management's estimates and judgments where necessary.

     The Company's financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Management has made available to KPMG Peat Marwick LLP all of the Corporation's financial records and related data, as well as the minutes of the shareholders' and Directors' meetings. Furthermore, management believes that all representations made to KPMG Peat Marwick LLP during its audit were valid and appropriate. Their report appears elsewhere in this annual report.

     Management of the Company has established and maintains a system of internal controls that are designed to provide assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal controls provides for appropriate division of responsibility. Certain aspects of these systems and controls are tested periodically by the Company's internal auditors. Management considers the recommendations of its internal auditors and independent public accountants concerning the Company's internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that as of December 31, 1996, the Company's system of internal controls was adequate to accomplish the above objectives.

     The Audit Committee of the Board of Directors, composed solely of outside directors, met during the year with management and the independent accountants to review and discuss audit findings and other financial and accounting matters. The independent accountants and the internal auditors have free access to the Audit Committee, with and without management present, to discuss the results of their audit work.


/s/ Bruce G. Kelley                         /s/ Mark E. Reese
------------------------------------        -----------------------------------
Bruce G. Kelley                             Mark E. Reese
President, Treasurer and Chief              Vice President - Controller
Executive Officer

                  Independent Auditor's Report

The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We have audited the accompanying consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                         /s/ KPMG Peat Marwick LLP

Des Moines, Iowa
February 26, 1997

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                           December 31,
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
ASSETS
Investments (note 9):
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
      (fair value $194,655,256 and $203,312,748)    $188,385,721  $191,440,816
    Securities available-for-sale, at fair value
      (amortized cost $146,794,158 and $137,099,939) 150,038,644   142,360,569
  Equity securities available-for-sale, at fair
    value (cost $21,236,281 and $14,771,422) ......   24,040,381    16,010,763
  Short-term investments, at cost .................   17,553,606    17,271,798
                                                    ------------  ------------
       Total investments ..........................  380,018,352   367,083,946

Cash ..............................................    3,500,629     1,198,436
Accrued investment income .........................    6,567,186     5,749,619
Accounts receivable ...............................      740,736       726,181
Deferred policy acquisition costs .................    9,021,863     8,714,769
Deferred income taxes (note 10) ...................   10,974,425    11,921,182
Intangible assets, including goodwill, at cost
  less accumulated amortization of $1,943,669
  and $1,809,156 ..................................    1,614,151     1,748,664
Reinsurance receivables (note 3) ..................   14,735,786    12,916,943
Prepaid reinsurance premiums (note 3) .............    1,516,972     1,805,881
Other assets ......................................    1,637,473     1,015,352
                                                    ------------  ------------
       Total assets ............................... $430,327,573  $412,880,973
                                                    ============  ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                           December 31,
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
LIABILITIES
Losses and settlement expenses (notes 2,3,4 and 5)  $202,502,986  $205,422,109
Unearned premiums (notes 2 and 3) .................   47,908,954    48,767,147
Other policyholders' funds ........................    3,467,449     3,593,328
Indebtedness to related party (note 2) ............    7,000,482       428,463
Income taxes payable ..............................    2,942,000     2,538,669
Postretirement benefits (note 12) .................    4,932,834     4,489,812
Deferred income ...................................      665,550       940,009
Other liabilities .................................   12,178,290     9,812,678
                                                    ------------  ------------
       Total liabilities ..........................  281,598,545   275,992,215
                                                    ------------  ------------
STOCKHOLDERS' EQUITY (notes 6,7,9,13 and 14)
Common stock, $1 par value,
  authorized 20,000,000 shares;
  issued and outstanding, 11,084,461 shares
  in 1996 and 10,821,978 shares in 1995 ...........   11,084,461    10,821,978
Additional paid-in capital ........................   62,762,613    59,787,926
Unrealized holding gains on fixed
  maturity securities available-for-sale,
  net of tax ......................................    2,141,361     3,472,016
Unrealized holding gains on equity securities
  available-for-sale, net of tax ..................    1,850,706       817,965
Retained earnings .................................   70,889,887    62,089,294
Treasury stock, at cost (0 shares in 1996 and
  and 7,585 shares in 1995) ......................             -      (100,421)
                                                    ------------  ------------
       Total stockholders' equity .................  148,729,028   136,888,758
                                                    ------------  ------------
Contingent liabilities (notes 3 and 16)


       Total liabilities and stockholders' equity   $430,327,573  $412,880,973
                                                    ============  ============

See accompanying Notes to Consolidated Financial Statements.

                     EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                         Consolidated Statements of Income

                                               Year ended December 31,
                                      ----------------------------------------
                                          1996          1995          1994
                                      ------------  ------------  ------------
REVENUES:
Premiums earned (notes 2 and 3) ..... $165,190,666  $162,266,250  $164,829,379
Investment income, net (note 9) .....   23,907,599    23,173,794    20,929,680
Realized investment gains (note 9) ..    1,890,923     1,043,730       519,567
Other income ........................      274,459       343,653       433,979
                                      ------------  ------------  ------------
                                       191,263,647   186,827,427   186,712,605
                                      ------------  ------------  ------------
LOSSES AND EXPENSES:
Losses and settlement
  expenses (notes 2,3,4 and 5) ......  115,367,215   108,152,278   116,944,054
Dividends to policyholders ..........    3,245,036     3,739,533     3,103,788
Amortization of deferred
  policy acquisition costs ..........   32,554,733    32,152,616    31,701,789
Other underwriting expenses .........   19,427,310    18,467,091    16,286,206
                                      ------------  ------------  ------------
                                       170,594,294   162,511,518   168,035,837
                                      ------------  ------------  ------------
      Income before income taxes ....   20,669,353    24,315,909    18,676,768
                                      ------------  ------------  ------------
INCOME TAXES (note 10):
  Current ...........................    4,534,961     6,907,754     5,265,482
  Deferred ..........................    1,100,228        59,327       (94,441)
                                      ------------  ------------  ------------
                                         5,635,189     6,967,081     5,171,041
                                      ------------  ------------  ------------
      Net income .................... $ 15,034,164  $ 17,348,828  $ 13,505,727
                                      ============  ============  ============

Earnings per common share ........... $       1.37  $       1.62  $       1.29
                                      ============  ============  ============
Average number of shares outstanding    10,936,897    10,685,344    10,431,925
                                      ============  ============  ============


See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

               Consolidated Statements of Stockholders' Equity

                                                 Year ended December 31,
                                         -------------------------------------
                                             1996         1995         1994
                                         -----------  -----------  -----------
Common stock:
  Beginning of year .................... $10,821,978  $10,587,629  $10,325,329
  Issuance of common stock:
    Stock option plans .................      91,062      102,797       41,694
    Dividend reinvestment
      plan (note 14(a)) ................     188,072      131,552      220,606
  Retirement of treasury stock .........     (16,651)           -            -
                                         -----------  -----------  -----------
  End of year ..........................  11,084,461   10,821,978   10,587,629
                                         -----------  -----------  -----------

Additional paid-in capital:
  Beginning of year ....................  59,787,926   57,162,911   55,021,926
  From issuance of common stock:
    Stock option plans .................   1,105,155    1,092,041      349,390
    Dividend reinvestment plan .........   2,099,436    1,417,808    1,791,595
  (Loss) gain on sale of treasury stock      (16,257)     115,166            -
  Retirement of treasury stock .........    (213,647)           -            -
                                         -----------  -----------  -----------
  End of year ..........................  62,762,613   59,787,926   57,162,911
                                         -----------  -----------  -----------

Unrealized holding gains (losses) on
  fixed maturity securities available-
  for-sale, net of tax:
    Beginning of year ..................   3,472,016   (1,316,596)   2,068,451
    (Losses) gains on revaluation of
      fixed maturity securities
      available-for-sale, net of
      tax (notes 1 and 9) ..............  (1,330,655)   4,788,612   (3,385,047)
                                         -----------  -----------  -----------
    End of year ........................   2,141,361    3,472,016   (1,316,596)
                                         -----------  -----------  -----------

Unrealized holding gains (losses) on
  equity securities available-for-sale,
  net of tax:
    Beginning of year ..................     817,965            -      (19,800)
    Gains on revaluation of equity
      securities available-for-sale, net
      of tax (notes 1 and 9) ...........   1,032,741      817,965       19,800
                                         -----------  -----------  -----------
    End of year ........................ $ 1,850,706  $   817,965  $         -
                                         -----------  -----------  -----------

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                               Year ended December 31,
                                      ----------------------------------------
                                          1996          1995          1994
                                      ------------  ------------  ------------
Retained earnings:
  Beginning of year ................. $ 62,089,294  $ 50,402,812  $ 42,319,249
  Net income ........................   15,034,164    17,348,828    13,505,727
  Dividends on common stock ($.57 per
    share in 1996,$.53 in 1995 and
    $.52 in 1994):
      Cash dividends ................   (4,017,222)   (3,653,299)   (3,510,555)
      Dividends reinvested in shares
        of common stock .............   (2,216,349)   (2,009,047)   (1,911,609)
                                      ------------  ------------  ------------
  End of year .......................   70,889,887    62,089,294    50,402,812
                                      ------------  ------------  ------------


Treasury stock, at cost:
  Beginning of year .................     (100,421)     (110,067)      (81,386)
  Purchase of stock for the treasury      (265,499)     (653,967)      (28,681)
  Sale of stock from the treasury ...      135,622       663,613             -
  Retirement of treasury stock ......      230,298             -             -
                                      ------------  ------------  ------------
  End of year .......................            -      (100,421)     (110,067)
                                      ------------  ------------  ------------
    Total stockholders' equity ...... $148,729,028  $136,888,758  $116,726,689
                                      ============  ============  ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows


                                                 Year ended December 31,
                                         -------------------------------------
                                             1996         1995         1994
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ........................... $15,034,164  $17,348,828  $13,505,727
                                         -----------  -----------  -----------
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Losses and settlement expenses ...  (2,919,123)   2,240,494    5,372,801
      Unearned premiums ................    (858,193)   1,094,577    1,731,514
      Other policyholders' funds .......    (125,879)     490,719      247,816
      Deferred policy acquisition costs     (307,094)    (321,134)    (694,771)
      Indebtedness of related
        party ..........................   6,572,019     (508,893)  13,228,868
      Accrued investment income ........    (263,435)    (188,986)    (725,182)
      Accrued income taxes:
        Current ........................     403,331      802,669    1,186,000
        Deferred .......................   1,100,228       59,327      (94,441)
      Provision for amortization .......     (16,068)         (82)       4,101
      Realized investment gains ........  (1,890,923)  (1,043,730)    (519,567)
      Postretirement benefits ..........     443,022      403,138      549,225
      Reinsurance receivables ..........  (1,818,843)   2,018,105    3,542,358
      Prepaid reinsurance premiums .....     288,909      315,152      711,151
      Amortization of deferred income ..    (274,459)    (343,653)    (433,979)
      Other, net .......................   1,728,936    2,284,532      706,967
                                         -----------  -----------  -----------
                                           2,062,428    7,302,235   24,812,861
      Cash provided by the commutation
        of outstanding reinsurance
        balances by the reinsurance
        subsidiary (note 2) ............           -            -      686,962
                                         -----------  -----------  -----------
          Total adjustment .............   2,062,428    7,302,235   25,499,823
                                         -----------  -----------  -----------
            Net cash provided by
              operating activities ..... $17,096,592  $24,651,063  $39,005,550
                                         -----------  -----------  -----------

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed maturity
    securities held-to-maturity ..... $(30,412,885) $(46,384,530) $(93,131,676)
  Maturities of fixed maturity
    securities held-to-maturity .....   33,576,694    18,257,425    41,099,534
  Purchases of fixed maturity
    securities available-for-sale ...  (30,619,591)  (27,866,616) (193,422,946)
  Maturities of fixed maturity
    securities available-for-sale ...   21,202,597    49,104,032   208,880,152
  Purchases of non-redeemable
    preferred stock
    available-for-sale ..............   (5,273,011)            -             -
  Net purchases of mutual funds
    invested in equity securities
    available-for-sale ..............      (90,415)  (13,785,451)            -
  Sales of equity securities
    available-for-sale ..............            -             -       500,000
  Net (purchases) sales of short-term
    investments .....................     (281,808)   (1,242,372)      699,964
                                      ------------  ------------  ------------
         Net cash used in investing
           activities ...............  (11,898,419)  (21,917,512)  (35,374,972)
                                      ------------  ------------  ------------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock ..........    3,467,468     2,859,364     2,403,285
  Dividends paid to stockholders ....   (6,233,571)   (5,662,346)   (5,422,164)
  (Purchases) sales of treasury
    stock, net ......................     (129,877)        9,646       (28,681)
                                      ------------  ------------   -----------
         Net cash used in financing
           activities ...............   (2,895,980)   (2,793,336)   (3,047,560)
                                      ------------  ------------   -----------
NET INCREASE (DECREASE) IN CASH .....    2,302,193       (59,785)      583,018
Cash at beginning of year ...........    1,198,436     1,258,221       675,203
                                      ------------  ------------  ------------
Cash at end of year ................. $  3,500,629  $  1,198,436  $  1,258,221
                                      ============  ============  ============

Income taxes paid ................... $  4,131,630  $  6,242,085  $  3,795,381
Interest paid .......................       57,938       177,156        33,672

See accompanying Notes to Consolidated Financial Statements.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     EMC Insurance Group Inc., an approximately 67 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance, reinsurance, nonstandard risk automobile insurance and an excess and surplus lines insurance agency. Both commercial and personal lines of insurance are written, with the focus on medium-sized commercial accounts. About two-thirds of the premiums written are in Iowa and contiguous states. EMC Insurance Group Inc. and its subsidiaries are referred to herein as the "Company".

     The Company's subsidiaries include EMCASCO Insurance Company, Illinois EMCASCO Insurance Company, Dakota Fire Insurance Company, EMC Reinsurance Company, Farm and City Insurance Company and EMC Underwriters, Ltd.

     The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP) which differ in some respects from those followed in reports to insurance regulatory authorities. All significant intercompany balances and transactions have been eliminated.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND CASUALTY INSURANCE, REINSURANCE AND NONSTANDARD RISK AUTOMOBILE
  INSURANCE OPERATIONS

     Premiums are recognized as revenue ratably over the terms of the respective policies. Unearned premiums are calculated on the daily pro rata method. Amounts paid for ceded reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to the amount of insurance protection provided.

     Certain costs of acquiring new business, principally commissions, premium taxes and other underwriting expenses that vary with and are directly related to the production of business have been deferred. Such deferred costs are being amortized as premium revenue is recognized. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and settlement expenses and certain other costs expected to be incurred as the premium is earned.

     Unpaid losses and settlement expenses are based on estimates of reported and unreported claims and related settlement expenses. Changes in estimates are reflected in current operating results. The provisions for losses and settlement expenses are considered adequate to cover the ultimate net cost of losses and claims incurred to date net of estimated salvage and subrogation recoverable. Since the provisions are necessarily based on estimates, the ultimate liability may be more or less than such provisions.

EXCESS AND SURPLUS LINES OPERATIONS

     Income is derived from fees and commissions which are realized when earned. Costs of doing business are expensed as incurred.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

REINSURANCE CEDED

     Ceded reinsurance activities are reported on the basis of Statement of Financial Accounting Standards (SFAS) 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts." SFAS 113 requires a gross (rather than net) balance sheet presentation for ceded reinsurance amounts and addresses the recognition of gain or loss resulting from reinsurance transactions and appropriate financial statement disclosure of reinsurance activities.

INVESTMENTS

     Investments are reported on the basis of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities classified as held-to-maturity are purchased with the intent and ability to be held to maturity and are carried at amortized cost. Unrealized holding gains and losses on securities held-to-maturity are not reflected in the financial statements. All other securities have been classified as securities available-for-sale and are carried at fair value, with unrealized holding gains and losses reported as a separate component of stockholders' equity, net of deferred income taxes.

     In November of 1995, the Financial Accounting Standards Board issued a special report titled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This report contained a provision that allowed entities a one-time option to reassess the appropriateness of the classifications of all securities held and to reclassify securities from the held-to-maturity category without calling into question the intent of that enterprise to hold other debt securities to maturity in the future. The Company elected to take advantage of this option and reclassified $80,534,719 of municipal and corporate bonds from the held-to-maturity category to the available-for-sale category in the fourth quarter of 1995 in order to achieve more flexibility in its investment portfolio.

     Short-term investments represent money market funds and are carried at cost.

     The Company's carrying value for investments is reduced to its estimated realizable value if a decline in the fair value is deemed other than temporary. Such reductions in carrying value are recognized as realized losses and charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized gains and losses on disposition of investments are included in net income. The cost of investments sold is determined on the first-in, first-out method. Included in investments at December 31, 1996 and 1995 are securities on deposit with various regulatory authorities as required by law amounting to $11,971,889 and $11,971,564, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has no derivative financial instruments subject to the provisions of SFAS 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The carrying values and fair values of the Company's financial instruments are disclosed in Note 15 - Disclosures About the Fair Value of Financial Instruments.

PENSION BENEFITS

     Net periodic pension cost relating to the Company's participation in Employers Mutual's Retirement Plan is computed on the basis of SFAS 87, "Employers' Accounting for Pensions." It is Employers Mutual's policy to fund pension costs according to regulations provided under the Internal Revenue Code. Assets held in the plan are a mix of equity, debt and guaranteed interest securities and real estate funds.


                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The cost of retiree health care and life insurance benefits relating to the Company's participation in Employers Mutual's postretirement benefit plans is recognized on the basis of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Benefits provided under these plans are unfunded and are subject to change.

INCOME TAXES

     The Company files a consolidated Federal income tax return with its subsidiaries. Consolidated income taxes/benefit are allocated among the entities based upon separate tax liabilities.

     Deferred income taxes are provided for temporary differences between financial statement carrying values of assets and liabilities and their respective tax bases on the basis of SFAS 109, "Accounting for Income Taxes."
A valuation allowance is established to reduce deferred tax assets to their net realizable value if it is "more likely than not" that a tax benefit will not be realized.

EARNINGS PER SHARE

     Earnings per common share are computed by dividing earnings by the weighted average number of common shares outstanding during each year.

TREASURY STOCK

     Prior to 1996, repurchased shares of the Company's common stock were included in treasury stock at cost. Shares issued from treasury stock under Employers Mutual's employee stock purchase plan and the Company's dividend reinvestment plan were at original cost on a first-in, first-out basis. Effective June 30, 1996, the use of treasury stock was discontinued and all treasury shares held at that time were retired. Any shares of the Company's common stock that are repurchased after June 30, 1996 will be retired.

INTANGIBLE ASSETS

     Goodwill, which represents the excess of cost over the fair value of net assets of acquired subsidiaries, is being amortized on a straight-line basis over 25 years. The Company reviews the recoverability of the unamortized balance of goodwill on a periodic basis using projected cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     Effective January 1, 1996, the Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes accounting standards which address the recognition and measurement of losses due to the impairment of long-lived assets. Adoption of this standard had no effect on the income of the Company.

STOCK BASED COMPENSATION

     Effective January 1, 1996, the Company adopted SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 specifies a fair value method of accounting for stock-based compensation plans and recognizes compensation expense over the vesting period of the granted options; however, it also permits continued application of the provisions of Accounting Practice Bulletin
(APB)No. 25, "Accounting for Stock Issued to Employees", with separate disclosure of information prepared under the guidelines of SFAS 123. The Company elected to adopt the disclosure requirements of SFAS 123 but will continue to account for stock-based compensation plans under APB No. 25.



                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

RECLASSIFICATIONS

     Certain amounts previously reported in prior years' consolidated financial statements have been reclassified to conform to current year presentation.


2. AFFILIATION AND TRANSACTIONS WITH AFFILIATES

PROPERTY AND CASUALTY INSURANCE SUBSIDIARIES

     The three property and casualty insurance subsidiaries of the Company and two subsidiaries of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively the "pooling agreement"). Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from unaffiliated insurance companies, are prorated among the parties on the basis of participation in the pool. The aggregate participation of the Company's property and casualty insurance subsidiaries is 22 percent. Operations of the pool give rise to intercompany balances with Employers Mutual, which are settled on a quarterly basis. The investment activities and income tax liabilities of the pool participants are not subject to the pooling agreement.

     Effective January 1, 1997, a new affiliate of Employers Mutual (Hamilton Mutual Insurance Company of Cincinnati, Ohio) will begin participating in the pooling agreement. The addition of a new member will have no impact on the Company's aggregate participation in the pooling agreement; however, the revenues of the Company are expected to increase by approximately $10,000,000 due to the increase in the size of the pool.

REINSURANCE SUBSIDIARY

     Employers Mutual voluntarily assumes reinsurance business from nonaffiliated insurance companies and cedes 95 percent of this business to the Company's reinsurance subsidiary, exclusive of certain reinsurance contracts. The reinsurance subsidiary receives 95 percent of all premiums and assumes 95 percent of all related losses and settlement expenses of this business, subject to a maximum loss of $1,000,000 per event. The reinsurance subsidiary does not reinsure any of Employers Mutual's direct insurance business, nor any "involuntary" facility or pool business that Employers Mutual assumes pursuant to state law. In addition, the reinsurance subsidiary is not liable for credit risk in connection with the insolvency of any reinsurers of Employers Mutual. Effective January 1, 1997, the reinsurance subsidiary's quota share participation was increased from 95 percent to 100 percent and the cap on losses assumed per event was increased from $1,000,000 to $1,500,000.

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $36,051,617, $36,433,443 and $39,899,335 in 1996, 1995 and 1994,
respectively. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses it incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $8,200,072, $8,224,060 and $9,387,371 in 1996, 1995 and 1994, respectively.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,000,000 cap on losses assumed per event, which totaled $1,892,710, $1,912,756 and $2,094,715 in 1996, 1995 and 1994,
respectively. The reinsurance subsidiary also pays for 95 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $1,315,750, $1,983,579 and $2,836,067 in 1996, 1995 and 1994,
respectively. Employers Mutual retained losses and settlement expenses totaling $166,573 in 1996, $1,103,442 in 1995 and $7,019,772 in 1994 under this agreement.

     The reinsurance subsidiary had an aggregate excess of loss reinsurance treaty with Employers Mutual which provided protection from a large accumulation of retentions resulting from multiple catastrophes in any one calendar year. The coverage provided was $2,000,000, excess of $3,000,000 ($2,500,000 in 1994) aggregate losses retained, excess of $200,000 per event. Maximum recovery was limited to $2,000,000 ($4,000,000 in 1994) per accident year. The reinsurance subsidiary did not have any recoveries under this treaty during the last three years. Premiums paid to Employers Mutual amounted to $500,000, $499,950 and $557,842 in 1996, 1995 and 1994, respectively. This reinsurance treaty was canceled effective January 1, 1997.

     During 1994 the reinsurance subsidiary commuted all outstanding reinsurance balances ceded to Employers Mutual under catastrophe and aggregate excess of loss reinsurance treaties related to accident years 1991 through 1993. In connection with these commutations, the Company's assets and liabilities increased $686,962. There was no income effect from these commutations.

NONSTANDARD RISK AUTOMOBILE INSURANCE SUBSIDIARY

     The nonstandard risk automobile insurance subsidiary has a reinsurance treaty on an excess of loss basis with Employers Mutual which provides reinsurance for 100 percent of each loss in excess of $100,000, up to $1,000,000. Recoveries under this treaty totaled $0, $0 and $71,567 in 1996, 1995 and 1994, respectively. Premiums paid to Employers Mutual amounted to $37,942 in 1996, $45,232 in 1995 and $49,659 in 1994.

SERVICES PROVIDED BY EMPLOYERS MUTUAL

     Employers Mutual provides various services to all of its subsidiaries. Such services include data processing, claims, financial, actuarial, auditing, marketing and underwriting. Costs of these services are allocated to the subsidiaries outside the pooling agreement based upon a number of criteria, including usage and number of transactions. Costs not allocated to these subsidiaries are charged to the pool and each pool participant shares in the total cost in proportion to its participation percentage.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

3. REINSURANCE CEDED

     The parties to the pooling agreement cede insurance business to other insurers in the ordinary course of business for the purpose of limiting their maximum loss exposure through diversification of their risks. In its consolidated financial statements, the Company treats risks to the extent they are reinsured as though they were risks for which the Company is not liable. Insurance ceded by the pool participants does not relieve their primary liability as the originating insurers. Employers Mutual evaluates the financial condition of the reinsurers of the parties to the pooling agreement and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers to minimize exposure to significant losses from reinsurer insolvencies. The parties to the pooling agreement also assume insurance from involuntary pools and associations in conjunction with direct business written in various states.

     As of December 31, 1996, deductions for reinsurance ceded to two unaffiliated reinsurers aggregated $8,325,506, which represented a significant portion of the total prepaid reinsurance premiums and reinsurance receivables for losses and settlement expenses. These amounts reflect the property and casualty insurance subsidiaries' pool participation percentage of amounts ceded by Employers Mutual to these organizations in connection with its role as "service carrier". Under these arrangements, Employers Mutual writes business for these organizations on a direct basis and then cedes 100 percent of this business to these organizations. Credit risk associated with these amounts is minimal as all companies participating in these organizations are responsible for the liabilities of such organizations on a pro rata basis.

     The effect of reinsurance on premiums written and earned, and losses and settlement expenses incurred for the three years ended December 31, 1996 is presented below.
                                              Year ended December 31,
                                     ----------------------------------------
                                         1996          1995          1994
                                     ------------  ------------  ------------
PREMIUMS WRITTEN
    Direct ......................... $156,161,030  $152,579,014  $143,444,388
    Assumed from nonaffiliates .....    1,951,071     3,282,699     5,843,091
    Assumed from affiliates ........  161,671,754   159,253,136   158,646,332
    Ceded to nonaffiliates .........   (7,930,381)   (8,365,648)   (8,890,119)
    Ceded to affiliates ............ (147,467,508) (143,259,942) (132,100,537)
                                     ------------  ------------  ------------
      Net premiums written ......... $164,385,966  $163,489,259  $166,943,155
                                     ============  ============  ============
PREMIUMS EARNED
    Direct ......................... $154,859,778  $151,450,871  $140,012,247
    Assumed from nonaffiliates .....    2,350,321     3,548,647     5,988,228
    Assumed from affiliates ........  162,326,189   157,897,322   156,839,482
    Ceded to nonaffiliates .........   (8,219,290)   (8,680,800)   (9,601,270)
    Ceded to affiliates ............ (146,126,332) (141,949,790) (128,409,308)
                                     ------------  ------------  ------------
      Net premiums earned .......... $165,190,666  $162,266,250  $164,829,379
                                     ============  ============  ============
LOSSES AND SETTLEMENT EXPENSES
  INCURRED
    Direct ......................... $117,368,771  $ 98,651,399  $113,680,306
    Assumed from nonaffiliates .....      948,218       608,796     2,774,689
    Assumed from affiliates ........  113,083,014   100,098,436   108,594,530
    Ceded to nonaffiliates .........   (6,817,132)   (2,036,962)   (3,077,305)
    Ceded to affiliates ............ (109,215,656)  (89,169,391) (105,028,166)
                                     ------------   -----------  ------------
      Net losses and settlement
        expenses incurred .......... $115,367,215  $108,152,278  $116,944,054
                                     ============  ============  ============

4. LIABILITY FOR LOSSES AND SETTLEMENT EXPENSES

     The following table sets forth a reconciliation of beginning and ending reserves for losses and settlement expenses of the Company. Amounts presented are on a net basis, with a reconciliation of beginning and ending reserves to the gross amounts presented in the consolidated financial statements in accordance with SFAS 113 (see note 1).


                                             Year ended December 31,
                                     ----------------------------------------
                                         1996          1995          1994
                                     ------------  ------------  ------------
Gross reserves for losses and
  settlement expenses, beginning
  of year .......................... $205,422,109  $203,181,615  $197,121,852

Ceded reserves for losses and
  settlement expenses, beginning
  of year ..........................   12,226,680    14,146,874    17,454,679
                                     ------------  ------------  ------------
Net reserves for losses and
  settlement expenses, beginning
  of year ..........................  193,195,429   189,034,741   179,667,173
                                     ------------  ------------  ------------
Incurred losses and
  settlement expenses:
----------------------
    Provision for insured events
      of the current year ..........  131,375,234   123,876,601   123,343,829

    Decrease in provision for
      insured events of prior years   (16,008,019)  (15,724,323)   (6,399,775)
                                     ------------  ------------  ------------
        Total incurred losses and
          settlement expenses ......  115,367,215   108,152,278   116,944,054
                                     ------------  ------------  ------------
Payments:
---------
  Losses and settlement expenses
    attributable to insured events
    of the current year ............   59,948,110    48,237,715    48,771,573

  Losses and settlement expenses
    attributable to insured events
    of prior years .................   59,908,317    55,753,875    59,491,875

  Payment related to the commutation
    of the reinsurance subsidiary's
    catastrophe and aggregate excess
    of loss reinsurance treaties ...            -             -      (686,962)


                                     ------------  ------------  ------------
        Total payments ............. $119,856,427  $103,991,590  $107,576,486
                                     ------------  ------------  ------------

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                             Year ended December 31,
                                     ----------------------------------------
                                         1996          1995          1994
                                     ------------  ------------  ------------
Net reserves for losses and
  settlement expenses, end of year   $188,706,217  $193,195,429  $189,034,741

Ceded reserves for losses and
  settlement expenses, end of year     13,796,769    12,226,680    14,146,874
                                     ------------  ------------  ------------
Gross reserves for losses and
  settlement expenses, end of year   $202,502,986  $205,422,109  $203,181,615
                                     ============  ============  ============

     Underwriting results of the Company are significantly influenced by estimates of loss and settlement expense reserves. Changes in reserve estimates are reflected in operating results in the year such changes are recorded. During the last three years the Company has experienced favorable development in the provision for insured events of prior years. The majority of the favorable development has come from the property and casualty insurance subsidiaries, which have benefited from state reform measures in workers' compensation insurance and various cost control functions implemented by Employers Mutual to minimize losses. Favorable development has also been experienced in the reinsurance subsidiary and the nonstandard risk automobile insurance subsidiary, but to a lesser degree.

     The property and casualty insurance subsidiaries have historically experienced favorable development in their reserves and current reserving practices have not been relaxed; however, the level of favorable development experienced in 1996 and 1995 is not expected to continue.

5. ASBESTOS AND ENVIRONMENTAL RELATED CLAIMS

     The Company has exposure to asbestos and environmental related claims associated with the insurance business written by the parties to the pooling agreement and the reinsurance business assumed from Employers Mutual by the reinsurance subsidiary. Reserves for asbestos and environmental related claims totaled $2,102,610 and $2,068,635 at December 31, 1996 and 1995, respectively. As noted in the following discussion, the reserves at December 31, 1996 and 1995 reflect an increased allocation of Incurred But Not Reported (IBNR) reserves, and related settlement expense reserves, due to a change in reserving methodology and the receipt of additional information regarding the assumed reinsurance business.

     Prior to 1995, the parties to the pooling agreement calculated IBNR reserves for asbestos and environmental claims by applying a factor to the case basis reserves. IBNR reserve levels produced with this methodology tended to vary from year to year due to the relatively small amount of case basis reserves carried for these types of claims. At December 31, 1995, a portion of the IBNR reserve was allocated to these exposures to reflect estimated ultimate losses. No additional IBNR reserves were established.

     During 1995, Employers Mutual attempted to improve its disclosure of asbestos and environmental exposures related to its assumed reinsurance business, some of which is ceded to the Company's reinsurance subsidiary. Employers Mutual requested and obtained more detailed information from its ceding reinsurers than had previously been provided. Based on this information, Employers Mutual allocated a portion of the bulk IBNR reserve to asbestos and environmental exposures. No additional bulk IBNR reserves were established on the business ceded to the Company's reinsurance subsidiary.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Estimating loss and settlement expense reserves for asbestos and environmental claims is very difficult due to the many uncertainties surrounding these types of claims. Such uncertainties include the fact that the legal definition of asbestos and environmental damage is still evolving, the assignment of responsibility varies widely by state and claims often emerge long after the policy has expired, making assignment of damages to the appropriate party and to the time period covered by a particular policy difficult. In establishing reserves for these types of claims, management monitors the relevant facts concerning each claim, the current status of the legal environment, the social and political conditions and the claim history and trends within the Company and industry.

6. RETAINED EARNINGS

     Retained earnings of the Company's insurance subsidiaries available for distribution as dividends are limited by law to the statutory unassigned surplus of each of the subsidiaries as of the previous December 31, as determined in accordance with accounting practices prescribed by insurance regulatory authorities of the state of domicile of each subsidiary. Subject to this limitation, the maximum dividend that may be paid by Iowa corporations without prior approval of the insurance regulatory authorities is restricted to the greater of 10 percent of statutory surplus as regards policyholders as of the preceding December 31, or net income of the preceding calendar year on a statutory basis. Both Illinois and North Dakota impose restrictions which are similar to those of Iowa on the payment of dividends and distributions. At December 31, 1996, $15,548,160 was available for distribution in 1997 without prior approval.

     Statutory surplus of the Company's insurance subsidiaries was $111,069,880 and $97,385,213 at December 31, 1996 and 1995, respectively. Statutory net income of the Company's insurance subsidiaries was $14,876,685, $17,411,599 and $13,430,353 for the three years ended December 31, 1996.

     The National Association of Insurance Commissioners utilizes a risk-based capital model to help state regulators assess the capital adequacy of insurance companies and identify property/casualty insurers that are in (or are perceived as approaching) financial difficulty by establishing minimum capital needs based on the risks applicable to the operations of the individual insurer. The risk-based capital requirements for property and casualty insurance companies measure three major areas of risk: asset risk, credit risk and underwriting risk. Companies having less statutory surplus than required by the risk-based capital requirements are subject to varying degrees of regulatory scrutiny and intervention, depending on the severity of the inadequacy. The Company's insurance subsidiaries' ratio of total adjusted capital to risk-based capital at December 31, 1996 is well in excess of the minimum level required.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

7. RECONCILIATION OF STATUTORY NET INCOME AND SURPLUS

     A reconciliation of net income and surplus from that reported on a statutory basis to that reported in the accompanying consolidated financial statements on a GAAP basis is as follows:

                                             Year ended December 31,
                                     ----------------------------------------
                                         1996          1995          1994
                                     ------------  ------------  ------------
Statutory net income ............... $ 14,876,685  $ 17,411,599  $ 13,430,353
Net income from non-insurance
  subsidiaries .....................      309,595       295,244       267,129
Change in deferred policy
  acquisition costs ................      307,094       321,134       694,771
Change in salvage and subrogation
  accrual ..........................      290,917       568,919         5,851
Change in other policyholders' funds      125,879      (490,719)     (247,816)
Change in pension accrual ..........      251,042      (572,062)     (298,021)
GAAP postretirement benefit cost
  in excess of statutory cost ......     (256,119)     (235,592)     (314,583)
Deferred income tax (expense)
  benefit ..........................   (1,100,228)      (59,327)       94,441
Prior year income taxes and
  related interest .................       24,002      (231,001)     (180,770)
GAAP basis amortization of reserve
  discount on commutation of
  reinsurance contract .............      274,459       343,653       433,979
Other, net .........................      (69,162)       (3,020)     (379,607)
                                     ------------  ------------  ------------
Net income, GAAP basis ............. $ 15,034,164  $ 17,348,828  $ 13,505,727
                                     ============  ============  ============


Statutory surplus .................. $111,069,880  $ 97,385,213  $ 86,820,039
Equity from non-insurance
   subsidiaries ....................    8,671,633     8,198,635     7,497,176
Deferred policy acquisition costs ..    9,021,863     8,714,769     8,393,635
Accrued salvage and subrogation ....    2,399,578     2,368,362     1,799,443
Other policyholders' funds payable .   (3,467,449)   (3,593,328)   (3,102,609)
Pension asset ......................    1,086,694       835,652     1,407,714
GAAP postretirement benefit
  liability in excess of statutory
  liability ........................   (2,164,491)   (1,908,372)   (1,672,780)
Deferred income tax asset ..........   10,974,425    11,921,182    14,190,499
Goodwill ...........................    1,614,151     1,748,664     1,883,177
Excess of statutory reserves
  over statement reserves ..........    6,667,612     6,685,303     2,044,268
GAAP basis reserve discount on
  commutation of reinsurance
  contract in excess of statutory
  recognition ......................     (665,550)     (940,009)   (1,283,662)
Unrealized holding gains (losses)
  on fixed maturity securities
  available-for-sale ...............    3,248,859     5,260,630    (1,316,596)
Other ..............................      271,823       212,057        66,385
                                     ------------  ------------  ------------
Stockholders' equity, GAAP basis ... $148,729,028  $136,888,758  $116,726,689
                                     ============  ============  ============

                                         EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                   Notes to Consolidated Financial Statements, Continued

8.  SEGMENT INCOME

     The Company's operations include the following major segments: property and casualty insurance, reinsurance, nonstandard risk automobile insurance and an excess and surplus lines insurance agency.  No single source accounted for 10 percent or more of consolidated revenues.  Summarized financial information for these segments is as follows:
                                                                   Net       Realized              Operating
                                    Premiums    Underwriting    investment    gains       Other     income
                                     earned      gain (loss)      income     (losses)    income     (loss)        Assets
                                  ------------  ------------   -----------  ----------  --------  -----------  ------------

Year ended December 31, 1996
  Property and casualty insurance $119,282,389  $ (3,902,136)  $15,828,102  $1,789,890  $      -  $13,715,856  $296,036,605
  Reinsurance ...................   36,674,831        36,985     6,436,095      73,308   274,459    6,820,847    98,603,338
  Nonstandard risk automobile
    insurance ...................    9,233,446    (1,559,270)    1,111,896      27,725         -     (419,649)   18,759,584
  Excess and surplus lines
    insurance agency ............            -       333,880       124,554           -         -      458,434     3,191,718
  Parent company ................            -      (313,087)      406,952           -         -       93,865   148,878,197
  Eliminations ..................            -             -             -           -         -            -  (135,141,869)
                                  ------------  ------------   -----------  ----------  --------  -----------  ------------
        Consolidated ............ $165,190,666  $ (5,403,628)  $23,907,599  $1,890,923  $274,459  $20,669,353  $430,327,573
                                  ============  ============   ===========  ==========  ========  ===========  ============
Year ended December 31, 1995
  Property and casualty insurance $116,439,266  $  1,482,804   $15,428,401  $1,026,770  $      -  $17,937,975  $290,494,396
  Reinsurance ...................   35,825,953       498,377     6,067,678      13,626   343,653    6,923,334    94,412,625
  Nonstandard risk automobile
    insurance ...................   10,001,031    (2,256,737)    1,175,392       3,334         -   (1,078,011)   19,679,620
  Excess and surplus lines
    insurance agency ............            -       338,001       144,915           -         -      482,916     2,642,707
  Parent company ................            -      (307,713)      357,408           -         -       49,695   137,033,527
  Eliminations ..................            -             -             -           -         -            -  (131,381,902)
                                  ------------  ------------   -----------  ----------  --------  -----------  ------------
       Consolidated ............  $162,266,250  $   (245,268)  $23,173,794  $1,043,730  $343,653  $24,315,909  $412,880,973
                                  ============  ============   ===========  ==========  ========  ===========  ============
Year ended December 31, 1994
  Property and casualty insurance $115,411,835  $    933,533   $14,080,206  $  334,032  $      -  $15,347,771  $273,308,572
  Reinsurance ...................   37,256,763    (4,717,242)    5,354,494     115,720   433,979    1,186,951    84,495,802
  Nonstandard risk automobile
    insurance ...................   12,160,781       493,910     1,152,341      74,815         -    1,721,066    20,146,281
  Excess and surplus lines
    insurance agency ............            -       399,125       106,120           -         -      505,245     4,238,732
  Parent company ................            -      (315,784)      236,519      (5,000)        -      (84,265)  116,870,504
  Eliminations ..................            -             -             -           -         -            -  (111,690,013)
                                  ------------  ------------   -----------  ----------  --------  -----------  ------------
       Consolidated ............. $164,829,379  $ (3,206,458)  $20,929,680  $  519,567  $433,979  $18,676,768  $387,369,878
                                  ============  ============   ===========  ==========  ========  ===========  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

9. INVESTMENTS


     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 1996 are as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services.

                                             Gross       Gross      Estimated
                               Amortized   unrealized  unrealized    fair
    December 31, 1996            cost        gains       losses      value
    -----------------        ------------ ----------- ----------- ------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $113,288,092 $ 5,300,274 $      (409)$118,587,957
    Obligations of states
      and political
      subdivisions .........   30,975,611     131,398    (282,008)  30,825,001
    Mortgage-backed
      securities ...........   44,122,018   1,313,204    (192,924)  45,242,298
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $188,385,721 $ 6,744,876 $  (475,341)$194,655,256
                             ============ =========== =========== ============

Securities available-for-
 sale:
  Fixed maturity securities:
    Obligations of states
      and political
      subdivisions ......... $114,538,500 $ 3,089,141 $  (101,722)$117,525,919
    Debt securities issued
      by foreign governments    2,573,101      15,498           -    2,588,599
    Public utilities .......    8,970,242      26,525     (51,184)   8,945,583
    Corporate securities ...   20,023,965     306,841     (42,874)  20,287,932
    Redeemable preferred
      stocks ...............      688,350       5,387      (3,126)     690,611
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  146,794,158   3,443,392    (198,906) 150,038,644
  Equity securities:         ------------ ----------- ----------- ------------
    Common stock mutual
      funds ................   15,963,269   2,659,897           -   18,623,166
    Non-redeemable
      preferred stocks .....    5,273,012     147,953      (3,750)   5,417,215
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   21,236,281   2,807,850      (3,750)  24,040,381
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $168,030,439 $ 6,251,242 $  (202,656)$174,079,025
                             ============ =========== =========== ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 1995 are as follows.

                                             Gross       Gross      Estimated
                               Amortized   unrealized  unrealized    fair
    December 31, 1995            cost        gains       losses      value
    -----------------        ------------ ----------- ----------- ------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $115,512,952 $ 9,136,643 $      (909)$124,648,686
    Obligations of states
      and political
      subdivisions .........   37,972,295     805,805           -   38,778,100
    Mortgage-backed
      securities ...........   37,955,569   1,930,393           -   39,885,962
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $191,440,816 $11,872,841 $      (909)$203,312,748
                             ============ =========== =========== ============

Securities available-for
 sale:
  Fixed maturity securities:
    Obligations of states
      and political
      subdivisions ......... $108,241,811 $ 4,301,309 $  (114,206)$112,428,914
    Debt securities issued
      by foreign governments    1,996,716      16,104           -    2,012,820
    Public utilities .......    9,458,349     288,560        (690)   9,746,219
    Corporate securities ...   17,233,563     760,019           -   17,993,582
    Redeemable preferred
      stocks ...............      169,500       9,534           -      179,034
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  137,099,939   5,375,526    (114,896) 142,360,569

  Equity securities:
    Common stock mutual
      funds ................   14,771,422   1,239,341           -   16,010,763
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $151,871,361 $ 6,614,867 $  (114,896)$158,371,332
                             ============ =========== =========== ============


     The amortized cost and estimated fair value of fixed maturity securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                                                Estimated
                                                Amortized         fair
                                                  cost            value
                                              ------------    ------------
Securities held-to-maturity:
  Due in one year or less ................... $ 17,979,237    $ 18,161,080
  Due after one year through five years .....   63,568,520      65,932,577
  Due after five years through ten years ....   57,245,134      59,680,950
  Due after ten years .......................    5,470,812       5,638,351
  Mortgage-backed securities ................   44,122,018      45,242,298
                                              ------------    ------------
  Totals .................................... $188,385,721    $194,655,256
                                              ============    ============

Securities available-for-sale:
  Due in one year or less ................... $  5,897,516    $  5,906,146
  Due after one year through five years .....   52,339,833      52,669,538
  Due after five years through ten years ....   48,196,941      49,721,511
  Due after ten years .......................   40,359,868      41,741,449
                                              ------------    ------------
    Totals .................................. $146,794,158    $150,038,644
                                              ============    ============

     Proceeds from calls, prepayments and sales of securities held-to-maturity and available-for-sale and realized investment gains and losses were as follows. There were no sales of securities classified as held-to-maturity during 1996, 1995 and 1994; all activity is due to calls, prepayments and maturities.
                                               Year ended December 31,
                                        -------------------------------------
                                            1996         1995         1994
                                        -----------  -----------  -----------
Fixed maturity securities
  held-to-maturity:
    Proceeds from calls and prepayments $14,576,696  $ 6,492,429  $26,469,534
    Gross realized investment gains ...      36,155       32,733      501,628
    Gross realized investment losses ..       7,957        2,388        1,027

Fixed maturity securities
  available-for-sale:
    Proceeds from calls and prepayments   9,802,597      786,616      842,000
    Gross realized investment gains ...     207,161       27,414       23,966

Equity securities available-for-sale:
    Proceeds from sales ...............   1,655,566      985,971      500,000
    Gross realized investment gains ...   1,655,566      985,971            -
    Gross realized investment losses ..           -            -        5,000

     A summary of net investment income is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                            1996         1995         1994
                                        -----------  -----------  -----------
Interest on fixed maturities .......... $22,921,309  $22,895,745  $20,886,029
Dividends on equity securities ........     481,025      235,451       14,167
Interest on short-term investments ....   1,178,435      821,560      597,896
Other interest ........................           -            -        1,552
                                        -----------  -----------  -----------
    Total investment income ...........  24,580,769   23,952,756   21,499,644
Investment expense ....................     673,170      778,962      569,964
                                        -----------  -----------  -----------
    Net investment income ............. $23,907,599  $23,173,794  $20,929,680
                                        ===========  ===========  ===========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

     A summary of net changes in unrealized holding gains (losses) on securities available-for-sale is as follows:

                                               Year ended December 31,
                                       -------------------------------------
                                           1996         1995         1994
                                       -----------  -----------  -----------
Fixed maturity securities ...........  $(2,016,144) $ 6,577,226  $(4,450,612)
Applicable income taxes .............      685,489   (1,788,614)   1,065,565
                                       -----------  -----------  -----------
  Total fixed maturity securities ...   (1,330,655)   4,788,612   (3,385,047)
                                       -----------  -----------  -----------
Equity securities ...................    1,564,759    1,239,341       30,000
Applicable income taxes .............     (532,018)    (421,376)     (10,200)
                                       -----------  -----------  -----------
  Total equity securities ...........    1,032,741      817,965       19,800
                                       -----------  -----------  -----------

  Total available-for-sale securities  $  (297,914) $ 5,606,577  $(3,365,247)
                                       ===========  ===========  ===========

10. INCOME TAXES

     Temporary differences between the consolidated financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred tax asset at December 31, 1996 and 1995 relate to the following:

                                                     Year ended December 31,
                                                     ------------------------
                                                        1996         1995
                                                     -----------  -----------
Loss reserve discounting ........................... $11,912,949  $12,486,760
Unearned premium reserve limitation ................   3,103,585    3,158,304
Postretirement benefits ............................   1,613,764    1,482,631
Policyholder dividends payable .....................   1,178,933    1,221,732
Prepayment of tax on commutation of loss reserves ..     226,287      319,603
Other, net .........................................     496,498      547,799
                                                     -----------  -----------
      Total gross deferred income tax asset ........  18,532,016   19,216,829

Less valuation allowance ...........................  (1,200,000)  (1,000,000)
                                                     -----------  -----------
      Total deferred income tax asset ..............  17,332,016   18,216,829
                                                     -----------  -----------
Deferred policy acquisition costs ..................  (3,067,433)  (2,963,021)
Net unrealized holding gains .......................  (2,056,519)  (2,209,990)
Other, net .........................................  (1,233,639)  (1,122,636)
                                                     -----------  -----------
      Total gross deferred income tax liability ....  (6,357,591)  (6,295,647)
                                                     -----------  -----------
        Net deferred income tax asset .............. $10,974,425  $11,921,182
                                                     ===========  ===========


                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

     The valuation allowance at December 31, 1996 and 1995 relates to the tax benefits associated with postretirement benefit deductions that are scheduled to reverse more than fifteen years into the future. The valuation allowance was established due to the uncertainty concerning the future realization of these tax benefits.

     Based upon anticipated future taxable income and consideration of all other available evidence, management believes that it is "more likely than not" that the Company's net deferred income tax asset will be realized. The Company has had cumulative taxable income in the five-year period of 1992 through 1996 of approximately $56,662,000.

     The actual income tax expense for the years ended December 31, 1996, 1995 and 1994 differed from the "expected" tax expense for those years (computed by applying the United States federal corporate tax rate of 34 percent, 35 percent in 1995, to income before income taxes) as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            1996         1995         1994
                                        -----------  -----------  -----------
 Computed "expected" tax expense ...... $ 7,027,580  $ 8,510,568  $ 6,350,101
 Increases (decreases) in
   tax resulting from:
     Tax-exempt interest income .......  (1,980,599)  (2,190,686)  (2,034,273)
     Change in accrual of prior year
       taxes ..........................           -            -     (209,734)
     Settlement of tax examinations ...     (46,949)     182,309      147,098
     Proration of tax-exempt interest
       and dividends received deduction     289,705      235,330      223,484
     Other, net .......................     345,452      229,560      694,365
                                        -----------  -----------  -----------
       Income taxes ................... $ 5,635,189  $ 6,967,081  $ 5,171,041
                                        ===========  ===========  ===========

     Comprehensive income tax expense included in the consolidated financial statements for the years ended December 31, 1996, 1995 and 1994 was as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                           1996         1995         1994
                                        -----------  -----------  -----------
Income tax expense (benefit) on:
  Operations .......................... $ 5,635,189  $ 6,967,081  $ 5,171,041
  Unrealized holding (losses) gains on
    revaluation of securities
    available-for-sale ................    (153,471)   2,209,990   (1,055,365)
                                        -----------  -----------  -----------
      Comprehensive income tax
        expense ....................... $ 5,481,718  $ 9,177,071  $ 4,115,676
                                        ===========  ===========  ===========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

11. EMPLOYEE RETIREMENT PLAN

     The Company participates in Employers Mutual's defined benefit retirement plan covering substantially all employees. The plan is funded by employer contributions and provides benefits based on the employee's years of service and compensation level. Benefits generally vest after five years of service.

     The following tables set forth the funded status and the components of the net periodic pension cost for the Employers Mutual defined benefit retirement plan, based upon a measurement date of November 1, 1996, 1995 and 1994, respectively:

                                               Year ended December 31,
                                     ----------------------------------------
                                         1996          1995          1994
                                     ------------  ------------  ------------
Actuarial present value of
  benefit obligations:
    Accumulated benefit obligation,
      including vested benefits of
      $50,211,301, $51,185,830 and
      $52,520,753 .................. $ 51,043,973  $ 52,190,610  $ 53,244,188
                                     ============  ============  ============

Projected benefit obligation for
  service rendered to date ......... $(66,414,419) $(66,544,344) $(69,337,553)

Plan assets at fair value ..........   76,056,949    72,048,850    66,760,033
                                     ------------  ------------  ------------
Plan assets greater (less) than
  projected benefit obligation .....    9,642,530     5,504,506    (2,577,520)
Unrecognized net (gain) loss from
  past experience different from
  that assumed and effects of
  changes in assumptions ...........   (3,080,096)      625,332    12,201,810
Prior service cost not yet
  recognized in net periodic
  pension cost .....................    3,327,217     3,765,174     3,955,406
Unrecognized portion of initial
  net asset ........................   (3,956,372)   (5,031,812)   (6,107,252)
                                     ------------  ------------  ------------
       Prepaid pension cost ........ $  5,933,279  $  4,863,200  $  7,472,444
                                     ============  ============  ============

Service cost - benefits earned
  during the period ................ $  3,029,857  $  3,124,494  $  2,965,867
Interest cost on projected
  benefit obligation ...............    4,477,060     4,827,694     2,925,086
Actual gain on plan assets .........   (9,237,498)  (10,414,728)   (1,606,902)
Net amortization and deferral ......    3,043,014     5,071,784    (3,078,202)
                                     ------------  ------------  ------------
       Net periodic pension cost ... $  1,312,433  $  2,609,244  $  1,205,849
                                     ============  ============  ============


     The unrecognized net asset is being recognized over 12.5 to 15.2 years beginning January 1, 1987. Prior service costs are being amortized over 12 to 14 years beginning January 1, 1993. The weighted average discount rate used to measure the projected benefit obligation was 7.25 percent for 1996, 7.00 percent for 1995 and 7.25 percent for 1994. The assumed long-term rate of return on plan assets was 8.00 percent for 1996, 1995 and 1994. The rate of increase in future compensation levels used in measuring the projected benefit obligation was 5.30 percent in 1996, 1995 and 1994. Pension expense for the Company amounted to $289,055, $572,062 and $298,021 in 1996, 1995 and 1994,
respectively.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company participates in Employers Mutual's postretirement benefit plans which provide certain health care and life insurance benefits for retired employees. Substantially all employees may become eligible for those benefits if they reach normal retirement age and have attained the required length of service while working for Employers Mutual or its subsidiaries.

     The health care postretirement plan requires contributions from participants and contains certain cost sharing provisions such as coinsurance and deductibles. The life insurance plan is noncontributory. Both plans are unfunded and benefits provided are subject to change.

     The following tables set forth the status and the components of the net periodic postretirement benefit cost of the Employers Mutual postretirement benefit plans based upon a measurement date of November 1, 1996, 1995 and 1994, respectively.


                                              Year ended December 31,
                                     ----------------------------------------
                                         1996          1995          1994
                                     ------------  ------------  ------------
Actuarial present value of
  benefit obligations:
    Retirees ....................... $  8,878,520  $  8,319,946  $  7,404,314
    Fully eligible active plan
      participants .................    4,624,846     4,775,324     4,859,467
    Other active plan participants      7,777,499     6,705,681     6,767,662
                                     ------------  ------------  ------------
      Total ........................   21,280,865    19,800,951    19,031,443

  Unrecognized net gain from
    past experience different from
    that assumed and effects of
    changes in assumptions .........    3,973,690     4,110,579     3,707,110
  Prior service cost not yet
    recognized in net periodic
    postretirement benefit cost ....   (3,391,395)   (3,962,633)   (4,533,871)
                                     ------------  ------------  ------------
      Postretirement benefit
        obligation ................. $ 21,863,160  $ 19,948,897  $ 18,204,682
                                     ============  ============  ============
  Service cost - benefits earned
    during the period .............. $    917,917  $    907,297  $  1,027,634
  Interest cost on accumulated
    postretirement benefit
    obligation .....................    1,365,150     1,361,790     1,412,961
  Net amortization and deferral ....      336,117       409,556       571,595
                                     ------------  ------------  ------------
      Net periodic postretirement
        benefit cost ............... $  2,619,184  $  2,678,643  $  3,012,190
                                     ============  ============  ============

     Prior service costs are being amortized over 8.9 to 10 years beginning January 1, 1994. The assumed weighted average annual rate of increase in the per capita cost of covered health care benefits (i.e. the health care cost trend rate) for 1996 is 11.00 percent for individuals under age 65 and 9.50 percent for individuals age 65 and older, and is assumed to decrease gradually to 5.50 percent in 2004 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $2,806,994 and the aggregate of

                EMC INSURANCE GROUP INC. AND SUBSIDIARIES

         Notes to Consolidated Financial Statements, Continued

the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1996 by $423,519. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent for 1996, 7.00 percent for 1995 and 7.25 percent for 1994.

     The Company's net periodic postretirement benefit cost for the years ended December 31, 1996, 1995 and 1994 was $596,102, $608,832 and $684,899,
respectively.

13. STOCK PLANS

     Employers Mutual has several stock plans which utilize the common stock of the Company. The Company receives the current fair value for any shares issued under the plans and all costs of the plans are borne by Employers Mutual or the company employing the individual optionees.

(a) INCENTIVE STOCK OPTION PLANS

     During 1996, Employers Mutual maintained two separate stock option plans for the benefit of officers and key employees of Employers Mutual and its subsidiaries. A total of 500,000 shares were reserved for issuance under the 1993 Employers Mutual Incentive Stock Option Plan (1993 Plan) and a total of 600,000 shares were reserved for the 1982 Employers Mutual Incentive Stock Option Plan (1982 Plan). Prior to 1995, options were also exercisable under the 1979 Employers Mutual Incentive Stock Option Plan (1979 Plan). All options under the 1979 Plan were either exercised or expired at December 31, 1994.

     There is a ten year time limit for granting options under the plans. Options can no longer be granted under the 1982 Plan and the time period for granting options under the 1993 Plan expires on December 31, 2002. Options granted under the plans can be for a term of two, three, four or five years with options becoming exercisable in equal annual cumulative increments. Options have been granted to 57 individuals under the 1982 Plan and 81 individuals under the 1993 Plan. At February 26, 1997, 26 eligible participants remained in the 1982 Plan and 65 eligible participants remained in the 1993 Plan.

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors (the "Board") is the administrator of the plans. Option prices are determined by the Committee but can not be less than the fair market value of the stock on the date of grant.

     During 1996, 54,800 options were granted under the 1993 plan to eligible participants at a price of $13.25 and 79,270 options were exercised under the plans at prices ranging from $11.25 to $14.25. A summary of Employers Mutual's incentive stock option plans is as follows:

                                                 Year ended December 31,
                                              -----------------------------
                                                 1996      1995      1994
                                               --------  --------  --------
     Options outstanding, beginning of year ..  565,882   556,277   518,023
     Granted .................................   54,800   119,550    64,600
     Exercised ...............................  (79,270)  (88,645)  (13,546)
     Expired .................................  ( 3,400)  (21,300)  (12,800)
                                               --------  --------  --------
     Options outstanding, end of year ........  538,012   565,882   556,277
                                               ========  ========  ========
     Options exercisable, end of year ........  296,552   284,112   299,207
                                               ========  ========  ========




                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

     The Company applied APB No. 25 in accounting for stock option grants; and, as a result, recognized no compensation expense in the financial statements in connection with the granting of options in 1996 and 1995. Had the Company determined compensation expense based on the fair value of the options at the dates of grant under SFAS 123, the effect on the Company's net income and earnings per share for 1996 and 1995 would have been immaterial. Total compensation expense for stock option grants under SFAS 123 is recognized over the options vesting period.

     The calculation of compensation expense under SFAS 123 is based on various factors. The per share weighted-average fair value of stock options granted during 1996 was $2.40 and for options granted during 1995 was $2.34 using the Black Scholes option-pricing model with the following weighted-average assumptions:
                                                 1996     1995
                                                 ----     ----
          Expected dividend yield .............  4.68%    4.26%
          Risk free interest rate .............  5.22%    7.60%
          Expected life ....................... 6 years 6 years
          Expected volatility ................. 23.59    22.90

(b) EMPLOYEE STOCK PURCHASE PLAN

     A total of 500,000 shares of the Company's common stock were reserved for issuance under the Employers Mutual 1993 Employee Stock Purchase Plan. The plan provides for two option periods each calendar year; from January 1 until the last business day of June and from July 1 until the last business day of December, with the last business day in each option period being the option exercise date. Any employee who is employed by Employers Mutual or its subsidiaries on the first day of the month immediately preceding any option period is eligible to participate in the plan. Eligible employees may elect to participate in the plan either through payroll deduction or by lump sum contributions, but in no case can the participation level exceed 10 percent of the employee's base annual compensation amount. The option price is 85 percent of the fair market value of the stock on the exercise date. Upon exercise of an option, a stock certificate is issued evidencing the ownership of the participant in the shares of stock so purchased. The certificate, however, is held in custody by the stock transfer agent for a period of one year from the exercise date. During such one year period, the participant has the rights and privileges of a shareholder, including the right to vote, to receive dividends and to have such shares participate in the dividend reinvestment plan.
However, the participant is not able to sell, transfer, assign, pledge or otherwise encumber or dispose of such shares during such one year period. Upon expiration of the one year period or upon any earlier termination of employment of the participant for any reason, including death, such participant will, within thirty days of such expiration or termination, receive the stock certificate(s) evidencing his or her shares of stock. The plan is administered by the Board of Employers Mutual and the Board has the right to amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options.

     During 1996, 151 employees participated in the plan and exercised a total of 21,123 options at prices of $9.89 and $10.20. Activity under the plan was as follows:
                                                   Year ended December 31,
                                                ----------------------------
                                                  1996      1995      1994
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  446,045   463,940   486,546
     Shares purchased under plan ..............  (21,123)  (17,895)  (22,606)
                                                --------  --------  --------
     Shares available for purchase, end of year  424,922   446,045   463,940
                                                ========  ========  ========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

(c) NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

     A total of 200,000 shares of the Company's common stock were reserved for issuance under Employers Mutual's Non-Employee Director Stock Purchase Plan. All non-employee directors of Employers Mutual and its subsidiaries who are not serving on the "Disinterested Director Committee" of the Board as of the beginning of the option period are eligible for participation in the plan. The option period is from the date of each eligible director's respective annual meeting to the day immediately prior to the next and subsequent annual meeting. Each eligible director is granted an option at the beginning of the option period to purchase stock at an option price equal to 75 percent of the fair market value of the stock on the option exercise date. The option may be exercised anytime during the option period. An eligible director can purchase shares of common stock in an amount equal to a minimum of 25 percent to a maximum of 100 percent of their annual cash retainer. Eligible directors may not have sold any of the Company's common stock in the six month period preceding the exercise date and may not sell any shares of the Company's common stock in the six month period following the exercise of an option. The plan is administered by the Disinterested Director Committee of the Board. The Board may amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. The plan will continue through the option period for options granted at the 2002 annual meeting. During 1996, five directors participated in the plan and exercised a total of 9,316 options at prices ranging from $10.67 to $14.06. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  1996      1995      1994
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  185,568   188,099   194,048
     Shares purchased under plan ..............   (9,316)   (2,531)   (5,949)
                                                --------  --------  --------
     Shares available for purchase, end of year  176,252   185,568   188,099
                                                ========  ========  ========

14. COMMON STOCK

(a) DIVIDEND REINVESTMENT PLAN

     The Company maintains a Dividend Reinvestment and Common Stock Purchase Plan which provides stockholders with the option of reinvesting cash dividends in additional shares of the Company's common stock. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan. Any holder of shares of common stock is eligible to participate in the plan. During 1996, 1995 and 1994, Employers Mutual elected to participate in the Dividend Reinvestment Plan by reinvesting 50 percent of its dividends in additional shares of the Company's common stock. Activity under the plan was as follows:

                                                    Year ended December 31,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 --------  --------  --------
     Shares available for purchase,
       beginning of year .......................  364,561   537,660   758,266
     Shares purchased under plan ............... (188,072) (173,099) (220,606)
                                                 --------  --------  --------
     Shares available for purchase, end of year   176,489   364,561   537,660
                                                 ========  ========  ========
     Range of purchase prices ..................   $11.00    $10.00    $ 8.75
                                                     to        to        to
                                                   $13.75    $14.75    $ 9.50

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

(b) TREASURY STOCK

     The Company repurchases shares of its outstanding common stock in connection with the issuance of new shares under Employers Mutual's stock option plans. These repurchased shares have historically been used to fulfill the stock requirements of the Company's dividend reinvestment plan and Employers Mutual's employee stock purchase plan.

     Effective June 30, 1996, the use of treasury stock was discontinued and all treasury shares held at that time were retired. Any shares of the Company's common stock that are repurchased after June 30, 1996 will be retired.

 Treasury stock activity was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  1996      1995      1994
                                                --------  --------  --------
     Treasury shares, beginning of year .......    7,585    10,931     8,090
     Shares repurchased .......................   19,328    56,096     2,841
     Shares reissued ..........................  (10,262)  (59,442)        -
     Shares retired ...........................  (16,651)        -         -
                                                --------  --------  --------
     Treasury shares, end of year .............        -     7,585    10,931
                                                ========  ========  ========
     Average cost ............................. $      -  $  11.66  $  10.07
                                                ========  ========  ========
     (Loss) gain on reissue of treasury shares  $(16,257) $115,166  $      -
                                                ========  ========  ========

15. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of (1) cash, (2) indebtedness to related party, (3) accounts receivable, (4) accounts payable and (5) accrued expenses approximate fair value because of the short maturity of these instruments.

     The estimated fair value of the Company's investments are summarized as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services (see note 9).
                                                    Carrying     Estimated
   December 31, 1996                                 amount      fair value
                                                  ------------  ------------
     Fixed maturity securities:
       Held-to-maturity ......................... $188,385,721  $194,655,256
       Available-for-sale .......................  150,038,644   150,038,644
     Equity securities available-for-sale .......   24,040,381    24,040,381
     Short-term investments .....................   17,553,606    17,553,606

   December 31, 1995

     Fixed maturity securities:
       Held-to-maturity ......................... $191,440,816  $203,312,748
       Available-for-sale .......................  142,360,569   142,360,569
     Equity securities available-for-sale .......   16,010,763    16,010,763
     Short-term investments .....................   17,271,798    17,271,798



                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

16. CONTINGENT LIABILITIES

     The Company and Employers Mutual and its other subsidiaries are parties to numerous lawsuits arising in the normal course of the insurance business. The Company believes that the resolution of these lawsuits will not have a material adverse effect on its financial condition or its results of operations. The companies involved have reserves which are believed adequate to cover any potential liabilities arising out of all such pending or threatened proceedings.

     Employers Mutual has entered into unsecured financing arrangements with several large commercial policyholders. The Company, under terms of the pooling agreement, is a 22 percent participant in these policies (note 2). At December 31, 1996, the Company is contingently liable for $481,626 of unsecured receivables held by Employers Mutual.

     Employers Mutual has purchased annuities to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company, under terms of the pooling agreement, is a 22 percent participant in these annuities (note 2). The Company is contingently liable to various claimants in the amount of $1,068,082 in the event that the issuing company would be unable to fulfill its obligations.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

17. UNAUDITED INTERIM FINANCIAL INFORMATION

                                          Three months ended,
                        ------------------------------------------------------
                         March 31      June 30     September 30  December 31
                        ------------  ------------  ------------  ------------
1996
----
Total revenues ........ $ 46,337,861  $ 46,456,275  $ 48,302,736  $ 50,166,775
                        ============  ============  ============  ============
Income before income
  taxes ............... $  4,373,874  $  1,482,899  $  5,587,906  $  9,224,674
Income taxes ..........    1,041,409        11,696     1,409,696     3,172,388
                        ------------  ------------  ------------  ------------
     Net income ....... $  3,332,465  $  1,471,203  $  4,178,210  $  6,052,286
                        ============  ============  ============  ============

Earnings per share*.... $        .31  $        .13  $        .38  $        .55
                        ============  ============  ============  ============

1995
----
Total revenues ........ $ 45,941,694  $ 43,549,373  $ 47,358,200  $ 49,978,160
                        ============  ============  ============  ============
Income before income
  taxes ............... $  5,528,309  $  7,393,160  $  3,706,098  $  7,688,342
Income taxes ..........    1,528,206     2,273,383       715,805     2,449,687
                        ------------  ------------  ------------  ------------
     Net income ....... $  4,000,103  $  5,119,777  $  2,990,293  $  5,238,655
                        ============  ============  ============  ============

Earnings per share*.... $        .38  $        .48  $        .28  $        .48
                        ============  ============  ============  ============

1994
----
Total revenues ........ $ 45,660,377  $ 44,748,377  $ 47,061,359  $ 49,242,492
                        ============  ============  ============  ============
Income before income
  taxes ............... $  3,059,771  $  5,107,880  $  4,830,735  $  5,678,382
Income taxes ..........      757,227     1,288,137     1,543,917     1,581,760
                        ------------  ------------  ------------  ------------
     Net income ....... $  2,302,544  $  3,819,743  $  3,286,818  $  4,096,622
                        ============  ============  ============  ============

Earnings per share*.... $        .22  $        .37  $        .31  $        .39
                        ============  ============  ============  ============


* Since the weighted average shares for the quarters are calculated independent of the weighted average shares for the year, quarterly earnings per share may not total to annual earnings per share.

EXHIBIT 13(d) MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
------------- -------------------------------------------------
              STOCKHOLDER MATTERS.
              --------------------

     The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol EMCI.

     The following table shows the high and low sales prices, as reported by by Nasdaq, and the dividends paid for each quarter within the two most recent years.

                            1996                           1995
                 ----------------------------  ----------------------------

                   High      Low    Dividends    High      Low    Dividends
                 -------  -------   ---------  -------  -------   ---------

1st Quarter      $14 1/4  $11 3/4    $.14     $10 7/8  $ 9 1/2   $   .13
2nd Quarter       14 1/2   10 1/8     .14      12        9 3/4       .13
3rd Quarter       13 1/2   10 1/2     .14      15 1/4   11 1/2       .13
4th Quarter       12 1/4   10 1/2     .15      14       12           .14
At December 31    12                           13 3/4

     On February 28, 1997, there were approximately 1,363 shareholders of the Company's common stock.

     There are certain regulatory restrictions relating to the payment of dividends by the Company's insurance subsidiaries (see note 6 of Notes to Consolidated Financial Statements under Item 8 of this Form 10-K). It is the present intention of the Company's Board of Directors to declare quarterly cash dividends, but the amount and timing thereof, if any, is to be determined by the Board of Directors at its discretion.

     A dividend reinvestment and common stock purchase plan provides stockholders with the option of receiving additional shares of common stock instead of cash dividends. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the Plan. See note 14(a) of Notes to Consolidated Financial Statements under Item 8 of this Form 10-K. During 1996 and 1995, Employers Mutual elected to receive 50 percent of its dividends in common stock under this plan.