Form 10-K, Exhibit 13
period 1997-12-31
EMC INSURANCE GROUP INC
filed 1998-03-23
CIK 356130

SELECTED FINANCIAL DATA.                                                                                             EXHIBIT 13(a)
------------------------                                                                                             -------------
                                                                           Year ended December 31,
                                --------------------------------------------------------------------------------------------------
                                  1997     1996     1995     1994     1993     1992     1991     1990     1989     1988      1987
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
                                                         (In thousands, except per share amounts)

Income Statement Data
  Insurance premiums earned ... $177,218 $165,191 $162,266 $164,829 $156,438 $147,410 $113,419 $101,323 $ 91,728 $ 88,598  $95,531
  Investment income, net ......   23,760   23,907   23,174   20,930   20,780   21,540   20,202   19,884   19,309   16,623   13,632
  Realized investment gains ...    4,100    1,891    1,043      520      684      384       65       48      257       36      177
  Other income ................      219      274      344      434      259        -        -        -        -        -        -
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
       Total revenues .........  205,297  191,263  186,827  186,713  178,161  169,334  133,686  121,255  111,294  105,257  109,340

  Losses and expenses .........  188,494  170,594  162,511  168,036  169,142  168,359  123,254  110,415  102,517   89,795   96,612
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
  Income before income taxes ..   16,803   20,669   24,316   18,677    9,019      975   10,432   10,840    8,777   15,462   12,728

  Income taxes ................    3,586    5,635    6,967    5,171    1,885      759    3,124    2,894    2,055    3,920    2,271
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
  Income from:
     Continuing operations ....   13,217   15,034   17,349   13,506    7,134      216    7,308    7,946    6,722   11,542   10,457
     Discontinued operations ..        -        -        -        -        -        -    1,853      319      274      263      225
     Accounting changes .......        -        -        -        -    2,621        -        -        -        -        -        -
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Net income ............ $ 13,217 $ 15,034 $ 17,349 $ 13,506 $  9,755 $    216 $  9,161 $ 8,265  $  6,996 $ 11,805  $10,682
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======

  Earnings per common share:
    Income from:
       Continuing operations .. $   1.18 $   1.37 $   1.62 $   1.29 $    .70 $    .02 $    .73 $    .80 $    .71 $   1.29  $  1.23
       Discontinued operations         -        -        -        -        -        -      .18      .03      .03      .03      .03
       Accounting changes .....        -        -        -        -      .26        -        -        -        -        -        -
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Total ................. $   1.18 $   1.37 $   1.62 $   1.29 $    .96 $    .02 $    .91 $    .83 $    .74 $   1.32  $  1.26
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======

  Premiums earned by segment:
    Property and casualty ..... $132,875 $119,282 $116,439 $115,412 $109,585 $109,139 $ 78,413 $ 70,597 $ 62,517 $ 54,178  $51,534
    Reinsurance ...............   34,105   36,675   35,826   37,256   33,324   26,615   25,009   20,696   18,621   21,417   29,808
    Nonstandard risk automobile   10,238    9,234   10,001   12,161   13,529   11,656    9,997   10,030   10,590   13,003   14,189
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Total ..................$177,218 $165,191 $162,266 $164,829 $156,438 $147,410 $113,419 $101,323 $ 91,728 $ 88,598  $95,531
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======

Balance Sheet Data
  Total assets ................ $459,110 $430,328 $412,881 $387,370 $368,936 $372,807 $311,001 $296,126 $284,396 $266,812 $235,435
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Stockholders' equity ........ $162,346 $148,729 $136,889 $116,727 $109,634 $100,911 $105,144 $100,615 $ 95,911 $ 89,604 $ 78,240
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

SELECTED FINANCIAL DATA.(continued)                                                                                  EXHIBIT 13(a)
-----------------------------------                                                                                  -------------

                                                                    Year ended December 31,
                                 --------------------------------------------------------------------------------------------------

                                   1997     1996     1995     1994     1993     1992     1991     1990     1989     1988     1987
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                            (In thousands, except per share amounts)
Other Data
   Average return on equity ....     8.5%    10.5%    13.7%    11.9%     9.3%      .2%     8.9%     8.4%     7.5%    14.1%    14.4%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Book value per share ........ $  14.30 $  13.42 $  12.66 $  11.03 $  10.63 $   9.98 $  10.47 $  10.04 $   9.82 $   9.65 $   9.01
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Dividends paid per share .... $    .60 $    .57 $    .53 $    .52 $    .52 $    .52 $    .52 $    .52 $    .52 $    .49 $    .48
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Property and casualty segment
     pool percentage ...........      22%      22%      22%      22%      22%      22%      17%      17%      17%      17%      17%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
   Reinsurance subsidiary quota
     share percentage ..........     100%      95%      95%      95%      95%      95%      95%      95%      95%      95%      75%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Closing stock price ......... $ 13 1/4 $ 12     $ 13 3/4 $  9 1/2 $  9 1/2 $  8 1/2 $  9 1/2 $ 6 7/8  $ 8      $  7 3/4 $  7 1/2
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Net investment yield (pretax)    6.14%    6.51%    6.64%    6.55%    6.78%    7.47%    7.99%    8.49%    8.75%    8.28%    8.03%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Cash dividends to
     closing stock price........     4.5%     4.8%     3.9%     5.5%     5.5%     6.1%     5.5%     7.6%     6.5%     6.3%     6.4%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Common shares outstanding ...   11,351   11,084   10,814   10,577   10,317   10,112   10,046   10,015    9,762    9,287    8,684
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Statutory combined ratio ....   106.2%   103.6%    99.6%   101.3%   106.3%   113.9%   109.2%   109.5%   112.7%    98.7%    99.8%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========