Form 10-K, Exhibit 13
period 1997-12-31
EMC INSURANCE GROUP INC
filed 1998-03-23
CIK 356130

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL       EXHIBIT 13(b)
         -------------------------------------------------       -------------
         CONDITION AND RESULTS OF OPERATIONS.
         ------------------------------------

     The following discussion and analysis of EMC Insurance Group Inc. and its subsidiaries' financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere herein.

OVERVIEW

     EMC Insurance Group Inc., an approximately 67 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance, reinsurance, nonstandard risk automobile insurance and an excess and surplus lines insurance agency. Property and casualty insurance is the most significant segment, representing 75.0 percent of consolidated premiums earned. For purposes of this discussion, the term "Company" is used interchangeably to describe EMC Insurance Group Inc. (Parent company only) and EMC Insurance Group Inc. and its subsidiaries.

     The three property and casualty insurance subsidiaries of the Company and two subsidiaries and an affiliate of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively the "pooling agreement"). Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business, with the exception of any voluntary reinsurance business assumed from nonaffiliated insurance companies, and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from nonaffiliated insurance companies, are prorated among the parties on the basis of participation in the pool. The aggregate participation of the Company's property and casualty insurance subsidiaries is 22 percent. Operations of the pool give rise to intercompany balances with Employers Mutual, which are settled on a quarterly basis. The investment activities and income tax liabilities of the pool participants are not subject to the pooling agreement.

     The purpose of the pooling agreement is to spread the risk of an exposure insured by any of the pool participants among all the companies. The pooling agreement produces a more uniform and stable underwriting result from year to year for all companies in the pool than might be experienced individually. In addition, each company benefits from the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own assets, and from the wide range of policy forms, lines of insurance written, rate filings and commission plans offered by each of the companies. A single set of reinsurance treaties is maintained for the protection of all seven companies in the pool.

     Effective January 1, 1997, Hamilton Mutual Insurance Company (Hamilton Mutual), a new affiliate of Employers Mutual, became a participant in the pooling agreement. In connection with this change in the pooling agreement, the Company's liabilities increased $6,393,000 and invested assets increased $5,674,000. The Company reimbursed Employers Mutual $794,000 for commissions incurred to generate this business and Employers Mutual paid the Company $75,000 in interest income as the actual cash transfer did not occur until March 24, 1997.

     On December 19, 1997, the Company announced that its nonstandard risk automobile insurance subsidiary (Farm and City Insurance Company) will become a participant in the pooling agreement effective January 1, 1998. The nonstandard risk automobile insurance subsidiary will receive a 1.5 percent participation in the pool, which will increase the Company's aggregate participation to 23.5 percent. Revenues of the Company are expected to increase by approximately $2,000,000 due to the increase in the size of the pool.

     The Company's reinsurance subsidiary assumes a quota share portion of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts. The reinsurance subsidiary assumes its quota share portion of all premiums and related losses and settlement expenses of this business, subject to a maximum loss per event. The reinsurance subsidiary does not reinsure any of Employers Mutual's direct insurance business, nor any "involuntary" facility or pool business that Employers Mutual assumes pursuant to state law. In addition, the reinsurance subsidiary is not liable for credit risk in connection with the insolvency of any reinsurers of Employers Mutual.

     Effective January 1, 1997, the reinsurance subsidiary's quota share participation was increased from 95 percent to 100 percent and the maximum loss assumed per event was increased from $1,000,000 to $1,500,000. In connection with the change in the quota share percentage, the Company's liabilities increased $3,174,000 and invested assets increased $3,067,000. The Company reimbursed Employers Mutual $107,000 for commissions incurred to generate this business.

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

CONSOLIDATED RESULTS OF OPERATIONS

Operating results for the three years ended December 31, 1997 are as follows:

($ in thousands)                             1997        1996        1995
                                           --------    --------    --------
Premiums earned .......................... $177,218    $165,191    $162,266
Losses and settlement expenses ...........  129,853     115,367     108,152
Acquisition and other expenses ...........   58,641      55,227      54,359
                                           --------    --------    --------
Underwriting loss ........................  (11,276)     (5,403)       (245)
Net investment income ....................   23,760      23,907      23,174
Realized investment gains ................    4,100       1,891       1,043
Other income .............................      219         274         344
                                           --------    --------    --------
Operating income before income taxes ..... $ 16,803    $ 20,669    $ 24,316
                                           ========    ========    ========
Incurred losses and settlement expenses:
  Insured events of the current year ..... $137,300    $131,375    $123,877
  Decrease in provision for insured
    events of prior years ................   (7,447)    (16,008)    (15,725)
                                           --------    --------    --------
      Total losses and settlement expenses $129,853    $115,367    $108,152
                                           ========    ========    ========
Catastrophe and storm losses ............. $  5,846    $  9,192    $  6,603
                                           ========    ========    ========

     Operating income before income taxes declined in 1997 and 1996 after increasing substantially in 1995. The decline in 1997 operating results is primarily attributable to the property and casualty insurance subsidiaries, although all segments contributed to the decline. The major factor influencing this decline was a substantial decrease in the amount of favorable development experienced in the actual settlement of claims and changes in reserves associated with prior year losses. The decline in 1996 operating results was also attributable to the property and casualty insurance subsidiaries, which experienced an unusually large number of commercial property losses. Results for 1995 reflect a substantial improvement in the operations of the reinsurance subsidiary and a solid increase in the performance of the property and casualty insurance subsidiaries.

     Premium income increased substantially in 1997 after rising moderately in 1996. The majority of this increase came from the property and casualty insurance subsidiaries, which benefitted from the addition of Hamilton Mutual to the pooling agreement. The nonstandard risk automobile insurance subsidiary also reported an increase in premium income while the reinsurance subsidiary experienced a decline. For the year 1996, the property and casualty insurance subsidiaries and the reinsurance subsidiary had increases in premium income while the nonstandard risk automobile insurance subsidiary reported a decline.

     Losses and settlement expenses increased significantly in 1997, reflecting a substantial decrease in the amount of favorable development experienced in the actual settlement of claims and changes in reserves associated with prior year losses. This decrease in favorable development was partially offset by lower catastrophe and storm losses reported by the reinsurance subsidiary and the property and casualty insurance subsidiaries. For the year 1996, losses and settlement expenses increased despite the benefit of an elevated level of favorable development in the actual settlement of claims and changes in reserves associated with prior year losses. This was primarily due to an unusually large number of commercial property losses experienced by the property and casualty insurance subsidiaries and a substantial increase in catastrophe losses in the reinsurance subsidiary.

     Acquisition and other expenses have increased steadily over the last three years. These increases are primarily attributable to higher commission rates associated with the property business written by the property and casualty insurance subsidiaries, increased contingent commission expense on the reinsurance subsidiary's assumed business and various loss control functions that have been implemented. The increase for 1997 also reflects commission expense incurred by the property and casualty insurance subsidiaries in connection with the addition of Hamilton Mutual to the pooling agreement and the reinsurance subsidiary in connection with the increase in the quota share percentage.

     Investment income declined in 1997 after increasing in 1996 and 1995. This decline was attributable to a reduction in the average rate of return earned on fixed maturity investments, which more than offset an increase in the Company's average invested asset balance.

     Realized gains on investments increased significantly in 1997 and more moderately in 1996 as a result of capital gain distributions from the Company's investment in common stock mutual funds. Proceeds from these distributions were reinvested in the mutual funds.

SEGMENT RESULTS

Property and Casualty Insurance

Operating results for the three years ended December 31, 1997 are as follows:

($ in thousands)                             1997        1996        1995
                                           --------    --------    --------
Premiums earned .......................... $132,874    $119,282    $116,439
Losses and settlement expenses ...........   97,083      82,034      74,926
Acquisition and other expenses ...........   44,027      41,150      40,030
                                           --------    --------    --------
Underwriting (loss) gain .................   (8,236)     (3,902)      1,483
Net investment income ....................   15,529      15,828      15,428
Realized investment gains ................    4,071       1,790       1,027
                                           --------    --------    --------
Operating income before income taxes ..... $ 11,364    $ 13,716    $ 17,938
                                           ========    ========    ========
Incurred losses and settlement expenses:
  Insured events of the current year ..... $102,557    $ 93,965    $ 87,411
  Decrease in provision for insured
    events of prior years ................   (5,474)    (11,931)    (12,485)
                                           --------    --------    --------
      Total losses and settlement expenses $ 97,083    $ 82,034    $ 74,926
                                           ========    ========    ========
Catastrophe and storm losses ............. $  4,570    $  4,935    $  5,671
                                           ========    ========    ========

     Premium income increased substantially in 1997 after rising moderately in 1996 and 1995. The large increase for 1997 was due in part to the addition of Hamilton Mutual to the pooling agreement, which added $8,634,000 to premium income. The remaining increase was generated from the existing branch structure, where competitive rates and a strong working relationship with local agents played a critical role in this very competitive environment. Marketing programs emphasizing property insurance targeted at commercial insureds contributed to this increase in production, as did an increased marketing emphasis in the South. Premium income from mandatory assigned risk business continued to decline in 1997; however, this decline is looked at favorably as losses associated with this type of business are generally higher than losses associated with controlled business. Premium growth in the workers' compensation line of business continued to be hampered by rate decreases in 1997, although not to the extent experienced in 1996 when the states of Iowa, Illinois, Kansas and Nebraska implemented large rate decreases.

     Losses and settlement expenses increased substantially in 1997 and 1996 after declining in 1995. The large increase for 1997 was attributable to a significant decrease in the amount of favorable development experienced in the actual settlement of claims and changes in reserves associated with prior year losses as well as the increase in the size of the pool with the addition of Hamilton Mutual. The decline in favorable development was not unexpected and has been discussed in previous comments published by the Company. The large increase for 1996 was primarily due to an unusually large number of severe commercial property losses.

     Acquisition and other expenses increased in 1997 as a result of the increase in the size of the pool and the payment of $794,000 of commission expense related to the transfer of unearned premiums to the Company in connection with the pool change. Additional items affecting the growth in expenses include higher commission rates on the growing book of property business as well as expenses associated with various loss control functions that have been implemented.

     The decline in 1997 underwriting results is primarily related to the large decrease in the amount of favorable development experienced in the actual settlement of claims and changes in reserves associated with prior year losses. As previously noted, this decline in favorable development was not unexpected; however, the impact of the decline was compounded by a second consecutive year of an elevated loss and settlement expense ratio associated with current accident year losses. Unlike 1996, when the elevated loss and settlement expense ratio was attributable to an increase in loss frequency and severity, the elevated loss and settlement expense ratio for 1997 is more closely associated with the highly competitive marketplace for commercial lines of insurance. Rates for commercial lines of insurance continue to decline due to excess capitalization in the insurance industry. As a result, increases in premium income are not keeping pace with increases in loss costs. Management is aware of the narrowing profit margin on commercial lines of insurance and continues to emphasize the use of strict underwriting guidelines.

Reinsurance

Operating results for the three years ended December 31, 1997 are as follows:

($ in thousands)                               1997       1996       1995
                                             --------   --------   --------
Premiums earned ............................ $ 34,106   $ 36,675   $ 35,826
Losses and settlement expenses .............   23,306     25,180     23,744
Acquisition and other expenses .............   11,752     11,457     11,584
                                             --------   --------   --------
Underwriting (loss) gain ...................     (952)        38        498
Net investment income ......................    6,615      6,436      6,068
Realized investment gains ..................       23         73         13
Other income ...............................      219        274        344
                                             --------   --------   --------
Operating income before income taxes ....... $  5,905   $  6,821   $  6,923
                                             ========   ========   ========
Incurred losses and settlement expenses:
  Insured events of the current year ....... $ 25,109   $ 28,877   $ 26,668
  Decrease in provision for insured
    events of prior years ..................   (1,803)    (3,697)    (2,924)
                                             --------   --------   --------
      Total losses and settlement expenses   $ 23,306   $ 25,180   $ 23,744
                                             ========   ========   ========
Catastrophe losses ......................... $  1,276   $  4,257   $    932
                                             ========   ========   ========

     Premium income decreased in 1997 despite an increase in the quota share percentage from 95 percent to 100 percent and the cancellation of an aggregate reinsurance treaty with Employers Mutual. This decrease is primarily due to rate reductions caused by the competitive reinsurance marketplace and the absence of run-off premium recognized in 1996 related to the cancellation of several large pro rata treaties in 1995. For the year 1996, premium income increased slightly despite a decline in production. This increase was primarily attributable to a change in the mix of business from pro rata reinsurance to excess of loss reinsurance, which generally earns premiums more rapidly.

     Losses and settlement expenses have fluctuated over the last three years in connection with the changes experienced in premium volume. Results for 1997 benefitted from a substantial decrease in catastrophe losses; however, this decline was partially offset by a reduction in the amount of benefit realized from the actual settlement of claims and changes in reserves associated with prior year losses. Results for 1996 were negatively impacted by a large increase in catastrophe losses.

     Acquisition and other expenses increased slightly in 1997, despite the decline in premium income. This increase is primarily due to an increase in the reserve for contingent commissions, which is associated with the favorable loss results experienced on the reinsurance book of business.

     Underwriting results have declined during the last two years from the exceptionally good results achieved in 1995, but are still considered very favorable. Excluding the effect of catastrophe losses, which vary greatly from year to year, the loss and settlement expense ratio associated with insured events of the current year deteriorated in 1997. This decline is primarily due to the rate reductions noted above, which are the result of excess capacity in the reinsurance marketplace. The reinsurance subsidiary is working to address this issue by accepting a larger share of coverage on desirable programs and strengthening its relationships with reinsurance intermediaries. Management is aware of the narrowing profit margin on reinsurance business and continues to emphasize profitability over premium volume.

Nonstandard Risk Automobile Insurance

Operating results for the three years ended December 31, 1997 are as follows:

($ in thousands)                               1997        1996        1995
                                             --------    --------    --------
Premiums earned ............................ $ 10,238    $  9,234    $ 10,001
Losses and settlement expenses .............    9,464       8,153       9,482
Acquisition and other expenses .............    2,965       2,640       2,775
                                             --------    --------    --------
Underwriting loss ..........................   (2,191)     (1,559)     (2,256)
Net investment income ......................    1,011       1,111       1,175
Realized investment gains ..................        6          28           3
                                             --------    --------    --------
Operating loss before income taxes ......... $ (1,174)   $   (420)   $ (1,078)
                                             ========    ========    ========
Incurred losses and settlement expenses:
  Insured events of the current year ....... $  9,634    $  8,533    $  9,798
  Decrease in provision for insured
    events of prior years ..................     (170)       (380)       (316)
                                             --------    --------    --------
      Total losses and settlement expenses   $  9,464    $  8,153    $  9,482
                                             ========    ========    ========

     Premium income increased in 1997 for the first time since 1993. This increase was the result of renewed marketing efforts toward new and existing agents and a competitive rate structure. The nonstandard marketplace remains highly competitive. Standard carriers in search of premium income continue to actively pursue marginal risks that previously would have stayed in the nonstandard market. As a result, nonstandard carriers are competing for a smaller pool of potential insureds, which has led to intense rate competition.

     Losses and settlement expenses have fluctuated over the last three years in connection with the change in premium volume; however, the amounts for 1997 and 1995 also reflect a higher level of losses associated with poor winter driving conditions. Results for 1997 also include a change to a more conservative reserving methodology.

     Acquisition and other expenses increased slightly in 1997 after declining in 1996 and 1995. This increase primarily reflects costs associated with the company's renewed marketing efforts.

     Underwriting results remained unprofitable for the third consecutive year, the result of conflicting market forces at work in the nonstandard marketplace. As previously noted, the nonstandard market has been faced with a smaller pool of potential insureds due to the relaxed underwriting standards being utilized by the standard carriers. This reduction in potential insureds has led to increased rate competition, even though the pool of potential insureds contains a higher percentage of high risk drivers. The combination of reduced rates and increased loss costs has resulted in very poor underwriting results. Management is working to improve both rate adequacy and the overall quality of the book of business in 1998.

     As previously noted, the nonstandard risk automobile insurance subsidiary will become a participant in the pooling agreement effective January 1, 1998. As a result of this change, future operating results for the nonstandard risk automobile insurance subsidiary will be included in the amounts reported for the property and casualty insurance subsidiaries and will no longer be presented as a separate segment of business.

Excess and Surplus Lines Insurance Agency

     Operating income before income taxes increased to $576,000 in 1997, up from $458,000 in 1996 and $483,000 in 1995. The increase for 1997 reflects increased commission income resulting from the introduction of a new long-haul trucking program. Prior to 1997, operating income before income taxes had decreased three consecutive years. These declines were primarily due to a reduction in commission income caused by increased competition for excess and surplus lines business. Competition for excess and surplus lines business remains intense as a number of insurance carriers continue to pursue opportunities in the excess and surplus lines market.

Parent Company

     Operating income before income taxes increased to $132,000 in 1997 from $94,000 in 1996 and $50,000 in 1995. The improvement in 1997 and 1996 is primarily due to additional investment income that resulted from an increase in the invested asset balance.

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

     Estimating loss and settlement expense reserves for asbestos and environmental claims is very difficult due to the many uncertainties surrounding these types of claims. Such uncertainties include the fact that the assignment of responsibility varies widely by state and claims often emerge long after the policy has expired, which makes assignment of damages to the appropriate party and to the time period covered by a particular policy difficult. In establishing reserves for these types of claims, management monitors the relevant facts concerning each claim, the current status of the legal environment, the social and political conditions and the claim history and trends within the Company and the industry.

     The Company's financial results have not been materially affected by losses associated with asbestos and environmental exposures. The Company's environmental claims activity is predominately related to pollution from hazardous waste of former insureds. The parties to the pooling agreement have not written primary coverage for the major oil or chemical companies. The greatest exposure arises out of claims from small regional operations or local businesses having pollution on their own property due to hazardous material use or leaking underground storage tanks. These insureds include small manufacturing operations, tool makers, automobile dealerships, contractors, and gasoline stations. The remaining exposure arises out of commercial general liability and umbrella policies issued to municipalities during the 1970s which allegedly cover contamination emanating from closed landfills.

     The Company's asbestos claims activity is predominately from insureds that have been named as one of multiple defendants covering exposure over many years. The Company has not found any evidence of injury as a result of exposure to the Company's insured's products during the policy periods.

LIQUIDITY AND INVESTMENTS

     The Company maintains a portion of the investment portfolio in relatively short-term and highly liquid investments to ensure the availability of funds to meet claims and expenses. The remainder of the investment portfolio is invested in securities with maturities that approximate the anticipated liabilities of the insurance issued. Unrealized holding gains on fixed maturity securities available-for-sale, net of tax, totaled $4,577,000 at December 31, 1997 compared to $2,141,000 and $3,472,000 at December 31, 1996 and 1995, respectively. Since the Company does not actively trade in the bond market, such fluctuations in the fair value of these investments are not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated. The Company closely monitors the bond market and makes appropriate adjustments in investment policy as changing conditions warrant.

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

     During 1997, the Company generated positive cash flows from operations of $22,564,000 compared to $17,097,000 in 1996 and $24,651,000 in 1995. The amount for 1997 includes $8,741,000 received from Employers Mutual in connection with the change in the pooling agreement and the increase in the quota share percentage.

CAPITAL RESOURCES

     As of December 31, 1997, the Company had no material commitments for capital expenditures.

     Insurance company operations require capital to support premium writings. The Company believes that its insurance company subsidiaries have sufficient capital to support their expected near-term writings. The Company's insurance agency operation does not require a large amount of capital.

     The National Association of Insurance Commissioners (NAIC) maintains certain risk-based capital standards for property and casualty insurance companies. Risk-based capital requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. At December 31, 1997, each of the Company's insurance subsidiaries has a ratio of total adjusted capital to risk-based capital well in excess of the minimum level required.

     A major source of cash flows for the Company is dividend payments from its subsidiaries. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The Company received $3,750,000, $3,060,000 and $3,200,000 of dividends from its insurance subsidiaries in 1997, 1996 and 1995, respectively, and $1,000,000 from its insurance agency in 1995. The Company paid cash dividends to its stockholders totaling $4,314,000, $4,017,000 and $3,653,000 in 1997, 1996 and 1995, respectively.
Total dividends, including amounts reinvested in shares of the Company's common stock, amounted to $6,715,000, $6,234,000 and $5,662,000 in 1997, 1996
and 1995, respectively. For the last three years, Employers Mutual has elected to receive 50 percent of its dividends in common stock under the Company's dividend reinvestment and common stock purchase plan.

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

IMPACT OF YEAR 2000 REMEDIATION ON OPERATIONS

     Employers Mutual owns and maintains the computer systems utilized in the operation of the Company's businesses. Employers Mutual is currently in the process of finalizing changes to these systems in order to be Year 2000 compliant. Most systems have been updated and all remaining work is scheduled for completion and testing in 1998. The Company, under the terms of the pooling agreement, will be a 23.5 percent participant in the remaining costs associated with this project. These costs are not expected to be material to the Company's financial position or its results of operations.

     Employers Mutual is also aware of and monitoring Year 2000 compliance on systems from outside third parties with which it interacts. By verifying Year 2000 compliance with these parties, management is further minimizing the risks of Year 2000 noncompliance.

NEW ACCOUNTING PRONOUNCEMENTS

     The Company adopted Statement of Financial Accounting Standards (SFAS) 128, "Earnings Per Share" in the fourth quarter of 1997. SFAS 128 simplifies the computation of net income per share and specifies the disclosure requirement of basic and diluted net income per share. Adoption of this statement did not change the income or the number of shares used to compute the Company's net income per share.

     The Company will adopt the disclosure requirements of SFAS 130, "Reporting Comprehensive Income" in the first quarter of 1998. Adoption of this statement will have no effect on the income of the Company.

     The Company will adopt the presentation requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" in the fourth quarter of 1998. Management is currently in the process of evaluating the segment reporting disclosure requirements. Adoption of this statement will have no effect on the income of the Company.

     The Company will adopt the disclosure requirements of SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" in the first quarter of 1998. Adoption of this statement will have no effect on the income of the Company.

DEVELOPMENTS IN INSURANCE REGULATION

     In 1996 the NAIC adopted model legislation governing insurance company investments. This model investment law has been adopted by one state (Illinois) and is not expected to have a material impact on the operations of the Company's insurance subsidiaries.

     The NAIC is in the final stages of a project to codify statutory accounting principles. The goal of this project is to establish a uniform set of accounting rules and regulations that will be utilized by all insurance companies when preparing financial reports submitted to regulatory authorities. Nearly all issue papers documenting this new comprehensive basis of accounting have been finalized; however, the approval process is not yet complete. The Company has begun a study to determine the impact of adopting the proposed accounting and reporting requirements in the codification of statutory accounting principles, but is unable to determine what impact, if any, this project will have on the statutory surplus of its insurance subsidiaries when enacted.

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