Form 10-K, Exhibit 13
period 1997-12-31
EMC INSURANCE GROUP INC
filed 1998-03-23
CIK 356130

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.                     EXHIBIT 13(c)
--------------------------------------------                     -------------

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

     The Company's financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Management has made available to KPMG Peat Marwick LLP all of the Company's financial records and related data, as well as the minutes of the shareholders' and directors' meetings. Furthermore, management believes that all representations made to KPMG Peat Marwick LLP during its audit were valid and appropriate. Their report appears elsewhere in this annual report.

     Management of the Company has established and maintains a system of internal controls that are designed to provide assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal controls provides for appropriate division of responsibility. Certain aspects of these systems and controls are tested periodically by the Company's internal auditors. Management considers the recommendations of its internal auditors and independent public accountants concerning the Company's internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that as of December 31, 1997, the Company's system of internal controls was adequate to accomplish the above objectives.

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


/s/ Bruce G. Kelley                      /s/ Mark E. Reese
------------------------------------     -------------------------------------
Bruce G. Kelley                          Mark E. Reese
President, Treasurer and Chief           Vice President
Executive Officer                        Chief Financial Officer

                    Independent Auditors' Report

The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We have audited the accompanying consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        /s/ KPMG Peat Marwick LLP


Des Moines, Iowa
February 26, 1998

                      EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                           December 31,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
ASSETS
Investments (note 9):
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
     (fair value $193,835,013 and $194,655,256)     $185,829,063  $188,385,721
    Securities available-for-sale, at fair value
     (amortized cost $172,717,206 and $146,794,158)  179,652,738   150,038,644
  Equity securities available-for-sale, at fair
    value (cost $26,261,157 and $21,236,281) ......   30,972,732    24,040,381
  Short-term investments, at cost .................   14,926,994    17,553,606
                                                    ------------  ------------
       Total investments ..........................  411,381,527   380,018,352


Cash ..............................................    1,200,300     3,500,629
Indebtedness of related party (note 2) ...........       822,403             -
Accrued investment income .........................    5,752,295     6,567,186
Accounts receivable ...............................    1,457,312       740,736
Deferred policy acquisition costs .................   10,560,657     9,021,863
Deferred income taxes (note 10) ...................    9,751,721    10,974,425
Intangible assets, including goodwill, at cost
  less accumulated amortization of $2,078,182
  and $1,943,669 ..................................    1,479,638     1,614,151
Reinsurance receivables (note 3) ..................   13,601,691    14,735,786
Prepaid reinsurance premiums (note 3) .............    1,195,065     1,516,972
Other assets ......................................    1,907,187     1,637,473
                                                    ------------  ------------
       Total assets ............................... $459,109,796  $430,327,573
                                                    ============  ============

See accompanying Notes to Consolidated Financial Statements.

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                          December 31,
                                                   --------------------------
                                                       1997          1996
                                                   ------------  ------------
LIABILITIES
Losses and settlement expenses (notes 2,4 and 5)   $217,777,942  $202,502,986
Unearned premiums (note 2) .......................   54,857,463    47,908,954
Other policyholders' funds .......................    2,781,544     3,467,449
Indebtedness to related party (note 2) ...........            -     7,000,482
Income taxes payable .............................    3,548,000     2,942,000
Postretirement benefits (note 12) ................    5,428,913     4,932,834
Deferred income ..................................      446,678       665,550
Other liabilities ................................   11,922,800    12,178,290
                                                   ------------  ------------
       Total liabilities .........................  296,763,340   281,598,545
                                                   ------------  ------------
STOCKHOLDERS' EQUITY (notes 6,7,9 and 13)
Common stock, $1 par value,
  authorized 20,000,000 shares;
  issued and outstanding, 11,351,119 shares
  in 1997 and 11,084,461 shares in 1996 ..........   11,351,119    11,084,461
Additional paid-in capital .......................   65,916,681    62,762,613
Unrealized holding gains on fixed
  maturity securities available-for-sale,
  net of tax .....................................    4,577,452     2,141,361
Unrealized holding gains on equity securities
  available-for-sale, net of tax .................    3,109,640     1,850,706
Retained earnings ................................   77,391,564    70,889,887
                                                   ------------  ------------
       Total stockholders' equity ................  162,346,456   148,729,028
                                                   ------------  ------------
Contingent liabilities (notes 3 and 15)


       Total liabilities and stockholders' equity  $459,109,796  $430,327,573
                                                   ============  ============

See accompanying Notes to Consolidated Financial Statements.

                     EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                         Consolidated Statements of Income

                                              Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
REVENUES:
Premiums earned (notes 2 and 3) .... $177,218,246  $165,190,666  $162,266,250
Investment income, net (note 9) ....   23,759,988    23,907,599    23,173,794
Realized investment gains (note 9)      4,100,006     1,890,923     1,043,730
Other income .......................      218,872       274,459       343,653
                                     ------------  ------------  ------------
                                      205,297,112   191,263,647   186,827,427
                                     ------------  ------------  ------------
LOSSES AND EXPENSES (note 2):
Losses and settlement
  expenses (notes 3,4 and 5) .......  129,853,304   115,367,215   108,152,278
Dividends to policyholders .........    2,530,747     3,245,036     3,739,533
Amortization of deferred
  policy acquisition costs .........   35,942,092    32,554,733    32,152,616
Other underwriting expenses ........   20,168,236    19,427,310    18,467,091
                                     ------------  ------------  ------------
                                      188,494,379   170,594,294   162,511,518
                                     ------------  ------------  ------------
      Income before income taxes ...   16,802,733    20,669,353    24,315,909
                                     ------------  ------------  ------------
INCOME TAXES (note 10):
  Current ..........................    4,266,959     4,534,961     6,907,754
  Deferred .........................     (680,793)    1,100,228        59,327
                                     ------------  ------------  ------------
                                        3,586,166     5,635,189     6,967,081
                                     ------------  ------------  ------------
      Net income ................... $ 13,216,567  $ 15,034,164  $ 17,348,828
                                     ============  ============  ============

Net income per common share
  - basic and diluted .............. $       1.18  $       1.37  $       1.62
                                     ============  ============  ============
Average number of shares outstanding
  - basic and diluted ..............   11,193,243    10,936,897    10,685,344
                                     ============  ============  ============


See accompanying Notes to Consolidated Financial Statements.

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

               Consolidated Statements of Stockholders' Equity

                                                Year ended December 31,
                                        -------------------------------------
                                            1997         1996         1995
                                        -----------  -----------  -----------
Common stock:
  Beginning of year ................... $11,084,461  $10,821,978  $10,587,629
  Issuance of common stock:
    Stock option plans ................      71,073       91,062      102,797
    Dividend reinvestment
      plan (note 13(d)) ...............     195,585      188,072      131,552
  Retirement of treasury stock ........           -      (16,651)           -
                                        -----------  -----------  -----------
  End of year .........................  11,351,119   11,084,461   10,821,978
                                        -----------  -----------  -----------

Additional paid-in capital:
  Beginning of year ...................  62,762,613   59,787,926   57,162,911
  From issuance of common stock:
    Stock option plans ................     854,641    1,105,155    1,092,041
    Dividend reinvestment plan ........   2,299,427    2,099,436    1,417,808
  (Losses) gains on sale of treasury
    stock .............................           -      (16,257)     115,166
  Retirement of treasury stock ........           -     (213,647)           -
                                        -----------  -----------  -----------
  End of year .........................  65,916,681   62,762,613   59,787,926
                                        -----------  -----------  -----------

Unrealized holding gains (losses) on
  fixed maturity securities available-
  for-sale, net of tax:
    Beginning of year .................   2,141,361    3,472,016   (1,316,596)
    Gains (losses) on revaluation of
      fixed maturity securities
      available-for-sale, net of
      tax (notes 1 and 9) .............   2,436,091   (1,330,655)   4,788,612
                                        -----------  -----------  -----------
    End of year .......................   4,577,452    2,141,361    3,472,016
                                        -----------  -----------  -----------

Unrealized holding gains on equity
  securities available-for-sale,
  net of tax:
    Beginning of year .................   1,850,706      817,965            -
    Gains on revaluation of equity
      securities available-for-sale,
      net of tax (note 9) .............   1,258,934    1,032,741      817,965
                                        -----------  -----------  -----------
    End of year ....................... $ 3,109,640  $ 1,850,706  $   817,965
                                        -----------  -----------  -----------

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                              Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
Retained earnings:
  Beginning of year ................ $ 70,889,887  $ 62,089,294  $ 50,402,812
  Net income .......................   13,216,567    15,034,164    17,348,828
  Dividends on common stock
    ($.60 per share in 1997, $.57
    in 1996 and $.53 in 1995):
      Cash dividends ...............   (4,314,083)   (4,017,222)   (3,653,299)
      Dividends reinvested in shares
        of common stock ............   (2,400,807)   (2,216,349)   (2,009,047)
                                     ------------  ------------  ------------
  End of year ......................   77,391,564    70,889,887    62,089,294
                                     ------------  ------------  ------------


Treasury stock, at cost:
  Beginning of year ................            -      (100,421)     (110,067)
  Purchase of stock for the treasury            -      (265,499)     (653,967)
  Sale of stock from the treasury ..            -       135,622       663,613
  Retirement of treasury stock .....            -       230,298             -
                                     ------------  ------------  ------------
  End of year ......................            -             -      (100,421)
                                     ------------  ------------  ------------
    Total stockholders' equity ..... $162,346,456  $148,729,028  $136,888,758
                                     ============  ============  ============

See accompanying Notes to Consolidated Financial Statements.

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows


                                                Year ended December 31,
                                        -------------------------------------
                                            1997         1996         1995
                                        -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .......................... $13,216,567  $15,034,164  $17,348,828
                                        -----------  -----------  -----------
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Losses and settlement expenses ..   9,356,859   (2,919,123)   2,240,494
      Unearned premiums ...............   4,125,443     (858,193)   1,094,577
      Other policyholders' funds ......    (685,905)    (125,879)     490,719
      Deferred policy acquisition costs  (1,538,794)    (307,094)    (321,134)
      Indebtedness of related party ...  (7,822,885)   6,572,019     (508,893)
      Accrued investment income .......     814,891     (263,435)    (188,986)
      Accrued income taxes:
        Current .......................     606,000      403,331      802,669
        Deferred ......................    (680,793)   1,100,228       59,327
      Realized investment gains .......  (4,100,006)  (1,890,923)  (1,043,730)
      Postretirement benefits .........     496,079      443,022      403,138
      Reinsurance receivables .........   1,134,095   (1,818,843)   2,018,105
      Prepaid reinsurance premiums ....     321,907      288,909      315,152
      Amortization of deferred income      (218,872)    (274,459)    (343,653)
      Other, net ......................  (1,201,299)   1,712,868    2,284,450
                                        -----------  -----------  -----------
                                            606,720    2,062,428    7,302,235
      Cash provided by the change in the
        property and casualty insurance
        subsidiaries' pooling agreement
        (note 2).......................   5,674,458            -            -

      Cash provided by the change in the
        reinsurance subsidiary's quota
        share agreement (note 2).......   3,066,705            -            -
                                        -----------  -----------  -----------
          Total adjustment ............   9,347,883    2,062,428    7,302,235
                                        -----------  -----------  -----------
            Net cash provided by
              operating activities .... $22,564,450  $17,096,592  $24,651,063
                                        -----------  -----------  -----------

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                                Year ended December 31,
                                     ----------------------------------------
                                          1997         1996         1995
                                     ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed maturity
    securities held-to-maturity .... $(35,504,382) $(30,412,885) $(46,384,530)
  Disposals of fixed maturity
    securities held-to-maturity ....   38,138,196    33,576,694    18,257,425
  Purchases of fixed maturity
    securities available-for-sale ..  (46,586,660)  (30,619,591)  (27,866,616)
  Disposals of fixed maturity
    securities available-for-sale ..   20,769,810    21,202,597    49,104,032
  Purchases of equity securities
    available-for-sale .............   (1,014,193)   (5,363,426)  (13,785,451)
  Net sales (purchases) of
    short-term investments .........    2,626,614      (281,808)   (1,242,372)
                                      ------------  ------------  -----------
         Net cash used in investing
            activities .............. (21,570,615)  (11,898,419)  (21,917,512)
                                      -----------   -----------   -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock .........    1,019,919     1,251,119       850,317
  Dividends paid to
    stockholders (note 13(d)) ......   (4,314,083)   (4,017,222)   (3,653,299)
  (Purchases) sales of treasury
    stock, net .....................            -      (129,877)        9,646
                                     ------------  ------------  ------------
         Net cash used in financing
           activities ..............   (3,294,164)   (2,895,980)   (2,793,336)
                                     ------------  ------------  ------------
NET (DECREASE) INCREASE IN CASH ....   (2,300,329)    2,302,193       (59,785)
Cash at beginning of year ..........    3,500,629     1,198,436     1,258,221
                                     ------------  ------------  ------------
Cash at end of year ................ $  1,200,300  $  3,500,629  $  1,198,436
                                     ============  ============  ============

Income taxes paid .................. $  3,660,959  $  4,131,630  $  6,242,085
Interest paid ......................       88,922        57,938       177,156

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     EMC Insurance Group Inc., an approximately 67 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance, reinsurance, nonstandard risk automobile insurance and an excess and surplus lines insurance agency. Both commercial and personal lines of insurance are written, with the focus on medium-sized commercial accounts. About two-thirds of the premiums written are in Iowa and contiguous states. The term "Company" is used interchangeably to describe EMC Insurance Group Inc.(Parent company only) and EMC Insurance Group Inc. and its subsidiaries.

     The Company's subsidiaries include EMCASCO Insurance Company, Illinois EMCASCO Insurance Company, Dakota Fire Insurance Company, EMC Reinsurance Company, Farm and City Insurance Company and EMC Underwriters, Ltd.

     The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP), which differ in some respects from those followed in reports to insurance regulatory authorities. All significant intercompany balances and transactions have been eliminated.

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

     Liabilities for losses are based upon case-basis estimates of reported losses, estimates of unreported losses based upon prior experience adjusted for current trends, and estimates of losses expected to be paid under assumed reinsurance contracts. Liabilities for loss adjusting expenses are provided by estimating expenses expected to be incurred in settling the claims provided for in the loss reserve. Changes in estimates are reflected in current operating results (see note 4).

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Ceded reinsurance amounts with nonaffiliated reinsurers relating to reinsurance receivables for paid and unpaid losses and loss adjusting expenses and prepaid reinsurance are reported on the balance sheets on a gross basis. Amounts ceded to Employers Mutual relating to the affiliated reinsurance pooling agreement have not been grossed up because the contracts provide that receivables and payables may be offset upon settlement.

     The liabilities for losses and settlement expenses are considered adequate to cover the ultimate net cost of losses and claims incurred to date net of estimated salvage and subrogation recoverable. Since the provisions are necessarily based on estimates, the ultimate liability may be more or less than such provisions.

EXCESS AND SURPLUS LINES OPERATIONS

     Income is derived from fees and commissions which are realized when earned. Costs of doing business are expensed as incurred.

INVESTMENTS

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

     The Company's carrying value for investments is reduced to its estimated realizable value if a decline in the fair value is deemed other than temporary. Such reductions in carrying value are recognized as realized losses and charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized gains and losses on disposition of investments are included in net income. The cost of investments sold is determined on the specific identification method using the highest cost basis first. Included in investments at December 31, 1997 and 1996 are securities on deposit with various regulatory authorities as required by law amounting to $12,178,402 and $11,971,889, respectively.

     In November of 1995 the Financial Accounting Standards Board issued a special report titled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This report contained a provision that allowed entities a one-time option to reassess the appropriateness of the classifications of all securities held and to reclassify securities from the held-to-maturity category without calling into question the intent of that enterprise to hold other debt securities to maturity in the future. The Company elected to take advantage of this option and reclassified $80,534,719 of municipal and corporate bonds from the held-to-maturity category to the available-for-sale category in the fourth quarter of 1995 in order to achieve more flexibility in its investment portfolio.

BENEFIT PLANS

     The Company participates in Employers Mutual's defined benefit retirement plan covering substantially all employees. The plan is funded by employer contributions and provides benefits based on the employee's years of service and compensation level. Benefits generally vest after five years of service.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     Deferred income taxes are provided for temporary differences between the tax basis of assets and liabilities and the reported amounts of those assets and liabilities for financial reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income tax expense provisions increase or decrease in the same period in which a change in tax rates is enacted. A valuation allowance is established to reduce deferred tax assets to their net realizable value if it is "more likely than not" that a tax benefit will not be realized.

NET INCOME PER SHARE - BASIC AND DILUTED

     The Company adopted SFAS 128 "Earnings Per Share" in the fourth quarter of 1997. SFAS 128 simplifies the computation of net income per share and specifies the disclosure requirements of basic and diluted net income per share. Adoption of this statement did not change the income or the number of shares used to compute the Company's net income per share. The Company's basic and diluted net income per share are computed by dividing net income by the weighted average number of common shares outstanding during each year.

TREASURY STOCK

     Prior to 1996, repurchased shares of the Company's common stock were included in treasury stock at cost. Shares issued from treasury stock in connection with Employers Mutual's employee stock purchase plan and the Company's dividend reinvestment plan were at original cost on a first-in, first-out basis. Effective June 30, 1996, the use of treasury stock was discontinued and all treasury shares held at that time were retired. All shares of the Company's common stock repurchased after June 30, 1996 have been retired.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     Effective January 1, 1997, a new affiliate of Employers Mutual became a participant in the pooling agreement. In connection with this change in the pooling agreement, the Company's liabilities increased $6,393,063 and invested assets increased $5,674,458. The Company reimbursed Employers Mutual $794,074 for commissions incurred to generate this business and Employers Mutual paid the Company $75,469 in interest income as the actual cash transfer did not occur until March 24, 1997.

     On December 19, 1997, the Company announced that its nonstandard risk automobile insurance subsidiary will become a participant in the pooling agreement effective January 1, 1998. The nonstandard risk automobile insurance subsidiary will receive a 1.5 percent participation in the pool, which will increase the Company's aggregate participation in the pool to 23.5 percent. Revenues of the Company are expected to increase by approximately $2,000,000 due to the increase in the size of the pool.

REINSURANCE SUBSIDIARY

     Employers Mutual voluntarily assumes reinsurance business from nonaffiliated insurance companies and cedes a portion of this business to the Company's reinsurance subsidiary, exclusive of certain reinsurance contracts. The reinsurance subsidiary assumes its share of all premiums and related losses and settlement expenses of this business, subject to a maximum loss per event. The reinsurance subsidiary does not reinsure any of Employers Mutual's direct insurance business, nor any "involuntary" facility or pool business that Employers Mutual assumes pursuant to state law. In addition, the reinsurance subsidiary is not liable for credit risk in connection with the insolvency of any reinsurers of Employers Mutual.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Effective January 1, 1997, the reinsurance subsidiary's quota share participation was increased from 95 percent to 100 percent and the maximum loss per event assumed by the reinsurance subsidiary was increased from $1,000,000 to $1,500,000. In connection with the change in the quota share percentage, the Company's liabilities increased $3,173,647 and invested assets increased $3,066,705. The Company reimbursed Employers Mutual $106,942 for commissions incurred to generate this business.

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $34,690,846, $36,051,617 and $36,433,443 in 1997, 1996 and 1995,
respectively. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $8,134,202, $8,200,072 and $8,224,060 in 1997, 1996 and 1995, respectively.

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 ($1,000,000 in 1996 and 1995) cap on losses assumed per event, which totaled $1,821,270, $1,892,710 and $1,912,756 in 1997, 1996 and 1995, respectively. Employers Mutual retained losses and settlement expenses totaling ($93,621) in 1997, $166,573 in 1996 and $1,103,442 in 1995 under this agreement. The reinsurance subsidiary also pays for 100 percent (95 percent in 1996 and 1995) of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $1,841,000, $1,315,750 and $1,983,579 in 1997, 1996 and 1995,
respectively.

     Prior to 1997, the reinsurance subsidiary had an aggregate excess of loss reinsurance treaty with Employers Mutual which provided protection from a large accumulation of retentions resulting from multiple catastrophes in any one calendar year. The coverage provided was $2,000,000, excess of $3,000,000 aggregate losses retained, excess of $200,000 per event. Maximum recovery was limited to $2,000,000 per accident year. The reinsurance subsidiary did not have any recoveries under this treaty during 1996 or 1995. Premiums paid to Employers Mutual amounted to $500,000 and $499,950 in 1996 and 1995, respectively. This reinsurance treaty was canceled effective January 1, 1997.

NONSTANDARD RISK AUTOMOBILE INSURANCE SUBSIDIARY

     The nonstandard risk automobile insurance subsidiary had a reinsurance treaty on an excess of loss basis with Employers Mutual which provided reinsurance for 100 percent of each loss in excess of $100,000, up to $1,000,000. There were no recoveries under this treaty during 1997, 1996 or 1995. Premiums paid to Employers Mutual amounted to $36,076 in 1997, $37,942 in 1996 and $45,232 in 1995.

     The reinsurance treaty was canceled on December 31, 1997 in preparation for the subsidiary's admittance into the pooling agreement on January 1, 1998 and all reinsurance recoverable amounts due from Employers Mutual were commuted. In connection with this commutation, the Company's assets increased $58,921 and liabilities increased $62,487. The Company reported incurred settlement expenses of $3,566 from this transaction.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     As of December 31, 1997, reinsurance ceded to two nonaffiliated reinsurers aggregated $7,399,933, which represented a significant portion of the total prepaid reinsurance premiums and reinsurance receivables for losses and settlement expenses. These amounts reflect the property and casualty insurance subsidiaries' pool participation percentage of amounts ceded by Employers Mutual to these organizations in connection with its role as "service carrier". Under these arrangements, Employers Mutual writes business for these organizations on a direct basis and then cedes 100 percent of this business to these organizations. Credit risk associated with these amounts is minimal as all companies participating in these organizations are responsible for the liabilities of such organizations on a pro rata basis.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The effect of reinsurance on premiums written and earned, and losses and settlement expenses incurred for the three years ended December 31, 1997 is presented below.
                                              Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
PREMIUMS WRITTEN
    Direct ......................... $175,350,677  $156,161,030  $152,579,014
    Assumed from nonaffiliates .....    1,219,564     1,951,071     3,282,699
    Assumed from affiliates ........  178,624,357   161,671,754   159,253,136
    Ceded to nonaffiliates .........   (5,615,772)   (7,930,381)   (8,365,648)
    Ceded to affiliates ............ (164,978,055) (147,467,508) (143,259,942)
                                     ------------  ------------  ------------
      Net premiums written ......... $184,600,771  $164,385,966  $163,489,259
                                     ============  ============  ============
PREMIUMS EARNED
    Direct ......................... $169,304,584  $154,859,778  $151,450,871
    Assumed from nonaffiliates .....    1,403,778     2,350,321     3,548,647
    Assumed from affiliates ........  171,514,339   162,326,189   157,897,322
    Ceded to nonaffiliates .........   (5,937,679)   (8,219,290)   (8,680,800)
    Ceded to affiliates ............ (159,066,776) (146,126,332) (141,949,790)
                                     ------------  ------------  ------------
      Net premiums earned .......... $177,218,246  $165,190,666  $162,266,250
                                     ============  ============  ============
LOSSES AND SETTLEMENT EXPENSES
  INCURRED
    Direct ......................... $126,922,536  $117,368,771  $ 98,651,399
    Assumed from nonaffiliates .....      926,403       948,218       608,796
    Assumed from affiliates ........  122,827,934   113,083,014   100,098,436
    Ceded to nonaffiliates .........   (3,364,737)   (6,817,132)   (2,036,962)
    Ceded to affiliates ............ (117,458,832) (109,215,656)  (89,169,391)
                                     ------------   -----------  ------------
      Net losses and settlement
        expenses incurred .......... $129,853,304  $115,367,215  $108,152,278
                                     ============  ============  ============

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

 4. LIABILITY FOR LOSSES AND SETTLEMENT EXPENSES

     The following table sets forth a reconciliation of beginning and ending reserves for losses and settlement expenses of the Company. Amounts presented are on a net basis, with a reconciliation of beginning and ending reserves to the gross amounts presented in the consolidated financial statements.


                                             Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
Gross reserves for losses and
  settlement expenses, beginning
  of year .......................... $202,502,986  $205,422,109  $203,181,615

Ceded reserves for losses and
  settlement expenses, beginning
  of year ..........................   13,796,769    12,226,680    14,146,874
                                     ------------  ------------  ------------
Net reserves for losses and
  settlement expenses, beginning
  of year, before adjustments ......  188,706,217   193,195,429   189,034,741

Adjustment to beginning reserves
  due to the change in the
  property and casualty insurance
  subsidiaries' pooling agreement
  (note 2) .........................    3,795,453             -             -

Adjustment to beginning reserves
  due to the change in the
  reinsurance subsidiary's quota
  share percentage (note 2).........    2,726,913             -             -
                                     ------------  ------------  ------------
Net reserves for losses and
  settlement expenses, beginning
  of year, after adjustments .......  195,228,583   193,195,429   189,034,741
                                     ------------  ------------  ------------
Incurred losses and
  settlement expenses:
----------------------
    Provision for insured events
      of the current year ..........  137,300,762   131,375,234   123,876,601

    Decrease in provision for
      insured events of prior years    (7,447,458)  (16,008,019)  (15,724,323)
                                     ------------  ------------  ------------
        Total incurred losses and
          settlement expenses ......  129,853,304   115,367,215   108,152,278
                                     ------------  ------------  ------------

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                             Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
Payments:
---------
  Losses and settlement expenses
    attributable to insured events
    of the current year ............   57,649,830    59,948,110    48,237,715

  Losses and settlement expenses
    attributable to insured events
    of prior years .................   62,684,265    59,908,317    55,753,875
                                     ------------  ------------  ------------
        Total payments (1) ......... $120,334,095  $119,856,427  $103,991,590
                                     ------------  ------------  ------------

Net reserves for losses and
  settlement expenses, end of year   $204,747,792  $188,706,217  $193,195,429

Ceded reserves for losses and
  settlement expenses, end of year     13,030,150    13,796,769    12,226,680
                                     ------------  ------------  ------------
Gross reserves for losses and
  settlement expenses, end of year   $217,777,942  $202,502,986  $205,422,109
                                     ============  ============  ============

(1) Loss and settlement expense payments reported in the Company's financial statements for the year 1997 totaled $113,811,729. This amount reflects an adjustment of ($3,795,453) related to the change in the property and casualty insurance subsidiaries' pooling agreement and ($2,726,913) related to the change in the reinsurance subsidiary's quota share percentage. These adjustments were made to offset the income statement effect that resulted from the $6,522,366 increase in reserves for losses and settlement expenses on January 1, 1997 related to these transactions.

     Underwriting results of the Company are significantly influenced by estimates of loss and settlement expense reserves. Changes in reserve estimates are reflected in operating results in the year such changes are recorded. During the last three years the Company has experienced favorable development in the provision for insured events of prior years. The majority of the favorable development has come from the property and casualty insurance subsidiaries, which have benefitted from state reform measures in workers' compensation insurance and various loss control functions implemented by Employers Mutual. Favorable development has also been experienced in the reinsurance subsidiary and the nonstandard risk automobile insurance subsidiary, but to a lesser degree.

     The property and casualty insurance subsidiaries have historically experienced favorable development in their reserves and current reserving practices have not been relaxed; however, the level of redundancies experienced in 1996 and 1995 is not expected to continue.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

5. ASBESTOS AND ENVIRONMENTAL RELATED CLAIMS

     The Company has exposure to asbestos and environmental related claims associated with the insurance business written by the parties to the pooling agreement and the reinsurance business assumed from Employers Mutual by the reinsurance subsidiary. Reserves for asbestos and environmental related claims totaled $2,412,735 and $2,102,610 at December 31, 1997 and 1996,
respectively.

     Estimating loss and settlement expense reserves for asbestos and environmental claims is very difficult due to the many uncertainties surrounding these types of claims. Such uncertainties include the fact that the assignment of responsibility varies widely by state and claims often emerge long after the policy has expired, which makes assignment of damages to the appropriate party and to the time period covered by a particular policy difficult. In establishing reserves for these types of claims, management monitors the relevant facts concerning each claim, the current status of the legal environment, the social and political conditions and the claim history and trends within the Company and the industry.

6. RETAINED EARNINGS

     Retained earnings of the Company's insurance subsidiaries available for distribution as dividends are limited by law to the statutory unassigned surplus of each of the subsidiaries as of the previous December 31, as determined in accordance with accounting practices prescribed by insurance regulatory authorities of the state of domicile of each subsidiary. Subject to this limitation, the maximum dividend that may be paid by Iowa corporations without prior approval of the insurance regulatory authorities is restricted to the greater of 10 percent of statutory surplus as regards policyholders as of the preceding December 31, or net income of the preceding calendar year on a statutory basis. Both Illinois and North Dakota impose restrictions which are similar to those of Iowa on the payment of dividends and distributions.
At December 31, 1997, $12,722,219 was available for distribution in 1998 without prior approval.

     The National Association of Insurance Commissioners utilizes a risk-based capital model to help state regulators assess the capital adequacy of insurance companies and identify property/casualty insurers that are in (or are perceived as approaching) financial difficulty by establishing minimum capital needs based on the risks applicable to the operations of the individual insurer. The risk-based capital requirements for property and casualty insurance companies measure three major areas of risk: asset risk, credit risk and underwriting risk. Companies having less statutory surplus than required by the risk-based capital requirements are subject to varying degrees of regulatory scrutiny and intervention, depending on the severity of the inadequacy. At December 31, 1997, each of the Company's insurance subsidiaries' ratio of total adjusted capital to risk-based capital is well in excess of the minimum level required.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

7. RECONCILIATION OF STATUTORY NET INCOME AND SURPLUS

     A reconciliation of net income and surplus from that reported on a statutory basis to that reported in the accompanying consolidated financial statements on a GAAP basis is as follows:

                                             Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
Net income from insurance
  subsidiaries, statutory basis .... $ 10,067,951  $ 14,876,685  $ 17,411,599
Change in deferred policy
  acquisition costs ................    1,538,794       307,094       321,134
Change in salvage and subrogation
  accrual ..........................     (419,578)      290,917       568,919
Change in other policyholders' funds      685,905       125,879      (490,719)
Change in pension accrual ..........      476,705       251,042      (572,062)
GAAP postretirement benefit cost
  in excess of statutory cost ......     (235,916)     (256,119)     (235,592)
Deferred income tax benefit
  (expense) ........................      680,793    (1,100,228)      (59,327)
Prior year income taxes and
  related interest .................     (117,948)       24,002      (231,001)
GAAP basis amortization of reserve
  discount on commutation of
  reinsurance contract .............      218,872       274,459       343,653
Other, net .........................      (92,713)      (69,162)       (3,020)
                                     ------------  ------------  ------------
Net income from insurance
  subsidiaries, GAAP basis .........   12,802,865    14,724,569    17,053,584
Net income from non-insurance
  companies ........................      413,702       309,595       295,244
                                     ------------  ------------  ------------
Net income, GAAP basis ............. $ 13,216,567  $ 15,034,164  $ 17,348,828
                                     ============  ============  ============

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                             Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
Surplus from insurance subsidiaries,
  statutory basis .................. $127,222,191  $111,069,880  $ 97,385,213
Deferred policy acquisition costs ..   10,560,657     9,021,863     8,714,769
Accrued salvage and subrogation ....            -     2,399,578     2,368,362
Other policyholders' funds payable .   (2,781,544)   (3,467,449)   (3,593,328)
Pension asset ......................    1,563,399     1,086,694       835,652
GAAP postretirement benefit
  liability in excess of statutory
  liability ........................   (2,400,407)   (2,164,491)   (1,908,372)
Deferred income tax asset ..........    9,751,721    10,974,425    11,921,182
Goodwill ...........................    1,479,638     1,614,151     1,748,664
Excess of statutory reserves
  over statement reserves ..........      677,975     6,667,612     6,685,303
GAAP basis reserve discount on
  commutation of reinsurance
  contract in excess of statutory
  recognition ......................     (446,678)     (665,550)     (940,009)
Unrealized holding gains on
  available-for-sale securities ....    6,940,501     3,248,859     5,260,630
Other ..............................      238,570       271,823       212,057
                                     ------------  ------------  ------------
Equity from insurance
  subsidiaries, GAAP basis .........  152,806,023   140,057,395   128,690,123
Equity from non-insurance companies     9,540,433     8,671,633     8,198,635
                                      -----------   -----------   -----------
Stockholders' equity, GAAP basis ... $162,346,456  $148,729,028  $136,888,758
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
                                                                   Net                             Operating
                                    Premiums    Underwriting    investment   Realized     Other     income
                                     earned      gain (loss)      income      gains      income     (loss)        Assets
                                  ------------  ------------   -----------  ----------  --------  -----------  ------------
Year ended December 31, 1997
  Property and casualty insurance $132,874,752  $ (8,236,497)  $15,528,726  $4,071,250  $      -  $11,363,479  $318,339,019
  Reinsurance ...................   34,105,686      (951,964)    6,615,029      22,923   218,872    5,904,860   111,568,145
  Nonstandard risk automobile
    insurance ...................   10,237,808    (2,191,162)    1,011,799       5,833         -   (1,173,530)   18,438,160
  Excess and surplus lines
    insurance agency ............            -       417,252       158,618           -         -      575,870     3,775,807
  Parent company ................            -      (313,762)      445,816           -         -      132,054   162,519,792
  Eliminations ..................            -             -             -           -         -            -  (155,531,127)
                                  ------------  ------------   -----------  ----------  --------  -----------  ------------
        Consolidated ............ $177,218,246  $(11,276,133)  $23,759,988  $4,100,006  $218,872  $16,802,733  $459,109,796
                                  ============  ============   ===========  ==========  ========  ===========  ============
Year ended December 31, 1996
  Property and casualty insurance $119,282,389  $ (3,902,136)  $15,828,102  $1,789,890  $      -  $13,715,856  $296,036,605
  Reinsurance ...................   36,674,831        36,985     6,436,095      73,308   274,459    6,820,847    98,603,338
  Nonstandard risk automobile
    insurance ...................    9,233,446    (1,559,270)    1,111,896      27,725         -     (419,649)   18,759,584
  Excess and surplus lines
    insurance agency ............            -       333,880       124,554           -         -      458,434     3,191,718
  Parent company ................            -      (313,087)      406,952           -         -       93,865   148,878,197
  Eliminations ..................            -             -             -           -         -            -  (135,141,869)
                                  ------------  ------------   -----------  ----------  --------  -----------  ------------
       Consolidated ............  $165,190,666  $ (5,403,628)  $23,907,599  $1,890,923  $274,459  $20,669,353  $430,327,573
                                  ============  ============   ===========  ==========  ========  ===========  ============
Year ended December 31, 1995
  Property and casualty insurance $116,439,266  $  1,482,804   $15,428,401  $1,026,770  $      -  $17,937,975  $290,494,396
  Reinsurance ...................   35,825,953       498,377     6,067,678      13,626   343,653    6,923,334    94,412,625
  Nonstandard risk automobile
    insurance ...................   10,001,031    (2,256,737)    1,175,392       3,334         -   (1,078,011)   19,679,620
  Excess and surplus lines
    insurance agency ............            -       338,001       144,915           -         -      482,916     2,642,707
  Parent company ................            -      (307,713)      357,408           -         -       49,695   137,033,527
  Eliminations ..................            -             -             -           -         -            -  (131,381,902)
                                  ------------  ------------   -----------  ----------  --------  -----------  ------------
       Consolidated ............. $162,266,250  $   (245,268)  $23,173,794  $1,043,730  $343,653  $24,315,909  $412,880,973
                                  ============  ============   ===========  ==========  ========  ===========  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

9. INVESTMENTS


     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 1997 and 1996 are as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services.

                                             Gross       Gross      Estimated
                               Amortized   unrealized  unrealized    fair
    December 31, 1997            cost        gains       losses      value
    -----------------        ------------ ----------- ----------- ------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $103,826,052 $ 6,008,149 $   (14,074)$109,820,127
    Obligations of states
      and political
      subdivisions .........   41,989,442     481,671     (46,164)  42,424,949
    Mortgage-backed
      securities ...........   40,013,569   1,577,841      (1,473)  41,589,937
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $185,829,063 $ 8,067,661 $   (61,711)$193,835,013
                             ============ =========== =========== ============

Securities available-for-
 sale:
  Fixed maturity securities:
    Obligations of states
      and political
      subdivisions ......... $130,945,594 $ 6,272,885 $         - $137,218,479
    Public utilities .......    8,760,899      82,678     (10,635)   8,832,942
    Corporate securities ...   32,861,713     598,805     (13,789)  33,446,729
    Redeemable preferred
      stocks ...............      149,000       5,588           -      154,588
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  172,717,206   6,959,956     (24,424) 179,652,738
                             ------------ ----------- ----------- ------------
 Equity securities:
  Common stock mutual
      funds ................   20,988,146   4,228,650    (140,831)  25,075,965
    Non-redeemable
      preferred stocks .....    5,273,011     628,916      (5,160)   5,896,767
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   26,261,157   4,857,566    (145,991)  30,972,732
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $198,978,363 $11,817,522 $  (170,415)$210,625,470
                             ============ =========== =========== ============

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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
                             ============ =========== =========== ============

Securities available-for
 sale:
  Fixed maturity securities:
    Obligations of states
      and political
      subdivisions ......... $114,538,500 $ 3,089,141 $  (101,722)$117,525,919
    Debt securities issued
      by foreign governments    2,573,101      15,498           -    2,588,599
    Public utilities .......    8,970,242      26,525     (51,184)   8,945,583
    Corporate securities ...   20,023,965     306,841     (42,874)  20,287,932
    Redeemable preferred
      stocks ...............      688,350       5,387      (3,126)     690,611
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  146,794,158   3,443,392    (198,906) 150,038,644
                             ------------ ----------- ----------- ------------
  Equity securities:
    Common stock mutual
      funds ................   15,963,269   2,659,897           -   18,623,166
    Non-redeemable
      preferred stocks .....    5,273,012     147,953      (3,750)   5,417,215
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   21,236,281   2,807,850      (3,750)  24,040,381
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $168,030,439 $ 6,251,242 $  (202,656)$174,079,025
                             ============ =========== =========== ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                Estimated
                                                Amortized         fair
                                                  cost            value
                                              ------------    ------------
Securities held-to-maturity:
  Due in one year or less ................... $ 13,989,831    $ 14,142,820
  Due after one year through five years .....   50,088,102      51,876,854
  Due after five years through ten years ....   66,752,623      70,871,137
  Due after ten years .......................   14,984,941      15,354,268
  Mortgage-backed securities ................   40,013,566      41,589,934
                                              ------------    ------------
  Totals .................................... $185,829,063    $193,835,013
                                              ============    ============
Securities available-for-sale:
  Due in one year or less ................... $ 13,803,121    $ 13,816,747
  Due after one year through five years .....   56,240,665      57,182,974
  Due after five years through ten years ....   42,789,912      45,216,266
  Due after ten years .......................   59,883,508      63,436,751
                                              ------------    ------------
    Totals .................................. $172,717,206    $179,652,738
                                              ============    ============

     Realized investment gains and losses from calls and prepayments of securities held-to-maturity and available-for-sale are presented below. Realized investment gains reported in the financial statements include capital gain distributions of $4,010,683, $1,655,566, and $985,971 in 1997, 1996 and
1995, respectively, from common stock mutual funds included in equity securities available-for-sale. There were no sales of securities classified as held-to-maturity or available-for-sale during 1997, 1996 and 1995.

                                               Year ended December 31,
                                        -------------------------------------
                                            1997         1996         1995
                                        -----------  -----------  -----------
Fixed maturity securities
  held-to-maturity:
    Gross realized investment gains ...       1,927       36,155       32,733
    Gross realized investment losses ..           -        7,957        2,388

Fixed maturity securities
  available-for-sale:
    Gross realized investment gains ...     110,304      207,161       27,414
    Gross realized investment losses ..      22,908            -            -

                       EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     A summary of net investment income is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                            1997         1996         1995
                                        -----------  -----------  -----------
Interest on fixed maturities .......... $22,876,491  $22,921,309  $22,895,745
Dividends on equity securities ........     599,043      481,025      235,451
Interest on short-term investments ....   1,250,492    1,178,435      821,560
                                        -----------  -----------  -----------
    Total investment income ...........  24,726,026   24,580,769   23,952,756
Investment expense ....................     966,038      673,170      778,962
                                        -----------  -----------  -----------
    Net investment income ............. $23,759,988  $23,907,599  $23,173,794
                                        ===========  ===========  ===========

     A summary of net changes in unrealized holding gains (losses) on securities available-for-sale is as follows:

                                               Year ended December 31,
                                       -------------------------------------
                                           1997         1996         1995
                                       -----------  -----------  -----------
Fixed maturity securities ...........  $ 3,691,046  $(2,016,144) $ 6,577,226
Applicable income taxes .............   (1,254,955)     685,489   (1,788,614)
                                       -----------  -----------  -----------
  Total fixed maturity securities ...    2,436,091   (1,330,655)   4,788,612
                                       -----------  -----------  -----------
Equity securities ...................    1,907,475    1,564,759    1,239,341
Applicable income taxes .............     (648,541)    (532,018)    (421,376)
                                       -----------  -----------  -----------
  Total equity securities ...........    1,258,934    1,032,741      817,965
                                       -----------  -----------  -----------

  Total available-for-sale securities  $ 3,695,025  $  (297,914) $ 5,606,577
                                       ===========  ===========  ===========

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

 10. INCOME TAXES

     Temporary differences between the consolidated financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred tax asset at December 31, 1997 and 1996 relate to the following:

                                                     Year ended December 31,
                                                     ------------------------
                                                        1997         1996
                                                     -----------  -----------
Loss reserve discounting ........................... $12,470,142  $11,912,949
Unearned premium reserve limitation ................   3,605,597    3,103,585
Postretirement benefits ............................   1,554,085    1,613,764
Other policyholders' funds payable .................     945,725    1,178,933
Prepayment of tax on commutation of loss reserves ..     151,871      226,287
Other, net .........................................     562,653      496,498
                                                     -----------  -----------
      Total gross deferred income tax asset ........  19,290,073   18,532,016

Less valuation allowance ...........................  (1,200,000)  (1,200,000)
                                                     -----------  -----------
      Total deferred income tax asset ..............  18,090,073   17,332,016
                                                     -----------  -----------
Deferred policy acquisition costs ..................  (3,590,623)  (3,067,433)
Net unrealized holding gains .......................  (3,960,017)  (2,056,518)
Other, net .........................................    (787,712)  (1,233,640)
                                                     -----------  -----------
      Total gross deferred income tax liability ....  (8,338,352)  (6,357,591)
                                                     -----------  -----------
        Net deferred income tax asset .............. $ 9,751,721  $10,974,425
                                                     ===========  ===========

     The valuation allowance at December 31, 1997 and 1996 relates to the tax benefits associated with postretirement benefit deductions that are scheduled to reverse more than fifteen years into the future. The valuation allowance was established due to the uncertainty concerning the future realization of these tax benefits.

     Based upon anticipated future taxable income and consideration of all other available evidence, management believes that it is "more likely than not" that the Company's net deferred income tax asset will be realized. The Company has had cumulative taxable income in the five-year period of 1993 through 1997 of approximately $62,578,000.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The actual income tax expense for the years ended December 31, 1997, 1996 and 1995 differed from the "expected" tax expense for those years (computed by applying the United States federal corporate tax rate of 34 percent (35 percent in 1995) to income before income taxes) as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            1997         1996         1995
                                        -----------  -----------  -----------
 Computed "expected" tax expense ...... $ 5,712,929  $ 7,027,580  $ 8,510,568
 Increases (decreases) in
   tax resulting from:
     Tax-exempt interest income .......  (2,330,842)  (1,980,599)  (2,190,686)
     Change in accrual of prior year
       taxes ..........................    (424,161)           -            -
     Settlement of tax examinations ...      29,026      (46,949)     182,309
     Proration of tax-exempt interest
       and dividends received deduction     226,175      289,705      235,330
     Other, net .......................     373,039      345,452      229,560
                                        -----------  -----------  -----------
       Income taxes ................... $ 3,586,166  $ 5,635,189  $ 6,967,081
                                        ===========  ===========  ===========

     Comprehensive income tax expense included in the consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 was as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                           1997         1996         1995
                                        -----------  -----------  -----------
Income tax expense (benefit) on:
  Operations .......................... $ 3,586,166  $ 5,635,189  $ 6,967,081
  Unrealized holding gains (losses) on
    revaluation of securities
    available-for-sale ................   1,903,496     (153,472)   2,209,990
                                        -----------  -----------  -----------
      Comprehensive income tax
        expense ....................... $ 5,489,662  $ 5,481,717  $ 9,177,071
                                        ===========  ===========  ===========

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

11. EMPLOYEE RETIREMENT PLAN

     The following tables set forth the funded status and the components of the net periodic pension cost for the Employers Mutual defined benefit retirement plan, based upon a measurement date of November 1, 1997, 1996 and 1995, respectively:

                                               Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
Actuarial present value of
  benefit obligations:
    Accumulated benefit obligation,
      including vested benefits of
      $51,311,323, $50,211,301 and
      $51,185,830 .................. $ 52,198,952  $ 51,043,973  $ 52,190,610
                                     ============  ============  ============

    Projected benefit obligation for
      service rendered to date ..... $ 68,560,979  $ 66,414,419  $ 66,544,344

Plan assets at fair value ..........   85,475,793    76,056,949    72,048,850
                                     ------------  ------------  ------------
Plan assets greater than
  projected benefit obligation .....   16,914,814     9,642,530     5,504,506
Unrecognized net (gain) loss from
   past experience different from
  that assumed and effects of
  changes in assumptions ...........   (8,522,657)   (3,080,096)      625,332
Prior service cost not yet
  recognized in net periodic
  pension cost .....................    2,889,260     3,327,217     3,765,174
Unrecognized portion of initial
  net asset ........................   (2,880,932)   (3,956,372)   (5,031,812)
                                     ------------  ------------  ------------
       Prepaid pension cost ........ $  8,400,485  $  5,933,279  $  4,863,200
                                     ============  ============  ============

Service cost - benefits earned
  during the period ................ $  3,174,041  $  3,029,857  $  3,124,494
Interest cost on projected
  benefit obligation ...............    4,673,368     4,477,060     4,827,694
Actual gain on plan assets .........  (12,575,950)   (9,237,498)  (10,414,728)
Net amortization and deferral ......    5,770,244     3,043,014     5,071,784
                                     ------------  ------------  ------------
       Net periodic pension cost ... $  1,041,703  $  1,312,433  $  2,609,244
                                     ============  ============  ============


     The unrecognized net asset is being recognized over 12.5 to 15.2 years beginning January 1, 1987. Prior service costs are being amortized over 12 to 14 years beginning January 1, 1993. The weighted average discount rate used to measure the projected benefit obligation was 7.25 percent for 1997 and 1996 and 7.00 percent for 1995. The assumed long-term rate of return on plan

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES assets was 8.00 percent for 1997, 1996 and 1995. The rate of increase in future compensation levels used in measuring the projected benefit obligation was 5.26 percent in 1997 and 5.30 percent in 1996 and 1995. Pension expense for the Company amounted to $257,812, $289,055 and $572,062 in 1997, 1996 and
1995, respectively.

12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The following tables set forth the status and the components of the net periodic postretirement benefit cost of the Employers Mutual postretirement benefit plans based upon a measurement date of November 1, 1997, 1996 and 1995, respectively.


                                              Year ended December 31,
                                     ----------------------------------------
                                         1997          1996          1995
                                     ------------  ------------  ------------
Actuarial present value of
  postretirement benefit obligations:
    Retirees ....................... $ 11,376,687  $  8,878,520  $  8,319,946
    Fully eligible active plan
      participants .................    5,909,934     4,624,846     4,775,324
    Other active plan participants      8,955,244     7,777,499     6,705,681
                                     ------------  ------------  ------------
      Total ........................   26,241,865    21,280,865    19,800,951

Unrecognized net gain from
  past experience different from
  that assumed and effects of
  changes in assumptions ...........      594,992     3,973,690     4,110,579
Prior service cost not yet
  recognized in net periodic
  postretirement benefit cost ......   (2,820,157)   (3,391,395)   (3,962,633)
                                     ------------  ------------  ------------
      Liability for postretirement
        benefits ................... $ 24,016,700  $ 21,863,160  $ 19,948,897
                                     ============  ============  ============
Service cost - benefits earned
  during the period ................ $  1,039,710  $    917,917  $    907,297
Interest cost on accumulated
  postretirement benefit
  obligation .......................    1,518,680     1,365,150     1,361,790
Net amortization and deferral ......      423,899       336,117       409,556
                                     ------------  ------------  ------------
      Net periodic postretirement
        benefit cost ............... $  2,982,289  $  2,619,184  $  2,678,643
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Prior service costs are being amortized over 8.9 to 10 years beginning January 1, 1994. The assumed weighted average annual rate of increase in the per capita cost of covered health care benefits (i.e. the health care cost trend rate) for 1997 is 9.00 percent, and is assumed to decrease gradually to
5.00 percent in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $3,685,672 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1997 by $467,132. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent for 1997 and 1996, and 7.00 percent for 1995.

     The Company's net periodic postretirement benefit cost for the years ended December 31, 1997, 1996 and 1995 was $677,336, $596,102 and $608,832,
respectively.

13. COMMON STOCK

     The Company has no stock based compensation plans of its own; however, Employers Mutual has several stock plans which utilize the common stock of the Company. The Company receives the current fair market value for any shares issued under the plans and all expenses (the excess of current fair market value over the participant's price) of the plans are borne by Employers Mutual or the company employing the individual optionees. As a result of this arrangement, the Company is not subject to accounting requirements of Accounting Principles Board Opinion No. 25 or SFAS 123, "Accounting for Stock-Based Compensation."

     Under the terms of the pooling agreement (note 2), the Company's property and casualty insurance subsidiaries incur 22 percent of the expenses recognized by Employers Mutual relating to these plans. The Company also incurs 100 percent of any expense of these plans that is associated with optionees working for its other subsidiaries. Total expenses incurred by the Company relating to the Employers Mutual stock plans amounted to $81,653, $47,395 and $79,703 for 1997, 1996 and 1995, respectively.

(a) INCENTIVE STOCK OPTION PLANS

     During 1997, Employers Mutual maintained two separate stock option plans for the benefit of officers and key employees of Employers Mutual and its subsidiaries. A total of 500,000 shares were reserved for issuance under the 1993 Employers Mutual Incentive Stock Option Plan (1993 Plan) and a total of 600,000 shares were reserved for the 1982 Employers Mutual Incentive Stock Option Plan (1982 Plan).

     There is a ten year time limit for granting options under the plans. Options can no longer be granted under the 1982 Plan and the time period for granting options under the 1993 Plan expires on December 31, 2002. Options granted under the plans have a vesting period of two, three, four or five years with options becoming exercisable in equal annual cumulative increments. Options have been granted to 57 individuals under the 1982 Plan and 87 individuals under the 1993 Plan. At February 26, 1998, 24 eligible participants remained in the 1982 Plan and 70 eligible participants remained in the 1993 Plan.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors (the "Board") is the administrator of the plans. Option prices are determined by the Committee but can not be less than the fair market value of the stock on the date of grant.

     During 1997, 88,050 options were granted under the 1993 plan to eligible participants at a price of $12.25 and 71,068 options were exercised under the plans at prices ranging from $11.75 to $14.25. A summary of Employers Mutual's incentive stock option plans is as follows:

                                                 Year ended December 31,
                                              -----------------------------
                                                 1997      1996      1995
                                               --------  --------  --------
     Options outstanding, beginning of year ..  538,012   565,882   556,277
     Granted .................................   88,050    54,800   119,550
     Exercised ...............................  (71,068)  (79,270)  (88,645)
     Expired .................................   (4,550)   (3,400)  (21,300)
                                               --------  --------  --------
     Options outstanding, end of year ........  550,444   538,012   565,882
                                               ========  ========  ========
     Options exercisable, end of year ........  308,354   296,552   284,112
                                               ========  ========  ========

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     During 1997, 149 employees participated in the plan and exercised a total of 21,940 options at prices of $12.81 and $13.13. Activity under the plan was as follows:
                                                   Year ended December 31,
                                                ----------------------------
                                                  1997      1996      1995
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  424,922   446,045   463,940
     Shares purchased under plan ..............  (21,940)  (21,123)  (17,895)
                                                --------  --------  --------
     Shares available for purchase, end of year  402,982   424,922   446,045
                                                ========  ========  ========

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

(c) NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

     A total of 200,000 shares of the Company's common stock were reserved for issuance under Employers Mutual's Non-Employee Director Stock Purchase Plan. All non-employee directors of Employers Mutual and its subsidiaries who are not serving on the "Disinterested Director Committee" of the Board as of the beginning of the option period are eligible for participation in the plan.
The option period is from the date of each eligible director's respective annual meeting to the day immediately prior to the next and subsequent annual meeting. Each eligible director is granted an option at the beginning of the option period to purchase stock at an option price equal to 75 percent of the fair market value of the stock on the option exercise date. The option may be exercised anytime during the option period. An eligible director can purchase shares of common stock in an amount equal to a minimum of 25 percent to a maximum of 100 percent of their annual cash retainer. Eligible directors may not have sold any of the Company's common stock in the six month period preceding the exercise date and may not sell any shares of the Company's common stock in the six month period following the exercise of an option. The plan is administered by the Disinterested Director Committee of the Board.
The Board may amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. The plan will continue through the option period for options granted at the 2002 annual meeting. During 1997, six directors participated in the plan and exercised a total of 5,884 options at prices ranging from $10.88 to $13.75. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  1997      1996      1995
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  176,252   185,568   188,099
     Shares purchased under plan ..............   (5,884)   (9,316)   (2,531)
                                                --------  --------  --------
     Shares available for purchase, end of year  170,368   176,252   185,568
                                                ========  ========  ========

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

(d) DIVIDEND REINVESTMENT PLAN

     The Company maintains a Dividend Reinvestment and Common Stock Purchase Plan which provides stockholders with the option of reinvesting cash dividends in additional shares of the Company's common stock. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan. Any holder of shares of common stock is eligible to participate in the plan. On December 17, 1997, an additional 1,000,000 shares of stock were registered for issuance in the Dividend Reinvestment Plan. During 1997, 1996 and 1995, Employers Mutual elected to participate in the Dividend Reinvestment Plan by reinvesting 50 percent of its dividends in additional shares of the Company's common stock. Activity under the plan was as follows:
                                                    Year ended December 31,
                                                -----------------------------
                                                   1997      1996      1995
                                                ---------  --------  --------
     Shares available for purchase,
       beginning of year ......................   176,489   364,561   537,660
     Additional shares registered ............. 1,000,000         -         -
     Shares purchased under plan ..............  (195,585) (188,072) (173,099)
                                                ---------  --------  --------
     Shares available for purchase, end of year   980,904   176,489   364,561
                                                =========  ========  ========
     Range of purchase prices ..................   $11.88    $11.00    $10.00
                                                     to        to        to
                                                   $13.50    $13.75    $14.75
(e) TREASURY STOCK

     The Company repurchases shares of its outstanding common stock in connection with the issuance of new shares under Employers Mutual's stock option plans. These repurchased shares have historically been used to fulfill the stock requirements of the Company's dividend reinvestment plan and Employers Mutual's employee stock purchase plan.

     Effective June 30, 1996, the use of treasury stock was discontinued and all treasury shares held at that time were retired. All shares of the Company's common stock repurchased after June 30, 1996 have been retired.

 Treasury stock activity was as follows:
                                                   Year ended December 31,
                                                ----------------------------
                                                  1997      1996      1995
                                                --------  --------  --------
     Treasury shares, beginning of year .......        -     7,585    10,931
     Shares repurchased .......................        -    19,328    56,096
     Shares reissued ..........................        -   (10,262)  (59,442)
     Shares retired ...........................        -   (16,651)       -
                                                --------  --------  --------
     Treasury shares, end of year .............        -         -     7,585
                                                ========  ========  ========
     Average cost ............................. $      -  $      -  $  11.66
                                                ========  ========  ========
     (Loss) gain on reissue of treasury shares  $      -  $(16,257) $115,166
                                                ========  ========  ========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

 14. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of (1) cash, (2) indebtedness of/to related party,
(3) accounts receivable, (4) accounts payable and (5) accrued expenses approximate fair value because of the short maturity of these instruments.

     The estimated fair value of the Company's investments are summarized as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services (see note 9).
                                                    Carrying     Estimated
   December 31, 1997                                 amount      fair value
                                                  ------------  ------------
     Fixed maturity securities:
       Held-to-maturity ......................... $185,829,063  $193,835,013
       Available-for-sale .......................  179,652,738   179,652,738
     Equity securities available-for-sale .......   30,972,732    30,972,732
     Short-term investments .....................   14,926,994    14,926,994

   December 31, 1996

     Fixed maturity securities:
       Held-to-maturity ......................... $188,385,721  $194,655,256
       Available-for-sale .......................  150,038,644   150,038,644
     Equity securities available-for-sale .......   24,040,381    24,040,381
     Short-term investments .....................   17,553,606    17,553,606


15. CONTINGENT LIABILITIES

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

     Employers Mutual has purchased annuities to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company, under terms of the pooling agreement, is a 22 percent participant in these annuities (note 2). The Company is contingently liable to various claimants in the amount of $808,776 in the event that the issuing company would be unable to fulfill its obligations.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

16. UNAUDITED INTERIM FINANCIAL INFORMATION

                                          Three months ended,
                        ------------------------------------------------------
                         March 31      June 30     September 30  December 31
                        ------------  ------------  ------------  ------------
1997
----
Total revenues ........ $ 48,320,069  $ 50,104,278  $ 52,301,840  $ 54,570,925
                        ============  ============  ============  ============
Income before income
  taxes ............... $  2,070,552  $  1,922,904  $  3,064,442  $  9,744,835
Income taxes ..........      322,653       231,301       399,790     2,632,422
                        ------------  ------------  ------------  ------------
     Net income ....... $  1,747,899  $  1,691,603  $  2,664,652  $  7,112,413
                        ============  ============  ============  ============

Net income per share
   basic and diluted*   $        .16  $        .15  $        .24  $        .63
                        ============  ============  ============  ============

1996
----
Total revenues ........ $ 46,337,861  $ 46,456,275  $ 48,302,736  $ 50,166,775
                        ============  ============  ============  ============
Income before income
  taxes ............... $  4,373,874  $  1,482,899  $  5,587,906  $  9,224,674
Income taxes ..........    1,041,409        11,696     1,409,696     3,172,388
                        ------------  ------------  ------------  ------------
     Net income ....... $  3,332,465  $  1,471,203  $  4,178,210  $  6,052,286
                        ============  ============  ============  ============

Net income per share
   basic and diluted*   $        .31  $        .13  $        .38  $        .55
                        ============  ============  ============  ============

1995
----
Total revenues ........ $ 45,941,694  $ 43,549,373  $ 47,358,200  $ 49,978,160
                        ============  ============  ============  ============
Income before income
  taxes ............... $  5,528,309  $  7,393,160  $  3,706,098  $  7,688,342
Income taxes ..........    1,528,206     2,273,383       715,805     2,449,687
                        ------------  ------------  ------------  ------------
     Net income ....... $  4,000,103  $  5,119,777  $  2,990,293  $  5,238,655
                        ============  ============  ============  ============

Net income per share
   basic and diluted*   $        .38  $        .48  $        .28  $        .48
                        ============  ============  ============  ============


* Since the weighted average shares for the quarters are calculated independent of the weighted average shares for the year, quarterly net income per share may not total to annual net income per share.