Form 10-K, Exhibit 13
period 1997-12-31
EMC INSURANCE GROUP INC
filed 1998-03-23
CIK 356130

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED   EXHIBIT 13(d)
             -------------------------------------------------   -------------
             STOCKHOLDER MATTERS.
             --------------------

     The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol EMCI.

     The following table shows the high and low sales prices, as reported by by Nasdaq, and the dividends paid for each quarter within the two most recent years.

                            1997                           1996
                 ----------------------------  ----------------------------

                   High      Low    Dividends    High      Low    Dividends
                 -------  -------   ---------  -------  -------   ---------

1st Quarter      $12 3/4  $11 1/4    $.15     $14 1/4  $11 3/4   $   .14
2nd Quarter       13 1/2   10 3/4     .15      14 1/2   10 1/8       .14
3rd Quarter       15       12 1/2     .15      13 1/2   10 1/2       .14
4th Quarter       14 1/4   12 3/4     .15      12 1/4   10 1/2       .15
At December 31    13 1/4                       12

     On February 27, 1998, there were approximately 1,387 registered shareholders of the Company's common stock.

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

     A dividend reinvestment and common stock purchase plan provides stockholders with the option of receiving additional shares of common stock instead of cash dividends. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the Plan. See note 13(d) of Notes to Consolidated Financial Statements under Item 8 of this Form 10-K. During 1997 and 1996, Employers Mutual elected to receive 50 percent of its dividends in common stock under this plan.