Form 10-K, Exhibit 13
period 1998-12-31
EMC INSURANCE GROUP INC
filed 1999-03-29
CIK 356130

SELECTED FINANCIAL DATA.                                                                                             EXHIBIT 13(a)
------------------------                                                                                             -------------
                                                                           Year ended December 31,
                                --------------------------------------------------------------------------------------------------
                                  1998     1997     1996     1995     1994     1993     1992     1991     1990     1989      1988
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
                                                         ($ in thousands, except per share amounts)
Income Statement Data
  Insurance premiums earned ... $194,244 $177,218 $165,191 $162,266 $164,829 $156,438 $147,410 $113,419 $101,323 $ 91,728  $88,598
  Investment income, net ......   24,859   23,780   24,007   23,204   21,042   20,936   21,586   20,223   20,038   19,345   17,226
  Realized investment gains ...    5,901    4,100    1,891    1,043      520      684      384       65       48      257       36
  Other income ................    1,701    1,023      904    1,005    1,128      668      701      860      888      543      426
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
       Total revenues .........  226,705  206,121  191,993  187,518  187,519  178,726  170,081  134,567  122,297  111,873  106,286

  Losses and expenses .........  223,031  189,318  171,324  163,202  168,842  169,707  169,106  124,135  111,457  103,096   90,824
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
  Income before income taxes ..    3,674   16,803   20,669   24,316   18,677    9,019      975   10,432   10,840    8,777   15,462

  Income taxes ................   (2,339)   3,586    5,635    6,967    5,171    1,885      759    3,124    2,894    2,055    3,920
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
  Income from:
     Continuing operations ....    6,013   13,217   15,034   17,349   13,506    7,134      216    7,308    7,946    6,722   11,542
     Discontinued operations ..        -        -        -        -        -        -        -    1,853      319      274      263
     Accounting changes .......        -        -        -        -        -    2,621        -        -        -        -        -
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Net income ............ $  6,013 $ 13,217 $ 15,034 $ 17,349 $ 13,506 $  9,755 $    216 $  9,161  $ 8,265  $ 6,996  $11,805
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======
  Net income per common share
    - basic and diluted:
       Continuing operations .. $    .53 $   1.18 $   1.37 $   1.62 $   1.29 $    .70 $    .02 $    .73 $    .80 $    .71  $  1.29
       Discontinued operations         -        -        -        -        -        -        -      .18      .03      .03      .03
       Accounting changes .....        -        -        -        -        -      .26        -        -        -        -        -
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Total ................. $    .53 $   1.18 $   1.37 $   1.62 $   1.29 $    .96 $    .02 $    .91 $    .83 $    .74  $  1.32
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======
  Premiums earned by segment:
    Property and casualty ..... $155,523 $143,113 $128,516 $126,440 $127,573 $123,114 $120,795 $ 88,410 $ 80,627 $ 73,107  $67,181
    Reinsurance ...............   38,721   34,105   36,675   35,826   37,256   33,324   26,615   25,009   20,696   18,621   21,417
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Total ..................$194,244 $177,218 $165,191 $162,266 $164,829 $156,438 $147,410 $113,419 $101,323 $ 91,728  $88,598
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======
Balance Sheet Data
  Total assets ................ $496,046 $459,110 $430,328 $412,881 $387,370 $368,936 $372,807 $311,001 $296,126 $284,396 $266,812
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
  Stockholders' equity ........ $163,938 $162,346 $148,729 $136,889 $116,727 $109,634 $100,911 $105,144 $100,615 $ 95,911 $ 89,604
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

SELECTED FINANCIAL DATA.(continued)                                                                                   EXHIBIT 13(a)
-----------------------------------                                                                                   ------------

                                                                    Year ended December 31,
                                 --------------------------------------------------------------------------------------------------

                                   1998     1997     1996     1995     1994     1993     1992     1991     1990     1989     1988
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                            ($ in thousands, except per share amounts)
Other Data
   Average return on equity ....     3.7%     8.5%    10.5%    13.7%    11.9%     9.3%      .2%     8.9%     8.4%     7.5%    14.1%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Book value per share ........ $  14.26 $  14.30 $  13.42 $  12.66 $  11.03 $ 10.63  $   9.98 $  10.47 $  10.04 $   9.82 $   9.65
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Dividends paid per share .... $    .60 $    .60 $    .57 $    .53 $    .52 $    .52 $    .52 $    .52 $    .52 $    .52 $    .49
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Property and casualty segment
     pool percentage ...........    23.5%      22%      22%      22%      22%      22%      22%      17%      17%      17%      17%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
   Reinsurance subsidiary quota
     share percentage ..........     100%     100%      95%      95%      95%      95%      95%      95%      95%      95%      95%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Closing stock price ......... $ 12 3/4 $ 13 1/4 $ 12     $ 13 3/4 $  9 1/2 $  9 1/2 $  8 1/2 $  9 1/2 $  6 7/8  $ 8     $  7 3/4
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Net investment yield (pretax)    6.02%    6.15%    6.54%    6.65%    6.59%    6.83%    7.50%    8.02%    8.53%    8.74%    8.58%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Cash dividends to
     closing stock price........     4.7%     4.5%     4.8%     3.9%     5.5%     5.5%     6.1%     5.5%     7.6%     6.5%     6.3%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Common shares outstanding ...   11,496   11,351   11,084   10,814   10,577   10,317   10,112   10,046   10,015    9,762    9,287
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Statutory combined ratio ....   114.8%   106.2%   103.6%    99.6%   101.3%   106.3%   113.9%   109.2%   109.5%   112.7%    98.7%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

Amounts previously reported in prior consolidated financial statements have been reclassified to conform to current presentation.