Form 10-K, Exhibit 13
period 1998-12-31
EMC INSURANCE GROUP INC
filed 1999-03-29
CIK 356130

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


OVERVIEW

     EMC Insurance Group Inc., an approximately 68 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Property and casualty insurance is the most significant segment, representing
80.1 percent of consolidated premiums earned. For purposes of this discussion, the term "Company" is used interchangeably to describe EMC Insurance Group Inc. (Parent Company only) and EMC Insurance Group Inc. and its subsidiaries.

     The Company adopted Statement of Financial Accounting Standard (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information" in the fourth quarter of 1998. Implementation of this standard caused the Company to redefine its reportable segments (see note 8 of Notes to Consolidated Financial Statements).

     The Company's four property and casualty insurance subsidiaries and two subsidiaries and an affiliate of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively the "pooling agreement"). Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business, with the exception of any voluntary reinsurance business assumed from nonaffiliated insurance companies, and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from nonaffiliated insurance companies, are prorated among the parties on the basis of participation in the pool. Operations of the pool give rise to intercompany balances with Employers Mutual, which are settled on a quarterly basis. The investment and income tax activities of the pool participants are not subject to the pooling agreement.

     The purpose of the pooling agreement is to spread the risk of an exposure insured by any of the pool participants among all the companies. The pooling agreement produces a more uniform and stable underwriting result from year to year for all companies in the pool than might be experienced individually. In addition, each company benefits from the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own assets, and from the wide range of policy forms, lines of insurance written, rate filings and commission plans offered by each of the companies. A single set of reinsurance treaties is maintained for the protection of all companies in the pool.

     Effective January 1, 1998, Farm and City Insurance Company (Farm and
City), a subsidiary of the Company that writes nonstandard risk automobile insurance business, became a participant in the pooling agreement. Farm and City assumes a 1.5 percent participation in the pool, which increased the Company's aggregate participation in the pool from 22 percent in 1997 and 1996 to 23.5 percent in 1998. In connection with this change in the pooling agreement, the Company's liabilities increased $6,225,000 and invested assets increased $5,570,000. The Company reimbursed Employers Mutual $727,000 for the expenses that were incurred to generate the additional business assumed by the Company and Employers Mutual paid the Company $72,000 in interest income as the actual cash transfer did not occur until March 25, 1998. As a result of this change in structure, the Company now has four subsidiaries that comprise the property and casualty insurance segment and no longer has a separate segment for the nonstandard risk automobile insurance business.

     Effective January 1, 1997, Hamilton Mutual Insurance Company (Hamilton Mutual), a new affiliate of Employers Mutual, became a participant in the pooling agreement. In connection with this change in the pooling agreement, the Company's liabilities increased $6,393,000 and invested assets increased $5,674,000. The Company reimbursed Employers Mutual $794,000 for the expenses that were incurred to generate the additional business assumed by the Company and Employers Mutual paid the Company $75,000 in interest income as the actual cash transfer did not occur until March 24, 1997.

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

     Effective January 1, 1997, the reinsurance subsidiary's quota share participation was increased from 95 percent to 100 percent and the maximum loss assumed per event was increased from $1,000,000 to $1,500,000. In connection with the change in the quota share percentage, the Company's liabilities increased $3,174,000 and invested assets increased $3,067,000. The Company reimbursed Employers Mutual $107,000 for the expenses that were incurred to generate the additional business assumed by the Company.

CONSOLIDATED RESULTS OF OPERATIONS

Operating results for the three years ended December 31, 1998 are as follows:

($ in thousands)                             1998        1997        1996
                                           --------    --------    --------
Premiums earned .......................... $194,244    $177,218    $165,191
Losses and settlement expenses ...........  157,876     129,853     115,367
Acquisition and other expenses ...........   63,554      58,529      55,079
                                           --------    --------    --------
Underwriting loss ........................  (27,186)    (11,164)     (5,255)
Net investment income ....................   24,859      23,780      24,007
Other income .............................      100          87          26
                                           --------    --------    --------
Operating (loss) income before
  income taxes ...........................   (2,227)     12,703      18,778
Realized investment gains ................    5,901       4,100       1,891
                                           --------    --------    --------
Income before income taxes ............... $  3,674    $ 16,803    $ 20,669
                                           ========    ========    ========

Incurred losses and settlement expenses:
  Insured events of the current year ..... $168,953    $137,301    $131,375
  Decrease in provision for insured
    events of prior years ................  (11,077)     (7,448)    (16,008)
                                           --------    --------    --------
      Total losses and settlement expenses $157,876    $129,853    $115,367
                                           ========    ========    ========
Catastrophe and storm losses ............. $ 13,477    $  5,846    $  9,192
                                           ========    ========    ========


     Operating results before income taxes have declined substantially over the last three years. This decline is primarily attributable to the property and casualty insurance segment, which has experienced intense rate competition, a significant increase in current accident year loss activity and large fluctuations in the amount of favorable development experienced in the actual settlement of claims and changes in reserves associated with prior years' losses. The reinsurance segment has also experienced a decline in operating income over the last three years, but continues to be profitable. Operating results for 1998 reflect earnings of $1,204,000 that resulted from a one-time adjustment in certain balances reported by a state run assigned risk program in which the Company's property and casualty insurance segment participates.

     Premium income increased substantially in 1998 and 1997 after rising moderately in 1996. The majority of this increase is attributable to the property and casualty insurance segment, which has benefitted from the regional presence provided by the Company's 18 branch offices and the addition of Hamilton Mutual to the pooling agreement in 1997. The addition of Farm and City to the pooling agreement in 1998 did not have a material impact on the revenues of the Company. The reinsurance subsidiary experienced a significant increase in premium income in 1998 with the addition of several new accounts after reporting a decline in 1997.

     Losses and settlement expenses increased significantly in 1998 due to a substantial increase in catastrophe and storm losses and an unusually large increase in the frequency and severity of losses unrelated to catastrophe and storm activity. This increase in current accident year loss activity was partially offset by an increase in the amount of favorable development experienced in the actual settlement of claims and changes in reserves associated with prior years' losses. Losses and settlement expenses for the year 1997 reflect a substantial decline in the amount of favorable development experienced on prior years' losses; however, the decline in favorable development was partially offset by a decline in catastrophe and storm losses. Losses and settlement expenses increased for the year 1996 despite the benefit of an elevated level of favorable development on prior years' losses. This was primarily due to an unusually large number of commercial property losses experienced by the property and casualty insurance segment and a substantial increase in catastrophe losses in the reinsurance segment.

     Acquisition and other expenses increased considerably in 1998 and 1997 after rising moderately in 1996. The increases for 1998 and 1997 relate primarily to the property and casualty insurance segment and reflect a variety of factors including increased production levels, higher commission costs and various loss control functions that have been implemented. The amounts reported for 1998 and 1997 also include expenses associated with the addition of Farm and City and Hamilton Mutual to the pooling agreement and the increase in the reinsurance subsidiary's quota share percentage.

     Net investment income increased moderately in 1998 after declining slightly in 1997. The improvement in 1998 is attributable to a higher average invested asset balance and a decline in investment expenses. The Company has experienced a decline in the average rate of return earned on fixed maturity investments over the last two years due to falling interest rates.

     Realized investment gains increased significantly in 1998 due to the liquidation of the Company's common stock mutual fund portfolio in the third quarter. Proceeds from the liquidation, which totaled $28,573,000 and included $7,585,000 of realized gains, were reinvested into individual stock issues that are being managed on a tax-aware basis. During the fourth quarter of 1998, the Company sold a portion of the newly acquired stock issues for tax
planning purposes and recognized realized losses of $1,584,000.   Realized
investment gains for 1997 and 1996 reflect capital gains distributions from the common stock mutual fund portfolio.

     The change in the Company's investment strategy for equity securities, from a common stock mutual fund portfolio to individual stock issues, will allow the Company to control both the timing and the amount of sales that occur in these investments. As a result, realized investment gains reported in future periods are expected to decline significantly from the amounts reported during the last several years.

SEGMENT RESULTS

Property and Casualty Insurance

Operating results for the three years ended December 31, 1998 are as follows:

($ in thousands)                             1998        1997        1996
                                           --------    --------    --------
Premiums earned .......................... $155,523    $143,112    $128,516
Losses and settlement expenses ...........  128,667     106,547      90,187
Acquisition and other expenses ...........   51,460      46,777      43,622
                                           --------    --------    --------
Underwriting loss ........................  (24,604)    (10,212)     (5,293)
Net investment income ....................   17,635      16,720      17,164
Other income .............................      319         181          65
                                           --------    --------    --------
Operating (loss) income before
  income taxes ...........................   (6,650)      6,689      11,936
Realized investment gains ................    5,870       4,077       1,818
                                           --------    --------    --------
(Loss) income before income taxes ........ $   (780)   $ 10,766    $ 13,754
                                           ========    ========    ========

Incurred losses and settlement expenses:
  Insured events of the current year ..... $136,209    $112,192    $102,498
  Decrease in provision for insured
    events of prior years ................   (7,542)     (5,645)    (12,311)
                                           --------    --------    --------
      Total losses and settlement expenses $128,667    $106,547    $ 90,187
                                           ========    ========    ========
Catastrophe and storm losses ............. $ 10,163    $  4,570    $  4,935
                                           ========    ========    ========


     As previously noted, Farm and City became a 1.5 percent participant in the pooling agreement on January 1, 1998, which increased the property and casualty insurance segment's aggregate participation in the pooling agreement from 22 percent in 1997 and 1996 to 23.5 percent in 1998. Prior year segment results have been restated to include the results of Farm and City for comparative purposes.

     Premiums earned increased substantially in 1998 and 1997 after rising moderately in 1996. The large increases in 1998 and 1997 are attributable to competitive rates, expansion into new territories and strong working relationships between local agents and the 18 regional branch offices. In addition, the Company's regional branch structure has allowed the property and casualty insurance segment to gain market share by writing roll over business made available by competitors' repositioning strategies. The increase for 1997 also reflects the addition of Hamilton Mutual to the pooling agreement, which added $8,634,000 to premiums earned. Rate competition continues to be intense, especially in the commercial lines marketplace where the property and casualty insurance segment conducts the majority of its insurance business. Overall rate adequacy continued to decline in 1998 as rates for various lines of insurance, including workers' compensation, general liability and commercial property, decreased. There were some indications of rate stabilization in the personal lines marketplace during 1998; however, overall rate adequacy is not expected to improve significantly in the near future.

     Losses and settlement expenses increased significantly in 1998 and 1997 after rising moderately in 1996. The large increase in 1998 reflects a substantial increase in both catastrophe and storm losses and the frequency and severity of losses unrelated to catastrophe and storm activity. The increase in catastrophe and storm losses is attributable to a series of intense storms that battered the Midwestern and Southeastern United States during the second quarter and losses associated with Hurricanes Georges and Bonnie during the third quarter. The large increase in current accident year claim activity was partially offset by an increase in the amount of favorable development experienced in the actual settlement of claims and changes in reserves associated with prior years' losses. Losses and settlement expenses increased significantly in 1997 due to a substantial decline in the amount of favorable development experienced on prior years' losses; however, this decline in favorable development was partially offset by lower catastrophe and storm losses. For the year 1996, losses and settlement expenses increased despite the benefit of an elevated level of favorable development on prior years' losses. This was primarily due to an unusually large number of severe commercial property losses. The property and casualty insurance segment has historically experienced favorable development in its reserves and current reserving practices have not been relaxed; however, the amount of favorable development experienced in recent years is not expected to continue.

     Acquisition and other expenses increased noticeably in 1998 and 1997 after rising moderately in 1996. The increase for 1998 reflects additional expenses associated with the higher production level noted previously, an increase in commission costs related to the intense competition for insurance business and the growing book of property business, and the payment of approximately $727,000 of expenses in connection with the addition of Farm and City to the pooling agreement. The amount reported for 1998 also reflects an increase in the estimate of deferrable acquisition expenses. This change in estimate, which was based on recent studies, had the effect of increasing the amount of acquisition costs that were deferred in 1998. The increase in acquisition and other expenses in 1997 is due to the increase in the size of the pool, higher commission rates on the property book of business, and the payment of approximately $794,000 of expenses related to the addition of Hamilton Mutual to the pooling agreement.

     Underwriting results for the last three years have been negatively impacted by a variety of factors ranging from a substantial increase in catastrophe and storm losses in 1998, a significant increase in the frequency and severity of losses unrelated to catastrophe and storm activity in 1998 and 1996 and a large decline in the amount of favorable development experienced on prior years' reserves in 1997. While significant in themselves, the impact of these factors has been compounded by intense rate competition within the insurance industry, especially in the commercial lines of insurance. Rates for commercial lines of insurance continue to decline due to excess capitalization in the insurance industry. As a result, increases in premium income are not keeping pace with increases in loss costs. Management is aware of the narrowing profit margin on commercial lines of insurance and continues to use strict underwriting guidelines. Other actions being taken to improve profitability include re-underwriting programs for both the current book of business and the agency force, controlled usage of discretionary rate credits and the implementation of rate increases where possible.

      Through its participation in the pooling agreement, the property and casualty insurance subsidiaries assume insurance business from the North Carolina Reinsurance Facility (NCRF), which is a state run assigned risk program. The property and casualty insurance subsidiaries have not previously recognized their share of certain surcharges reported by the NCRF. During 1998, the property and casualty insurance subsidiaries received clarification regarding such amounts and recorded their share of these cumulative surcharges. As a result, operating results for 1998 reflect assumed premium income of $543,000 and assumed loss recoveries of $662,000 related to prior years. Prospectively, these surcharges will be recorded on a quarterly basis
      .
Reinsurance

Operating results for the three years ended December 31, 1998 are as follows:

($ in thousands)                               1998       1997       1996
                                             --------   --------   --------
Premiums earned ............................ $ 38,721   $ 34,106   $ 36,675
Losses and settlement expenses .............   29,209     23,306     25,180
Acquisition and other expenses .............   12,094     11,752     11,457
                                             --------   --------   --------
Underwriting (loss) gain ...................   (2,582)      (952)        38
Net investment income ......................    6,760      6,615      6,436
Other income ...............................      168        219        274
                                             --------   --------   --------
Operating income before income taxes .......    4,346      5,882      6,748
Realized investment gains ..................       31         23         73
                                             --------   --------   --------
Income before income taxes ................. $  4,377   $  5,905   $  6,821
                                             ========   ========   ========

Incurred losses and settlement expenses:
  Insured events of the current year ....... $ 32,744   $ 25,109   $ 28,877
  Decrease in provision for insured
    events of prior years ..................   (3,535)    (1,803)    (3,697)
                                             --------   --------   --------
      Total losses and settlement expenses   $ 29,209   $ 23,306   $ 25,180
                                             ========   ========   ========
Catastrophe losses ......................... $  3,314   $  1,276   $  4,257
                                             ========   ========   ========


     Premium income increased substantially in 1998 with the addition of several new accounts, after declining in 1997. The decline in 1997 reflects a decrease in the estimate of earned but not reported premium, rate reductions and the absence of run-off premium that was recognized in 1996. Premium income decreased in 1997 despite an increase in the quota share percentage from 95 percent to 100 percent and the cancellation of an aggregate reinsurance treaty with Employers Mutual. Rate competition within the reinsurance marketplace remains very intense and is not expected to improve in the near future due to excess capacity and the high level of merger and acquisition activity occurring in the industry.

     Losses and settlement expenses have fluctuated over the last three years in conjunction with the changes experienced in premium volume. Losses associated with current accident year claims increased more significantly in 1998 due to a deterioration in the loss experience of a reinsurance pool that Employers Mutual participates in, which was attributable to a high level of storm activity. The amount of favorable development experienced in the actual settlement of claims and changes in reserves associated with prior years' losses has also fluctuated over the last three years; however, the impact of these fluctuations has been mostly offset by similar fluctuations in the amount of catastrophe losses experienced in those years.

     Acquisition and other expenses have increased moderately but steadily over the last three years despite the fluctuations in premium income. This is primarily due to increases in contingent commission expense, which is associated with the favorable loss results experienced on the assumed book of business.

     Underwriting results have declined over the last three years, but are still considered satisfactory in the competitive reinsurance marketplace. The decline can be attributed in part to rate reductions, which are the result of excess capacity in the reinsurance marketplace. Employers Mutual is working to address this issue by accepting a larger share of coverage on desirable programs and strengthening its relationships with reinsurance intermediaries. Management is aware of the narrowing profit margin on reinsurance business and continues to emphasize profitability over premium growth.


Parent Company

     Operating income before income taxes decreased to $77,000 in 1998 from $132,000 in 1997 and $94,000 in 1996. The decline in 1998 results is primarily due to higher operating expenses. Results for 1997 and 1996 reflect additional investment income that resulted from an increase in the invested asset balance.


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

     Estimating loss and settlement expense reserves for asbestos and environmental claims is very difficult due to the many uncertainties surrounding these types of claims. These uncertainties exist because the assignment of responsibility varies widely by state and claims often emerge long after a policy has expired, which makes assignment of damages to the appropriate party and to the time period covered by a particular policy difficult. In establishing reserves for these types of claims, management monitors the relevant facts concerning each claim, the current status of the legal environment, the social and political conditions and the claim history and trends within the Company and the industry.

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

     The Company's asbestos claims activity is predominately from insureds that have been named as one of multiple defendants covering exposure over many years. The Company has not found any evidence of injury as a result of exposure to an insured's products during the policy periods.

LIQUIDITY AND INVESTMENTS

     The Company maintains a portion of the investment portfolio in relatively short-term and highly liquid investments to ensure the availability of funds to meet claims and expenses. The remainder of the investment portfolio, excluding investments in equity securities, is invested in securities with maturities that approximate the anticipated liabilities of the insurance issued.

     The Company considers itself to be a long-term investor and generally purchases fixed maturity investments with the intent to hold them to maturity. The Company has classified a portion of its investments in fixed maturity securities, primarily bonds issued by municipalities and corporations, as available-for-sale securities to provide flexibility in the management of the portfolio. Unrealized holding gains on fixed maturity securities available-for-sale, net of tax, totaled $6,194,000 at December 31, 1998 compared to $4,577,000 and $2,141,000 at December 31, 1997 and 1996, respectively. Since the Company does not actively trade in the bond market, such fluctuations in the fair value of these investments are not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated. The Company closely monitors the bond market and makes appropriate adjustments in investment policy as changing conditions warrant.

     The majority of the Company's assets are invested in fixed maturities. These investments provide a substantial amount of income which supplements underwriting results and contributes to net earnings. As these investments mature, the proceeds will be reinvested at current rates, which may be higher or lower than those now being earned; therefore, more or less investment income may be available to contribute to net earnings depending on the interest rate level.

     During 1998 the Company liquidated its common stock mutual fund portfolio and reinvested the proceeds in individual stock issues that are being managed on a tax-aware basis. This change in investment philosophy is not expected to have a material impact on the operations of the Company as forced liquidations of investments are not anticipated.

     The major ongoing sources of the Company's liquidity are insurance premium income, investment income and cash provided from maturing or liquidated investments. The principal outflows of cash are payments of claims, commissions, premium taxes, operating expenses, income taxes, dividends and investment purchases.

     During 1998, the Company generated positive cash flows from operations of $25,565,000 compared to $22,564,000 in 1997 and $17,097,000 in 1996. The amount for 1998 includes $5,570,000 received from Employers Mutual in connection with the addition of Farm and City to the pooling agreement. The amount for 1997 includes $8,741,000 received from Employers Mutual in connection with the addition of Hamilton Mutual to the pooling agreement and the increase in the reinsurance subsidiary's quota share percentage.


MARKET RISK

     The main objectives in managing the investment portfolios of the Company are to maximize after-tax investment income and total investment return while minimizing credit risks, in order to provide maximum support for the underwriting operations. Investment strategies are developed based upon many factors including underwriting results and the Company's resulting tax position, regulatory requirements, fluctuations in interest rates and consideration of other market risks. Investment decisions are centrally managed by investment professionals and are supervised by the investment committees of the respective boards of directors for each of the Company's subsidiaries.

     Market risk represents the potential for loss due to adverse changes in the fair value of financial instruments. The market risks of the financial instruments of the Company relate to the investment portfolio, which exposes the Company to interest rate and equity price risk, and to a lesser extent credit quality and prepayment risk. Monitoring systems and analytical tools are in place to assess each of these elements of market risk.

     Interest rate risk includes the price sensitivity of a fixed maturity security to changes in interest rates and the affect on future earnings from short-term investments and maturing long-term investments, given a change in interest rates. The following analysis illustrates the sensitivity of the Company's financial instruments to selected changes in market rates and prices. A hypothetical one percent increase or decrease in interest rates as of December 31, 1998 would have caused a corresponding pretax decrease or increase in the fair value of the fixed maturity portfolio of approximately $16,000,000 or 3.9 percent. In addition, a hypothetical one percent increase or decrease in interest rates at December 31, 1998 would result in a corresponding increase or decrease in pretax income of approximately $800,000 for 1999, assuming the current maturity and prepayment patterns. The Company monitors interest rate risk through the analysis of interest rate simulations, and adjusts the average duration of its fixed maturity portfolio by investing in either longer or shorter term instruments given the results of interest rate simulations and judgments of cash flow needs.

     The valuation of the Company's marketable equity portfolios is subject to equity price risk. In general, equities have more year-to-year price variability than bonds. However, returns from equity securities over longer time frames have been consistently higher. The Company invests in a diversified portfolio of readily marketable equity securities. A hypothetical 10 percent increase or decrease in the S&P 500 as of December 31, 1998 would have resulted in a corresponding pretax increase or decrease in the fair value of the Company's equity portfolio of approximately $2,900,000.

     The Company invests in high quality fixed maturity securities, thus minimizing credit quality risk. The portfolio of long-term fixed maturity securities consists of 24.5 percent U.S. Treasury, 13.3 percent government agency, 6.8 percent mortgage-backed, 42.1 percent municipal, and 13.3 percent corporate securities. No securities are below investment grade.

     Prepayment risk refers to the changes in prepayment patterns that can either shorten or lengthen the expected timing of the principal repayments and thus the average life and the effective yield of a security. Such risk exists primarily within the portfolio of mortgage-backed securities. The prepayment risk analysis is monitored regularly through the analysis of interest rate simulations. The effective duration of the mortgage-backed securities is 1.5 years with an average life and current yield of 2.1 years and 7.7 percent, respectively.


CAPITAL RESOURCES

     Insurance company operations require capital to support premium writings. The Company believes that its insurance company subsidiaries have sufficient capital to support their expected near-term writings.

     The National Association of Insurance Commissioners (NAIC) maintains certain risk-based capital standards for property and casualty insurance companies. Risk-based capital requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. At December 31, 1998, each of the Company's insurance subsidiaries has a ratio of total adjusted capital to risk-based capital well in excess of the minimum level required.

     A major source of cash flows for the Company is dividend payments from its subsidiaries. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The Company received $4,275,000, $3,750,000 and $3,060,000 of dividends from its insurance subsidiaries in 1998, 1997 and 1996, respectively. The Company paid cash dividends to its stockholders totaling $5,638,000, $4,314,000 and $4,017,000 in 1998, 1997 and
1996, respectively. Total dividends, including amounts reinvested in shares of the Company's common stock, amounted to $6,865,000, $6,715,000 and $6,234,000 in 1998, 1997 and 1996, respectively. For the last three years, Employers Mutual has elected to receive 50 percent of its dividends in common stock under the Company's dividend reinvestment and common stock purchase plan.

     As of December 31, 1998, the Company had no material commitments for capital expenditures.


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


IMPACT OF YEAR 2000 REMEDIATION ON OPERATIONS

     The Year 2000 issue presents both operational and underwriting risks to the Company. Operational risks include the failure of computer systems and equipment owned and operated by Employers Mutual, as well as those owned and operated by vendors and other parties with which the Company conducts business. Underwriting risks include, but are not limited to, potential claims by the Company's insureds to recover losses due to interruption of business or liability to third parties that result from the failure of computer systems.

     Employers Mutual owns and maintains the computer systems utilized in the operation of the Company's businesses, and is currently in the process of finalizing changes to these systems in order to be Year 2000 compliant. Employers Mutual uses a four step process for preparing systems for Year 2000 compliance:

          1) Inventory and impact - systems are reviewed to assess the impact of Year 2000, including the consequences of failure to achieve Year 2000 compliance.
          2) Planning and scheduling - modifications are planned and scheduled.
          3) Modification and testing - necessary system modifications are made and tested.
          4) Certification - a formal test of the system for compliance and approval by the appropriate management personnel.

     All critical systems, including policy issuance, billing and claims processing, have been certified as compliant. The majority of the non-critical systems are at or near completion of the four step process for Year 2000 compliance, with all remaining work scheduled for completion in the first half of 1999. Employers Mutual has contacted its vendors of computer and facility equipment and software to ascertain whether those systems are Year 2000 compliant. All necessary upgrades to the equipment and software to achieve Year 2000 compliance have been scheduled for implementation by the first half of 1999. Employers Mutual has also contracted with an outside consulting firm to provide an independent assessment of Year 2000 compliance efforts. The consultants issued a report which included findings and recommendations. This information has all been considered by management in its assessment of Year 2000 compliance issues.

     Employers Mutual is also monitoring Year 2000 compliance of third parties with which it has a material business relationship. Employers Mutual has contacted financial institutions providing custodial and other services and suppliers to ascertain their Year 2000 compliance status. The Company is relying upon the Year 2000 readiness statements of these third parties and has not independently verified the accuracy of such statements.

     The Company has distributed a letter to all of its commercial insureds notifying them that their current policies do not cover Year 2000 losses, but that coverage may be available through an endorsement to the policy. A questionnaire has been developed and provided to them to aide in assessing potential risks from Year 2000 noncompliance. Employers Mutual has in place reinsurance protection for potential third party liability claims against policyholders arising from Year 2000 issues.

     Year 2000 compliance efforts have been in process for a number of years. The majority of the costs associated with these efforts is the internal payroll and payroll related expenses of the information systems department. These expenses were charged to operations in the year incurred and were not separately tracked. In addition, nearly all purchases of software and hardware applications were not made specifically for Year 2000 compliance, and are not considered costs of the Year 2000 compliance effort. Costs incurred to date for outside consultants and software and hardware applications specifically purchased for Year 2000 compliance efforts have amounted to less than $100,000 for the EMC Insurance Companies. The Company's share of all remaining costs associated with the Year 2000 compliance project are not expected to exceed $50,000.

     The most likely worst case scenario for failing to achieve Year 2000 compliance would be a delay in processing of non-critical functions. Due to the current state of readiness, it is unlikely that the processing of policy issuance, billing, or claim handling activities will be delayed. However, it is reasonably likely that delays in the processing of ancillary activities may be experienced. The effect of these delays are not expected to be material to the Company's results of operations, liquidity, or financial condition.

     The Company believes it has addressed the potential exposures related to Year 2000 noncompliance. If an unforeseen Year 2000 failure occurs, manual processing may be used until the necessary corrections are implemented. In addition, data on the computer systems is regularly backed-up and held off-site in both soft and hard copy format. This historical data would be available in the event of any processing failures. A formalized and documented business continuation plan is also in place to support operations in cases of business interruption.


NEW ACCOUNTING PRONOUNCEMENTS

     The Company adopted the disclosure requirements of SFAS 130, "Reporting Comprehensive Income" in 1998. SFAS 130 requires certain disclosures of comprehensive income. Adoption of this statement had no impact on the operating results of the Company.

     The Company adopted the presentation requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" in the fourth quarter of 1998. Adoption of this statement had no impact on the operating results of the Company.



     The Company adopted the disclosure requirements of SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" in 1998. Adoption of this statement had no impact on the operating results of the Company.

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. Currently, the Company's investment strategy does not include investments in derivative instruments or hedging activities. Adoption of this statement is not expected to have any effect on the operating results of the Company.


DEVELOPMENTS IN INSURANCE REGULATION

     In 1996 the NAIC adopted model legislation governing insurance company investments. This model investment law has been adopted by one state (Illinois) and is not expected to have a material impact on the operations of the Company's insurance subsidiaries.

     The NAIC is in the final stages of a project to codify statutory accounting principles. The goal of this project is to establish a uniform set of accounting rules and regulations that will be utilized by all insurance companies when preparing financial reports submitted to regulatory authorities. The issue papers documenting this new comprehensive basis of accounting have been finalized; however, the adoption process is not yet complete. The Company has begun a study to determine the impact of adopting the proposed accounting and reporting requirements in the codification of statutory accounting principles, but has not determined what impact, if any, this project will have on the statutory surplus of its insurance subsidiaries when enacted.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management's current expectations and actual results of the Company may differ materially from such expectations. The risks and uncertainties that may affect the actual results of the Company include but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; state and federal legislation and regulations; rate competition; changes in interest rates and the performance of financial markets; the adequacy of loss and settlement expense reserves, including asbestos and environmental claims; failure in Year 2000 compliance by the Company, its vendors or third party service providers; and other risks and uncertainties inherent in the Company's business.