Form 10-K, Exhibit 13
period 1998-12-31
EMC INSURANCE GROUP INC
filed 1999-03-29
CIK 356130

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.                    EXHIBIT 13(c)
--------------------------------------------                    -------------

            Management's Responsibility for Financial Reporting

     The management of EMC Insurance Group Inc. and Subsidiaries is responsible for the preparation, integrity and objectivity of the accompanying financial statements, as well as other financial information in this report. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based on management's estimates and judgments where necessary.

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

     Management of the Company has established and continues to maintain a system of internal controls that are designed to provide assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal controls provides for appropriate division of responsibility. Certain aspects of these systems and controls are tested periodically by the Company's internal auditors. Management considers the recommendations of its internal auditors and independent accountants concerning the Company's internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that as of December 31, 1998, the Company's system of internal controls was adequate to accomplish the above objectives.

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


/s/ Bruce G. Kelley                      /s/ Mark E. Reese
------------------------------------     -------------------------------------
Bruce G. Kelley                          Mark E. Reese
President, Treasurer and                 Vice President and
Chief Executive Officer                  Chief Financial Officer

                  Independent Auditors' Report

The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We have audited the accompanying consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                          /s/ KPMG Peat Marwick LLP

Des Moines, Iowa
February 25, 1999

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                           December 31,
                                                    --------------------------
                                                        1998          1997
                                                    ------------  ------------
ASSETS
Investments (note 9):
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
     (fair value $174,623,439 and $193,835,013) ... $164,926,190  $185,829,063
    Securities available-for-sale, at fair value
     (amortized cost $208,115,127 and $172,717,206)  217,499,600   179,652,738
  Equity securities available-for-sale, at fair
    value (cost $29,928,433 and $26,261,157) ......   32,785,429    30,972,732
  Short-term investments, at cost .................   22,660,011    14,926,994
                                                    ------------  ------------
       Total investments ..........................  437,871,230   411,381,527


Cash ..............................................    2,133,056     1,200,300
Indebtedness of related party (note 2) ...........             -       822,403
Accrued investment income .........................    5,865,307     5,752,295
Accounts receivable (net of allowance for
  uncollectible accounts of $400,000 and $0) ......    2,779,041     1,457,312
Income tax recoverable ............................    3,224,000             -
Reinsurance receivables (note 3) ..................   16,627,791    13,601,691
Deferred policy acquisition costs .................   12,355,482    10,560,657
Deferred income taxes (note 10) ...................   10,371,754     9,751,721
Intangible assets, including goodwill, at cost
  less accumulated amortization of $2,212,695
  and $2,078,182 ..................................    1,345,125     1,479,638
Prepaid reinsurance premiums (note 3) .............    1,201,737     1,195,065
Other assets ......................................    2,271,829     1,907,187
                                                    ------------  ------------
       Total assets ............................... $496,046,352  $459,109,796
                                                    ============  ============

See accompanying Notes to Consolidated Financial Statements.

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                          December 31,
                                                   --------------------------
                                                       1998          1997
                                                   ------------  ------------
LIABILITIES
Losses and settlement expenses (notes 2,4 and 5)   $245,610,323  $217,777,942
Unearned premiums (note 2) .......................   61,464,051    54,857,463
Other policyholders' funds .......................    1,951,683     2,781,544
Indebtedness to related party (note 2) ...........    3,393,182             -
Income taxes payable .............................            -     3,548,000
Postretirement benefits (note 12) ................    6,017,565     5,428,913
Deferred income ..................................      277,854       446,678
Other liabilities ................................   13,393,854    11,922,800
                                                   ------------  ------------
       Total liabilities .........................  332,108,512   296,763,340
                                                   ------------  ------------
STOCKHOLDERS' EQUITY (notes 6,7 and 13)
Common stock, $1 par value,
  authorized 20,000,000 shares;
  issued and outstanding, 11,496,389 shares
  in 1998 and 11,351,119 shares in 1997 ..........   11,496,389    11,351,119
Additional paid-in capital .......................   67,822,412    65,916,681
Accumulated other comprehensive income ...........    8,079,371     7,687,092
Retained earnings ................................   76,539,668    77,391,564
                                                   ------------  ------------
       Total stockholders' equity ................  163,937,840   162,346,456
                                                   ------------  ------------
Contingent liabilities (notes 3 and 15)


       Total liabilities and stockholders' equity  $496,046,352  $459,109,796
                                                   ============  ============

See accompanying Notes to Consolidated Financial Statements.

                     EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                         Consolidated Statements of Income

                                              Year ended December 31,
                                     ----------------------------------------
                                         1998          1997          1996
                                     ------------  ------------  ------------
REVENUES:
Premiums earned (notes 2 and 3) .... $194,244,405  $177,218,246  $165,190,666
Investment income, net (note 9) ....   24,859,063    23,780,303    24,006,977
Realized investment gains (note 9)      5,901,049     4,100,006     1,890,923
Other income .......................    1,700,331     1,022,371       904,985
                                     ------------  ------------  ------------
                                      226,704,848   206,120,926   191,993,551
                                     ------------  ------------  ------------
LOSSES AND EXPENSES (note 2):
Losses and settlement
  expenses (notes 3,4 and 5) .......  157,876,094   129,853,304   115,367,215
Dividends to policyholders .........    1,874,900     2,530,747     3,245,036
Amortization of deferred
  policy acquisition costs .........   44,662,641    35,942,092    32,554,733
Other underwriting expenses ........   17,016,421    20,056,069    19,279,417
Other expenses .....................    1,600,936       935,981       877,797
                                     ------------  ------------  ------------
                                      223,030,992   189,318,193   171,324,198
                                     ------------  ------------  ------------
      Income before income taxes
        (benefit) ..................    3,673,856    16,802,733    20,669,353
                                     ------------  ------------  ------------
INCOME TAXES (BENEFIT) (note 10):
  Current ..........................   (1,516,892)    4,266,959     4,534,961
  Deferred .........................     (822,117)     (680,793)    1,100,228
                                     ------------  ------------  ------------
                                       (2,339,009)    3,586,166     5,635,189
                                     ------------  ------------  ------------
      Net income ................... $  6,012,865  $ 13,216,567  $ 15,034,164
                                     ============  ============  ============

Net income per common share
  - basic and diluted .............. $       0.53  $       1.18  $       1.37
                                     ============  ============  ============
Average number of shares outstanding
  - basic and diluted ..............   11,440,592    11,193,243    10,936,897
                                     ============  ============  ============


See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                Consolidated Statements of Comprehensive Income

                                                Year ended December 31,
                                        -------------------------------------
                                            1998         1997         1996
                                        -----------  -----------  -----------

Net income ............................ $ 6,012,865  $13,216,567  $15,034,164
                                        -----------  -----------  -----------
OTHER COMPREHENSIVE INCOME (note 9):
  Unrealized holding gains arising
    during the period, before deferred
    income taxes ......................   6,460,974    9,696,600    1,411,342
  Deferred income taxes ...............   2,196,732    3,296,843      479,856
                                        -----------  -----------  -----------
                                          4,264,242    6,399,757      931,486
                                        -----------  -----------  -----------
  Reclassification adjustment for gains
    included in net income, before
    income taxes ......................  (5,866,610)  (4,098,079)  (1,862,728)
  Income taxes ........................   1,994,647    1,393,347      633,328
                                        -----------  -----------  -----------
                                         (3,871,963)  (2,704,732)  (1,229,400)
                                        -----------  -----------  -----------

      Other comprehensive income (loss)     392,279    3,695,025     (297,914)
                                        -----------  -----------  -----------
      Total comprehensive income ...... $ 6,405,144  $16,911,592  $14,736,250
                                        ===========  ===========  ===========


See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

               Consolidated Statements of Stockholders' Equity

                                                Year ended December 31,
                                        -------------------------------------
                                            1998         1997         1996
                                        -----------  -----------  -----------
COMMON STOCK:
  Beginning of year ................... $11,351,119  $11,084,461  $10,821,978
  Issuance of common stock:
    Stock option plans ................      55,102       71,073       91,062
    Dividend reinvestment
      plan (note 13) ..................      90,168      195,585      188,072
  Retirement of treasury stock
    (note 13) .........................           -            -      (16,651)
                                        -----------  -----------  -----------
  End of year .........................  11,496,389   11,351,119   11,084,461
                                        -----------  -----------  -----------

ADDITIONAL PAID-IN CAPITAL:
  Beginning of year ...................  65,916,681   62,762,613   59,787,926
  From issuance of common stock:
    Stock option plans ................     722,511      854,641    1,105,155
    Dividend reinvestment plan ........   1,183,220    2,299,427    2,099,436
  Losses on sale of treasury stock ....           -            -      (16,257)
  Retirement of treasury stock ........           -            -     (213,647)
                                        -----------  -----------  -----------
  End of year .........................  67,822,412   65,916,681   62,762,613
                                        -----------  -----------  -----------

ACCUMULATED OTHER COMPREHENSIVE INCOME:
  Beginning of year ...................   7,687,092    3,992,067    4,289,981
  Change in other comprehensive
    income ............................     392,279    3,695,025     (297,914)
                                        -----------  -----------  -----------
  End of year .........................   8,079,371    7,687,092    3,992,067
                                        -----------  -----------  -----------

RETAINED EARNINGS:
  Beginning of year ...................  77,391,564   70,889,887   62,089,294
  Net income ..........................   6,012,865   13,216,567   15,034,164
  Dividends on common stock
    ($.60 per share in 1998 and 1997
    and $.57 in 1996):
      Cash dividends ..................  (5,637,687)  (4,314,083)  (4,017,222)
      Dividends reinvested in shares
        of common stock ...............  (1,227,074)  (2,400,807)  (2,216,349)
                                        -----------  -----------  -----------
  End of year .........................  76,539,668   77,391,564   70,889,887
                                        -----------  -----------  -----------

TREASURY STOCK, AT COST:
  Beginning of year ...................           -            -     (100,421)
  Purchase of stock for the treasury ..           -            -     (265,499)
  Sale of stock from the treasury .....           -            -      135,622
  Retirement of treasury stock ........           -            -      230,298
                                        -----------  -----------  -----------
  End of year .........................           -            -            -
                                        -----------  -----------  -----------
    Total stockholders' equity ........$163,937,840 $162,346,456 $148,729,028
                                        ===========  ===========  ===========

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                                Year ended December 31,
                                        -------------------------------------
                                            1998         1997         1996
                                        -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .......................... $ 6,012,865  $13,216,567  $15,034,164

  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Losses and settlement expenses ..  24,524,043    9,356,859   (2,919,123)
      Unearned premiums ...............   4,345,359    4,125,443     (858,193)
      Other policyholders' funds ......    (829,861)    (685,905)    (125,879)
      Deferred policy acquisition costs  (1,794,825)  (1,538,794)    (307,094)
      Indebtedness of related party ...   4,215,585   (7,822,885)   6,572,019
      Accrued investment income .......    (113,012)     814,891     (263,435)
      Accrued income taxes:
        Current .......................  (6,772,000)     606,000      403,331
        Deferred ......................    (822,116)    (680,794)   1,100,228
      Realized investment gains .......  (5,901,049)  (4,100,006)  (1,890,923)
      Postretirement benefits .........     588,652      496,079      443,022
      Reinsurance receivables .........  (3,026,100)   1,134,095   (1,818,843)
      Prepaid reinsurance premiums ....      (6,672)     321,907      288,909
      Amortization of deferred income      (168,824)    (218,872)    (274,459)
      Other, net ......................    (257,078)  (1,201,298)   1,712,868
                                        -----------  -----------  -----------
                                         13,982,102      606,720    2,062,428
      Cash provided by the change in
        the property and casualty
        insurance subsidiaries' pooling
        agreement (note 2) ............   5,569,567    5,674,458            -

      Cash provided by the change in
        the reinsurance subsidiary's
        quota share agreement (note 2)            -    3,066,705            -
                                        -----------  -----------  -----------
            Net cash provided by
              operating activities .... $25,564,534  $22,564,450  $17,096,592
                                        -----------  -----------  -----------

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                                Year ended December 31,
                                     ----------------------------------------
                                          1998         1997         1996
                                     ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed maturity
    securities held-to-maturity .... $(20,959,844) $(35,504,382) $(30,412,885)
  Maturities of fixed maturity
    securities held-to-maturity ....   42,025,415    38,138,196    33,576,694
  Purchases of fixed maturity
    securities available-for-sale ..  (57,514,297)  (46,586,660)  (30,619,591)
  Disposals of fixed maturity
    securities available-for-sale ..   22,210,930    20,769,810    21,202,597
  Purchases of equity securities
    available-for-sale .............  (40,789,067)   (5,024,876)   (6,464,857)
  Disposals of equity securities
    available-for-sale .............   42,941,862     4,010,683     1,101,431
  Net (purchases) sales of
    short-term investments .........   (7,733,017)    2,626,614      (281,808)
                                      ------------  ------------  -----------
         Net cash used in investing
            activities .............. (19,818,018)  (21,570,615)  (11,898,419)
                                      -----------   -----------   -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock .........      823,927     1,019,919     1,251,119
  Dividends paid to
    stockholders (note 13) .........   (5,637,687)   (4,314,083)   (4,017,222)
  Purchases of treasury stock, net              -             -      (129,877)
                                     ------------  ------------  ------------
         Net cash used in financing
           activities ..............   (4,813,760)   (3,294,164)   (2,895,980)
                                     ------------  ------------  ------------
Net increase (decrease) in cash ....      932,756    (2,300,329)    2,302,193
Cash at beginning of year ..........    1,200,300     3,500,629     1,198,436
                                     ------------  ------------  ------------
Cash at end of year ................ $  2,133,056  $  1,200,300  $  3,500,629
                                     ============  ============  ============

Income taxes paid .................. $  5,236,047  $  3,660,959  $  4,131,630
Interest paid ......................            -        88,922        57,938

See accompanying Notes to Consolidated Financial Statements

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     EMC Insurance Group Inc., an approximately 68 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Both commercial and personal lines of insurance are written, with the focus on medium-sized commercial accounts. About one-half of the premiums written are in Iowa and contiguous states. The term "Company" is used interchangeably to describe EMC Insurance Group Inc.(Parent Company only) and EMC Insurance Group Inc. and its subsidiaries.

     The Company's subsidiaries include EMCASCO Insurance Company, Illinois EMCASCO Insurance Company, Dakota Fire Insurance Company, Farm and City Insurance Company, EMC Reinsurance Company and EMC Underwriters, LLC.

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

PROPERTY AND CASUALTY INSURANCE AND REINSURANCE OPERATIONS

     Premiums are recognized as revenue ratably over the terms of the respective policies. Unearned premiums are calculated on the daily pro rata method. Amounts paid as ceded reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to the amount of insurance protection provided.

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

     Liabilities for losses are based upon case-basis estimates of reported losses, estimates of unreported losses based upon prior experience adjusted for current trends, and estimates of losses expected to be paid under assumed reinsurance contracts. Liabilities for loss adjusting expenses are provided by estimating expenses expected to be incurred in settling the claims provided for in the loss reserves. Changes in estimates are reflected in current operating results (note 4).

     Ceded reinsurance amounts with nonaffiliated reinsurers relating to reinsurance receivables for paid and unpaid losses and loss settlement expenses and prepaid reinsurance are reported on the balance sheet on a gross basis. Amounts ceded to Employers Mutual relating to the affiliated reinsurance pooling agreement have not been grossed up because the contracts provide that receivables and payables may be offset upon settlement.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The liabilities for losses and settlement expenses are considered adequate to cover the ultimate net cost of losses and claims incurred to date. Since the provisions are necessarily based on estimates, the ultimate liability may be more or less than such provisions.

INVESTMENTS

     Securities classified as held-to-maturity are purchased with the intent and ability to be held to maturity and are carried at amortized cost. Unrealized holding gains and losses on securities held-to-maturity are not reflected in the financial statements. All other securities have been classified as securities available-for-sale and are carried at fair value, with unrealized holding gains and losses reported as accumulated other comprehensive income in stockholders' equity, net of deferred income taxes. Short-term investments represent money market funds and are carried at cost.

     The Company's carrying value for investments is reduced to its estimated realizable value if a decline in the fair value is deemed other than temporary. Such reductions in carrying value are recognized as realized losses and charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized gains and losses on disposition of investments are included in net income. The cost of investments sold is determined on the specific identification method using the highest cost basis first. Included in investments at December 31, 1998 and 1997 are securities on deposit with various regulatory authorities as required by law amounting to $11,958,675 and $12,178,402, respectively.

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

     The Company also participates in Employers Mutual's postretirement benefit plans which provide certain health care and life insurance benefits for retired employees. Substantially all employees may become eligible for those benefits if they reach normal retirement age and have attained the required length of service while working for Employers Mutual or its subsidiaries. The health care postretirement plan requires contributions from participants and contains certain cost sharing provisions such as coinsurance and deductibles. The life insurance plan is noncontributory. The benefits provided under both plans are subject to change.

     During 1998, Employers Mutual established two Voluntary Employee Beneficiary Association (VEBA) trusts to accumulate funds for the payment of postretirement health care and life insurance benefits. Contributions to the VEBA trusts are used to fund the accumulated postretirement benefit obligation as well as pay current year benefits.

     The Company adopted Statement of Financial Accounting Standards (SFAS) 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits", in 1998. SFAS 132 requires additional disclosures about the changes in the benefit obligations and fair value of plan assets as regards pensions and other postretirement benefits. Adoption of this statement had no effect on the operating results of the Company.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

INCOME TAXES

     The Company files a consolidated Federal income tax return with its subsidiaries. Consolidated income taxes/benefits are allocated among the entities based upon separate tax liabilities.

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

NET INCOME PER SHARE - BASIC AND DILUTED

     The Company's basic and diluted net income per share are computed by dividing net income by the weighted average number of common shares outstanding during each year. The Company had no potential common shares outstanding during 1998, 1997 and 1996.

COMPREHENSIVE INCOME

     The Company adopted SFAS 130, "Reporting Comprehensive Income", in 1998. SFAS 130 establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in stockholders' equity during a period, except those resulting from transactions with shareholders. The Company has restated prior years' financial statements to conform to the reporting standard. Adoption of this statement had no effect on the operating results of the Company.

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


2. AFFILIATION AND TRANSACTIONS WITH AFFILIATES

PROPERTY AND CASUALTY INSURANCE SUBSIDIARIES

     The Company's four property and casualty insurance subsidiaries and two subsidiaries and an affiliate of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively the "pooling agreement"). Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business, with the exception of any voluntary reinsurance business assumed from nonaffiliated insurance companies, and assumes from Employers Mutual an amount equal to its participation in the

                EMC INSURANCE GROUP INC. AND SUBSIDIARIES
pool. All losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from nonaffiliated insurance companies, are prorated among
the parties on the basis of participation in the pool.   Operations of the
pool give rise to intercompany balances with Employers Mutual, which are settled on a quarterly basis. The investment and income tax activities of the pool participants are not subject to the pooling agreement.

     Effective January 1, 1998, Farm and City Insurance Company (Farm and
City), a subsidiary of the Company that writes nonstandard risk automobile insurance business, became a participant in the pooling agreement. Farm and City assumes a 1.5 percent participation in the pool, which increased the Company's aggregate participation in the pool from 22 percent in 1997 and 1996 to 23.5 percent in 1998. In connection with this change in the pooling agreement, the Company's liabilities increased $6,224,586 and invested assets increased $5,569,567. The Company reimbursed Employers Mutual $726,509 for expenses that were incurred to generate the additional business assumed by the Company and Employers Mutual paid the Company $71,490 in interest income as the actual cash transfer did not occur until March 25, 1998.

     Effective January 1, 1997, a new affiliate of Employers Mutual became a participant in the pooling agreement. In connection with this change in the pooling agreement, the Company's liabilities increased $6,393,063 and invested assets increased $5,674,458. The Company reimbursed Employers Mutual $794,074 for expenses that were incurred to generate the additional business assumed by the Company and Employers Mutual paid the Company $75,469 in interest income as the actual cash transfer did not occur until March 24, 1997.

REINSURANCE SUBSIDIARY

     Employers Mutual voluntarily assumes reinsurance business from nonaffiliated insurance companies and cedes a portion of this business to the Company's reinsurance subsidiary, exclusive of certain reinsurance contracts. The reinsurance subsidiary assumes its share of all premiums and related losses and settlement expenses of this business, subject to a maximum loss per event. The reinsurance subsidiary does not reinsure any of Employers Mutual's direct insurance business, nor any "involuntary" facility or pool business that Employers Mutual assumes pursuant to state law. In addition, the reinsurance subsidiary is not liable for credit risk in connection with the insolvency of any reinsurers of Employers Mutual. Operations of the quota share agreement give rise to intercompany balances with Employers Mutual, which are settled on a quarterly basis.

     Effective January 1, 1997, the reinsurance subsidiary's quota share participation was increased from 95 percent to 100 percent and the maximum loss per event assumed by the reinsurance subsidiary was increased from $1,000,000 to $1,500,000. In connection with the change in the quota share percentage, the Company's liabilities increased $3,173,647 and invested assets increased $3,066,705. The Company reimbursed Employers Mutual $106,942 for expenses that were incurred to generate the additional business assumed by the Company.

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $39,074,384, $34,690,846 and $36,051,617 in 1998, 1997 and 1996,
respectively. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $9,862,675, $8,134,202 and $8,200,072 in 1998, 1997 and 1996, respectively.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 ($1,000,000 in 1996) cap on losses assumed per event, which totaled $2,051,405, $1,821,270 and $1,892,710 in 1998, 1997 and 1996, respectively. Employers Mutual retained losses and settlement expenses totaling $144,329 in 1998,($93,621) in 1997 and $166,573 in 1996 under this agreement. The reinsurance subsidiary also pays for 100 percent (95 percent in 1996) of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $1,648,583, $1,841,000 and $1,315,750 in 1998, 1997 and 1996, respectively.

     Prior to 1997, the reinsurance subsidiary had an aggregate excess of loss reinsurance treaty with Employers Mutual which provided protection from a large accumulation of retentions resulting from multiple catastrophes in any one calendar year. The coverage provided was $2,000,000, excess of $3,000,000 aggregate losses retained, excess of $200,000 per event. Maximum recovery was limited to $2,000,000 per accident year. The reinsurance subsidiary did not have any recoveries under this treaty during 1996. Premiums paid to Employers Mutual amounted to $500,000 in 1996. This reinsurance treaty was canceled effective January 1, 1997.

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

     As of December 31, 1998, reinsurance ceded to two nonaffiliated reinsurers aggregated $7,284,912, which represents a significant portion of the total prepaid reinsurance premiums and reinsurance receivables for losses and settlement expenses. These amounts reflect the property and casualty insurance subsidiaries' pool participation percentage of amounts ceded by Employers Mutual to these organizations in connection with its role as "service carrier". Under these arrangements, Employers Mutual writes business for these organizations on a direct basis and then cedes 100 percent of this business to these organizations. Credit risk associated with these amounts is minimal as all companies participating in these organizations are responsible for the liabilities of such organizations on a pro rata basis.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

      The parties to the pooling agreement also assume insurance from involuntary pools and associations in conjunction with direct business written in various states. Through the Company's participation in the pooling agreement, it assumes insurance business from the North Carolina Reinsurance Facility (NCRF), which is a state run assigned risk program. The Company has not previously recognized its share of certain surcharges reported by the NCRF. During the fourth quarter of 1998, the Company received clarification regarding such amounts and recorded its share of these cumulative surcharges. As a result, the consolidated financial statements for the year ended December 31, 1998 reflect assumed premium income of $542,656 and assumed loss recoveries of $661,818 related to prior years. Prospectively, these surcharges will be recorded on a quarterly basis.

     The effect of reinsurance on premiums written and earned, and losses and settlement expenses incurred, for the three years ended December 31, 1998 is presented below.
                                              Year ended December 31,
                                     ----------------------------------------
                                         1998          1997          1996
                                     ------------  ------------  ------------
PREMIUMS WRITTEN
    Direct ......................... $213,134,588  $175,350,677  $156,161,030
    Assumed from nonaffiliates .....    1,888,951     1,219,564     1,951,071
    Assumed from affiliates ........  204,964,038   178,624,357   161,671,754
    Ceded to nonaffiliates .........   (5,808,352)   (5,615,772)   (7,930,381)
    Ceded to affiliates ............ (213,249,508) (164,978,055) (147,467,508)
                                     ------------  ------------  ------------
      Net premiums written ......... $200,929,717  $184,600,771  $164,385,966
                                     ============  ============  ============
PREMIUMS EARNED
    Direct ......................... $202,514,027  $169,304,584  $154,859,778
    Assumed from nonaffiliates .....    1,969,067     1,403,778     2,350,321
    Assumed from affiliates ........  197,166,272   171,514,339   162,326,189
    Ceded to nonaffiliates .........   (5,801,680)   (5,937,679)   (8,219,290)
    Ceded to affiliates ............ (201,603,281) (159,066,776) (146,126,332)
                                     ------------  ------------  ------------
      Net premiums earned .......... $194,244,405  $177,218,246  $165,190,666
                                     ============  ============  ============
LOSSES AND SETTLEMENT EXPENSES
  INCURRED
    Direct ......................... $171,209,604  $126,922,536  $117,368,771
    Assumed from nonaffiliates .....    1,298,167       926,403       948,218
    Assumed from affiliates ........  171,681,607   122,827,934   113,083,014
    Ceded to nonaffiliates .........   (7,395,934)   (3,364,737)   (6,817,132)
    Ceded to affiliates ............ (178,917,350) (117,458,832) (109,215,656)
                                     ------------   -----------  ------------
      Net losses and settlement
        expenses incurred .......... $157,876,094  $129,853,304  $115,367,215
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

                                             Year ended December 31,
                                     ----------------------------------------
                                         1998          1997          1996
                                     ------------  ------------  ------------
Gross reserves at beginning of year  $217,777,942  $202,502,986  $205,422,109

Ceded reserves at beginning of year   (13,030,150)  (13,796,769)  (12,226,680)
                                     ------------  ------------  ------------
Net reserves at beginning of year,
  before adjustments ...............  204,747,792   188,706,217   193,195,429

Adjustment to beginning reserves
  due to change in pooling
  agreement (note 2) ...............    3,600,220     3,795,453             -

Adjustment to beginning reserves
  due to change in quota share
  percentage (note 2) ..............            -     2,726,913             -
                                     ------------  ------------  ------------
Net reserves at beginning of year,
  after adjustments ................  208,348,012   195,228,583   193,195,429
                                     ------------  ------------  ------------
Incurred losses and
  settlement expenses:
----------------------
    Provision for insured events
      of the current year ..........  168,953,309   137,300,762   131,375,234

    Decrease in provision for
      insured events of prior years   (11,077,215)   (7,447,458)  (16,008,019)
                                     ------------  ------------  ------------
        Total incurred losses and
          settlement expenses ......  157,876,094   129,853,304   115,367,215
                                     ------------  ------------  ------------
Payments:
---------
  Losses and settlement expenses
    attributable to insured events
    of the current year ............   73,228,354    57,649,830    59,948,110

  Losses and settlement expenses
    attributable to insured events
    of prior years .................   62,949,029    62,684,265    59,908,317
                                     ------------  ------------  ------------
        Total payments .............  136,177,383   120,334,095   119,856,427
                                     ------------  ------------  ------------

Net reserves at end of year ........  230,046,723   204,747,792   188,706,217

Ceded reserves at end of year ......   15,563,600    13,030,150    13,796,769
                                     ------------  ------------  ------------
Gross reserves at end of year ...... $245,610,323  $217,777,942  $202,502,986
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Underwriting results of the Company are significantly influenced by estimates of loss and settlement expense reserves. Changes in reserve estimates are reflected in operating results in the year such changes are recorded. During the last three years the Company has experienced favorable development in the provision for insured events of prior years. The majority of the favorable development has come from the property and casualty insurance subsidiaries, which have benefitted from state reform measures in workers' compensation insurance and various loss control functions implemented by Employers Mutual. Favorable development has also been experienced in the reinsurance subsidiary.

     The property and casualty insurance subsidiaries have historically experienced favorable development in their reserves and current reserving practices have not been relaxed; however, the amount of favorable development experienced in recent years is not expected to continue.

5. ASBESTOS AND ENVIRONMENTAL RELATED CLAIMS

     The Company has exposure to asbestos and environmental related claims associated with the insurance business written by the parties to the pooling agreement and the reinsurance business assumed from Employers Mutual by the reinsurance subsidiary. Reserves for asbestos and environmental related claims totaled $2,372,098 and $2,412,735 at December 31, 1998 and 1997,
respectively.

     Estimating loss and settlement expense reserves for asbestos and environmental claims is very difficult due to the many uncertainties surrounding these types of claims. These uncertainties exist because the assignment of responsibility varies widely by state and claims often emerge long after the policy has expired, which makes assignment of damages to the appropriate party and to the time period covered by a particular policy difficult. In establishing reserves for these types of claims, management monitors the relevant facts concerning each claim, the current status of the legal environment, the social and political conditions, and the claim history and trends within the Company and the industry.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

6. RETAINED EARNINGS

     Retained earnings of the Company's insurance subsidiaries available for distribution as dividends are limited by law to the statutory unassigned surplus of each of the subsidiaries as of the previous December 31, as determined in accordance with accounting practices prescribed by insurance regulatory authorities of the state of domicile of each subsidiary. Subject to this limitation, the maximum dividend that may be paid by Iowa corporations without prior approval of the insurance regulatory authorities is restricted to the greater of 10 percent of statutory surplus as regards policyholders as of the preceding December 31, or net income of the preceding calendar year on a statutory basis. Both Illinois and North Dakota impose restrictions which are similar to those of Iowa on the payment of dividends and distributions.
At December 31, 1998, $12,725,145 was available for distribution to the Company in 1999 without prior approval.

     The National Association of Insurance Commissioners utilizes a risk-based capital model to help state regulators assess the capital adequacy of insurance companies and identify insurers that are in (or are perceived as approaching) financial difficulty by establishing minimum capital needs based on the risks applicable to the operations of the individual insurer. The risk-based capital requirements for property and casualty insurance companies measure three major areas of risk: asset risk, credit risk and underwriting risk. Companies having less statutory surplus than required by the risk-based capital requirements are subject to varying degrees of regulatory scrutiny and intervention, depending on the severity of the inadequacy. At December 31, 1998, each of the Company's insurance subsidiaries' ratio of total adjusted capital to risk-based capital is well in excess of the minimum level required.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

7. RECONCILIATION OF STATUTORY NET INCOME AND SURPLUS

     A reconciliation of net income and surplus from that reported on a statutory basis to that reported in the accompanying consolidated financial statements on a GAAP basis is as follows:

                                             Year ended December 31,
                                     ----------------------------------------
                                         1998          1997          1996
                                     ------------  ------------  ------------
Net income from insurance
  subsidiaries, statutory basis .... $  2,117,464  $ 10,389,599  $ 15,126,408
Change in deferred policy
  acquisition costs ................    1,794,825     1,538,794       307,094
Change in salvage and subrogation
  accrual ..........................            -      (419,578)      290,917
Change in other policyholders' funds      829,861       685,905       125,879
Change in pension accrual ..........      (33,749)      476,705       251,042
GAAP postretirement benefit cost
  in excess of statutory cost ......     (368,061)     (235,916)     (256,119)
Deferred income tax benefit
  (expense) ........................      822,117       680,793    (1,100,228)
Prior years' income taxes and
  related interest .................            -      (117,948)       24,002
GAAP basis amortization of reserve
  discount on commutation of
  reinsurance contract .............      168,824       218,872       274,459
Prior years' NCRF surcharges
  (note 3) .........................
    1,204,474             -             -
Other, net .........................     (568,494)      (92,713)      (69,162)
                                     ------------  ------------  ------------
Net income from insurance
  subsidiaries, GAAP basis .........    5,967,261    13,124,513    14,974,292
Net income from Parent Company .....       45,604        92,054        59,872
                                     ------------  ------------  ------------
Net income, GAAP basis ............. $  6,012,865  $ 13,216,567  $ 15,034,164
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                                   December 31,
                                     ----------------------------------------
                                         1998          1997          1996
                                     ------------  ------------  ------------
Surplus from insurance subsidiaries,
  statutory basis .................. $127,251,446  $127,222,191  $111,069,880
Deferred policy acquisition costs ..   12,355,482    10,560,657     9,021,863
Accrued salvage and subrogation ....            -             -     2,399,578
Other policyholders' funds payable .   (1,951,683)   (2,781,544)   (3,467,449)
Prepaid pension cost ...............    1,529,650     1,563,399     1,086,694
GAAP postretirement benefit
  liability in excess of statutory
  liability ........................   (2,768,468)   (2,400,407)   (2,164,491)
Deferred income tax asset ..........   10,371,754     9,751,721    10,974,425
Goodwill ...........................    1,345,125     1,479,638     1,614,151
Excess of statutory reserves
  over statement reserves ..........       40,847       677,975     6,667,612
GAAP basis reserve discount on
  commutation of reinsurance
  contract in excess of statutory
  recognition ......................     (277,854)     (446,678)     (665,550)
Unrealized holding gains on
  available-for-sale securities ....    9,398,727     6,940,501     3,248,859
Other, net .........................      131,785       238,570       271,823
                                     ------------  ------------  ------------
Equity from insurance
  subsidiaries, GAAP basis .........  157,426,811   152,806,023   140,057,395
Equity from Parent Company .........    6,511,029     9,540,433     8,671,633
                                      -----------   -----------   -----------
Stockholders' equity, GAAP basis ... $163,937,840  $162,346,456  $148,729,028
                                     ============  ============  ============

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

8. SEGMENT INFORMATION

     The Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", in the fourth quarter of 1998. SFAS 131 establishes standards for reporting operating segment information in annual and interim financial statements and requires that prior years' segment information be restated to conform to the new standards.

     The Company's operations consist of a property and casualty insurance segment and a reinsurance segment. The property and casualty insurance segment writes both commercial and personal lines of insurance, with a focus on medium sized commercial accounts. The reinsurance segment provides reinsurance for other insurers and reinsurers. The segments are managed separately due to differences in the insurance products sold and the business environment in which they operate. The accounting policies of the segments are described in the summary of significant accounting policies.

     Summarized financial information for the Company's segments is as follows:

                            Property
Year ended                and casualty                 Parent
December 31, 1998           insurance   Reinsurance   company    Consolidated
-----------------         ------------ ------------ ------------ ------------
Premiums earned ......... $155,523,486 $ 38,720,919 $          - $194,244,405

Underwriting loss .......  (24,602,885)  (2,582,766)           -  (27,185,651)
Net investment income ...   17,635,076    6,760,098      463,889   24,859,063
Realized gains ..........    5,870,125       30,924            -    5,901,049
Other income ............    1,531,507      168,824            -    1,700,331
Other expenses ..........   (1,213,880)           -     (387,056)  (1,600,936)
                          ------------  ----------- ------------ ------------
Income (loss)
  before taxes .......... $   (780,057)$  4,377,080 $     76,833 $  3,673,856
                          ============ ============ ============ ============

Assets .................. $372,974,038 $117,739,839 $164,085,954 $654,799,831
Eliminations ............            -            - (158,753,479)(158,753,479)
                          ------------ ------------ ------------ ------------
     Net assets ......... $372,974,038 $117,739,839 $  5,332,475 $496,046,352
                          ============ ============ ============ ============

Year ended
December 31, 1997
-----------------
Premiums earned ......... $143,112,560 $ 34,105,686 $          - $177,218,246

Underwriting loss .......  (10,212,002)    (951,964)           -  (11,163,966)
Net investment income ...   16,719,458    6,615,029      445,816   23,780,303
Realized gains ..........    4,077,083       22,923            -    4,100,006
Other income ............      803,499      218,872            -    1,022,371
Other expenses ..........     (622,219)           -     (313,762)    (935,981)
                          ------------ ------------ ------------ ------------
Income before taxes ..... $ 10,765,819 $  5,904,860  $   132,054  $ 16,802,733
                          ============ ============ ============ ============

Assets .................. $340,552,986 $111,568,145 $162,519,792 $614,640,923
Eliminations ............            -            - (155,531,127)(155,531,127)
                          ------------ ------------ ------------ ------------
     Net assets ......... $340,552,986 $111,568,145 $  6,988,665 $459,109,796
                          ============ ============ ============ ============

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                            Property
Year ended                and casualty                 Parent
December 31, 1996          insurance    Reinsurance   company    Consolidated
-----------------         ------------ ------------ ------------ ------------
Premiums earned ......... $128,515,835 $ 36,674,831 $          - $165,190,666

Underwriting (loss)
  income ................   (5,292,720)      36,985            -   (5,255,735)
Net investment income ...   17,163,930    6,436,095      406,952   24,006,977
Realized gains ..........    1,817,615       73,308            -    1,890,923
Other income ............      630,526      274,459            -      904,985
Other expenses ..........     (564,710)           -     (313,087)    (877,797)
                          ------------  ----------- ------------ ------------
Income before taxes ..... $ 13,754,641 $  6,820,847 $     93,865 $ 20,669,353
                          ============ ============ ============ ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

9. INVESTMENTS

     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 1998 and 1997 are as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services.

                                             Gross       Gross      Estimated
                               Amortized   unrealized  unrealized    fair
    December 31, 1998            cost        gains       losses      value
    -----------------        ------------ ----------- ----------- ------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $ 90,851,839 $ 7,784,349 $         - $ 98,636,188
    Obligations of states
      and political
      subdivisions .........   49,189,315     912,636     (17,335)  50,084,616
    Mortgage-backed
      securities ...........   24,885,036   1,017,599           -   25,902,635
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $164,926,190 $ 9,714,584 $   (17,335)$174,623,439
                             ============ =========== =========== ============

Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $  3,491,259 $         - $    (4,354)$  3,486,905
    Obligations of states
      and political
      subdivisions .........  155,138,275   8,026,883     (86,485) 163,078,673
    Public utilities .......    7,304,015     212,312         (17)   7,516,310
    Corporate securities ...   42,181,578   1,243,951      (7,817)  43,417,712
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  208,115,127   9,483,146     (98,673) 217,499,600
                             ------------ ----------- ----------- ------------

  Equity securities:
    Common stocks ..........   26,782,547   4,293,187  (1,551,293)  29,524,441
    Non-redeemable
      preferred stocks .....    3,145,886     129,164     (14,062)   3,260,988
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   29,928,433   4,422,351  (1,565,355)  32,785,429
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $238,043,560 $13,905,497 $(1,664,028)$250,285,029
                             ============ =========== =========== ============

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
                             ============ =========== =========== ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                Estimated
                                                Amortized         fair
                                                  cost            value
                                              ------------    ------------
Securities held-to-maturity:
  Due in one year or less ................... $ 31,987,844    $ 32,501,255
  Due after one year through five years .....   26,101,561      27,331,391
  Due after five years through ten years ....   72,229,770      78,512,195
  Due after ten years .......................    9,721,979      10,375,963
  Mortgage-backed securities ................   24,885,036      25,902,635
                                              ------------    ------------
      Totals ................................ $164,926,190    $174,623,439
                                              ============    ============
Securities available-for-sale:
  Due in one year or less ................... $ 22,931,915    $ 23,009,649
  Due after one year through five years .....   49,120,202      50,518,753
  Due after five years through ten years ....   56,627,240      60,522,488
  Due after ten years .......................   79,435,770      83,448,710
                                              ------------    ------------
      Totals ................................ $208,115,127    $217,499,600
                                              ============    ============

     Realized investment gains and losses from calls and prepayments of fixed maturity securities held-to-maturity and available-for-sale and sales of equity securities available-for-sale are presented below.

                                               Year ended December 31,
                                        -------------------------------------
                                            1998         1997         1996
                                        -----------  -----------  -----------
Fixed maturity securities
  held-to-maturity:
    Gross realized investment gains ...  $   34,439   $    1,927   $   36,155
    Gross realized investment losses ..           -            -       (7,957)

Fixed maturity securities
  available-for-sale:
    Gross realized investment gains ...      46,620      110,304      207,161
    Gross realized investment losses ..         (81)     (22,908)           -

Equity securities
  available-for-sale:
    Gross realized investment gains ...   7,865,619    4,010,683    1,655,564
    Gross realized investment losses ..  (2,045,548)           -            -
                                         ----------   ----------   ----------
      Totals ..........................  $5,901,049   $4,100,006   $1,890,923
                                         ==========   ==========   ==========

     Proceeds from sales of equity securities available-for-sale amounted to $42,941,862, $0 and $0 in 1998, 1997 and 1996, respectively. Realized investment gains for 1997 and 1996 reflect capital gain distributions of $4,010,683 and $1,655,564, respectively, related to the Company's common stock mutual fund portfolio.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     A summary of net investment income is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                            1998         1997         1996
                                        -----------  -----------  -----------
Interest on fixed maturities .......... $23,496,941  $22,876,491  $22,921,309
Dividends on equity securities ........     547,238      599,043      481,025
Interest on short-term investments ....   1,483,167    1,250,492    1,178,435
                                        -----------  -----------  -----------
    Total investment income ...........  25,527,346   24,726,026   24,580,769
Investment expense ....................    (668,283)    (945,723)    (573,792)
                                        -----------  -----------  -----------
    Net investment income ............. $24,859,063  $23,780,303  $24,006,977
                                        ===========  ===========  ===========

     A summary of net changes in unrealized holding gains (losses) on securities available-for-sale is as follows:

                                               Year ended December 31,
                                       -------------------------------------
                                           1998         1997         1996
                                       -----------  -----------  -----------
Fixed maturity securities ...........  $ 2,448,942  $ 3,691,046  $(2,016,144)
Applicable income (taxes) benefit ...     (832,641)  (1,254,955)     685,489
                                       -----------  -----------  -----------
  Total fixed maturity securities ...    1,616,301    2,436,091   (1,330,655)
                                       -----------  -----------  -----------
Equity securities ...................   (1,854,578)   1,907,475    1,564,759
Applicable income (taxes) benefit ...      630,556     (648,541)    (532,018)
                                       -----------  -----------  -----------
  Total equity securities ...........   (1,224,022)   1,258,934    1,032,741
                                       -----------  -----------  -----------
  Total available-for-sale securities  $   392,279  $ 3,695,025  $  (297,914)
                                       ===========  ===========  ===========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

10. INCOME TAXES

     Temporary differences between the consolidated financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred tax asset at December 31, 1998 and 1997 relate to the following:

                                                     Year ended December 31,
                                                     ------------------------
                                                        1998         1997
                                                     -----------  -----------
Loss reserve discounting ........................... $12,514,967  $12,470,142
Unearned premium reserve limitation ................   4,060,198    3,605,597
Postretirement benefits ............................   1,743,193    1,554,085
Other policyholders' funds payable .................     663,572      945,725
Prepayment of tax on commutation of loss reserves ..      94,470      151,871
Minimum tax credit .................................     560,719            -
Other, net .........................................     613,221      562,653
                                                     -----------  -----------
      Total gross deferred income tax asset ........  20,250,340   19,290,073
Less valuation allowance ...........................    (800,000)  (1,200,000)
                                                     -----------  -----------
      Total deferred income tax asset ..............  19,450,340   18,090,073
                                                     -----------  -----------
Deferred policy acquisition costs ..................  (4,200,864)  (3,590,623)
Net unrealized holding gains .......................  (4,162,100)  (3,960,017)
Other, net .........................................    (715,622)    (787,712)
                                                     -----------  -----------
      Total gross deferred income tax liability ....  (9,078,586)  (8,338,352)
                                                     -----------  -----------
        Net deferred income tax asset .............. $10,371,754  $ 9,751,721
                                                     ===========  ===========

     The valuation allowance at December 31, 1998 and 1997 relates to the tax benefits associated with postretirement benefit deductions that are scheduled to reverse more than fifteen years into the future. The valuation allowance was established due to the uncertainty concerning the future realization of these tax benefits. During the fourth quarter of 1998, the valuation allowance was reduced as the result of the establishment of VEBA trusts that will accelerate the postretirement benefit deductions and reduce the uncertainty of future realization of the tax benefits (note 1).

     Based upon anticipated future taxable income and consideration of all other available evidence, management believes that it is "more likely than not" that the Company's net deferred income tax asset will be realized.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The actual income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 differed from the "expected" tax expense for those years (computed by applying the United States federal corporate tax rate of 34 percent to income before income taxes) as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            1998         1997         1996
                                        -----------  -----------  -----------
 Computed "expected" tax expense ...... $ 1,249,111  $ 5,712,929  $ 7,027,580
 Increases (decreases) in
   tax resulting from:
     Tax-exempt interest income .......  (2,464,971)  (2,330,842)  (1,980,599)
     Change in accrual of prior year
       taxes ..........................    (550,000)    (424,161)           -
     Change in valuation allowance ....    (400,000)           -            -
     Settlement of tax examinations ...           -       29,026      (46,949)
     Proration of tax-exempt interest
       and dividends received deduction     239,147      226,175      289,705
     Other, net .......................    (412,296)     373,039      345,452
                                        -----------  -----------  -----------
       Income taxes (benefit) ......... $(2,339,009) $ 3,586,166  $ 5,635,189
                                        ===========  ===========  ===========

     Comprehensive income tax expense (benefit) included in the consolidated financial statements for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                           1998         1997         1996
                                        -----------  -----------  -----------
Income tax expense (benefit) on:
  Operations .......................... $(2,339,009) $ 3,586,166  $ 5,635,189
  Unrealized holding gains (losses) on
    revaluation of securities
    available-for-sale ................     202,085    1,903,496     (153,472)
                                        -----------  -----------  -----------
      Comprehensive income tax
        expense (benefit) ............. $(2,136,924) $ 5,489,662  $ 5,481,717
                                        ===========  ===========  ===========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

11. EMPLOYEE RETIREMENT PLAN

     The following table sets forth the funded status of the Employers Mutual defined benefit retirement plan, based upon a measurement date of November 1, 1998 and 1997, respectively:
                                                      Year ended December 31,
                                                     ------------------------
                                                         1998         1997
                                                     -----------  -----------
Change in projected benefit obligation:
Projected benefit obligation at beginning of year... $68,560,979  $66,414,419
Service cost .......................................   3,482,226    3,174,041
Interest cost ......................................   4,835,259    4,673,368
Actuarial loss .....................................  10,571,289      965,166
Benefits paid ......................................  (5,005,271)  (6,666,015)
Other ..............................................      34,062            -
                                                     -----------  -----------
Projected benefit obligation at end of year ........  82,478,544   68,560,979
                                                     -----------  -----------
Change in plan assets:
Fair value of plan assets at beginning of year......  85,475,793   76,056,949
Actual return on plan assets .......................   9,629,471   12,575,950
Employer contribution ..............................           -    3,508,909
Benefits paid ......................................  (5,005,271)  (6,666,015)
                                                     -----------  -----------
Fair value of plan assets at end of year ...........  90,099,993   85,475,793
                                                     -----------  -----------

Funded status ......................................   7,621,449   16,914,814
Unrecognized net actuarial gain ....................    (600,529)  (8,522,657)
Unrecognized initial net asset .....................  (1,805,492)  (2,880,932)
Unrecognized prior service costs ...................   2,485,365    2,889,260
                                                     -----------  -----------
Prepaid pension cost ............................... $ 7,700,793  $ 8,400,485
                                                     ===========  ===========

The components of net periodic pension cost for the Employers Mutual defined benefit retirement plan is as follows:
                                                Year ended December 31,
                                        -------------------------------------
                                            1998         1997         1996
                                        -----------  -----------  -----------
Service cost .......................... $ 3,482,226  $ 3,174,041  $ 3,029,857
Interest cost .........................   4,835,259    4,673,368    4,477,060
Expected return on plan assets ........  (6,980,310)  (6,168,223)  (5,557,001)
Amortization of initial net asset .....  (1,075,440)  (1,075,440)  (1,075,440)
Amortization of prior service costs ...     437,957      437,957      437,957
                                        -----------  -----------  -----------
Net periodic pension cost ............. $   699,692  $ 1,041,703  $ 1,312,433
                                        ===========  ===========  ===========

     The unrecognized net asset is being recognized over 12.5 to 15.2 years beginning January 1, 1987. Prior service costs are being amortized over 12 to 14 years beginning January 1, 1993. The weighted average discount rate used to measure the projected benefit obligation was 6.75 percent for 1998 and 7.25 percent for 1997 and 1996. The assumed long-term rate of return on plan assets was 8.00 percent for 1998, 1997 and 1996. The rate of increase in future compensation levels used in measuring the projected benefit obligation was 5.96 percent in 1998, 5.26 percent in 1997 and 5.30 percent in 1996. Pension expense for the Company amounted to $172,985, $257,812 and $289,055 in 1998, 1997 and 1996, respectively.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

12.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The following tables set forth the funded status of the Employers Mutual postretirement benefit plans based upon a measurement date of November 1, 1998 and 1997, respectively.

                                                     Year ended December 31,
                                                    -------------------------
                                                         1998        1997
                                                    ------------ ------------
Change in postretirement benefit obligation:
Benefit obligation at beginning of year ........... $ 26,241,865 $ 21,280,865
Service cost ......................................    1,321,054    1,039,710
Interest cost .....................................    1,871,134    1,518,680
Actuarial loss ....................................    6,498,992    3,231,361
Benefits paid .....................................     (607,126)    (828,751)
                                                    ------------ ------------
Postretirement benefit obligation at end of year...   35,325,919   26,241,865
                                                    ------------ ------------

Funded status .....................................  (35,325,919) (26,241,865)
Unrecognized net actuarial loss (gain) ............    5,904,000     (594,992)
Unrecognized prior service costs ..................    2,248,919    2,820,157
Employer contributions ............................    1,471,000            -
                                                    ------------ ------------
Liability for postretirement benefits ............. $(25,702,000)$(24,016,700)
                                                    ============ ============

The components of net periodic postretirement benefit cost for the Employers Mutual postretirement benefit plans is as follows:
                                                Year ended December 31,
                                        -------------------------------------
                                            1998         1997         1996
                                        -----------  -----------  -----------
Service cost ......................... $  1,321,054 $  1,039,710 $    917,917
Interest cost ........................    1,871,134    1,518,680    1,365,150
Amortization of net gain .............            -     (147,339)    (235,121)
Amortization of prior service costs ..      571,238      571,238      571,238
                                       ------------ ------------ ------------
Net periodic postretirement benefit
  cost ............................... $  3,763,426 $  2,982,289 $  2,619,184
                                       ============ ============ ============

     Prior service costs are being amortized over 8.9 to 10 years beginning January 1, 1994. The assumed weighted average annual rate of increase in the per capita cost of covered health care benefits (i.e. the health care cost trend rate) for 1998 is 8 percent, and is assumed to decrease gradually to 5 percent in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by $5,641,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1998 by $638,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.75 percent for 1998 and 7.25 percent for 1997 and 1996. The Company's net periodic postretirement benefit cost for the years ended December 31, 1998, 1997 and 1996 was $883,270, $677,336 and $596,102,
respectively.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

13. STOCK PLANS

STOCK BASED COMPENSATION

     The Company has no stock based compensation plans of its own; however, Employers Mutual has several stock plans which utilize the common stock of the Company. The Company receives the current fair value for any shares issued under the plans and all expenses (the excess of current fair value over the participant's price) of the plans are borne by Employers Mutual or the company employing the individual optionees. As a result of this arrangement, the Company is not subject to the accounting requirements of Accounting Principles Board Opinion No. 25 or SFAS 123, "Accounting for Stock-Based Compensation."

     Under the current terms of the pooling agreement (note 2), the Company's property and casualty insurance subsidiaries incur 23.5 percent of the expenses recognized by Employers Mutual relating to these plans. The Company also incurs 100 percent of any expense of these plans that is associated with optionees working for its other subsidiaries. Total expenses incurred by the Company relating to the Employers Mutual stock plans amounted to $94,407, $81,653 and $47,395 for 1998, 1997 and 1996, respectively.

(a) INCENTIVE STOCK OPTION PLANS

     During 1998, Employers Mutual maintained two separate stock option plans for the benefit of officers and key employees of Employers Mutual and its subsidiaries. A total of 600,000 shares have been reserved for the 1982 Employers Mutual Casualty Company Incentive Stock Option Plan (1982 Plan) and a total of 500,000 shares of the Company's common stock were initially reserved for issuance under the 1993 Employers Mutual Casualty Company Incentive Stock Option Plan (1993 Plan). Effective January 30, 1998, an additional 500,000 shares were registered under the 1993 Plan.

     There is a ten year time limit for granting options under the plans. Options can no longer be granted under the 1982 Plan and the time period for granting options under the 1993 Plan expires on December 31, 2002. Options granted under the plans have a vesting period of two, three, four or five years with options becoming exercisable in equal annual cumulative increments. Options have been granted to 57 individuals under the 1982 Plan and 92 individuals under the 1993 Plan. At February 25, 1999, 21 eligible participants remained in the 1982 Plan and 72 eligible participants remained in the 1993 Plan.

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors (the "Board") is the administrator of the plans. Option prices are determined by the Committee but can not be less than the fair value of the stock on the date of grant.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     During 1998, 87,700 options were granted under the 1993 Plan to eligible participants at a price of $13.69 and 63,753 options were exercised under the plans at prices ranging from $11.50 to $15.38. A summary of Employers Mutual's incentive stock option plans is as follows:

                                                 Year ended December 31,
                                               ----------------------------
                                                 1998      1997      1996
                                               --------  --------  --------
     Options outstanding, beginning of year ..  550,444   538,012   565,882
     Granted .................................   87,700    88,050    54,800
     Exercised ...............................  (63,753)  (71,068)  (79,270)
     Expired .................................        -    (4,550)   (3,400)
                                               --------  --------  --------
     Options outstanding, end of year ........  574,391   550,444   538,012
                                               ========  ========  ========
     Options exercisable, end of year ........  331,771   308,354   296,552
                                               ========  ========  ========

(b) EMPLOYEE STOCK PURCHASE PLAN

     A total of 500,000 shares of the Company's common stock have been reserved for issuance under the Employers Mutual Casualty Company 1993 Employee Stock Purchase Plan. Any employee who is employed by Employers Mutual or its subsidiaries on the first day of the month immediately preceding any option period is eligible to participate in the plan. Participants pay 85 percent of the fair market value of the stock purchased, which is fully vested on the date purchased. The plan is administered by the Board of Employers Mutual and the Board has the right to amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options.

     During 1998, 147 employees participated in the plan and exercised a total of 22,973 options at prices of $14.75 and $12.56. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  1998      1997      1996
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  402,982   424,922   446,045
     Shares purchased under plan ..............  (22,973)  (21,940)  (21,123)
                                                --------  --------  --------
     Shares available for purchase, end of year  380,009   402,982   424,922
                                                ========  ========  ========

(c) NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

     A total of 200,000 shares of the Company's common stock have been reserved for issuance under the Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan. All non-employee directors of Employers Mutual and its subsidiaries who are not serving on the "Disinterested Director Committee" of the Board as of the beginning of the option period are eligible for participation in the plan. Each eligible director can purchase shares of common stock at 75 percent of the fair value of the stock in an amount equal to a minimum of 25 percent to a maximum of 100 percent of their annual cash retainer. The plan will continue through the option period for options granted at the 2002 annual meetings. The plan is administered by the Disinterested Director Committee of the Board. The Board may amend or terminate the plan at any time; however, no such amendment or termination

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES shall adversely affect the rights and privileges of participants with unexercised options. During 1998, eight directors participated in the plan and exercised a total of 7,440 options at prices ranging from $10.81 to $14.88. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  1998      1997      1996
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  170,368   176,252   185,568
     Shares purchased under plan ..............   (7,440)   (5,884)   (9,316)
                                                --------  --------  --------
     Shares available for purchase, end of year  162,928   170,368   176,252
                                                ========  ========  ========

DIVIDEND REINVESTMENT PLAN

     The Company maintains a dividend reinvestment and common stock purchase plan which provides stockholders with the option of reinvesting cash dividends in additional shares of the Company's common stock. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. During the third and fourth quarters of 1998, shares of common stock purchased under the plan were acquired in the open market. On December 17, 1997, an additional 1,000,000 shares of stock were registered for issuance under the dividend reinvestment plan. During 1998, 1997 and 1996, Employers Mutual elected to participate in the dividend reinvestment plan by reinvesting 50 percent of its dividends in additional shares of the Company's common stock. Activity under the plan was as follows:

                                                  Year ended December 31,
                                            ---------------------------------
                                               1998        1997        1996
                                            ---------   ---------   ---------
     Shares available for purchase,
       beginning of year ..................   980,904     176,489     364,561
     Additional shares registered .........         -   1,000,000           -
     Shares purchased under plan ..........  (188,579)   (195,585)   (188,072)
                                            ---------   ---------   ---------
     Shares available for purchase,
       end of year ........................   792,325     980,904     176,489
                                            =========   =========   =========
     Range of purchase prices .............   $11.25      $11.88      $11.00
                                                to          to          to
                                              $15.13      $13.50      $13.75

STOCK REPURCHASE PLAN

     On November 20, 1998, the Company's Board of Directors approved a stock repurchase plan for up to $3,000,000 of the Company's common stock. The repurchase plan authorizes the Company to make repurchases in the open market or through privately negotiated transactions. The timing and terms of the purchases will be determined by management based on market conditions and will be conducted in accordance with the applicable rules of the Securities and Exchange Commission. The plan may be terminated at any time at the Company's discretion. There were no repurchases of common stock during 1998.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

14. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, indebtedness of/to related party, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments.

     The estimated fair value of the Company's investments are summarized as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services (note 9).

                                                    Carrying     Estimated
   December 31, 1998                                 amount      fair value
   -----------------                              ------------  ------------
     Fixed maturity securities:
       Held-to-maturity ......................... $164,926,190  $174,623,439
       Available-for-sale .......................  217,499,600   217,499,600
     Equity securities available-for-sale .......   32,785,429    32,785,429
     Short-term investments .....................   22,660,011    22,660,011

   December 31, 1997
   -----------------
     Fixed maturity securities:
       Held-to-maturity ......................... $185,829,063  $193,835,013
       Available-for-sale .......................  179,652,738   179,652,738
     Equity securities available-for-sale .......   30,972,732    30,972,732
     Short-term investments .....................   14,926,994    14,926,994

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

     The members of the pooling agreement have purchased annuities to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company, under the current terms of the pooling agreement, is a 23.5 percent participant in these annuities (note 2). The Company is contingently liable to various claimants in the amount of $888,853 in the event that the issuing company would be unable to fulfill its obligations.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

16. UNAUDITED INTERIM FINANCIAL INFORMATION

                                          Three months ended,
                        -----------------------------------------------------
                          March 31       June 30    September 30  December 31
                        ------------  ------------  ------------ ------------
1998
----
Total revenues (1) .... $52,301,140   $53,276,556   $62,864,880   $58,262,272
                        ===========   ===========   ===========   ===========
Income(loss) before
  before taxes ........ $ 6,013,327   $(4,824,800)  $ 3,367,120   $  (881,791)
Income taxes (benefit)    1,534,693    (2,058,639)      578,621    (2,393,684)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 4,478,634   $(2,766,161)  $ 2,788,499   $ 1,511,893
                        ===========   ===========   ===========   ===========

Net income (loss) per
  share
  - basic and diluted*  $       .39   $      (.24)  $       .24   $       .13
                        ===========   ===========   ===========   ===========

1997
----
Total revenues (1) .... $48,478,016   $50,302,117   $52,561,207   $54,779,586
                        ===========   ===========   ===========   ===========
Income before income
  taxes ............... $ 2,070,552   $ 1,922,904   $ 3,064,442   $ 9,744,835
Income taxes ..........     322,653       231,301       399,790     2,632,422
                        -----------   -----------   -----------   -----------
     Net income ....... $ 1,747,899   $ 1,691,603   $ 2,664,652   $ 7,112,413
                        ===========   ===========   ===========   ===========

Net income per share
  - basic and diluted*  $       .16   $       .15   $       .24   $       .63
                        ===========   ===========   ===========   ===========

1996
----
Total revenues (1) .... $46,535,995   $46,657,116   $48,584,564   $50,215,876
                        ===========   ===========   ===========   ===========
Income before income
  taxes ............... $ 4,373,874   $ 1,482,899   $ 5,587,906   $ 9,224,674
Income taxes ..........   1,041,409        11,696     1,409,696     3,172,388
                        -----------   -----------   -----------   -----------
     Net income ....... $ 3,332,465   $ 1,471,203   $ 4,178,210   $ 6,052,286
                        ===========   ===========   ===========   ===========

Net income per share
  - basic and diluted*  $       .31   $       .13   $       .38   $       .55
                        ===========   ===========   ===========   ===========

(1) Amounts previously reported in prior consolidated financial statements have been reclassified to conform to current presentation.

* Since the weighted average shares for the quarters are calculated independent of the weighted average shares for the year, quarterly net income per share may not total to annual net income per share.