Form 10-K, Exhibit 13
period 1998-12-31
EMC INSURANCE GROUP INC
filed 1999-03-29
CIK 356130

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

                            1998                          1997
                 ----------------------------  ----------------------------

                   High      Low    Dividends    High      Low    Dividends
                 -------  -------   ---------  -------  -------   ---------

1st Quarter      $14 1/2  $12 1/4    $ .15     $12 3/4  $11 1/4    $ .15
2nd Quarter       15 7/8   13 1/4      .15      13 1/2   10 3/4      .15
3rd Quarter       15       11 3/4      .15      15       12 1/2      .15
4th Quarter       13 1/4    9          .15      14 1/4   12 3/4      .15
At December 31    12 3/4                        13 1/4

     On March 5, 1999, there were approximately 1,374 registered shareholders of the Company's common stock.

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

     A dividend reinvestment and common stock purchase plan provides stockholders with the option of receiving additional shares of common stock instead of cash dividends. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. See note 13 of Notes to Consolidated Financial Statements under Item 8 of this Form 10-K. During 1998 and 1997, Employers Mutual elected to receive 50 percent of its dividends in common stock under this plan.