Form 10-K, Exhibit 13
period 1999-12-31
EMC INSURANCE GROUP INC
filed 2000-03-28
CIK 356130

SELECTED FINANCIAL DATA.                                         EXHIBIT 13(a)
------------------------                                         -------------
                                            Year ended December 31,
                                     -----------------------------------
                                       1999     1998     1997     1996
                                     -------- -------- -------- --------
                                  ($ in thousands, except per share amounts)
Income Statement Data
  Insurance premiums earned ........ $211,098 $194,244 $177,218 $165,191
  Investment income, net ...........   25,761   24,859   23,780   24,007
  Realized investment gains ........      277    5,901    4,100    1,891
  Other income .....................    2,194    1,701    1,023      904
                                     -------- -------- --------  -------
       Total revenues ..............  239,330  226,705  206,121  191,993

  Losses and expenses ..............  245,321  223,031  189,318  171,324
                                     -------- -------- -------- --------
  (Loss) income before income
    tax (benefit) expense ..........   (5,991)   3,674   16,803   20,669
  Income tax (benefit) expense .....   (5,187)  (2,339)   3,586    5,635
                                     -------- -------- --------  -------
  (Loss) income from:
     Continuing operations .........     (804)   6,013   13,217   15,034
     Discontinued operations .......        -        -        -        -
     Accounting changes ............        -        -        -        -
                                     -------- -------- -------- --------
        Net (loss) income .......... $   (804)$  6,013 $ 13,217 $ 15,034
                                     ======== ======== ======== ========
  Net (loss) income per common
    share - basic and diluted:
       Continuing operations ....... $   (.07)$    .53 $   1.18 $   1.37
       Discontinued operations .....        -        -        -        -
       Accounting changes ..........        -        -        -        -
                                     -------- -------- -------- --------
        Total ...................... $   (.07)$    .53 $   1.18 $   1.37
                                     ======== ======== ======== ========
  Premiums earned by segment:
    Property and casualty insurance  $167,265 $155,523 $143,113 $128,516
    Reinsurance ....................   43,833   38,721   34,105   36,675
                                     -------- -------- -------- --------
        Total ...................... $211,098 $194,244 $177,218 $165,191
                                     ======== ======== ======== ========
Balance Sheet Data
  Total assets ..................... $496,576 $496,046 $459,110 $430,328
                                     ======== ======== ======== ========
  Stockholders' equity ............. $141,916 $163,938 $162,346 $148,729
                                     ======== ======== ======== ========

-----------------------------------
                                            Year ended December 31,
                                      ----------------------------------
                                        1999     1998     1997     1996
                                      -------- -------- -------- -------
                                  ($ in thousands, except per share amounts)
Other Data
  Average return on equity .........    (.5)%     3.7%     8.5%    10.5%
                                     ======== ======== ======== ========

  Book value per share ............. $  12.60 $  14.26 $  14.30 $  13.42
                                     ======== ======== ======== ========

  Dividends paid per share ......... $    .60 $    .60 $    .60 $    .57
                                     ======== ======== ======== ========

  Property and casualty insurance
    subsidiaries aggregate pool
    percentage .....................    23.5%    23.5%      22%      22%
                                     ======== ======== ======== ========
  Reinsurance subsidiary quota
    share percentage ...............     100%     100%     100%      95%
                                     ======== ======== ======== ========

   Closing stock price .............  $ 9 1/8 $ 12 3/4 $ 13 1/4 $ 12
                                     ======== ======== ======== ========

  Net investment yield (pretax) ....    5.96%    6.02%    6.15%    6.54%
                                     ======== ======== ======== ========

  Cash dividends to
    closing stock price ............     6.6%     4.7%     4.5%     4.8%
                                     ======== ======== ======== ========

  Common shares outstanding ........   11,265   11,496   11,351   11,084
                                     ======== ======== ======== ========

  Statutory combined ratio .........   115.2%   114.8%   106.2%   103.6%
                                     ======== ======== ======== ========

-----------------------------------
                                             Year ended December 31,
                                     -----------------------------------
                                       1995     1994     1993     1992
                                     -------- -------- -------- --------
                                  ($ in thousands, except per share amounts)
Income Statement Data
  Insurance premiums earned ........ $162,266 $164,829 $156,438 $147,410
  Investment income, net ...........   23,204   21,042   20,936   21,586
  Realized investment gains ........    1,043      520      684      384
  Other income .....................    1,005    1,128      668      701
                                     -------- -------- -------- --------
       Total revenues ..............  187,518  187,519  178,726  170,081

  Losses and expenses ..............  163,202  168,842  169,707  169,106
                                     -------- -------- -------- --------
  (Loss) income before income
    tax (benefit) expense ..........   24,316   18,677    9,019      975

  Income tax (benefit) expense .....    6,967    5,171    1,885      759
                                     -------- -------- -------- --------
  (Loss) income from:
     Continuing operations .........   17,349   13,506    7,134      216
     Discontinued operations .......        -        -        -        -
     Accounting changes ............        -        -    2,621        -
                                     -------- -------- -------- --------
        Net (loss) income .......... $ 17,349 $ 13,506 $  9,755 $    216
                                     ======== ======== ======== ========
  Net (loss) income per common
    share - basic and diluted:
       Continuing operations ....... $   1.62 $   1.29 $    .70 $    .02
       Discontinued operations .....        -        -        -        -
       Accounting changes ..........        -        -      .26        -
                                     -------- -------- -------- --------
        Total ...................... $   1.62 $   1.29 $    .96 $    .02
                                     ======== ======== ======== ========
  Premiums earned by segment:
    Property and casualty insurance  $126,440 $127,573 $123,114 $120,795
    Reinsurance ....................   35,826   37,256   33,324   26,615
                                     -------- -------- -------- --------
        Total .......................$162,266 $164,829 $156,438 $147,410
                                     ======== ======== ======== ========
Balance Sheet Data
  Total assets ..................... $412,881 $387,370 $368,936 $372,807
                                     ======== ======== ======== ========
  Stockholders' equity ............. $136,889 $116,727 $109,634 $100,911
                                     ======== ======== ======== ========

-----------------------------------
                                            Year ended December 31,
                                     -----------------------------------
                                        1995     1994     1993     1992
                                     -------- -------- -------- --------
                                  ($ in thousands, except per share amounts)
Other Data
  Average return on equity .........    13.7%    11.9%     9.3%      .2%
                                     ======== ======== ======== ========

  Book value per share ............. $  12.66 $  11.03 $  10.63 $   9.98
                                     ======== ======== ======== ========

  Dividends paid per share ......... $    .53 $    .52 $    .52 $    .52
                                     ======== ======== ======== ========

  Property and casualty insurance
    subsidiaries aggregate pool
    percentage .....................      22%      22%      22%      22%
                                     ======== ======== ======== ========
  Reinsurance subsidiary quota
    share percentage ...............      95%      95%      95%      95%
                                     ======== ======== ======== ========

   Closing stock price ............. $ 13 3/4 $  9 1/2 $  9 1/2 $  8 1/2
                                     ======== ======== ======== ========

  Net investment yield (pretax) ....    6.65%    6.59%    6.83%    7.50%
                                     ======== ======== ======== ========

  Cash dividends to
    closing stock price ............     3.9%     5.5%     5.5%     6.1%
                                     ======== ======== ======== ========

  Common shares outstanding ........   10,814   10,577   10,317   10,112
                                     ======== ======== ======== ========

  Statutory combined ratio .........    99.6%   101.3%   106.3%   113.9%
                                     ======== ======== ======== ========

-----------------------------------
                                        Year ended December 31,
                                     --------------------------
                                       1991     1990     1989
                                     -------- -------- --------
                                    ($ in thousands, except per
                                           share amounts)
Income Statement Data
  Insurance premiums earned ........ $113,419 $101,323 $ 91,728
  Investment income, net ...........   20,223   20,038   19,345
  Realized investment gains ........       65       48      257
  Other income .....................      860      888      543
                                     -------- --------  -------
       Total revenues ..............  134,567  122,297  111,873

  Losses and expenses ..............  124,135  111,457  103,096
                                     -------- --------  -------
  (Loss) income before income
    tax (benefit) expense ..........   10,432   10,840    8,777

  Income tax (benefit) expense .....    3,124    2,894    2,055
                                     -------- --------  -------
  (Loss) income from:
     Continuing operations .........    7,308    7,946    6,722
     Discontinued operations .......    1,853      319      274
     Accounting changes ............        -        -        -
                                     -------- --------  -------
        Net (loss) income .......... $  9,161  $ 8,265  $ 6,996
                                     ======== ========  =======
  Net (loss) income per common
    share - basic and diluted:
       Continuing operations ....... $    .73 $    .80 $    .71
       Discontinued operations .....      .18      .03      .03
       Accounting changes ..........        -        -        -
                                     -------- -------- --------
        Total ...................... $    .91 $    .83 $    .74
                                     ======== ======== ========
  Premiums earned by segment:
    Property and casualty insurance  $ 88,410 $ 80,627 $ 73,107
    Reinsurance ....................   25,009   20,696   18,621
                                     -------- -------- --------
        Total ...................... 113,419 $101,323 $ 91,728
                                     ======== ======== ========
Balance Sheet Data
  Total assets ..................... $311,001 $296,126 $284,396
                                     ======== ======== ========
  Stockholders' equity ............. $105,144 $100,615 $ 95,911
                                     ======== ======== ========

-----------------------------------
                                       Year ended December 31,
                                      --------------------------
                                        1991     1990     1989
                                      -------- -------- --------
                                     ($ in thousands, except per
                                           share amounts)
Other Data
  Average return on equity .........     8.9%     8.4%     7.5%
                                     ======== ======== ========

  Book value per share ............. $  10.47 $  10.04 $   9.82
                                     ======== ======== ========

  Dividends paid per share ......... $    .52 $    .52 $    .52
                                     ======== ======== ========

  Property and casualty insurance
    subsidiaries aggregate pool
    percentage .....................      17%      17%      17%
                                     ======== ======== ========
  Reinsurance subsidiary quota
    share percentage ...............      95%      95%      95%
                                     ======== ======== ========

   Closing stock price .............  $ 9 1/2 $  6 7/8  $ 8
                                     ======== ======== ========

  Net investment yield (pretax) ....    8.02%    8.53%    8.74%
                                     ======== ======== ========

  Cash dividends to
    closing stock price ............     5.5%     7.6%     6.5%
                                     ======== ======== ========

  Common shares outstanding ........   10,046   10,015    9,762
                                     ======== ======== ========

  Statutory combined ratio .........   109.2%   109.5%   112.7%
                                     ======== ======== ========
Amounts previously reported in prior consolidated financial statements have been reclassified to conform to current presentation.