Form 10-K, Exhibit 13
period 1999-12-31
EMC INSURANCE GROUP INC
filed 2000-03-28
CIK 356130

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


OVERVIEW

     EMC Insurance Group Inc., an approximately 72 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Property and casualty insurance is the most significant segment, representing
79.2 percent of consolidated premiums earned. For purposes of this discussion, the term "Company" is used interchangeably to describe EMC Insurance Group Inc. (Parent Company only) and EMC Insurance Group Inc. and its subsidiaries.

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

     Effective January 1, 1998, Farm and City Insurance Company (Farm and
City), a subsidiary of the Company that writes nonstandard risk automobile insurance business, became a participant in the pooling agreement. Farm and City assumes a 1.5 percent participation in the pool, which increased the Company's aggregate participation in the pool from 22 percent in 1997 to 23.5 percent in 1998 and 1999. In connection with this change in the pooling agreement, the Company's liabilities increased $6,225,000 and invested assets increased $5,570,000. The Company reimbursed Employers Mutual $727,000 for the expenses that were incurred to generate the additional business assumed by the Company and Employers Mutual paid the Company $72,000 in interest income as the actual cash transfer did not occur until March 25, 1998. As a result of this change in structure, the Company now has four subsidiaries that comprise the property and casualty insurance segment and no longer has a separate segment for the nonstandard risk automobile insurance business.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS, CONTINUED

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

CONSOLIDATED RESULTS OF OPERATIONS

Operating results for the three years ended December 31, 1999 are as follows:

($ in thousands)                             1999        1998        1997
                                           --------    --------    --------
Premiums earned .......................... $211,098    $194,244    $177,218
Losses and settlement expenses ...........  176,876     157,876     129,853
Acquisition and other expenses ...........   66,760      63,554      58,529
                                           --------    --------    --------
Underwriting loss ........................  (32,538)    (27,186)    (11,164)
Net investment income ....................   25,760      24,859      23,780
Other income .............................      510         100          87
                                           --------    --------    --------
Operating (loss) income before
  income tax (benefit) expense ...........   (6,268)     (2,227)     12,703
Realized investment gains ................      277       5,901       4,100
                                           --------    --------    --------
(Loss) income before income tax
  (benefit) expense ......................   (5,991)      3,674      16,803
Income tax (benefit) expense .............   (5,187)     (2,339)      3,586
                                           --------    --------    --------
Net (loss) income ........................ $   (804)   $  6,013    $ 13,217
                                           ========    ========    ========

Incurred losses and settlement expenses:
  Insured events of the current year ..... $182,609    $168,953    $137,301
  Decrease in provision for insured
    events of prior years ................   (5,733)    (11,077)     (7,448)
                                           --------    --------    --------
      Total losses and settlement expenses $176,876    $157,876    $129,853
                                           ========    ========    ========
Catastrophe and storm losses ............. $ 11,162    $ 13,477    $  5,846
                                           ========    ========    ========

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     Operating results before income taxes have declined significantly over the last three years. This decline is primarily attributable to the property and casualty insurance segment, which has experienced inadequate premium rates, high levels of catastrophe and storm losses and increased loss frequency and severity. The reinsurance segment has also experienced a steady decline in operating income over the last three years, but continues to be profitable. Inadequate premium rates, which have resulted from thirteen consecutive years of intense rate competition within the insurance industry, continue to be the primary cause of the Company's substandard performance. Premium rates showed signs of stabilization during 1999 as the Company was able to implement moderate rate increases on select lines of business; however, overall premium rate adequacy continued to decline due to rate reductions that were implemented in prior years. As the impact of the 1999 rate increases become more fully reflected in earned premiums, profit margins should begin to improve. However, overall premium rate adequacy is not expected to improve significantly in the near future due to the competitive rate environment that continues to exist in the insurance industry. As a result, management is working to improve profitability through re-underwriting programs for both the existing book of business and the agency force. Operating results for 1998 reflect earnings of $1,204,000 that resulted from a one-time adjustment in certain balances reported by a state run assigned risk program in which the Company's property and casualty insurance segment participates.

     Premium income increased 8.7 percent in 1999, 9.6 percent in 1998 and 7.3 percent in 1997. These increases are primarily attributable to the property and casualty insurance segment, which has benefited from the regional presence provided by Employers Mutual's 18 branch offices and the addition of Hamilton Mutual to the pooling agreement in 1997. The addition of Farm and City to the pooling agreement in 1998 did not have a material impact on the revenues of the Company. The reinsurance segment experienced a significant increase in premium income in 1999 and 1998 after reporting a decline in 1997. These increases are due to the addition of several new accounts during 1998.

     Losses and settlement expenses increased 12.0 percent in 1999, 21.6 percent in 1998 and 12.6 percent in 1997. Catastrophe and storm losses remained at an unusually high level for the second consecutive year as both the property and casualty insurance segment and the reinsurance segment experienced significant storm activity. In addition to the high level of catastrophe and storm losses, the results for 1998 were negatively impacted by an unusually large increase in the frequency and severity of losses unrelated to catastrophe and storm activity. Development on prior years' reserves remained favorable in 1999 but declined substantially from the amount experienced in 1998. The Company has historically experienced favorable development in its reserves and current reserving practices have not been relaxed; however, the amount of development experienced will fluctuate from year to year.

     The catastrophe and storm loss amounts reported for 1999 and 1998 reflect ceded reinsurance recoveries of $3,825,000 and $1,762,000, respectively, related to an aggregate excess of loss catastrophe reinsurance agreement that was in effect for those years for the property and casualty insurance segment. Due to substantial changes in both the terms and the cost of the coverage, thi reinsurance protection has not been renewed for year 2000. If this reinsurance protection had not been in place in 1999 the Company would have reported additional operating losses, net of premium cost savings, of $3,524,000 or $0.21 per share after taxes.

     Acquisition and other expenses increased 5.0 percent in 1999, 8.6 percent in 1998 and 6.3 percent in 1997. These increases primarily relate to the property and casualty insurance segment and reflect a variety of factors including increased production levels and higher commission costs. The increases reported for 1998 and 1997 also include expenses associated with the addition of Hamilton Mutual and Farm and City to the pooling agreement and the increase in the reinsurance subsidiary's quota share percentage.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     Net investment income increased 3.6 percent in 1999 and 4.5 percent in 1998 after declining 0.9 percent in 1997. These increases are primarily attributable to increases in the average invested asset balances. The Company has experienced a decline in the average rate of return earned on fixed maturity investments over the last three years due to declining interest rates. During the second and third quarters of 1999 the Company sold approximately $55,000,000 of investments in tax-exempt fixed maturity securities and reinvested the proceeds into taxable fixed maturity securities that pay a higher interest rate. This change in asset allocation was implemented to increase the Company's after-tax rate of return on its investment portfolio in response to the recent deterioration in the Company's underwriting results and the expectation that underwriting results will not improve significantly in the near future.

     Realized investment gains declined in 1999 after increasing in 1998 and 1997. Realized investment gains for 1999 reflect $1,590,000 of gains from the disposal of the tax-exempt fixed maturity securities noted above. These gains were mostly offset by realized losses of $1,284,000 that were recognized on the Company's equity portfolio during the fourth quarter of 1999. The realized investment gains for 1998 are primarily the result of the liquidation of the Company's common stock mutual fund portfolio.
Proceeds from this liquidation were reinvested into individual stock issue ax-aware basis. Realized investment gains for 1997 reflect capital gains distributions from the common stock mutual fund portfolio.

     Income tax benefits increased substantially during the last two years, especially when compared to the pre-tax operating results reported for those years. These increases are primarily a result of the large amount of tax-exempt interest earned by the Company and the relative relationship this tax-exempt interest has had to the declining pre-tax operating results. Tax-exempt interest totaled $6,784,000 in 1999 and $7,250,000 in 1998, which exceeded the pre-tax loss of $5,991,000 reported for 1999 and the pre-tax income of $3,674,000 reported in 1998. Tax-exempt interest is expected to decline to approximately $5,285,000 in 2000 due to the previously noted sale of approximately $55,000,000 of tax-exempt bonds during 1999. In addition, the tax benefits for 1999 and 1998 include $800,000 and $400,000, respectively, related to a reduction in a deferred tax valuation allowance associated with future postretirement benefit deductions. The valuation allowance was eliminated in 1999 due to the establishment by Employers Mutual of Voluntary Employee Beneficiary Association (VEBA) trusts that will fund the liability for postretirement benefits. Tax benefits for 1998 also include $550,000 related to a reduction in an accrual that had been established for potential tax examination adjustments.

SEGMENT RESULTS

Property and Casualty Insurance

Operating results for the three years ended December 31, 1999 are as follows:

($ in thousands)                             1999        1998        1997
                                           --------    --------    --------
Premiums earned .......................... $167,265    $155,523    $143,112
Losses and settlement expenses ...........  140,481     128,667     106,547
Acquisition and other expenses ...........   53,310      51,460      46,777
                                           --------    --------    --------
Underwriting loss ........................  (26,526)    (24,604)    (10,212)
Net investment income ....................   18,283      17,635      16,720
Other income .............................      781         319         181
                                           --------    --------    --------
Operating (loss) income before
  income taxes ........................... $ (7,462)   $ (6,650)   $  6,689
                                           ========    ========    ========

Incurred losses and settlement expenses:
  Insured events of the current year ..... $145,806    $136,209    $112,192
  Decrease in provision for insured
    events of prior years ................   (5,325)     (7,542)     (5,645)
                                           --------    --------    --------
      Total losses and settlement expenses $140,481    $128,667    $106,547
                                           ========    ========    ========
Catastrophe and storm losses ............. $  7,389    $ 10,163    $  4,570
                                           ========    ========    ========

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     As previously noted, Farm and City became a 1.5 percent participant in the pooling agreement on January 1, 1998, which increased the property and casualty insurance segment's aggregate participation in the pooling agreement from 22 percent in 1997 to 23.5 percent in 1998 and 1999. The segment results reported for 1997 have been restated to include the results of Farm and City for comparative purposes.

     Premiums earned increased 7.6 percent in 1999, 8.7 percent in 1998 and
11.4 percent in 1997. This growth in premium income, which is significantly greater than the industry average of less than two percent annually over this time period, is primarily the result of an increase in the number of policies issued. This growth in policy count has resulted from an increase in the retention rate on renewal business as well as a steady amount of new business. The increase for 1997 also reflects the addition of Hamilton Mutual to the pooling agreement, which added $8,634,000 to premiums earned. Premium rate levels, which had declined steadily for thirteen consecutive years due to intense competition, exhibited signs of stabilization during 1999 as the property and casualty insurance subsidiaries were able to implement moderate rate increases on select lines of business. This trend of moderate rate increases is expected to continue in 2000 as large-scale rate increases are not considered likely due to the significant amount of excess capacity that continues to exist in the insurance industry. As a result, overall premium rate adequacy is not expected to improve significantly in the near future.

     Losses and settlement expenses increased 9.2 percent in 1999, 20.8 percent in 1998 and 18.1 percent in 1997. Catastrophe and storm losses declined in 1999 from the storm plagued amounts reported in 1998, but continued to have a significant impact on operating results. In addition to the high level of catastrophe and storm losses, the property and casualty insurance segment has been negatively impacted during the last two years by an increase in the severity and frequency of losses unrelated to catastrophe and storm activity. Development on prior years' reserves remained favorable in 1999, but declined from the amount experienced in 1998.

     As previously noted, the catastrophe and storm loss amounts reported for 1999 and 1998 reflect ceded reinsurance recoveries of $3,825,000 and $1,762,000, respectively, related to an aggregate excess of loss catastrophe reinsurance agreement that was in effect for those years. Due to substantial changes in both the terms and the cost of the coverage, this reinsurance protection has not been renewed for year 2000.

     Acquisition and other expenses increased 3.6 percent in 1999, 10.0 percent in 1998 and 7.2 percent in 1997. These increases reflect additional expenses associated with the higher production levels achieved during the last three years and an increase in commission costs related to the intense competition for insurance business and the growing book of property business. The large increase for 1998 reflects the payment of approximately $727,000 of expenses in connection with the addition of Farm and City to the pooling agreement and an increase in the estimate of deferrable acquisition expenses. The increase for 1997 reflects an increase in the size of the pool and the payment of approximately $794,000 of expenses related to the addition of Hamilton Mutual to the pooling agreement.

     Underwriting results for the property and casualty insurance segment have deteriorated significantly over the last three years. Inadequate premium rates, high levels of catastrophe and storm losses and increased loss severity and frequency have combined to produce substandard results. Premium rate levels exhibited signs of stabilization during 1999, but overall premium rate adequacy continued to decline due to rate decreases that were implemented in prior years. Profit margins are expected to improve in 2000 as the impact of the 1999 rate increases become more fully recognized; however, underwriting results could be negatively impacted by increased catastrophe and storm losses due to the cancellation of the aggregate excess of loss catastrophe reinsurance agreement. Management is working to improve profitability through re-underwriting programs for both the current book of business and the agency force and by controlling the usage of discretionary rate credits.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     Through its participation in the pooling agreement, the property and casualty insurance subsidiaries assume insurance business from the North Carolina Reinsurance Facility (NCRF), which is a state run assigned risk program. Prior to 1998, the property and casualty insurance subsidiaries were not recognizing their share of certain surcharges reported by the NCRF. During 1998, the property and casualty insurance subsidiaries received clarification regarding such amounts and recorded their share of the cumulative surcharges. As a result, operating results for 1998 reflect assumed premium income of $543,000 and assumed loss recoveries of $662,000 related to prior years. Beginning in 1999, these surcharges are being recorded on a quarterly basis.

Reinsurance

Operating results for the three years ended December 31, 1999 are as follows:

($ in thousands)                               1999       1998       1997
                                             --------   --------   --------
Premiums earned ............................ $ 43,833   $ 38,721   $ 34,106
Losses and settlement expenses .............   36,395     29,209     23,306
Acquisition and other expenses .............   13,450     12,094     11,752
                                             --------   --------   --------
Underwriting loss ..........................   (6,012)    (2,582)      (952)
Net investment income ......................    7,114      6,760      6,615
Other income ...............................      119        168        219
                                             --------   --------   --------
Operating income before income taxes ....... $  1,221   $  4,346   $  5,882
                                             ========   ========   ========

Incurred losses and settlement expenses:
  Insured events of the current year ....... $ 36,803   $ 32,744   $ 25,109
  Decrease in provision for insured
    events of prior years ..................     (408)    (3,535)    (1,803)
                                             --------   --------   --------
      Total losses and settlement expenses   $ 36,395   $ 29,209   $ 23,306
                                             ========   ========   ========
Catastrophe losses ......................... $  3,773   $  3,314   $  1,276
                                             ========   ========   ========

     Premium income increased 13.2 percent in 1999 and 13.5 percent in 1998 after declining in 1997. The increase reported for 1999 is primarily attributable to the delayed reporting of several foreign reinsurance contracts written in 1998. Production for 1999 was also impacted by the addition of new contracts and increases in premiums on existing contracts, but to a lesser degree. The increase reported for 1998 reflects the addition of several new accounts. Premium income decreased in 1997 despite an increase in the quota share percentage from 95 percent to 100 percent and the cancellation of an aggregate reinsurance treaty with Employers Mutual. This decline is attributed to a decrease in the estimate of earned but not reported premium, rate reductions and the absence of run-off premium that was recognized in 1996. Premium rates stabilized somewhat during 1999 as moderate rate increases were implemented on some foreign contracts that were exposed to losses in 1998; however, overall rate adequacy did not improve as rate decreases were experienced on domestic contracts with good loss experience.

     Losses and settlement expenses increased 24.6 percent in 1999 and 25.3 percent in 1998 after declining in 1997. These fluctuations are consistent with the changes experienced in premium income. Results for 1999 reflect a large decline in the amount of favorable development experienced on prior years' reserves. In addition, the results for 1999 were negatively impacted by heavy storm losses in Europe and by large losses on several property per-risk, property pro-rata and aggregate excess of loss contracts. The losses and settlement expenses reported for 1998 reflect a large increase in catastrophe losses and a deterioration in the loss experience of a reinsurance pool that Employers Mutual participates in, which was attributed to a high level of storm activity.

     Acquisition and other expenses increased 11.2 percent in 1999, 2.9 percent in 1998 and 2.6 percent in 1997. The large increase for 1999 is reflective of the increase in premium income. The increases for 1998 and 1997 differ from the changes experienced in premium income due to fluctuations in contingent commission expense, which is based on the profitability of the assumed book of business.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     Underwriting results of the reinsurance segment have declined steadily over the last three years. This decline can be attributed to premium rate reductions, higher levels of catastrophe and storm losses and increased loss severity. Premium rate levels continue to be negatively impacted by excess capacity in the reinsurance industry. Employers Mutual is working to address this issue by accepting a larger share of coverage on desirable programs, strengthening its relationships with reinsurance intermediaries and adopting the use of new underwriting tools and technologies, while continuing to emphasize profitability over premium growth.


Parent Company

     The parent company reported an operating loss before income taxes of $27,000 in 1999 compared to operating income of $77,000 in 1998 and $132,000 in 1997. The decrease in 1999 operating results is attributed to a decline in investment income, which resulted from a decrease in the invested asset balance. The decline in 1998 results is primarily due to higher operating expenses while the results for 1997 reflect additional investment income that resulted from an increase in the invested asset balance.


LOSS AND SETTLEMENT EXPENSE RESERVES

     Loss and settlement expense reserves are the Company's largest liability. Management continually reviews these reserves using a variety of statistical and actuarial techniques to analyze claim costs, frequency and severity data, and social and economic factors. Significant periods of time may elapse between the occurrence of an insured loss, the reporting of the loss and the settlement of the loss. During the loss settlement period, additional facts regarding individual claims become known, and accordingly, it often becomes necessary to refine and adjust the estimates of liability on a claim. Such changes in estimates are reflected in operating results in the year the changes are recorded.

     The Company's financial results have not been materially affected by losses associated with asbestos and environmental exposures. Total reserves for asbestos and environmental related claims totaled $2,448,000 at December 31, 1999. Approximately $1,464,000 of these reserves are attributed to the reinsurance business assumed by the Company's reinsurance subsidiary with the remaining $984,000 attributed to the direct insurance business written by the parties to the pooling agreement.


LIQUIDITY AND INVESTMENTS

     The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid investments to ensure the availability of funds to meet claims and expenses. The remainder of the investment portfolio, excluding investments in equity securities, is invested in securities with maturities that approximate the anticipated liabilities of the insurance issued.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     The Company considers itself to be a long-term investor and generally purchases fixed maturity investments with the intent to hold them to maturity. The Company has previously classified a portion of its investments in fixed maturity securities, primarily bonds issued by municipalities and corporations, as available-for-sale securities to provide flexibility in the management of the portfolio. Beginning in the third quarter of 1999, all newly acquired securities are being classified as available-for-sale to provide increased management flexibility. Unrealized holding losses on fixed maturity securities available-for-sale, net of tax, totaled $7,539,000 at December 31, 1999 compared to unrealized holding gains of $6,194,000 and $4,577,000 at December 31, 1998 and 1997, respectively. The decrease in the market value of these investments is primarily due to an increase in interest rates during 1999. Since the Company does not actively trade in the bond market, such fluctuations in the fair value of these investments are not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated. The Company closely monitors the bond market and makes appropriate adjustments in investment policy as changing conditions warrant.
At December 31, 1999, a valuation allowance of $1,233,000 was established for the deferred tax asset associated with net unrealized holding losses on the Company's available-for-sale fixed maturity and equity securities. This valuation allowance was established due to uncertainties concerning the future realization of these tax benefits.

     The majority of the Company's assets are invested in fixed maturity securities. These investments provide a substantial amount of income which supplements underwriting results and contributes to net earnings. As these investments mature, the proceeds will be reinvested at current rates, which may be higher or lower than those now being earned; therefore, more or less investment income may be available to contribute to net earnings depending on the interest rate level.

     During the third quarter of 1999, the Company began participating in a securities lending program whereby certain fixed maturity securities from the investment portfolio are loaned to other institutions for short periods of time. The Company receives a fee for each security loaned out under this program and requires initial collateral equal to 102 percent of the market value of the loaned securities.

     During the second and third quarters of 1999 the Company disposed of approximately $55,000,000 of investments in tax-exempt fixed maturity securities and reinvested the proceeds in taxable fixed maturity securities. This change in asset allocation is not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated.

     During the third quarter of 1998 the Company liquidated its common stock mutual fund portfolio and reinvested the proceeds in individual stock issues that are being managed on a tax-aware basis. This change in investment strategy allows the Company to control both the timing and the amount of sales that occur in these investments.

     The major ongoing sources of the Company's liquidity are insurance premium income, investment income and cash provided from maturing or liquidated investments. The principal outflows of cash are payments of claims, commissions, premium taxes, operating expenses, income taxes, dividends and investment purchases.

     The Company generated positive cash flows from operations of $22,457,000 in 1999, $25,565,000 in 1998 and $22,564,000 in 1997. Included in the amounts for 1998 and 1997 are $5,570,000 and $8,741,000, respectively, received from Employers Mutual in connection with the addition of Farm and City and Hamilton Mutual to the pooling agreement and the increase in the reinsurance subsidiary's quota share percentage.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     During the second quarter of 1999 the Company completed a $3,000,000 stock repurchase plan that was approved by its Board of Directors on November 20, 1998. A total of 254,950 shares of common stock were repurchased under this plan at an average cost of $11.76 per share.

     During the second quarter of 1999, Employers Mutual elected to increase its participation in the Company's dividend reinvestment plan. As a result, Employers Mutual is now reinvesting 100 percent of its dividends in additional shares of the Company's common stock. Prior to the second quarter of 1999, Employers Mutual was reinvesting 50 percent of its dividends in additional shares of the Company's common stock.

MARKET RISK

     The main objectives in managing the investment portfolios of the Company are to maximize after-tax investment income and total investment return while minimizing credit risks, in order to provide maximum support for the underwriting operations. Investment strategies are developed based upon many factors including underwriting results and the Company's resulting tax position, regulatory requirements, fluctuations in interest rates and consideration of other market risks. Investment decisions are centrally managed by investment professionals and are supervised by the investment committees of the respective board of directors for each of the Company's subsidiaries.

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

     Interest rate risk includes the price sensitivity of a fixed maturity security to changes in interest rates and the affect on future earnings from short-term investments and maturing long-term investments, given a change in interest rates. The following analysis illustrates the sensitivity of the Company's financial instruments to selected changes in market rates and prices. A hypothetical one percent increase in interest rates as of December 31, 1999 would result in a corresponding pre-tax decrease in the fair value of the fixed maturity portfolios of approximately $21,500,000 or 5.3 percent. In addition, a hypothetical one percent decrease in interest rates at December 31, 1999 would result in a corresponding decrease in pre-tax income over the next twelve months of approximately $400,000, assuming the current maturity and prepayment patterns. The Company monitors interest rate risk through the analysis of interest rate simulations, and adjusts the average duration of its fixed maturity portfolio by investing in either longer or shorter term instruments given the results of interest rate simulations and judgments of cash flow needs. The effective duration of the fixed maturity portfolio at December 31, 1999 was 5.27 years.

     The valuation of the Company's marketable equity portfolios is subject to equity price risk. In general, equities have more year-to-year price variability than bonds. However, returns from equity securities over longer time frames have been consistently higher. The Company invests in a diversified portfolio of readily marketable equity securities. A hypothetical 10 percent decrease in the S&P 500 as of December 31, 1999 would result in a corresponding pre-tax decrease in the fair value of the Company's equity portfolio of approximately $3,000,000.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     The Company invests in high quality fixed maturity securities, thus minimizing credit quality risk. At December 31, 1999 the portfolio of long-term fixed maturity securities consists of 15.0 percent U.S. Treasury, 13.9 percent government agency, 15.2 percent mortgage-backed, 24.6 percent municipal, and 31.3 percent corporate securities. At December 31, 1998 the portfolio of long-term fixed maturity securities consisted of 24.5 percent U.S. Treasury, 13.3 percent government agency, 6.8 percent mortgage-backed, 42.1 percent municipal, and 13.3 percent corporate securities. No securities are below investment grade.

     Prepayment risk refers to the changes in prepayment patterns that can either shorten or lengthen the expected timing of the principal repayments and thus the average life and the effective yield of a security. Such risk exists primarily within the portfolio of mortgage-backed securities. The prepayment risk analysis is monitored regularly through the analysis of interest rate simulations. At December 31, 1999 the effective duration of the mortgage-backed securities is 4.4 years with an average life and current yield of 7.5 years and 7.7 percent, respectively. At December 31, 1998 the effective duration of the mortgage-backed securities was 1.5 years with an average life and current yield of 2.1 years and 7.7 percent, respectively.


CAPITAL RESOURCES

     Insurance company operations require capital to support premium writings. The Company believes that its insurance company subsidiaries have sufficient capital to support their expected near-term writings.

     The National Association of Insurance Commissioners (NAIC) maintains certain risk-based capital standards for property and casualty insurance companies. Risk-based capital requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. At December 31, 1999, each of the Company's insurance subsidiaries has a ratio of total adjusted capital to risk-based capital well in excess of the minimum level required.

     A major source of cash flows for the Company is dividend payments from its subsidiaries. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The Company received $6,800,000, $4,275,000 and $3,750,000 of dividends from its insurance subsidiaries and paid cash dividends to its stockholders totaling $6,793,000, $5,638,000 and $4,314,000 in 1999, 1998 and 1997, respectively. Total dividends, including amounts reinvested in shares of the Company's common stock, amounted to $6,793,000, $6,865,000 and $6,715,000 in 1999, 1998 and 1997, respectively.

     As of December 31, 1999, the Company had no material commitments for capital expenditures.


IMPACT OF INFLATION

     Inflation has a widespread effect on the Company's results of operations, primarily through increased losses and settlement expenses. The Company considers inflation, including social inflation that reflects an increasingly litigious society and increasing jury awards, when setting reserve amounts. Premiums are also affected by inflation, although they are often restricted or delayed by competition and the regulatory rate-setting environment.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS, CONTINUED

IMPACT OF YEAR 2000 REMEDIATION ON OPERATIONS

     The Year 2000 issue presented both operational and underwriting risks to the Company. Operational risks included the failure of computer systems and equipment owned and operated by Employers Mutual, as well as those owned and operated by vendors and other parties with which the Company conducts business. Underwriting risks included, but were not limited to, potential claims by the Company's policyholders to recover losses due to interruption of business or liability to third parties that resulted from the failure of computer systems.

     To date, the Company has not encountered any significant problems as the result of the Year 2000 date rollover. All of the Company's systems are functioning normally. In addition, the Company has not encountered any significant problems with any vendor-supplied hardware or software. The Company continues to monitor the situation closely for any future Year 2000 issues.

     The Company distributed a letter during 1999 to all of its commercial policyholders notifying them that their policies did not cover Year 2000 losses, but that coverage was available through an endorsement to the policy. A questionnaire was developed and provided to them to aid in the assessment of potential risks associated with Year 2000 noncompliance. Very few policyholders elected to purchase the additional coverage provided by this endorsement. The parties to the pooling agreement purchased reinsurance protection for potential third party liability claims against policyholders arising from Year 2000 issues. To date, no significant claims have been reported relating to Year 2000 losses.

     Year 2000 compliance efforts were in process for a number of years. The majority of the costs associated with these efforts represented the salaries and benefit expenses of the information systems department of Employers Mutual. These costs were charged to operations in the year incurred and were not separately tracked. In addition, most purchases of computer hardware and software applications were not made specifically for Year 2000 compliance, and were not considered costs of the Year 2000 compliance effort. The Company's share of the costs associated with the Year 2000 compliance project did not exceed estimates.


NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133", which defers the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. Currently, the Company's investment strategy does not include investments in derivative instruments or hedging activities. Accordingly, adoption of this statement is not expected to have any effect on the operating results of the Company.

     Effective January 1, 1999, the Company adopted Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", issued by the American Institute of Certified Public Accountants. This statement provides accounting guidance for insurance and other types of entities that are subject to guaranty fund and other insurance-related assessments. The Company's accounting policies were previously in compliance with the provisions of this statement. Adoption of this statement did not have a material effect on the Company's operating results.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS, CONTINUED

DEVELOPMENTS IN INSURANCE REGULATION

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


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management's current expectations and actual results of the Company may differ materially from such expectations. The risks and uncertainties that may affect the actual results of the Company include but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; state and federal legislation and regulations; changes in the demand for, pricing of, or supply of insurance or reinsurance; changes in interest rates and the performance of financial markets; the adequacy of loss and settlement expense reserves, including asbestos and environmental claims; subsequent losses associated with Year 2000 compliance issues by the Company, its vendors or third party service providers; and other risks and uncertainties inherent in the Company's business.