Form 10-K, Exhibit 13
period 1999-12-31
EMC INSURANCE GROUP INC
filed 2000-03-28
CIK 356130

CONSOLIDATED FINANCIAL STATEMENTS.                              EXHIBIT 13(c)
---------------------------------                               -------------

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

     The Company's financial statements have been audited by KPMG LLP, independent certified public accountants. Management has made available to KPMG LLP all of the Company's financial records and related data, as well as the minutes of the stockholders' and directors' meetings. Furthermore, management believes that all representations made to KPMG LLP during its audit were valid and appropriate. Their report appears elsewhere in this annual report.

     Management of the Company has established and continues to maintain a system of internal controls that are designed to provide assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal controls provides for appropriate division of responsibility. Certain aspects of these systems and controls are tested periodically by the Company's internal auditors. Management considers the recommendations of its internal auditors and independent accountants concerning the Company's internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that as of December 31, 1999, the Company's system of internal controls was adequate to accomplish the above objectives.

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


/s/ Bruce G. Kelley                      /s/ Mark E. Reese
------------------------------------     -------------------------------------
Bruce G. Kelley                          Mark E. Reese
President, Treasurer and                 Vice President and
Chief Executive Officer                  Chief Financial Officer

                  Independent Auditors' Report

The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We have audited the accompanying consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                       /s/ KPMG LLP
                                       Des Moines, Iowa
                                       February 24, 2000

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                           December 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------  ------------
ASSETS
Investments (note 9):
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
     (fair value $126,679,065 and $174,623,439) ... $127,204,160  $164,926,190
    Securities available-for-sale, at fair value
     (amortized cost $263,720,333 and $208,115,127)  256,181,429   217,499,600
  Equity securities available-for-sale, at fair
    value (cost $28,494,631 and $29,928,433) ......   32,408,272    32,785,429
  Short-term investments, at cost .................   20,164,210    22,660,011
                                                    ------------  ------------
      Total investments ...........................  435,958,071   437,871,230


Cash ..............................................    1,508,678     2,133,056
Accrued investment income .........................    6,886,939     5,865,307
Accounts receivable (net of allowance for
  uncollectible accounts of $633,000 and $400,000)     3,293,537     2,779,041
Income taxes recoverable ..........................    1,537,000     3,224,000
Reinsurance receivables (note 3) ..................   11,129,365    16,627,791
Deferred policy acquisition costs .................   13,619,192    12,355,482
Deferred income taxes (note 10) ...................   18,121,317    10,371,754
Intangible assets, including goodwill, at cost
  less accumulated amortization of $2,347,208
  and $2,212,695 ..................................    1,210,612     1,345,125
Prepaid reinsurance premiums (note 3) .............    1,280,564     1,201,737
Other assets ......................................    2,030,703     2,271,829
                                                    ------------  ------------
      Total assets ................................ $496,575,978  $496,046,352
                                                    ============  ============

LIABILITIES
Losses and settlement expenses (notes 2, 4 and 5)  $266,514,024  $245,610,323
Unearned premiums (note 2) .......................   64,991,129    61,464,051
Other policyholders' funds .......................    1,093,254     1,951,683
Indebtedness to related party (note 2) ...........    3,886,559     5,862,685
Postretirement benefits (note 12) ................    6,768,219     6,017,565
Deferred income ..................................      158,831       277,854
Other liabilities ................................   11,247,685    10,924,351
                                                   ------------  ------------
       Total liabilities .........................  354,659,701   332,108,512
                                                   ------------  ------------
STOCKHOLDERS' EQUITY (notes 6, 7 and 13)
Common stock, $1 par value,
  authorized 20,000,000 shares;
  issued and outstanding, 11,265,232 shares
  in 1999 and 11,496,389 shares in 1998 ..........   11,265,232    11,496,389
Additional paid-in capital .......................   65,333,686    67,822,412
Accumulated other comprehensive (loss) income ....   (3,625,263)    8,079,371
Retained earnings ................................   68,942,622    76,539,668
                                                   ------------  ------------
       Total stockholders' equity ................  141,916,277   163,937,840
                                                   ------------  ------------
Contingent liabilities (notes 3 and 15)

       Total liabilities and stockholders' equity  $496,575,978  $496,046,352
                                                   ============  ============

See accompanying Notes to Consolidated Financial Statements.

                     EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                         Consolidated Statements of Income

                                              Year ended December 31,
                                     ----------------------------------------
                                         1999          1998          1997
                                     ------------  ------------  ------------
REVENUES:
Premiums earned (notes 2 and 3) .... $211,098,141  $194,244,405  $177,218,246
Investment income, net (note 9) ....   25,760,561    24,859,063    23,780,303
Realized investment gains (note 9)        276,673     5,901,049     4,100,006
Other income .......................    2,194,162     1,700,331     1,022,371
                                     ------------  ------------  ------------
                                      239,329,537   226,704,848   206,120,926
                                     ------------  ------------  ------------
LOSSES AND EXPENSES (note 2):
Losses and settlement
  expenses (notes 3, 4 and 5) ......  176,876,248   157,876,094   129,853,304
Dividends to policyholders .........    1,237,368     1,874,900     2,530,747
Amortization of deferred
  policy acquisition costs .........   48,056,918    44,662,641    35,942,092
Other underwriting expenses ........   17,465,822    17,016,421    20,056,069
Other expenses .....................    1,684,455     1,600,936       935,981
                                     ------------  ------------  ------------
                                      245,320,811   223,030,992   189,318,193
                                     ------------  ------------  ------------
      (Loss) income before income
        tax (benefit) expense ......   (5,991,274)    3,673,856    16,802,733
                                     ------------  ------------  ------------
INCOME TAX (BENEFIT) EXPENSE
  (note 10):
    Current ........................   (1,599,826)   (1,516,892)    4,266,959
    Deferred .......................   (3,587,463)     (822,117)     (680,793)
                                     ------------  ------------  ------------
                                       (5,187,289)   (2,339,009)    3,586,166
                                     ------------  ------------  ------------
      Net (loss) income ............ $   (803,985) $  6,012,865  $ 13,216,567
                                     ============  ============  ============
Net (loss) income per common share
  - basic and diluted .............. $      (0.07) $       0.53  $       1.18
                                     ============  ============  ============
Average number of shares outstanding
  - basic and diluted ..............   11,330,705    11,440,592    11,193,243
                                     ============  ============  ============



                Consolidated Statements of Comprehensive Income

                                                Year ended December 31,
                                        -------------------------------------
                                            1999         1998         1997
                                        ------------  -----------  -----------

Net (loss) income ..................... $   (803,985) $ 6,012,865  $13,216,567
                                        ------------  -----------  -----------
OTHER COMPREHENSIVE INCOME (note 9):
  Unrealized holding (losses) gains
    arising during the period, before
    deferred income tax (benefit)
    expense ...........................  (15,597,992)   6,460,974    9,696,600
  Deferred income tax (benefit) expense   (4,070,728)   2,196,732    3,296,843
                                        ------------  -----------  -----------
                                         (11,527,264)   4,264,242    6,399,757
                                        ------------  -----------  -----------
  Reclassification adjustment for gains
    included in net (loss) income,
    before income tax expense .........     (268,742)  (5,866,610)  (4,098,079)
  Income tax expense ..................       91,372    1,994,647    1,393,347
                                        ------------  -----------  -----------
                                            (177,370)  (3,871,963)  (2,704,732)
                                        ------------  -----------  -----------

      Other comprehensive (loss) income  (11,704,634)     392,279    3,695,025
                                        ------------  -----------  -----------
      Total comprehensive (loss) income $(12,508,619) $ 6,405,144  $16,911,592
                                        ============  ===========  ===========


See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

               Consolidated Statements of Stockholders' Equity

                                                Year ended December 31,
                                        -------------------------------------
                                            1999         1998         1997
                                        -----------  -----------  -----------
COMMON STOCK:
  Beginning of year ...................$ 11,496,389 $ 11,351,119 $ 11,084,461
  Issuance of common stock:
    Stock option plans ................      23,793       55,102       71,073
    Dividend reinvestment
      plan (note 13) ..................           -       90,168      195,585
  Repurchase of common stock (note 13)     (254,950)           -            -
                                        -----------  -----------  -----------
  End of year .........................  11,265,232   11,496,389   11,351,119
                                        -----------  -----------  -----------

ADDITIONAL PAID-IN CAPITAL:
  Beginning of year ...................  67,822,412   65,916,681   62,762,613
  From issuance of common stock:
    Stock option plans ................     255,001      722,511      854,641
    Dividend reinvestment plan ........           -    1,183,220    2,299,427
  Repurchase of common stock ..........  (2,743,727)           -            -
                                        -----------  -----------  -----------
  End of year .........................  65,333,686   67,822,412   65,916,681
                                        -----------  -----------  -----------

ACCUMULATED OTHER COMPREHENSIVE INCOME:
  Beginning of year ...................   8,079,371    7,687,092    3,992,067
  Change in other comprehensive
    income ............................ (11,704,634)     392,279    3,695,025
                                        -----------  -----------  -----------
  End of year .........................  (3,625,263)   8,079,371    7,687,092
                                        -----------  -----------  -----------

RETAINED EARNINGS:
  Beginning of year ...................  76,539,668   77,391,564   70,889,887
  Net (loss) income ...................    (803,985)   6,012,865   13,216,567
  Dividends on common stock
    ($.60 per share in 1999, 1998 and
    1997):
      Cash dividends ..................  (6,793,061)  (5,637,687)  (4,314,083)
      Dividends reinvested in shares
        of common stock ...............           -   (1,227,074)  (2,400,807)
                                        -----------  -----------  -----------
  End of year .........................  68,942,622   76,539,668   77,391,564
                                        -----------  -----------  -----------

    Total stockholders' equity ........$141,916,277 $163,937,840 $162,346,456
                                        ===========  ===========  ===========

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                                Year ended December 31,
                                        -------------------------------------
                                            1999         1998         1997
                                        -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income ................... $  (803,985) $ 6,012,865  $13,216,567

  Adjustments to reconcile net (loss)
    income to net cash provided by
    operating activities:
      Losses and settlement expenses ..  20,903,701   24,524,043    9,356,859
      Unearned premiums ...............   3,527,078    4,345,359    4,125,443
      Other policyholders' funds ......    (858,429)    (829,861)    (685,905)
      Deferred policy acquisition costs  (1,263,710)  (1,794,825)  (1,538,794)
      Indebtedness of related party ...  (1,976,126)   5,346,899   (7,707,448)
      Accrued investment income .......  (1,021,632)    (113,012)     814,891
      Accrued income taxes:
        Current .......................   1,687,000   (6,772,000)     606,000
        Deferred ......................  (3,587,463)    (822,116)    (680,794)
      Realized investment gains .......    (276,673)  (5,901,049)  (4,100,006)
      Postretirement benefits .........     750,654      588,652      496,079
      Reinsurance receivables .........   5,498,426   (3,026,100)   1,134,095
      Prepaid reinsurance premiums ....     (78,827)      (6,672)     321,907
      Amortization of deferred income      (119,023)    (168,824)    (218,872)
      Other, net ......................      76,476   (1,388,392)  (1,316,735)
                                        -----------  -----------  -----------
                                         23,261,452   13,982,102      606,720
      Cash provided by the change in
        the property and casualty
        insurance subsidiaries' pooling
        agreement (note 2) ............           -    5,569,567    5,674,458

      Cash provided by the change in
        the reinsurance subsidiary's
        quota share agreement (note 2)            -            -    3,066,705
                                        -----------  -----------  -----------
            Net cash provided by
              operating activities .... $22,457,467  $25,564,534  $22,564,450
                                        -----------  -----------  -----------

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                                Year ended December 31,
                                     ----------------------------------------
                                          1999         1998          1997
                                     ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed maturity
    securities held-to-maturity .... $(13,459,272) $(20,959,844) $(35,504,382)
  Maturities of fixed maturity
    securities held-to-maturity ....   51,260,724    42,025,415    38,138,196
  Purchases of fixed maturity
    securities available-for-sale .. (135,872,298)  (57,514,297)  (46,586,660)
  Disposals of fixed maturity
    securities available-for-sale ..   81,893,552    22,210,930    20,769,810
  Purchases of equity securities
    available-for-sale .............  (24,924,562)  (40,789,067)   (5,024,876)
  Disposals of equity securities
    available-for-sale .............   25,037,159    42,941,862     4,010,683
  Net sales (purchases) of
    short-term investments .........    2,495,796    (7,733,017)    2,626,614
                                      ------------  ------------  -----------
         Net cash used in investing
            activities .............. (13,568,901)  (19,818,018)  (21,570,615)
                                      -----------   -----------   -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock .........      278,794       823,927     1,019,919
  Dividends paid to
    stockholders (note 13) .........   (6,793,061)   (5,637,687)   (4,314,083)
  Repurchase of common
    stock (note 13) ................   (2,998,677)            -             -
                                     ------------  ------------  ------------
         Net cash used in financing
           activities ..............   (9,512,944)   (4,813,760)   (3,294,164)
                                     ------------  ------------  ------------
Net (decrease) increase in cash ....     (624,378)      932,756    (2,300,329)
Cash at beginning of year ..........    2,133,056     1,200,300     3,500,629
                                     ------------  ------------  ------------
Cash at end of year ................ $  1,508,678  $  2,133,056  $  1,200,300
                                     ============  ============  ============

Income taxes (recovered) paid ...... $ (3,294,499) $  5,236,047  $  3,660,959
Interest paid ...................... $     89,032  $          -  $     88,922

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

     Liabilities for losses are based upon case-basis estimates of reported losses, estimates of unreported losses based upon prior experience adjusted for current trends, and estimates of losses expected to be paid under assumed reinsurance contracts. Liabilities for settlement expenses are provided by estimating expenses expected to be incurred in settling the claims provided for in the loss reserves. Changes in estimates are reflected in current operating results (see note 4).

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     The Company's carrying value for investments is reduced to its estimated realizable value if a decline in the fair value is deemed other than temporary. Such reductions in carrying value are recognized as realized losses and charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized gains and losses on disposition of investments are included in net income. The cost of investments sold is determined on the specific identification method using the highest cost basis first. Included in investments at December 31, 1999 and 1998 are securities on deposit with various regulatory authorities as required by law amounting to $12,011,143 and $11,958,675, respectively.

     During the third quarter of 1999, the Company began participating in a securities lending program whereby certain fixed-maturity securities from the investment portfolio are loaned to other institutions for a short period of time. The Company receives a fee in exchange for the loan of securities and requires initial collateral equal to 102 percent of the market value of the loaned securities.

INSURANCE-RELATED ASSESSMENTS

     Effective January 1, 1999, the Company adopted Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", issued by the American Institute of Certified Public Accountants. This statement provides accounting guidance for insurance and other types of entities that are subject to guaranty fund and other insurance-related assessments. The Company's accounting policies were previously in compliance with the provisions of this statement. As a result, adoption of this statement did not have a material effect on operating results.

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

     The Company also participates in Employers Mutual's postretirement benefit plans, which provide certain health care and life insurance benefits for retired employees. Substantially all employees may become eligible for those benefits if they reach normal retirement age and have attained the required length of service while working for Employers Mutual or its subsidiaries. The health care postretirement plan requires contributions from participants and contains certain cost sharing provisions such as coinsurance and deductibles. The life insurance plan is noncontributory. The benefits provided under both plans are subject to change.

     During 1998, Employers Mutual established two Voluntary Employee Beneficiary Association (VEBA) trusts to accumulate funds for the payment of postretirement health care and life insurance benefits. Contributions to the VEBA trusts are used to fund the accumulated postretirement benefit obligation as well as pay current year benefits. Assets held in the VEBA trusts are primarily invested in life insurance products purchased from Employers Modern Life Company, a subsidiary of Employers Mutual.

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

NET INCOME PER SHARE - BASIC AND DILUTED

The Company's basic and diluted net income per share are computed by dividing net income by the weighted average number of common shares outstanding during each year. The Company had no potential common shares outstanding during 1999, 1998 and 1997 that would have been dilutive to net income per share.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     Effective January 1, 1997, the reinsurance subsidiary's quota share participation was increased from 95 percent to 100 percent and the maximum loss per event assumed by the reinsurance subsidiary was increased from $1,000,000 to $1,500,000. In connection with this change in the quota share percentage, the Company's liabilities increased $3,173,647 and invested assets increased $3,066,705. The Company reimbursed Employers Mutual $106,942 for expenses that were incurred to generate the additional business assumed by the Company.

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $43,546,796, $39,074,384 and $34,690,846 in 1999, 1998 and 1997,
respectively. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $10,156,159, $9,862,675 and $8,134,202 in 1999, 1998 and 1997, respectively.

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 cap on losses assumed per event, which totaled $2,286,207, $2,051,405 and $1,821,270 in 1999, 1998 and 1997,
respectively. Employers Mutual retained losses and settlement expenses totaling ($6,484) in 1999, $144,329 in 1998 and ($93,621) in 1997 under this agreement. The reinsurance subsidiary also pays for 100 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $1,660,950, $1,648,583 and $1,841,000 in 1999, 1998 and 1997,
respectively.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

SERVICES PROVIDED BY EMPLOYERS MUTUAL

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

     As of December 31, 1999, reinsurance ceded to two nonaffiliated reinsurers aggregated $5,283,422, which represents a significant portion of the total prepaid reinsurance premiums and reinsurance receivables for losses and settlement expenses. These amounts reflect the property and casualty insurance subsidiaries' pool participation percentage of amounts ceded by Employers Mutual to these organizations in connection with its role as "service carrier". Under these arrangements, Employers Mutual writes business for these organizations on a direct basis and then cedes 100 percent of this business to these organizations. Credit risk associated with these amounts is minimal, as all companies participating in these organizations are responsible for the liabilities of such organizations on a pro rata basis.

      The parties to the pooling agreement also assume insurance from involuntary pools and associations in conjunction with direct business written in various states. Through its participation in the pooling agreement, the Company assumes insurance business from the North Carolina Reinsurance Facility
(NCRF), which is a state run assigned risk program. Prior to 1998 the Company had not recognized its share of certain surcharges reported by the NCRF.
During the fourth quarter of 1998, the Company received clarification regarding such amounts and recorded its share of these cumulative surcharges. As a result, the consolidated financial statements for the year ended December 31, 1998 reflect assumed premium income of $542,656 and assumed loss recoveries of $661,818 related to prior years. Beginning in 1999, these surcharges are being recorded on a quarterly basis.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The effect of reinsurance on premiums written and earned, and losses and settlement expenses incurred, for the three years ended December 31, 1999 is presented below.
                                              Year ended December 31,
                                     ----------------------------------------
                                         1999          1998          1997
                                     ------------  ------------  ------------
PREMIUMS WRITTEN
    Direct ......................... $228,588,440  $213,134,588  $175,350,677
    Assumed from nonaffiliates .....      781,225     1,888,951     1,219,564
    Assumed from affiliates ........  221,051,986   204,964,038   178,624,357
    Ceded to nonaffiliates .........   (7,270,696)   (5,808,352)   (5,615,772)
    Ceded to affiliates ............ (228,588,440) (213,249,508) (164,978,055)
                                     ------------  ------------  ------------
      Net premiums written ......... $214,562,515  $200,929,717  $184,600,771
                                     ============  ============  ============
PREMIUMS EARNED
    Direct ......................... $223,593,165  $202,514,027  $169,304,584
    Assumed from nonaffiliates .....      873,710     1,969,067     1,403,778
    Assumed from affiliates ........  217,416,300   197,166,272   171,514,339
    Ceded to nonaffiliates .........   (7,191,869)   (5,801,680)   (5,937,679)
    Ceded to affiliates ............ (223,593,165) (201,603,281) (159,066,776)
                                     ------------  ------------  ------------
      Net premiums earned .......... $211,098,141  $194,244,405  $177,218,246
                                     ============  ============  ============
LOSSES AND SETTLEMENT EXPENSES
  INCURRED
    Direct ......................... $183,031,797  $171,209,604  $126,922,536
    Assumed from nonaffiliates .....      429,244     1,298,167       926,403
    Assumed from affiliates ........  182,375,574   171,681,607   122,827,934
    Ceded to nonaffiliates .........   (5,928,570)   (7,395,934)   (3,364,737)
    Ceded to affiliates ............ (183,031,797) (178,917,350) (117,458,832)
                                     ------------   -----------  ------------
      Net losses and settlement
        expenses incurred .......... $176,876,248  $157,876,094  $129,853,304
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

                                             Year ended December 31,
                                     ----------------------------------------
                                         1999          1998          1997
                                     ------------  ------------  ------------
Gross reserves at beginning of year  $245,610,323  $217,777,942  $202,502,986

Ceded reserves at beginning of year   (15,563,600)  (13,030,150)  (13,796,769)
                                     ------------  ------------  ------------
Net reserves at beginning of year,
  before adjustments ...............  230,046,723   204,747,792   188,706,217

Adjustment to beginning reserves
  due to change in pooling
  agreement (note 2) ...............            -     3,600,220     3,795,453

Adjustment to beginning reserves
  due to change in quota share
  percentage (note 2) ..............            -             -     2,726,913
                                     ------------  ------------  ------------
Net reserves at beginning of year,
  after adjustments ................  230,046,723   208,348,012   195,228,583
                                     ------------  ------------  ------------
Incurred losses and
  settlement expenses:
----------------------
  Provision for insured events
    of the current year ............  182,609,687   168,953,309   137,300,762

  Decrease in provision for
    insured events of prior years ..   (5,733,439)  (11,077,215)   (7,447,458)
                                     ------------  ------------  ------------
        Total incurred losses and
          settlement expenses ......  176,876,248   157,876,094   129,853,304
                                     ------------  ------------  ------------
Payments:
---------
  Losses and settlement expenses
    attributable to insured events
    of the current year ............   72,970,531    73,228,354    57,649,830

  Losses and settlement expenses
    attributable to insured events
    of prior years .................   77,699,231    62,949,029    62,684,265
                                     ------------  ------------  ------------
        Total payments .............  150,669,762   136,177,383   120,334,095
                                     ------------  ------------  ------------

Net reserves at end of year ........  256,253,209   230,046,723   204,747,792

Ceded reserves at end of year ......   10,260,815    15,563,600    13,030,150
                                     ------------  ------------  ------------
Gross reserves at end of year ...... $266,514,024  $245,610,323  $217,777,942
                                     ============  ============  ============

     Underwriting results of the Company are significantly influenced by estimates of loss and settlement expense reserves. Changes in reserve estimates are reflected in operating results in the year such changes are recorded. During the last three years, the Company has experienced favorable development in the provision for insured events of prior years. The majority of the favorable development has come from the property and casualty insurance subsidiaries. Favorable development has also been experienced in the reinsurance subsidiary. The Company has historically experienced favorable development in its reserves; however, the amount of favorable development experienced is expected to fluctuate from year to year.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

5. ASBESTOS AND ENVIRONMENTAL RELATED CLAIMS

     The Company has exposure to asbestos and environmental related claims associated with the insurance business written by the parties to the pooling agreement and the reinsurance business assumed from Employers Mutual by the reinsurance subsidiary. Reserves for asbestos and environmental related claims totaled $2,447,811 and $2,372,098 at December 31, 1999 and 1998, respectively.

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


6. RETAINED EARNINGS

     Retained earnings of the Company's insurance subsidiaries available for distribution as dividends are limited by law to the statutory unassigned surplus of each of the subsidiaries as of the previous December 31, as determined in accordance with accounting practices prescribed by insurance regulatory authorities of the state of domicile of each subsidiary. Subject to this limitation, the maximum dividend that may be paid within a 12 month period by Iowa corporations without prior approval of the insurance regulatory authorities is restricted to the greater of 10 percent of statutory surplus as regards policyholders as of the preceding December 31, or net income of the preceding calendar year on a statutory basis. Both Illinois and North Dakota impose restrictions, which are similar to those of Iowa, on the payment of dividends and distributions. At December 31, 1999, $11,505,996 was available for distribution to the Company in 2000 without prior approval.

     The National Association of Insurance Commissioners utilizes a risk-based capital model to help state regulators assess the capital adequacy of insurance companies and identify insurers that are in (or are perceived as approaching) financial difficulty by establishing minimum capital needs based on the risks applicable to the operations of the individual insurer. The risk-based capital requirements for property and casualty insurance companies measure three major areas of risk: asset risk, credit risk and underwriting risk. Companies having less statutory surplus than required by the risk-based capital requirements are subject to varying degrees of regulatory scrutiny and intervention, depending on the severity of the inadequacy. At December 31, 1999, each of the Company's insurance subsidiaries' ratio of total adjusted capital to risk-based capital is well in excess of the minimum level required.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

7. RECONCILIATION OF STATUTORY NET INCOME AND SURPLUS

     A reconciliation of net income and surplus from that reported on a statutory basis to that reported in the accompanying consolidated financial statements on a GAAP basis is as follows:

                                             Year ended December 31,
                                     ----------------------------------------
                                         1999          1998          1997
                                     ------------  ------------  ------------
Net (loss) income from insurance
  subsidiaries, statutory basis .... $ (5,439,665) $  2,117,464  $ 10,389,599
Change in deferred policy
  acquisition costs ................    1,263,710     1,794,825     1,538,794
Change in salvage and subrogation
  accrual ..........................            -             -      (419,578)
Change in other policyholders' funds      858,429       829,861       685,905
Change in pension accrual ..........     (516,880)      (33,749)      476,705
GAAP postretirement benefit cost
  in excess of statutory cost ......     (583,380)     (368,061)     (235,916)
Deferred income tax benefit ........    3,585,061       815,135       683,349
Prior years' income tax expense and
  related interest .................      (96,134)            -      (117,948)
GAAP basis amortization of reserve
  discount on commutation of
  reinsurance contract .............      119,023       168,824       218,872
Prior years' NCRF surcharges
  (note 3) .........................            -     1,204,474             -
Other, net .........................       32,487      (568,494)      (92,713)
                                     ------------  ------------  ------------
Net (loss) income from insurance
  subsidiaries, GAAP basis .........     (777,349)    5,960,279    13,127,069

Net (loss) income from Parent
  Company...........................      (26,636)       52,586        89,498
                                     ------------  ------------  ------------
  Net (loss) income, GAAP basis .... $   (803,985) $  6,012,865  $ 13,216,567
                                     ============  ============  ============

Surplus from insurance subsidiaries,
  statutory basis .................. $116,151,399  $127,251,446  $129,258,305
Deferred policy acquisition costs ..   13,619,192    12,355,482    10,560,657
Other policyholders' funds payable     (1,093,254)   (1,951,683)   (2,781,544)
Prepaid pension cost ...............    1,012,770     1,529,650     1,566,343
GAAP postretirement benefit
  liability in excess of statutory
  liability ........................   (3,351,848)   (2,768,468)   (2,400,407)
Deferred income tax asset ..........   18,115,065    10,367,904     9,754,853
Goodwill ...........................    1,210,612     1,345,125     1,479,638
Excess of statutory reserves
  over statement reserves ..........       37,491        40,847       677,975
GAAP basis reserve discount on
  commutation of reinsurance
  contract in excess of statutory
  recognition ......................     (158,831)     (277,854)     (446,678)
Unrealized holding (losses) gains on
  available-for-sale securities ....   (7,495,349)    9,398,727     6,940,501
Other, net .........................      120,141       125,765       229,775
                                     ------------  ------------  ------------
Equity from insurance
  subsidiaries, GAAP basis .........  138,167,388   157,416,941   154,839,418
Equity from Parent Company .........    3,748,889     6,520,899     7,507,038
                                      -----------   -----------   -----------
 Stockholders' equity, GAAP basis .. $141,916,277  $163,937,840  $162,346,456
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

Summarized financial information for the Company's segments is as follows:

                            Property
Year ended                and casualty                 Parent
December 31, 1999           insurance   Reinsurance   company    Consolidated
-----------------         ------------ ------------ ------------ ------------
Premiums earned ......... $167,265,093 $ 43,833,048 $          - $211,098,141

Underwriting loss .......  (26,526,524)  (6,011,691)           -  (32,538,215)
Net investment income ...   18,282,642    7,113,877      364,042   25,760,561
Realized (losses) gains         (4,127)     280,800            -      276,673
Other income ............    2,075,087      119,023           52    2,194,162
Other expenses ..........   (1,293,561)           -     (390,894)  (1,684,455)
                          ------------ ------------ ------------ ------------
(Loss) income before
  income tax (benefit)
  expense ............... $ (7,466,483)$  1,502,009 $    (26,800)$ (5,991,274)
                          ============ ============ ============ ============

Assets .................. $372,378,937 $123,658,090 $142,076,106 $638,113,133
Eliminations ............            -            - (141,537,155)(141,537,155)
                          ------------ ------------ ------------ ------------
     Net assets ......... $372,378,937 $123,658,090 $    538,951 $496,575,978
                          ============ ============ ============ ============

Year ended
December 31, 1998
-----------------
Premiums earned ......... $155,523,486 $ 38,720,919 $          - $194,244,405

Underwriting loss .......  (24,602,885)  (2,582,766)           -  (27,185,651)
Net investment income ...   17,635,076    6,760,098      463,889   24,859,063
Realized gains ..........    5,870,125       30,924            -    5,901,049
Other income ............    1,531,507      168,824            -    1,700,331
Other expenses ..........   (1,213,880)           -     (387,056)  (1,600,936)
                          ------------ ------------ ------------ ------------
(Loss) income before
  income tax (benefit)
  expense ............... $   (780,057)$  4,377,080 $     76,833 $  3,673,856
                          ============ ============ ============ ============

Assets .................. $372,974,038 $117,739,839 $164,085,954 $654,799,831
Eliminations ............            -            - (158,753,479)(158,753,479)
                          ------------ ------------ ------------ ------------
     Net assets ......... $372,974,038 $117,739,839 $  5,332,475 $496,046,352
                          ============ ============ ============ ============


Year ended
December 31, 1997
-----------------
Premiums earned ......... $143,112,560 $ 34,105,686 $          - $177,218,246

Underwriting loss .......  (10,212,002)    (951,964)           -  (11,163,966)
Net investment income ...   16,719,458    6,615,029      445,816   23,780,303
Realized gains ..........    4,077,083       22,923            -    4,100,006
Other income ............      803,499      218,872            -    1,022,371
Other expenses ..........     (622,219)           -     (313,762)    (935,981)
                          ------------ ------------ ------------ ------------
Income before income
  tax expense ........... $ 10,765,819 $  5,904,860  $   132,054  $16,802,733
                          ============ ============ ============ ============

Assets .................. $340,552,986 $111,568,145 $162,519,792 $614,640,923
Eliminations ............            -            - (155,531,127)(155,531,127)
                          ------------ ------------ ------------ ------------
     Net assets ......... $340,552,986 $111,568,145 $  6,988,665 $459,109,796
                          ============ ============ ============ ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

9. INVESTMENTS

     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 1999 and 1998 are as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services.

                                            Gross        Gross     Estimated
                               Amortized  unrealized   unrealized     fair
    December 31, 1999            cost       gains        losses       value
    -----------------        ------------ ---------- ------------ ------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $109,055,239 $2,043,252 $ (2,778,141)$108,320,350
    Mortgage-backed
      securities ...........   18,148,921    334,351     (124,557)  18,358,715
                             ------------ ---------- ------------ ------------
        Total securities
          held-to-maturity   $127,204,160 $2,377,603 $ (2,902,698)$126,679,065
                             ============ ========== ============ ============

Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $  4,419,411 $        - $    (58,327)$  4,361,084
    Obligations of states
      and political
      subdivisions .........   96,077,294  1,305,302   (4,168,832)  93,213,764
    Mortgage-backed
      securities ...........   49,440,943    175,699     (182,436)  49,434,206
    Debt securities issued by
      foreign governments ..    6,479,135     89,895            -    6,569,030
    Public utilities .......    8,890,108      2,050      (54,702)   8,837,456
    Corporate securities ...   98,413,442    143,084   (4,790,637)  93,765,889
                             ------------ ---------- ------------ ------------
        Total fixed maturity
          securities .......  263,720,333  1,716,030   (9,254,934) 256,181,429
                             ------------ ---------- ------------ ------------
  Equity securities:
    Common stocks ..........   25,853,745  6,798,240   (2,848,220)  29,803,765
    Non-redeemable
      preferred stocks .....    2,640,886     65,497     (101,876)   2,604,507
                             ------------ ---------- ------------ ------------
        Total equity
          securities .......   28,494,631  6,863,737   (2,950,096)  32,408,272
                             ------------ ---------- ------------ ------------
        Total securities
          available-for-sale $292,214,964 $8,579,767 $(12,205,030)$288,589,701
                             ============ ========== ============ ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                             Gross       Gross     Estimated
                               Amortized   unrealized  unrealized     fair
    December 31, 1998            cost        gains       losses       value
    -----------------        ------------ ----------- ----------- ------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $140,041,154 $ 8,696,984 $   (17,335)$148,720,803
    Mortgage-backed
      securities ...........   24,885,036   1,017,600           -   25,902,636
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $164,926,190 $ 9,714,584 $   (17,335)$174,623,439
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

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                Estimated
                                                Amortized         fair
                                                  cost            value
                                              ------------    ------------
Securities held-to-maturity:
  Due in one year or less ................... $  4,498,477    $  4,562,505
  Due after one year through five years .....   32,067,841      33,088,104
  Due after five years through ten years ....   63,257,577      62,077,061
  Due after ten years .......................    9,231,344       8,592,680
  Mortgage-backed securities ................   18,148,921      18,358,715
                                              ------------    ------------
      Totals ................................ $127,204,160    $126,679,065
                                              ============    ============
Securities available-for-sale:
  Due in one year or less ................... $  1,753,344    $  1,756,937
  Due after one year through five years .....   25,307,861      25,259,693
  Due after five years through ten years ....   54,694,520      53,277,920
  Due after ten years .......................  132,523,665     126,452,673
  Mortgage-backed securities ................   49,440,943      49,434,206
                                              ------------    ------------
      Totals ................................ $263,720,333    $256,181,429
                                              ============    ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Realized investment gains and losses from calls and prepayments of fixed maturity securities held-to-maturity and available-for-sale and sales of fixed maturity securities and equity securities available-for-sale are presented below.

                                                Year ended December 31,
                                         -------------------------------------
                                             1999         1998        1997
                                         -----------  -----------  -----------
Fixed maturity securities
  held-to-maturity:
    Gross realized investment gains ...  $    7,931   $   34,439   $    1,927
    Gross realized investment losses ..           -            -            -

Fixed maturity securities
  available-for-sale:
    Gross realized investment gains ...   1,593,437       46,620      110,304
    Gross realized investment losses ..      (3,490)         (81)     (22,908)

Equity securities
  available-for-sale:
    Gross realized investment gains ...   2,299,740    7,865,619    4,010,683
    Gross realized investment losses ..  (3,620,945)  (2,045,548)           -
                                         ----------   ----------   ----------
      Totals ..........................  $  276,673   $5,901,049   $4,100,006
                                         ==========   ==========   ==========

    During the second and third quarters of 1999, the Company sold approximately $55,000,000 of investments in tax-exempt fixed maturity securities available-for-sale and reinvested the proceeds into taxable fixed maturity securities available-for-sale that pay a higher interest rate. This change in asset allocation was implemented to increase the Company's after-tax rate of return on its investment portfolio. Realized investment gains for 1999 reflect $1,589,953 of gains from the disposal of these tax-exempt fixed maturity securities.

    During 1998, the Company liquidated its common stock mutual fund portfolio. Total proceeds amounted to $28,675,920 and included realized investment gains of $7,585,293. Realized investment gains for 1997 reflect capital gain distributions of $4,010,683 related to the Company's common stock mutual fund portfolio.

     A summary of net investment income is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                            1999         1998         1997
                                        -----------  -----------  -----------
Interest on fixed maturities .......... $24,504,253  $23,496,941  $22,876,491
Dividends on equity securities ........     582,496      547,238      599,043
Interest on short-term investments ....   1,387,774    1,483,167    1,250,492
Securities lending ....................      21,313            -            -
                                        -----------  -----------  -----------
    Total investment income ...........  26,495,836   25,527,346   24,726,026
Investment expenses ...................    (735,275)    (668,283)    (945,723)
                                        -----------  -----------  -----------
    Net investment income ............. $25,760,561  $24,859,063  $23,780,303
                                        ===========  ===========  ===========

     A summary of net changes in unrealized holding gains (losses) on securities available-for-sale is as follows:

                                               Year ended December 31,
                                       -------------------------------------
                                            1999         1998         1997
                                       ------------  -----------  -----------
Fixed maturity securities ...........  $(16,923,379) $ 2,448,942  $ 3,691,046
Applicable income tax (benefit)
  expense ...........................    (5,753,949)     832,641    1,254,955
                                       ------------  -----------  -----------
    Total fixed maturity securities     (11,169,430)   1,616,301    2,436,091
                                       ------------  -----------  -----------
Equity securities ...................     1,056,645   (1,854,578)   1,907,475
Applicable income tax expense
  (benefit) .........................       359,259     (630,556)     648,541
                                       ------------  -----------  -----------
    Total equity securities .........       697,386   (1,224,022)   1,258,934
                                       ------------  -----------  -----------
Valuation allowance .................     1,232,590            -            -
                                       ------------  -----------  -----------
    Total available-for-sale
      securities ....................  $(11,704,634) $   392,279  $ 3,695,025
                                       ============  ===========  ===========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

10. INCOME TAXES

     Temporary differences between the consolidated financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred tax asset at December 31, 1999 and 1998 relate to the following:

                                                     Year ended December 31,
                                                     ------------------------
                                                        1999         1998
                                                     -----------  -----------
Loss reserve discounting ........................... $13,587,146  $12,514,967
Unearned premium reserve limitation ................   4,295,775    4,060,198
Postretirement benefits ............................   1,935,776    1,743,193
Other policyholders' funds payable .................     371,706      663,572
Prepayment of tax on commutation of loss reserves ..      54,003       94,470
Minimum tax credit .................................   2,200,598      560,719
Net unrealized holding losses ......................   1,232,590            -
Other, net .........................................     843,766      613,221
                                                     -----------  -----------
      Total gross deferred income tax asset ........  24,521,360   20,250,340
Less valuation allowance ...........................  (1,232,590)    (800,000)
                                                     -----------  -----------
      Total deferred income tax asset ..............  23,288,770   19,450,340
                                                     -----------  -----------
Deferred policy acquisition costs ..................  (4,630,525)  (4,200,864)
Net unrealized holding gains .......................           -   (4,162,100)
Other, net .........................................    (536,928)    (715,622)
                                                     -----------  -----------
      Total gross deferred income tax liability ....  (5,167,453)  (9,078,586)
                                                     -----------  -----------
        Net deferred income tax asset .............. $18,121,317  $10,371,754
                                                     ===========  ===========

     The valuation allowance at December 31, 1999 consists of $1,232,590 related to the tax benefits associated with unrealized holding losses on fixed maturity securities available-for-sale. The valuation allowance at December 31, 1998 relates to the tax benefits associated with postretirement benefit deductions that are scheduled to reverse more than fifteen years into the future. These valuation allowances were established due to the uncertainty concerning the future realization of the tax benefits.

     Based upon anticipated future taxable income and consideration of all other available evidence, management believes that it is "more likely than not" that the Company's net deferred income tax asset will be realized.

     The actual income tax (benefit) expense for the years ended December 31, 1999, 1998 and 1997 differed from the "expected" tax (benefit) expense for those years (computed by applying the United States federal corporate tax rate of 34 percent to (loss) income before income tax (benefit) expense) as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            1999         1998         1997
                                        -----------  -----------  -----------
Computed "expected" tax (benefit)
   expense ............................ $(2,037,033) $ 1,249,111  $ 5,712,929
Increases (decreases) in
   tax resulting from:
     Tax-exempt interest income .......  (2,306,517)  (2,464,971)  (2,330,842)
     Change in accrual of prior year
       taxes ..........................           -     (550,000)    (424,161)
     Change in valuation allowance ....    (800,000)    (400,000)           -
     Settlement of tax examinations ...           -            -       29,026
     Proration of tax-exempt interest
       and dividends received deduction     150,159      239,147      226,175
     Other, net .......................    (193,898)    (412,296)     373,039
                                        -----------  -----------  -----------
       Income tax (benefit) expense ... $(5,187,289) $(2,339,009) $ 3,586,166
                                        ===========  ===========  ===========

     During 1999 and 1998, the valuation allowance was reduced as the result of the establishment of VEBA trusts that will accelerate the postretirement benefit deductions and reduce the uncertainty of future realization of the tax benefits (note 1).

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Comprehensive income tax (benefit) expense included in the consolidated financial statements for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                           1999         1998         1997
                                        -----------  -----------  -----------
Income tax (benefit) expense on:
  Operations .......................... $(5,187,289) $(2,339,009) $ 3,586,166
  Unrealized holding (losses) gains on
    revaluation of securities
    available-for-sale ................  (4,162,100)     202,085    1,903,496
                                        -----------  -----------  -----------
      Comprehensive income tax
        (benefit) expense ............. $(9,349,389) $(2,136,924) $ 5,489,662
                                        ===========  ===========  ===========


11. EMPLOYEE RETIREMENT PLAN

     The following table sets forth the funded status of the Employers Mutual defined benefit retirement plan, based upon a measurement date of November 1, 1999 and 1998, respectively:
                                                      Year ended December 31,
                                                     ------------------------
                                                         1999         1998
                                                     -----------  -----------
Change in projected benefit obligation:
Projected benefit obligation at beginning of year... $82,478,544  $68,560,979
Service cost .......................................   4,359,955    3,482,226
Interest cost ......................................   5,426,633    4,835,259
Actuarial (gain) loss ..............................  (6,565,958)  10,571,289
Benefits paid ......................................  (5,713,244)  (5,005,271)
Amendments .........................................   1,552,384       34,062
                                                     -----------  -----------
  Projected benefit obligation at end of year ......  81,538,314   82,478,544
                                                     -----------  -----------
Change in plan assets:
Fair value of plan assets at beginning of year......  90,099,993   85,475,793
Actual return on plan assets .......................  11,437,594    9,629,471
Benefits paid ......................................  (5,713,244)  (5,005,271)
                                                     -----------  -----------
  Fair value of plan assets at end of year .........  95,824,343   90,099,993
                                                     -----------  -----------

Funded status ......................................  14,286,029    7,621,449
Unrecognized net actuarial gain .................... (11,562,801)    (600,529)
Unrecognized initial net asset .....................    (755,787)  (1,805,492)
Unrecognized prior service costs ...................   3,602,821    2,485,365
                                                     -----------  -----------
  Prepaid pension cost ............................. $ 5,570,262  $ 7,700,793
                                                     ===========  ===========

The components of net periodic pension cost for the Employers Mutual defined benefit retirement plan is as follows:
                                                Year ended December 31,
                                        -------------------------------------
                                            1999         1998         1997
                                        -----------  -----------  -----------
Service cost .......................... $ 4,359,955  $ 3,482,226  $ 3,174,041
Interest cost .........................   5,426,633    4,835,259    4,673,368
Expected return on plan assets ........  (7,041,280)  (6,980,310)  (6,168,223)
Amortization of initial net asset .....  (1,049,705)  (1,075,440)  (1,075,440)
Amortization of prior service costs ...     434,928      437,957      437,957
                                        -----------  -----------  -----------
  Net periodic pension cost ........... $ 2,130,531  $   699,692  $ 1,041,703
                                        ===========  ===========  ===========

     The weighted average discount rate used to measure the projected benefit obligation was 7.75 percent for 1999, 6.75 percent for 1998 and 7.25 percent for 1997. The assumed long-term rate of return on plan assets was 8.00 percent for 1999, 1998 and 1997. The rate of increase in future compensation levels used in measuring the projected benefit obligation was 5.95 percent in 1999,
5.96 percent in 1998 and 5.26 percent in 1997. Pension expense for the Company amounted to $516,880, $172,985 and $257,812 in 1999, 1998 and 1997,
respectively.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

12.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The following tables set forth the funded status of the Employers Mutual postretirement benefit plans based upon a measurement date of November 1, 1999 and 1998, respectively.

                                                     Year ended December 31,
                                                    -------------------------
                                                         1999        1998
                                                    ------------ ------------
Change in postretirement benefit obligation:
Benefit obligation at beginning of year ........... $ 35,326,000 $ 26,242,000
Service cost ......................................    2,370,000    1,321,000
Interest cost .....................................    2,350,000    1,871,000
Actuarial (gain) loss .............................   (7,565,000)   6,499,000
Benefits paid .....................................   (1,021,000)    (607,000)
                                                    ------------ ------------
  Postretirement benefit obligation at end of year    31,460,000   35,326,000
                                                    ------------ ------------

Change in plan assets:
Fair value of plan assets at beginning of year ....            -            -
Actual return on plan assets ......................      222,000            -
Employer contribution .............................    3,671,000      607,000
Benefits paid .....................................   (1,021,000)    (607,000)
                                                    ------------ ------------
  Fair value of plan assets at end of year ........    2,872,000            -
                                                    ------------ ------------

Funded status .....................................  (28,588,000) (35,326,000)
Unrecognized net actuarial (gain) loss ............   (1,988,000)   5,904,000
Unrecognized prior service costs ..................    1,678,000    2,249,000
Employer contributions ............................            -    1,471,000
                                                    ------------ ------------
  Liability for postretirement benefits ........... $(28,898,000)$(25,702,000)
                                                    ============ ============

The components of net periodic postretirement benefit cost for the Employers Mutual postretirement benefit plans is as follows:
                                                Year ended December 31,
                                        -------------------------------------
                                            1999         1998         1997
                                        -----------  -----------  -----------
Service cost ......................... $  2,370,000 $  1,321,000 $  1,040,000
Interest cost ........................    2,350,000    1,871,000    1,518,000
Expected return on assets ............      (38,000)           -            -
Amortization of net gain .............      191,000            -     (147,000)
Amortization of prior service costs ..      571,000      571,000      571,000
                                       ------------ ------------ ------------
  Net periodic postretirement benefit
    cost ............................. $  5,444,000 $  3,763,000 $  2,982,000
                                       ============ ============ ============

     The assumed weighted average annual rate of increase in the per capita cost of covered health care benefits (i.e. the health care cost trend rate) for 1999 is 8 percent, and is assumed to decrease gradually to 5 percent in 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation as of December 31, 1999 by $4,656,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1999 by $938,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75 percent for 1999, 6.75 percent for 1998 and 7.25 percent for 1997. The Company's net periodic postretirement benefit cost for the years ended December 31, 1999, 1998 and 1997 was $1,278,700, $883,270 and $677,336,
respectively.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

13. STOCK PLANS

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

     Under the current terms of the pooling agreement (note 2), the Company's property and casualty insurance subsidiaries incur 23.5 percent of the expenses recognized by Employers Mutual relating to these plans. The Company also incurs 100 percent of any expense of these plans that is associated with optionees working for its other subsidiaries. Total expenses incurred by the Company relating to the Employers Mutual stock plans amounted to $59,379, $97,763, and $84,058 for 1999, 1998 and 1997, respectively.

(a) INCENTIVE STOCK OPTION PLANS

     During 1999, Employers Mutual maintained two separate stock option plans for the benefit of officers and key employees of Employers Mutual and its subsidiaries. A total of 600,000 shares have been reserved for the 1982 Employers Mutual Casualty Company Incentive Stock Option Plan (1982 Plan) and a total of 500,000 shares of the Company's common stock were initially reserved for issuance under the 1993 Employers Mutual Casualty Company Incentive Stock Option Plan (1993 Plan). Effective January 30, 1998, an additional 500,000 shares were registered under the 1993 Plan.

     There is a ten year time limit for granting options under the plans. Options can no longer be granted under the 1982 Plan and the time period for granting options under the 1993 Plan expires on December 31, 2002. Options granted under the plans have a vesting period of two, three, four or five years with options becoming exercisable in equal annual cumulative increments. Options have been granted to 57 individuals under the 1982 Plan and 95 individuals under the 1993 Plan. As of February 24, 2000, 20 eligible participants remained in the 1982 Plan and 71 eligible participants remained in the 1993 Plan.

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors (the "Board") is the administrator of the plans. Option prices are determined by the Committee but can not be less than the fair value of the stock on the date of grant.

     During 1999, 71,700 options were granted under the 1993 Plan to eligible participants at a price of $12.69 and 43,336 options were exercised under the plans at prices ranging from $11.09 to $13.31. A summary of Employers Mutual's incentive stock option plans is as follows:

                                                 Year ended December 31,
                                               ----------------------------
                                                 1999      1998      1997
                                               --------  --------  --------
     Options outstanding, beginning of year ..  574,391   550,444   538,012
     Granted .................................   71,700    87,700    88,050
     Exercised ...............................  (43,336)  (63,753)  (71,068)
     Expired .................................   (7,500)        -    (4,550)
                                               --------  --------  --------
     Options outstanding, end of year ........  595,255   574,391   550,444
                                               ========  ========  ========
     Options exercisable, end of year ........  361,055   331,771   308,354
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

     During 1999, 148 employees participated in the plan and exercised a total of 27,655 options at prices of $11.88 and $9.16. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  1999      1998      1997
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  380,009   402,982   424,922
     Shares purchased under plan ..............  (27,655)  (22,973)  (21,940)
                                                --------  --------  --------
     Shares available for purchase, end of year  352,354   380,009   402,982
                                                ========  ========  ========

(c) NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

     A total of 200,000 shares of the Company's common stock have been reserved for issuance under the Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan. All non-employee directors of Employers Mutual and its subsidiaries who are not serving on the "Disinterested Director Committee" of the Board as of the beginning of the option period are eligible for participation in the plan. Each eligible director can purchase shares of common stock at 75 percent of the fair value of the stock in an amount equal to a minimum of 25 percent to a maximum of 100 percent of their annual cash retainer. The plan will continue through the option period for options granted at the 2002 annual meetings. The plan is administered by the Disinterested Director Committee of the Board. The Board may amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. During 1999, nine directors participated in the plan and exercised a total of 10,738 options at prices ranging from $9.50 to $12.41. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  1999      1998      1997
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  162,928   170,368   176,252
     Shares purchased under plan ..............  (10,738)   (7,440)   (5,884)
                                                --------  --------  --------
     Shares available for purchase, end of year  152,190   162,928   170,368
                                                ========  ========  ========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

DIVIDEND REINVESTMENT PLAN

     The Company maintains a dividend reinvestment and common stock purchase plan which provides stockholders with the option of reinvesting cash dividends in additional shares of the Company's common stock. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. Since the third quarter of 1998, all shares of common stock issued under the plan have been purchased in the open market through the Company's transfer agent. On December 17, 1997, an additional 1,000,000 shares of stock were registered for issuance under the dividend reinvestment plan. During the second quarter of 1999, Employers Mutual elected to increase its participation in the Company's dividend reinvestment plan. As a result, Employers Mutual is now reinvesting 100 percent of its dividends in additional shares of the Company's common stock. Prior to the second quarter of 1999, Employers Mutual was reinvesting 50 percent of its dividends in additional shares of the Company's common stock. Activity under the plan was as follows:

                                                  Year ended December 31,
                                            ---------------------------------
                                               1999        1998        1997
                                            ---------   ---------   ---------
     Shares available for purchase,
       beginning of year ..................   792,325     980,904     176,489
     Additional shares registered .........         -           -   1,000,000
     Shares purchased under plan ..........  (392,696)   (188,579)   (195,585)
                                            ---------   ---------   ---------
     Shares available for purchase,
       end of year ........................   399,629     792,325     980,904
                                            =========   =========   =========
     Range of purchase prices .............   $ 9.47      $11.25      $11.88
                                                to          to          to
                                              $12.81      $15.13      $13.50

STOCK REPURCHASE PLAN

     During the second quarter of 1999 the Company completed a $3,000,000 common stock repurchase plan that was approved by the Company's Board of Directors on November 20, 1998. The repurchase plan authorized the Company to make repurchases in the open market or through privately negotiated transactions. The timing and terms of the purchases were determined by management based on market conditions and were conducted in accordance with the applicable rules of the Securities and Exchange Commission. During 1999, 254,950 shares of common stock were repurchased under this plan at an average cost of $11.76 per share. There were no repurchases of common stock during 1998.

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

                                                    Carrying     Estimated
   December 31, 1999                                 amount      fair value
   -----------------                              ------------  ------------
     Fixed maturity securities:
       Held-to-maturity ......................... $127,204,160  $126,679,065
       Available-for-sale .......................  256,181,429   256,181,429
     Equity securities available-for-sale .......   32,408,272    32,408,272
     Short-term investments .....................   20,164,210    20,164,210

   December 31, 1998
   -----------------
     Fixed maturity securities:
       Held-to-maturity ......................... $164,926,190  $174,623,439
       Available-for-sale .......................  217,499,600   217,499,600
     Equity securities available-for-sale .......   32,785,429    32,785,429
     Short-term investments .....................   22,660,011    22,660,011

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     The members of the pooling agreement have purchased annuities to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company, under the current terms of the pooling agreement, is a 23.5 percent participant in these annuities (note 2). The Company is contingently liable to various claimants in the amount of $734,586 in the event that the issuing company would be unable to fulfill its obligations.


16. UNAUDITED INTERIM FINANCIAL INFORMATION

                                          Three months ended,
                        -----------------------------------------------------
                          March 31       June 30    September 30  December 31
                        ------------  ------------  ------------ ------------
1999
----
Total revenues (1) .... $56,872,232   $57,711,432   $61,284,746   $63,461,127
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax benefit .. $ 1,572,517   $(3,638,168)  $    85,728   $(4,011,351)
Income tax benefit ....    (209,226)   (1,906,001)     (706,930)   (2,365,132)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 1,781,743   $(1,732,167)  $   792,658   $(1,646,219)
                        ===========   ===========   ===========   ===========
Net income (loss) per
  share
  - basic and diluted*  $       .15   $      (.15)  $       .07   $      (.15)
                        ===========   ===========   ===========   ===========

1998
----
Total revenues (1) .... $52,301,140   $53,276,556   $62,864,880   $58,262,272
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax expense
  (benefit) ........... $ 6,013,327   $(4,824,800)  $ 3,367,120   $  (881,791)
Income tax expense
  (benefit) ...........   1,534,693    (2,058,639)      578,621    (2,393,684)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 4,478,634   $(2,766,161)  $ 2,788,499   $ 1,511,893
                        ===========   ===========   ===========   ===========

Net income (loss) per
  share
  - basic and diluted*  $       .39   $      (.24)  $       .24   $       .13
                        ===========   ===========   ===========   ===========

1997
----
Total revenues (1) .... $48,478,016   $50,302,117   $52,561,207   $54,779,586
                        ===========   ===========   ===========   ===========
Income before income
  tax expense ......... $ 2,070,552   $ 1,922,904   $ 3,064,442   $ 9,744,835
Income tax expense ....     322,653       231,301       399,790     2,632,422
                        -----------   -----------   -----------   -----------
     Net income ....... $ 1,747,899   $ 1,691,603   $ 2,664,652   $ 7,112,413
                        ===========   ===========   ===========   ===========

Net income per share
  - basic and diluted*  $       .16   $       .15   $       .24   $       .63
                        ===========   ===========   ===========   ===========

(1) Amounts previously reported in prior consolidated financial statements have been reclassified to conform to current presentation.

* Since the weighted average shares for the quarters are calculated independent of the weighted average shares for the year, quarterly net income (loss) per share may not total to annual net income (loss) per share.