Form 10-K, Exhibit 13
period 1999-12-31
EMC INSURANCE GROUP INC
filed 2000-03-28
CIK 356130

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED               EXHIBIT 13(d)
-------------------------------------------------               -------------
STOCKHOLDER MATTERS.
--------------------

     The Company's common stock trades on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol EMCI.

     The following table shows the high and low sales prices, as reported by Nasdaq, and the dividends paid for each quarter within the two most recent years.

                            1999                          1998
                 ----------------------------  ----------------------------

                   High      Low    Dividends    High      Low    Dividends
                 -------  -------   ---------  -------  -------   ---------

1st Quarter      $12 7/8  $10 5/8    $ .15     $14 1/2  $12 1/4    $ .15
2nd Quarter       12 3/4    9 1/4      .15      15 7/8   13 1/4      .15
3rd Quarter       13 3/8    9 5/8      .15      15       11 3/4      .15
4th Quarter       10 1/2    9          .15      13 1/4    9          .15
At December 31     9 1/8                        12 3/4

     On March 2, 2000, there were approximately 1,274 registered stockholders of the Company's common stock.

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