Form 10-K, Exhibit 13
period 2000-12-31
EMC INSURANCE GROUP INC
filed 2001-03-28
CIK 356130

SELECTED FINANCIAL DATA.                                                                                             EXHIBIT 13(a)
------------------------                                                                                             -------------
                                                                                Year ended December 31,
                                --------------------------------------------------------------------------------------------------
                                  2000     1999     1998     1997     1996     1995     1994     1993     1992     1991     1990
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
                                                            ($ in thousands, except per share amounts)
Income Statement Data
  Insurance premiums earned ... $231,459 $211,098 $194,244 $177,218 $165,191 $162,266 $164,829 $156,438 $147,410 $113,419 $101,323
  Investment income, net ......   29,006   25,761   24,859   23,780   24,007   23,204   21,042   20,936   21,586   20,223   20,038
  Realized investment gains ...    1,558      277    5,901    4,100    1,891    1,043      520      684      384       65       48
  Other income ................    1,473    2,194    1,701    1,023      904    1,005    1,128      668      701      860      888
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
       Total revenues .........  263,496  239,330  226,705  206,121  191,993  187,518  187,519  178,726  170,081  134,567  122,297

  Losses and expenses .........  262,431  245,321  223,031  189,318  171,324  163,202  168,842  169,707  169,106  124,135  111,457
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
  Income (loss) before income
    tax (benefit) expense .....    1,065   (5,991)   3,674   16,803   20,669   24,316   18,677    9,019      975   10,432   10,840

  Income tax (benefit)
    expense ...................   (1,264)  (5,187)  (2,339)   3,586    5,635    6,967    5,171    1,885      759    3,124    2,894
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
  Income (loss) from:
     Continuing operations ....    2,329     (804)   6,013   13,217   15,034   17,349   13,506    7,134      216    7,308    7,946
     Discontinued
       operations .............        -        -        -        -        -        -        -        -        -    1,853      319
     Accounting changes .......        -        -        -        -        -        -        -    2,621        -        -        -
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Net income (loss) ..... $  2,329 $   (804)$  6,013 $ 13,217 $ 15,034 $ 17,349 $ 13,506 $  9,755 $    216  $ 9,161  $ 8,265
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======
  Net income (loss) per common
    share - basic and diluted:
       Continuing operations .. $    .21 $   (.07)$    .53 $   1.18 $   1.37 $   1.62 $   1.29 $    .70 $    .02 $    .73 $    .80
       Discontinued operations         -        -        -        -        -        -        -        -        -      .18      .03
       Accounting changes .....        -        -        -        -        -        -        -      .26        -        -        -
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Total ................. $    .21 $   (.07)$    .53 $   1.18 $   1.37 $   1.62 $   1.29 $    .96 $    .02 $    .91 $    .83
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======
  Premiums earned by segment:
    Property and casualty
      insurance ............... $184,986 $167,265 $155,523 $143,113 $128,516 $126,440 $127,573 $123,114 $120,795 $ 88,410 $ 80,627
    Reinsurance ...............   46,473   43,833   38,721   34,105   36,675   35,826   37,256   33,324   26,615   25,009   20,696
                                -------- -------- -------- -------- -------- -------- -------- -------- -------- --------  -------
        Total ..................$231,459 $211,098 $194,244 $177,218 $165,191 $162,266 $164,829 $156,438 $147,410 $113,419 $101,323
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ========  =======
Balance Sheet Data
  Total assets ................ $587,676 $542,395 $496,046 $459,110 $430,328 $412,881 $387,370 $368,936 $372,807 $311,001 $296,126
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
  Stockholders' equity ........ $148,393 $141,916 $163,938 $162,346 $148,729 $136,889 $116,727 $109,634 $100,911 $105,144 $100,615
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
Other Data
  Average return on equity ....     1.6%    (.5)%     3.7%     8.5%    10.5%    13.7%    11.9%     9.3%      .2%     8.9%     8.4%
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Book value per share ........ $  13.14 $  12.60 $  14.26 $  14.30 $  13.42 $  12.66 $  11.03 $  10.63 $   9.98 $  10.47 $  10.04
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Dividends paid per share .... $    .60 $    .60 $    .60 $    .60 $    .57 $    .53 $    .52 $    .52 $    .52 $    .52 $    .52
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Property and casualty
    insurance subsidiaries
    aggregate pool percentage      23.5%    23.5%    23.5%      22%      22%      22%      22%      22%      22%      17%      17%
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
  Reinsurance subsidiary quota
    share percentage ..........     100%     100%     100%     100%      95%      95%      95%      95%      95%      95%      95%
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

   Closing stock price ........ $ 11 3/4 $  9 1/8 $ 12 3/4 $ 13 1/4 $ 12     $ 13 3/4 $  9 1/2 $  9 1/2 $  8 1/2 $  9 1/2  $ 6 7/8
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Net investment yield (pre-tax)   6.47%    5.96%    6.02%    6.15%    6.54%    6.65%    6.59%    6.83%    7.50%    8.02%    8.53%
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Cash dividends to
    closing stock price ........    5.1%     6.6%     4.7%     4.5%     4.8%     3.9%     5.5%     5.5%     6.1%     5.5%     7.6%
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Common shares outstanding ....  11,294   11,265   11,496   11,351   11,084   10,814   10,577   10,317   10,112   10,046   10,015
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Statutory trade combined ratio  113.5%   115.2%   114.8%   106.2%   103.6%    99.6%   101.3%   106.3%   113.9%   109.2%   109.5%
                                ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

Amounts previously reported in prior consolidated financial statements have been reclassified to conform to current presentation.