Form 10-K, Exhibit 13
period 2000-12-31
EMC INSURANCE GROUP INC
filed 2001-03-28
CIK 356130

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

                            2000                          1999
                 ----------------------------  ----------------------------

                   High      Low    Dividends    High      Low    Dividends
                 -------  -------   ---------  -------  -------   ---------

1st Quarter      $10      $ 7 5/8    $ .15     $12 7/8  $10 5/8    $ .15
2nd Quarter        9 1/8    6 13/16    .15      12 3/4    9 1/4      .15
3rd Quarter       11 3/8    8 1/2      .15      13 3/8    9 5/8      .15
4th Quarter       12 1/8    9 1/4      .15      10 1/2    9          .15
At December 31    11 3/4                         9 1/8

     On February 16, 2001, there were approximately 1,248 registered stockholders of the Company's common stock.

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