Form 10-K, Exhibit 13
period 2000-12-31
EMC INSURANCE GROUP INC
filed 2001-03-28
CIK 356130

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL              EXHIBIT 13(b)
 -------------------------------------------------              -------------
 CONDITION AND RESULTS OF OPERATIONS
 -----------------------------------

     The following discussion and analysis of EMC Insurance Group Inc. and its subsidiaries' financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere herein.


OVERVIEW

     EMC Insurance Group Inc., an approximately 77 percent-owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Property and casualty insurance is the most significant segment, representing 79.9 percent of consolidated premiums earned. For purposes of this discussion, the term "Company" is used interchangeably to describe EMC Insurance Group Inc. (Parent Company only) and EMC Insurance Group Inc. and its subsidiaries.

     The Company's four property and casualty insurance subsidiaries and two subsidiaries and an affiliate of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively the "pooling agreement"). Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business, with the exception of any voluntary reinsurance business assumed from nonaffiliated insurance companies, and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from nonaffiliated insurance companies, are prorated among the parties on the basis of participation in the pool. Operations of the pool give rise to inter-company balances with Employers Mutual, which are settled on a quarterly basis. The investment and income tax activities of the pool participants are not subject to the pooling agreement.

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

     Effective January 1, 1998, Farm and City Insurance Company (Farm and
City), a subsidiary of the Company that writes nonstandard risk automobile insurance business, became a participant in the pooling agreement. Farm and City assumes a 1.5 percent participation in the pool, which increased the Company's aggregate participation in the pool to 23.5 percent. In connection with this change in the pooling agreement, the Company's liabilities increased $6,225,000 and invested assets increased $5,570,000. The Company reimbursed Employers Mutual $727,000 for the expenses that were incurred to generate the additional business assumed by the Company and Employers Mutual paid the Company $72,000 in interest income as the actual cash transfer did not occur until March 25, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

     The Company's reinsurance subsidiary assumes a 100 percent quota share portion of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts. This includes all premiums and related losses and settlement expenses of this business, subject to a maximum loss of $1,500,000 per event. The reinsurance subsidiary does not reinsure any of Employers Mutual's direct insurance business, nor any "involuntary" facility or pool business that Employers Mutual assumes pursuant to state law. In addition, the reinsurance subsidiary is not liable for credit risk in connection with the insolvency of any reinsurers of Employers Mutual. Operations of the quota share agreement give rise to inter-company balances with Employers Mutual, which are settled on a quarterly basis.


CONSOLIDATED RESULTS OF OPERATIONS

Operating results for the three years ended December 31, 2000 are as follows:

($ in thousands)                             2000        1999        1998
                                           --------    --------    --------
Premiums earned .......................... $231,459    $211,098    $194,244
Losses and settlement expenses ...........  189,522     176,876     157,876
Acquisition and other expenses ...........   71,401      66,760      63,554
                                           --------    --------    --------
Underwriting loss ........................  (29,464)    (32,538)    (27,186)
Net investment income ....................   29,006      25,760      24,859
Other (expense) income ...................      (35)        510         100
                                           --------    --------    --------
Operating loss before income tax benefit .     (493)     (6,268)     (2,227)
Realized investment gains ................    1,558         277       5,901
                                           --------    --------    --------
Income (loss) before income tax benefit ..    1,065      (5,991)      3,674
Income tax benefit .......................   (1,264)     (5,187)     (2,339)
                                           --------    --------    --------
Net income (loss) ........................ $  2,329    $   (804)   $  6,013
                                           ========    ========    ========

Incurred losses and settlement expenses:
  Insured events of the current year ..... $191,425    $182,609    $168,953
  Decrease in provision for insured
    events of prior years ................   (1,903)     (5,733)    (11,077)
                                           --------    --------    --------
      Total losses and settlement expenses $189,522    $176,876    $157,876
                                           ========    ========    ========
Catastrophe and storm losses ............. $  8,604    $ 11,162    $ 13,477
                                           ========    ========    ========

     Operating results before income taxes improved in 2000 after declining significantly in 1999 and 1998, but remained unprofitable. This improvement is attributable to the property and casualty insurance segment, which experienced a decline in loss frequency and a moderate increase in overall premium rate adequacy. Operating results for the reinsurance subsidiary declined for the fifth consecutive year, but remained profitable. Inadequate premium rates, which have resulted from several years of intense rate competition within the insurance industry, continue to be the primary cause of the Company's recent performance. Premium rate levels continued to show improvement throughout 2000 and rate increases grew progressively larger as the year developed. This trend of accelerating rate increases is expected to continue in 2001, but it will take time for premium rates to return to adequate levels. The improvement that has been achieved in premium rate adequacy will have a positive impact on future operating results, but the unpredictable nature of catastrophe and storm losses will remain. In the meantime, management continues to work toward improving profitability through re-underwriting programs for both the existing book of business and the agency force and by controlling the usage of discretionary rate credits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

     Operating results for 2000 include earnings of $1,517,000 associated with a change in the estimate of additional/return premium income expected on policies, primarily workers' compensation, subject to audit in the property and casualty insurance segment. This change in estimate was prompted by additional research that was conducted in connection with a required change in the tax accounting method used for recognizing audit-based premiums. Operating results for 1998 reflect earnings of $1,204,000 that resulted from a one-time adjustment in certain balances reported by a state run assigned risk program in which the Company's property and casualty insurance segment participates.

     Premium income increased 9.6 percent in 2000, 8.7 percent in 1999 and
9.6 percent in 1998. These increases, which are well above the industry averages of approximately five percent in 2000 and two percent for 1999 and 1998, are primarily associated with the property and casualty insurance segment. Applications for insurance coverage increased significantly in 2000 as some of the Company's competitors withdrew from certain markets or implemented large, mandatory across-the-board rate increases regardless of loss experience. The Company has been selective in the insurance risks it has accepted and has been able to price both new and renewal business at more adequate levels. The combination of these factors, coupled with the addition of several new contracts in the reinsurance segment, contributed to the strong growth rate in 2000.

     Losses and settlement expenses increased 7.1 percent in 2000, 12.0 percent in 1999 and 21.6 percent in 1998. Overall loss frequency declined significantly in the property and casualty insurance segment during 2000, but this improvement was partially offset by increased loss experience in the reinsurance segment. Active storm patterns in 2000 kept catastrophe and storm losses at an elevated level for the third consecutive year, compounding the impact of the inadequate premium rate levels that existed during this time period. Results for 1999 and 1998 reflect an unusually large increase in both the frequency and severity of losses unrelated to catastrophe and storm activity. The benefit provided by the development of prior years' reserves has declined significantly over the last three years, but remained positive. The Company has historically experienced favorable development in its reserves and reserving practices have not been changed; however, the amount of development experienced will fluctuate from year to year as individual claims are settled.

     The catastrophe and storm loss amounts reported for 1999 and 1998 reflect ceded reinsurance recoveries of $3,825,000 and $1,762,000, respectively, related to an aggregate excess of loss catastrophe reinsurance agreement that was in effect for those years for the property and casualty insurance segment. Due to substantial changes in both the terms and the cost of the coverage, this reinsurance protection was not renewed for 2000. Had this reinsurance protection been renewed, no reinsurance recoveries would have been available in 2000 as the aggregate retention amount would not have been exceeded.

     Acquisition and other expenses increased 7.0 percent in 2000, 5.0 percent in 1999 and 8.6 percent in 1998. These increases reflect additional expenses associated with the higher production levels achieved during these years by both the property and casualty insurance segment and the reinsurance segment. The increase in 2000 was limited by an $824,000 decline in contingent commission expense in the reinsurance subsidiary. The increase reported for 1998 includes expenses associated with the addition of Farm and City to the pooling agreement.

     Net investment income increased 12.6 percent in 2000, 3.6 percent in 1999 and 4.5 percent in 1998. The large increase in 2000 reflects both a higher average invested balance in fixed maturity securities and an increase in the average rate of return earned on the fixed-maturity portfolio. During 2000 and 1999, the Company sold approximately $14,000,000 and $55,000,000, respectively, of tax-exempt securities and reinvested the proceeds into taxable securities in order to achieve a better rate of return after taxes. The increases in 1999 and 1998 are attributed to increases in the average invested asset balances, as the Company was experiencing a decline in the average rate of return earned on fixed maturity investments in 1998 and into 1999 due to declining interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

     Realized investment gains increased in 2000 and 1998 but declined in 1999. The realized investment gains of 2000 include $531,000 from the disposal of tax-exempt fixed maturity securities, $531,000 from the disposal of other fixed maturity securities and $496,000 from the Company's equity portfolio. The realized investment gains for 1999 reflect $1,590,000 of gains from the disposal of tax-exempt fixed maturity securities, but these gains were mostly offset by realized losses of $1,321,000 that were recognized on the Company's equity portfolio. The realized investment gains of 1998 are primarily the result of the liquidation of the Company's common stock mutual fund portfolio. Proceeds from this liquidation were reinvested into individual stock issues that are being managed on a tax-aware basis.

     The income tax benefit decreased in 2000 after increasing in 1999 and 1998. This decrease is primarily due to the improved operating results experienced in 2000, but also reflects a significant decline in the amount of tax-exempt interest earned by the Company. Due to the change in the allocation of the Company's investment portfolio noted above, tax-exempt interest decreased to $4,922,000 in 2000 from $6,784,000 in 1999 and $7,250,000 in 1998. The income tax benefit for 2000 also reflects $470,000 of benefit from the elimination of an accrual that had been carried for potential tax examination adjustments and $775,000 of expense associated with required changes in the tax accounting methods used to recognize audit-based premiums and installment premiums. The income tax benefits for 1999 and 1998 included $800,000 and $400,000, respectively, related to a reduction in a deferred tax valuation allowance associated with future postretirement benefit deductions. The valuation allowance was eliminated in 1999 due to the establishment by Employers Mutual of Voluntary Employee Beneficiary Association (VEBA) trusts that will fund the liability for postretirement benefits. The tax benefit for 1998 also includes $550,000 related to a reduction in an accrual that had been carried for potential tax examination adjustments.


SEGMENT RESULTS

Property and Casualty Insurance

Operating results for the three years ended December 31, 2000 are as follows:

($ in thousands)                             2000        1999        1998
                                           --------    --------    --------
Premiums earned .......................... $184,986    $167,265    $155,523
Losses and settlement expenses ...........  149,519     140,481     128,667
Acquisition and other expenses ...........   57,748      53,310      51,460
                                           --------    --------    --------
Underwriting loss ........................  (22,281)    (26,526)    (24,604)
Net investment income ....................   20,788      18,283      17,635
Other income .............................      286         781         319
                                           --------    --------    --------
Operating loss before income taxes ....... $ (1,207)   $ (7,462)   $ (6,650)
                                           ========    ========    ========

Incurred losses and settlement expenses:
  Insured events of the current year ..... $152,360    $145,806    $136,209
  Decrease in provision for insured
    events of prior years ................   (2,841)     (5,325)     (7,542)
                                           --------    --------    --------
      Total losses and settlement expenses $149,519    $140,481    $128,667
                                           ========    ========    ========
Catastrophe and storm losses ............. $  7,945    $  7,389    $ 10,163
                                           ========    ========    ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

     Premiums earned increased 10.6 percent in 2000, 7.6 percent in 1999 and
8.7 percent in 1998. This growth in premium income has been significantly greater than the industry averages over the last three years, which amounted to approximately five percent in 2000 and two percent in 1999 and 1998. The major driver behind this strong growth rate has been an increase in policy count, which resulted from an improved retention rate on renewal business and a steady amount of new business. In addition to these factors, the increase for 2000 reflects growth in the exposure base on commercial lines of business as well as rate increases in most lines of business. As a result of the rate increases implemented during 1999 and 2000, overall premium rate adequacy improved in 2000 for the first time in several years. Overall premium rate adequacy should continue to improve in 2001 as the rate increases implemented during 2000 become more fully recognized. Rate increases grew progressively larger during 2000 and this trend is expected to continue in 2001. The premium income amount for 2000 includes $1,727,000 of income associated with a change in the estimate of additional/return premium income expected on policies, primarily workers' compensation, subject to audit as of December 31, 2000. This change in estimate was prompted by additional research that was conducted in connection with a required change in the tax accounting method used for recognizing audit-based premiums.

     Losses and settlement expenses increased 6.4 percent in 2000, 9.2 percent in 1999 and 20.8 percent in 1998. The improvement for 2000 is primarily attributable to a substantial decline in overall loss frequency from the elevated levels experienced in 1999 and 1998. Catastrophe and storm losses have had a significant impact on operating results over the last three years due to the persistence of active storm patterns that developed in 1998. In 1999 and 1998 the property and casualty insurance subsidiaries recovered $3,825,000 and $1,762,000, respectively, of reinsurance benefits under an aggregate excess of loss catastrophe reinsurance agreement that was in effect for those years for the pool members. Due to substantial changes in both the terms and the cost of the coverage, this reinsurance protection was not renewed for year 2000. Had this reinsurance protection been renewed, no reinsurance recoveries would have been available in 2000 as the aggregate retention amount would not have been exceeded. The benefit realized from the development of prior years' reserves declined for the second consecutive year in 2000, but remained favorable. The property and casualty insurance subsidiaries have historically experienced favorable development in their reserves and reserving practices have not been changed; however, the amount of development experienced will fluctuate from year to year as individual claims are settled.

     Acquisition and other expenses increased 8.3 percent in 2000, 3.6 percent in 1999 and 10.0 percent in 1998. These increases reflect additional expenses associated with the higher production levels achieved during these years. The large increase for 1998 reflects the payment of approximately $727,000 of expenses in connection with the addition of Farm and City to the pooling agreement and an increase in the estimate of deferrable acquisition expenses.

     Underwriting results for the property and casualty insurance segment improved in 2000 after deteriorating significantly in 1999 and 1998, but remained unprofitable. Inadequate premium rates, high levels of catastrophe and storm losses and increased loss severity and frequency have all contributed to the underwriting results experienced during the last three years. There were definite signs of improvement during 2000 as overall premium rate adequacy improved for the first time in several years and loss frequency declined after increasing substantially in 1999 and 1998. However, premium rates remain inadequate and it will take time for them to return to adequate levels. In addition, it is uncertain whether the high level of catastrophe and storm losses and the increased loss severity that have plagued this segment will continue. Management continues to work toward improving profitability through re-underwriting programs for both the existing book of business and the agency force and by controlling the usage of discretionary rate credits.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

Reinsurance

Operating results for the three years ended December 31, 2000 are as follows:

($ in thousands)                               2000       1999       1998
                                             --------   --------   --------
Premiums earned ............................ $ 46,473   $ 43,833   $ 38,721
Losses and settlement expenses .............   40,003     36,395     29,209
Acquisition and other expenses .............   13,653     13,450     12,094
                                             --------   --------   --------
Underwriting loss ..........................   (7,183)    (6,012)    (2,582)
Net investment income ......................    7,873      7,114      6,760
Other income ...............................       80        119        168
                                             --------   --------   --------
Operating income before income taxes ....... $    770   $  1,221   $  4,346
                                             ========   ========   ========

Incurred losses and settlement expenses:
  Insured events of the current year ....... $ 39,065   $ 36,803   $ 32,744
  Increase (decrease) in provision for
    insured events of prior years ..........      938       (408)    (3,535)
                                             --------   --------   --------
      Total losses and settlement expenses   $ 40,003   $ 36,395   $ 29,209
                                             ========   ========   ========
Catastrophe losses ......................... $    659   $  3,773   $  3,314
                                             ========   ========   ========

     Premium income increased 6.0 percent in 2000, 13.2 percent in 1999 and
13.5 percent in 1998. The increase for 2000 reflects growth in the exposure base on existing contracts, the addition of several new contracts and an increase of approximately $750,000 in the estimate of "earned but not reported" premium mainly attributable to foreign reinsurance contracts. Due to the time lag in the reporting of foreign reinsurance contracts, estimated amounts of premium income and related losses and expenses are booked on a quarterly basis. These estimates are adjusted when the reported amounts deviate from the estimates. Premium rate increases had a very minor impact on premium growth in 2000 as renewal rates were flat during the January 2000 renewal season, which is when the majority of the reinsurance subsidiary's contracts renew. Industry premium rates improved during 2000 and the reinsurance subsidiary was successful in obtaining modest rate increases on many of its reinsurance contracts during the January 2001 renewal season, which should benefit 2001 operating results. It should be noted that the production increases reported for 2000 and 1999 are distorted by the delayed reporting of several foreign reinsurance contracts that were written in 1998 but were included in 1999 results. The large increase reported for 1998 reflects the addition of several new accounts.

     Losses and settlement expenses increased 9.9 percent in 2000, 24.6 percent in 1999 and 25.3 percent in 1998, which is consistent with the increases in premium income noted above. Operating results for 2000 benefited from a significant decline in catastrophe and storm losses from the elevated levels experienced in 1999 and 1998. However, this benefit was partially offset by adverse development on prior years' reserves, including those established for the 1999 European storms, increased loss severity on several aggregate treaties and property contracts and increased loss frequency in the workers' compensation line of business. The results for 1999 reflect a large decline in the amount of favorable development experienced on prior years' reserves, heavy storm losses in Europe and large losses on several property per-risk, property pro-rata and aggregate excess of loss contracts. Results for 1998 reflect a large increase in catastrophe losses and a deterioration in the loss experience of a reinsurance pool that Employers Mutual participates in, which was attributed to a high level of storm activity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

     Acquisition and other expenses increased 1.5 percent in 2000, 11.2 percent in 1999 and 2.9 percent in 1998. The relatively small increase for 2000 is attributed to two transactions that produced a $824,000 decline in contingent commission expense. The first transaction was the receipt of $420,000 of profit share commission income associated with an outside reinsurance contract that the reinsurance subsidiary pays for to protect Employers Mutual from catastrophic losses on its assumed book of business. The second transaction was a $404,000 decline in contingent commission expense that was recognized by a reinsurance pool that the reinsurance subsidiary participates in. The small increase for 1998 also reflects a decline in contingent commission expense and is attributable to the deterioration in the profitability of the assumed book of business.

     Underwriting results of the reinsurance segment have declined steadily over the last three years due to reduced premium rate levels, higher levels of catastrophe and storm losses and increased loss severity. Industry premium rate levels improved during 2000 and the reinsurance subsidiary was able to implement moderate rate increases during the January 2001 renewal season; however, premium rate levels are still considered to be inadequate and the excess capacity that led to the reduction in premium rate levels continues to exist. Underwriting results for 2001 should benefit from the recent rate increases, but it is unknown whether the trend of increased loss frequency and severity will continue. Employers Mutual continues to work toward improving profitability on the assumed book of business by accepting a larger share of coverage on desirable programs, strengthening its relationships with reinsurance intermediaries and monitoring premium growth.


Parent Company

     The parent company reported an operating loss before income taxes of $56,000 in 2000 compared to an operating loss of $27,000 in 1999 and operating income of $77,000 in 1998. The decrease in 2000 and 1999 operating results is primarily attributed to a decline in investment income, which resulted from a decrease in the average invested asset balance. The operating results for 1998 decreased due to higher operating expenses.

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

     The Company's financial results have not been materially affected by losses associated with asbestos and environmental exposures. Total reserves for asbestos and environmental related claims totaled $2,829,000 at December 31, 2000. Approximately $1,402,000 of these reserves are attributed to the reinsurance business assumed by the Company's reinsurance subsidiary with the remaining $1,427,000 attributed to the direct insurance business written by the parties to the pooling agreement.


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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

     The Company considers itself to be a long-term investor and generally purchases fixed maturity investments with the intent to hold them to maturity. The Company has previously classified a portion of its investments in fixed maturity securities, primarily bonds issued by municipalities and corporations, as available-for-sale securities to provide flexibility in the management of the portfolio. Beginning in the third quarter of 1999, all newly acquired securities are being classified as available-for-sale to provide increased management flexibility. The Company had an unrealized holding gain on fixed maturity securities available-for-sale of $3,107,000 at December 31, 2000 compared to an unrealized holding loss of $7,539,000 at December 31, 1999 and an unrealized holding gain of $6,194,000 at December 31, 1998. The fluctuation in the market value of these investments is primarily due to changes in the interest rate environment during this time period. Since the Company does not actively trade in the bond market, such fluctuations in the fair value of these investments are not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated. The Company closely monitors the bond market and makes appropriate adjustments in investment policy as changing conditions warrant. At December 31, 1999 the Company established a valuation allowance of $1,233,000 for the deferred tax asset associated with the unrealized holding losses on the Company's available-for-sale securities. This valuation allowance was established due to uncertainties concerning the future realization of the tax benefit. During 2000, the valuation allowance was eliminated as the Company had a net unrealized holding gain on its available-for-sale securities.

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

     During the third quarter of 1999, the Company began participating in a securities lending program whereby certain fixed maturity securities from the investment portfolio are loaned to other institutions for short periods of time. The Company receives a fee for each security loaned out under this program and requires initial collateral, primarily cash, equal to 102 percent of the market value of the loaned securities.

     During 1999 and 2000 the Company sold approximately $55,000,000 and $14,000,000, respectively, of investments in tax-exempt fixed maturity securities and reinvested the proceeds in taxable fixed maturity securities. This change in asset allocation is not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated.

      The major ongoing sources of the Company's liquidity are insurance premium income, investment income and cash provided from maturing or liquidated investments. The principal outflows of cash are payments of claims, commissions, premium taxes, operating expenses, income taxes, dividends and investment purchases.

     The Company generated positive cash flows from operations of $21,519,000 in 2000, $22,457,000 in 1999 and $25,565,000 in 1998. Included in the amount for 1998 is $5,570,000 received from Employers Mutual in connection with the addition of Farm and City to the pooling agreement.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

MARKET RISK

     The main objectives in managing the investment portfolios of the Company are to maximize after-tax investment income and total investment return while minimizing credit risks, in order to provide maximum support for the underwriting operations. Investment strategies are developed based upon many factors including underwriting results and the Company's resulting tax position, regulatory requirements, fluctuations in interest rates and consideration of other market risks. Investment decisions are centrally managed by investment professionals and are supervised by the investment committees of The respective board of directors of each of the Company's subsidiaries.

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

     Interest rate risk includes the price sensitivity of a fixed maturity security to changes in interest rates and the affect on future earnings from short-term investments and maturing long-term investments, given a change in interest rates. The following analysis illustrates the sensitivity of the Company's financial instruments to selected changes in market rates and prices. A hypothetical one percent increase in interest rates as of December 31, 2000 would result in a corresponding pre-tax decrease in the fair value of the fixed maturity portfolios of approximately $22,708,000 or 5.1 percent. In addition, a hypothetical one percent decrease in interest rates at December 31, 2000 would result in a corresponding decrease in pre-tax income over the next twelve months of approximately $734,000, assuming the current maturity and prepayment patterns. The Company monitors interest rate risk through the analysis of interest rate simulations, and adjusts the average duration of its fixed maturity portfolio by investing in either longer or shorter term instruments given the results of interest rate simulations and judgments of cash flow needs. The effective duration of the fixed maturity portfolio at December 31, 2000 was 4.76 years.

     The valuation of the Company's marketable equity portfolios is subject to equity price risk. In general, equities have more year-to-year price variability than bonds. However, returns from equity securities over longer time frames have been consistently higher. The Company invests in a diversified portfolio of readily marketable equity securities. A hypothetical 10 percent decrease in the S&P 500 as of December 31, 2000 would result in a corresponding pre-tax decrease in the fair value of the Company's equity portfolio of approximately $3,050,000.

     The Company invests in high quality fixed maturity securities, thus minimizing credit quality risk. At December 31, 2000 the portfolio of long-term fixed maturity securities consists of 12.5 percent U.S. Treasury, 12.2 percent government agency, 12.3 percent mortgage-backed, 19.1 percent municipal, and 43.9 percent corporate securities. At December 31, 1999 the portfolio of long-term fixed maturity securities consisted of 15.0 percent U.S. Treasury, 13.9 percent government agency, 15.2 percent mortgage-backed,
24.6 percent municipal, and 31.3 percent corporate securities. The Company had one bond (Southern California Edison) below investment grade. The bond has a book value of $1,399,885 and is being carried at its market value of $1,387,638. It is unknown at this time what portion of the bond balance, if any, will be collectible.

    Prepayment risk refers to the changes in prepayment patterns that can either shorten or lengthen the expected timing of the principal repayments and thus the average life and the effective yield of a security. Such risk exists primarily within the portfolio of mortgage-backed securities. The prepayment risk analysis is monitored regularly through the analysis of interest rate simulations. At December 31, 2000 the effective duration of the mortgage-backed securities is 3.89 years with an average life and current yield of 5.4 years and 7.4 percent, respectively. At December 31, 1999 the effective duration of the mortgage-backed securities was 4.4 years with an average life and current yield of 7.5 years and 7.7 percent, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

CAPITAL RESOURCES

     Insurance company operations require capital to support premium writings. The Company believes that its insurance company subsidiaries have sufficient capital to support their expected near-term writings.

     The National Association of Insurance Commissioners (NAIC) maintains certain risk-based capital standards for property and casualty insurance companies. Risk-based capital requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. At December 31, 2000, each of the Company's insurance subsidiaries has a ratio of total adjusted capital to risk-based capital well in excess of the minimum level required.

     A major source of cash flows for the Company is dividend payments from its subsidiaries. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The Company received $6,375,000, $6,800,000 and $4,275,000 of dividends from its insurance subsidiaries and paid cash dividends to its stockholders totaling $6,771,000, $6,793,000 and $5,638,000 in 2000, 1999 and 1998, respectively. Total dividends, including amounts reinvested in shares of the Company's common stock, amounted to $6,771,000, $6,793,000 and $6,865,000 in 2000, 1999 and
1998, respectively.

     As of December 31, 2000, the Company had no material commitments for capital expenditures.


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

     To date, the Company has not encountered any problems as a result of the Year 2000 date rollover. All of the Company's systems are functioning normally. In addition, the Company has not encountered any problems with any vendor-supplied hardware or software. The Company continues to monitor the situation closely for any potential Year 2000 issues.

     The Company distributed a letter during 1999 to all of its commercial policyholders notifying them that their policies did not cover Year 2000 losses, but that coverage was available through an endorsement to the policy. A questionnaire was developed and provided to them to aid in the assessment of potential risks associated with Year 2000 noncompliance. Very few policyholders elected to purchase the additional coverage provided by this endorsement. The parties to the pooling agreement purchased reinsurance protection for potential third party liability claims against policyholders arising from Year 2000 issues. To date, no claims have been reported relating to Year 2000 losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
-------------------------------------------------
  CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
  -----------------------------------------------

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133", which defers the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB statement No. 133". SFAS 138 addresses a limited number of Statement 133 implementation issues, and is effective for fiscal years beginning after June 15, 2000. Currently, the Company's investment strategy does not include investments in derivative instruments or hedging activities. Accordingly, adoption of these statements will not have any effect on the operating results of the Company.

     In September 2000, the FASB issued SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125". SFAS 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. As a result of the adoption of SFAS 140 securities on loan to others have been segregated from the other invested assets on the Company's balance sheet. In addition, the assets and liabilities of the Company have been grossed up to reflect the collateral held under the securities lending program and the obligation to return this collateral upon the return of the loaned securities. Adoption of this statement had no effect on the operating results of the Company.


DEVELOPMENTS IN INSURANCE REGULATION

     In 1998, the NAIC adopted a comprehensive Codification of Statutory Accounting Principles (Codification), which will replace the current Accounting Practices and Procedures Manual as the NAIC's primary guidance on statutory accounting. Codification is intended to provide a consistent and comprehensive basis of statutory accounting for all insurance companies and became effective in most states, including the Company's insurance subsidiaries' states of domicile, on January 1, 2001. The adoption of Codification will result in changes to the accounting practices that the Company's insurance subsidiaries use to prepare their statutory financial statements. One of the more significant changes will be the recording of deferred taxes. As a result of the adoption of Codification, the statutory surplus of the Company's insurance subsidiaries increased by approximately $9,135,000 on January 1, 2001.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management's current expectations and actual results of the Company may differ materially from such expectations. The risks and uncertainties that may affect the actual results of the Company include but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; state and federal legislation and regulations; changes in the demand for, pricing of, or supply of insurance or reinsurance; changes in interest rates and the performance of financial markets; the adequacy of loss and settlement expense reserves, including asbestos and environmental claims; and other risks and uncertainties inherent in the Company's business.