Form 10-K, Exhibit 13
period 2000-12-31
EMC INSURANCE GROUP INC
filed 2001-03-28
CIK 356130

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.                    EXHIBIT 13(c)
--------------------------------------------                    -------------

            Management's Responsibility for Financial Reporting

     The management of EMC Insurance Group Inc. and Subsidiaries is responsible for the preparation, integrity and objectivity of the accompanying financial statements, as well as other financial information in this report. The financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and include amounts that are based on management's estimates and judgments where necessary.

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

     Management of the Company has established and continues to maintain a system of internal controls that are designed to provide assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal controls provides for appropriate division of responsibility. Certain aspects of these systems and controls are tested periodically by the Company's internal auditors.
Management considers the recommendations of its internal auditors and independent accountants concerning the Company's internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that as of December 31, 2000, the Company's system of internal controls was adequate to accomplish the above objectives.

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


/s/ Bruce G. Kelley                      /s/ Mark E. Reese
------------------------------------     -------------------------------------
Bruce G. Kelley                          Mark E. Reese
President and                            Vice President and
Chief Executive Officer                  Chief Financial Officer

                  Independent Auditors' Report

The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We have audited the accompanying consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMC Insurance Group Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




                                       /s/ KPMG LLP
                                       Des Moines, Iowa
                                       February 27, 2001

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                    --------------------------
                                                        2000          1999
                                                    ------------  ------------
ASSETS
Investments (notes 1 and 9):
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
     (fair value $70,975,728 and $86,263,445) ..... $ 70,202,394  $ 88,056,277
    Securities available-for-sale, at fair value
     (amortized cost $279,770,031 and $260,109,454)  284,400,891   252,706,015
  Equity securities available-for-sale, at fair
    value (cost $28,742,915 and $28,494,631) ......   34,720,458    32,408,272
  Short-term investments, at cost .................   23,388,027    20,164,210
  Fixed maturity securities on loan:
    Securities held-to-maturity, at amortized cost
      (fair value $48,599,702 and $40,415,620) ....   45,509,199    39,147,883
    Securities available-for-sale, at fair value
      (amortized cost $9,679,449 and $3,610,879) ..    9,755,774     3,475,414
                                                    ------------  ------------
      Total investments ...........................  467,976,743   435,958,071


Cash ..............................................      490,226     1,508,678
Accrued investment income .........................    7,345,363     6,886,939
Accounts receivable (net of allowance for
  uncollectible accounts of $634,000 and $633,000)       274,014     3,293,537
Income taxes recoverable ..........................      735,911     1,537,000
Reinsurance receivables (note 3) ..................   11,925,355    11,129,365
Deferred policy acquisition costs .................   15,636,753    13,619,192
Deferred income taxes (note 10) ...................   15,445,251    18,121,317
Intangible assets, including goodwill, at cost
  less accumulated amortization of $2,481,721
  and $2,347,208 ..................................    1,076,099     1,210,612
Prepaid reinsurance premiums (note 3) .............    1,945,099     1,280,564
Indebtedness of related party (note 2) ............    3,799,671             -
Securities lending collateral (note 1) ............   60,254,637    45,818,533
Other assets ......................................      770,552     2,030,703
                                                    ------------  ------------
      Total assets ................................ $587,675,674  $542,394,511
                                                    ============  ============

LIABILITIES
Losses and settlement expenses (notes 2, 4 and 5)  $286,489,028  $266,514,024
Unearned premiums (note 2) .......................   73,678,414    64,991,129
Other policyholders' funds .......................      728,653     1,093,254
Indebtedness to related party (note 2) ...........            -     3,886,559
Postretirement benefits (note 12) ................    6,848,512     6,768,219
Deferred income ..................................       78,212       158,831
Securities lending (note 1) ......................   60,254,637    45,818,533
Other liabilities ................................   11,204,902    11,247,685
                                                   ------------  ------------
      Total liabilities ..........................  439,282,358   400,478,234
                                                   ------------  ------------
STOCKHOLDERS' EQUITY (notes 6, 7 and 13)
Common stock, $1 par value,
  authorized 20,000,000 shares;
  issued and outstanding, 11,294,220 shares
  in 2000 and 11,265,232 shares in 1999 ..........   11,294,220    11,265,232
Additional paid-in capital .......................   65,546,963    65,333,686
Accumulated other comprehensive income (loss) ....    7,051,920    (3,625,263)
Retained earnings ................................   64,500,213    68,942,622
                                                   ------------  ------------
      Total stockholders' equity .................  148,393,316   141,916,277
                                                   ------------  ------------
Contingent liabilities (notes 3 and 15)


      Total liabilities and stockholders' equity   $587,675,674  $542,394,511
                                                   ============  ============

See accompanying Notes to Consolidated Financial Statements.

                     EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME

                                              Year ended December 31,
                                     ----------------------------------------
                                         2000          1999          1998
                                     ------------  ------------  ------------
REVENUES:
Premiums earned (notes 2 and 3) .... $231,458,442  $211,098,141  $194,244,405
Investment income, net (note 9) ....   29,006,193    25,760,561    24,859,063
Realized investment gains (note 9)      1,557,870       276,673     5,901,049
Other income .......................    1,473,236     2,194,162     1,700,331
                                     ------------  ------------  ------------
                                      263,495,741   239,329,537   226,704,848
                                     ------------  ------------  ------------
LOSSES AND EXPENSES (note 2):
Losses and settlement
  expenses (notes 3, 4 and 5) ......  189,521,674   176,876,248   157,876,094
Dividends to policyholders .........    1,632,961     1,237,368     1,874,900
Amortization of deferred
  policy acquisition costs .........   51,288,479    48,056,918    44,662,641
Other underwriting expenses ........   18,479,492    17,465,822    17,016,421
Other expenses .....................    1,508,523     1,684,455     1,600,936
                                     ------------  ------------  ------------
                                      262,431,129   245,320,811   223,030,992
                                     ------------  ------------  ------------
      Income (loss) before income
        tax benefit ................    1,064,612    (5,991,274)    3,673,856
                                     ------------  ------------  ------------
INCOME TAX BENEFIT
  (note 10):
    Current ........................     (307,677)   (1,599,826)   (1,516,892)
    Deferred .......................     (956,742)   (3,587,463)     (822,117)
                                     ------------  ------------  ------------
                                       (1,264,419)   (5,187,289)   (2,339,009)
                                     ------------  ------------  ------------
      Net income (loss) ............ $  2,329,031  $   (803,985) $  6,012,865
                                     ============  ============  ============
Net income (loss) per common share
  - basic and diluted .............. $        .21  $      (0.07) $        .53
                                     ============  ============  ============
Average number of shares outstanding
  - basic and diluted ..............   11,284,885    11,330,705    11,440,592
                                     ============  ============  ============

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                Year ended December 31,
                                       ---------------------------------------
                                            2000         1999         1998
                                       ------------  ------------  -----------

Net income (loss) .................... $  2,329,031  $   (803,985) $ 6,012,865
                                       ------------  ------------  -----------
OTHER COMPREHENSIVE INCOME (note 9):
  Unrealized holding gains (losses)
    arising during the period, before
    deferred income tax expense
    (benefit) ........................   15,872,363   (15,597,992)   6,460,974
  Deferred income tax expense
    (benefit) ........................    4,164,014    (4,070,728)   2,196,732
                                       ------------  ------------  -----------
                                         11,708,349   (11,527,264)   4,264,242
                                       ------------  ------------  -----------
  Reclassification adjustment for
    gains included in net income
    (loss), before income tax expense    (1,562,372)     (268,742)  (5,866,610)
  Income tax expense .................      531,206        91,372    1,994,647
                                       ------------  ------------  -----------
                                         (1,031,166)     (177,370)  (3,871,963)
                                       ------------  ------------  -----------

      Other comprehensive income
        (loss) .......................   10,677,183   (11,704,634)     392,279
                                       ------------  ------------  -----------
      Total comprehensive income
        (loss) ....................... $ 13,006,214  $(12,508,619) $ 6,405,144
                                       ============  ============  ===========


See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                Year ended December 31,
                                        --------------------------------------
                                            2000         1999         1998
                                        ------------ ------------ ------------
COMMON STOCK:
  Beginning of year ................... $ 11,265,232 $ 11,496,389 $ 11,351,119
  Issuance of common stock:
    Stock option plans ................       28,988       23,793       55,102
    Dividend reinvestment
      plan (note 13) ..................            -            -       90,168
  Repurchase of common stock (note 13)             -     (254,950)           -
                                        ------------ ------------ ------------
  End of year .........................   11,294,220   11,265,232   11,496,389
                                        ------------ ------------ ------------

ADDITIONAL PAID-IN CAPITAL:
  Beginning of year ...................   65,333,686   67,822,412   65,916,681
  From issuance of common stock:
    Stock option plans ................      213,277      255,001      722,511
    Dividend reinvestment plan ........            -            -    1,183,220
  Repurchase of common stock ..........            -   (2,743,727)           -
                                        ------------ ------------ ------------
  End of year .........................   65,546,963   65,333,686   67,822,412
                                        ------------ ------------ ------------

ACCUMULATED OTHER COMPREHENSIVE INCOME:
  Beginning of year ...................   (3,625,263)   8,079,371    7,687,092
  Change in other comprehensive
    income ............................   10,677,183  (11,704,634)     392,279
                                        ------------ ------------ ------------
  End of year .........................    7,051,920   (3,625,263)   8,079,371
                                        ------------ ------------ ------------

RETAINED EARNINGS:
  Beginning of year ...................   68,942,622   76,539,668   77,391,564

  Net income (loss) ...................    2,329,031     (803,985)   6,012,865
  Dividends on common stock
    ($.60 per share in 2000, 1999 and
    1998):
      Cash dividends ..................   (6,771,440)  (6,793,061)  (5,637,687)
      Dividends reinvested in shares
        of common stock ...............            -            -   (1,227,074)
                                        ------------ ------------ ------------
  End of year .........................   64,500,213   68,942,622   76,539,668
                                        ------------ ------------ ------------

    Total stockholders' equity ........ $148,393,316 $141,916,277 $163,937,840
                                        ============ ============ ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                        -------------------------------------
                                            2000         1999         1998
                                        -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ................... $ 2,329,031  $  (803,985) $ 6,012,865

  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
      Losses and settlement expenses ..  19,975,004   20,903,701   24,524,043
      Unearned premiums ...............   8,687,285    3,527,078    4,345,359
      Other policyholders' funds ......    (364,601)    (858,429)    (829,861)
      Deferred policy acquisition costs  (2,017,561)  (1,263,710)  (1,794,825)
      Indebtedness of related party ...  (7,686,230)  (1,976,126)   5,346,899
      Accrued investment income .......    (458,424)  (1,021,632)    (113,012)
      Accrued income taxes:
        Current .......................     801,089    1,687,000   (6,772,000)
        Deferred ......................    (956,742)  (3,587,463)    (822,116)
      Realized investment gains .......  (1,557,870)    (276,673)  (5,901,049)
      Postretirement benefits .........      80,293      750,654      588,652
      Reinsurance receivables .........    (795,990)   5,498,426   (3,026,100)
      Prepaid reinsurance premiums ....    (664,535)     (78,827)      (6,672)
      Amortization of deferred income       (80,619)    (119,023)    (168,824)
      Accounts receivable .............   3,019,523     (514,496)  (1,321,729)
      Other, net ......................   1,209,447      590,972      (66,663)
                                        -----------  -----------  -----------
                                         19,190,069   23,261,452   13,982,102
      Cash provided by the change in
        the property and casualty
        insurance subsidiaries' pooling
        agreement (note 2) ............           -            -    5,569,567
                                        -----------  -----------  -----------
            Net cash provided by
              operating activities .... $21,519,100  $22,457,467  $25,564,534
                                        -----------  -----------  -----------

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                                Year ended December 31,
                                     ----------------------------------------
                                         2000          1999          1998
                                     ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed maturity
    securities held-to-maturity .... $          -  $(13,459,272) $(20,959,844)
  Maturities of fixed maturity
    securities held-to-maturity ....   11,529,551    51,260,724    42,025,415
  Purchases of fixed maturity
    securities available-for-sale ..  (52,060,772) (135,872,298)  (57,514,297)
  Disposals of fixed maturity
    securities available-for-sale ..   27,499,407    81,893,552    22,210,930
  Purchases of equity securities
    available-for-sale .............  (23,203,788)  (24,924,562)  (40,789,067)
  Disposals of equity securities
    available-for-sale .............   23,451,046    25,037,159    42,941,862
  Net (purchases) sales of
    short-term investments .........   (3,223,821)    2,495,796    (7,733,017)
                                     ------------- ------------- ------------
         Net cash used in investing
            activities .............. (16,008,377)  (13,568,901)  (19,818,018)
                                     ------------  ------------  ------------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock .........      242,265       278,794       823,927
  Dividends paid to
    stockholders (note 13) .........   (6,771,440)   (6,793,061)   (5,637,687)
  Repurchase of common
    stock (note 13) ................            -    (2,998,677)            -
                                     ------------  ------------  ------------
         Net cash used in financing
           activities ..............   (6,529,175)   (9,512,944)   (4,813,760)
                                     ------------  ------------  ------------

Net (decrease) increase in cash ....   (1,018,452)     (624,378)      932,756
Cash at beginning of year ..........    1,508,678     2,133,056     1,200,300
                                     ------------  ------------  ------------
Cash at end of year ................ $    490,226  $  1,508,678  $  2,133,056
                                     ============  ============  ============

Income taxes (recovered) paid ...... $ (1,108,766) $ (3,294,499) $  5,236,047
Interest (received) paid ........... $    (23,722) $     89,032  $          -

See accompanying Notes to Consolidated Financial Statements

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     EMC Insurance Group Inc., an approximately 77 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Both commercial and personal lines of insurance are written, with the focus on medium-sized commercial accounts. About one-half of the premiums written are in Iowa and contiguous states. The term "Company" is used interchangeably to describe EMC Insurance Group Inc. (Parent Company only) and EMC Insurance Group Inc. and its subsidiaries.

     The Company's subsidiaries include EMCASCO Insurance Company, Illinois EMCASCO Insurance Company, Dakota Fire Insurance Company, Farm and City Insurance Company, EMC Reinsurance Company and EMC Underwriters, LLC.

     The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in The United States of America
(GAAP), which differ in some respects from those followed in reports to insurance regulatory authorities. All significant intercompany balances and transactions have been eliminated.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

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

     The Company's carrying value for investments is reduced to its estimated realizable value if a decline in the fair value is deemed other than temporary. Such reductions in carrying value are recognized as realized losses and charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized gains and losses on disposition of investments are included in net income. The cost of investments sold is determined on the specific identification method using the highest cost basis first. Included in investments at December 31, 2000 and 1999 are securities on deposit with various regulatory authorities as required by law amounting to $12,444,903 and $12,011,143, respectively.

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

     In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
- a replacement of FASB Statement No. 125". SFAS 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. As a result of the adoption of SFAS 140 securities on loan to others have been segregated from the other invested assets on the Company's balance sheet. In addition, the assets and liabilities of the Company have been grossed up to reflect the collateral held under the securities lending program and the obligation to return this collateral upon the return of the loaned securities. Adoption of this statement had no effect on the operating results of the Company.

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133", which defers the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB statement No. 133". SFAS 138 addresses a limited number of Statement 133 implementation issues, and is effective for fiscal years beginning after June 15, 2000. Currently, the Company's investment strategy does not include investments in derivative instruments or hedging activities. Accordingly, adoption of these statements will not have any effect on the operating results of the Company.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

BENEFIT PLANS

     The Company participates in Employers Mutual's defined benefit retirement plan covering substantially all employees. The plan is funded by employer contributions and provides benefits under two different formulas, depending on an employee's age and date of service. Benefits generally vest after five years of service. It is Employers Mutual's policy to fund pension costs according to regulations provided under the Internal Revenue Code. Assets held in the plan are a mix of equity, debt and guaranteed interest securities and real estate funds.

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

NET INCOME PER SHARE - BASIC AND DILUTED

     The Company's basic and diluted net income per share are computed by dividing net income by the weighted average number of common shares outstanding during each year. The Company had no potential common shares outstanding during 2000, 1999 and 1998 that would have been dilutive to net income per share.

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

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

REINSURANCE SUBSIDIARY

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

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $47,530,111, $43,546,796 and $39,074,384 in 2000, 1999 and 1998,
respectively. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $10,795,106, $10,156,159 and $9,862,675 in 2000, 1999 and 1998, respectively.

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 cap on losses assumed per event. Effective January 1, 2000, the override commission rate was reduced to 4.50 percent of written premiums from 5.25 percent of written premiums because of good loss experience. Total override commission paid to Employers Mutual amounted to $2,138,855, $2,286,207 and $2,051,405 in 2000, 1999 and 1998,
respectively. Employers Mutual retained losses and settlement expenses under this agreement totaling $373,847 in 2000, ($6,484) in 1999 and $144,329 in
1998. The reinsurance subsidiary also pays for 100 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $2,122,248, $1,660,950 and $1,648,583 in 2000, 1999 and 1998,
respectively.

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

     As of December 31, 2000, reinsurance ceded to two nonaffiliated reinsurers aggregated $5,804,136, which represents a significant portion of the total prepaid reinsurance premiums and reinsurance receivables for losses and settlement expenses. These amounts reflect the property and casualty insurance subsidiaries' pool participation percentage of amounts ceded by Employers Mutual to these organizations in connection with its role as "service carrier". Under these arrangements, Employers Mutual writes business for these organizations on a direct basis and then cedes 100 percent of this business to these organizations. Credit risk associated with these amounts is minimal, as all companies participating in these organizations are responsible for the liabilities of such organizations on a pro rata basis.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The effect of reinsurance on premiums written and earned, and losses and settlement expenses incurred, for the three years ended December 31, 2000 is presented below.
                                              Year ended December 31,
                                     ----------------------------------------
                                         2000          1999          1998
                                     ------------  ------------  ------------
Premiums written
    Direct ......................... $249,896,499  $228,588,440  $213,134,588
    Assumed from nonaffiliates .....    1,220,442       781,225     1,888,951
    Assumed from affiliates ........  244,762,032   221,051,986   204,964,038
    Ceded to nonaffiliates .........   (8,347,822)   (7,270,696)   (5,808,352)
    Ceded to affiliates ............ (249,896,499) (228,588,440) (213,249,508)
                                     ------------  ------------  ------------
      Net premiums written ......... $237,634,652  $214,562,515  $200,929,717
                                     ============  ============  ============
Premiums earned
    Direct ......................... $245,078,165  $223,593,165  $202,514,027
    Assumed from nonaffiliates .....    1,194,835       873,710     1,969,067
    Assumed from affiliates ........  237,946,894   217,416,300   197,166,272
    Ceded to nonaffiliates .........   (7,683,287)   (7,191,869)   (5,801,680)
    Ceded to affiliates ............ (245,078,165) (223,593,165) (201,603,281)
                                     ------------  ------------  ------------
      Net premiums earned .......... $231,458,442  $211,098,141  $194,244,405
                                     ============  ============  ============
Losses and settlement expenses
  incurred
    Direct ......................... $208,604,970  $183,031,797  $171,209,604
    Assumed from nonaffiliates .....      400,360       429,244     1,298,167
    Assumed from affiliates ........  194,017,734   182,375,574   171,681,607
    Ceded to nonaffiliates .........   (4,896,420)   (5,928,570)   (7,395,934)
    Ceded to affiliates ............ (208,604,970) (183,031,797) (178,917,350)
                                     ------------   -----------  ------------
      Net losses and settlement
        expenses incurred .......... $189,521,674  $176,876,248  $157,876,094
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

                                             Year ended December 31,
                                     ----------------------------------------
                                         2000          1999          1998
                                     ------------  ------------  ------------
Gross reserves at beginning of year  $266,514,024  $245,610,323  $217,777,942

Ceded reserves at beginning of year   (10,260,815)  (15,563,600)  (13,030,150)
                                     ------------  ------------  ------------
Net reserves at beginning of year,
  before adjustments ...............  256,253,209   230,046,723   204,747,792

Adjustment to beginning reserves
  due to change in pooling
  agreement (note 2) ...............            -             -     3,600,220
                                     ------------  ------------  ------------
Net reserves at beginning of year,
  after adjustments ................  256,253,209   230,046,723   208,348,012
                                     ------------  ------------  ------------
Incurred losses and
  settlement expenses:
----------------------
  Provision for insured events
    of the current year ............  191,425,036   182,609,687   168,953,309

  Decrease in provision for
    insured events of prior years ..   (1,903,362)   (5,733,439)  (11,077,215)
                                     ------------  ------------  ------------
        Total incurred losses and
          settlement expenses ......  189,521,674   176,876,248   157,876,094
                                     ------------  ------------  ------------
Payments:
---------
  Losses and settlement expenses
    attributable to insured events
    of the current year ............   82,912,082    72,970,531    73,228,354

  Losses and settlement expenses
    attributable to insured events
    of prior years .................   87,598,570    77,699,231    62,949,029
                                     ------------  ------------  ------------
        Total payments .............  170,510,652   150,669,762   136,177,383
                                     ------------  ------------  ------------

Net reserves at end of year ........  275,264,231   256,253,209   230,046,723

Ceded reserves at end of year ......   11,224,797    10,260,815    15,563,600
                                     ------------  ------------  ------------
Gross reserves at end of year ...... $286,489,028  $266,514,024  $245,610,323
                                     ============  ============  ============

     Underwriting results of the Company are significantly influenced by estimates of loss and settlement expense reserves. Changes in reserve estimates are reflected in operating results in the year such changes are recorded. During the last three years, the Company has experienced favorable development in the provision for insured events of prior years. The majority of the favorable development has come from the property and casualty insurance subsidiaries. The Company has historically experienced favorable development in its reserves; however, the amount of favorable development experienced will fluctuate from year to year as individual claims are settled.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

5. ASBESTOS AND ENVIRONMENTAL RELATED CLAIMS

     The Company has exposure to asbestos and environmental related claims associated with the insurance business written by the parties to the pooling agreement and the reinsurance business assumed from Employers Mutual by the reinsurance subsidiary. Reserves for asbestos and environmental related claims totaled $2,829,252 and $2,447,811 at December 31, 2000 and 1999, respectively.

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

6. RETAINED EARNINGS

     Retained earnings of the Company's insurance subsidiaries available for distribution as dividends are limited by law to the statutory unassigned surplus of each of the subsidiaries as of the previous December 31, as determined in accordance with accounting practices prescribed by insurance regulatory authorities of the state of domicile of each subsidiary. Subject to this limitation, the maximum dividend that may be paid within a 12 month period by Iowa corporations without prior approval of the insurance regulatory authorities is restricted to the greater of 10 percent of statutory surplus as regards policyholders as of the preceding December 31, or net income of the preceding calendar year on a statutory basis. Both Illinois and North Dakota impose restrictions, which are similar to those of Iowa, on the payment of dividends and distributions. At December 31, 2000, $10,751,674 was available for distribution to the Company in 2001 without prior approval.

     The National Association of Insurance Commissioners utilizes a risk-based capital model to help state regulators assess the capital adequacy of insurance companies and identify insurers that are in, or are perceived as approaching, financial difficulty. This model establishes minimum capital needs based on the risks applicable to the operations of the individual insurer. The risk-based capital requirements for property and casualty insurance companies measure three major areas of risk: asset risk, credit risk and underwriting risk. Companies having less statutory surplus than required by the risk-based capital requirements are subject to varying degrees of regulatory scrutiny and intervention, depending on the severity of the inadequacy. At December 31, 2000, each of the Company's insurance subsidiaries' ratio of total adjusted capital to risk-based capital is well in excess of the minimum level required.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

7. RECONCILIATION OF STATUTORY NET INCOME AND SURPLUS

     The Company's insurance subsidiaries are required to file financial statements with state regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting practices that differ from GAAP. Prescribed statutory accounting principles include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the NAIC. Permitted accounting practices encompass all accounting practices not prescribed, but allowed by the state of domicile.

     The Company's insurance subsidiaries had no permitted accounting practices during 2000, 1999 and 1998. A reconciliation of net income and surplus from that reported on a statutory basis to that reported in the accompanying consolidated statements on a GAAP basis is as follows:


                                             Year ended December 31,
                                     ----------------------------------------
                                         2000          1999          1998
                                     ------------  ------------  ------------
Net (loss) income from insurance
  subsidiaries, statutory basis .... $ (1,599,085) $ (5,439,665) $  2,117,464
Change in deferred policy
  acquisition costs ................    2,017,561     1,263,710     1,794,825
Change in other policyholders' funds      364,601       858,429       829,861
GAAP pension expense ...............     (691,007)     (516,880)      (33,749)
GAAP postretirement benefit cost
  in excess of statutory cost ......     (409,101)     (583,380)     (368,061)
Deferred income tax benefit ........      946,154     3,585,061       815,135
Prior years' income tax expense and
  related interest .................       48,111       (96,134)            -
GAAP basis amortization of reserve
  discount on commutation of
  reinsurance contract .............       80,619       119,023       168,824
Prior years' NCRF surcharges
  (note 3) .........................            -             -     1,204,474
Change in estimate of audit-based
  premium income, net of expenses ..    1,516,550             -             -
Other, net .........................      105,623        32,487      (568,494)
                                     ------------  ------------  ------------
Net income (loss) from insurance
  subsidiaries, GAAP basis .........    2,380,026      (777,349)    5,960,279

Net (loss) income from Parent
  Company...........................      (50,995)      (26,636)       52,586
                                     ------------  ------------  ------------
  Net income (loss), GAAP basis .... $  2,329,031  $   (803,985) $  6,012,865
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                                   December 31,
                                     ----------------------------------------
                                         2000          1999          1998
                                     ------------  ------------  ------------
Surplus from insurance subsidiaries,
  statutory basis .................. $110,371,864  $116,151,399  $127,251,446
Deferred policy acquisition costs ..   15,636,753    13,619,192    12,355,482
Other policyholders' funds payable       (728,653)   (1,093,254)   (1,951,683)
Prepaid pension cost ...............      490,163     1,012,770     1,529,650
GAAP postretirement benefit
  liability in excess of statutory
  liability ........................   (3,822,213)   (3,351,848)   (2,768,468)
Deferred income tax asset ..........   15,438,611    18,115,065    10,367,904
Goodwill ...........................    1,076,099     1,210,612     1,345,125
Excess of statutory reserves
  over statement reserves ..........            -             -        40,847
GAAP basis reserve discount on
  commutation of reinsurance
  contract in excess of statutory
  recognition ......................      (78,212)     (158,831)     (277,854)
Unrealized holding gains (losses) on
  available-for-sale securities ....    4,681,459    (7,495,349)    9,398,727
Change in estimate of audit-based
  premium income, net of expenses ..    1,516,550             -             -
Other, net .........................      214,797       157,632       125,765
                                     ------------  ------------  ------------
Equity from insurance
  subsidiaries, GAAP basis .........  144,797,218   138,167,388   157,416,941
Equity from Parent Company .........    3,596,098     3,748,889     6,520,899
                                      -----------   -----------   -----------
 Stockholders' equity, GAAP basis .. $148,393,316  $141,916,277  $163,937,840
                                     ============  ============  ============

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

     Operating results for 2000 include earnings of $1,516,550 associated with a change in the estimate of additional/return premium income expected on policies, primarily workers' compensation, subject to audit in the property and casualty insurance segment. This change in estimate was prompted by additional research that was conducted in connection with a required change in the tax accounting method used for recognizing audit-based premiums.

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

8. SEGMENT INFORMATION

     The Company's operations consist of a property and casualty insurance segment and a reinsurance segment. The property and casualty insurance segment writes both commercial and personal lines of insurance, with a focus on medium sized commercial accounts. The reinsurance segment provides reinsurance for other insurers and reinsurers. The segments are managed separately due to differences in the insurance products sold and the business environment in which they operate. The accounting policies of the segments are described in note 1, Summary of Significant Accounting Policies.

     Summarized financial information for the Company's segments is as follows:

                            Property
Year ended                and casualty                 Parent
December 31, 2000           insurance   Reinsurance   company    Consolidated
-----------------         ------------ ------------ ------------ ------------
Premiums earned ......... $184,985,620 $ 46,472,822 $          - $231,458,442

Underwriting loss .......  (22,280,746)  (7,183,418)           -  (29,464,164)
Net investment income ...   20,787,679    7,873,040      345,474   29,006,193
Realized gains ..........    1,242,233      315,101          536    1,557,870
Other income ............    1,392,494       80,619          123    1,473,236
Other expenses ..........   (1,106,996)           -     (401,527)  (1,508,523)
                          ------------ ------------ ------------ ------------
Income (loss) before
  income tax (benefit)
  expense ............... $     34,664 $  1,085,342 $    (55,394)$  1,064,612
                          ============ ============ ============ ============

Assets .................. $442,300,700 $142,109,821 $148,566,455 $732,976,976
Eliminations ............            -            - (145,301,302)(145,301,302)
                          ------------ ------------ ------------ ------------
     Net assets ......... $442,300,700 $142,109,821 $  3,265,153 $587,675,674
                          ============ ============ ============ ============

Year ended
December 31, 1999
-----------------
Premiums earned ......... $167,265,093 $ 43,833,048 $          - $211,098,141

Underwriting loss .......  (26,526,524)  (6,011,691)           -  (32,538,215)
Net investment income ...   18,282,642    7,113,877      364,042   25,760,561
Realized (losses) gains         (4,127)     280,800            -      276,673
Other income ............    2,075,087      119,023           52    2,194,162
Other expenses ..........   (1,293,561)           -     (390,894)  (1,684,455)
                          ------------ ------------ ------------ ------------
(Loss) income before
  income tax benefit .... $ (7,466,483)$  1,502,009 $    (26,800)$ (5,991,274)
                          ============ ============ ============ ============

Assets .................. $406,695,052 $135,160,508 $142,076,106 $683,931,666
Eliminations ............            -            - (141,537,155)(141,537,155)
                          ------------ ------------ ------------ ------------
     Net assets ......... $406,695,052 $135,160,508 $    538,951 $542,394,511
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
                          ============ ============ ============ ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

9. INVESTMENTS

     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 2000 and 1999 are as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services.

                                             Gross        Gross     Estimated
                               Amortized   unrealized   unrealized     fair
    December 31, 2000            cost        gains        losses       value
    -----------------        ------------ ----------- ------------ ------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $102,230,946 $ 4,084,693 $   (581,938)$105,733,701
    Mortgage-backed
      securities ...........   13,480,647     361,082            -   13,841,729
                             ------------ ----------- ------------ ------------
        Total securities
          held-to-maturity   $115,711,593 $ 4,445,775 $   (581,938)$119,575,430
                             ============ =========== ============ ============

Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $  6,603,794 $   212,480 $          - $  6,816,274
    Obligations of states
      and political
      subdivisions .........   79,782,459   2,607,857     (251,346)  82,138,970
    Mortgage-backed
      securities ...........   43,416,386   1,506,514            -   44,922,900
    Debt securities issued
      by foreign governments    6,480,421     307,986            -    6,788,407
    Public utilities .......   16,540,299     637,606      (13,691)  17,164,214
    Corporate securities ...  136,626,121   1,951,900   (2,252,121) 136,325,900
                             ------------ ----------- ------------ ------------
        Total fixed maturity
          securities .......  289,449,480   7,224,343   (2,517,158) 294,156,665
                             ------------ ----------- ------------ ------------
  Equity securities:
    Common stocks ..........   26,748,905   8,480,378   (2,474,801)  32,754,482
    Non-redeemable
      preferred stocks .....    1,994,010      38,216      (66,250)   1,965,976
                             ------------ ----------- ------------ ------------
        Total equity
          securities .......   28,742,915   8,518,594   (2,541,051)  34,720,458
                             ------------ ----------- ------------ ------------
        Total securities
          available-for-sale $318,192,395 $15,742,937 $ (5,058,209)$328,877,123
                             ============ =========== ============ ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                             Gross       Gross     Estimated
                               Amortized   unrealized   unrealized     fair
    December 31, 1999            cost        gains        losses       value
    -----------------        ------------ ----------- ------------ ------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $109,055,239 $ 2,043,252 $ (2,778,141)$108,320,350
    Mortgage-backed
      securities ...........   18,148,921     334,351     (124,557)  18,358,715
                             ------------ ----------- ------------ ------------
        Total securities
          held-to-maturity   $127,204,160 $ 2,377,603 $ (2,902,698)$126,679,065
                             ============ =========== ============ ============

Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $  4,419,411 $         - $    (58,327)$  4,361,084
    Obligations of states
      and political
      subdivisions .........   96,077,294   1,305,302   (4,168,832)  93,213,764
    Mortgage-backed
      securities ...........   49,440,943     175,699     (182,436)  49,434,206
    Debt securities issued
      by foreign governments    6,479,135      89,895            -    6,569,030
    Public utilities .......    8,890,108       2,050      (54,702)   8,837,456
    Corporate securities ...   98,413,442     143,084   (4,790,637)  93,765,889
                             ------------ ----------- ------------ ------------
        Total fixed maturity
          securities .......  263,720,333   1,716,030   (9,254,934) 256,181,429
                             ------------ ----------- ------------ ------------
  Equity securities:
    Common stocks ..........   25,853,745   6,798,240   (2,848,220)  29,803,765
    Non-redeemable
      preferred stocks .....    2,640,886      65,497     (101,876)   2,604,507
                             ------------ ----------- ------------ ------------
        Total equity
          securities .......   28,494,631   6,863,737   (2,950,096)  32,408,272
                             ------------ ----------- ------------ ------------
        Total securities
          available-for-sale $292,214,964 $ 8,579,767 $(12,205,030)$288,589,701
                             ============ =========== ============ ============

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                Estimated
                                                Amortized         fair
                                                  cost            value
                                              ------------    ------------
Securities held-to-maturity:
  Due in one year or less ................... $ 12,601,659    $ 12,779,128
  Due after one year through five years .....   31,460,958      33,675,535
  Due after five years through ten years ....   48,936,085      50,104,475
  Due after ten years .......................    9,232,244       9,174,563
  Mortgage-backed securities ................   13,480,647      13,841,729
                                              ------------    ------------
      Totals ................................ $115,711,593    $119,575,430
                                              ============    ============
Securities available-for-sale:
  Due in one year or less ................... $  6,539,167    $  6,545,415
  Due after one year through five years .....   20,217,882      20,426,763
  Due after five years through ten years ....   76,968,301      78,194,318
  Due after ten years .......................  142,307,744     144,067,269
  Mortgage-backed securities ................   43,416,386      44,922,900
                                              ------------    ------------
      Totals ................................ $289,449,480    $294,156,665
                                              ============    ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Realized investment gains and losses from calls and prepayments of fixed maturity securities held-to-maturity and available-for-sale and sales of fixed maturity securities and equity securities available-for-sale are presented below.

                                                Year ended December 31,
                                         -------------------------------------
                                             2000         1999        1998
                                         -----------  -----------  -----------
Fixed maturity securities
  held-to-maturity:
    Gross realized investment gains ...  $      536   $    7,931   $   34,439
    Gross realized investment losses ..      (5,038)           -            -

Fixed maturity securities
  available-for-sale:
    Gross realized investment gains ...   1,074,068    1,593,437       46,620
    Gross realized investment losses ..      (7,237)      (3,490)         (81)

Equity securities
  available-for-sale:
    Gross realized investment gains ...   3,911,717    2,299,740    7,865,619
    Gross realized investment losses ..  (3,416,176)  (3,620,945)  (2,045,548)
                                         ----------   ----------   ----------
      Totals ..........................  $1,557,870   $  276,673   $5,901,049
                                         ==========   ==========   ==========

     During 2000 and 1999, the Company sold approximately $14,000,000 and $55,000,000, respectively, of investments in tax-exempt fixed maturity securities available-for-sale and reinvested the proceeds into taxable fixed maturity securities available-for-sale that pay a higher interest rate. This change in asset allocation was implemented to increase the Company's after-tax rate of return on its investment portfolio. Realized investment gains from the disposal of these tax-exempt fixed maturity securities amounted to $531,352 for 2000 and $1,589,953 for 1999.

     During 1998, the Company liquidated its common stock mutual fund portfolio. Total proceeds amounted to $28,675,920 and included realized investment gains of $7,585,293.

     A summary of net investment income is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                            2000         1999         1998
                                        -----------  -----------  -----------
Interest on fixed maturities .......... $27,857,760  $24,504,253  $23,496,941
Dividends on equity securities ........     494,941      582,496      547,238
Interest on short-term investments ....   1,114,594    1,387,774    1,483,167
Fees from securities lending ..........      96,709       21,313            -
                                        -----------  -----------  -----------
    Total investment income ...........  29,564,004   26,495,836   25,527,346
Investment expenses ...................    (557,811)    (735,275)    (668,283)
                                        -----------  -----------  -----------
    Net investment income ............. $29,006,193  $25,760,561  $24,859,063
                                        ===========  ===========  ===========

     A summary of net changes in unrealized holding gains (losses) on securities available-for-sale is as follows:

                                               Year ended December 31,
                                       ---------------------------------------
                                            2000         1999         1998
                                       ------------  ------------  -----------
Fixed maturity securities ...........  $ 12,246,089  $(16,923,379) $ 2,448,942
Applicable income tax expense
  (benefit) .........................     4,163,670    (5,753,949)     832,641
                                       ------------  ------------  -----------
    Total fixed maturity securities       8,082,419   (11,169,430)   1,616,301
                                       ------------  ------------  -----------
Equity securities ...................     2,063,902     1,056,645   (1,854,578)
Applicable income tax expense
  (benefit) .........................       701,728       359,259     (630,556)
                                       ------------  ------------  -----------
    Total equity securities .........     1,362,174       697,386   (1,224,022)
                                       ------------  ------------  -----------
Deferred tax valuation allowance ...     (1,232,590)    1,232,590            -
                                       ------------  ------------  -----------
    Total available-for-sale
      securities ....................  $ 10,677,183  $(11,704,634) $   392,279
                                       ============  ============  ===========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

10. INCOME TAXES

     Temporary differences between the consolidated financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred tax asset at December 31, 2000 and 1999 are as follows:

                                                     Year ended December 31,
                                                     ------------------------
                                                        2000         1999
                                                     -----------  -----------
Loss reserve discounting ........................... $14,278,749  $13,587,146
Unearned premium reserve limitation ................   4,833,178    4,295,775
Postretirement benefits ............................   2,039,914    1,935,776
Other policyholders' funds payable .................     247,742      371,706
Net operating loss carry forward ...................   1,060,347            -
Minimum tax credit .................................   2,243,133    2,200,598
Net unrealized holding losses ......................           -    1,232,590
Other, net .........................................     524,725      897,769
                                                     -----------  -----------
      Total gross deferred income tax asset ........  25,227,788   24,521,360
Valuation allowance ................................           -   (1,232,590)
                                                     -----------  -----------
      Total deferred income tax asset ..............  25,227,788   23,288,770
                                                     -----------  -----------
Deferred policy acquisition costs ..................  (5,316,496)  (4,630,525)
Net unrealized holding gains .......................  (3,632,808)           -
Other, net .........................................    (833,233)    (536,928)
                                                     -----------  -----------
      Total gross deferred income tax liability ....  (9,782,537)  (5,167,453)
                                                     -----------  -----------
        Net deferred income tax asset .............. $15,445,251  $18,121,317
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

     The actual income tax benefit for the years ended December 31, 2000, 1999 and 1998 differed from the "expected" tax expense (benefit) for those years (computed by applying the United States federal corporate tax rate of 34 percent to income (loss) before income tax benefit) as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            2000         1999         1998
                                        -----------  -----------  -----------
Computed "expected" tax expense
  (benefit) ........................... $   361,968  $(2,037,033) $ 1,249,111
Increases (decreases) in
  tax resulting from:
    Tax-exempt interest income ........  (1,673,566)  (2,306,517)  (2,464,971)
    Change in accrual of prior year
      taxes ...........................    (470,000)           -     (550,000)
    Change in valuation allowance .....           -     (800,000)    (400,000)
    Proration of tax-exempt interest
      and dividends received deduction      193,123      150,159      239,147
    Other, net ........................     324,056     (193,898)    (412,296)
                                        -----------  -----------  -----------
      Income tax benefit .............. $(1,264,419) $(5,187,289) $(2,339,009)
                                        ===========  ===========  ===========

     During 1999 and 1998, the valuation allowance was reduced as the result of the establishment of VEBA trusts that accelerated the postretirement benefit deductions and reduced the uncertainty of future realization of the tax benefits (note 1).

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Comprehensive income tax expense (benefit) included in the consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                           2000         1999         1998
                                        -----------  -----------  -----------
Income tax (benefit) expense on:
  Operations .......................... $(1,264,419) $(5,187,289) $(2,339,009)
  Unrealized holding gains (losses) on
    revaluation of securities
    available-for-sale ................   3,632,808   (4,162,100)     202,085
                                        -----------  -----------  -----------
      Comprehensive income tax
        expense (benefit) ............. $ 2,368,389  $(9,349,389) $(2,136,924)
                                        ===========  ===========  ===========


11. EMPLOYEE RETIREMENT PLAN

     The following table sets forth the funded status of the Employers Mutual defined benefit retirement plan, based upon a measurement date of November 1, 2000 and 1999, respectively:
                                                      Year ended December 31,
                                                     ------------------------
                                                         2000         1999
                                                     -----------  -----------
Change in projected benefit obligation:
Projected benefit obligation at beginning of year .. $81,538,314  $82,478,544
Service cost .......................................   4,599,973    4,359,955
Interest cost ......................................   6,097,377    5,426,633
Actuarial loss (gain) ..............................     753,446   (6,565,958)
Benefits paid ......................................  (7,008,595)  (5,713,244)
Amendments .........................................   2,621,323    1,552,384
                                                     -----------  -----------
  Projected benefit obligation at end of year ......  88,601,838   81,538,314
                                                     -----------  -----------
Change in plan assets:
Fair value of plan assets at beginning of year .....  95,824,343   90,099,993
Actual return on plan assets .......................   6,300,938   11,437,594
Benefits paid ......................................  (7,008,595)  (5,713,244)
                                                     -----------  -----------
  Fair value of plan assets at end of year .........  95,116,686   95,824,343
                                                     -----------  -----------

Funded status ......................................   6,514,848   14,286,029
Unrecognized net actuarial gain ....................  (9,508,725) (11,562,801)
Unrecognized initial net asset .....................           -     (755,787)
Unrecognized prior service costs ...................   5,660,230    3,602,821
                                                     -----------  -----------
  Prepaid pension cost ............................. $ 2,666,353  $ 5,570,262
                                                     ===========  ===========

     The components of net periodic pension cost for the Employers Mutual defined benefit retirement plan is as follows:
                                                Year ended December 31,
                                        -------------------------------------
                                            2000         1999         1998
                                        -----------  -----------  -----------
Service cost .......................... $ 4,599,973  $ 4,359,955  $ 3,482,226
Interest cost .........................   6,097,377    5,426,633    4,835,259
Expected return on plan assets ........  (7,436,949)  (7,041,280)  (6,980,310)
Recognized net actuarial gain .........    (164,619)           -            -
Amortization of initial net asset .....    (755,787)  (1,049,705)  (1,075,440)
Amortization of prior service costs ...     563,914      434,928      437,957
                                        -----------  -----------  -----------
  Net periodic pension cost ........... $ 2,903,909  $ 2,130,531  $   699,692
                                        ===========  ===========  ===========

     The weighted average discount rate used to measure the projected benefit obligation was 7.75 percent for 2000 and 1999 and 6.75 percent for 1998. The assumed long-term rate of return on plan assets was 8.00 percent for 2000, 1999 and 1998. The rate of increase in future compensation levels used in measuring the projected benefit obligation was 5.96 percent in 2000, 5.95 percent in 1999 and 5.96 percent in 1998. Pension expense for the Company amounted to $691,007, $516,880 and $172,985 in 2000, 1999 and 1998, respectively.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

12.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The following tables set forth the funded status of the Employers Mutual postretirement benefit plans based upon a measurement date of November 1, 2000 and 1999, respectively.

                                                     Year ended December 31,
                                                    -------------------------
                                                         2000        1999
                                                    ------------ ------------
Change in postretirement benefit obligation:
Benefit obligation at beginning of year ........... $ 31,460,000 $ 35,326,000
Service cost ......................................    2,066,000    2,370,000
Interest cost .....................................    2,396,000    2,350,000
Actuarial gain ....................................     (157,000)  (7,565,000)
Benefits paid .....................................   (1,050,000)  (1,021,000)
                                                    ------------ ------------
  Postretirement benefit obligation at end of year    34,715,000   31,460,000
                                                    ------------ ------------

Change in plan assets:
Fair value of plan assets at beginning of year ....    2,872,000            -
Actual return on plan assets ......................       81,000      222,000
Employer contributions ............................    1,450,000    3,671,000
Benefits paid .....................................   (1,050,000)  (1,021,000)
                                                    ------------ ------------
  Fair value of plan assets at end of year ........    3,353,000    2,872,000
                                                    ------------ ------------

Funded status .....................................  (31,362,000) (28,588,000)
Unrecognized net actuarial gain ...................   (2,070,000)  (1,988,000)
Unrecognized prior service costs ..................    1,107,000    1,678,000
Employer contributions ............................    3,075,000            -
                                                    ------------ ------------
  Liability for postretirement benefits ........... $(29,250,000)$(28,898,000)
                                                    ============ ============

     The components of net periodic postretirement benefit cost for the Employers Mutual postretirement benefit plans is as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            2000         1999         1998
                                        -----------  -----------  -----------
Service cost ......................... $  2,066,000 $  2,370,000 $  1,321,000
Interest cost ........................    2,396,000    2,350,000    1,871,000
Expected return on assets ............     (140,000)     (38,000)           -
Amortization of net (gain) loss ......      (16,000)     191,000            -
Amortization of prior service costs ..      571,000      571,000      571,000
                                       ------------ ------------ ------------
  Net periodic postretirement benefit
    cost ............................. $  4,877,000 $  5,444,000 $  3,763,000
                                       ============ ============ ============

     The assumed weighted average annual rate of increase in the per capita cost of covered health care benefits (i.e. the health care cost trend rate) for 2000 is 8 percent, and is assumed to decrease gradually to 5 percent in 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation as of December 31, 2000 by $5,042,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2000 by $841,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75 percent for 2000 and 1999 and 6.75 percent for 1998. The Company's net periodic postretirement benefit cost for the years ended December 31, 2000, 1999 and 1998 was $1,138,231, $1,278,700 and $883,270, respectively.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

13. STOCK PLANS

STOCK BASED COMPENSATION

     The Company has no stock based compensation plans of its own; however, Employers Mutual has several stock plans which utilize the common stock of the Company. The Company receives the current fair value for any shares issued under the plans and all expenses (the excess of current fair value over the participant's exercise price) of the plans are borne by Employers Mutual or the Company employing the individual optionees. As a result of this arrangement, the Company is not subject to the accounting requirements of Accounting Principles Board Opinion No. 25 or SFAS 123, "Accounting for Stock-Based Compensation."

     Under the current terms of the pooling agreement (note 2), the Company's property and casualty insurance subsidiaries incur 23.5 percent of the expenses recognized by the pool members relating to these plans. The Company also incurs 100 percent of any expense of these plans that is associated with optionees working for its other subsidiaries. Total expenses incurred by the Company relating to the Employers Mutual stock plans amounted to $26,820, $59,379 and $97,763 for 2000, 1999 and 1998, respectively.

(a) INCENTIVE STOCK OPTION PLANS

     Employers Mutual maintains two separate stock option plans for the benefit of officers and key employees of Employers Mutual and its subsidiaries. A total of 600,000 shares have been reserved for the 1982 Employers Mutual Casualty Company Incentive Stock Option Plan (1982 Plan) and a total of 500,000 shares of the Company's common stock were initially reserved for issuance under the 1993 Employers Mutual Casualty Company Incentive Stock Option Plan (1993
Plan). Effective January 30, 1998, an additional 500,000 shares were registered under the 1993 Plan.

     There is a ten year time limit for granting options under the plans. Options can no longer be granted under the 1982 Plan and the time period for granting options under the 1993 Plan expires on December 31, 2002. Options granted under the plans have a vesting period of two, three, four or five years with options becoming exercisable in equal annual cumulative increments. Options have been granted to 57 individuals under the 1982 Plan and 97 individuals under the 1993 Plan. As of February 27, 2001, 20 eligible participants remained in the 1982 Plan and 73 eligible participants remained in the 1993 Plan.

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors (the "Board") is the administrator of the plans. Option prices are determined by the Committee but can not be less than the fair value of the stock on the date of grant.

     During 2000, 265,775 options were granted under the 1993 Plan to eligible participants at a price of $9.25 and 47,748 options were exercised under the plans at prices ranging from $7.94 to $11.75. A summary of Employers Mutual's incentive stock option plans is as follows:

                                                 Year ended December 31,
                                               ----------------------------
                                                 2000      1999      1998
                                               --------  --------  --------
     Options outstanding, beginning of year ..  595,255   574,391   550,444
     Granted .................................  265,775    71,700    87,700
     Exercised ...............................  (47,748)  (43,336)  (63,753)
     Expired .................................   (3,400)   (7,500)        -
                                               --------  --------  --------
     Options outstanding, end of year ........  809,882   595,255   574,391
                                               ========  ========  ========
     Options exercisable, end of year ........  390,447   361,055   331,771
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

     During 2000, 140 employees participated in the plan and exercised a total of 24,865 options at prices of $12.65 and $9.46. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  2000      1999      1998
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  352,354   380,009   402,982
     Shares purchased under plan ..............  (24,865)  (27,655)  (22,973)
                                                --------  --------  --------
     Shares available for purchase, end of year  327,489   352,354   380,009
                                                ========  ========  ========

(c) NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

     A total of 200,000 shares of the Company's common stock have been reserved for issuance under the Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan. All non-employee directors of Employers Mutual and its subsidiaries who are not serving on the "Disinterested Director Committee" of the Board as of the beginning of the option period are eligible for participation in the plan. Each eligible director can purchase shares of common stock at 75 percent of the fair value of the stock in an amount equal to a minimum of 25 percent to a maximum of 100 percent of their annual cash retainer. The plan will continue through the option period for options granted at the 2002 annual meetings. The plan is administered by the Disinterested Director Committee of the Board. The Board may amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. During 2000, four directors participated in the plan and exercised a total of 9,032 options at prices ranging from $7.78 to $9.31. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  2000      1999      1998
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  152,190   162,928   170,368
     Shares purchased under plan ..............   (9,032)  (10,738)   (7,440)
                                                --------  --------  --------
     Shares available for purchase, end of year  143,158   152,190   162,928
                                                ========  ========  ========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

DIVIDEND REINVESTMENT PLAN

     The Company maintains a dividend reinvestment and common stock purchase plan which provides stockholders with the option of reinvesting cash dividends in additional shares of the Company's common stock. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. Since the third quarter of 1998, all shares of common stock issued under the plan have been purchased in the open market through the Company's transfer agent. On September 15, 2000, an additional 1,000,000 shares of stock were registered for issuance under the dividend reinvestment plan. During the second quarter of 1999, Employers Mutual elected to increase its participation in the Company's dividend reinvestment plan. As a result, Employers Mutual is now reinvesting 100 percent of its dividends in additional shares of the Company's common stock. Prior to the second quarter of 1999, Employers Mutual was reinvesting 50 percent of its dividends in additional shares of the Company's common stock. Activity under the plan was as follows:

                                                  Year ended December 31,
                                            ---------------------------------
                                               2000        1999        1998
                                            ---------   ---------   ---------
     Shares available for purchase,
       beginning of year ..................   399,629     792,325     980,904
     Additional shares registered ......... 1,000,000           -           -
     Shares purchased under plan ..........  (518,950)   (392,696)   (188,579)
                                            ---------   ---------   ---------
     Shares available for purchase,
       end of year ........................   880,679     399,629     792,325
                                            =========   =========   =========
     Range of purchase prices .............   $ 7.50      $ 9.47      $11.25
                                                to          to          to
                                              $12.66      $12.81      $15.13

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

                                                    Carrying     Estimated
December 31, 2000                                    amount      fair value
-----------------                                 ------------  ------------
  Fixed maturity securities:
    Held-to-maturity ............................ $ 70,202,394  $ 70,975,728
    Available-for-sale ..........................  284,400,891   284,400,891
  Equity securities available-for-sale ..........   34,720,458    34,720,458
  Short-term investments ........................   23,388,027    23,388,027
  Fixed maturity securities on loan:
    Held-to-maturity ............................   45,509,199    48,599,702
    Available-for-sale ..........................    9,755,774     9,755,774

December 31, 1999
-----------------
  Fixed maturity securities:
    Held-to-maturity ............................ $ 88,056,277  $ 86,263,445
    Available-for-sale ..........................  252,706,015   252,706,015
  Equity securities available-for-sale ..........   32,408,272    32,408,272
  Short-term investments ........................   20,164,210    20,164,210
  Fixed maturity securities on loan:
    Held-to-maturity ............................   39,147,883    40,415,620
    Available-for-sale ..........................    3,475,414     3,475,414

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

     The members of the pooling agreement have purchased annuities to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company, under the current terms of the pooling agreement, is a 23.5 percent participant in these annuities (note 2). The Company is contingently liable to various claimants in the amount of $769,696 in the event that the issuing company would be unable to fulfill its obligations.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

16. UNAUDITED INTERIM FINANCIAL INFORMATION

                                          Three months ended,
                        -----------------------------------------------------
                          March 31       June 30    September 30  December 31
                        ------------  ------------  ------------ ------------
2000
----
Total revenues ........ $61,144,637   $62,917,075   $66,792,907   $72,641,122
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax expense
  (benefit) ........... $ 2,003,674   $  (293,962)  $ 1,428,928   $(2,074,028)
Income tax expense
  (benefit) ...........     386,504      (489,810)      224,712    (1,385,825)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 1,617,170   $   195,848   $ 1,204,216   $  (688,203)
                        ===========   ===========   ===========   ===========
Net income (loss) per
  share
  - basic and diluted*  $       .14   $       .02   $       .11   $      (.06)
                        ===========   ===========   ===========   ===========

1999
----
Total revenues ........ $56,872,232   $57,711,432   $61,284,746   $63,461,127
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax benefit .. $ 1,572,517   $(3,638,168)  $    85,728   $(4,011,351)
Income tax benefit ....    (209,226)   (1,906,001)     (706,930)   (2,365,132)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 1,781,743   $(1,732,167)  $   792,658   $(1,646,219)
                        ===========   ===========   ===========   ===========

Net income (loss) per
  share
  - basic and diluted*  $       .15   $      (.15)  $       .07   $      (.15)
                        ===========   ===========   ===========   ===========

1998
----
Total revenues ........ $52,301,140   $53,276,556   $62,864,880   $58,262,272
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax expense
  (benefit) ........... $ 6,013,327   $(4,824,800)  $ 3,367,120   $  (881,791)
Income tax expense
  (benefit) ...........   1,534,693    (2,058,639)      578,621    (2,393,684)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 4,478,634   $(2,766,161)  $ 2,788,499   $ 1,511,893
                        ===========   ===========   ===========   ===========

Net income (loss) per
  share
  - basic and diluted*  $       .39   $      (.24)  $       .24   $       .13
                        ===========   ===========   ===========   ===========


* Since the weighted average shares for the quarters are calculated independent of the weighted average shares for the year, quarterly net income (loss) per share may not total to annual net income (loss) per share.