Form 10-K, Exhibit 13
period 2001-12-31
EMC INSURANCE GROUP INC
filed 2002-03-29
CIK 356130

SELECTED FINANCIAL DATA.                                      EXHIBIT 13(a)
------------------------                                      -------------

                                           Year ended December 31,
                                     -----------------------------------
                                       2001     2000     1999     1998
                                     -------- -------- -------- --------
                                 ($ in thousands, except per share amounts)
Income Statement Data
  Insurance premiums earned ........ $265,280 $231,459 $211,098 $194,244
  Investment income, net ...........   30,970   29,006   25,761   24,859
  Realized investment gains ........      800    1,558      277    5,901
  Other income .....................      774    1,473    2,194    1,701
                                     -------- -------- -------- --------
       Total revenues ..............  297,824  263,496  239,330  226,705

  Losses and expenses ..............  303,366  262,431  245,321  223,031
                                     -------- -------- -------- --------
  (Loss) income before income
    tax (benefit) expense ..........   (5,542)   1,065   (5,991)   3,674

  Income tax (benefit) expense .....   (3,436)  (1,264)  (5,187)  (2,339)
                                     -------- -------- -------- --------
  (Loss) income from:
     Continuing operations .........   (2,106)   2,329     (804)   6,013
     Discontinued operations .......        -        -        -        -
     Accounting changes ............        -        -        -        -
                                     -------- -------- -------- --------
        Net (loss) income .......... $ (2,106)$  2,329 $   (804)$  6,013
                                     ======== ======== ======== ========
  Net (loss) income per common
    share - basic and diluted:
       Continuing operations ....... $   (.19)$    .21 $   (.07)$    .53
       Discontinued operations .....        -        -        -        -
       Accounting changes ..........        -        -        -        -
                                     -------- -------- -------- --------
        Total ...................... $   (.19)$    .21 $   (.07)$    .53
                                     ======== ======== ======== ========
  Premiums earned by segment:
    Property and casualty insurance  $203,393 $184,986 $167,265 $155,523
    Reinsurance ....................   61,887   46,473   43,833   38,721
                                     -------- -------- -------- --------
        Total .......................$265,280 $231,459 $211,098 $194,244
                                     ======== ======== ======== ========
Balance Sheet Data
  Total assets ..................... $671,565 $587,676 $542,395 $496,046
                                     ======== ======== ======== ========
  Stockholders' equity ............. $140,458 $148,393 $141,916 $163,938
                                     ======== ======== ======== ========
Other Data
  Average return on equity .........   (1.5)%     1.6%    (.5)%     3.7%
                                     ======== ======== ======== ========

  Book value per share ............. $  12.40 $  13.14 $  12.60 $  14.26
                                     ======== ======== ======== ========

  Dividends paid per share ......... $    .60 $    .60 $    .60 $    .60
                                     ======== ======== ======== ========

  Property and casualty insurance
    subsidiaries aggregate pool
    percentage .....................    23.5%    23.5%    23.5%    23.5%
                                     ======== ======== ======== ========
  Reinsurance subsidiary quota
    share percentage ...............     100%     100%     100%     100%
                                     ======== ======== ======== ========

   Closing stock price ..............$  17.15 $  11.75 $   9.13 $  12.75
                                     ======== ======== ======== ========

  Net investment yield (pre-tax) ....   6.31%    6.47%    5.96%    6.02%
                                     ======== ======== ======== ========

  Cash dividends to
    closing stock price ............     3.5%     5.1%     6.6%     4.7%
                                     ======== ======== ======== ========

  Common shares outstanding ........   11,330   11,294   11,265   11,496
                                     ======== ======== ======== ========

  Statutory trade combined ratio ...   113.9%   113.5%   115.2%   114.8%
                                     ======== ======== ======== ========

                                           Year ended December 31,
                                     -----------------------------------
                                       1997     1996     1995     1994
                                     -------- -------- -------- --------
                                  ($ in thousands, except per share amounts)
Income Statement Data
  Insurance premiums earned ........ $177,218 $165,191 $162,266 $164,829
  Investment income, net ...........   23,780   24,007   23,204   21,042
  Realized investment gains ........    4,100    1,891    1,043      520
  Other income .....................    1,023      904    1,005    1,128
                                     -------- -------- -------- --------
       Total revenues ..............  206,121  191,993  187,518  187,519

  Losses and expenses ..............  189,318  171,324  163,202  168,842
                                     -------- -------- -------- --------
  (Loss) income before income
    tax (benefit) expense ..........   16,803   20,669   24,316   18,677

  Income tax (benefit) expense .....    3,586    5,635    6,967    5,171
                                     -------- -------- -------- --------
  (Loss) income from:
     Continuing operations .........   13,217   15,034   17,349   13,506
     Discontinued operations .......        -        -        -        -
     Accounting changes ............        -        -        -        -
                                     -------- -------- -------- --------
        Net (loss) income .......... $ 13,217 $ 15,034 $ 17,349 $ 13,506
                                     ======== ======== ======== ========
  Net (loss) income per common
    share - basic and diluted:
       Continuing operations ....... $   1.18 $   1.37 $   1.62 $   1.29
       Discontinued operations .....        -        -        -        -
       Accounting changes ..........        -        -        -        -
                                     -------- -------- -------- --------
        Total ...................... $   1.18 $   1.37 $   1.62 $   1.29
                                     ======== ======== ======== ========
  Premiums earned by segment:
    Property and casualty insurance  $143,113 $128,516 $126,440 $127,573
    Reinsurance ....................   34,105   36,675   35,826   37,256
                                     -------- -------- -------- --------
        Total ...................... $177,218 $165,191 $162,266 $164,829
                                     ======== ======== ======== ========
Balance Sheet Data
  Total assets ..................... $459,110 $430,328 $412,881 $387,370
                                     ======== ======== ======== ========
  Stockholders' equity ............. $162,346 $148,729 $136,889 $116,727
                                     ======== ======== ======== ========
Other Data
  Average return on equity .........     8.5%    10.5%    13.7%    11.9%
                                     ======== ======== ======== ========

  Book value per share ............. $  14.30 $  13.42 $  12.66 $  11.03
                                     ======== ======== ======== ========

  Dividends paid per share ......... $    .60 $    .57 $    .53 $    .52
                                     ======== ======== ======== ========

  Property and casualty insurance
    subsidiaries aggregate pool
    percentage .....................      22%      22%      22%      22%
                                     ======== ======== ======== ========
  Reinsurance subsidiary quota
    share percentage ...............     100%      95%      95%      95%
                                     ======== ======== ======== ========

   Closing stock price ............. $  13.25 $  12.00 $  13.75 $   9.50
                                     ======== ======== ======== ========

  Net investment yield (pre-tax) ....   6.15%    6.54%    6.65%    6.59%
                                     ======== ======== ======== ========

  Cash dividends to
    closing stock price ............     4.5%     4.8%     3.9%     5.5%
                                     ======== ======== ======== ========

  Common shares outstanding ........   11,351   11,084   10,814   10,577
                                     ======== ======== ======== ========

  Statutory trade combined ratio ...   106.2%   103.6%    99.6%   101.3%
                                     ======== ======== ======== ========

                                       Year ended December 31,
                                     --------------------------
                                       1993     1992     1991
                                     -------- -------- --------
                             ($ in thousands, except per share amounts)
Income Statement Data
  Insurance premiums earned ........ $156,438 $147,410 $113,419
  Investment income, net ...........   20,936   21,586   20,223
  Realized investment gains ........      684      384       65
  Other income .....................      668      701      860
                                     -------- -------- --------

       Total revenues ..............  178,726  170,081  134,567

  Losses and expenses ..............  169,707  169,106  124,135
                                     -------- -------- --------
  (Loss) income before income
    tax (benefit) expense ..........    9,019      975   10,432

  Income tax (benefit) expense .....    1,885      759    3,124
                                     -------- -------- --------
  (Loss) income from:
     Continuing operations .........    7,134      216    7,308
     Discontinued operations .......        -        -    1,853
     Accounting changes ............    2,621        -        -
                                     -------- -------- --------
        Net (loss) income .......... $  9,755 $    216 $  9,161
                                     ======== ======== ========
  Net (loss) income per common
    share - basic and diluted:
       Continuing operations ....... $    .70 $    .02 $    .73
       Discontinued operations .....        -        -      .18
       Accounting changes ..........      .26        -        -
                                     -------- -------- --------
        Total ...................... $    .96 $    .02 $    .91
                                     ======== ======== ========
  Premiums earned by segment:
    Property and casualty insurance  $123,114 $120,795 $ 88,410
    Reinsurance ....................   33,324   26,615   25,009
                                     -------- -------- --------
        Total ...................... $156,438 $147,410 $113,419
                                     ======== ======== ========
Balance Sheet Data
  Total assets ..................... $368,936 $372,807 $311,001
                                     ======== ======== ========
  Stockholders' equity ............. $109,634 $100,911 $105,144
                                     ======== ======== ========
Other Data
  Average return on equity .........     9.3%      .2%     8.9%
                                     ======== ======== ========

  Book value per share ............. $  10.63 $   9.98 $  10.47
                                     ======== ======== ========

  Dividends paid per share ......... $    .52 $    .52 $    .52
                                     ======== ======== ========

  Property and casualty insurance
    subsidiaries aggregate pool
    percentage .....................      22%      22%      17%
                                     ======== ======== ========
  Reinsurance subsidiary quota
    share percentage ...............      95%      95%      95%
                                     ======== ======== ========

   Closing stock price ............. $   9.50 $   8.50 $   9.50
                                     ======== ======== ========

  Net investment yield (pre-tax) ...    6.83%    7.50%    8.02%
                                     ======== ======== ========

  Cash dividends to
    closing stock price ............     5.5%     6.1%     5.5%
                                     ======== ======== ========

  Common shares outstanding ........   10,317   10,112   10,046
                                     ======== ======== ========

  Statutory trade combined ratio ...   106.3%   113.9%   109.2%
                                     ======== ======== ========

Amounts previously reported in prior consolidated financial statements have been reclassified to conform to current presentation.