Form 10-K, Exhibit 13
period 2001-12-31
EMC INSURANCE GROUP INC
filed 2002-03-29
CIK 356130

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


OVERVIEW

     EMC Insurance Group Inc., a 79.5 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Property and casualty insurance is the most significant segment, representing 76.7 percent of consolidated premiums earned. For purposes of this discussion, the term "Company" is used interchangeably to describe EMC Insurance Group Inc. (Parent Company only) and EMC Insurance Group Inc. and its subsidiaries. Employers Mutual and all of its subsidiaries (including the Company) and an affiliate, are referred to as the "EMC Insurance Companies."

     The Company's four property and casualty insurance subsidiaries and two subsidiaries and an affiliate of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively the "pooling agreement"). Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business, with the exception of any voluntary reinsurance business assumed from nonaffiliated insurance companies, and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from nonaffiliated insurance companies, are prorated among the parties on the basis of participation in the pool. The aggregate participation of the Company's property and casualty insurance subsidiaries is
23.5 percent. Operations of the pool give rise to inter-company balances with Employers Mutual, which are settled on a quarterly basis. The investment and income tax activities of the pool participants are not subject to the pooling agreement.

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

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 cap on losses assumed per event. Effective January 1, 2000, the override commission rate was reduced to
4.50 percent of written premiums from 5.25 percent of written premiums because of good loss experience. The reinsurance subsidiary also pays for 100 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business, excluding reinstatement premiums. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary.


CRITICAL ACCOUNTING POLICIES

     The following accounting policies are considered by management to be critically important in the preparation and understanding of the Company's financial statements and related disclosures. The assumptions utilized in the application of these accounting policies are complex and require a significant amount of subjective judgment.

Loss and settlement expense reserves

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

     The amount of loss and settlement expense reserves reflected in the Company's financial statements is determined based on an estimation process that is very complex and uses information obtained from both Company specific and industry data, as well as general economic information. The most significant assumptions used in the estimation process, which vary by line of business, include determining the trend in loss costs, the expected consistency in the frequency and severity of claims, changes in the timing of the reporting of losses from the loss date to the notification date and expected costs to settle unpaid claims. Established reserves are closely monitored and are frequently recomputed using a variety of formulas and statistical techniques. The Company develops a range of expected reserves based on the results of this analysis to determine the reasonableness of the carried reserves. Should currently unknown or unidentified trends emerge that would indicate that a change has occurred in the data supporting the assumptions utilized in the estimation process, the Company would react accordingly, which could result in upward adjustments to the Company's reserves.

Deferred Policy Acquisition Costs and Related Amortization

     Deferred policy acquisition costs are used to match the expenses incurred in the production of insurance business to the income earned on this business. This adjustment is necessary because statutory accounting principals require that expenses incurred in the production of insurance business be expensed immediately, while premium income is recognized ratably over the terms of the underlying insurance policies.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and settlement expenses and certain other costs expected to be incurred as the premium is earned. Amortization of deferred policy acquisition costs is calculated as the difference between the beginning and ending amounts of deferred policy acquisition costs plus the amount of costs deferred during the current year. Deferred policy acquisition costs and related amortization are calculated separately for the property and casualty insurance segment and the reinsurance segment. Deferred policy acquisition costs were not subject to limitation at December 31, 2001; however, the reinsurance segment could be subject to such a limitation in the next two years if underwriting results do not improve. Management does not consider this limitation to be likely due to the improving rate environment for both the reinsurance segment and the reinsurance industry.

Deferred Income Taxes

     The realization of the deferred income tax asset is based upon projections that indicate that a sufficient amount of future taxable income will be earned to utilize the tax deductions that will reverse in the future. These projections are based on the Company's history of producing significant amounts of taxable income, the improving premium rate environment for both the property and casualty insurance segment and the reinsurance segment and loss and expense control initiatives that have been implemented during the last two years. In addition, management has formulated tax-planning strategies that could be implemented to generate taxable income if needed. Should the projected taxable income and tax planning strategies not provide sufficient taxable income to recover the deferred tax asset, a valuation allowance would be required.


CONSOLIDATED RESULTS OF OPERATIONS

Operating results for the three years ended December 31, 2001 are as follows:

($ in thousands)                             2001        2000        1999
                                           --------    --------    --------
Premiums earned .......................... $265,280    $231,459    $211,098
Losses and settlement expenses ...........  221,919     189,522     176,876
Acquisition and other expenses ...........   80,251      71,401      66,760
                                           --------    --------    --------
Underwriting loss ........................  (36,890)    (29,464)    (32,538)
Net investment income ....................   30,970      29,006      25,760
Other (loss) income ......................     (422)        (35)        510
                                           --------    --------    --------
Operating loss before income tax benefit     (6,342)       (493)     (6,268)
Realized investment gains ................      800       1,558         277
                                           --------    --------    --------
(Loss) income before income tax benefit ..   (5,542)      1,065      (5,991)
Income tax benefit .......................   (3,436)     (1,264)     (5,187)
                                           --------    --------    --------
Net (loss) income ........................ $ (2,106)   $  2,329    $   (804)
                                           ========    ========    ========
Incurred losses and settlement expenses:
  Insured events of current year ......... $216,752    $191,425    $182,609
  Increase (decrease) in provision for
    insured events of prior years ........    5,167      (1,903)     (5,733)
                                           --------    --------    --------
      Total losses and settlement expenses $221,919    $189,522    $176,876
                                           ========    ========    ========
Catastrophe and storm losses ............. $ 22,947    $  8,604    $ 11,162
                                           ========    ========    ========

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Operating results before income taxes declined significantly in 2001 despite continued improvement in overall premium rate adequacy. This decline is primarily attributed to a record amount of catastrophe and storm losses and an unusually large amount of adverse development on prior years' reserves which was evident in both the property and casualty insurance segment and the reinsurance segment. In addition, the results for 2001 were negatively impacted by $1,328,000 of surety bond losses in the reinsurance segment stemming from the Enron collapse. The improvement in the operating results for 2000 was attributed to the property and casualty insurance segment, which experienced a decline in loss frequency and a moderate increase in overall premium rate adequacy.

     Inadequate premium rates, which resulted from several years of intense rate competition within the insurance industry, continued to hamper the Company's performance during 2001. After bottoming out in 1998, premium rate levels have shown moderate, but steady, improvement over the last three years. During 2000 and 2001, implemented rate increases have grown progressively larger as a result of industry-wide movement toward adequate premium rate levels and this trend of progressively larger rate increases is expected to intensify through 2002. Based on these trends and current projections, management believes that premium rates could approach adequate levels for the first time in nearly a decade in 2003. The improvement that has been achieved in premium rate adequacy over the last three years will have a positive impact on future operating results, but the unpredictable nature of catastrophe and storm losses will remain. In the meantime, management continues to work toward improving profitability through focused underwriting programs for the existing book of business, reviews of the agency force and controlled usage of discretionary rate credits.

     Effective January 1, 2001, the Company began recording the full-term written premium and related commission expense at the inception of insurance policies that are billed on an installment basis. Previously, such amounts were recorded as each installment became due. As a result, written premiums and unearned premiums increased $13,884,000, invested assets increased $11,881,000 and the Company incurred $1,706,000 of commission expense and $297,000 of premium tax expense. These expenses were offset by a $3,054,000 increase in deferred policy acquisition costs, resulting in $1,051,000 of non-recurring income that was amortized into operations on a quarterly basis.

     Operating results for 2001 were not materially impacted by the terrorist attack on the World Trade Center. The property and casualty insurance segment incurred losses of $56,000 from this event while the reinsurance segment's losses were capped at $1,500,000 under the quota share agreement with Employers Mutual. The reinsurance segment recorded $2,001,000 of reinstatement premium income and $190,000 of commission expense on its assumed book of business but was not required to pay the reinstatement premiums on Employers Mutual's outside reinsurance protection, which totaled $2,450,000, under the terms of the quota share agreement. Reinstatement premiums are a common provision in catastrophe reinsurance contracts that allow reinsurance coverage that has been depleted to be "reinstated" for the remainder of the contract term through the payment of additional premium. In addition, the World Trade Center loss resulted in the elimination of a $310,000 contingent commission income accrual that had been established in the second quarter of 2001 by the reinsurance segment due to good loss experience on the outside reinsurance program. The net impact reflected in the Company's financial statements for the World Trade Center catastrophe was a loss of $55,000.

     The operating results reported for 2000 include earnings of $1,517,000 associated with a change in the property and casualty insurance segment's estimate of additional premium income expected on policies, primarily workers' compensation, subject to audit. This change in estimate was prompted by additional research that was conducted in connection with a required change in the tax accounting method used for recognizing audit-based premiums.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Premiums earned increased 14.6 percent in 2001, 9.6 percent in 2000 and
8.7 percent in 1999. Both the property and casualty insurance segment and the reinsurance segment achieved significant growth in 2001 through a combination of implemented rate increases and increased exposures. Applications for insurance coverage continued at high levels during 2001 despite rising premium rates due to the fact that some of the Company's competitors have withdrawn from certain markets or implemented larger rate increases. The Company continues to be selective in the insurance risks that it accepts and has been able to price both new and renewal business at more adequate levels. Policy counts remained relatively steady in the commercial lines of business during 2001 and decreased slightly in the personal lines of business.

     Losses and settlement expenses increased 17.1 percent in 2001, 7.1 percent in 2000 and 12.0 percent in 1999. Active storm patterns during 2001 produced a record amount of catastrophe and storm losses for the Company and kept catastrophe and storm losses at an elevated level for the third time in the last four years, compounding the impact of the inadequate premium rate levels that have existed during this time period. In addition, the Company experienced a significant amount of adverse development on prior years' reserves in 2001, which contributed to the large increase in losses and settlement expenses. The Company has historically experienced favorable development in its reserves and its reserving practices have not changed; however, the amount of development experienced will fluctuate from year to year as individual claims are settled and new information becomes available on open claims. The results for 2000 reflect a decline in overall loss frequency in the property and casualty insurance segment, but this improvement was partially offset by increased loss experience in the reinsurance segment. Results for 1999 reflect an unusually large increase in both the frequency and severity of losses unrelated to catastrophe and storm activity.

     The catastrophe and storm loss amounts reported for 1999 reflect ceded reinsurance recoveries of $3,825,000 related to an aggregate excess of loss catastrophe reinsurance agreement that was in effect that year for the property and casualty insurance segment. Due to substantial changes in both the terms and the cost of the coverage, this reinsurance protection was not renewed for 2000 and subsequent years.

     Acquisition and other expenses increased 12.4 percent in 2001, 7.0 percent in 2000 and 5.0 percent in 1999. These increases are primarily attributed to the higher premium levels reported for these years. The increase for 2001 was limited by the increase in deferred policy acquisition costs that resulted from the change in the recording of installment based premiums. The increase in 2000 was limited by a $824,000 decline in contingent commission expense in the reinsurance subsidiary.

     Net investment income increased 6.8 percent in 2001, 12.6 percent in 2000 and 3.6 percent in 1999. The increase for 2001 is primarily attributed to a higher average invested balance in fixed maturity securities. During 2001 the Company experienced a significant amount of call activity on its fixed maturity securities due to the large decline in interest rates. Proceeds from this call activity were reinvested at lower current interest rates, which will have a negative impact on future investment income. The large increase in 2000 reflects both a higher average invested balance in fixed maturity securities and an increase in the average rate of return earned on the fixed maturity portfolio. During 2000 and 1999, the Company sold approximately $69,000,000 of tax-exempt securities and reinvested the proceeds into taxable securities in order to achieve a better rate of return after taxes. The increase in 1999 is attributed to an increase in the average invested asset balance.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Realized investment gains have fluctuated considerably over the last three years due to changes in the Company's investment strategies and the bond and equity markets. Realized investment gains for 2001 include $563,000 from the Company's equity portfolio, net of $310,000 of realized losses associated with the sale of Enron stock, with the remainder coming primarily from calls on taxable fixed maturity securities. The realized investment gains of 2000 include $531,000 from the disposal of tax-exempt fixed maturity securities, $531,000 from the disposal of other fixed maturity securities and $496,000 from the Company's equity portfolio. The realized investment gains for 1999 reflected $1,590,000 of gains from the disposal of tax-exempt fixed maturity securities, but these gains were mostly offset by realized losses of $1,321,000 that were recognized on the Company's equity portfolio.

     Income tax benefits have fluctuated during the last three years in conjunction with the Company's operating results and a decline in the amount of tax-exempt interest income earned. Due to the change in the allocation of the Company's investment portfolio noted above, tax-exempt interest decreased from $6,784,000 in 1999 to $4,922,000 in 2000 and $4,314,000 in 2001. The
income tax benefit for 2000 reflects $470,000 of benefit from the elimination of an accrual that had been carried for potential tax examination adjustments and $775,000 of expense associated with required changes in the tax accounting methods used to recognize audit-based premiums and installment premiums. The income tax benefit for 1999 includes $800,000 related to a reduction in a deferred tax valuation allowance associated with future postretirement benefit deductions. The valuation allowance was eliminated in 1999 due to the establishment by Employers Mutual of Voluntary Employee Beneficiary Association (VEBA) trusts that will fund the liability for postretirement benefits.

     In December of 2001, three of the Company's property and casualty insurance subsidiaries issued an aggregate of $25,000,000 of surplus notes with an interest rate of 5.38 percent to Employers Mutual. These surplus notes were issued in response to leverage concerns raised by certain regulatory authorities. The amount of insurance that a property and casualty insurance company writes under industry standards is commonly expressed as a multiple of its surplus calculated in accordance with statutory accounting practices. Generally, a ratio of 3 to 1 is considered satisfactory by regulatory authorities. The surplus position of these three companies had declined over the last three years due to substandard operating results and the payment of dividends to the parent company. A preliminary analysis of the 2001 operating results indicated that the writings to surplus ratio for these three companies would likely exceed the 3 to 1 level at December 31, 2001 if surplus notes were not issued. It should be noted that surplus notes are considered to be a component of surplus for statutory reporting purposes due to the fact that the notes have no maturity date and all payments of interest and principal must be approved in advance by the insurance commissioner of the state of domicile of the respective insurance company; however, under generally accepted accounting principals, surplus notes are considered to be debt and are reported as a liability in the Company's financial statements.

     A.M. Best Company, an insurance industry rating agency, announced on July 10, 2001 that their rating of the EMC Insurance Companies, which includes the Company's property and casualty insurance subsidiaries, was changed from "A" (Excellent) to "A-" (Excellent). This rating action reflects A.M. Best's opinion of the EMC Insurance Companies' underwriting performance and operating losses during the three years ended December 31, 2000. Despite this rating action, A.M. Best stated that the EMC Insurance Companies' "Excellent" rating reflects its strong capitalization, conservative operating strategies and local-market presence. Management does not believe that the new rating will have a material impact on the Company's operations.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The September 11, 2001 terrorist attack on the World Trade Center had a significant impact on the operating results of the insurance industry in 2001, but the repercussions of this atrocious act will last well beyond 2001. Limitations of coverage, exclusions for terrorist activities and significant increases in pricing were commonplace for reinsurance policies renewing in January 2002. The Company's property and casualty insurance subsidiaries were not immune to these factors and experienced significantly higher costs and increased retentions when their reinsurance program was renewed for 2002. Due to the lack of action by Congress to address the need for a federal government reinsurance program for terrorist acts, most states, with the exception of California and New York, have adopted changes to their laws which allow insurance companies to exclude terrorism coverage on commercial lines of business if reinsurance protection is not available. To date, the Company's property and casualty insurance subsidiaries have not implemented across-the-board terrorism exclusions on their commercial lines of business and has chosen instead to evaluate each commercial risk for terrorism exposures. State insurance laws do not allow terrorism exclusions for workers' compensation or personal lines of business. The property and casualty insurance subsidiaries have purchased separate terrorism coverage for 2002 in order to provide limited protection from future terrorist exposures, as all standard reinsurance policies now exclude coverage for terrorist activities.,


SEGMENT RESULTS

Property and Casualty Insurance

Operating results for the three years ended December 31, 2001 are as follows:

($ in thousands)                             2001        2000        1999
                                           --------    --------    --------
Premiums earned .......................... $203,393    $184,986    $167,265
Losses and settlement expenses ...........  168,344     149,519     140,481
Acquisition and other expenses ...........   61,877      57,748      53,310
                                           --------    --------    --------
Underwriting loss ........................  (26,828)    (22,281)    (26,526)
Net investment income ....................   22,458      20,788      18,283
Other (loss) income ......................      (62)        286         781
                                           --------    --------    --------
Operating loss before income taxes ....... $ (4,432)   $ (1,207)   $ (7,462)
                                           ========    ========    ========
Incurred losses and settlement expenses:
  Insured events of current year ......... $167,152    $152,360    $145,806
  Increase (decrease) in provision for
    insured events of prior years ........    1,192      (2,841)     (5,325)
                                           --------    --------    --------
      Total losses and settlement expenses $168,344    $149,519    $140,481
                                           ========    ========    ========
Catastrophe and storm losses ............. $ 15,813    $  7,945    $  7,389
                                           ========    ========    ========

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Premiums earned increased 10.0 percent in 2001, 10.6 percent in 2000 and
7.6 percent in 1999. The majority of the growth for 2001 is attributed to rate increases that were implemented during the last two years and an increase in the exposure base of the commercial lines of business. Premium rate levels for property and casualty insurance continued to improve during 2001 as average rate level increases ranging from six to eighteen percent were implemented in virtually all lines of business, with larger increases for individual accounts. Premium rate increases have grown progressively larger during the last two years and this trend is expected to intensify through 2002. Based on current trends and projections, management anticipates that premium rates could approach adequate levels by early 2003. It should be noted, however, that it takes a considerable amount of time for implemented rate increases to have a noticeable impact on underwriting results due to the timing of policy renewals and the fact that premiums are earned ratably over the life of the policy. The growth in premium income during 2000 and 1999 was driven primarily by an increase in policy count, which resulted from an improved retention rate on renewal business and a steady amount of new business. Results for 2000 also benefited from an increase in the exposure base on commercial lines of business as well as rate increases in most lines of business. The premium income amount for 2000 includes $1,727,000 of income associated with a change in the estimate of additional premium income expected on policies, primarily workers' compensation, subject to audit as of December 31, 2000. This change in estimate was prompted by additional research that was conducted in connection with a required change in the tax accounting method used for recognizing audit-based premiums.

     Losses and settlement expenses increased 12.6 percent in 2001, 6.4 percent in 2000 and 9.2 percent in 1999. The increase for 2001 reflects a record amount of catastrophe and storm losses, an unusually large amount of adverse development on prior years' reserves and an increase in both large losses and loss severity. Catastrophe and storm losses have had an unusually large impact on operating results in three of the last four years due to the persistence of active storm patterns that began in 1998. During 2001, these active storm patterns produced large areas of wind and hail damage in the Midwest where the Company has a concentration of property exposures. During the fourth quarter of 2001, the property and casualty insurance segment experienced an unusually large amount of adverse development on prior years' reserves, which resulted in adverse development being reported for the year. This adverse development is attributed to the revaluation of individual claim liabilities in select lines of business, a revaluation of formula based settlement expense reserves and an increase in paid settlement expenses.
The property and casualty insurance subsidiaries have historically experienced favorable development in their reserves and reserving practices have not been changed; however, the amount of development experienced will fluctuate from year to year as individual claims are settled and additional information becomes available on open claims. The improvement in 2000 results was primarily attributed to a substantial decline in loss frequency from the elevated levels experienced in 1999.

     Acquisition and other expenses increased 7.2 percent in 2001, 8.3 percent in 2000 and 3.6 percent in 1999. These increases are primarily related to the growth in premium income reported for these years. The increase for 2001 was limited by the increase in deferred policy acquisition costs associated with the change in the recording of installment based policies. in addition, acquisition and other expenses for 2001 include $688,000 of estimated guaranty fund assessments stemming from the Reliance Insurance Company insolvency, which is the largest insolvency in the history of the property and casualty insurance industry. When an insurance company is declared insolvent, claims that can not be satisfied through the defunct insurance company's assets are turned over to state guaranty funds for payment through assessments against the solvent companies writing business in their state. These assessments are payable over a number of years and most states permit a portion of these assessments to be used as an offset in the calculation of premium taxes.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The property and casualty insurance segment has reported a substantial amount of underwriting losses during the last three years due to a combination of inadequate premium rates, increasing levels of catastrophe and storm losses, less favorable development of prior years' reserves and increased loss severity and frequency. Underwriting results for 2001 did benefit from an improvement in premium rate adequacy; however, this improvement was overshadowed by a record amount of catastrophe and storm losses and an unusually large amount of adverse development on prior years' reserves. Premium rates are expected to continue to improve during 2002 and approach adequate levels in 2003. The improvement that has been, and is expected to be, achieved in premium rate adequacy will have a positive impact on future operating results, but the unpredictable nature of catastrophe and storm losses will remain. Management continues to work toward improving profitability through focused underwriting programs for the existing book of business, reviews of the agency force and controlled usage of discretionary rate credits.

Reinsurance

Operating results for the three years ended December 31, 2001 are as follows:

($ in thousands)                               2001       2000       1999

Premiums earned ............................ $ 61,887   $ 46,473   $ 43,833
Losses and settlement expenses .............   53,575     40,003     36,395
Acquisition and other expenses .............   18,374     13,653     13,450
                                             --------   --------   --------
Underwriting loss ..........................  (10,062)    (7,183)    (6,012)
Net investment income ......................    8,318      7,873      7,114
Other income ...............................       78         80        119
                                             --------   --------   --------
Operating (loss) income before income taxes  $ (1,666)  $    770   $  1,221
                                             ========   ========   ========
Incurred losses and settlement expenses:
  Insured events of current year ........... $ 49,600   $ 39,065   $ 36,803
  Increase (decrease) in provision for
    insured events of prior years ..........    3,975        938       (408)
                                             --------   --------   --------
      Total losses and settlement expenses   $ 53,575   $ 40,003   $ 36,395
                                             ========   ========   ========
Catastrophe and storm losses ............... $  7,134   $    659   $  3,773
                                             ========   ========   ========

     Premium income increased 33.2 percent in 2001, 6.0 percent in 2000 and
13.2 percent in 1999. The large increase for 2001 reflects the addition of a new marine syndicate account and several new contracts, growth in the exposure base of existing contracts, modest rate increases and approximately $2,001,000 of reinstatement premiums associated with the World Trade Center catastrophe. Industry premium rates, which started to rebound in 2000, continued to show accelerating growth during 2001. Aggressive rate increases were placed on all classes of assumed reinsurance business during the January 2002 renewal season, which is when the majority of the reinsurance subsidiary's contracts renew. These rate increases are in line with the movement of the reinsurance industry as a whole towards more adequate rate levels, particularly in light of the World Trade Center terrorist attack. The increase for 2000 was produced by growth in the exposure base on existing contracts and the addition of several new contracts. Premium rate increases had a very minor impact on premium growth in 2000, as renewal rates were flat during the January 2000 renewal season. It should be noted that the production increases reported for 2000 and 1999 were distorted by the delayed reporting of several foreign reinsurance contracts that were written in 1998 but were included in 1999 results.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Losses and settlement expenses increased 33.9 percent in 2001, 9.9 percent in 2000 and 24.6 percent in 1999. The increase in 2001 is primarily attributed to a substantial increase in catastrophe and storm losses and an unusually large amount of adverse development on prior years' reserves. Catastrophe and storm losses for 2001 included two large Midwest wind and hail storms, flood losses from tropical storm Allison and losses from the terrorist attack on the World Trade Center. The losses associated with these four events were capped at $1,500,000 each under the terms of the quota share agreement with Employers Mutual. The adverse development reported for 2001 is primarily associated with construction defect claims arising from a reinsurance pool that the reinsurance subsidiary participates in. The results for 2001 also include $1,328,000 of surety bond losses stemming from the Enron collapse. Results for 2000 benefited from a significant decline in catastrophe and storm losses; however, this benefit was partially offset by adverse development on prior years' reserves, including those established for 1999 European storms, increased loss severity on several aggregate treaties and property contracts, and increased loss frequency in the workers' compensation line of business. Results for 1999 reflect a large decline in the amount of favorable development experienced on prior years' reserves, heavy storm losses in Europe and large losses on several property per-risk, property pro-rata and aggregate excess of loss contracts.

     Acquisition and other expenses increased 34.6 percent in 2001, 1.5 percent in 2000 and 11.2 percent in 1999. These increases are primarily related to the production increases noted above. The reinstatement premiums recognized during 2001 resulted in the recognition of approximately $100,000 of commission expense and $90,000 of override commission expense. Commission rates on reinstatement premiums are much lower than the rates imposed on the base premium. The relatively small increase for 2000 is attributed to two transactions that produced a $824,000 decline in contingent commission expense. The first transaction was the receipt of $420,000 of profit share commission income associated with the outside reinsurance protection that the reinsurance subsidiary pays for to protect Employers Mutual from catastrophic losses on its assumed book of business. The second transaction was a $404,000 decline in contingent commission expense that was recognized by a reinsurance pool that the reinsurance subsidiary participates in.

     Underwriting results have declined steadily over the last three years due to inadequate premium rates, higher levels of catastrophe and storm losses, adverse development on prior years' reserves and increased loss severity. Industry premium rate levels bottomed out in 1999 and have slowly improved over the last two years. The September 11 terrorist attack on the World Trade Center has accelerated the pace of premium rate increases across the industry and the reinsurance subsidiary was able to implement aggressive rate increases on all classes of assumed reinsurance business during the January 2002 renewal season. These rate increases, coupled with increased retentions and coverage exclusions (primarily exclusions for terrorism losses), are expected to push reinsurance rates to an adequate level by the end of 2002. Underwriting results should benefit from this improved rate adequacy, but it is unknown whether the trend of increased loss frequency and severity will continue.

Parent Company

     The parent company reported operating losses before income taxes of $244,000, $56,000, and $27,000 in 2001, 2000 and 1999, respectively. These declining operating results are primarily attributed to a reduction in investment income associated with a decline in the average invested asset balance.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

     The Company's financial results have not been materially affected by losses associated with asbestos and environmental exposures. Total reserves for asbestos and environmental related claims amounted to $2,566,000 at December 31, 2001. Approximately $1,392,000 of these reserves are attributed to the reinsurance business assumed by the Company's reinsurance subsidiary with the remaining $1,174,000 attributed to the direct insurance business written by the parties to the pooling agreement.


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

     The Company considers itself to be a long-term investor and generally purchases fixed maturity investments with the intent to hold them to maturity. Despite this intent, the Company has historically classified a portion of its fixed maturity investments as available-for-sale securities to provide flexibility in the management of the portfolio. Since the third quarter of 1999, all newly acquired fixed maturity investments have been classified as available-for-sale securities to provide increased management flexibility.
The Company had an unrealized holding gain on fixed maturity securities available-for-sale of $4,494,000 at December 31, 2001 compared to an unrealized holding gain of $3,107,000 at December 31, 2000 and an unrealized holding loss of $7,539,000 at December 31, 1999. The fluctuation in the market value of these investments is primarily due to changes in the interest rate environment during this time period. Since the Company does not actively trade in the bond market, such fluctuations in the fair value of these investments are not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated. The Company closely monitors the bond market and makes appropriate adjustments in investment policy as changing conditions warrant. At December 31, 1999 the Company established a valuation allowance of $1,233,000 for the deferred tax asset associated with the unrealized holding losses on the Company's available-for-sale securities. This valuation allowance was established due to uncertainties concerning the future realization of the tax benefit. During 2000, the valuation allowance was eliminated as the Company had a net unrealized holding gain on its available-for-sale securities.

     The majority of the Company's assets are invested in fixed maturity securities. These investments provide a substantial amount of investment income that supplements underwriting results and contributes to net earnings. As these investments mature, or are called, the proceeds will be reinvested at current rates, which may be higher or lower than those now being earned; therefore, more or less investment income may be available to contribute to net earnings depending on the interest rate level.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company participates in a securities lending program whereby certain fixed maturity securities from the investment portfolio are loaned to other institutions for short periods of time. The Company receives a fee for each security loaned out under this program and requires initial collateral, primarily cash, equal to 102 percent of the market value of the loaned securities.

     During 1999 and 2000 the Company sold approximately $55,000,000 and $14,000,000, respectively, of investments in tax-exempt fixed maturity securities and reinvested the proceeds in taxable fixed maturity securities. This change in asset allocation is not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated.

     The major ongoing sources of the Company's liquidity are insurance premium income, investment income and cash provided from maturing or liquidated investments. The principal outflows of cash are payments of claims, commissions, premium taxes, operating expenses, income taxes, dividends, interest and principal payments on debt and investment purchases.

     The Company generated positive cash flows from operations of $47,087,000 in 2001, $21,519,000 in 2000 and $22,457,000 in 1999. The amount for 2001 includes $11,880,803 received from Employers Mutual in connection with a change in the recording of written premiums and commissions on policies billed on an installment basis.

     During the second quarter of 1999 the Company completed a $3,000,000 stock repurchase plan that was approved by its Board of Directors on November 20, 1998. A total of 254,950 shares of common stock were repurchased under this plan at an average cost of $11.76 per share.

     Employers Mutual continued to reinvest 100 percent of its dividends in additional shares of the Company's common stock during 2001. Prior to the second quarter of 1999, Employers Mutual was reinvesting 50 percent of its dividends in additional shares of the Company's common stock. Employers Mutual has advised the Company that it intends to reinvest 25 percent of its dividends in additional shares of the Company's common stock during 2002.
As a result of this dividend reinvestment activity, the Company expects to become an 80 percent owned subsidiary of Employers Mutual during 2002.
At that time the Company will begin filing a consolidated tax return with Employers Mutual and its subsidiaries.


MARKET RISK

     The main objectives in managing the investment portfolios of the Company are to maximize after-tax investment income and total investment return while minimizing credit risks, in order to provide maximum support for the underwriting operations. Investment strategies are developed based upon many factors including underwriting results and the Company's resulting tax position, regulatory requirements, fluctuations in interest rates and consideration of other market risks. Investment decisions are centrally managed by investment professionals and are supervised by investment committees of the respective boards of directors for each of the Company's subsidiaries.

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

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Interest rate risk includes the price sensitivity of a fixed maturity security to changes in interest rates and the affect on future earnings from short-term investments and maturing long-term investments, given a change in interest rates. The following analysis illustrates the sensitivity of the Company's financial instruments to selected changes in market rates and prices. A hypothetical one percent increase in interest rates as of December 31, 2001 would result in a corresponding pre-tax decrease in the fair value of the fixed maturity portfolios of approximately $27,960,000 or 5.4 percent. In addition, a hypothetical one percent decrease in interest rates at December 31, 2001 would result in a corresponding decrease in pre-tax income over the next twelve months of approximately $1,098,000, based on current maturity and prepayment patterns and assuming that all securities with applicable call provisions would be redeemed and that the proceeds would be reinvested at the lower rate. The Company monitors interest rate risk through the analysis of interest rate simulations, and adjusts the average duration of its fixed maturity portfolio by investing in either longer or shorter term instruments given the results of interest rate simulations and judgments of cash flow needs. The effective duration of the fixed maturity portfolio at December 31, 2001 was 5.15 years.

     The valuation of the Company's marketable equity portfolios is subject to equity price risk. In general, equities have more year-to-year price variability than bonds. However, returns from equity securities over longer time frames have been consistently higher. The Company invests in a diversified portfolio of readily marketable equity securities. A hypothetical 10 percent decrease in the S&P 500 index as of December 31, 2001 would result in a corresponding pre-tax decrease in the fair value of the Company's equity portfolio of approximately $2,805,000.

     The Company invests in high quality fixed maturity securities, thus minimizing credit quality risk. At December 31, 2001, the portfolio of long-term fixed maturity securities consists of 8.3 percent U.S. Treasury, 7.3 percent government agency, 6.8 percent mortgage-backed, 15.7 percent municipal, and 61.9 percent corporate securities. At December 31, 2000, the portfolio of long-term fixed maturity securities consisted of 12.5 percent U.S. Treasury, 12.2 percent government agency, 12.3 percent mortgage-backed,
19.1 percent municipal, and 43.9 percent corporate securities. The Company has one bond series (Southern California Edison) that has gone into default. The bond's market value has since recovered, and it is currently being carried at its book and market value of $1,400,000.

    Prepayment risk refers to the changes in prepayment patterns that can either shorten or lengthen the expected timing of the principal repayments and thus the average life and the effective yield of a security. Such risk exists primarily within the portfolio of mortgage-backed securities. The prepayment risk analysis is monitored regularly through the analysis of interest rate simulations. At December 31, 2001, the effective duration of the mortgage-backed securities is 2.62 years with an average life and current yield of 4.6 years and 7.3 percent, respectively. At December 31, 2000, the effective duration of the mortgage-backed securities was 3.9 years with an average life and current yield of 5.4 years and 7.4 percent, respectively.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CAPITAL RESOURCES

     Insurance company operations require capital to support premium writings. The Company believes that its insurance company subsidiaries have sufficient capital to support their expected premium writings in 2002 after the issuance of the $25,000,000 of surplus notes in December 2001.

     As previously noted, all payments of interest and principal on the surplus notes must be approved in advance by the insurance commissioner of the state of domicile of the respective insurance company. Interest payments are due January 1 of each year and, like the principal amount of the notes, can only be paid out of surplus earnings of the respective companies.

     The National Association of Insurance Commissioners (NAIC) maintains certain risk-based capital standards for property and casualty insurance companies. Risk-based capital requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. At December 31, 2001, each of the Company's insurance subsidiaries has a ratio of total adjusted capital to risk-based capital well in excess of the minimum level required.

     A major source of cash flows for the Company is dividend payments from its insurance subsidiaries. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The Company received $5,525,000, $6,375,000 and $6,800,000 of dividends from its insurance subsidiaries and paid cash dividends to its stockholders totaling $6,787,000, $6,771,000 and $6,793,000 in 2001, 2000 and 1999, respectively.

     As of December 31, 2001, the Company had no material commitments for capital expenditures.


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


NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB statement No. 133." SFAS
No. 138 addresses a limited number of Statement No. 133 implementation issues, and was effective for fiscal years beginning after June 15, 2000. Currently, the Company's investment strategy does not include investments in derivative instruments or hedging activities. Therefore, adoption of this statement did not have any effect on the operating results of the Company.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142 addresses accounting for intangible assets, eliminates the amortization of goodwill and provides specific steps for testing the impairment of goodwill. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, the amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. Other than the requirement to eliminate the future amortization of the Company's carried goodwill, which has amounted to $135,000 per year, adoption of these statements is not expected to have an impact on the operating results of the Company.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. Adoption of this statement will not have any effect on the operating results of the Company.


DEVELOPMENTS IN INSURANCE REGULATION

     In 1998, in a move to provide a consistent and comprehensive basis of statutory accounting for all insurance companies, the NAIC adopted a comprehensive Codification of Statutory Accounting Principles (Codification). Codification became effective in most states, including the states of domicile of the Company's insurance subsidiaries, on January 1, 2001, and replaced the then current Accounting Practices and Procedures Manual as the NAIC's primary guidance on statutory accounting. The adoption of Codification resulted in changes to the accounting practices that the Company's insurance subsidiaries were using to prepare their statutory financial statements. One of the more significant changes was the recording of deferred income taxes. As a result of the adoption of Codification, the statutory surplus of the Company's insurance subsidiaries increased by approximately $9,110,000 on January 1, 2001.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management's current expectations and actual results of the Company may differ materially from such expectations. The risks and uncertainties that may affect the actual results of the Company include but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; state and federal legislation and regulations; changes in the demand for, pricing of, or supply of insurance or reinsurance; changes in interest rates and the performance of financial markets; the adequacy of loss and settlement expense reserves, including asbestos and environmental claims; terrorist activities and federal solutions to make available insurance coverage for acts of terrorism; timely collection of amounts due under ceded reinsurance contracts; rating agency actions; and other risks and uncertainties inherent in the Company's business.