Form 10-K, Exhibit 13
period 2001-12-31
EMC INSURANCE GROUP INC
filed 2002-03-29
CIK 356130

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.                    EXHIBIT 13(c)
--------------------------------------------                    -------------
            Management's Responsibility for Financial Reporting

     The management of EMC Insurance Group Inc. and Subsidiaries is responsible for the preparation, integrity and objectivity of the accompanying financial statements, as well as other financial information in this report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include amounts that are based on management's estimates and judgments where necessary.

     The Company's financial statements have been audited by Ernst & Young LLP, independent certified public accountants. Management has made available to Ernst & Young LLP all of the Company's financial records and related data, as well as the minutes of the stockholders' and directors' meetings. Furthermore, management believes that all representations made to Ernst & Young LLP during its audit were valid and appropriate. Their report appears elsewhere in this annual report.

     Management of the Company has established and continues to maintain a system of internal controls that are designed to provide assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal controls provides for appropriate division of responsibility. Certain aspects of these systems and controls are tested periodically by the Company's internal auditors. Management considers the recommendations of its internal auditors and the independent auditors concerning the Company's internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that as of December 31, 2001, the Company's system of internal controls was adequate to accomplish the above objectives.

     The Audit Committee of the Board of Directors, composed solely of outside directors, met during the year with management and the independent auditors to review and discuss audit findings and other financial and accounting matters. The independent auditors and the internal auditors have free access to the Audit Committee, with and without management present, to discuss the results of their audit work.


/s/ Bruce G. Kelley                      /s/ Mark E. Reese
-----------------------                  -----------------------
Bruce G. Kelley                          Mark E. Reese
President and                            Vice President and
Chief Executive Officer                  Chief Financial Officer

              Report of Ernst & Young LLP, Independent Auditors



The Board of Directors and Stockholders
EMC Insurance Group Inc.

     We have audited the accompanying consolidated balance sheet of EMC Insurance Group Inc. and Subsidiaries as of December 31, 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet of EMC Insurance Group Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2000, were audited by other auditors whose report dated February 27, 2001 expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the consolidated financial position of EMC Insurance Group Inc. and Subsidiaries at December 31, 2001 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.




                                       /s/Ernst & Young LLP
                                       February 26, 2002
                                       Des Moines, Iowa

                   Report of KPMG LLP, Independent Auditors



The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We have audited the accompanying consolidated balance sheet of EMC Insurance Group Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMC Insurance Group Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in The United States of America.




                                       /s/ KPMG LLP
                                       Des Moines, Iowa
                                       February 27, 2001

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                    --------------------------
                                                        2001          2000
ASSETS                                              ------------  ------------
Investments (notes 1 and 9):
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
     (fair value $35,502,755 and $70,975,728) ..... $ 33,572,602  $ 70,202,394
    Securities available-for-sale, at fair value
     (amortized cost $384,410,393 and $279,770,031)  390,214,177   284,400,891
  Equity securities available-for-sale, at fair
    value (cost $28,686,321 and $28,742,915) ......   33,322,767    34,720,458
  Short-term investments, at cost .................   17,724,458    23,388,027
  Fixed maturity securities on loan:
    Securities held-to-maturity, at amortized cost
      (fair value $35,962,133 and $48,599,702) ....   32,505,305    45,509,199
    Securities available-for-sale, at fair value
      (amortized cost $27,325,968 and $9,679,449)     28,436,008     9,755,774
                                                    ------------  ------------
      Total investments ...........................  535,775,317   467,976,743

Cash ..............................................      558,073       490,226
Indebtedness of related party (note 2) ............            -     3,799,671
Accrued investment income .........................    8,659,008     7,345,363
Accounts receivable (net of allowance for
  uncollectible accounts of $573,502 and $633,000)     1,081,024       274,014
Income taxes recoverable ..........................      100,614       735,911
Reinsurance receivables (note 3) ..................   14,501,336    11,925,355
Deferred policy acquisition costs (note 12) .......   21,363,528    15,636,753
Deferred income taxes (note 10) ...................   18,328,807    15,445,251
Intangible assets, including goodwill, at cost
  less accumulated amortization of $2,616,234
  and $2,481,721 ..................................      941,586     1,076,099
Prepaid reinsurance premiums (note 3) .............    2,275,231     1,945,099
Securities lending collateral (note 1) ............   66,809,518    60,254,637
Other assets ......................................    1,170,655       770,552
                                                    ------------  ------------
      Total assets ................................ $671,564,697  $587,675,674
                                                    ============  ============

See accompanying Notes to Consolidated Financial Statements.

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                   --------------------------
                                                       2001          2000
LIABILITIES                                        ------------  ------------
Losses and settlement expenses (notes 2, 4 and 5)  $314,518,588  $286,489,028
Unearned premiums (notes 2 and 12) ...............   99,382,176    73,678,414
Other policyholders' funds .......................      472,952       728,653
Surplus notes payable (note 11) ..................   25,000,000             -
Indebtedness to related party (note 2) ...........    2,684,418             -
Postretirement benefits (note 13) ................    6,967,484     6,848,512
Deferred income ..................................            -        78,212
Securities lending obligation (note 1) ...........   66,809,518    60,254,637
Other liabilities ................................   15,271,938    11,204,902
                                                   ------------  ------------
      Total liabilities ..........................  531,107,074   439,282,358
                                                   ------------  ------------
STOCKHOLDERS' EQUITY (notes 6, 7 and 14)
Common stock, $1 par value,
  authorized 20,000,000 shares;
  issued and outstanding, 11,329,987 shares
  in 2001 and 11,294,220 shares in 2000 ..........   11,329,987    11,294,220
Additional paid-in capital .......................   66,013,203    65,546,963
Accumulated other comprehensive income ...........    7,507,672     7,051,920
Retained earnings ................................   55,606,761    64,500,213
                                                   ------------  ------------
      Total stockholders' equity .................  140,457,623   148,393,316
                                                   ------------  ------------
Contingent liabilities (notes 3 and 16)

      Total liabilities and stockholders' equity   $671,564,697  $587,675,674
                                                   ============  ============

See accompanying Notes to Consolidated Financial Statements.

                     EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME

                                              Year ended December 31,
                                     ----------------------------------------
                                         2001          2000          1999
REVENUES:                            ------------  ------------  ------------
Premiums earned (notes 2 and 3) .... $265,279,858  $231,458,442  $211,098,141
Investment income, net (note 9) ....   30,969,630    29,006,316    25,760,561
Realized investment gains (note 9)        800,582     1,557,870       276,673
Other income .......................      774,169     1,473,113     2,194,162
                                     ------------  ------------  ------------
                                      297,824,239   263,495,741   239,329,537
                                     ------------  ------------  ------------
LOSSES AND EXPENSES (note 2):
Losses and settlement
  expenses (notes 3, 4 and 5) ......  221,918,750   189,521,674   176,876,248
Dividends to policyholders .........    1,823,970     1,632,961     1,237,368
Amortization of deferred
  policy acquisition costs .........   55,687,015    51,288,479    48,056,918
Other underwriting expenses ........   22,739,913    18,479,492    17,465,822
Other expenses .....................    1,196,470     1,508,523     1,684,455
                                     ------------  ------------  ------------
                                      303,366,118   262,431,129   245,320,811
                                     ------------  ------------  ------------
      (Loss) income before income
        tax benefit ................   (5,541,879)    1,064,612    (5,991,274)
                                     ------------  ------------  ------------
INCOME TAX BENEFIT (note 10):
    Current ........................     (142,405)     (307,677)   (1,599,826)
    Deferred .......................   (3,293,342)     (956,742)   (3,587,463)
                                     ------------  ------------  ------------
                                       (3,435,747)   (1,264,419)   (5,187,289)
                                     ------------  ------------  ------------
      Net (loss) income ............ $ (2,106,132) $  2,329,031  $   (803,985)
                                     ============  ============  ============
Net (loss) income per common share
  - basic and diluted .............. $       (.19) $        .21  $       (.07)
                                     ============  ============  ============
Average number of shares outstanding
  - basic and diluted ..............   11,312,063    11,284,885    11,330,705
                                     ============  ============  ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                               Year ended December 31,
                                     ----------------------------------------
                                          2001          2000         1999
                                     ------------  ------------  ------------
Net (loss) income .................. $ (2,106,132) $  2,329,031  $   (803,985)
                                     ------------  ------------  ------------
OTHER COMPREHENSIVE INCOME (note 9):
  Unrealized holding gains (losses)
    arising during the period,
    before deferred income tax
    expense (benefit) ..............    1,645,082    15,872,363   (15,597,992)
  Deferred income tax expense
    (benefit) ......................      682,629     4,164,014    (4,070,728)
                                     ------------  ------------  ------------
                                          962,453    11,708,349   (11,527,264)
                                     ------------  ------------  ------------
  Reclassification adjustment for
    gains included in net (loss)
    income, before income tax
    expense ........................     (779,540)   (1,562,372)     (268,742)
  Income tax expense ...............      272,839       531,206        91,372
                                     ------------  ------------  ------------
                                         (506,701)   (1,031,166)     (177,370)
                                     ------------  ------------  ------------
      Other comprehensive income
        (loss) .....................      455,752    10,677,183   (11,704,634)
                                     ------------  ------------  ------------
      Total comprehensive (loss)
        income ..................... $ (1,650,380) $ 13,006,214  $(12,508,619)
                                     ============  ============  ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               Year ended December 31,
                                       --------------------------------------
                                           2001         2000         1999
COMMON STOCK:                          ------------ ------------ ------------
  Beginning of year .................. $ 11,294,220 $ 11,265,232 $ 11,496,389
  Issuance of common stock through
    stock option plans ...............       35,767       28,988       23,793
  Repurchase of common stock (note 14)            -            -     (254,950)
                                       ------------ ------------ ------------
  End of year ........................   11,329,987   11,294,220   11,265,232
                                       ------------ ------------ ------------
ADDITIONAL PAID-IN CAPITAL:
  Beginning of year ..................   65,546,963   65,333,686   67,822,412
  Issuance of common stock through
    stock option plans ...............      466,240      213,277      255,001
  Repurchase of common stock .........            -            -   (2,743,727)
                                       ------------ ------------ ------------
  End of year ........................   66,013,203   65,546,963   65,333,686
                                       ------------ ------------ ------------
ACCUMULATED OTHER COMPREHENSIVE
 INCOME:
  Beginning of year ..................    7,051,920   (3,625,263)   8,079,371
  Change in other comprehensive
    income ...........................      455,752   10,677,183  (11,704,634)
                                       ------------ ------------ ------------
  End of year ........................    7,507,672    7,051,920   (3,625,263)
                                       ------------ ------------ ------------
RETAINED EARNINGS:
  Beginning of year ..................   64,500,213   68,942,622   76,539,668
  Net (loss) income ..................   (2,106,132)   2,329,031     (803,985)
  Cash dividends on common stock
    ($.60 per share in 2001, 2000 and
    1999) ............................   (6,787,320)  (6,771,440)  (6,793,061)
                                       ------------ ------------ ------------
  End of year ........................   55,606,761   64,500,213   68,942,622
                                       ------------ ------------ ------------
    Total stockholders' equity ....... $140,457,623 $148,393,316 $141,916,277
                                       ============ ============ ============
See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                        -------------------------------------
                                            2001         2000         1999
                                        -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income ................... $(2,106,132) $ 2,329,031  $  (803,985)

  Adjustments to reconcile net (loss)
    income to net cash provided by
    operating activities:
      Losses and settlement expenses ..  28,029,560   19,975,004   20,903,701
      Unearned premiums ...............  13,822,959    8,687,285    3,527,078
      Other policyholders' funds ......    (255,701)    (364,601)    (858,429)
      Deferred policy acquisition costs  (5,726,775)  (2,017,561)  (1,263,710)
      Indebtedness of related party ...   6,484,089   (7,686,230)  (1,976,126)
      Accrued investment income .......  (1,313,645)    (458,424)  (1,021,632)
      Accrued income taxes:
        Current .......................     635,297      801,089    1,687,000
        Deferred ......................  (3,293,342)    (956,742)  (3,587,463)
      Realized investment gains .......    (800,582)  (1,557,870)    (276,673)
      Postretirement benefits .........     118,972       80,293      750,654
      Reinsurance receivables .........  (2,575,981)    (795,990)   5,498,426
      Prepaid reinsurance premiums ....    (330,132)    (664,535)     (78,827)
      Amortization of deferred income       (78,212)     (80,619)    (119,023)
      Accounts receivable .............    (807,010)   3,019,523     (514,496)
      Other, net ......................   3,403,024    1,209,447      590,972
                                        -----------  -----------  -----------
                                         37,312,521   19,190,069   23,261,452
      Cash provided by the property and
        casualty insurance
        subsidiaries' change in
        recording of full-term premium
        amount on policies billed on an
        installment basis (note 12) ...  11,880,803            -            -
                                        -----------  -----------  -----------
            Net cash provided by
              operating activities .... $47,087,192  $21,519,100  $22,457,467
                                        -----------  -----------  -----------

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                              Year ended December 31,
                                     ----------------------------------------
                                         2001          2000          1999
                                     ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed maturity
    securities held-to-maturity .... $          -  $          -  $(13,459,272)
  Maturities of fixed maturity
    securities held-to-maturity ....   49,692,313    11,529,551    51,260,724
  Purchases of fixed maturity
    securities available-for-sale .. (166,403,259)  (52,060,772) (135,872,298)
  Disposals of fixed maturity
    securities available-for-sale ..   44,693,688    27,499,407    81,893,552
  Purchases of equity securities
    available-for-sale .............  (26,769,001)  (23,203,788)  (24,924,562)
  Disposals of equity securities
    available-for-sale .............   27,388,659    23,451,046    25,037,159
  Net sales (purchases) of
    short-term investments .........    5,663,568    (3,223,821)    2,495,796
                                     ------------  ------------  ------------
         Net cash used in investing
            activities .............  (65,734,032)  (16,008,377)  (13,568,901)
                                     ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock .........      502,007       242,265       278,794
  Dividends paid to
    stockholders ...................   (6,787,320)   (6,771,440)   (6,793,061)
  Issuance of surplus notes
    (note 11) ......................   25,000,000             -             -
  Repurchase of common
    stock (note 14) ................            -             -    (2,998,677)
                                     ------------  ------------  ------------
         Net cash provided (used) in
           financing activities ....   18,714,687    (6,529,175)   (9,512,944)
                                     ------------  ------------  ------------
Net increase (decrease) in cash ....       67,847    (1,018,452)     (624,378)
Cash at beginning of year ..........      490,226     1,508,678     2,133,056
                                     ------------  ------------  ------------
Cash at end of year ................ $    558,073  $    490,226  $  1,508,678
                                     ============  ============  ============
Income taxes recovered ............. $    778,316  $  1,108,766  $  3,294,499
Interest (received) paid ........... $    (79,232) $    (23,722) $     89,032

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

     The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States (GAAP), which differ in some respects from those followed in reports to insurance regulatory authorities. All significant intercompany balances and transactions have been eliminated.

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

Property and Casualty Insurance and Reinsurance Operations

     Premiums are recognized as revenue ratably over the terms of the respective policies. Unearned premiums are calculated on the daily pro rata method. Amounts paid as ceded reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to the amount of reinsurance protection provided.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Ceded reinsurance amounts with nonaffiliated reinsurers relating to reinsurance receivables for paid and unpaid losses and loss settlement expenses and prepaid reinsurance are reported on the balance sheet on a gross basis. Amounts ceded to Employers Mutual relating to the affiliated reinsurance pooling agreement (see note 2) have not been grossed up because the contracts provide that receivables and payables may be offset upon settlement.

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

     The Company's carrying value for investments is reduced to its estimated realizable value if a decline in the fair value is deemed other than temporary. Such reductions in carrying value are recognized as realized losses and are charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized gains and losses on disposition of investments are included in net income. The cost of investments sold is determined on the specific identification method using the highest cost basis first. Included in investments at December 31, 2001 and 2000 are securities on deposit with various regulatory authorities as required by law amounting to $12,448,310 and $12,444,903, respectively.

     The Company participates in a securities lending program whereby certain fixed maturity securities from the investment portfolio are loaned to other institutions for a short period of time. The Company receives a fee in exchange for the loan of securities and requires initial collateral equal to 102 percent of the market value of the loaned securities. The securities on loan to others have been segregated from the other invested assets on the Company's balance sheet. In addition, the assets and liabilities of the Company have been grossed up to reflect the collateral held under the securities lending program and the obligation to return this collateral upon the return of the loaned securities.

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133", which deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB statement No. 133".
SFAS 138 addresses a limited number of Statement 133 implementation issues, and became effective for fiscal years beginning after June 15, 2000. Currently, the Company's investment strategy does not include investments in derivative instruments or hedging activities. Accordingly, adoption of these statements did not have any effect on the operating results of the Company.

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

     Employers Mutual maintains two Voluntary Employee Beneficiary Association
(VEBA) trusts which accumulate funds for the payment of postretirement health care and life insurance benefits. Contributions to the VEBA trusts are used to fund the accumulated postretirement benefit obligation as well as pay current year benefits. Assets held in the VEBA trusts are primarily invested in life insurance products purchased from Employers Modern Life Company, a subsidiary of Employers Mutual.

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

Net (Loss) Income Per Share - Basic and Diluted

     The Company's basic and diluted net (loss) income per share are computed by dividing net (loss) income by the weighted average number of common shares outstanding during each year. The Company had no potential common shares outstanding during 2001, 2000 and 1999 that would have been dilutive to net
(loss) income per share.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

Intangible Assets

     Goodwill, which represents the excess of cost over the fair value of net assets of acquired subsidiaries, is being amortized on a straight-line basis over 25 years. The Company reviews the recoverability of the unamortized balance of goodwill on a periodic basis using projected cash flows. The recoverability of goodwill would be impacted if projected future operating cash flows are not achieved.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142 addresses accounting for intangible assets, eliminates the amortization of goodwill and provides specific steps for testing the impairment of goodwill. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, the amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. Other than the requirement to eliminate the future amortization of the Company's carried goodwill, which has amounted to $134,513 per year, adoption of these statements is not expected to have an impact on the operating results of the Company.

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

     The purpose of the pooling agreement is to spread the risk of an exposure insured by any of the pool participants among all the companies. The pooling agreement produces a more uniform and stable underwriting result from year to year for all companies in the pool than might be experienced individually. In addition, each company benefits from the capacity of the entire pool, rather than being limited to policy exposures of a size commensurate with its own assets, and from the wide range of policy forms, lines of insurance written, rate filings and commission plans offered by each of the companies. A single set of reinsurance treaties is maintained for the protection of all companies in the pool. The pooling agreement is continuous, but may be amended or terminated at the end of any calendar year as to any one or more parties.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $66,287,442, $47,530,111 and $43,546,796 in 2001, 2000 and 1999,
respectively. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $15,892,684, $10,795,106 and $10,156,159 in 2001, 2000 and 1999, respectively.

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 cap on losses assumed per event. Effective January 1, 2000, the override commission rate was reduced to
4.50 percent of written premiums from 5.25 percent of written premiums because of good loss experience. Total override commission paid to Employers Mutual amounted to $2,982,935, $2,138,855 and $2,286,207 in 2001, 2000 and 1999,
respectively. Employers Mutual retained losses and settlement expenses under this agreement totaling $14,442,561 in 2001, $373,847 in 2000 and $(6,484) in
1999. The reinsurance subsidiary also pays for 100 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business, excluding reinstatement premiums. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $2,495,794, $2,122,248 and $1,660,950 in 2001, 2000 and 1999, respectively.

Services Provided by Employers Mutual

     Employers Mutual provides various services to all of its subsidiaries. Such services include data processing, claims, financial, actuarial, auditing, marketing and underwriting. Costs of these services are allocated to the subsidiaries outside the pooling agreement based upon a number of criteria, including usage and number of transactions. Costs not allocated to these subsidiaries are charged to the pool and each pool participant shares in the total cost in accordance with its participation percentage.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     As of December 31, 2001, reinsurance ceded to two nonaffiliated reinsurers aggregated $6,744,237, which represents a significant portion of the total prepaid reinsurance premiums and reinsurance receivables for losses and settlement expenses. These amounts reflect the property and casualty insurance subsidiaries' pool participation percentage of amounts ceded by Employers Mutual to these organizations in connection with its role as "service carrier". Under these arrangements, Employers Mutual writes business for these organizations on a direct basis and then cedes 100 percent of this business to these organizations. Credit risk associated with these amounts is minimal, as all companies participating in these organizations are responsible for the liabilities of such organizations on a pro rata basis.

     The effect of reinsurance on premiums written and earned, and losses and settlement expenses incurred, for the three years ended December 31, 2001 is presented below.
                                              Year ended December 31,
                                     ----------------------------------------
                                         2001          2000          1999
                                     ------------  ------------  ------------
Premiums written
    Direct ......................... $272,027,823  $249,896,499  $228,588,440
    Assumed from nonaffiliates .....    1,898,509     1,220,442       781,225
    Assumed from affiliates
      (note 12) ....................  299,990,245   244,762,032   221,051,986
    Ceded to nonaffiliates .........  (11,189,227)   (8,347,822)   (7,270,696)
    Ceded to affiliates ............ (272,027,823) (249,896,499) (228,588,440)
                                     ------------  ------------  ------------
      Net premiums written ......... $290,699,527  $237,634,652  $214,562,515
                                     ============  ============  ============
Premiums earned
    Direct ......................... $255,764,274  $245,078,165  $223,593,165
    Assumed from nonaffiliates .....    1,786,132     1,194,835       873,710
    Assumed from affiliates ........  274,352,821   237,946,894   217,416,300
    Ceded to nonaffiliates .........  (10,859,095)   (7,683,287)   (7,191,869)
    Ceded to affiliates ............ (255,764,274) (245,078,165) (223,593,165)
                                     ------------  ------------  ------------
      Net premiums earned .......... $265,279,858  $231,458,442  $211,098,141
                                     ============  ============  ============
Losses and settlement expenses
  incurred
    Direct ......................... $221,314,633  $208,604,970  $183,031,797
    Assumed from nonaffiliates .....    1,336,824       400,360       429,244
    Assumed from affiliates ........  227,650,959   194,017,734   182,375,574
    Ceded to nonaffiliates .........   (7,069,033)   (4,896,420)   (5,928,570)
    Ceded to affiliates ............ (221,314,633) (208,604,970) (183,031,797)
                                     ------------  ------------  ------------
      Net losses and settlement
        expenses incurred .......... $221,918,750  $189,521,674  $176,876,248
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

                                             Year ended December 31,
                                     ----------------------------------------
                                         2001          2000          1999
                                     ------------  ------------  ------------
Gross reserves at beginning of year  $286,489,028  $266,514,024  $245,610,323

Ceded reserves at beginning of year   (11,224,797)  (10,260,815)  (15,563,600)
                                     ------------  ------------  ------------
Net reserves at beginning of year ..  275,264,231   256,253,209   230,046,723
                                     ------------  ------------  ------------
Incurred losses and
  settlement expenses:
  Provision for insured events
    of the current year ............  216,752,003   191,425,036   182,609,687

  Increase (decrease) in provision
    for insured events of prior
    years ..........................    5,166,747    (1,903,362)   (5,733,439)
                                     ------------  ------------  ------------
        Total incurred losses and
          settlement expenses ......  221,918,750   189,521,674   176,876,248
                                     ------------  ------------  ------------
Payments:
  Losses and settlement expenses
    attributable to insured events
    of the current year ............   94,983,112    82,912,082    72,970,531

  Losses and settlement expenses
    attributable to insured events
    of prior years .................   99,529,878    87,598,570    77,699,231
                                     ------------  ------------  ------------
        Total payments .............  194,512,990   170,510,652   150,669,762
                                     ------------  ------------  ------------
Net reserves at end of year ........  302,669,991   275,264,231   256,253,209

Ceded reserves at end of year ......   11,848,597    11,224,797    10,260,815
                                     ------------  ------------  ------------
Gross reserves at end of year ...... $314,518,588  $286,489,028  $266,514,024
                                     ============  ============  ============
     Underwriting results of the Company are significantly influenced by estimates of loss and settlement expense reserves. Changes in reserve estimates are reflected in operating results in the year such changes are recorded. The Company experienced a significant amount of adverse development on prior years' reserves in 2001, which contributed to the large increase in losses and settlement expenses. The adverse development in the property and casualty insurance segment is attributed to the revaluation of formula based settlement expense reserves and an increase in paid settlement expenses. The adverse development in the reinsurance segment is attributed to construction defect claims arising from a reinsurance pool that the reinsurance subsidiary participates in. The Company has historically experienced favorable development in its reserves and its reserving practices have not changed; however, the amount of development experienced will fluctuate from year to year as individual claims are settled and new information becomes available on open claims.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

5. ASBESTOS AND ENVIRONMENTAL RELATED CLAIMS

     The Company has exposure to asbestos and environmental related claims associated with the insurance business written by the parties to the pooling agreement and the reinsurance business assumed from Employers Mutual by the reinsurance subsidiary. Reserves for asbestos and environmental related claims totaled $2,565,515 and $2,829,252 at December 31, 2001 and 2000,
respectively.

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

6. RETAINED EARNINGS

     Retained earnings of the Company's insurance subsidiaries available for distribution as dividends are limited by law to the statutory unassigned surplus of each of the subsidiaries as of the previous December 31, as determined in accordance with accounting practices prescribed by insurance regulatory authorities of the state of domicile of each subsidiary. Subject to this limitation, the maximum dividend that may be paid within a 12 month period by Iowa corporations without prior approval of the insurance regulatory authorities is restricted to the greater of 10 percent of statutory surplus as regards policyholders as of the preceding December 31, or net income of the preceding calendar year on a statutory basis. North Dakota imposes similar restrictions on the payment of dividends and distributions. At December 31, 2001, $12,647,639 was available for distribution to the Company in 2002 without prior approval.

     The National Association of Insurance Commissioners (NAIC) utilizes a risk-based capital model to help state regulators assess the capital adequacy of insurance companies and identify insurers that are in, or are perceived as approaching, financial difficulty. This model establishes minimum capital needs based on the risks applicable to the operations of the individual insurer. The risk-based capital requirements for property and casualty insurance companies measure three major areas of risk: asset risk, credit risk and underwriting risk. Companies having less statutory surplus than required by the risk-based capital requirements are subject to varying degrees of regulatory scrutiny and intervention, depending on the severity of the inadequacy. At December 31, 2001, each of the Company's insurance subsidiaries' ratio of total adjusted capital to risk-based capital is well in excess of the minimum level required.

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

     The Company's insurance subsidiaries had no permitted accounting practices during 2001, 2000 and 1999. A reconciliation of net income and surplus from that reported on a statutory basis to that reported in the accompanying consolidated statements on a GAAP basis is as follows:


                                             Year ended December 31,
                                     ----------------------------------------
                                         2001          2000          1999
                                     ------------  ------------  ------------
Net loss from insurance
  subsidiaries, statutory basis .... $ (8,289,542) $ (1,599,085) $ (5,439,665)
Change in deferred policy
  acquisition costs (note 12) ......    5,726,775     2,017,561     1,263,710
Change in other policyholders' funds      255,701       364,601       858,429
Pension benefit cost ...............     (338,933)     (691,007)     (516,880)
Postretirement benefit cost ........     (471,088)     (409,101)     (583,380)
Deferred income tax benefit ........    3,186,926       946,154     3,585,061
Prior years' income tax expense and
  related interest .................            -        48,111       (96,134)
Amortization of reserve discount on
  commutation of reinsurance
  contract .........................       78,212        80,619       119,023
Change in recording of full-term
  premium amount on policies billed
  on an installment basis (note 12)    (2,003,620)            -             -
Change in estimate of audit-based
  premium income, net of expenses ..            -     1,516,550             -
Other, net .........................     (116,465)      105,623        32,487
                                     ------------  ------------  ------------
Net (loss) income from insurance
  subsidiaries, GAAP basis .........   (1,972,034)    2,380,026      (777,349)

Net loss from Parent Company........     (134,098)      (50,995)      (26,636)
                                     ------------  ------------  ------------
  Net (loss) income, GAAP basis .... $ (2,106,132) $  2,329,031  $   (803,985)
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                                   December 31,
                                     ----------------------------------------
                                         2001          2000          1999
                                     ------------  ------------  ------------
Surplus from insurance subsidiaries,
  statutory basis .................. $128,735,605  $110,371,864  $116,151,399
Deferred policy acquisition costs ..   21,363,528    15,636,753    13,619,192
Other policyholders' funds payable       (472,952)     (728,653)   (1,093,254)
Pension benefit cost ...............      151,230       490,163     1,012,770
Postretirement benefit cost ........   (4,293,301)   (3,822,213)   (3,351,848)
Deferred income tax asset ..........    8,884,702    15,438,611    18,115,065
Goodwill ...........................      941,586     1,076,099     1,210,612
Reserve discount on commutation of
  reinsurance contract .............            -       (78,212)     (158,831)
Unrealized holding gains (losses) on
  available-for-sale securities ....    6,871,349     4,681,459    (7,495,349)
Change in estimate of audit-based
  premium income, net of expenses ..            -     1,516,550             -
Surplus notes payable (note 11) ....  (25,000,000)            -             -
Other, net .........................      557,184       214,797       157,632
                                     ------------  ------------  ------------
Equity from insurance
  subsidiaries, GAAP basis .........  137,738,931   144,797,218   138,167,388
Equity from Parent Company .........    2,718,692     3,596,098     3,748,889
                                     ------------  ------------  ------------
 Stockholders' equity, GAAP basis .. $140,457,623  $148,393,316  $141,916,277
                                     ============  ============  ============
     In 1998, the NAIC adopted a comprehensive Codification of Statutory Accounting Principles (Codification) to replace the Accounting Practices and Procedures Manual as the NAIC's primary guidance on statutory accounting. Codification is intended to provide a consistent and comprehensive basis of statutory accounting for all insurance companies and became effective in most states, including the states of domicile of the Company's insurance subsidiaries, on January 1, 2001. The adoption of Codification resulted in changes to the accounting practices that the Company's insurance subsidiaries use to prepare their statutory financial statements. One of the more significant changes was the recording of deferred income taxes. As a result of the adoption of Codification, the statutory surplus of the Company's insurance subsidiaries increased by approximately $9,110,000 on January 1, 2001.

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

     Summarized financial information for the Company's segments is as follows:

                            Property
Year ended                and casualty                 Parent
December 31, 2001           insurance   Reinsurance   company    Consolidated
-----------------         ------------ ------------ ------------ ------------
Premiums earned ......... $203,392,845 $ 61,887,013 $          - $265,279,858

Underwriting loss .......  (26,828,133) (10,061,657)           -  (36,889,790)
Net investment income ...   22,457,799    8,317,505      194,326   30,969,630
Realized gains ..........      681,349      119,233            -      800,582
Other income ............      695,957       78,212            -      774,169
Other expenses ..........     (757,783)           -     (438,687)  (1,196,470)
                          ------------ ------------ ------------ ------------
Loss before income
  tax benefit ........... $ (3,750,811)$ (1,546,707)$   (244,361)$ (5,541,879)
                          ============ ============ ============ ============
Assets .................. $514,376,179 $157,360,388 $140,659,584 $812,396,151
Eliminations ............            -            - (140,831,454)(140,831,454)
                          ------------ ------------ ------------ ------------
     Net assets ......... $514,376,179 $157,360,388 $   (171,870)$671,564,697
                          ============ ============ ============ ============

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                            Property
Year ended                and casualty                 Parent
December 31, 2000           insurance   Reinsurance   company    Consolidated
-----------------         ------------ ------------ ------------ ------------
Premiums earned ......... $184,985,620 $ 46,472,822 $          - $231,458,442

Underwriting loss .......  (22,280,746)  (7,183,418)           -  (29,464,164)
Net investment income ...   20,787,679    7,873,040      345,597   29,006,316
Realized gains ..........    1,242,233      315,101          536    1,557,870
Other income ............    1,392,494       80,619            -    1,473,113
Other expenses ..........   (1,106,996)           -     (401,527)  (1,508,523)
                          ------------ ------------ ------------ ------------
Income (loss) before
  income tax (benefit)
  expense ............... $     34,664 $  1,085,342 $    (55,394)$  1,064,612
                          ============ ============ ============ ============
Assets .................. $442,300,700 $142,109,821 $148,566,455 $732,976,976
Eliminations ............            -            - (145,301,302)(145,301,302)
                          ------------ ------------ ------------ ------------
     Net assets ......... $442,300,700 $142,109,821 $  3,265,153 $587,675,674
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
                          ============ ============ ============ ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

9. INVESTMENTS

     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 2001 and 2000 are as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services.

                                            Gross       Gross      Estimated
                              Amortized   unrealized  unrealized      fair
                                cost        gains       losses       value
                             ------------ ----------- ----------- ------------
December 31, 2001
-----------------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $ 57,443,480 $ 4,938,670 $         - $ 62,382,150
    Mortgage-backed
      securities ...........    8,634,427     448,311           -    9,082,738
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $ 66,077,907 $ 5,386,981 $         - $ 71,464,888
                             ============ =========== =========== ============
Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $ 53,080,155 $   171,555 $   (80,651)$ 53,171,059
    Obligations of states
      and political
      subdivisions .........   77,746,658   2,528,902    (510,260)  79,765,300
    Mortgage-backed
      securities ...........   24,993,733   1,234,960           -   26,228,693
    Debt securities issued
      by foreign governments    6,481,973     662,892           -    7,144,865
    Public utilities .......   59,510,559     578,124  (1,182,696)  58,905,987
    Corporate securities ...  189,923,283   5,741,902  (2,230,904) 193,434,281
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  411,736,361  10,918,335  (4,004,511) 418,650,185
                             ------------ ----------- ----------- ------------
  Equity securities:
    Common stocks ..........   27,689,811   6,190,284  (1,492,393)  32,387,702
    Non-redeemable
      preferred stocks .....      996,510       6,055     (67,500)     935,065
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   28,686,321   6,196,339  (1,559,893)  33,322,767
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $440,422,682 $17,114,674 $(5,564,404)$451,972,952
                             ============ =========== =========== ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                            Gross        Gross      Estimated
                              Amortized   unrealized   unrealized      fair
                                cost        gains        losses       value
                             ------------ ----------- ----------- ------------
December 31, 2000
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $102,230,946 $ 4,084,693 $  (581,938)$105,733,701
    Mortgage-backed
      securities ...........   13,480,647     361,082           -   13,841,729
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $115,711,593 $ 4,445,775 $  (581,938)$119,575,430
                             ============ =========== =========== ============
Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $  6,603,794 $   212,480 $         - $  6,816,274
    Obligations of states
      and political
      subdivisions .........   79,782,459   2,607,857    (251,346)  82,138,970
    Mortgage-backed
      securities ...........   43,416,386   1,506,514           -   44,922,900
    Debt securities issued
      by foreign governments    6,480,421     307,986           -    6,788,407
    Public utilities .......   16,540,299     637,606     (13,691)  17,164,214
    Corporate securities ...  136,626,121   1,951,900  (2,252,121) 136,325,900
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  289,449,480   7,224,343  (2,517,158) 294,156,665
                             ------------ ----------- ----------- ------------
  Equity securities:
    Common stocks ..........   26,748,905   8,480,378  (2,474,801)  32,754,482
    Non-redeemable
      preferred stocks .....    1,994,010      38,216     (66,250)   1,965,976
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   28,742,915   8,518,594  (2,541,051)  34,720,458
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $318,192,395 $15,742,937 $(5,058,209)$328,877,123
                             ============ =========== =========== ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                Estimated
                                                Amortized         fair
                                                  cost            value
                                              ------------    ------------
Securities held-to-maturity:
  Due in one year or less ................... $          -    $          -
  Due after one year through five years .....   39,962,077      44,168,660
  Due after five years through ten years ....   11,489,373      12,098,320
  Due after ten years .......................    5,992,032       6,115,170
  Mortgage-backed securities ................    8,634,425       9,082,738
                                              ------------    ------------
      Totals ................................ $ 66,077,907    $ 71,464,888
                                              ============    ============
Securities available-for-sale:
  Due in one year or less ................... $ 39,266,534    $ 39,333,099
  Due after one year through five years .....   16,524,878      17,064,621
  Due after five years through ten years ....  104,477,883     108,344,057
  Due after ten years .......................  226,473,331     227,679,715
  Mortgage-backed securities ................   24,993,735      26,228,693
                                              ------------    ------------
      Totals ................................ $411,736,361    $418,650,185
                                              ============    ============
     Realized investment gains and losses from calls and prepayments of fixed maturity securities held-to-maturity and available-for-sale and sales of fixed maturity securities and equity securities available-for-sale are presented below.

                                                Year ended December 31,
                                         ------------------------------------
                                            2001         2000         1999
                                         ----------   ----------   ----------
Fixed maturity securities
  held-to-maturity:
    Gross realized investment gains ...  $   21,042   $      536   $    7,931
    Gross realized investment losses ..           -       (5,038)           -

Fixed maturity securities
  available-for-sale:
    Gross realized investment gains ...     235,515    1,074,068    1,593,437
    Gross realized investment losses ..     (19,039)      (7,237)      (3,490)

Equity securities
  available-for-sale:
    Gross realized investment gains ...   4,050,256    3,911,717    2,299,740
    Gross realized investment losses ..  (3,487,192)  (3,416,176)  (3,620,945)
                                         ----------   ----------   ----------
      Totals ..........................  $  800,582   $1,557,870   $  276,673
                                         ==========   ==========   ==========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     A summary of net investment income is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                            2001         2000         1999
                                        -----------  -----------  -----------
Interest on fixed maturities .......... $29,507,515  $27,857,760  $24,504,253
Dividends on equity securities ........     551,066      494,941      582,496
Interest on short-term investments ....   1,425,167    1,114,717    1,387,774
Fees from securities lending ..........     132,905       96,709       21,313
                                        -----------  -----------  -----------
    Total investment income ...........  31,616,653   29,564,127   26,495,836
Investment expenses ...................    (647,023)    (557,811)    (735,275)
                                        -----------  -----------  -----------
    Net investment income ............. $30,969,630  $29,006,316  $25,760,561
                                        ===========  ===========  ===========
     A summary of net changes in unrealized holding gains (losses) on securities available-for-sale is as follows:

                                              Year ended December 31,
                                     ----------------------------------------
                                          2001          2000          1999
                                     ------------  ------------  ------------
Fixed maturity securities .........  $  2,206,640  $ 12,246,089  $(16,923,379)
Applicable deferred income tax
  expense (benefit) ...............       819,396     4,163,670    (5,753,949)
                                     ------------  ------------  ------------
    Total fixed maturity securities     1,387,244     8,082,419   (11,169,430)
                                     ------------  ------------  ------------
Equity securities .................    (1,341,098)    2,063,902     1,056,645
Applicable deferred income tax
  (benefit) expense ...............      (409,606)      701,728       359,259
                                     ------------  ------------  ------------
    Total equity securities .......      (931,492)    1,362,174       697,386
                                     ------------  ------------  ------------
Deferred income tax valuation
  allowance .......................             -    (1,232,590)    1,232,590
                                     ------------  ------------  ------------
    Total available-for-sale
      securities ..................  $    455,752  $ 10,677,183  $(11,704,634)
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

10. INCOME TAXES

     Temporary differences between the consolidated financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred income tax asset at December 31, 2001 and 2000 are as follows:

                                                     Year ended December 31,
                                                    -------------------------
                                                       2001          2000
                                                    -----------   -----------
Loss reserve discounting .......................... $15,487,210   $14,278,749
Unearned premium reserve limitation ...............   6,520,646     4,833,178
Postretirement benefits ...........................   2,187,059     2,039,914
Other policyholders' funds payable ................     165,533       247,742
Net operating loss carry forward ..................   3,481,087     1,060,347
Minimum tax credit ................................   2,158,360     2,243,133
Other, net ........................................     457,464       524,725
                                                    -----------   -----------
      Total deferred income tax asset .............  30,457,359    25,227,788
                                                    -----------   -----------
Deferred policy acquisition costs .................  (7,477,235)   (5,316,496)
Net unrealized holding gains ......................  (4,042,595)   (3,632,808)
Other, net ........................................    (608,722)     (833,233)
                                                    -----------   -----------
      Total deferred income tax liability ......... (12,128,552)   (9,782,537)
                                                    -----------   -----------
        Net deferred income tax asset ............. $18,328,807   $15,445,251
                                                    ===========   ===========
     At December 31, 2001, the Company has $9,945,962 of net operating loss carry forwards, of which $4,809,789 and $5,136,173 will expire, if unused, in years 2020 and 2021, respectively.

     Based upon anticipated future taxable income and consideration of all other available evidence, management believes that it is "more likely than not" that the Company's net deferred income tax asset will be realized.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The actual income tax benefit for the years ended December 31, 2001, 2000 and 1999 differed from the "expected" tax (benefit) expense for those years (computed by applying the United States federal corporate tax rate of 35 percent (34 percent for 2000 and 1999) to (loss) income before income tax benefit) as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            2001         2000         1999
                                        -----------  -----------  -----------
Computed "expected" tax (benefit)
  expense ............................. $(1,939,658) $   361,968  $(2,037,033)
Increases (decreases) in
  tax resulting from:
    Tax-exempt interest income ........  (1,509,839)  (1,673,566)  (2,306,517)
    Change in accrual of prior year
      taxes ...........................           -     (470,000)           -
    Change in valuation allowance .....           -            -     (800,000)
    Proration of tax-exempt interest
      and dividends received deduction       37,740      193,123      150,159
    Other, net ........................     (23,990)     324,056     (193,898)
                                        -----------  -----------  -----------
      Income tax benefit .............. $(3,435,747) $(1,264,419) $(5,187,289)
                                        ===========  ===========  ===========
     During 1999 the valuation allowance was reduced as the result of the establishment of VEBA trusts that accelerated the postretirement benefit deductions and reduced the uncertainty of future realization of the tax benefits (see note 1).

     Comprehensive income tax (benefit) expense included in the consolidated financial statements for the years ended December 31, 2001, 2000 and 1999 is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                           2001         2000         1999
                                        -----------  -----------  -----------
Income tax (benefit) expense on:
  Operations .......................... $(3,435,747) $(1,264,419) $(5,187,289)
  Unrealized holding gains (losses) on
    revaluation of securities
    available-for-sale ................     409,790    3,632,808   (4,162,100)
                                        -----------  -----------  -----------
      Comprehensive income tax
        (benefit) expense ............. $(3,025,957) $ 2,368,389  $(9,349,389)
                                        ===========  ===========  ===========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

11. SURPLUS NOTES

     On December 28, 2001, three of the Company's property and casualty insurance subsidiaries issued surplus notes totaling $25,000,000 to Employers Mutual. The surplus notes bear an annual interest rate of 5.38 percent and do not have a maturity date. Payment of interest and repayment of principal can only be repaid out of the issuing company's statutory surplus earnings and is subject to approval by the Insurance Commissioner of the issuing company's state of domicile. The surplus notes are subordinate and junior in right of payment to all obligations or liabilities of the issuing company. Accrued interest as of December 31, 2001 amounted to $11,055.

12.  INSTALLMENT BASIS PREMIUMS

     Effective January 1, 2001, the Company began recording the full-term written premium and related commission expense at the inception of insurance policies that are billed on an installment basis. Previously, such amounts were recorded as each installment became due. As a result, written premiums and unearned premiums increased $13,884,423, invested assets increased $11,880,803 and the Company incurred $1,706,181 of commission expense and $297,439 of premium tax expense. These expenses were offset by a $3,054,573 increase in deferred policy acquisition costs, resulting in $1,050,953 of non-recurring income that was amortized into operations on a quarterly basis.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

13. EMPLOYEE RETIREMENT PLANS

     The following table sets forth the funded status of the Employers Mutual defined benefit retirement plan and postretirement benefit plans as of December 31, 2001 and 2000, based upon a measurement date of November 1, 2001 and 2000, respectively:
                           Defined benefit plan      Postretirement plans
                        ------------------------  --------------------------
                             2001        2000          2001         2000
Change in projected     -----------  -----------  ------------  ------------
  benefit obligation:
Benefit obligation at
  beginning of year ... $88,601,838  $81,538,314  $ 34,715,000  $ 31,460,000
Service cost ..........   4,885,731    4,599,973     2,299,000     2,066,000
Interest cost .........   6,640,491    6,097,377     2,644,000     2,396,000
Actuarial loss (gain)     5,242,814      753,446     8,406,000      (157,000)
Benefits paid .........  (8,069,721)  (7,008,595)   (1,305,000)   (1,050,000)
Amendments ............     707,097    2,621,323             -             -
                        -----------  -----------  ------------  ------------
    Projected benefit
      obligation at end
      of year .........  98,008,250   88,601,838    46,759,000    34,715,000
                        -----------  -----------  ------------  ------------

Change in plan assets:
Fair value of plan
  assets at beginning
  of year .............  95,116,686   95,824,343     3,353,000     2,872,000
Actual return on plan
  assets ..............  (3,638,055)   6,300,938      (801,000)       81,000
Employer contributions            -            -     4,690,000     1,450,000
Benefits paid .........  (8,069,721)  (7,008,595)   (1,305,000)   (1,050,000)
                        -----------  -----------  ------------  ------------
    Fair value of plan
      assets at end
      of year .........  83,408,910   95,116,686     5,937,000     3,353,000
                        -----------  -----------  ------------  ------------

Funded status ......... (14,599,340)   6,514,848   (40,822,000)  (31,362,000)
Unrecognized net
  actuarial (gain) loss   7,209,026   (9,508,725)    6,442,000    (2,070,000)
Unrecognized prior
  service costs .......   5,586,284    5,660,230       535,000     1,107,000
Employer contributions            -            -     4,090,000     3,075,000
                        -----------  -----------  ------------  ------------
    (Accrued) prepaid
      benefit cost .... $(1,804,030) $ 2,666,353  $(29,755,000) $(29,250,000)
                        ===========  ===========  ============  ============

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The components of net periodic pension cost for the Employers Mutual defined benefit retirement plan is as follows:
                                                Year ended December 31,
                                        -------------------------------------
                                            2001         2000         1999
                                        -----------  -----------  -----------
Service cost .......................... $ 4,885,731  $ 4,599,973  $ 4,359,955
Interest cost .........................   6,640,491    6,097,377    5,426,633
Expected return on plan assets ........  (7,836,882)  (7,436,949)  (7,041,280)
Recognized net actuarial gain .........           -     (164,619)           -
Amortization of initial net asset .....           -     (755,787)  (1,049,705)
Amortization of prior service costs ...     781,043      563,914      434,928
                                        -----------  -----------  -----------
  Net periodic pension benefit cost ... $ 4,470,383  $ 2,903,909  $ 2,130,531
                                        ===========  ===========  ===========

     The weighted average discount rate used to measure the projected benefit obligation was 7.00 percent for 2001 and 7.75 percent for 2000 and 1999. The assumed long-term rate of return on plan assets was 8.50 percent for 2001 and 2000 and 8.00 percent for 1999. The rate of increase in future compensation levels used in measuring the projected benefit obligation was 5.96 percent in 2001 and 2000 and 5.95 percent in 1999. Pension expense for the Company amounted to $1,060,259, $691,007 and $516,880 in 2001, 2000 and 1999,
respectively.


     The components of net periodic postretirement benefit cost for the Employers Mutual postretirement benefit plans is as follows:

                                                Year ended December 31,
                                       --------------------------------------
                                           2001         2000         1999
                                       ------------ ------------ ------------
Service cost ......................... $  2,299,000 $  2,066,000 $  2,370,000
Interest cost ........................    2,644,000    2,396,000    2,350,000
Expected return on assets ............     (318,000)    (140,000)     (38,000)
Amortization of net (gain) loss ......       (1,000)     (16,000)     191,000
Amortization of prior service costs ..      571,000      571,000      571,000
                                       ------------ ------------ ------------
  Net periodic postretirement benefit
    cost ............................. $  5,195,000 $  4,877,000 $  5,444,000
                                       ============ ============ ============

     The assumed weighted average annual rate of increase in the per capita cost of covered health care benefits (i.e. the health care cost trend rate) for 2001 is 9 percent, and is assumed to decrease gradually to 5 percent in 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation as of December 31, 2001 by $7,315,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2001 by $982,000. A one-percentage-point decrease in the assumed health care cost trend rate for each future year would decrease the accumulated postretirement benefit obligation as of December 31, 2001 by $5,840,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2001 by $765,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.00 percent for 2001 and 7.75 percent for 2000 and 1999. The Company's net periodic postretirement benefit cost for the years ended December 31, 2001, 2000 and 1999 was $1,214,255, $1,138,231 and $1,278,700, respectively.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

14. STOCK PLANS

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

     Under the current terms of the pooling agreement (see note 2), the Company's property and casualty insurance subsidiaries incur 23.5 percent of the expenses recognized by the pool members relating to these plans. The Company also incurs 100 percent of any expense of these plans that is associated with optionees working for its other subsidiaries. Total expenses incurred by the Company relating to the Employers Mutual stock plans amounted to $90,681, $26,820 and $59,379 for 2001, 2000 and 1999, respectively.

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

     There is a ten year time limit for granting options under the plans. Options can no longer be granted under the 1982 Plan and the time period for granting options under the 1993 Plan expires on December 31, 2002. Options granted under the plans have a vesting period of two, three, four or five years with options becoming exercisable in equal annual cumulative increments. Options have been granted to 57 individuals under the 1982 Plan and 98 individuals under the 1993 Plan. As of February 26, 2002, 19 eligible participants remained in the 1982 Plan and 71 eligible participants remained in the 1993 Plan.

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors (the "Board") is the administrator of the plans. Option prices are determined by the Committee but can not be less than the fair value of the stock on the date of grant.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     During 2001, 10,700 options were granted under the 1993 Plan to eligible participants at a price of $11.38 and 85,377 options were exercised under the plans at prices ranging from $8.75 to $18.30. A summary of Employers Mutual's incentive stock option plans is as follows:
                                                 Year ended December 31,
                                                ---------------------------
                                                 2001      2000      1999
                                                -------   -------   -------
     Options outstanding, beginning of year ..  809,882   595,255   574,391
     Granted .................................   10,700   265,775    71,700
     Exercised ...............................  (85,377)  (47,748)  (43,336)
     Expired .................................  (11,827)   (3,400)   (7,500)
                                                -------   -------   -------
     Options outstanding, end of year ........  723,378   809,882   595,255
                                                =======   =======   =======
     Options exercisable, end of year ........  407,108   390,447   361,055
                                                =======   =======   =======
(b) Employee Stock Purchase Plan

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

     During 2001, 120 employees participated in the plan and exercised a total of 13,734 options at prices of $12.76 and $14.25. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                 ---------------------------
                                                  2001      2000      1999
                                                 -------   -------   -------
     Shares available for purchase,
       beginning of year ......................  327,489   352,354   380,009
     Shares purchased under plan ..............  (13,734)  (24,865)  (27,655)
                                                 -------   -------   -------
     Shares available for purchase, end of year  313,755   327,489   352,354
                                                 =======   =======   =======

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

(c) Non-Employee Director Stock Purchase Plan

     A total of 200,000 shares of the Company's common stock have been reserved for issuance under the Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan. All non-employee directors of Employers Mutual and its subsidiaries who are not serving on the "Disinterested Director Committee" of the Board as of the beginning of the option period are eligible for participation in the plan. Each eligible director can purchase shares of common stock at 75 percent of the fair value of the stock in an amount equal to a minimum of 25 percent to a maximum of 100 percent of their annual cash retainer. The plan will continue through the option period for options granted at the 2002 annual meetings. The plan is administered by the Disinterested Director Committee of the Board. The Board may amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. During 2001, no directors participated in the plan. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                 ---------------------------
                                                  2001      2000      1999
                                                 -------   -------   -------
     Shares available for purchase,
       beginning of year ......................  143,158   152,190   162,928
     Shares purchased under plan ..............        -    (9,032)  (10,738)
                                                 -------   -------   -------
     Shares available for purchase, end of year  143,158   143,158   152,190
                                                 =======   =======   =======
Dividend Reinvestment Plan

     The Company maintains a dividend reinvestment and common stock purchase plan which provides stockholders with the option of reinvesting cash dividends in additional shares of the Company's common stock. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. Since the third quarter of 1998, all shares of common stock issued under the plan have been purchased in the open market through the Company's transfer agent. On September 15, 2000, an additional 1,000,000 shares of stock were registered for issuance under the dividend reinvestment plan. Employers Mutual has been reinvesting 100 percent of its dividends in additional shares of common stock under this plan since the second quarter of 1999. Employers Mutual has informed the Company that it will be reducing its participation in the dividend reinvestment plan to 25 percent for 2002. Activity under the plan was as follows:

                                                  Year ended December 31,
                                            ---------------------------------
                                               2001        2000        1999
                                            ---------   ---------   ---------
     Shares available for purchase,
       beginning of year ..................   880,679     399,629     792,325
     Additional shares registered .........         -   1,000,000           -
     Shares purchased under plan ..........  (379,449)   (518,950)   (392,696)
                                            ---------   ---------   ---------
     Shares available for purchase,
       end of year ........................   501,230     880,679     399,629
                                            =========   =========   =========
     Range of purchase prices .............   $11.50      $ 7.50      $ 9.47
                                                to          to          to
                                              $17.25      $12.66      $12.81

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

                                                    Carrying     Estimated
                                                     amount      fair value
December 31, 2001                                 ------------  ------------
-----------------
  Fixed maturity securities:
    Held-to-maturity ............................ $ 33,572,602  $ 35,502,755
    Available-for-sale ..........................  390,214,177   390,214,177
  Equity securities available-for-sale ..........   33,322,767    33,322,767
  Short-term investments ........................   17,724,458    17,724,458
  Fixed maturity securities on loan:
    Held-to-maturity ............................   32,505,305    35,962,133
    Available-for-sale ..........................   28,436,008    28,436,008

December 31, 2000
-----------------
  Fixed maturity securities:
    Held-to-maturity ............................ $ 70,202,394  $ 70,975,728
    Available-for-sale ..........................  284,400,891   284,400,891
  Equity securities available-for-sale ..........   34,720,458    34,720,458
  Short-term investments ........................   23,388,027    23,388,027
  Fixed maturity securities on loan:
    Held-to-maturity ............................   45,509,199    48,599,702
    Available-for-sale ..........................    9,755,774     9,755,774

     The estimated fair value of the Company's surplus notes is $25,000,000, which is the same as the carrying amount. The estimated fair value is based on the fact that the notes were issued on December 28, 2001 and are therefore current as regards interest payments.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     The members of the pooling agreement have purchased annuities to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company, under the current terms of the pooling agreement, is contingently liable for 23.5 percent of these annuities (see note 2). The Company is contingently liable to various claimants in the amount of $740,582 in the event that the issuing company would be unable to fulfill its obligations.

17. UNAUDITED INTERIM FINANCIAL INFORMATION

                                          Three months ended,
                        -----------------------------------------------------
                          March 31       June 30   September 30   December 31
2001                    -----------   -----------   -----------   -----------
----
Total revenues ........ $68,295,006   $71,307,822   $77,180,241   $81,041,170
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax expense
  (benefit) ........... $ 2,677,827   $(5,025,762)  $  (766,909)  $(2,427,035)
Income tax expense
  (benefit) ...........     612,674    (2,179,897)     (703,381)   (1,165,143)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 2,065,153   $(2,845,865)  $   (63,528)  $(1,261,892)
                        ===========   ===========   ===========   ===========
Net income (loss) per
  share
  - basic and diluted*  $       .18   $      (.25)  $      (.01)  $      (.11)
                        ===========   ===========   ===========   ===========
2000
----
Total revenues ........ $61,144,637   $62,917,075   $66,792,907   $72,641,122
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax expense
  (benefit) ........... $ 2,003,674   $  (293,962)  $ 1,428,928   $(2,074,028)
Income tax expense
  (benefit) ...........     386,504      (489,810)      224,712    (1,385,825)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 1,617,170   $   195,848   $ 1,204,216   $  (688,203)
                        ===========   ===========   ===========   ===========
Net income (loss) per
  share
  - basic and diluted*  $       .14   $       .02   $       .11   $      (.06)
                        ===========   ===========   ===========   ===========
1999
----
Total revenues ........ $56,872,232   $57,711,432   $61,284,746   $63,461,127
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax benefit .. $ 1,572,517   $(3,638,168)  $    85,728   $(4,011,351)
Income tax benefit ....    (209,226)   (1,906,001)     (706,930)   (2,365,132)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 1,781,743   $(1,732,167)  $   792,658   $(1,646,219)
                        ===========   ===========   ===========   ===========
Net income (loss) per
  share
  - basic and diluted*  $       .15   $      (.15)  $       .07   $      (.15)
                        ===========   ===========   ===========   ===========

* Since the weighted average shares for the quarters are calculated independent of the weighted average shares for the year, quarterly net income
(loss) per share may not total to annual net income (loss) per share.