Form 10-K, Exhibit 13
period 2001-12-31
EMC INSURANCE GROUP INC
filed 2002-03-29
CIK 356130

STOCKHOLDER INFORMATION                                       EXHIBIT 13(d)
-----------------------                                       ------------



     The Company's common stock trades on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol EMCI.

     The following table shows the high and low bid prices, as reported by NASDAQ, and the dividends paid for each quarter within the two most recent years.

                            2001                            2000
                 ---------------------------     ---------------------------
                  High      Low    Dividends      High      Low    Dividends
                 ------   ------   ---------     ------    ------  ---------
1st Quarter      $13.13   $10.19     $ .15       $10.00    $ 7.63    $ .15
2nd Quarter       15.85    11.72       .15         9.13      6.81      .15
3rd Quarter       16.00    13.34       .15        11.38      8.50      .15
4th Quarter       18.75    13.01       .15        12.13      9.25      .15
Close on Dec. 31  17.15                           11.75

     On February 12, 2002, there were approximately 1,250 registered stockholders of the Company's common stock.

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

     A dividend reinvestment and common stock purchase plan provides stockholders with the option of receiving additional shares of common stock instead of cash dividends. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. See note 14 of Notes to Consolidated Financial Statements under Item 8 of this Form 10-K. Employers Mutual has been reinvesting 100 percent of its dividends in additional shares of common stock under this plan since the second quarter of 1999. Employers Mutual has informed the Company that it will be reducing its participation in the dividend reinvestment plan to 25 percent for 2002.