Form 10-K, Exhibit 13
period 2002-12-31
EMC INSURANCE GROUP INC
filed 2003-03-27
CIK 356130

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


OVERVIEW

     EMC Insurance Group Inc., a 79.9 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Property and casualty insurance is the most significant segment, representing 75.8 percent of consolidated premiums earned. For purposes of this discussion, the term "Company" is used interchangeably to describe EMC Insurance Group Inc. (Parent Company only) and EMC Insurance Group Inc. and its subsidiaries. Employers Mutual and all of its subsidiaries (including the Company) and an affiliate, are referred to as the "EMC Insurance Companies."

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

     The Company's reinsurance subsidiary assumes a 100 percent quota share portion of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts. This includes all premiums and related losses and settlement expenses of this business, subject to a maximum loss of $1,500,000 per event. The reinsurance subsidiary does not reinsure any of Employers Mutual's direct insurance business, nor any "involuntary" facility or pool business that Employers Mutual assumes pursuant to state law. In addition, the reinsurance subsidiary is not liable for credit risk in connection with the insolvency of any reinsurers of Employers Mutual. Operations of the quota share agreement give rise to inter-company balances with Employers Mutual, which are settled on a quarterly basis. The investment and income tax activities of the reinsurance subsidiary are not subject to the quota share agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 cap on losses assumed per event. The override commission rate is charged at 4.50 percent of written premiums. The reinsurance subsidiary also pays for 100 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business, excluding reinstatement premiums. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary.


CRITICAL ACCOUNTING POLICIES

     The following accounting policies are considered by management to be critically important in the preparation and understanding of the Company's financial statements and related disclosures. The assumptions utilized in the application of these accounting policies are complex and require a significant amount of subjective judgment.

Loss and settlement expense reserves

Processes and assumptions for establishing loss and settlement expense reserves

     Liabilities for losses are based upon case-basis estimates of reported losses and estimates of incurred but not reported ("IBNR") losses. For direct insurance business, the Company's IBNR reserves are estimates of liability for accidents that have occurred, but have not yet been reported to the Company. For assumed reinsurance business, IBNR reserves are also used to record anticipated increases in reserves for claims that have previously been reported. An estimate of the expected expenses to be incurred in the settlement of the claims provided for in the loss reserves is established as the liability for settlement expenses.

Property and Casualty Insurance Segment
---------------------------------------
     The Company's claims department establishes case loss reserves for direct business. Branch claims personnel establish case reserves for individual claims, with mandatory home office claims department review of reserves that exceed a specified threshold. This reserving process implicitly assumes a stable inflationary and legal environment. Most of the IBNR reserves for direct business are established through an actuarial analysis of IBNR claims that have emerged after the end of recent calendar years compared to the corresponding calendar year earned premiums (adjusted for changes in rate level adequacy). The methodology used in estimating these formula IBNR reserves assumes consistency in claims reporting patterns and immaterial changes in loss development patterns due to loss cost trends. From this analysis, IBNR factors are derived for each line of business and are applied to the latest twelve months of earned premiums to generate the formula IBNR reserves. The IBNR factors at year-end 2002 were selected to generate IBNR reserves near the midpoint of the range of actuarial reserve indications, after consideration of anticipated salvage and subrogation recoveries. No one point estimate within the range of actuarial reserve indications was considered better than another; therefore, management targeted the midpoint of the range as its best estimate of the required reserves.

     Ceded reserves are derived by applying the ceded contract terms to the direct reserves. For excess of loss contracts (excluding the catastrophe contract), this is accomplished by applying the ceded contract terms to the case reserves of the ceded claims. For the catastrophe excess of loss contract, ceded reserves are calculated by applying the contract terms to both the aggregate case reserves on claims stemming from catastrophes and the estimate of IBNR reserves developed for each individual catastrophe. For quota share contracts, ceded reserves are calculated as the quota share percentage multiplied by both case and IBNR reserves on the direct business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The methodology used for reserving settlement expenses is based on an analysis of historical ratios of paid expenses to paid losses. Assumptions underlying this methodology include stability in the mix of business, consistent claims processing procedures, immaterial impact of loss cost trends on development patterns, and consistent legal defense strategies. Based on this actuarial analysis, expense factors are derived for each line of business, which are applied to loss reserves to generate the expense reserves. The factors at year-end 2002 were selected to target an expense reserve level near the midpoint of the range of reserve indications arising from the actuarial analysis. No one point estimate within the range of reserve indications arising from the actuarial analysis was considered better than another; therefore, management targeted the midpoint of the range as its best estimate of the required reserves.

Reinsurance Segment
-------------------
     The reinsurance book of business is comprised of two major components. The first is Home Office Reinsurance Assumed Department ("HORAD"), which is the reinsurance business that is underwritten by Employers Mutual. The second is the Mutual Reinsurance Bureau pool ("MRB"), which is a voluntary pool in which Employers Mutual participates. For the HORAD component, Employers Mutual records the case and IBNR reserves reported by the ceding companies. Bulk IBNR reserves are established based on an actuarial reserve analysis.
Due to the time lag in the reporting of assumed reinsurance business and the relatively low volume of data generally available at the end of the first three quarters, the loss ratio method is used to estimate ultimate loss experience for those periods. Reported reinsurance results are analyzed throughout the year and, when appropriate, modifications are made to the reserves established by the loss ratio method. During the fourth quarter, with a full year of reported data, the Company uses other actuarial projection methods to evaluate anticipated loss experience and further adjustments are made to the carried reserves if deemed appropriate.

     The primary actuarial methods used to project ultimate policy year losses are paid development, incurred development and Bornhuetter-Ferguson, a recognized actuarial methodology. The assumptions underlying the various projection methods include stability in the mix of business, consistent claims processing procedures, immaterial impact of loss cost trends on development patterns, consistent case reserving practices, and appropriate Bornhuetter-Ferguson expected loss ratio selections. At year-end 2002, the carried HORAD reserves were in the upper quarter of the range of actuarial reserve indications. This conservative selection reflects the fact that there are inherent uncertainties involved in establishing reserves for assumed reinsurance business. Such uncertainties include the fact that a reinsurance company generally has less knowledge than the ceding company about the underlying book of business and the ceding company's reserving practices.

     For MRB, Employers Mutual records the case and IBNR reserves reported to it by the management of the pool, along with a relatively small IBNR reserve to cover a one-month reporting lag. To verify the adequacy of the reported reserves, an actuarial evaluation of MRB's reserves is performed at each year-end. As of December 31, 2002, this evaluation indicated that the carried MRB reserves were in the upper quarter of the range of actuarial reserve indications. The Company considers this conservative reserving practice to be appropriate in light of the inherent uncertainties associated with assumed reinsurance business noted above.

     Expense reserves for both the HORAD and MRB books of business are developed through the application of expense reserve factors to carried loss reserves. The factors are derived from an analysis of paid expenses to paid losses. Assumptions described for the property and casualty insurance segment apply to the reinsurance expense reserving process.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Asbestos, environmental and other uncertain exposures
-----------------------------------------------------
     Asbestos and environmental losses paid by the Company have averaged only $200,000 per year over the past five years. During 2002, the Company re-evaluated the estimated ultimate losses for asbestos exposures. Based on this re-evaluation, the Company reallocated $200,000 of bulk IBNR reserves and $100,000 of settlement expense reserves to direct asbestos exposures. In addition, the Company took a proactive approach to evaluate the adequacy of its asbestos reserves and commissioned a "ground-up" study to better quantify its exposure to asbestos liabilities. This study concluded that the Company's exposure for direct asbestos claims ranged from $1,100,000 to $5,100,000, with a point estimate of $3,000,000. Based on the results of this study, the Company elected to increase the IBNR reserves carried for direct asbestos exposures by $2,100,000 at December 31, 2002, to $3,000,000. The study and its results assume no improvement in the current asbestos litigation environment; however, federal legislation currently being considered could reduce the ultimate losses from asbestos litigation below the levels currently being projected for the industry.

     Since 1989, the Company has consistently included an asbestos exclusion in liability policies issued for most lines of business. The exclusion prohibits liability coverage for "bodily injury", "personal injury" or "property damage" (including any associated clean-up obligations) arising out of the installation, existence, removal or disposal of asbestos or any substance containing asbestos fibers. Therefore, the Company's present asbestos exposures are primarily limited to commercial policies issued prior to 1989. At present, the Company is defending several hundred asbestos bodily injury lawsuits under express reservation of rights in a number of states for injuries caused by asbestos containing products allegedly "mined, milled, manufactured, and/or distributed" by the Company's past and present policyholders. The plaintiffs in these cases suffer latent injuries, which can take years to detect. As a result, courts have allowed the trigger of more than one policy period (and carrier) to apply to these claims. The Company's policyholders that have been named as defendants in these asbestos lawsuits are peripheral defendants (i.e., small contractors, insulators, and electrical and building supply companies). Three policyholders (Lennox, Packing and Insulation Corp. and its contract installer, PIC), dominate the Company's asbestos claims. To date, actual losses paid have been minimal due to the plaintiffs' failure to identify an asbestos-containing product to which they were exposed that is associated with the Company's policyholders.
Defense costs, on the other hand, have typically increased due to the increased number of parties involved in the litigation and the length of time required to obtain a favorable result in the litigation on behalf of the policyholder. Whenever possible, the Company has participated in cost sharing agreements with other liability carriers to reduce overall asbestos claim expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's direct environmental claims have been defined as "any loss or potential loss (including third party claims) related directly or indirectly to the remediation of a site arising from past operations or waste disposal." Examples include, but are not limited to: chemical waste; hazardous waste treatment, storage and/or disposal facilities; industrial waste disposal facilities; landfills; superfund sites; toxic waste spills; and underground storage tanks. Widespread use of pollution exclusions since 1970 in virtually all lines of business, except personal lines, has resulted in limited exposure to environmental claims. Absolute pollution exclusions have been used since the 1980's. The Company's exposure to environmental claims is therefore limited primarily to accident years preceding the 1980s. The pre-1980's exposures include municipality exposures for closed landfills, small commercial businesses involved with disposing waste at landfills or leaking underground storage tanks. During 2002, the Company re-evaluated the estimated ultimate losses for direct environmental exposures. Based on this re-evaluation, the Company reallocated $600,000 of bulk IBNR reserves and $200,000 of settlement expense reserves to direct environmental exposures. No additional IBNR reserves were established for these exposures.

     The Company's exposure to asbestos and environmental claims through assumed reinsurance is very limited due to the fact that the Company's reinsurance subsidiary entered into the reinsurance marketplace in the early 1980s after much attention had already been brought to these issues. The Company has taken action to commute one reinsurance contract during the first quarter of 2003 that has some asbestos and environmental reserves associated with it. The "ground-up" study recently completed on the Company's asbestos exposures did not identify any additional exposures associated with the reinsurance business assumed by the Company.

     At December 31, 2002, the Company carried asbestos and environmental reserves for direct insurance and assumed reinsurance business totaling $5,600,000, which represents 1.7% of total loss and settlement expense reserves. The asbestos and environmental reserves include $600,000 of case reserves, $3,800,000 of IBNR reserves and $1,200,000 of bulk settlement expense reserves.

     The Company's direct product liability claims are considered to be highly uncertain exposures due to the many uncertainties inherent in determining the loss, and the significant periods of time that can elapse between the occurrence of the loss and the ultimate settlement of the claim. The majority of the Company's product liability claims arise from small to medium sized manufacturers, contractors, petroleum distributors, and mobile home and auto dealerships. No specific claim trends are evident from the Company's manufacturer and contractor policies, as the claims activity on these policies is generally isolated and can be severe. Claims involving petroleum products can range from small to severe, and are generally isolated and tend to occur when the product is placed into use. Specific product coverage is provided to the Company's mobile home and auto dealership policyholders, and the claims from these policies tend to be relatively small. No trends are currently evident that would adversely affect the Company's product liability book of business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's assumed casualty excess reinsurance is also considered to be a highly uncertain exposure due to the significant periods of time that can elapse during the settlement of the underlying claims and the fact that a reinsurance company generally has less knowledge than the ceding company about the underlying book of business and the ceding company's reserving practices. While the Company's reinsurance subsidiary is predominantly a property reinsurer, it does write some casualty excess business that includes most of the standard casualty lines of business. Casualty excess business that is written is generally considered to be either working layer (exposed to loss on a policy limit basis) or clash (reinsurance attaches above the typical original policy limits that are provided). The working layer casualty excess reinsurance is written for smaller companies, while clash casualty excess is provided to all sizes of companies. No contracts are currently written for specialty casualty lines such as medical malpractice or for-profit directors and officers.

     Following is a schedule of claims activity for asbestos, environmental, products liability and casualty excess reinsurance for 2002, 2001 and 2000.

                        Property and casualty
                          insurance segment           Reinsurance segment
                      ---------------------------  --------------------------
                                       Settlement                  Settlement
($ in thousands)       Case     IBNR    expense     Case     IBNR    expense
----------------      -------  -------  -------    -------  -------  --------
Reserves at 12/31/02
  Asbestos ...........$   451  $ 1,693  $   839    $    80  $   454  $     -
  Environmental ......$    14  $   839  $   322    $    49  $   786  $     -
  Products 1 .........$ 2,314  $ 1,856  $ 2,000    $     -  $     -  $     -
  Casualty excess 2 ..$     -  $     -  $     -    $13,393  $21,472  $ 1,385

Reserves at 12/31/01
  Asbestos ...........$   353  $   147  $   220    $    86  $   480  $     -
  Environmental ......$    11  $   312  $   131    $    52  $   773  $     -
  Products 1 .........$ 1,890  $ 1,230  $ 1,364    $     -  $     -  $     -
  Casualty excess 2 ..$     -  $     -  $     -    $15,040  $21,034  $ 1,575

Reserves at 12/31/00
  Asbestos ...........$   317  $   194  $   205    $    93  $   496  $     -
  Environmental ......$   177  $   312  $   223    $    53  $   760  $     -
  Products 1 .........$ 2,010  $   937  $ 1,078    $     -  $     -  $     -
  Casualty excess 2 ..$     -  $     -  $     -    $11,164  $21,916  $   914

Paid during 2002
  Asbestos ...........$    18           $    97    $     8           $     -
  Environmental ......$    44           $    10    $    12           $     -
  Products 1 .........$   577           $   586    $     -           $     -
  Casualty excess 2 ..$     -           $     -    $ 5,019           $   498

Paid during 2001
  Asbestos ...........$    11           $    49    $    13           $     1
  Environmental ......$   109           $    27    $     8           $     -
  Products 1 .........$   967           $   562    $     -           $     -
  Casualty excess 2 ..$     -           $     -    $ 4,436           $   534

Paid during 2000
  Asbestos ...........$     7           $    56    $    28           $     -
  Environmental ......$    39           $    71    $    65           $     -
  Products 1 .........$   592           $   490    $     -           $     -
  Casualty excess 2 ..$     -           $     -    $ 3,457           $   398

1 Products includes the portion of asbestos and environmental claims reported above that are non-premises/operations claims
2 Casualty excess includes the asbestos and environmental claims reported above

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                   Environ-
                         Asbestos   mental   Products
                         --------  --------  --------
Open claims, 12/31/02 ...     306         6     1,080
Reported in 2002 ........     123         -       781
Disposed of in 2002 .....      83         3       260

Open claims, 12/31/01 ...     266         9       559
Reported in 2001 ........     104         1       454
Disposed of in 2001 .....      95         8       371

Open claims, 12/31/00 ...     257        16       476
Reported in 2000 ........     155         5       258
Disposed of in 2000 .....     114         7       278


Variability of loss and settlement expense reserves

     The Company does not determine a range of estimates for all components of the loss and settlement expense reserves at the time those reserves are established. However, at each year-end an actuarially determined range of estimates is developed for the major components of the loss and settlement expense reserves. All reserves are reviewed, except for the involuntary workers' compensation pools, for which reliance is placed on a reserve opinion received from the National Council on Compensation Insurance certifying the reasonableness of those reserves. Shown below are the actuarially determined ranges of reserve estimates as of December 31, 2002, along with the carried reserves. The last two columns display the estimated after-tax impact on earnings if the reserves were moved to the high endpoint and the low endpoint of the ranges.

                                                           After-Tax Impact
                             Range of Reserve Estimates      on Earnings
                             --------------------------   ------------------
                                                          Reserves  Reserves
($ in thousands)               High     Low    Carried    at High    at Low
                             -------- -------- --------   --------  --------
Property and casualty
  insurance segment .........$243,390 $207,392 $229,877   $ (8,783) $ 14,615
Reinsurance segment ......... 105,493   86,216  101,350     (2,693)    9,837
                             -------- -------- --------   --------  --------
                             $348,883 $293,608 $331,227   $(11,476) $ 24,452
                             ======== ======== ========   ========  ========

Changes in loss and settlement expense reserve estimates of prior periods

     For the property and casualty insurance segment, the December 31, 2002 estimate of loss and settlement expense reserves for accident years 2001 and prior increased $4,600,000 from the estimate at December 31, 2001. This increase represents 2.1% of the December 31, 2001 carried reserves and is primarily attributable to three sources: direct IBNR reserves, involuntary pools and contingent salary plan reserves. With regard to direct IBNR reserves, the methodology utilized to establish these reserves assumes consistency in claims reporting patterns. However, in recent years emerged IBNR losses have increased as a percentage of earned premiums. As a result of these actuarial indications, the Company strengthened direct IBNR reserves by $3,600,000 in 2002, $1,700,000 of which was allocated to accident years 2001 and prior. In addition, the Company established $2,100,000 of additional IBNR asbestos reserves at December 31, 2002 based on the results of a recently completed study of the Company's asbestos exposures, all of which was allocated to accident years 2001 and prior. As previously noted, the Company books the reserves reported by the management of the involuntary pools and in 2002 these bookings resulted in modest upward development of $400,000. Finally, Employers Mutual implemented a contingent salary plan in 2002 and $400,000 of the reserve established for this plan at December 31, 2002 was allocated to settlement expenses for accident years 2001 and prior.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     For the reinsurance segment, the December 31, 2002 estimate of loss and settlement expense reserves for accident years 2001 and prior increased $2,400,000 from the estimate at December 31, 2001. This increase represents 2.6% of the December 31, 2001 carried reserves. Virtually all of the increase arose from the MRB pool, for which the Company books the reserves established and reported by the pool. The carried MRB reserves at December 31, 2001 were above the midpoint of the actuarial range of estimates. However, reported losses and settlement expenses during pool year 2002 exceeded by approximately $1,200,000 the amounts predicted by the actuarial analysis. In addition, management of the MRB pool increased the IBNR reserves for prior years by $300,000. Finally, the losses and settlement expenses reported during January 2002 exceeded by $800,000 the IBNR reserve established at December 31, 2001 to cover the one-month reporting lag.


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

     Amortization of deferred policy acquisition costs is calculated as the difference between the beginning and ending amounts of deferred policy acquisition costs plus the amount of costs deferred during the current year. Deferred policy acquisition costs and related amortization are calculated separately for the property and casualty insurance segment and the reinsurance segment. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and settlement expenses and certain other costs expected to be incurred as the premium is earned. Deferred policy acquisition costs were not subject to limitation at December 31, 2002, and management does not anticipate future limitations to be likely due to the improving premium rate environment in both the insurance and reinsurance marketplaces.


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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CONSOLIDATED RESULTS OF OPERATIONS

Operating results for the three years ended December 31, 2002 are as follows:

($ in thousands)                             2002        2001        2000
                                           --------    --------    --------
Premiums earned .......................... $297,043    $265,280    $231,459
Losses and settlement expenses ...........  207,058     221,919     189,522
Acquisition and other expenses ...........   95,633      80,251      71,401
                                           --------    --------    --------
Underwriting loss ........................   (5,648)    (36,890)    (29,464)
Net investment income ....................   32,778      30,970      29,006
Interest expense .........................   (1,639)        (11)          -
Other expense ............................     (440)       (411)        (35)
                                           --------    --------    --------
Operating income (loss) before income
  tax expense (benefit) ..................   25,051      (6,342)       (493)
Realized investment (losses) gains .......   (3,159)        800       1,558
                                           --------    --------    --------
Income (loss) before income tax
  expense (benefit) ......................   21,892      (5,542)      1,065
Income tax expense (benefit) .............    5,790      (3,436)     (1,264)
                                           --------    --------    --------
Net income (loss) ........................ $ 16,102    $ (2,106)   $  2,329
                                           ========    ========    ========

Incurred losses and settlement expenses:
  Insured events of the current year ..... $200,060    $216,752    $191,425
  Increase (decrease) in provision for
    insured events of prior years ........    6,998       5,167      (1,903)
                                           --------    --------    --------
      Total losses and settlement expenses $207,058    $221,919    $189,522
                                           ========    ========    ========

Catastrophe and storm losses ............. $  8,304    $ 22,947    $  8,604
                                           ========    ========    ========

     The Company increased its December 31, 2002 reserves for direct asbestos exposures by $2,069,000 as a result of a "ground-up" study commissioned by the Company to better quantify its exposure to asbestos liabilities. The Company does not have a significant amount of exposure to asbestos claims; however, the recent increase in litigation against "peripheral defendants" prompted the Company to commission an independent study to better understand its exposures in this evolving legal environment. The consulting actuarial firm commissioned to conduct this study is highly respected for its expertise in performing this type of evaluation. The study was completely voluntary and at the discretion of the Company.

     Operating results before income taxes improved dramatically in 2002 from the results reported in 2001 and 2000. This improvement is attributed to improved premium rate adequacy, focused underwriting initiatives and a significant decline in catastrophe and storm losses. The Company has been successful in executing a corporate operating plan that is focused on improving profitability. Although significant improvements were achieved in pricing and loss experience in 2001, they were masked by an unusually large amount of storm losses. The initiatives implemented in recent years have resulted in improved profitability for 2002, and this trend is expected to continue in 2003.

     Premium rate levels improved during 2002, continuing a trend that began in 1999. During this time period, implemented rate increases have grown progressively larger each year, reflecting an industry-wide movement toward adequate premium rate levels. During 2002, premium rate increases ranging from five to eighteen percent were implemented in most lines of business. As a result, premium rate levels for most lines of business are now at, or near, adequate levels for the first time in nearly a decade. Although management expects to implement additional rate increases during 2003, these increases are not expected to be as large as those implemented in 2002 and will likely be targeted toward specific territories and lines of business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Premiums earned increased 12.0 percent in 2002, 14.6 percent in 2001 and
9.6 percent in 2000. The increase in 2002 premiums is primarily attributed to rate increases that were implemented during the last two years in the property and casualty business, as well as growth and improved pricing in the assumed reinsurance business. Despite rising premium rates, retention levels have remained fairly constant, evidence of the movement of the insurance industry towards more adequate rate levels. The Company continues to be selective in the insurance risks that it accepts and has been able to price both new and renewal business at more adequate levels. The significant growth reported in 2001 earned premiums was achieved through a combination of implemented rate increases and increased exposures.

     Losses and settlement expenses decreased 6.7 percent in 2002 after increasing 17.1 percent in 2001 and 7.1 percent 2000. The decrease for 2002 is primarily related to a significant decline in catastrophe and storm losses from the unusually large amount experienced in 2001, when active weather patterns produced a record amount of storm losses. Other factors contributing to this improvement include the implementation of more stringent underwriting standards, a substantial decrease in loss frequency and a decline in large losses. For the second consecutive year, losses and settlement expenses were negatively impacted by adverse development on prior years' reserves. The Company has historically experienced favorable development in its reserves and its reserving practices have not changed; however, the amount of development experienced will fluctuate from year to year as individual claims are settled and new information becomes available on open claims. The adverse development reported for 2002 includes $2,069,000 associated with the increase in asbestos reserves noted above.

     Acquisition and other expenses increased 19.2 percent in 2002, 12.4 percent in 2001 and 7.0 percent in 2000. These increases are primarily attributed to the higher premium levels reported for these years. Additional factors contributing to the large increase for 2002 include an increase in contingent commission expense and policyholder dividends resulting from the significant improvement in underwriting results, the discontinuation of an assigned risk program during 2001 that produced commission income, an increase in employee benefit costs and $379,000 of commission expense stemming from increased participation in a reinsurance pool. The increase for 2001 was limited by the increase in deferred policy acquisition costs that resulted from the change in the recording of installment-based premiums. The increase in 2000 was limited by an $824,000 decline in contingent commission expense in the reinsurance subsidiary. Acquisition and other expenses for 2001 and 2000 include approximately $135,000 of goodwill amortization expense. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", which became effective January 1, 2002, the Company's carried goodwill is no longer subject to amortization and must instead be tested for impairment on a periodic basis.

     Net investment income increased 5.8 percent in 2002, 6.8 percent in 2001 and 12.6 percent in 2000. The Company experienced a significant increase in fixed maturity security investments during 2002 due to the issuance of $25,000,000 of surplus notes to Employers Mutual in December 2001 and $11,000,000 of surplus notes to Employers Mutual in June 2002; however, this increase in invested assets has not produced a significant increase in investment income due to the declining interest rate environment. In addition, the Company experienced a significant amount of call activity in its portfolio of fixed maturity securities during 2001 due to the large decline in interest rates. Proceeds from this call activity, and from maturing securities, were reinvested at lower current interest rates, resulting in a lower rate of return in 2002. The increase for 2001 is primarily attributed to a higher average invested balance in fixed maturity securities. The large increase in 2000 reflects both a higher average invested balance in fixed maturity securities and an increase in the average rate of return earned on the fixed maturity portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company incurred $1,639,000 of interest expense on its surplus notes in 2002 and $11,000 in 2001. This interest expense did not have a material impact on the Company's operating results as the proceeds of the surplus notes were invested in government agencies and corporate bonds and earned a similar amount of interest income.

     The realized investment losses of 2002 primarily reflect a $3,821,000 "other than temporary" security impairment write-down of the Company's investment in MCI Communications Corporation bonds. The realized investment gains for 2001 reflect $563,000 from the Company's equity portfolio, net of $310,000 of realized losses associated with the sale of Enron stock, with the remainder coming primarily from calls on taxable fixed maturity securities. The realized investment gains of 2000 reflect $531,000 from the disposal of tax-exempt fixed maturity securities, $531,000 from the disposal of other fixed maturity securities and $496,000 from the Company's equity portfolio.

     The Company reported income tax expense in 2002 compared to an income tax benefit for both 2001 and 2000. This change in tax status primarily reflects the substantial improvement in pre-tax operating results experienced in 2002. Due to the significant improvement in 2002 operating results, the Company was able to utilize its entire net operating loss carry forward from calendar years 2001 and 2000. Due to a change in the composition of the Company's investment portfolio, tax-exempt interest has declined from $4,922,000 in 2000 to $4,314,000 in 2001 and $4,119,000 in 2002. The income tax benefit for 2000 reflects a $470,000 benefit from the elimination of an accrual that had been carried for potential tax examination adjustments and $775,000 of expense associated with required changes in the tax accounting methods used to recognize audit-based premiums and installment premiums.

     On November 26, 2002, President Bush signed into law the Terrorism Risk Insurance Act of 2002 ("TRIA"). TRIA provides a Federal backstop on losses from certified terrorism events from foreign sources and is effective until December 31, 2004, with a one-year optional extension. Coverage includes most direct commercial lines of business, including coverage for losses from nuclear, biological, and chemical weapons. Each insurer has a deductible amount, which is calculated as a percentage of the prior year's direct earned premiums, and a ten percent retention. The percentage used in the deductible calculation increases from seven percent in 2003 to ten percent in 2004 and, if extended, to fifteen percent in 2005. TRIA caps losses at $100 billion annually, after which there is no coverage beyond the deductible. Terrorism exclusions in effect on direct policies in the covered lines of business were nullified upon passage of TRIA and, as provided for under TRIA, the Company was required to contact all of its commercial policyholders and inform them of the premium amount for acts of terrorism coverage. Management views this legislation as being favorable to both the Company and the industry. Though it is still too early to know what impact TRIA will have, it is anticipated that it will assist the industry in providing reasonably priced coverage for terrorist events in both the insurance and reinsurance markets. For the Company, the TRIA deductible will be approximately $13,000,000 in 2003. The March 1, 2003 renewal of Employers Mutual's reinsurance coverage for terrorism claims saw a broadening of coverage with limits corresponding to the TRIA deductible (approximately $55,000,000 for the EMC Insurance Companies). The contract terms provide for 70 percent coverage of $45,000,000 of terrorism losses in excess of $10,000,000, with an occurrence limit of $23,500,000. Coverage now includes all commercial lines of business losses from both certified and non-certified terrorist events, and nuclear, biological and chemical weapons.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Losses from mold related claims continue to hamper the insurance industry as a whole, but are not considered to be significant exposures to the Company. The Company is using exclusionary endorsements and sub-limits to control mold losses. In addition, an improved understanding of these types of claims has resulted in prompt attention to water damage losses.

     In response to the declining interest rate environment, Employers Mutual has changed several key assumptions utilized in the preparation of the actuarial valuation reports for its pension and postretirement benefit plans during the last several years. Key assumption changes include a reduction in the discount rate from 7.75 percent in 2000 to 7.0 percent in 2001 and 6.5 percent in 2002 and a reduction in the assumed long-term rate of return on plan assets from 8.5 percent in 2000 and 2001 to 8.0 percent in 2002. In addition, due to the continued escalation in the price of prescription drugs, the assumed health care cost trend rate utilized in the postretirement benefit plan valuation report was increased from 9 percent to 12 percent in 2002. As a result of these assumption changes, and a decline in the market value of the pension plan assets, the funded status of these plans has declined over the last three years.

     At December 31, 2002, the pension plan's unfunded accumulated benefit obligation (equal to the accumulated benefit obligation minus the fair value of the plan's assets) exceeded the accrued pension liability carried in the financial statements, necessitating the establishment of an additional minimum liability. When an additional minimum liability is established, an intangible asset is recognized equal to the lesser of the additional minimum liability or the plan's unrecognized prior service costs. At December 31, 2002, the plan's unrecognized prior service cost was less than the additional minimum liability. The difference between the additional minimum liability and the intangible asset is reflected in stockholders' equity as other comprehensive loss, net of deferred income tax benefits.

     Pension liabilities reflected in the Company's financial statements totaled $2,488,000 (including $1,701,000 of additional minimum liability) at December 31, 2002 and $570,000 at December 31, 2001. At December 31, 2002, the Company's financial statements also reflect an intangible asset associated with the pension plan of $1,411,000, resulting in $290,000 of other comprehensive loss. Postretirement benefit liabilities reflected in the Company's financial statements totaled $7,527,000 and $6,967,000 at December 31, 2002 and 2001, respectively.

     The assumption changes noted above have also resulted in an increase in the expenses associated with these retirement plans. Pension expense amounted to $1,406,000, $1,060,000 and $691,000 in 2002, 2001 and 2000, respectively, and is expected to increase approximately 55 percent in 2003. Postretirement benefit expense amounted to $1,487,000, $1,214,000 and $1,138,000 in 2002,
2001 and 2000, respectively, and is expected to increase approximately 34 percent in 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

      Prior to 2002, the Company had concluded that it was not subject to the accounting requirements of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, since it receives the current fair value for any common stock issued under Employers Mutual's stock option plans. As a result, the Company was recognizing as compensation expense its pool participation share of the stock option expense recorded by Employers Mutual for these plans. During 2002, the Company concluded that it is subject to the accounting requirements of APB 25 and, accordingly, should not be recognizing compensation expense from Employers Mutual's stock option plans since the exercise price of the options is equal to the fair value of the stock at the date of grant. Accordingly, during 2002 the Company reversed the accrual for stock option expense allocated to it by Employers Mutual, resulting in $349,000 of pre-tax income. Pre-tax compensation expense recognized in the Company's financial statements for the years 2001 and 2000 amounted to $355,000 and $67,000, respectively. Since these amounts are not material, the financial statements for those years have not been restated.

          As previously noted, the Company currently has $36,000,000 of surplus notes issued to Employers Mutual. In December of 2001, three of the Company's property and casualty insurance subsidiaries issued an aggregate of $25,000,000 of surplus notes with an interest rate of 5.38 percent to Employers Mutual. On June 27, 2002, the Company's reinsurance subsidiary issued $11,000,000 of surplus notes with an interest rate of 5.25 percent to Employers Mutual. These surplus notes were issued in response to statutory capital adequacy concerns raised by certain rating agencies because the statutory surplus position of the Company's insurance and reinsurance subsidiaries had declined over the last three years due to unfavorable operating results and the payment of dividends to the parent company. It should be noted that surplus notes are considered to be a component of surplus for statutory reporting purposes because the notes have no maturity date and all payments of interest and principal must be approved in advance by the insurance commissioner of the state of domicile of the issuing insurance company; however, under generally accepted accounting principals, surplus notes are considered to be debt and are reported as a liability in the Company's financial statements.

     Effective January 1, 2001, the Company began recording the full-term written premium and related commission expense at the inception of insurance policies that are billed on an installment basis. Previously, such amounts were recorded as each installment became due. As a result, written premiums and unearned premiums increased $13,884,000, invested assets increased $11,881,000 and the Company incurred $1,706,000 of commission expense and $297,000 of premium tax expense. These expenses were offset by a $3,054,000 increase in deferred policy acquisition costs, resulting in $1,051,000 of non-recurring income.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

SEGMENT RESULTS

Property and Casualty Insurance

Operating results for the three years ended December 31, 2002 are as follows:

($ in thousands)                             2002        2001        2000
                                           --------    --------    --------
Premiums earned .......................... $225,013    $203,393    $184,986
Losses and settlement expenses ...........  156,152     168,344     149,519
Acquisition and other expenses ...........   72,483      61,877      57,748
                                           --------    --------    --------
Underwriting loss ........................   (3,622)    (26,828)    (22,281)
Net investment income ....................   23,517      22,458      20,788
Realized (losses) gains ..................   (2,154)        681       1,242
Interest expense .........................   (1,345)        (11)          -
Other income (expense) ...................       (3)        (51)        286
                                           --------    --------    --------
Income (loss) before income taxes ........ $ 16,393    $ (3,751)   $     35
                                           ========    ========    ========

Incurred losses and settlement expenses:
  Insured events of the current year ..... $151,507    $167,152    $152,360
  Increase (decrease) in the provision
    for insured events of prior years ....    4,645       1,192      (2,841)
                                           --------    --------    --------
      Total losses and settlement expenses $156,152    $168,344    $149,519
                                           ========    ========    ========

Catastrophe and storm losses ............. $  8,055    $ 15,813    $  7,945
                                           ========    ========    ========

     Premiums earned increased 10.6 percent in 2002, 10.0 percent in 2001 and
10.6 percent in 2000, primarily as a result of rate increases that were implemented during the last three years. Premium rate levels for property and casualty insurance improved during 2002 as average rate level increases ranging from five to eighteen percent were implemented in most lines of business. Premium rate increases have grown progressively larger during the last three years as a result of the industry's movement toward premium rate adequacy; however, this trend is not expected to continue in 2003 as the Company's premium rate levels for most lines of business are now considered to be at, or near, adequate levels. The Company does expect to implement additional rate increases during 2003, but they will generally be smaller than those implemented in 2002 and will likely be targeted toward specific territories and lines of business. It should be noted that it takes a considerable amount of time for implemented rate increases to have a noticeable impact on underwriting results due to the timing of policy renewals and the fact that premiums are earned ratably over the terms of the underlying policies. Due to this delay, premiums earned in 2003 are expected to continue to show strong growth as the rate increases obtained in 2002 become earned.
In addition to the rate increases noted above, the growth in premium income for 2001 and 2000 reflects an increase in the exposure base of the commercial lines of business, which resulted from an improved retention rate on renewal business and a steady amount of new business. The premium income amount for 2000 also includes $1,727,000 of income associated with a change in the estimate of the amount of additional premium income expected on policies, primarily workers' compensation, subject to audit.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Losses and settlement expenses decreased 7.2 percent in 2002 after increasing 12.6 percent in 2001 and 6.4 percent in 2000. The primary factor contributing to this improvement was a significant decline in catastrophe and storm losses from the unusually large amount experienced during storm plagued 2001. Other factors contributing to this improvement include more stringent underwriting standards, a substantial decline in loss frequency and a decline in large losses. Offsetting these improvements were an increase in overall loss severity and a second consecutive year of adverse development on prior years' reserves. The adverse development reported for 2002 includes $2,069,000 of additional asbestos reserves established in response to the findings of an independent study conducted on the Company's asbestos exposures. Additional factors contributing to the increase in adverse development for 2002 include a strengthening of IBNR reserves, adverse development reported by involuntary pool associations and the establishment of reserves associated with Employers Mutual's new contingent salary plan and other bonus plans. The property and casualty insurance subsidiaries have historically experienced favorable development in their reserves and reserving practices have not changes; however, the amount of development experienced will fluctuate from year to year as individual claims are settled and additional information becomes available on open claims.

     Acquisition and other expenses increased 17.1 percent in 2002, 7.2 percent in 2001 and 8.3 percent in 2000, primarily due to the increase in premium income noted above. The large increase for 2002 also reflects an increase in contingent commission expense and policyholder dividends as a result of the improved underwriting results. The increase for 2001 includes $688,000 of estimated guaranty fund assessments stemming from the Reliance Insurance Company insolvency, but was limited by the increase in deferred policy acquisition costs associated with the change in the recording of installment-based policies.

     Underwriting results improved dramatically in 2002 when compared to recent years. This improvement is attributed to a significant increase in overall premium rate adequacy, the implementation of more stringent underwriting standards, a significant decline in catastrophe and storm losses and a substantial decrease in loss frequency. The improvements that have been achieved in premium rate adequacy will continue to have an increasingly positive impact on future operating results, but the unpredictable nature of catastrophe and storm losses will remain. Underwriting for profitability is always stressed, but has become even more critical in light of the declining stock markets and the low interest rate environment. Both new and renewal business is being closely scrutinized to ensure that there is potential for an underwriting profit.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Reinsurance

Operating results for the three years ended December 31, 2002 are as follows:

($ in thousands)                               2002       2001       2000
                                             --------   --------   --------
Premiums earned ............................ $ 72,030   $ 61,887   $ 46,473
Losses and settlement expenses .............   50,906     53,575     40,003
Acquisition and other expenses .............   23,150     18,374     13,653
                                             --------   --------   --------
Underwriting loss ..........................   (2,026)   (10,062)    (7,183)
Net investment income ......................    9,147      8,318      7,873
Realized (losses) gains ....................   (1,010)       119        315
Interest expense ...........................     (294)         -          -
Other income ...............................        -         78         80
                                             --------   --------   --------
Operating income (loss) before income taxes  $  5,817   $ (1,547)  $  1,085
                                             ========   ========   ========

Incurred losses and settlement expenses:
  Insured events of the current year ....... $ 48,553   $ 49,600   $ 39,065
  Increase in the provision for insured
    events of prior years ..................    2,353      3,975        938
                                             --------   --------   --------
      Total losses and settlement expenses   $ 50,906   $ 53,575   $ 40,003
                                             ========   ========   ========

Catastrophe losses ......................... $    249   $  7,134   $    659
                                             ========   ========   ========

     Premiums earned increased 16.4 percent in 2002, 33.2 percent in 2001 and
6.1 percent in 2000. The increase for 2002 is attributed to rate increases implemented during the January 2002 renewal season, increased participation in a reinsurance pool and growth in a marine syndicate account; however, this increase was tempered by the recognition in 2001 of approximately $2,001,000 of reinstatement premiums associated with the World Trade Center catastrophe and an increase of approximately $1,350,000 in the estimate of earned but not reported premiums. During 2002, the estimate of reinstatement premiums associated with the World Trade Center catastrophe was reduced by approximately $677,000 (reflecting a decrease in Employers Mutual's estimate of the loss), and the estimate of earned but not reported premiums was reduced by approximately $1,085,000 due to the loss of several accounts and the voluntary withdrawal from Israeli proportional business. The Company lost several accounts in 2002 due to the 2001 decline in Employers Mutual's A.M. Best rating from "A" (Excellent) to "A-" (Excellent) and a decline in Employers Mutual's surplus level at December 31, 2001. Some of the lost business was replaced by several new working layer programs, which typically have smaller profit margins but offer greater loss predictability. In addition to the amounts recorded for reinstatement premiums and earned but not reported premiums, the large increase for 2001 reflects the addition of several new contracts (including a large marine syndicate account), growth in the exposure base of existing contracts and modest rate increases. The increase for 2000 reflects growth in the exposure base of existing contracts and the addition of several new contracts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Large premium rate increases have been common since the September 2001 terrorist attack on the World Trade Center. During 2002, significant rate increases were placed on excess of loss contracts, and both excess of loss contracts and pro-rata contracts benefited from industry-wide rate increases being implemented at the primary company level. This escalating rate environment attracted an influx of new capital into the reinsurance marketplace during 2002. As a result, premium rate increases moderated during the January 2003 renewal season. The only exception was for contracts with poor loss experience, which received exceptionally large rate increases.

      Losses and settlement expenses decreased 5.0 percent in 2002 after increasing 33.9 percent in 2001 and 9.9 percent in 2000. The decrease for 2002 is primarily the result of a significant decline in catastrophe losses from the elevated level experienced in 2001, which included Midwest wind and hail storms, flood losses from tropical storm Allison, surety bond losses associated with the Enron bankruptcy, and losses from the terrorist attack on the World Trade Center. The improved results of 2002 also reflect more favorable weather conditions and decreased casualty losses. The reinsurance subsidiary has experienced adverse development on prior years' reserves for the last three years. The majority of the development for 2002 and 2001 is attributed to a reinsurance pool that has experienced a high level of construction defect claims on an account that was discontinued on December 31, 1999. The adverse development reported for 2000 was primarily associated with reserves established for 1999 European storms. Results for 2000 also reflect an increase in loss severity on several aggregate treaties and property contracts, and an increase in loss frequency in the workers' compensation line of business.

     Acquisition and other expenses increased 26.0 percent in 2002, 34.6 percent in 2001 and 1.5 percent in 2000, primarily as a result of the increase in premium income noted above. The amounts reported for 2002 also reflect an increase in contingent commission expense that resulted from good loss experience on certain reinsurance contracts and $379,000 of commission expense associated with increased participation in the reinsurance pool noted above. The relatively small increase for 2000 is attributed to two transactions that produced an $824,000 decline in contingent commission expense. The first transaction was the receipt of $420,000 of profit share commission income associated with the outside reinsurance protection that the reinsurance subsidiary pays for to protect Employers Mutual from catastrophic losses on its assumed book of business. The second transaction was a $404,000 decline in contingent commission expense that was recognized by a reinsurance pool that the reinsurance subsidiary participates in.

     The improvement in the underwriting results of the reinsurance segment for 2002 is primarily attributed to improved rate adequacy, lower catastrophe losses, a decline in the amount of adverse development experienced on prior years' reserves and a decline in casualty losses. The reinsurance subsidiary was able to implement significant rate increases in 2002, which, when coupled with increased retentions and coverage exclusions, helped push premium rates to near adequate levels at year-end. Premium rate level increases are expected to moderate in 2003; however, underwriting results will continue to benefit from the large increases in rates and changes in terms implemented in 2002, as well as from continued improvement in premium rates on the underlying direct insurance business. In addition to pricing its reinsurance premiums at more adequate rates, Employers Mutual continues to work toward improving profitability on the assumed book of business by accepting larger shares of coverage on desirable programs, utilizing relationships with reinsurance intermediaries and monitoring exposures.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Parent Company

     The parent company reported operating losses before income taxes of $323,000, $244,000 and $56,000 in 2002, 2001 and 2000, respectively. The decrease in operating results is primarily due to a decline in investment income, which is attributed to a decrease in both interest rates and the average invested asset balance beginning in 2001.


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

     The Company does not have a significant amount of exposure to asbestos and environmental claims. Total reserves for asbestos and environmental related claims, including the additional $2,069,000 established in response to the recently completed study of the Company's asbestos exposures, amounted to $5,527,000 at December 31, 2002. Approximately $1,368,000 of these reserves are attributed to the reinsurance business assumed by the Company's reinsurance subsidiary, with the remaining $4,159,000 attributed to the direct insurance business written by the parties to the pooling agreement.


LIQUIDITY AND INVESTMENTS

     The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid investments to ensure the availability of funds to meet claims and expenses. The remainder of the investment portfolio, excluding investments in equity securities, is invested in securities with maturities that approximate the anticipated liabilities of the insurance issued. At December 31, 2002, approximately 50 percent of the Company's fixed maturity securities were in government or government agency issued securities. A variety of maturities are maintained in the Company's portfolio to assure adequate liquidity. The maturity structure of the fixed maturity investments is also established by the relative attractiveness of yields on short, intermediate and long-term securities. The Company does not invest in any high-yield debt investments (commonly referred to as junk bonds.)

     The Company considers itself to be a long-term investor and generally purchases fixed maturity investments with the intent to hold them to maturity. Despite this intent, the Company has historically classified a portion of its fixed maturity investments as available-for-sale securities to provide flexibility in the management of the portfolio. During the last three years, all newly acquired fixed maturity investments have been classified as available-for-sale securities to provide increased management flexibility.
The Company had unrealized holding gains, net of deferred taxes, on fixed maturity securities available-for-sale totaling $16,907,000, $4,494,000 and $3,107,000 at December 31, 2002, 2001 and 2000, respectively. The fluctuation in the market value of these investments is primarily due to changes in the interest rate environment during this time period. Since the Company does not actively trade in the bond market, such fluctuations in the fair value of these investments are not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated.
The Company closely monitors the bond market and makes appropriate adjustments in its portfolio as changing conditions warrant.

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

     The Company participates in a securities lending program whereby certain fixed maturity securities from the investment portfolio are loaned to other institutions for short periods of time. The Company receives a fee for each security loaned out under this program and requires initial collateral, primarily cash, equal to 102 percent of the market value of the loaned securities. At December 31, 2002, the securities lending program was temporarily suspended to eliminate financial ratio concerns expressed by certain regulatory authorities. This program will be continued, but will be temporarily suspended at each subsequent year-end.

     During 2002, the Company invested a net $2,077,000 into minor ownership interests in limited partnerships and limited liability companies. The Company does not hold any other non-traded securities.

     During 2000, the Company sold approximately $14,000,000 of investments in tax-exempt fixed maturity securities and reinvested the proceeds in taxable fixed maturity securities.

     The major ongoing sources of the Company's liquidity are insurance premium income, investment income and cash provided from maturing or liquidated investments. The principal outflows of cash are payments of claims, commissions, premium taxes, operating expenses, income taxes, dividends, interest and principal payments on debt, and investment purchases.

     The Company generated positive cash flows from operations of $58,573,000 in 2002, $47,087,000 in 2001 and $21,519,000 in 2000. The amount for 2001 includes $11,881,000 received from Employers Mutual in connection with a change in the recording of written premiums and commissions on policies billed on an installment basis.

     Employers Mutual reinvested 25 percent of its dividends in additional shares of the Company's common stock during 2002. Prior to 2002, Employers Mutual was reinvesting 100 percent of its dividends in additional shares of the Company's common stock. For the first quarter of 2003, Employers Mutual increased its dividend reinvestment percentage to 50 percent. As a result of this dividend reinvestment activity, the Company expects to become an 80 percent owned subsidiary of Employers Mutual in 2003. At that time the Company will begin filing a consolidated tax return with Employers Mutual and its subsidiaries. Employers Mutual has indicated that it may continue to participate in the dividend reinvestment plan in the future; however, its reinvestment percentage will likely be reduced to a level necessary to maintain the 80 percent ownership threshold.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Investment Impairments and Considerations

    At December 31, 2002, the Company had one fixed maturity security, MCI Communications Corporation, that was determined to be "other than temporarily" impaired. MCI Communications Corporation is owned by WorldCom Inc., whose corporate bonds were downgraded to junk status in May 2002 when it reported the detection of accounting irregularities. The MCI bonds are supported by the assets of MCI; however, the magnitude of the WorldCom collapse cast doubt on the prospect of collecting the entire amount of principal and interest payments due the Company. As a result, on June 30, 2002 the Company recognized $3,821,000 of realized loss when the carrying value of this investment was reduced from an aggregate book value of $5,604,000 to the current fair value of $1,783,000. The factors surrounding this "other than temporary" impairment did not have any impact on the carrying value of any other investments held by the Company. At December 31, 2002, the fair value of the MCI bonds had partially recovered, resulting in $1,035,000 of pre-tax unrealized gains.

     At December 31, 2002, the Company had unrealized losses on held-to-maturity and available-for-sale securities as presented in the table below. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services. None of these securities are considered to be in concentrations by either security type or industry. The Company uses several factors to determine whether the carrying value of an individual security has been impaired. Such factors include, but are not limited to, the security's value and performance in the context of the overall market, key corporate events and collateralization of fixed maturity securities. Based on these factors, and the Company's ability and intent to hold these securities until maturity, it was determined that the carrying value of these securities was not impaired at December 31, 2002. Risks and uncertainties inherent in the methodology utilized in this evaluation process include interest rate risk, equity price risk and the overall performance of the economy, all of which have the potential to adversely affect the value of the Company's investments. Should a determination be made at some point in the future that these unrealized losses are "other than temporary", the Company's earnings would be reduced by approximately $6,072,000, net of tax; however, the Company's financial position would not be affected due to the fact that unrealized losses on available-for-sale securities are reflected in the Company's financial statements as a component of stockholders' equity, net of deferred taxes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                                          Gross
                                                        unrealized
                                                          losses
                                                        ----------
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities and obligations of U.S.
      government corporations and agencies .............$        -
    Mortgage-backed securities .........................         -
                                                        ----------
        Total securities held-to-maturity ..............         -
                                                        ----------
Securities available-for-sale:
  Fixed maturity securities:
    U.S. treasury securities and obligations of U.S.
      government corporations and agencies .............     6,934
    Obligations of states and political subdivisions ...    15,640
    Mortgage-backed securities .........................         -
    Debt securities issued by foreign governments ......         -
    Public utilities ...................................   303,457
    Corporate securities ............................... 3,695,933
                                                        ----------
        Total fixed maturity securities ................ 4,021,964
                                                        ----------
  Equity securities:
    Common stocks ...................................... 5,277,079
    Non-redeemable preferred stocks ....................    42,000
                                                        ----------
        Total equity securities ........................ 5,319,079
                                                        ----------
        Total securities available-for-sale ............ 9,341,043
                                                        ----------
        Total all securities ...........................$9,341,043
                                                        ==========

     Following is a schedule of the length of time securities have continuously been in an unrealized loss position. Note that this is calculated on the basis of the fair value of the securities at the end of quarterly financial reporting periods.

                                                                     Gross
                                           Book         Fair      unrealized
                                           value        value        loss
                                        -----------  -----------  -----------
Fixed maturity securities
  available-for-sale:
    Three months or less ...............$53,543,537  $53,187,557  $   355,980
    Over three months to six months ....          -            -            -
    Over six months to nine months .....          -            -            -
    Over nine months to twelve months ..          -            -            -
    Over twelve months ................. 29,653,259   25,987,275    3,665,984
                                        -----------  -----------  -----------
                                        $83,196,796  $79,174,832  $ 4,021,964
                                        ===========  ===========  ===========
Equity securities:
    Three months or less ...............$ 8,265,899  $ 7,483,847  $   782,052
    Over three months to six months ....  7,162,094    6,017,498    1,144,596
    Over six months to nine months .....  9,663,726    7,013,635    2,650,091
    Over nine months to twelve months ..  2,503,725    1,910,943      592,782
    Over twelve months .................  2,165,280    2,015,722      149,558
                                        -----------  -----------  -----------
                                        $29,760,724  $24,441,645  $ 5,319,079
                                        ===========  ===========  ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     Following is a schedule of the maturity dates of fixed maturity securities with unrealized losses at December 31, 2002. Note that this schedule includes only fixed maturity securities available-for-sale, as the Company does not have any fixed maturity securities held-to-maturity with unrealized losses.

                                                                     Gross
                                           Book         Fair      unrealized
                                           value        value        loss
                                        -----------  -----------  -----------
Due in one year or less ................$44,969,470  $44,962,537  $     6,933
Due after one year through five years ..          -            -            -
Due after five years through ten years .  4,959,434    3,727,645    1,231,789
Due after ten years .................... 33,267,892   30,484,650    2,783,242
                                        -----------  -----------  -----------
                                        $83,196,796  $79,174,832  $ 4,021,964
                                        ===========  ===========  ===========

     Following is a schedule of fixed maturity securities available-for-sale that are non-investment grade and have unrealized losses at December 31, 2002. As previously noted, the Company does not invest in junk bonds. The non-investment grade securities held by the Company are the result of rating downgrades that occurred subsequent to their purchase. The percentages displayed are of the fair values of these securities to the total fair value of fixed maturity securities available-for-sale, and of the unrealized losses on these securities to the total gross unrealized losses on fixed maturity securities available-for-sale. This schedule does not include fixed maturity securities held-to-maturity due to the fact that none of these securities have unrealized losses or are below investment grade at December 31, 2002. This schedule also does not include the Company's MCI bonds, which carry a Moody's Bond Rating of CA, due to the fact that these bonds were written-down to their fair value in the second quarter of 2002 and have since partially recovered, resulting in unrealized gains of $1,035,000 as of December 31, 2002. Although the fair value of the American Airlines and United Airlines bonds are relatively low in relation to their book values and are classified as non-investment grade, these bonds are collateralized by aircraft with an appraised value sufficient to recover the Company's investment. Based on this collateralization and the Company's ability and intent to hold these securities to maturity, these securities were not considered to be impaired at December 31, 2002.

                                                          Percent  Percent
                         Moody's                            of     of gross
                          bond     Carrying   Unrealized  market  unrealized
                         rating     value        Loss     value     losses
                         ------   ----------  ----------  ------  ----------
US West Communications ..   BA    $4,235,000  $  397,487    0.9%        9.9%
American Airlines .......   BA    $2,513,181  $1,115,175    0.5%       27.7%
United Airlines .........   BA    $  791,825  $1,171,929    0.2%       29.1%
                                  ----------  ----------  ------  ----------
                                  $7,540,006  $2,684,591    1.6%       66.7%
                                  ==========  ==========  ======  ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Following is a schedule of gross realized losses recognized in 2002 along with the associated book values and sales prices aged according to the length of time the underlying securities were in an unrealized loss position. This schedule only includes realized losses from common stock disposals, as there were no realized losses recognized from disposals of preferred stocks or fixed maturity securities (an insignificant amount of losses were recognized on fixed maturity securities as a result of corporate actions such as calls, pay-downs, redemptions, etc.). The Company's equity portfolio is managed on a "tax-aware" basis, which generally results in sales of securities at a loss to offset sales of securities at a gain, thus minimizing the Company's income tax expense. Fixed maturity securities are generally held until maturity.


                                                                     Gross
                                           Book         Sales      realized
                                           value        price        loss
                                        -----------  -----------  -----------
90 days or less in unrealized loss .....$ 4,870,141  $ 3,912,673  $   957,468
Over 90 to 180 days in unrealized loss .  8,703,374    5,708,373    2,995,001
Over 180 to 270 days in unrealized loss   2,008,110    1,198,588      809,522
Over 270 to 365 days in unrealized loss     166,979      104,031       62,948
Over 365 days in unrealized loss .......    240,258      122,046      118,212
                                        -----------  -----------  -----------
                                        $15,988,862  $11,045,711  $ 4,943,151
                                        ===========  ===========  ===========

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

     Market risk represents the potential for loss due to adverse changes in the fair value of financial instruments. The market risks of the financial instruments of the Company relate to the investment portfolio, which exposes the Company to interest rate and equity price risk, and to a lesser extent, credit quality and prepayment risk. Monitoring systems and analytical tools are in place to assess each of these elements of market risk.

     Interest rate risk includes the price sensitivity of a fixed maturity security to changes in interest rates, and the affect on future earnings from short-term investments and maturing long-term investments given a change in interest rates. The following analysis illustrates the sensitivity of the Company's financial instruments to selected changes in market rates and prices. A hypothetical one percent increase in interest rates as of December 31, 2002 would result in a corresponding pre-tax decrease in the fair value of the fixed maturity portfolio of approximately $25,608,000, or 4.4 percent. In addition, a hypothetical one percent decrease in interest rates at December 31, 2002 would result in a corresponding decrease in pre-tax income over the next twelve months of approximately $1,101,000, assuming the current maturity and prepayment patterns. The Company monitors interest rate risk through the analysis of interest rate simulations, and adjusts the average duration of its fixed maturity portfolio by investing in either longer or shorter term instruments given the results of interest rate simulations and judgments of cash flow needs. The effective duration of the Company's fixed maturity portfolio at December 31, 2002 was 4.05 years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The valuation of the Company's marketable equity portfolios is subject to equity price risk. In general, equities have more year-to-year price variability than bonds. However, returns from equity securities have been consistently higher over longer time frames. The Company invests in a diversified portfolio of readily marketable equity securities. A hypothetical 10 percent decrease in the S&P 500 index as of December 31, 2002 would result in a corresponding pre-tax decrease in the fair value of the Company's equity portfolio of approximately $2,963,000.

     The Company invests in high quality fixed maturity securities, thus minimizing credit quality risk. At December 31, 2002, the portfolio of long-term fixed maturity securities consists of 15.7 percent U.S. Treasury, 13.4 percent government agency, 3.2 percent mortgage-backed, 14.8 percent municipal, and 52.9 percent corporate securities. At December 31, 2001, the portfolio of long-term fixed maturity securities consisted of 8.3 percent U.S. Treasury, 7.3 percent government agency, 6.8 percent mortgage-backed, 15.7 percent municipal, and 61.9 percent corporate securities.

     Fixed maturity securities held by the Company generally have an investment quality rating of "A" or better by independent rating agencies. The following table shows the composition of the Company's fixed maturity securities, by rating, as of December 31, 2002.

                                 Securities               Securities
                               held-to-maturity        available-for-sale
                             (at amortized cost)        (at fair value)
                            ---------------------    ---------------------
                               Amount     Percent       Amount     Percent
                            ------------  -------    ------------  -------
Rating:
  AAA ..................... $ 55,033,675    100.0%   $180,346,751     37.1%
  AA ......................            -        -      99,711,104     20.5
  A .......................            -        -     144,304,899     29.7
  BAA .....................            -        -      51,135,706     10.5
  BA ......................            -        -       7,540,006      1.6
  CA ......................            -        -       2,817,500       .6
                            ------------  -------    ------------  -------
    Total fixed maturities  $ 55,033,675    100.0%   $485,855,966    100.0%
                            ============  =======    ============  =======

     Ratings for preferred stocks and fixed maturity securities with initial maturities greater than one year are assigned by Moody's Investor's Services, Inc. Moody's rating process seeks to evaluate the quality of a security by examining the factors that affect returns to investors. Moody's ratings are based on quantitative and qualitative factors, as well as the economic, social and political environment in which the issuing entity exists. The quantitative factors include debt coverage, sales and income growth, cash flows and liquidity ratios. Qualitative factors include management quality, access to capital markets and the quality of earnings and balance sheet items. Ratings for securities with initial maturities less than one year are based on an evaluation of the underlying assets or the credit rating of the issuer's parent company.

    Prepayment risk refers to the changes in prepayment patterns that can shorten or lengthen the expected timing of principal repayments and thus the average life and the effective yield of a security. Such risk exists primarily within the portfolio of mortgage-backed securities. The prepayment risk analysis is monitored regularly through the analysis of interest rate simulations. At December 31, 2002, the effective duration of the mortgage-backed securities is 0.2 years with an average life and current yield of 1.2 years and 7.6 percent, respectively. At December 31, 2001, the effective duration of the mortgage-backed securities was 2.6 years with an average life and current yield of 4.6 years and 7.3 percent, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CAPITAL RESOURCES

     Insurance company operations require capital to support premium writings. The Company believes that its insurance company subsidiaries have sufficient capital to support their expected premium writings in 2003 after the issuance of the $36,000,000 of surplus notes to Employers Mutual.

     As previously noted, all payments of interest and principal on the surplus notes must be approved in advance by the insurance commissioner of the state of domicile of the respective insurance company. Interest payments are due January 1 of each year and, like the principal amount of the notes, can only be paid out of surplus earnings of the respective companies. At December 31, 2002, the Company's subsidiaries had received approval for the payment of interest accrued on their surplus notes during 2001 and 2002.

     The National Association of Insurance Commissioners (NAIC) maintains certain risk-based capital standards for property and casualty insurance companies. Risk-based capital requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. At December 31, 2002, the Company's insurance subsidiaries had total adjusted statutory capital of $140,324,000, which is well in excess of the minimum risk-based capital requirement of $35,866,000.

     A major source of cash flows for the Company is dividend payments from its insurance subsidiaries. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The Company received $6,250,000, $5,525,000 and $6,375,000 of dividends from its insurance subsidiaries and paid cash dividends to its stockholders totaling $6,828,000, $6,787,000 and $6,771,000 in 2002, 2001 and 2000, respectively.

     As of December 31, 2002, the Company had no material commitments for capital expenditures.


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


NEW ACCOUNTING PRONOUNCEMENTS

     In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which is effective for fiscal years ending after December 31, 2002. SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, and the effect of the method used on reported results. The Company has adopted the disclosure requirements of SFAS 148 and elected to continue to follow the recognition and measurement principles of APB 25.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS 142 addresses accounting for intangible assets, eliminates the amortization of goodwill and provides specific steps for testing the impairment of goodwill. SFAS 142 was effective for fiscal years beginning after December 15, 2001; however, the amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. Other than the requirement to eliminate the amortization of the Company's carried goodwill, which amounted to $135,000 per year, adoption of these statements did not have an impact on the operating results of the Company.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. Adoption of this statement did not have any effect on the operating results of the Company.


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