Form 10-K, Exhibit 13
period 2002-12-31
EMC INSURANCE GROUP INC
filed 2003-03-27
CIK 356130

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.                     EXHIBIT 13(c)
-------------------------------------------                      -------------

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

     Management of the Company has established and continues to maintain a system of internal controls that are designed to provide assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal controls provides for appropriate division of responsibility. Certain aspects of these systems and controls are tested periodically by the Company's internal auditors. Management considers the recommendations of its internal auditors and the independent auditors concerning the Company's internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that as of December 31, 2002, the Company's system of internal controls was adequate to accomplish the above objectives.

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


/s/ Bruce G. Kelley                      /s/ Mark E. Reese
-----------------------                  -----------------------
Bruce G. Kelley                          Mark E. Reese
President and                            Vice President and
Chief Executive Officer                  Chief Financial Officer

               Report of Ernst & Young LLP, Independent Auditors



The Board of Directors and Stockholders
EMC Insurance Group Inc.

     We have audited the accompanying consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated statements of income, comprehensive income, stockholders' equity, and cash flows of EMC Insurance Group Inc. and Subsidiaries for the year ended December 31, 2000 were audited by other auditors whose report dated February 27, 2001 expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 2002 and 2001 financial statements referred to above present fairly, in all material respects, the consolidated financial position of EMC Insurance Group Inc. and Subsidiaries at December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.




                                       /s/Ernst & Young LLP
                                       February 25, 2003
                                       Des Moines, Iowa

                        Report of KPMG LLP, Independent Auditors



The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We have audited the accompanying consolidated statements of income, comprehensive income, stockholders' equity and cash flows of EMC Insurance Group Inc. and Subsidiaries for the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of EMC Insurance Group Inc. and Subsidiaries for the year ended December 31, 2000, in conformity with accounting principles generally accepted in The United States of America.




/s/ KPMG LLP
Des Moines, Iowa
February 27, 2001

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                    --------------------------
                                                        2002          2001
                                                    ------------  ------------
ASSETS
Investments:
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
     (fair value $61,639,037 and $35,502,755) ..... $ 55,033,675  $ 33,572,602
    Securities available-for-sale, at fair value
     (amortized cost $459,844,928 and $384,410,393)  485,855,966   390,214,177
  Fixed maturity securities on loan:
    Securities held-to-maturity, at amortized cost
      (fair value $0 and $35,962,133) .............            -    32,505,305
    Securities available-for-sale, at fair value
      (amortized cost $0 and $27,325,968) .........            -    28,436,008
  Equity securities available-for-sale, at fair
    value (cost $38,444,030 and $28,686,321) ......   34,596,985    33,322,767
  Other long-term investments, at cost ............    3,057,000             -
  Short-term investments, at cost .................   29,650,230    17,724,458
                                                    ------------  ------------
      Total investments ...........................  608,193,856   535,775,317

Balances resulting from related party transactions
  with Employers Mutual:
     Reinsurance receivables ......................   11,582,136    14,501,336
     Prepaid reinsurance premiums .................    2,442,899     2,275,231
     Intangible asset, defined benefit
       retirement plan ............................    1,411,716             -
     Other assets .................................    1,331,816     1,170,655

Cash ..............................................     (119,097)      558,073
Accrued investment income .........................    9,179,555     8,659,008
Accounts receivable (net of allowance for
  uncollectible accounts of $7,297 and $573,502) ..      772,944     1,081,024
Income taxes recoverable ..........................      213,504       100,614
Deferred policy acquisition costs .................   24,926,861    21,363,528
Deferred income taxes .............................   13,986,172    18,328,807
Goodwill, at cost less accumulated amortization
  of $2,616,234 and $2,616,234 ....................      941,586       941,586
Securities lending collateral .....................            -    66,809,518
                                                    ------------  ------------
       Total assets ............................... $674,863,948  $671,564,697
                                                    ============  ============

See accompanying Notes to Consolidated Financial Statements.

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                       2002          2001
                                                    ------------  ------------
LIABILITIES
Balances resulting from related party transactions
  with Employers Mutual:
      Losses and settlement expenses .............. $331,226,753  $314,518,588
      Unearned premiums ...........................  115,746,814    99,382,176
      Other policyholders' funds ..................    1,035,622       472,952
      Surplus notes payable .......................   36,000,000    25,000,000
      Indebtedness to related party ...............    3,304,539     2,684,418
      Employee retirement plans ...................   10,014,349     6,967,484
      Other liabilities ...........................   19,767,507    15,271,938

Securities lending obligation .....................            -    66,809,518
                                                    ------------  ------------
        Total liabilities .........................  517,095,584   531,107,074
                                                    ------------  ------------
STOCKHOLDERS' EQUITY
Common stock, $1 par value,
  authorized 20,000,000 shares;
  issued and outstanding, 11,399,050 shares
  in 2002 and 11,329,987 shares in 2001 ...........   11,399,050    11,329,987
Additional paid-in capital ........................   67,270,591    66,013,203
Accumulated other comprehensive income ............   14,218,330     7,507,672
Retained earnings .................................   64,880,393    55,606,761
                                                    ------------  ------------
      Total stockholders' equity ..................  157,768,364   140,457,623
                                                    ------------  ------------
      Total liabilities and stockholders' equity .. $674,863,948  $671,564,697
                                                    ============  ============

See accompanying Notes to Consolidated Financial Statements.

                     EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME

All balances presented below, with the exception of investment income, realized investment (losses) gains and income tax expense (benefit), are the result of related party transactions with Employers Mutual.

                                              Year ended December 31,
                                     ----------------------------------------
                                         2002          2001          2000
                                     ------------  ------------  ------------
REVENUES
Premiums earned .................... $297,043,033  $265,279,858  $231,458,442
Investment income, net .............   32,778,133    30,969,630    29,006,316
Realized investment (losses) gains     (3,159,201)      800,582     1,557,870
Other income .......................      865,819       774,169     1,473,113
                                     ------------  ------------  ------------
                                      327,527,784   297,824,239   263,495,741
                                     ------------  ------------  ------------
LOSSES AND EXPENSES
Losses and settlement expenses .....  207,057,856   221,918,750   189,521,674
Dividends to policyholders .........    2,977,154     1,823,970     1,632,961
Amortization of deferred
  policy acquisition costs .........   65,727,016    55,687,015    51,288,479
Other underwriting expenses ........   26,928,972    22,739,913    18,479,492
Interest expense ...................    1,638,716        11,055             -
Other expenses .....................    1,306,034     1,185,415     1,508,523
                                     ------------  ------------  ------------
                                      305,635,748   303,366,118   262,431,129
                                     ------------  ------------  ------------
      Income (loss) before income
        tax expense (benefit) ......   21,892,036    (5,541,879)    1,064,612
                                     ------------  ------------  ------------
INCOME TAX EXPENSE (BENEFIT)
  Current ..........................    5,061,093      (142,405)     (307,677)
  Deferred .........................      729,205    (3,293,342)     (956,742)
                                        5,790,298    (3,435,747)   (1,264,419)
                                     ------------  ------------  ------------
      Net income (loss) ............ $ 16,101,738  $ (2,106,132) $  2,329,031
                                     ============  ============  ============
Net income (loss) per common share
  - basic and diluted .............. $       1.42  $       (.19) $        .21
                                     ============  ============  ============
Average number of shares outstanding
  - basic and diluted ..............   11,375,779    11,312,063    11,284,885
                                     ============  ============  ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                               Year ended December 31,
                                     ----------------------------------------
                                          2002          2001         2000
                                     ------------  ------------  ------------
Net income (loss) .................. $ 16,101,738  $ (2,106,132) $  2,329,031
                                     ------------  ------------  ------------
OTHER COMPREHENSIVE INCOME
  Unrealized holding gains
    arising during the period,
    before deferred income tax
    expense ........................    7,454,522     1,645,082    15,872,363
  Deferred income tax expense ......    2,609,079       682,629     4,164,014
                                     ------------  ------------  ------------
                                        4,845,443       962,453    11,708,349
                                     ------------  ------------  ------------
  Reclassification adjustment for
    losses (gains) included in net
    income (loss), before income
    tax (benefit) expense ..........    3,159,201      (779,540)   (1,562,372)
  Income tax (benefit) expense .....   (1,105,720)      272,839       531,206
                                     ------------  ------------  ------------
                                        2,053,481      (506,701)   (1,031,166)
                                     ------------  ------------  ------------
  Adjustment for minimum pension
    liability ......................     (289,639)            -             -
  Deferred income tax benefit ......     (101,373)            -             -
                                     ------------  ------------  ------------
                                         (188,266)            -             -
                                     ------------  ------------  ------------
      Other comprehensive income ...    6,710,658       455,752    10,677,183
                                     ------------  ------------  ------------
      Total comprehensive income
        (loss) ..................... $ 22,812,396  $ (1,650,380) $ 13,006,214
                                     ============  ============  ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               Year ended December 31,
                                       ------------ ------------ ------------
                                           2002         2001         2000
                                       ------------ ------------ ------------
COMMON STOCK
  Beginning of year .................. $ 11,329,987 $ 11,294,220 $ 11,265,232
  Issuance of common stock through
    stock option plans ...............       69,063       35,767       28,988
                                       ------------ ------------ ------------
  End of year ........................   11,399,050   11,329,987   11,294,220
                                       ------------ ------------ ------------
ADDITIONAL PAID-IN CAPITAL
  Beginning of year ..................   66,013,203   65,546,963   65,333,686
  Issuance of common stock through
    stock option plans ...............    1,257,388      466,240      213,277
                                       ------------ ------------ ------------
  End of year ........................   67,270,591   66,013,203   65,546,963
                                       ------------ ------------ ------------
ACCUMULATED OTHER COMPREHENSIVE
 INCOME
  Beginning of year ..................    7,507,672    7,051,920   (3,625,263)
  Minimum pension liability ..........     (188,266)           -            -
  Unrealized gains on
    available-for-sale securities ....    6,898,924      455,752   10,677,183
                                       ------------ ------------ ------------
  End of year ........................   14,218,330    7,507,672    7,051,920
                                       ------------ ------------ ------------
RETAINED EARNINGS
  Beginning of year ..................   55,606,761   64,500,213   68,942,622
  Net income (loss) ..................   16,101,738   (2,106,132)   2,329,031
  Cash dividends on common stock
    ($.60 per share in 2002, 2001 and
    2000) ............................   (6,828,106)  (6,787,320)  (6,771,440)
                                       ------------ ------------ ------------
  End of year ........................   64,880,393   55,606,761   64,500,213
                                       ------------ ------------ ------------
    Total stockholders' equity ....... $157,768,364 $140,457,623 $148,393,316
                                       ============ ============ ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                        -------------------------------------
                                            2002         2001         2000
                                        -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss) ................... $16,101,738  $(2,106,132) $ 2,329,031

  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
      Balances resulting from related
        party transactions with
        Employers Mutual:
          Losses and settlement
            expenses ..................  16,708,165   28,029,560   19,975,004
          Unearned premiums ...........  16,364,638   13,822,959    8,687,285
          Other policyholders' funds ..     562,670     (255,701)    (364,601)
          Indebtedness of related party     620,121    6,484,089   (7,686,230)
          Employee retirement plans ...   2,475,961      118,972       80,293
          Reinsurance receivables .....   2,919,200   (2,575,981)    (795,990)
          Prepaid reinsurance premiums     (167,668)    (330,132)    (664,535)
          Amortization of deferred
            income ....................           -      (78,212)     (80,619)

      Deferred policy acquisition costs  (3,563,333)  (5,726,775)  (2,017,561)
      Accrued investment income .......    (520,547)  (1,313,645)    (458,424)
      Accrued income taxes:
        Current .......................    (112,890)     635,297      801,089
        Deferred ......................     729,205   (3,293,342)    (956,742)
      Realized investment losses
        (gains) .......................   3,159,201     (800,582)  (1,557,870)
      Accounts receivable .............     308,084     (807,010)   3,019,523
      Other, net ......................   2,988,881    3,403,024    1,209,447
                                        -----------  -----------  -----------
                                         42,471,688   37,312,521   19,190,069

       Balances resulting from related
        party transactions with
        Employers Mutual:
          Cash provided by the property
          and casualty insurance
          subsidiaries' change in
          recording of full-term
          premium amount on policies
          billed on an installment
          basis .......................           -   11,880,803            -
                                        -----------  -----------  -----------
            Net cash provided by
              operating activities .... $58,573,426  $47,087,192  $21,519,100
                                        -----------  -----------  -----------

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                              Year ended December 31,
                                     ----------------------------------------
                                         2002          2001          2000
                                     ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Maturities of fixed maturity
    securities held-to-maturity .... $ 11,074,685  $ 49,692,313  $ 11,529,551
  Purchases of fixed maturity
    securities available-for-sale .. (231,511,754) (166,403,259)  (52,060,772)
  Disposals of fixed maturity
    securities available-for-sale ..  180,717,143    44,693,688    27,499,407
  Purchases of equity securities
    available-for-sale .............  (43,930,432)  (26,769,001)  (23,203,788)
  Disposals of equity securities
    available-for-sale .............   33,884,190    27,388,659    23,451,046
  Purchase of other long-term
    investments ....................   (4,057,004)            -             -
  Disposals of other long-term
    investments ....................    1,000,004             -             -
  Net (purchases) sales of
    short-term investments .........  (11,925,773)    5,663,568    (3,223,821)
                                     ------------  ------------  ------------
         Net cash used in investing
            activities .............  (64,748,941)  (65,734,032)  (16,008,377)
                                     ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Balances resulting from related
    party transactions with
    Employers Mutual:
      Issuance of common stock .....    1,326,451       502,007       242,265
      Dividends paid to
        Employers Mutual ...........   (5,423,042)   (5,275,938)   (5,013,592)
      Issuance of surplus notes ....   11,000,000    25,000,000             -

  Dividends paid to stockholders ...   (1,405,064)   (1,511,382)   (1,757,848)
                                     ------------  ------------  ------------
         Net cash provided (used) in
           financing activities ....    5,498,345    18,714,687    (6,529,175)
                                     ------------  ------------  ------------
Net (decrease) increase in cash ....     (677,170)       67,847    (1,018,452)
Cash at beginning of year ..........      558,073       490,226     1,508,678
                                     ------------  ------------  ------------
Cash at end of year ................ $   (119,097) $    558,073  $    490,226
                                     ============  ============  ============
Income taxes paid (recovered) ...... $  4,755,010  $   (778,316) $ (1,108,766)
Interest paid (received) ........... $     19,232  $    (79,232) $    (23,722)

See accompanying Notes to Consolidated Financial Statements

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

     EMC Insurance Group Inc., a 79.9 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Both commercial and personal lines of insurance are written, with a focus on medium-sized commercial accounts. About one-half of the premiums written are in Iowa and contiguous states. The term "Company" is used interchangeably to describe EMC Insurance Group Inc. (Parent Company only) and EMC Insurance Group Inc. and its subsidiaries.

     The Company's subsidiaries include EMCASCO Insurance Company, Illinois EMCASCO Insurance Company, Dakota Fire Insurance Company, Farm and City Insurance Company, EMC Reinsurance Company and EMC Underwriters, LLC.

     The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States (GAAP), which differ in some respects from those followed in reports to insurance regulatory authorities. All significant inter-company balances and transactions have been eliminated.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Property and Casualty Insurance and Reinsurance Operations

     Property and casualty insurance premiums are recognized as revenue ratably over the terms of the respective policies. Unearned premiums are calculated on the daily pro rata method. Both domestic and foreign assumed reinsurance premiums are recognized as revenues ratably over the terms of the contract period. Amounts paid as ceded reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to the amount of reinsurance protection provided. Reinsurance reinstatement premiums are recognized in the same period as the loss event that gave rise to the reinstatement premiums.

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

     Certain commercial lines of business, primarily workers' compensation, are eligible for policyholder dividends in accordance with provisions of the underlying insurance policies. Net written premiums subject to policyholder dividends represented approximately 49 percent of the Company's total net written premiums in 2002. Policyholder dividends are accrued over the terms of the underlying policies.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     Ceded reinsurance amounts with nonaffiliated reinsurers relating to reinsurance receivables for paid and unpaid losses and settlement expenses and prepaid reinsurance are reported on the balance sheet on a gross basis. Amounts ceded to Employers Mutual relating to the affiliated reinsurance pooling agreement (see note 2) have not been grossed up because the contracts provide that receivables and payables may be offset upon settlement.

     The liabilities for losses and settlement expenses are considered adequate to cover the ultimate net cost of losses and claims incurred to date. Since the provisions are necessarily based on estimates, the ultimate liability may be more or less than such provisions.

Investments

     Securities classified as held-to-maturity are purchased with the intent and ability to be held to maturity and are carried at amortized cost. Unrealized holding gains and losses on securities held-to-maturity are not reflected in the financial statements. All other securities have been classified as securities available-for-sale and are carried at fair value, with unrealized holding gains and losses reported as accumulated other comprehensive income in stockholders' equity, net of deferred income taxes. Other long-term investments represent minor ownership interests in limited partnerships and limited liability companies and are carried at cost. Short-term investments represent money market funds and are carried at cost.

     The Company's carrying value for investments is reduced to its estimated realizable value if a decline in the fair value is deemed "other than temporary." Such reductions in carrying value are recognized as realized losses and are charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized gains and losses on disposition of investments are included in net income. The cost of investments sold is determined on the specific identification method using the highest cost basis first. Included in investments at December 31, 2002 and 2001 are securities on deposit with various regulatory authorities as required by law amounting to $12,648,887 and $12,448,310, respectively.

     The Company participates in a securities lending program whereby certain fixed maturity securities from the investment portfolio are loaned to other institutions for a short period of time. The Company requires initial collateral equal to 102 percent of the market value of the loaned securities. The collateral is invested by the lending agent, in accordance with the Company's guidelines, and generates fee income for the Company that is recognized ratably over the time period the security is on loan. The securities on loan to others are segregated from the other invested assets on the Company's balance sheet. In accordance with the relevant accounting literature, the collateral held by the Company is accounted for as a secured borrowing and is recorded as an asset on the Company's balance sheet with a corresponding liability reflecting the Company's obligation to return this collateral upon the return of the loaned securities. The securities lending program was temporarily suspended at December 31, 2002 to eliminate financial ratio concerns expressed by certain regulatory authorities.

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

Stock Based Compensation

     The Company has no stock based compensation plans of its own; however, Employers Mutual has several stock plans that utilize the common stock of the Company. The Company receives the current fair value for any shares issued under these plans. Under the terms of the pooling agreement (see note 2), stock option expense is allocated to the Company as determined on a statutory basis of accounting; however, for these GAAP basis financial statements the Company accounts for the stock option plans using the intrinsic value method of accounting as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the provisions of APB 25, no compensation expense is recognized from the operation of Employers Mutual's stock option plans since the exercise price of the options is equal to the fair value of the stock on the date of grant.

      Prior to 2002, the Company had concluded that it was not subject to the accounting requirements of APB 25 since it receives the current fair value for any common stock issued under Employers Mutual's stock option plans. As a result, the Company was recognizing as compensation expense its pool participation share of the stock option expense recorded by Employers Mutual for these plans. During 2002, the Company concluded that it is subject to the accounting requirements of APB 25 and, accordingly, should not be recognizing compensation expense from Employers Mutual's stock option plans as discussed above. Accordingly, during 2002 the Company reversed the accrual for stock option expense allocated to it by Employers Mutual, resulting in $349,273 of pre-tax income. Pre-tax compensation expense recognized in the Company's financial statements for the years 2001 and 2000 amounted to $354,703 and $66,943, respectively. Since these amounts are not material, the financial statements for those years have not been restated.

     In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which is effective for fiscal years ending after December 15, 2002. SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, and the effect of the method used on reported results. The Company has adopted the disclosure requirements of SFAS 148 and elected to continue to follow the recognition and measurement principles of APB 25.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The following table illustrates the effect on net income (loss) and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to Employers Mutual's stock option plans:

                                      2002         2001          2000
                                  -----------   -----------  ----------
Net income (loss), as reported    $16,101,738   $(2,106,132) $2,329,031
Add:  Compensation expense
  recognized in net income (loss)           -       230,557      44,182
Deduct:  Total stock-based
  employee compensation expense
  determined under fair value
  method for all awards, net of
  related tax effects ..........       18,992        16,287      14,410
                                  -----------   -----------  ----------
Pro forma net income (loss) ....  $16,082,746   $(1,891,862) $2,358,803
                                  ===========   ===========  ==========
Net income (loss) per share:
  Basic and diluted - As reported       $1.42        $(0.19)      $0.21
  Basic and diluted - Pro forma         $1.41        $(0.17)      $0.21

     The weighted average fair value of options granted amounted to $3.28, $1.59 and $.83 for 2002, 2001 and 2000, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants:

                                            2002      2001      2000
                                           ------    ------    ------
Dividend yield ..........................    3.28%     5.22%     6.49%
Expected volatility .....................     .218      .215      .159
Risk-free interest rate .................    4.37%     4.78%     6.14%
Expected life (years) ...................      5         5         5

Net Income (loss) Per Share - Basic and Diluted

     The Company's basic and diluted net income (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during each year. As previously noted, the Company receives the current fair value for any shares issued under Employers Mutual's stock plans. As a result, the Company had no potential common shares outstanding during 2002, 2001 and 2000 that would have been dilutive to net income (loss) per share.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

Goodwill

     Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 142 eliminated the amortization of goodwill, which represents the excess of cost over the fair value of net assets acquired subsidiaries, and provides specific steps for testing the impairment of goodwill. The initial adoption of SFAS 142 did not have an impact on the operating results of the Company. The annual impairment test was completed inthe fourth quarter of 2002 and goodwill was not deemed to be impaired.

     Prior to January 1, 2002, goodwill was being amortized on a straight-line basis over 25 years. The Company reviewed the recoverability of the unamortized balance of goodwill on a periodic basis using projected cash flows. Goodwill amortization expense amounted to approximately $135,000 ($87,000 after tax) per year. Due to the immaterial amounts involved, the Company has not presented prior year net income or earnings per share information that has been adjusted to exclude this expense.

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

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $76,203,278, $66,287,442 and $47,530,111 in 2002, 2001 and 2000,
respectively. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $18,117,058, $15,892,684 and $10,795,106 in 2002, 2001 and 2000, respectively.

     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 cap on losses assumed per event. Total override commission paid to Employers Mutual amounted to $3,429,148, $2,982,935 and $2,138,855 in 2002, 2001 and 2000, respectively.
Employers Mutual retained losses and settlement expenses under this agreement totaling $1,186,598 in 2002, $14,442,561 in 2001 and $373,847 in 2000. The
reinsurance subsidiary also pays for 100 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business, excluding reinstatement premiums. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $3,247,969, $2,495,794 and $2,122,248 in 2002, 2001 and 2000, respectively.

Services Provided by Employers Mutual

     Employers Mutual provides various services to all of its subsidiaries and affiliates. Such services include data processing, claims, financial, actuarial, auditing, marketing and underwriting. Employers Mutual allocates a portion of the cost of these services to the subsidiaries that do not participate in the pooling agreement based upon a number of criteria, including usage and number of transactions. The remaining costs are charged to the pooling agreement and each pool participant shares in the total cost in accordance with its pool participation percentage. Costs allocated to the Company by Employers Mutual for services provided to the holding company and its subsidiaries that do not participate in the pooling agreement amounted to $1,765,179, $2,040,822 and $1,674,704 in 2002, 2001 and 2000, respectively.
Costs allocated to the Company through the operation of the pooling agreement amounted to $56,897,066, $51,041,812 and $46,796,784 in 2002, 2001 and 2000,
respectively.

    Investment expenses are based on actual expenses incurred by the Company plus an allocation of other investment expenses incurred by Employers Mutual, which is based on a weighted average of total invested assets and number of investment transactions. Investment expenses allocated to the Company by Employers Mutual amounted to $559,136, $494,142 and $462,068 in 2002, 2001 and
2000, respectively.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     As of December 31, 2002, reinsurance ceded to two nonaffiliated reinsurers aggregated $5,800,768, which represents a significant portion of the total prepaid reinsurance premiums and reinsurance receivables for losses and settlement expenses. These amounts reflect the property and casualty insurance subsidiaries' pool participation percentage of amounts ceded by Employers Mutual to these organizations in connection with its role as "service carrier". Under these arrangements, Employers Mutual writes business for these organizations on a direct basis and then cedes 100 percent of this business to these organizations. Credit risk associated with these amounts is minimal, as all companies participating in these organizations are responsible for the liabilities of such organizations on a pro rata basis.

     The effect of reinsurance on premiums written and earned, and losses and settlement expenses incurred, for the three years ended December 31, 2002 is presented below.
                                              Year ended December 31,
                                     ----------------------------------------
                                         2002          2001          2000
                                     ------------  ------------  ------------
Premiums written
    Direct ......................... $235,596,547  $272,027,823  $249,896,499
    Assumed from nonaffiliates .....    3,985,370     1,898,509     1,220,442
    Assumed from affiliates
      (note 11) ....................  320,940,551   299,990,245   244,762,032
    Ceded to nonaffiliates .........  (11,089,041)  (11,189,227)   (8,347,822)
    Ceded to affiliates ............ (235,596,547) (272,027,823) (249,896,499)
                                     ------------  ------------  ------------
      Net premiums written ......... $313,836,880  $290,699,527  $237,634,652
                                     ============  ============  ============
Premiums earned
    Direct ......................... $241,939,466  $255,764,274  $245,078,165
    Assumed from nonaffiliates .....    3,501,616     1,786,132     1,194,835
    Assumed from affiliates ........  304,462,790   274,352,821   237,946,894
    Ceded to nonaffiliates .........  (10,921,373)  (10,859,095)   (7,683,287)
    Ceded to affiliates ............ (241,939,466) (255,764,274) (245,078,165)
                                     ------------  ------------  ------------
      Net premiums earned .......... $297,043,033  $265,279,858  $231,458,442
                                     ============  ============  ============
Losses and settlement expenses
  incurred
    Direct ......................... $165,218,514  $221,314,633  $208,604,970
    Assumed from nonaffiliates .....    2,876,808     1,336,824       400,360
    Assumed from affiliates ........  206,614,356   227,650,959   194,017,734
    Ceded to nonaffiliates .........   (2,433,308)   (7,069,033)   (4,896,420)
    Ceded to affiliates ............ (165,218,514) (221,314,633) (208,604,970)
                                     ------------  ------------  ------------
      Net losses and settlement
        expenses incurred .......... $207,057,856  $221,918,750  $189,521,674
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

                                             Year ended December 31,
                                     ----------------------------------------
                                         2002          2001          2000
                                     ------------  ------------  ------------
Gross reserves at beginning of year  $314,518,588  $286,489,028  $266,514,024

Ceded reserves at beginning of year   (11,848,597)  (11,224,797)  (10,260,815)
                                     ------------  ------------  ------------
Net reserves at beginning of year ..  302,669,991   275,264,231   256,253,209
                                     ------------  ------------  ------------
Incurred losses and
  settlement expenses
  Provision for insured events
    of the current year ............  200,059,798   216,752,003   191,425,036

  Increase (decrease) in provision
    for insured events of prior
    years ..........................    6,998,058     5,166,747    (1,903,362)
                                     ------------  ------------  ------------
        Total incurred losses and
          settlement expenses ......  207,057,856   221,918,750   189,521,674
                                     ------------  ------------  ------------
Payments
  Losses and settlement expenses
    attributable to insured events
    of the current year ............   81,124,276    94,983,112    82,912,082

  Losses and settlement expenses
    attributable to insured events
    of prior years .................  107,744,442    99,529,878    87,598,570
                                     ------------  ------------  ------------
        Total payments .............  188,868,718   194,512,990   170,510,652
                                     ------------  ------------  ------------
Net reserves at end of year ........  320,859,129   302,669,991   275,264,231

Ceded reserves at end of year ......   10,367,624    11,848,597    11,224,797
                                     ------------  ------------  ------------
Gross reserves at end of year ...... $331,226,753  $314,518,588  $286,489,028
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Underwriting results of the Company are significantly influenced by estimates of loss and settlement expense reserves. Changes in reserve estimates are reflected in operating results in the year such changes are recorded. The Company experienced adverse development on prior years' reserves in both the property and casualty insurance segment and the reinsurance segment during 2002, which contributed to the increase in losses and settlement expenses. For the property and casualty insurance segment, the December 31, 2002 estimate of loss and settlement expense reserves for accident years 2001 and prior increased $4,645,194 from the estimate at December 31, 2001. This increase represents 2.1% of the December 31, 2001 carried reserves and is primarily attributable to three sources: direct IBNR reserves, involuntary pools and contingent salary plan reserves. With regard to direct IBNR reserves, the methodology utilized to establish these reserves assumes consistency in claims reporting patterns. However, in recent years emerged IBNR losses have increased as a percentage of earned premiums. As a result of these actuarial indications, the Company strengthened direct IBNR reserves by $3,564,000 in 2002, $1,697,000 of which was allocated to accident years 2001 and prior. In addition, the Company established $2,068,705 of additional IBNR asbestos reserves at December 31, 2002 based on the results of a recently completed study of the Company's asbestos exposures, all of which was allocated to accident years 2001 and prior. As previously noted, the Company books the reserves reported by the management of the involuntary pools and in 2002 these bookings resulted in modest upward development of $353,000. Finally, Employers Mutual implemented a contingent salary plan in 2002 and $376,000 of the reserve established for this plan at December 31, 2002 was allocated to settlement expenses for accident years 2001 and prior.

     For the reinsurance segment, the December 31, 2002 estimate of loss and settlement expense reserves for accident years 2001 and prior increased $2,352,864 from the estimate at December 31, 2001. This increase represents 2.6% of the December 31, 2001 carried reserves. Virtually all of the increase arose from the MRB pool, for which the Company books the reserves established and reported by the pool. The carried MRB reserves at December 31, 2001 were above the midpoint of the actuarial range of estimates. However, reported losses and settlement expenses during pool year 2002 exceeded by approximately $1,249,792 the amounts predicted by the actuarial analysis. In addition, management of the MRB pool increased the IBNR reserves for prior years by $345,800. Finally, the losses and settlement expenses reported during January 2002 exceeded by $762,000 the IBNR reserve established at December 31, 2001 to cover the one-month reporting lag.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

5. ASBESTOS AND ENVIRONMENTAL RELATED CLAIMS

     The Company has exposure to asbestos and environmental related claims associated with the insurance business written by the parties to the pooling agreement and the reinsurance business assumed from Employers Mutual by the reinsurance subsidiary. These exposures are not considered to be significant. Asbestos and environmental losses paid by the Company have averaged only $219,000 per year over the past five years. During 2002, the Company re-evaluated the estimated ultimate losses for direct asbestos and environmental exposures. Based on this re-evaluation, the Company reallocated $752,000 of bulk IBNR reserves and $324,303 of settlement expense reserves to these exposures. In addition, the Company took a proactive approach to evaluate the adequacy of its asbestos reserves and commissioned a "ground-up" study to better quantify its exposure to asbestos liabilities. This study concluded that the Company's exposure for direct asbestos claims ranged from $1,000,000 to $5,100,000, with a point estimate of $3,000,000. Based on this study, the Company elected to increase the IBNR reserves carried for direct asbestos exposures by $2,068,705 at December 31, 2002, to $2,985,402. The study and its results assume no improvement in the current asbestos litigation environment; however, federal legislation currently being considered could reduce the ultimate losses from asbestos litigation below the levels currently being projected for the industry. Reserves for asbestos and environmental related claims for direct insurance and assumed reinsurance business totaled $5,526,943 and $2,565,515 at December 31, 2002 and 2001, respectively.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

6. STATUTORY INFORMATION AND DIVIDEND RESTRICTIONS

     The Company's insurance subsidiaries are required to file financial statements with state regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting practices that differ from GAAP. Prescribed statutory accounting principles include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the National Association of Insurance Commissioners (NAIC). Permitted accounting practices encompass all accounting practices not prescribed, but allowed by the state of domicile. The Company's insurance subsidiaries had no permitted accounting practices during 2002, 2001 and 2000.

     Statutory surplus of the Company's insurance subsidiaries was $140,323,534 and $128,735,605 at December 31, 2002 and 2001, respectively.
Statutory net income (loss) of the Company's insurance subsidiaries was $13,729,028, ($8,289,542) and ($1,599,085) for 2002, 2001 and 2000,
respectively.

     The NAIC utilizes a risk-based capital model to help state regulators assess the capital adequacy of insurance companies and identify insurers that are in, or are perceived as approaching, financial difficulty. This model establishes minimum capital needs based on the risks applicable to the operations of the individual insurer. The risk-based capital requirements for property and casualty insurance companies measure three major areas of risk: asset risk, credit risk and underwriting risk. Companies having less statutory surplus than required by the risk-based capital requirements are subject to varying degrees of regulatory scrutiny and intervention, depending on the severity of the inadequacy. At December 31, 2002, the Company's insurance subsidiaries had total adjusted statutory capital of $140,323,534, which is well in excess of the minimum risk-based capital requirement of $35,865,587.

     Retained earnings of the Company's insurance subsidiaries available for distribution as dividends are limited by law to the statutory unassigned surplus of each of the subsidiaries as of the previous December 31, as determined in accordance with accounting practices prescribed by insurance regulatory authorities of the state of domicile of each subsidiary. Subject to this limitation, the maximum dividend that may be paid within a 12 month period without prior approval of the insurance regulatory authorities is restricted to the greater of 10 percent of statutory surplus as regards policyholders as of the preceding December 31, or net income of the preceding calendar year on a statutory basis. At December 31, 2002, $16,784,451 was available for distribution to the Company in 2003 without prior approval.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

7. SEGMENT INFORMATION

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

     Summarized financial information for the Company's segments is as follows:

                            Property
Year ended                and casualty                 Parent
December 31, 2002           insurance   Reinsurance   company    Consolidated
-----------------         ------------ ------------ ------------ ------------
Premiums earned ......... $225,013,076 $ 72,029,957 $          - $297,043,033

Underwriting loss .......   (3,621,656)  (2,026,309)           -   (5,647,965)
Net investment income ...   23,517,163    9,147,127      113,843   32,778,133
Realized (losses) gains     (2,154,246)  (1,010,268)       5,313   (3,159,201)
Interest expense ........   (1,345,153)    (293,563)           -   (1,638,716)
Other income ............      865,819            -            -      865,819
Other expenses ..........     (869,346)           -     (436,688)  (1,306,034)
                          ------------ ------------ ------------ ------------
  Income (loss) before
    income tax expense
    (benefit) ........... $ 16,392,581 $  5,816,987 $   (317,532)$ 21,892,036
                          ============ ============ ============ ============
Assets .................. $490,583,702 $181,401,782 $158,010,734 $829,996,218
Eliminations ............            -            - (154,552,425)(154,552,425)
Reclassifications .......            -     (579,845)           -     (579,845)
                          ------------ ------------ ------------ ------------
     Net assets ......... $490,583,702 $180,821,937 $  3,458,309 $674,863,948
                          ============ ============ ============ ============

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                            Property
Year ended                and casualty                 Parent
December 31, 2001           insurance   Reinsurance   company    Consolidated
-----------------         ------------ ------------ ------------ ------------
Premiums earned ......... $203,392,845 $ 61,887,013 $          - $265,279,858

Underwriting loss .......  (26,828,133) (10,061,657)           -  (36,889,790)
Net investment income ...   22,457,799    8,317,505      194,326   30,969,630
Realized gains ..........      681,349      119,233            -      800,582
Interest expense ........      (11,055)           -            -      (11,055)
Other income ............      695,957       78,212            -      774,169
Other expenses ..........     (746,728)           -     (438,687)  (1,185,415)
                          ------------ ------------ ------------ ------------
  Loss before income
    tax benefit ......... $ (3,750,811)$ (1,546,707)$   (244,361)$ (5,541,879)
                          ============ ============ ============ ============
Assets .................. $514,376,179 $157,360,388 $140,659,584 $812,396,151
Eliminations ............            -            - (137,738,931)(137,738,931)
Reclassifications........            -   (3,092,523)           -   (3,092,523)
                          ------------ ------------ ------------ ------------
     Net assets ......... $514,376,179 $154,267,865 $  2,920,653 $671,564,697
                          ============ ============ ============ ============

Year ended
December 31, 2000
-----------------
Premiums earned ......... $184,985,620 $ 46,472,822 $          - $231,458,442

Underwriting loss .......  (22,280,746)  (7,183,418)           -  (29,464,164)
Net investment income ...   20,787,679    7,873,040      345,597   29,006,316
Realized gains ..........    1,242,233      315,101          536    1,557,870
Other income ............    1,392,494       80,619            -    1,473,113
Other expenses ..........   (1,106,996)           -     (401,527)  (1,508,523)
                          ------------ ------------ ------------ ------------
  Income (loss) before
    income tax (benefit)
    expense ............. $     34,664 $  1,085,342 $    (55,394)$  1,064,612
                          ============ ============ ============ ============

8. INVESTMENTS

     Investments of the Company's insurance subsidiaries are subject to the insurance laws of the state of their incorporation. These laws prescribe the kind, quality and concentration of investments that may be made by insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks and real estate mortgages. The Company believes that it is in compliance with these laws.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 2002 and 2001 are as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services.


                                            Gross       Gross      Estimated
                              Amortized   unrealized  unrealized      fair
                                cost        gains       losses       value
                             ----------- ----------- ------------ ------------
December 31, 2002
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $ 49,956,691 $ 6,190,424 $         - $ 56,147,115
    Mortgage-backed
      securities ...........    5,076,984     414,938           -    5,491,922
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $ 55,033,675 $ 6,605,362 $         - $ 61,639,037
                             ============ =========== =========== ============
Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $110,033,485 $ 1,354,496 $    (6,934)$111,381,047
    Obligations of states
      and political
      subdivisions .........   81,425,249   5,706,479     (15,640)  87,116,088
    Mortgage-backed
      securities ...........   12,594,103   1,047,853           -   13,641,956
    Debt securities issued
      by foreign governments    6,483,656   1,104,054           -    7,587,710
    Public utilities .......   46,979,003   2,431,362    (303,457)  49,106,908
    Corporate securities ...  202,329,432  18,388,758  (3,695,933) 217,022,257
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  459,844,928  30,033,002  (4,021,964) 485,855,966
                             ------------ ----------- ----------- ------------
  Equity securities:
    Common stocks ..........   37,944,030   1,472,034  (5,277,079)  34,138,985
    Non-redeemable
      preferred stocks .....      500,000           -     (42,000)     458,000
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   38,444,030   1,472,034  (5,319,079)  34,596,985
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $498,288,958 $31,505,036 $(9,341,043)$520,452,951
                             ============ =========== =========== ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                            Gross        Gross      Estimated
                              Amortized   unrealized   unrealized      fair
                                cost        gains        losses       value
                             ------------ ----------- ----------- ------------
December 31, 2001
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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                               Estimated
                                                Amortized         fair
                                                  cost            value
                                              ------------    ------------
Securities held-to-maturity:
  Due in one year or less ................... $          -    $          -
  Due after one year through five years .....   43,973,773      49,782,810
  Due after five years through ten years ....    4,985,531       5,313,205
  Due after ten years .......................      997,387       1,051,100
  Mortgage-backed securities ................    5,076,984       5,491,922
                                              ------------    ------------
      Totals ................................ $ 55,033,675    $ 61,639,037
                                              ============    ============

Securities available-for-sale:
  Due in one year or less ................... $ 55,668,261    $ 55,717,130
  Due after one year through five years .....   24,992,053      26,572,980
  Due after five years through ten years ....  105,727,344     116,605,900
  Due after ten years .......................  260,863,167     273,318,000
  Mortgage-backed securities ................   12,594,103      13,641,956
                                              ------------    ------------
      Totals ................................ $459,844,928    $485,855,966
                                              ============    ============

     The mortgage-backed securities shown in the above table include $17,059,099 of securities issued by government corporations and agencies and $611,988 of collateralized mortgage obligations (CMOs). CMOs are securities backed by mortgages on real estate, which come due at various times. The Company has attempted to minimize the prepayment risks associated with mortgage-backed securities by not investing in "principal only" and "interest only" CMOs. The CMOs that the Company has invested in are designed to reduce the risk of prepayment by providing predictable principal payment schedules within a designated range of prepayments. Investment yields may vary from those anticipated due to changes in prepayment patterns of the underlying collateral.

   A summary of realized investment gains and losses is as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            2002         2001         2000
                                        -----------   ----------   ----------
Fixed maturity securities
  held-to-maturity: (1)
    Gross realized investment gains ... $         -   $   21,042   $      536
    Gross realized investment losses ..           -            -       (5,038)

Fixed maturity securities
  available-for-sale: (2)
    Gross realized investment gains ...     960,705      235,515    1,074,068
    Gross realized investment losses ..  (3,831,374)     (19,039)      (7,237)

Equity securities
  available-for-sale:
    Gross realized investment gains ...   4,654,622    4,050,256    3,911,717
    Gross realized investment losses ..  (4,943,154)  (3,487,192)  (3,416,176)
                                        -----------   ----------   ----------
      Totals .......................... $(3,159,201)  $  800,582   $1,557,870
                                        ===========   ==========   ==========

     (1) Investment gains and losses realized on fixed maturity securities held-to-maturity are the result of calls and prepayments.

     (2) Investment losses realized on fixed maturity securities available-for-sale for the year ended December 31, 2002 include "other than temporary" security impairment write-downs totaling $3,821,466.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     During 2000, the Company sold approximately $14,000,000 of investments in tax-exempt fixed maturity securities available-for-sale and reinvested the proceeds into taxable fixed maturity securities available-for-sale that pay a higher interest rate. This change in asset allocation was implemented to increase the Company's after-tax rate of return on its investment portfolio. Realized investment gains from the disposal of these tax-exempt fixed maturity securities amounted to $531,352.

     A summary of net investment income is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                            2002         2001         2000
                                        -----------  -----------  -----------
Interest on fixed maturities .......... $31,909,946  $29,507,515  $27,857,760
Dividends on equity securities ........     605,079      551,066      494,941
Interest on short-term investments ....     690,046    1,425,167    1,114,717
Interest on long-term investments .....     103,763            -            -
Fees from securities lending ..........     120,489      132,905       96,709
                                        -----------  -----------  -----------
    Total investment income ...........  33,429,323   31,616,653   29,564,127
Investment expenses ...................    (651,190)    (647,023)    (557,811)
                                        -----------  -----------  -----------
    Net investment income ............. $32,778,133  $30,969,630  $29,006,316
                                        ===========  ===========  ===========

     A summary of net changes in unrealized holding gains (losses) on securities available-for-sale is as follows:

                                              Year ended December 31,
                                     ----------------------------------------
                                         2002          2001          2000
                                     ------------  ------------  ------------
Fixed maturity securities .........  $ 19,097,214  $  2,206,640  $ 12,246,089
Applicable deferred income tax
  expense .........................     6,684,025       819,396     4,163,670
                                     ------------  ------------  ------------
    Total fixed maturity securities    12,413,189     1,387,244     8,082,419
                                     ------------  ------------  ------------

Equity securities .................    (8,483,491)   (1,341,098)    2,063,902
Applicable deferred income tax
  (benefit) expense ...............    (2,969,226)     (409,606)      701,728
                                     ------------  ------------  ------------
    Total equity securities .......    (5,514,265)     (931,492)    1,362,174
                                     ------------  ------------  ------------

Deferred income tax valuation
  allowance .......................             -             -    (1,232,590)
                                     ------------  ------------  ------------
    Total available-for-sale
      securities ..................  $  6,898,924  $    455,752  $ 10,677,183
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

9. INCOME TAXES

     Temporary differences between the consolidated financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred income tax asset at December 31, 2002 and 2001 are as follows:
                                                     Year ended December 31,
                                                    -------------------------
                                                       2002          2001
                                                    -----------   -----------
Loss reserve discounting .......................... $15,730,089   $15,487,210
Unearned premium reserve limitation ...............   7,993,385     6,520,646
Postretirement benefits ...........................   2,364,160     2,187,059
Other policyholders' funds payable ................     362,468       165,533
Net operating loss carry forward ..................           -     3,481,087
Minimum tax credit ................................   1,730,815     2,158,360
Impairment losses on investments ..................   1,337,513             -
Other, net ........................................   1,789,128       457,464
                                                    -----------   -----------
      Total deferred income tax asset .............  31,307,558    30,457,359
                                                    -----------   -----------
Deferred policy acquisition costs .................  (8,724,401)   (7,477,235)
Net unrealized holding gains ......................  (7,757,397)   (4,042,595)
Other, net ........................................    (839,588)     (608,722)
                                                    -----------   -----------
      Total deferred income tax liability ......... (17,321,386)  (12,128,552)
                                                    -----------   -----------
        Net deferred income tax asset ............. $13,986,172   $18,328,807
                                                    ===========   ===========

     Based upon anticipated future taxable income and consideration of all other available evidence, management believes that it is "more likely than not" that the Company's net deferred income tax asset will be realized.

     The actual income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000 differed from the "expected" tax expense (benefit) for those years (computed by applying the United States federal corporate tax rate of 35 percent (34 percent for 2000) to income (loss) before income tax expense (benefit)) as follows:
                                                Year ended December 31,
                                        -------------------------------------
                                            2002         2001         2000
                                        -----------  -----------  -----------
Computed "expected" tax expense
  (benefit) ........................... $ 7,662,213  $(1,939,658) $   361,968
Increases (decreases) in
  tax resulting from:
    Tax-exempt interest income ........  (1,441,502)  (1,509,839)  (1,673,566)
    Change in accrual of prior year
      taxes ...........................           -            -     (470,000)
    Other, net ........................    (430,413)      13,750      517,179
                                        -----------  -----------  -----------
      Income tax expense (benefit)..... $ 5,790,298  $(3,435,747) $(1,264,419)
                                        ===========  ===========  ===========

     Comprehensive income tax expense (benefit) included in the consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 is as follows:
                                               Year ended December 31,
                                        -------------------------------------
                                           2002         2001         2000
                                        -----------  -----------  -----------
Income tax expense (benefit) on:
  Operations .......................... $ 5,790,298  $(3,435,747) $(1,264,419)
  Unrealized holding gains (losses) on
    revaluation of securities
    available-for-sale ................   3,714,799      409,790    3,632,808
  Minimum pension liability ...........    (101,373)           -            -
                                        -----------  -----------  -----------
      Comprehensive income tax
        expense (benefit) ............. $ 9,403,724  $(3,025,957) $ 2,368,389
                                        ===========  ===========  ===========

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

10. SURPLUS NOTES

     On June 27, 2002, the Company's reinsurance subsidiary issued a surplus note in the amount of $11,000,000 to Employers Mutual. The surplus note bears an annual interest rate of 5.25 percent and does not have a maturity date. Payment of interest and repayment of principal can only be repaid out of the reinsurance subsidiary's statutory surplus earnings and is subject to approval by the Iowa Insurance Commissioner. The surplus note is subordinate and junior in right of payment to all obligations or liabilities of the reinsurance subsidiary. Interest expense on this surplus note amounted to $293,563 for 2002.

     On December 28, 2001, three of the Company's property and casualty insurance subsidiaries issued surplus notes totaling $25,000,000 to Employers Mutual. The surplus notes bear an annual interest rate of 5.38 percent and do not have a maturity date. Payment of interest and repayment of principal can only be repaid out of the issuing company's statutory surplus earnings and is subject to approval by the Insurance Commissioner of the issuing company's state of domicile. The surplus notes are subordinate and junior in right of payment to all obligations or liabilities of the issuing company. Interest expense on these surplus notes amounted to $1,345,153 for 2002 and $11,055 for 2001.


11.  INSTALLMENT BASIS PREMIUMS

     Effective January 1, 2001, the Company began recording the full-term written premium and related commission expense at the inception of insurance policies that are billed on an installment basis. Previously, such amounts were recorded as each installment became due. As a result, written premiums and unearned premiums increased $13,884,423, invested assets increased $11,880,803 and the Company incurred $1,706,181 of commission expense and $297,439 of premium tax expense. These expenses were offset by a $3,054,573 increase in deferred policy acquisition costs, resulting in $1,050,953 of non-recurring income.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

12. EMPLOYEE RETIREMENT PLANS

     Employers Mutual has various benefit plans, including a defined benefit retirement plan and two postretirement benefit plans. Although the Company has no employees of its own, under the terms of the pooling agreement as described in note 2, the Company is responsible for its pool participation share of Employers Mutual's benefit plan expenses and related benefit plan prepaid assets and liabilities. Accordingly, the Company's consolidated balance sheets reflect such benefit plan assets and liabilities, including a minimum pension liability at December 31, 2002.

     Employers Mutual's defined benefit retirement plan covers substantially all of its employees. The plan is funded by employer contributions and provides benefits under two different formulas, depending on an employee's age and date of service. Benefits generally vest after five years of service.
It is Employers Mutual's policy to fund pension costs according to regulations provided under the Internal Revenue Code. Assets held in the plan are a mix of equity, debt and guaranteed interest securities and real estate funds.

     Employers Mutual also offers postretirement benefit plans, which provide certain health care and life insurance benefits for retired employees. Substantially all of its employees may become eligible for those benefits if they reach normal retirement age and have attained the required length of service while working for Employers Mutual or its subsidiaries. The health care postretirement plan requires contributions from participants and contains certain cost sharing provisions such as coinsurance and deductibles. The life insurance plan is noncontributory. The benefits provided under both plans are subject to change.

     Employers Mutual maintains two Voluntary Employee Beneficiary Association
(VEBA) trusts, which accumulate funds for the payment of postretirement health care and life insurance benefits. Contributions to the VEBA trusts are used to fund the accumulated postretirement benefit obligation, as well as pay current year benefits. Assets held in the VEBA trusts are primarily invested in life insurance products purchased from Employers Modern Life Company, a subsidiary of Employers Mutual.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The following table sets forth the funded status of the Employers Mutual defined benefit retirement plan and postretirement benefit plans as of December 31, 2002 and 2001, based upon a measurement date of November 1, 2002 and 2001, respectively:

                          Defined benefit plan       Postretirement plans
                       -------------------------  --------------------------
                            2002         2001         2002          2001
                       ------------  -----------  ------------  ------------
Change in projected
  benefit obligation:
Benefit obligation at
  beginning of year ...$ 98,008,250  $88,601,838  $ 46,759,000  $ 34,715,000
Service cost ..........   5,299,831    4,885,731     2,964,000     2,299,000
Interest cost .........   6,576,584    6,640,491     3,223,000     2,644,000
Actuarial loss ........   6,769,141    5,242,814    14,954,000     8,406,000
Benefits paid .........  (4,960,786)  (8,069,721)   (1,591,000)   (1,305,000)
Amendments ............      97,049      707,097             -             -
                       ------------  -----------  ------------  ------------
    Projected benefit
      obligation at end
      of year ......... 111,790,069   98,008,250    66,309,000    46,759,000
                       ------------  -----------  ------------  ------------

Change in plan assets:
Fair value of plan
  assets at beginning
  of year .............  83,408,910   95,116,686     5,937,000     3,353,000
Actual return on plan
  assets ..............  (1,240,498)  (3,638,055)      326,000       214,000
Employer contributions    4,990,740            -     8,065,000     3,675,000
Benefits paid .........  (4,960,786)  (8,069,721)   (1,591,000)   (1,305,000)
                       ------------  -----------  ------------  ------------
    Fair value of plan
      assets at end
      of year .........  82,198,366   83,408,910    12,737,000     5,937,000
                       ------------  -----------  ------------  ------------

Funded status ......... (29,591,703) (14,599,340)  (53,572,000)  (40,822,000)
Unrecognized net
  actuarial loss ......  21,963,572    7,209,026    21,438,000     6,442,000
Unrecognized prior
  service costs .......   4,899,114    5,586,284             -       535,000
Employer contributions            -            -             -     4,090,000
                       ------------  -----------  ------------  ------------
    Net amount
      recognized ......$ (2,729,017) $(1,804,030) $(32,134,000) $(29,755,000)
                       ============  ===========  ============  ============
Amounts recognized in
  the statement of
  financial position
  consist of:
    Accrued benefit
      liability ....... $(8,633,268) $(1,804,030) $(32,134,000) $(29,755,000)
    Intangible asset ..   4,899,114            -             -             -
    Accumulated other
      comprehensive
      income ..........   1,005,137            -             -             -
                        -----------  -----------  ------------  ------------
        Net amount
          recognized .. $(2,729,017) $(1,804,030) $(32,134,000) $(29,755,000)
                        ===========  ===========  ============  ============

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The components of net periodic pension cost for the Employers Mutual defined benefit retirement plan is as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            2002         2001         2000
                                        -----------  -----------  -----------
Service cost .......................... $ 5,299,831  $ 4,885,731  $ 4,599,973
Interest cost .........................   6,576,584    6,640,491    6,097,377
Expected return on plan assets ........  (6,744,907)  (7,836,882)  (7,436,949)
Recognized net actuarial gain .........           -            -     (164,619)
Amortization of initial net asset .....           -            -     (755,787)
Amortization of prior service costs ...     784,219      781,043      563,914
                                        -----------  -----------  -----------
  Net periodic pension benefit cost ... $ 5,915,727  $ 4,470,383  $ 2,903,909
                                        ===========  ===========  ===========

     The weighted average discount rate used to measure the projected benefit obligation was 6.50 percent for 2002, 7.00 for 2001 and 7.75 percent for 2000. The assumed long-term rate of return on plan assets was 8.00 percent for 2002 and 8.50 percent for 2001 and 2000. The rate of increase in future compensation levels used in measuring the projected benefit obligation was
5.93 percent in 2002 and 5.96 percent in 2001 and 2000.

     Pension liabilities reflected in the Company's financial statements totaled $2,487,560 (including $1,701,355 of additional minimum liability) in 2002 and $570,096 in 2001. At December 31, 2002, the Company's financial statements also reflect an intangible asset associated with the pension plan of $1,411,716. The $289,639 difference between the additional minimum liability and the intangible asset is reflected as other comprehensive loss in the Company's stockholders' equity. Pension expense allocated to the Company amounted to $1,406,306, $1,060,259 and $691,007 in 2002, 2001 and 2000,
respectively.

     The components of net periodic postretirement benefit cost for the Employers Mutual postretirement benefit plans is as follows:

                                                Year ended December 31,
                                       --------------------------------------
                                           2002         2001         2000
                                       ------------ ------------ ------------
Service cost ......................... $  2,964,000 $  2,299,000 $  2,066,000
Interest cost ........................    3,223,000    2,644,000    2,396,000
Expected return on assets ............     (518,000)    (318,000)    (140,000)
Amortization of net loss (gain) ......      150,000       (1,000)     (16,000)
Amortization of prior service costs ..      535,000      571,000      571,000
                                       ------------ ------------ ------------
  Net periodic postretirement benefit
    cost ............................. $  6,354,000 $  5,195,000 $  4,877,000
                                       ============ ============ ============

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The assumed weighted average annual rate of increase in the per capita cost of covered health care benefits (i.e. the health care cost trend rate) for 2002 is 12.00 percent, and is assumed to decrease gradually to 5.00 percent in 2009 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend rate for each future year would increase the accumulated postretirement benefit obligation as of December 31, 2002 by $11,362,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2002 by $1,254,000. A one-percentage-point decrease in the assumed health care cost trend rate for each future year would decrease the accumulated postretirement benefit obligation as of December 31, 2002 by $9,014,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2002 by $977,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.50 percent in 2002, 7.00 percent 2001 and 7.75 percent for 2000. The assumed long-term rate of return on plan assets was 5.00 percent in 2002 and 6.00 percent for 2001 and 2000.

     Postretirement benefit liabilities reflected in the Company's financial statements totaled $7,526,789 in 2002 and $6,967,484 in 2001. Net periodic postretirement benefit cost allocated to the Company for the years ended December 31, 2002, 2001 and 2000 was $1,486,724, $1,214,255 and $1,138,231,
respectively.

     The Company participates in several other retirement plans sponsored by Employers Mutual, including a 401(k) Plan, an Executive Non Qualified Excess Plan, an Excess Retirement Benefit Agreement and a Supplemental Executive Retirement Plan. The Company's share of expenses for these plans amounted to $703,555, $379,988 and $404,400 in 2002, 2001 and 2000, respectively.


13. STOCK PLANS

Stock Based Compensation

     The Company has no stock based compensation plans of its own; however, Employers Mutual has several stock plans which utilize the common stock of the Company. Employers Mutual can provide the common stock required under its plans by: 1) using shares of common stock that it currently owns; 2) purchasing common stock on the open market; or 3) directly purchasing common stock from the Company at the current fair value. Employers Mutual has historically purchased common stock from the Company for use in its incentive stock option plans and its non-employee director stock purchase plan. Employers Mutual generally purchases common stock on the open market to fulfill its obligations under its employee stock purchase plan.

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

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     There is a ten year time limit for granting options under the plans. Options can no longer be granted under the 1982 Plan and the time period for granting options under the 1993 Plan expired on December 31, 2002. Options granted under the plans have a vesting period of two, three, four or five years with options becoming exercisable in equal annual cumulative increments.

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors (the "Board") is the administrator of the plans. Option prices are determined by the Committee but cannot be less than the fair value of the stock on the date of grant.

     During 2002, 65,900 options were granted under the 1993 Plan to eligible participants at a price of $18.30 and 98,864 options were exercised under the plans at prices ranging from $14.32 to $22.66. A summary of the activity under Employers Mutual's incentive stock option plans for 2002, 2001 and 2000 is as follows:

                               2002               2001               2000
                       ------------------ ------------------ -----------------
                                Weighted-          Weighted-         Weighted-
                                 Average            Average           Average
                                Exercise           Exercise          Exercise
                        Shares   Price     Shares   Price     Shares   Price
                       -------  --------  -------  --------  -------  --------
Outstanding,
  beginning of year    723,378   $10.84   809,882   $10.71   595,255   $11.22
Granted .............   65,900    18.30    10,700    11.38   265,775     9.25
Exercised ...........  (98,864)   10.26   (85,377)    9.58   (47,748)    8.94
Expired .............  (11,657)   10.88   (11,827)   11.28    (3,400)   10.75
                       -------            -------            -------
Outstanding,
  end of year .......  678,757    11.65   723,378    10.84   809,882    10.71
                       =======            =======            =======
Exercisable,
  end of year .......  404,807   $11.35   407,108   $11.18   390,447   $10.82
                       =======            =======            =======

                                          December 31, 2002
                    ----------------------------------------------------------
                            Options Outstanding           Options Exercisable
                    -----------------------------------  ---------------------
                                             Weighted-
                                 Weighted-    average                Weighted-
                                  average    remaining                average
Range of option        Number    exercise   contractual    Number    exercise
exercise prices     outstanding    price       life      exercisable   price
----------------    -----------  --------   -----------  ----------- ---------
$ 8.81  - $10.00      340,496     $ 9.36       5.41        185,306     $ 9.45
 11.38  -  12.69      145,613      12.38       5.26        109,333      12.38
 13.25  -  18.30      192,648      15.16       5.30        110,168      13.51
                      -------                              -------
                      678,757      11.65       5.35        404,807      11.35
                      =======                              =======

Employee Stock Purchase Plan

     A total of 500,000 shares of the Company's common stock have been reserved for issuance under the Employers Mutual Casualty Company 1993 Employee Stock Purchase Plan. Any employee who is employed by Employers Mutual or its subsidiaries on the first day of the month immediately preceding any option period is eligible to participate in the plan. Participants pay 85 percent of the fair market value of the stock purchased, which is fully vested on the date purchased. The plan is administered by the Board of Employers Mutual and the Board has the right to amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. Expenses allocated to the Company in connection with this plan totaled $6,817, $6,889 and $12,749 in 2002, 2001 and 2000, respectively.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     During 2002, a total of 11,716 options were exercised at prices of $14.95 and $15.10. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                 ---------------------------
                                                  2002      2001      2000
                                                 -------   -------   -------
     Shares available for purchase,
       beginning of year ......................  313,755   327,489   352,354
     Shares purchased under plan ..............  (11,716)  (13,734)  (24,865)
                                                 -------   -------   -------
     Shares available for purchase, end of year  302,039   313,755   327,489
                                                 =======   =======   =======

Non-Employee Director Stock Purchase Plan

     A total of 200,000 shares of the Company's common stock have been reserved for issuance under the Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan. All non-employee directors of Employers Mutual and its subsidiaries who are not serving on the "Disinterested Director Committee" of the Board as of the beginning of the option period are eligible to participate in the plan. Each eligible director can purchase shares of common stock at 75 percent of the fair value of the stock in an amount equal to a minimum of 25 percent to a maximum of 100 percent of their annual cash retainer. The plan will continue through the option period for options granted at the 2002 annual meetings. The plan is administered by the Disinterested Director Committee of the Board. The Board may amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. During 2002, a total of 1,961 options were exercised at a price of $12.24. Expenses allocated to the Company in connection with this plan totaled $0, $5,819 and $5,916 in 2002, 2001 and 2000, respectively. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                 ---------------------------
                                                  2002      2001      2000
                                                 -------   -------   -------
     Shares available for purchase,
       beginning of year ......................  143,158   143,158   152,190
     Shares purchased under plan ..............   (1,961)        -    (9,032)
                                                 -------   -------   -------
     Shares available for purchase, end of year  141,197   143,158   143,158
                                                 =======   =======   =======

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

Dividend Reinvestment Plan

     The Company maintains a dividend reinvestment and common stock purchase plan which provides stockholders with the option of reinvesting cash dividends in additional shares of the Company's common stock. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. Since the third quarter of 1998, all shares of common stock issued under the plan have been purchased in the open market through the Company's transfer agent. On September 15, 2000, an additional 1,000,000 shares of stock were registered for issuance under the dividend reinvestment plan. Employers Mutual participated in the Dividend Reinvestment Plan during 2002 by reinvesting 25 percent of its dividends in additional shares of the Company's common stock. Prior to 2002, Employers Mutual was reinvesting 100 percent of its dividends in additional shares of the Company's common stock. Employers Mutual increased its dividend reinvestment percentage to 50 percent in the first quarter of 2003 and expects to surpass the 80 percent ownership threshold of the Company in 2003. Employers Mutual has indicated that it may continue to participate in the dividend reinvestment plan in the future; however, its reinvestment percentage will likely be reduced to a level necessary to maintain the 80 percent ownership threshold. Activity under the plan was as follows:

                                                  Year ended December 31,
                                              -------------------------------
                                               2002        2001        2000
                                              -------     -------   ---------
     Shares available for purchase,
       beginning of year ..................   501,230     880,679     399,629
     Additional shares registered .........         -           -   1,000,000
     Shares purchased under plan ..........   (84,331)   (379,449)   (518,950)
                                              -------     -------   ---------
     Shares available for purchase,
       end of year ........................   416,899     501,230     880,679
                                              =======     =======   =========
     Range of purchase prices .............   $15.38      $11.50      $ 7.50
                                                to          to          to
                                              $21.99      $17.25      $12.66

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

14. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, indebtedness to related party and accounts receivable approximate fair value because of the short maturity of these instruments.

     The estimated fair value for fixed maturities, equity securities and short-term investments is based on quoted market prices, where available, or on values obtained from independent pricing services (see note 8).

     The carrying value of the surplus notes approximates their estimated fair value since their interest rates approximate current interest rates for comparable surplus notes.

     Other long-term investments, consisting primarily of holdings in limited partnerships and limited liability companies, are valued by the various fund managers. In management's opinion, these values reflect fair value at December 31, 2002.

     The estimated fair value of the Company's financial instruments is summarized below.
                                                    Carrying     Estimated
                                                     amount      fair value
                                                  ------------  ------------
December 31, 2002
-----------------
Assets:
  Fixed maturity securities:
    Held-to-maturity ............................ $ 55,033,675  $ 61,639,037
    Available-for-sale ..........................  485,855,966   485,855,966
  Equity securities available-for-sale ..........   34,596,985    34,596,985
  Short-term investments ........................   29,650,230    29,650,230
  Other long-term investments ...................    3,057,000     3,057,000
Liabilities:
  Surplus notes .................................   36,000,000    36,000,000

December 31, 2001
-----------------
Assets:
  Fixed maturity securities:
    Held-to-maturity ............................ $ 33,572,602  $ 35,502,755
    Available-for-sale ..........................  390,214,177   390,214,177
  Fixed maturity securities on loan:
    Held-to-maturity ............................   32,505,305    35,962,133
    Available-for-sale ..........................   28,436,008    28,436,008
  Equity securities available-for-sale ..........   33,322,767    33,322,767
  Short-term investments ........................   17,724,458    17,724,458
Liabilities:
  Surplus notes .................................   25,000,000    25,000,000

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

     The members of the pooling agreement have purchased annuities to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company, under the current terms of the pooling agreement, is contingently liable for 23.5 percent of these annuities (see note 2). The Company is contingently liable to various claimants in the amount of $646,772 in the event that the issuing company would be unable to fulfill its obligations.


16. UNAUDITED INTERIM FINANCIAL INFORMATION

                                          Three months ended,
                        -----------------------------------------------------
                          March 31      June 30    September 30   December 31
                        -----------   -----------  ------------   -----------
2002
----
Total revenues ........ $77,157,134   $78,582,787   $81,763,105   $90,024,758
                        ===========   ===========   ===========   ===========
Income before income
  tax expense ......... $ 5,470,323   $ 3,518,303   $ 5,971,780   $ 6,931,630
Income tax expense ....   1,780,446       573,617     1,670,595     1,765,640
                        -----------   -----------   -----------   -----------
     Net income ....... $ 3,689,877   $ 2,944,686   $ 4,301,185   $ 5,165,990
                        ===========   ===========   ===========   ===========
Net income per share
  - basic and diluted*  $       .33   $       .26   $       .38   $       .45
                        ===========   ===========   ===========   ===========
2001
----
Total revenues ........ $68,295,006   $71,307,822   $77,180,241   $81,041,170
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax expense
  (benefit) ........... $ 2,677,827   $(5,025,762)  $  (766,909)  $(2,427,035)
Income tax expense
  (benefit) ...........     612,674    (2,179,897)     (703,381)   (1,165,143)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 2,065,153   $(2,845,865)  $   (63,528)  $(1,261,892)
                        ===========   ===========   ===========   ===========
Net income (loss) per
  share
  - basic and diluted*  $       .18   $      (.25)  $      (.01)  $      (.11)
                        ===========   ===========   ===========   ===========
2000
----
Total revenues ........ $61,144,637   $62,917,075   $66,792,907   $72,641,122
                        ===========   ===========   ===========   ===========
Income (loss) before
  income tax expense
  (benefit) ........... $ 2,003,674   $  (293,962)  $ 1,428,928   $(2,074,028)
Income tax expense
  (benefit) ...........     386,504      (489,810)      224,712    (1,385,825)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 1,617,170   $   195,848   $ 1,204,216   $  (688,203)
                        ===========   ===========   ===========   ===========
Net income (loss) per
  share
  - basic and diluted*  $       .14   $       .02   $       .11   $      (.06)
                        ===========   ===========   ===========   ===========

* Since the weighted average shares for the quarters are calculated independent of the weighted average shares for the year, quarterly net income
(loss) per share may not total to annual net income (loss) per share.