Form 10-K, Exhibit 13
period 2002-12-31
EMC INSURANCE GROUP INC
filed 2003-03-27
CIK 356130

STOCKHOLDER INFORMATION                                       EXHIBIT 13(d)
-----------------------                                       -------------



     The Company's common stock trades on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol EMCI.

     The following table shows the high and low bid prices, as reported by NASDAQ, and the dividends paid for each quarter within the two most recent years.

                            2002                            2001
                 ---------------------------     ---------------------------
                  High      Low    Dividends      High      Low    Dividends
                 ------   ------   ---------     -----     ------  ---------
1st Quarter      $19.90   $15.95     $ .15       $13.13    $10.19    $ .15
2nd Quarter       23.50    15.00       .15        15.85     11.72      .15
3rd Quarter       17.20    13.25       .15        16.00     13.34      .15
4th Quarter       19.40    13.50       .15        18.75     13.01      .15
Close on Dec. 31  17.87                           17.15

     On February 28, 2003, there were approximately 1,208 registered stockholders of the Company's common stock.

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

     A dividend reinvestment and common stock purchase plan provides stockholders with the option of receiving additional shares of common stock instead of cash dividends. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. See note 13 of Notes to Consolidated Financial Statements under Item 8 of this Form 10-K. In 2002, Employers Mutual Casualty Company reinvested 25 percent of its dividends in additional shares of common stock under this plan, Employers Mutual Casualty Company will increase its participation in the plan from 25 percent to 50 percent for the first quarter of 2003 and expects to surpass the 80 percent ownership threshold of EMC Insurance Group Inc. in 2003. Employers Mutual has indicated that it may continue to participate in the dividend reinvestment plan in the future; however, its reinvestment percentage will likely be reduced to a level necessary to maintain the 80 percent ownership threshold.