Form 10-K, Exhibit 13
period 2003-12-31
EMC INSURANCE GROUP INC
filed 2004-03-29
CIK 356130

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


COMPANY OVERVIEW

     EMC Insurance Group Inc., an 80.9 percent owned subsidiary of Employers Mutual Casualty Company (Employers Mutual), is an insurance holding company with operations in property and casualty insurance and reinsurance. Property and casualty insurance is the most significant segment, representing 73.0 percent of consolidated premiums earned. For purposes of this discussion, the term "Company" is used interchangeably to describe EMC Insurance Group Inc.

(Parent Company only) and EMC Insurance Group Inc. and its subsidiaries. Employers Mutual and all of its subsidiaries (including the Company) and an affiliate are referred to as the "EMC Insurance Companies."

     The Company's four property and casualty insurance subsidiaries and two subsidiaries and an affiliate of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively the "pooling agreement"). Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business, with the exception of any voluntary reinsurance business assumed from nonaffiliated insurance companies, and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from nonaffiliated insurance companies, are prorated among the parties on the basis of participation in the pool. The aggregate participation of the Company's property and casualty insurance subsidiaries is
23.5 percent. Effective December 31, 2003, the pooling agreement was amended to provide that Employers Mutual will make up any shortfall or difference resulting from an error in its systems and/or computational processes that would otherwise result in the required restatement of the pool participants' financial statements. Operations of the pool give rise to inter-company balances with Employers Mutual, which are settled on a quarterly basis. The investment and income tax activities of the pool participants are not subject to the pooling agreement.

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


INDUSTRY OVERVIEW

     An insurance company's underwriting results reflect the profitability of its insurance operations, excluding investment income. Underwriting results are calculated by subtracting losses and expenses incurred from premiums earned. An underwriting profit indicates that a sufficient amount of premium income was received to cover the risks insured. An underwriting loss indicates that premium income was not adequate. The combined ratio is another measure utilized by insurance companies to gauge underwriting profitability and is calculated by dividing losses and expenses incurred by premiums earned. A number less than 100 generally indicates an underwriting gain; a number greater than 100 generally indicates an underwriting loss.

    Insurance companies collect cash in the form of insurance premiums and pay out cash in the form of loss and settlement expense payments. Additional cash outflows occur through the payment of acquisition and underwriting costs such as commissions, premium taxes, salaries and general overhead. During the loss settlement period, which varies by line of business and by the circumstances surrounding each claim and may cover several years, insurance companies invest the cash premiums and earn interest and dividend income. This investment income supplements underwriting results and contributes to net earnings. The weakening economy during the period of 2000 through 2002 prompted the Federal Reserve Bank to reduce interest rates several times, to the point of historic lows. As a result, called and matured fixed maturity securities have been reissued at much lower interest rates, which has had a negative impact on the insurance industry's investment income.

     Insurance pricing has historically been cyclical in nature. Periods of excess capital and increased competition encourage price cutting and liberal underwriting practices (referred to as a soft market) as insurance companies compete for market share, while attempting to cover the inevitable underwriting losses from these actions with investment income. As capital decreases and competition begins to subside in the interest of strengthening the balance sheet, premium pricing rises, sometimes dramatically, and underwriting practices are tightened (referred to as a hard market). During the late 1990's the insurance industry had hit the depths of an extremely long soft market. High interest rates and a strong stock market allowed insurers to cover ever growing underwriting losses with investment income. As the year 2000 approached, declining interest rates and a weakening stock market prompted the insurance industry to begin a movement toward increased pricing. This movement was dramatically accelerated by the terrorist attacks of September 11, 2001, pushing the industry toward a hard market. The ensuing plunge in the stock market, a further decline in interest rates, high profile bankruptcies and rising concerns about reserve deficiencies lead the insurance industry to implement large premium rate increases in an effort to improve capitalization. This hard market continued throughout 2002, but began to level off somewhat during 2003 as premium rate increases slowed, or even flattened, in most lines of business. Overall premium rate levels are expected to remain firm in 2004, but the recent improvement in the industry's capitalization may result in increased competition and less adequate rate levels in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Insurance companies must estimate the amount of losses and settlement expenses that will ultimately be paid to settle claims that have occurred to date (loss and settlement expense reserves). This estimation process is inherently subjective with the possibility of widely varying results, particularly for certain highly volatile types of claims (asbestos, environmental, and various casualty exposures, such as products liability, where the loss amount and the parties responsible are difficult to determine). During a soft market, inadequate premium rates put pressure on insurance companies to under-estimate their loss and settlement expense reserves in order to show a profit. Correspondingly, inadequate reserves play an integral part in bringing about a hard market, because increased profitability from higher premium rate levels can be used to strengthen an insurance company's loss and settlement expense reserves. One of the major issues confronting the insurance industry today is a concern about large reserve deficiencies. A.M. Best Company, which is considered to be the leading insurance rating agency, estimates industry reserve deficiencies to be approximately $65.6 billion at year-end 2003. This includes reserve deficiencies for asbestos and pollution exposures of $11.6 billion and $25 billion, respectively.


MANAGEMENT ISSUES AND PERSPECTIVES

     The insurance industry is highly regulated and very competitive, and its operations are impacted by many economic and social factors. In order to be a viable source of insurance protection in today's marketplace, an insurance company must be strongly capitalized, carry a secure rating from A.M. Best Company and offer competitive products and excellent service. Management recognizes that insurance agents and their customers have many options to choose from when selecting an insurance carrier and continually emphasizes the need to meet and exceed customers' expectations in these areas.

     Management has long recognized the importance of an insurance company's capitalization and has always strived to maintain a strong capital position by investing its assets conservatively and, more importantly, maintaining a consistent level of reserve adequacy. Carried reserves are analyzed on a regular basis and adjustments, if necessary, are implemented on a timely basis. This procedure not only assures a consistent level of reserve adequacy, it also minimizes the impact that any required adjustment will have on current operations. This dedication to reserve adequacy was again demonstrated during 2003 as the Company strengthened loss and settlement reserves in the property and casualty insurance segment in response to the findings of regularly-scheduled actuarial evaluations.

     The participants in the EMC Insurance Companies pooling agreement currently carry an "A-" (Excellent) rating from A.M. Best Company. Management has worked diligently over the last several years to improve profitability through a combination of adequate pricing and focused underwriting practices. These efforts have been successful to date and management has taken the necessary steps to prepare for market changes that will inevitably occur. Maintaining a consistent level of profitability is a primary goal of management that will assist the Company in its quest to achieve an even higher rating from A.M. Best Company.

     The products offered by an insurance company must be priced so that they are competitive in the marketplace, yet offer the prospect of producing an underwriting profit. This fact has become increasingly important during the last several years as investment income, which is used to supplement underwriting results and contribute to net earnings, has been negatively impacted by the lingering low interest rate environment. Management is keenly aware of the need to achieve an underwriting profit in today's marketplace and has implemented focused underwriting initiatives that stress profitability over production.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Workers' compensation is a significant line of business for the Company, representing 13.7 percent of premiums earned. Underwriting results for the workers' compensation line of business are difficult to control because premium rates are highly regulated and are often subject to political pressures. In addition, reserves established for workers' compensation claims often reflect long-term or life-time medical care that may increase significantly in cost due to inflationary pressures, increases in utilization of medical procedures and advancements in technology. Management has many years of experience in the workers' compensation business and continuously monitors these issues. It is also important to recognize that workers' compensation coverage is not issued on a stand-alone basis, but is provided in combination with other coverages in commercial package policies that are priced on a total coverage basis.

     Catastrophe and storm losses are unpredictable and, as demonstrated during the last three years, can vary significantly from year to year. Management uses modeling software to help identify and estimate its potential loss exposure to a variety of events, both natural and manmade. Natural events that are modeled include hurricanes, tornados and windstorms, and earthquakes. Modeling activities for manmade events are primarily directed toward identifying concentrations of risk, such as workers' compensation coverage for a business or property that is subject to a terrorist attack or other manmade event. Management purchases reinsurance protection to mitigate the Company's loss potential to these types of exposures.

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

     Expense reserves for both the HORAD and MRB books of business are developed through the application of expense reserve factors to carried loss reserves. The factors are derived from an analysis of paid expenses to paid losses. The assumptions described for the property and casualty insurance segment also apply to the reinsurance segment expense reserving process.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     At year-end 2003, the carried reserves for HORAD and MRB combined were in the upper quarter of the range of actuarial reserve indications. This conservative selection reflects the fact that there are inherent uncertainties involved in establishing reserves for assumed reinsurance business. Such uncertainties include the fact that a reinsurance company generally has less knowledge than the ceding company about the underlying book of business and the ceding company's reserving practices.

Asbestos, environmental and other uncertain exposures
-----------------------------------------------------

     Asbestos and environmental losses paid by the Company have averaged only $233,000 per year over the past five years. During 2002, the Company re-evaluated the estimated ultimate loss projections for asbestos exposures. Based on this re-evaluation, the Company reallocated $176,000 of bulk IBNR reserves and $74,000 of settlement expense reserves to direct asbestos exposures. In addition, the Company diligently evaluated the adequacy of its asbestos reserves by commissioning a "ground-up" study to better quantify its exposure to asbestos liabilities. This study concluded that the Company's exposure for direct asbestos claims ranged from $1,100,000 to $5,100,000, with a point estimate of $3,000,000. Based on the results of this study, the Company elected to increase the IBNR and settlement expense reserves carried for direct asbestos exposures by $2,069,000 at December 31, 2002, to $2,985,000. The study's results for asbestos exposures on assumed reinsurance business were received during 2003, and the Company elected to increase its IBNR reserves carried for assumed asbestos exposures by $326,000 to the study's point estimate. The study and its results assume no improvement in the current asbestos litigation environment; however, continued efforts for federal legislation could reduce the ultimate loss projections for asbestos litigation below the levels currently projected for the industry.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Since 1989, the Company has consistently included an asbestos exclusion in liability policies issued for most lines of business. The exclusion prohibits liability coverage for "bodily injury", "personal injury" or "property damage" (including any associated clean-up obligations) arising out of the installation, existence, removal or disposal of asbestos or any substance containing asbestos fibers. Therefore, the Company's present asbestos exposures are primarily limited to commercial policies issued prior to 1989. At present, the Company is defending several hundred asbestos bodily injury lawsuits under express reservation of rights in a number of states for injuries caused by asbestos containing products allegedly "mined, milled, manufactured, and/or distributed" by the Company's past and present policyholders. The plaintiffs in these cases suffer latent injuries, which can take years to detect. As a result, courts have allowed the trigger of more than one policy period (and carrier) to apply to these claims. The Company's policyholders that have been named as defendants in these asbestos lawsuits are peripheral defendants (i.e., small contractors, insulators, and electrical and building supply companies). During 2003, the Company was presented with several hundred additional lawsuits filed against three former policyholders representing approximately 40,500 claims related to exposure to asbestos or asbestos containing products. The Company has denied coverage to one of the former policyholders, representing approximately 10,000 claims, because of express asbestos exclusion language contained in the policy. Minimal expense payments have been made to date on the lawsuits related to the other two former policyholders and no payments have been made for either defense or indemnity. Four former policyholders and one current policyholder dominate the Company's asbestos claims. To date, actual losses paid have been minimal due to the plaintiffs' failure to identify an asbestos-containing product to which they were exposed that is associated with the Company's policyholders. Defense costs, on the other hand, have typically increased due to the increased number of parties involved in the litigation and the length of time required to obtain a favorable judgment. Whenever possible, the Company has participated in cost sharing agreements with other liability carriers to reduce overall asbestos claim expenses.

     The Company's direct environmental claims have been defined as "any loss or potential loss (including third party claims) related directly or indirectly to the remediation of a site arising from past operations or waste disposal." Examples include, but are not limited to: chemical waste; hazardous waste treatment, storage and/or disposal facilities; industrial waste disposal facilities; landfills; superfund sites; toxic waste spills; and underground storage tanks. Widespread use of pollution exclusions since 1970 in virtually all lines of business, except personal lines, has resulted in limited exposure to environmental claims. Absolute pollution exclusions have been used since the 1980's. The Company's exposure to environmental claims is therefore limited primarily to accident years preceding the 1980s. The pre-1980's exposures include municipality exposures for closed landfills, small commercial businesses involved with disposing waste at landfills or leaking underground storage tanks. During 2002, the Company re-evaluated the estimated ultimate losses for direct environmental exposures. Based on this re-evaluation, the Company reallocated $576,000 of bulk IBNR reserves and $191,000 of settlement expense reserves to direct environmental exposures. No additional IBNR reserves were established for these exposures.

     The Company's exposure to asbestos and environmental claims through assumed reinsurance is very limited due to the fact that the Company's reinsurance subsidiary entered into the reinsurance marketplace in the early 1980s after much attention had already been brought to these issues. The Company took action to commute one reinsurance contract during the first quarter of 2003 that had some asbestos and environmental reserves associated with it.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     At December 31, 2003, the Company carried asbestos and environmental reserves for direct insurance and assumed reinsurance business totaling $5,584,000, which represents 1.5% of total loss and settlement expense reserves. The asbestos and environmental reserves include $1,289,000 of case reserves, $3,223,000 of IBNR reserves and $1,072,000 of bulk settlement expense reserves.

     The Company's direct product liability claims are considered to be highly uncertain exposures due to the many uncertainties inherent in determining the loss, and the significant periods of time that can elapse between the occurrence of the loss and the ultimate settlement of the claim. The majority of the Company's product liability claims arise from small to medium sized manufacturers, contractors, petroleum distributors, and mobile home and auto dealerships. No specific claim trends are evident from the Company's manufacturer policies, as the claims activity on these policies is generally isolated and can be severe. Claims involving petroleum products can range from small to severe, and are generally isolated and tend to occur when the product is placed into use. Specific product coverage is provided to the Company's mobile home and auto dealership policyholders, and the claims from these policies tend to be relatively small. Certain construction defect claims are reported under product liability coverage. During 2003, 110 of these claims were reported to the Company.

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


     The Company has exposure to construction defect claims arising from general liability policies issued to contractors. Most of the Company's construction defect claims are concentrated in a limited number of states, and the Company has taken steps to mitigate this exposure. Construction defect is a highly uncertain exposure due to issues such as whether coverage exists, definition of an occurrence, determination of ultimate damages, and allocation of such damages to financially responsible parties. The Company has recently implemented additional coding to identify construction defect claims. In 2002, incurred losses and paid settlement expenses on 555 newly reported construction defect claims totaled approximately $1,913,000. In 2003, 668 newly reported construction defect claims accounted for approximately $3,200,000 of incurred losses and paid settlement expenses. Incurred losses and paid settlement expenses on all construction defect claims totaled approximately $4,738,000 in 2003. At year-end 2003, the Company carried case reserves of approximately $4,872,000 on 765 open construction defect claims.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Following is a schedule of claims activity for asbestos, environmental, products liability and casualty excess reinsurance for 2003, 2002 and 2001.

                        Property and casualty
                          insurance segment           Reinsurance segment
                      --------------------------   --------------------------
                                      Settlement                   Settlement
($ in thousands)       Case     IBNR    expense     Case     IBNR    expense
                      -------  -------  -------    -------  -------  -------
Reserves at 12/31/03
  Asbestos ...........$ 1,138  $   991  $   756    $    86  $   646  $     -
  Environmental ......     13      836      316         52      750        -
  Products (1) .......  4,235    2,557    4,657          -        -        -
  Casualty excess (2)       -        -        -     18,959   24,834    1,866

Reserves at 12/31/02
  Asbestos ...........$   451  $ 1,693  $   839    $    80  $   454  $     -
  Environmental ......     14      839      322         49      786        -
  Products (1) .......  2,314    1,856    2,000          -        -        -
  Casualty excess (2)       -        -        -     13,393   21,472    1,385

Reserves at 12/31/01

  Asbestos ...........$   353  $   147  $   220    $    86  $   480  $     -
  Environmental ......     11      312      131         52      773        -
  Products (1) .......  1,890    1,230    1,364          -        -        -
  Casualty excess (2)       -        -        -     15,040   21,034    1,575

Paid during 2003
  Asbestos ...........$    14           $    83    $    93           $     2
  Environmental ......      5                 6         33                 -
  Products (1) .......    705               959          -                 -
  Casualty excess (2)       -                 -      4,523               386

Paid during 2002
  Asbestos ...........$    18           $    97    $     8           $     -
  Environmental ......     44                10         12                 -
  Products (1) .......    577               586          -                 -
  Casualty excess (2)       -                 -      5,019               498

Paid during 2001
  Asbestos ...........$    11           $    49    $    13           $     1
  Environmental ......    109                27          8                 -
  Products (1) .......    967               562          -                 -
  Casualty excess (2)       -                 -      4,436               534

(1) Products includes the portion of asbestos and environmental claims reported above that are non-premises/operations claims
(2) Casualty excess includes the asbestos and environmental claims reported above




                                   Environ-
                         Asbestos   mental   Products
                         --------  --------  --------
Open claims, 12/31/03 ...  41,076         7     1,784
Reported in 2003 ........  40,893         7     1,008
Disposed of in 2003 .....     123         6       304

Open claims, 12/31/02 ...     306         6     1,080
Reported in 2002 ........     123         -       781
Disposed of in 2002 .....      83         3       260

Open claims, 12/31/01 ...     266         9       559
Reported in 2001 ........     104         1       454
Disposed of in 2001 .....      95         8       371

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Variability of loss and settlement expense reserves

     The Company does not determine a range of estimates for all components of the loss and settlement expense reserves at the time those reserves are established. However, at each year-end an actuarially determined range of estimates is developed for the major components of the loss and settlement expense reserves. All reserves are reviewed, except for the involuntary workers' compensation pools, for which reliance is placed on a reserve opinion received from the National Council on Compensation Insurance certifying the reasonableness of those reserves. Shown below are the actuarially determined ranges of reserve estimates as of December 31, 2003, along with the carried reserves. The last two columns display the estimated after-tax impact on earnings if the reserves were moved to the high endpoint and the low endpoint of the ranges.


                                                           After-Tax Impact
                             Range of Reserve Estimates      on Earnings
                             --------------------------   ------------------
                                                          Reserves  Reserves
($ in thousands)               High     Low    Carried    at High    at Low
                             -------- -------- -------    --------  --------
Property and casualty
  insurance segment .........$262,677 $226,527 $251,260   $ (7,421) $ 16,076
Reinsurance segment ......... 121,418   98,341  116,664     (3,090)   11,910
                             -------- -------- --------   --------  --------
                             $384,095 $324,868 $367,924   $(10,511) $ 27,986
                             ======== ======== ========   ========  ========

Changes in loss and settlement expense reserve estimates of prior periods

     For the property and casualty insurance segment, the December 31, 2003 estimate of loss and settlement expense reserves for accident years 2002 and prior increased $9,015,000 from the estimate at December 31, 2002. This increase represents 3.9% of the December 31, 2002 carried reserves and is attributed to a combination of bulk reserve strengthening, development on case reserves of previously reported claims, and newly reported claims in excess of carried IBNR reserves. Included in the reserve strengthening actions taken during 2003 was an increase of approximately $6,055,000 in formula IBNR reserves (approximately $1,980,000 on prior years), an increase of approximately $3,245,000 in settlement expense reserves (approximately $1,597,000 on prior years), and a $3,525,000 bulk reserve established for the workers' compensation line of business ($917,000 on prior years). The remaining adverse development (approximately $4,521,000) came from case reserve development and IBNR claim emergence.

     For the reinsurance segment, the December 31, 2003 estimate of loss and settlement expense reserves for accident years 2002 and prior decreased $1,539,000 from the estimate at December 31, 2002. This decrease represents 1.5% of the December 31, 2002 carried reserves. The decrease is primarily from the 2002 year on the HORAD book of business, which has experienced very low reported loss activity. This favorable development was partially offset by $326,000 of asbestos reserve strengthening.


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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Amortization of deferred policy acquisition costs is calculated as the difference between the beginning and ending amounts of deferred policy acquisition costs plus the amount of costs deferred during the current year. Deferred policy acquisition costs and related amortization are calculated separately for the property and casualty insurance segment and the reinsurance segment. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and settlement expenses and certain other costs expected to be incurred as the premium is earned. Deferred policy acquisition costs were not subject to limitation at December 31, 2003, and management does not anticipate future limitations to be likely due to the improved premium rate environment in both the insurance and reinsurance marketplaces.


Deferred income taxes

     The realization of the deferred income tax asset is based upon projections that indicate that a sufficient amount of future taxable income will be earned to utilize the tax deductions that will reverse in the future. These projections are based on the Company's history of producing significant amounts of taxable income, the improved premium rate environment for both the property and casualty insurance segment and the reinsurance segment and loss and expense control initiatives that have been implemented in recent years. In addition, management has formulated tax-planning strategies that could be implemented to generate taxable income if needed. Should the projected taxable income and tax planning strategies not provide sufficient taxable income to recover the deferred tax asset, a valuation allowance would be required.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS

     Segment information and consolidated net income for the three years ended December 31, 2003 are as follows:

($ in thousands)                             2003        2002        2001
                                           --------    --------    --------
Property and Casualty Insurance
Premiums earned .......................... $241,237    $225,013    $203,393
Losses and settlement expenses ...........  168,239     156,152     168,344
Acquisition and other expenses ...........   80,493      72,483      61,877
                                           --------    --------    --------
Underwriting loss ........................ $ (7,495)   $ (3,622)   $(26,828)
                                           ========    ========    ========
Loss and settlement expense ratio ........     69.7%       69.4%       82.8%
Acquisition expense ratio ................     33.4        32.2        30.4
                                           --------    --------    --------
Combined ratio ...........................    103.1%      101.6%      113.2%
                                           ========    ========    ========
Losses and settlement expenses:
    Insured events of current year ....... $159,224    $151,507    $167,152
    Increase in provision for insured
      events of prior years ..............    9,015       4,645       1,192
                                           --------    --------    --------
        Total losses and settlement
          expenses ....................... $168,239    $156,152    $168,344
                                           ========    ========    ========
Catastrophe and storm losses ............. $ 17,531    $  8,055    $ 15,813
                                           ========    ========    ========
Reinsurance
Premiums earned .......................... $ 89,386    $ 72,030    $ 61,887
Losses and settlement expenses ...........   58,266      50,906      53,575
Acquisition and other expenses ...........   24,403      23,150      18,374
                                           --------    --------    --------
Underwriting income (loss) ............... $  6,717    $ (2,026)   $(10,062)
                                           ========    ========    ========
Loss and settlement expense ratio ........     65.2%       70.7%       86.6%
Acquisition expense ratio ................     27.3        32.1        29.7
                                           --------    --------    --------
Combined ratio ...........................     92.5%      102.8%      116.3%
                                           ========    ========    ========
Losses and settlement expenses:
    Insured events of current year ....... $ 59,805    $ 48,553    $ 49,600
    (Decrease) increase in provision for
      insured events of prior years ......   (1,539)      2,353       3,975
                                           --------    --------    --------
        Total losses and settlement
          expenses ....................... $ 58,266    $ 50,906    $ 53,575
                                           ========    ========    ========
Catastrophe and storm losses ............. $  3,411    $    249    $  7,134
                                           ========    ========    ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

($ in thousands)                             2003        2002        2001
                                           --------    --------    --------
Consolidated
REVENUES
Premiums earned .......................... $330,623    $297,043    $265,280
Net investment income ....................   29,702      32,778      30,970
Realized investment gains (losses) .......    1,170      (3,159)        800
Other income .............................      862         866         774
                                           --------    --------    --------
                                            362,357     327,528     297,824
                                           --------    --------    --------
LOSSES AND EXPENSES
Losses and settlement expenses ...........  226,505     207,058     221,919
Acquisition and other expenses ...........  104,896      95,633      80,251
Interest expense .........................    1,320       1,639          11
Other expense ............................    1,654       1,306       1,185
                                           --------    --------    --------
                                            334,375     305,636     303,366
                                           --------    --------    --------
Income (loss) before income tax
  expense (benefit) ......................   27,982      21,892      (5,542)
Income tax expense (benefit) .............    7,633       5,790      (3,436)
                                           --------    --------    --------
Net income (loss) ........................ $ 20,349    $ 16,102    $ (2,106)
                                           ========    ========    ========
Loss and settlement expense ratio ........     68.5%       69.7%       83.7%
Acquisition expense ratio ................     31.7        32.2        30.2
                                           --------    --------    --------
Combined ratio ...........................    100.2%      101.9%      113.9%
                                           ========    ========    ========
Losses and settlement expenses:
    Insured events of current year ....... $219,029    $200,060    $216,752
    Increase in provision for insured
      events of prior years ..............    7,476       6,998       5,167
                                           --------    --------    --------
        Total losses and settlement
          expenses ....................... $226,505    $207,058    $221,919
                                           ========    ========    ========
Catastrophe and storm losses ............. $ 20,942    $  8,304    $ 22,947
                                           ========    ========    ========

Year ended December 31, 2003 compared to year ended December 31, 2002
---------------------------------------------------------------------
     Net income increased 26.4 percent to a record $20,349,000 ($1.78 per share) in 2003 from $16,102,000 ($1.42 per share) in 2002. This increase is attributed to improved premium rate adequacy, an improvement in the quality of the Company's book of business and strong second half earnings in the reinsurance segment. The improvement in 2003 net income was achieved even though the Company experienced an unusually high level of catastrophe and storm losses and performed some necessary reserve strengthening in the property and casualty insurance segment.

Premium income

     Premiums earned increased 11.3 percent to $330,623,000 in 2003 from $297,043,000 in 2002. This increase is attributed to rate increases that were implemented in the property and casualty insurance segment during the last two years as well as significant growth and improved pricing in the reinsurance segment. The market for property and casualty insurance softened somewhat during 2003 but was considered to be firm at year-end, and no significant changes are forecasted for 2004. The Company will continue to implement rate increases in those lines of business and/or territories where such action is warranted; however, the overall level of these rate increases is expected to be smaller than what was implemented during 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Premiums earned for the property and casualty insurance segment increased
7.2 percent to $241,237,000 in 2003 from $225,013,000 in 2002, primarily as a result of rate increases that have been implemented during the last three years. The rate increases implemented in 2002 and 2001 were broad based in nature and resulted in premium rate levels for most lines of business that were considered to be at, or near, adequate levels at December 31, 2002. Accordingly, moderate and more targeted rate increases were implemented during 2003. This fine tuning of the Company's rate structure was directed toward specific accounts, territories and lines of business where additional rate increases were warranted. Due to the timing of policy renewals and the earning of premiums ratably over the terms of the underlying policies, a time delay exists for implemented rate increases to have a noticeable impact on premiums earned. Premiums earned for 2003 reflect this delay and continued to show strong growth as the rate increases obtained in 2002 became earned; however, the growth rate in 2003 was limited by a decline in policy count (overall approximately 5.8 percent from December 31, 2002) that resulted from a decrease in new business associated with a moderate increase in rate competition and a reluctance to accept new risks in under-priced lines of business, and the non-renewal of existing business that was under-priced and/or under-performing. Premium rate levels for most lines of business are not expected to change significantly in 2004, with the notable exception of the homeowners and workers' compensation lines of business, where premium rates remain inadequate. In light of the improvements that have been achieved in both the pricing and the quality of the book of business, management is looking more favorably at the prospect of writing new business, but will continue to stress profitability over production.

     Premiums earned for the reinsurance segment increased 24.1 percent to $89,386,000 in 2003 from $72,030,000 in 2002, primarily as a result of improved premium rate levels and increased participation in the MRB reinsurance pool. Following the large across-the-board rate increases implemented in 2002, premium rate increases on excess of loss contracts moderated in 2003 due to the influx of new capital into the reinsurance marketplace; however, contracts with poor loss experience continued to receive exceptionally large rate increases. The rate increases implemented during the last two years have been realized in conjunction with moderate declines in the related exposure base due to increased retention levels and coverage exclusions for terrorist activities. In addition, both excess of loss and pro-rata contracts are benefiting from improved industry-wide rate levels at the primary company level. For 2003, Employers Mutual's participation in the MRB reinsurance pool (which is ceded to the reinsurance segment under the terms of the quota share agreement) increased to 25 percent from 20 percent in 2002, producing $7,262,000 of additional earned premium. Employers Mutual's participation in the MRB pool will increase to 33 percent in 2004; however, earned premiums are not expected to increase due to the discontinuance of some business within the pool. In addition to these factors, the growth in earned premiums for 2003 reflects an increase in the estimate of earned but not reported premiums of $3,125,000, compared to a decrease in this estimate of approximately $1,135,000 in 2002.

Losses and settlement expenses

     Losses and settlement expenses increased 9.4 percent to $226,505,000 in 2003 from $207,058,000 in 2002. The loss and settlement expense ratio (losses and settlement expenses expressed as a percentage of premiums earned) decreased to 68.5 percent in 2003 from 69.7 percent in 2002, despite an unusually high level of catastrophe and storm losses that was second only to the record amount reported in storm-plagued 2001, and some necessary reserve strengthening. This decline in the loss and settlement expense ratio is attributed to improved premium rate adequacy, an improvement in the quality of the Company's book of business and unusually good loss experience in the reinsurance segment during the second half of the year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The loss and settlement expense ratio for the property and casualty segment increased slightly to 69.7 percent in 2003 from 69.4 percent in 2002. Despite an unusually high level of catastrophe and storm losses ($17,531,000 in 2003 compared to $8,055,000 in 2002) and some necessary reserve strengthening, the loss and settlement expense ratio did not increase appreciably during 2003. This is due to management's diligent efforts over the last several years to improve both premium rate adequacy and the quality of the risks insured. Those efforts have been successful and the financial benefits of those initiatives are now being realized. Loss frequency continued to trend downward in 2003 while loss severity continued to increase. The reserve strengthening performed in 2003 amounted to approximately $12,825,000, which represents only 5.6 percent of the property and casualty insurance segment's carried reserves at December 31, 2002. Actuarial evaluations of the Company's carried reserves are performed on a regularly-scheduled basis and it is the Company's standard practice to adjust its carried reserves as necessary in response to these evaluations in order to maintain a consistent level of reserve adequacy.

      The loss and settlement expense ratio for the reinsurance segment decreased to 65.2 percent in 2003 from 70.7 percent in 2002. This improvement is attributed to an unusually low level of reported loss activity from both proportional and excess of loss business, and from favorable development on prior years' reserves. However, this improvement was partially offset by a significant increase in catastrophe losses ($3,411,000 in 2003 compared to $249,000 in 2002). During 2003, two events (Midwest storms in the month of May and hurricane Isabel) reached the $1,500,000 cap on losses assumed per event from Employers Mutual. In addition, the reinsurance segment established $326,000 of additional IBNR reserves in 2003 in response to the findings of an independent study conducted on the Company's asbestos exposures.

Acquisition and other expenses

     Acquisition and other expenses increased 9.7 percent to $104,896,000 in 2003 from $95,633,000 in 2002. The expense ratio (acquisition and other expenses expressed as a percentage of premiums earned) decreased to 31.7 percent in 2003 from 32.2 percent in 2002, primarily due to the improvement in premium rate adequacy achieved in 2003.

     For the property and casualty insurance segment, the expense ratio increased to 33.4 percent in 2003 from 32.2 percent in 2002. This increase is primarily due to an increase in contingent commission expense and higher employee benefit costs. The increase in contingent commission expense is a direct result of the fundamental improvement that has been achieved in underwriting results. The increase in employee benefit costs is associated with a 50 basis-point decrease in the discount rate and expected long-term rate of return on plan assets assumptions utilized in the pension plan and postretirement benefit plans actuarial valuations.

     For the reinsurance segment, the expense ratio decreased to 27.3 percent in 2003 from 32.1 percent in 2002. The decrease in 2003 is attributed to a decline in contingent commission expense and a shift in the mix of business towards property excess, which carries a lower commission rate. The decline in contingent commission expense is attributed to several sources, including a decline of approximately $413,000 associated with the MRB pool and a marine syndicate account, a decline of approximately $400,000 associated with the commutation of a retrocession contract related to the World Trade Center catastrophe, and a general trend toward a reduction in the number of contracts with contingent commission provisions. Commission expense for 2003 and 2002 includes $782,000 and $379,000, respectively, of commissions incurred in connection with the increased participation in the MRB reinsurance pool noted above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Investment results

     Net investment income decreased 9.4 percent to $29,702,000 in 2003 from $32,778,000 in 2002, despite an increase in invested assets. This decrease is primarily attributed to the lingering low interest rate environment, which has negatively impacted the rate of return earned on the Company's investments, but also reflects an increase in investment expenses. During this period of low interest rates, many of the Company's higher yielding securities have been called. The proceeds from these called securities, and from maturing securities, have been reinvested at the current lower interest rates, resulting in less investment income. In addition, the Company has been reluctant to invest in long-term securities in this current low interest rate environment and has therefore accumulated a significant amount of short-term and cash equivalent investments. Since these investments carry lower interest rates than long-term fixed maturity securities, the decline in the Company's rate of return has been magnified.

     Realized investment gains totaled $1,170,000 in 2003 compared to a loss of $3,159,000 in 2002. Reflected in the gains of 2003 are $1,567,000 of other-than-temporary impairment losses recognized in the Company's equity portfolio during the first quarter of 2003, $2,689,000 of net losses recognized by the Company's equity managers during the first quarter as they rebalanced the Company's portfolios to enhance future returns and $4,342,000 of losses recognized on the sale of American Airlines and United Airlines bonds during the first quarter. These bonds were collateralized by aircraft with an appraised value sufficient to recover the Company's investment at December 31, 2002; however, during the first quarter of 2003 the value of this collateral declined below the Company's investment as a result of the war with Iraq, a significant decline in air travel, and the prospects of a bankruptcy filing by American Airlines and a liquidation of United Airlines. The losses recognized in the first quarter were more than offset by gains recognized on the sale of certain bond and equity investments during the remainder of 2003. The Company did not recognize any additional other-than-temporary impairment losses during 2003 and all the impaired equity securities were sold before year-end, generating gross realized gains of $619,000 and gross realized losses of $48,000. The realized investment loss for 2002 primarily reflects a $3,821,000 impairment loss on the Company's investment in MCI Communications Corporation bonds.

Other information

     The Company refinanced its $36,000,000 of surplus notes with Employers Mutual effective April 1, 2003 at an interest rate of 3.09 percent, resulting in a 19.4 percent decline in interest expense in 2003. The interest expense incurred on these surplus notes does not have a material impact on the Company's results of operations as the proceeds of the surplus notes have been invested and earn a similar amount of interest income. It should be noted that surplus notes are considered to be a component of surplus for statutory reporting purposes because the notes have no maturity date and all payments of interest and principal must be approved in advance by the insurance commissioner of the state of domicile of the issuing insurance company; however, under generally accepted accounting principals (GAAP), surplus notes are considered to be debt and are reported as a liability in the Company's financial statements.

     Income tax expense increased 31.8 percent to $7,633,000 in 2003 from $5,790,000 in 2002. The effective tax rate increased slightly to 27.3 percent in 2003 from 26.4 percent in 2002. Effective April 1, 2003, the Company was included in Employers Mutual's consolidated tax return due to the fact that Employers Mutual attained 80 percent ownership of the Company at the end of March. The Company will file a short-period tax return for the period January 1, 2003 through March 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     On January 22, 2004, the Company announced that its wholly-owned subsidiary Farm and City Insurance Company would discontinue writing nonstandard risk automobile insurance and institute non-renewal procedures on all existing business. Due to the fact that Farm and City will continue to participate in the pooling agreement, it will continue to generate sufficient cash flows to support the unamortized balance of goodwill currently carried in the Company's financial statements. As a result, no impairment loss was recognized on the goodwill at December 31, 2003.

     In response to the declining interest rate environment, Employers Mutual has changed several key assumptions utilized in the preparation of the actuarial valuation reports for its pension and postretirement benefit plans during the last two years. Key assumption changes include a reduction in the discount rate from 7.0 percent in 2001 to 6.5 percent in 2002 and 6.0 percent in 2003 and a reduction in the expected long-term rate of return on plan assets for the pension plan from 8.5 percent in 2001 to 8.0 percent in 2002 and 7.5 percent in 2003 and for the postretirement benefit plans from 6.0% in 2001 and 2002 to 5.0 percent in 2003. In addition, due to the continued escalation in the price of prescription drugs, the assumed health care cost trend rate utilized in the postretirement benefit plan valuation report was increased from 9 percent in 2001 to 12 percent in 2002 and 11 percent in 2003.

     Pension liabilities reflected in the Company's financial statements totaled $1,453,000 (including $1,016,000 of additional minimum liability) at December 31, 2003 and $2,488,000 (including $1,701,000 of additional minimum liability) at December 31, 2002. The intangible asset reflected in the Company's financial statements totaled $1,016,000 and $1,411,000 at December 31, 2003 and 2002, respectively. Postretirement benefit liabilities reflected in the Company's financial statements totaled $8,512,000 and $7,527,000 at December 31, 2003 and 2002, respectively.

      Prior to 2002, the Company had concluded that it was not subject to the accounting requirements of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, since it receives the current fair value for any common stock issued under Employers Mutual's stock option plans. As a result, the Company was recognizing as compensation expense its pool participation share of the stock option expense recorded by Employers Mutual for these plans. During 2002, the Company concluded that it is subject to the accounting requirements of APB 25 and, accordingly, should not be recognizing compensation expense from Employers Mutual's stock option plans since the exercise price of the options is equal to the fair value of the stock at the date of grant. Accordingly, during 2002 the Company reversed the accrual for stock option expense allocated to it by Employers Mutual, resulting in $349,000 of pre-tax income. Pre-tax compensation expense recognized in the Company's financial statement in 2001 amounted to $355,000. Since this amount is not material, the financial statements for 2001 were not restated.

     The Company's insurance subsidiaries reimburse Employers Mutual for their share of the statutory-basis compensation expense associated with stock option exercises under the terms of the pooling and quota share agreements.
Beginning in 2003, the statutory-basis compensation expense that is paid by the Company's subsidiaries to Employers Mutual ($505,000 in 2003) is being reclassified as a dividend payment to Employers Mutual in these GAAP-basis financial statements. Since the corresponding amounts for 2002 and 2001 were not material, the financial statements for such years were not restated.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act expanded Medicare to include, for the first time, coverage for prescription drugs.
This legislation is expected to eventually reduce the cost of Employers Mutual's health care postretirement benefit plan. Because of various uncertainties, including Employers Mutual's response to this legislation and the appropriate accounting methodology for this event, the Company has elected to defer financial recognition of this legislation until the Financial Accounting Standards Board (FASB) issues final accounting guidance. When issued, that guidance could require the Company to change previously reported information. This deferral election is permitted under FASB Staff Position No. FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003."

     On November 26, 2002, President Bush signed into law the Terrorism Risk Insurance Act of 2002 ("TRIA"). TRIA provides a temporary Federal backstop on losses from certified terrorism events from foreign sources and is effective until December 31, 2005. Coverage includes most direct commercial lines of business, including coverage for losses from nuclear, biological, and chemical exposures. Each insurer has a deductible amount, which is calculated as a percentage of the prior year's direct earned commercial lines premium and a ten percent retention above the deductible. The percentage used in the deductible calculation will increase from seven percent in 2003 to ten percent in 2004 and to fifteen percent in 2005. TRIA caps losses at $100 billion annually; no insurer that has met its deductible will be liable for payment of any portion above that amount. Management views this legislation as being favorable to both the Company and the industry. Though it is uncertain whether TRIA will be extended beyond 2005, it has and continues to provide marketplace stability. As a result, coverage for terrorist events in both the insurance and reinsurance markets is often available. For the Company, the TRIA deductible will be approximately $20,000,000 in 2004. The January 1, 2004 renewal of Employers Mutual's property and casualty treaty reinsurance programs included expanded coverage to include domestic terrorism events (excluding nuclear, biological, and chemical). The January 1, 2004 renewal of Employers Mutual's standalone reinsurance coverage for terrorism claims saw an increase in coverage with limits corresponding to the TRIA deductible (approximately $85,000,000 for the EMC Insurance Companies). The contract terms provide for 70 percent coverage of $70,000,000 of terrorism losses in excess of $15,000,000. Coverage includes all commercial lines of business, losses from both certified and non-certified terrorist events, and nuclear, biological and chemical coverage.

Year ended December 31, 2002 compared to year ended December 31, 2001
---------------------------------------------------------------------
     Net income increased dramatically to $16,102,000 in 2002 from a loss of $2,106,000 in 2001. This improvement is attributed to improved premium rate adequacy, focused underwriting initiatives and a significant decline in catastrophe and storm losses. The Company was successful in executing a corporate operating plan that focused on improved profitability. Although significant improvements had been achieved in pricing and loss experience in 2001, they were masked by an unusually large amount of storm losses.

Premium income

     Premiums earned increased 12.0 percent to $297,043,000 in 2002 from $265,280,000 in 2001. This increase is primarily attributed to rate increases that were implemented during the last two years in the property and casualty insurance segment, as well as growth and improved pricing in the reinsurance segment. Despite rising premium rates, retention levels remained fairly constant, evidence of the movement of the insurance industry toward more adequate rate levels.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Premiums earned for the property and casualty insurance segment increased
10.6 percent to $225,013,000 in 2002 from $203,393,000 in 2001.  This increase is primarily the result of rate increases that grew progressively larger during the last three years as a result of the industry's movement toward premium rate adequacy. Premium rate levels for property and casualty insurance segment continued to improve during 2002 as average rate level increases ranging from five to eighteen percent were implemented in most lines of business. As a result of these rate increases, the Company's premium rate levels for most lines of business were considered to be at, or near, adequate levels at December 31, 2002.

     Premiums earned for the reinsurance segment increased 16.4 percent to $72,030,000 in 2002 from $61,887,000 in 2001. This increase is attributed to rate increases implemented during the January 2002 renewal season, increased participation in the MRB reinsurance pool and growth in a marine syndicate account; however, this increase was tempered by the recognition in 2001 of approximately $2,001,000 of reinstatement premiums associated with the World Trade Center catastrophe. During 2002, this estimate of reinstatement premiums was reduced by approximately $677,000, reflecting a decline in Employers Mutual's estimate of the loss. The reinsurance segment lost several accounts in 2002 due to the 2001 decline in Employers Mutual's A.M. Best rating from "A" (Excellent) to "A-" (Excellent) and a decline in Employers Mutual's surplus level at December 31, 2001. Some of the lost business was replaced by several new working layer programs, which typically have smaller profit margins but offer greater loss predictability. Reflected in earned premiums for 2002 is a decline in the estimate of earned but not reported premium of approximately $1,135,000 compared to an increase of approximately $1,350,000 in this estimate in 2001.

Losses and settlement expenses

     Losses and settlement expenses decreased 6.7 percent to $207,058,000 in 2002 from $221,919,000 in 2001. The loss and settlement expense ratio decreased to 69.7 percent in 2002 from 83.7 percent in 2001. This decline in the loss and settlement expense ratio is primarily attributed to a significant decline in catastrophe and storm losses from the unusually large amount experienced in 2001, when active weather patterns produced a record amount of storm losses. Other factors contributing to this improvement include the implementation of more stringent underwriting standards, a substantial decrease in loss frequency and a decline in large losses. Both 2002 and 2001 were negatively impacted by adverse development on prior years' reserves.

     The loss and settlement expense ratio for the property and casualty segment decreased to 69.4 percent in 2002 from 82.8 percent in 2001. This decline is primarily attributed to a significant decline in catastrophe and storm losses. Other factors include more stringent underwriting standards, a substantial decline in loss frequency and a decline in large losses. Offsetting these improvements were an increase in loss severity and a second consecutive year of adverse development on prior years' reserves. The adverse development reported for 2002 includes $2,069,000 of additional asbestos reserves established in response to the findings of an independent study conducted on the Company's asbestos exposures.

      The loss and settlement expense ratio for the reinsurance segment decreased to 70.7 percent in 2002 from 86.6 percent in 2001. This improvement is attributed to a significant decline in storm losses, more favorable weather conditions and decreased casualty losses. The reinsurance segment experienced adverse reserve development in 2002, but at a lower level than 2001. The majority of the adverse development came from the MRB reinsurance pool, which experienced a high level of construction defect claims on an account that was discontinued on December 31, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Acquisition and other expenses

     Acquisition and other expenses increased 19.2 percent to $95,633,000 in 2002 from $80,251,000 in 2001. The expense ratio increased to 32.2 percent in 2002 from 30.2 percent in 2001. This increase reflects an increase in contingent commission expense and policyholder dividends resulting from the significant improvement in underwriting results, the discontinuation of an assigned risk program during 2001 that produced commission income and an increase in employee benefit costs.

     For the property and casualty segment, the expense ratio increased to
32.2 percent in 2002 from 30.4 percent in 2001. This increase is attributed to an increase in contingent commission expense and higher employee benefit costs. The increase for 2002 also includes a large growth in policyholder dividend expense. The increases in contingent commission expense and policyholder dividend expense are a direct result of the fundamental improvement in underwriting results experienced during the last two years.

     For the reinsurance segment, the expense ratio increased to 32.1 percent in 2002 from 29.7 percent in 2001. This increase is attributed to an increase in contingent commission expense that resulted from good loss experience on certain reinsurance contracts. Commission expense for 2002 includes $379,000 of commissions incurred in connection with the increased participation in the MRB reinsurance pool.

Investment results

     Net investment income increased 5.8 percent to $32,778,000 in 2002 from $30,970,000 in 2001. This increase is primarily attributable to an increase in fixed maturity security investments that resulted from the issuance of $25,000,000 of surplus notes to Employers Mutual in December 2001 and $11,000,000 of surplus notes in June 2002; however, the increase in investment income was tempered somewhat by the declining interest rate environment. In addition, the Company experienced a significant amount of call activity in its portfolio of fixed maturity securities during 2001 due to a large decline in interest rates. Proceeds from this call activity, and from maturing securities, were reinvested at lower current rates, resulting in a lower rate of return in 2002. The surplus notes were issued in response to statutory capital adequacy concerns raised by certain rating agencies because the statutory surplus position of the Company's insurance and reinsurance subsidiaries had declined over the preceding three years due to unfavorable operating results and the payment of dividends to the parent company.

     Realized investment losses totaled $3,159,000 in 2002 compared to a gain of $800,000 in 2002. The loss for 2002 reflects a $3,821,000 other-than-temporary impairment write-down of the Company's investment in MCI Communications Corporation bonds.

Other information

     The income tax expense for 2002 totaled $5,790,000 compared to a benefit of $3,436,000 in 2001. The effective tax rate for 2002 was 26.5 percent compared to 62.0 percent in 2001. Due to the significant improvement in 2002 operating results, the Company was able to utilize its entire net operating loss carry forward from calendar years 2001 and 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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


LIQUIDITY AND INVESTMENTS

     The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid investments to ensure the availability of funds to meet claims and expenses. The remainder of the investment portfolio, excluding investments in equity securities, is invested in securities with maturities that approximate the anticipated liabilities of the insurance issued. At December 31, 2003, approximately 40 percent of the Company's fixed maturity securities were in U.S. government or U.S. government agency issued securities. A variety of maturities are maintained in the Company's portfolio to assure adequate liquidity. The maturity structure of the fixed maturity investments is also established by the relative attractiveness of yields on short, intermediate and long-term securities. The Company does not invest in any high-yield debt investments (commonly referred to as junk bonds.)

     The Company considers itself to be a long-term investor and generally purchases fixed maturity investments with the intent to hold them to maturity. Despite this intent, the Company has historically classified a portion of its fixed maturity investments as available-for-sale securities to provide flexibility in the management of the portfolio. Since the third quarter of 1999, all newly acquired fixed maturity investments have been classified as available-for-sale securities to provide increased management flexibility.
The Company had unrealized holding gains, net of deferred taxes, on fixed maturity securities available-for-sale totaling $15,779,000 and $16,907,000 at December 31, 2003 and 2002, respectively. The fluctuation in the market value of these investments is primarily due to changes in the interest rate environment during this time period. Since the Company does not actively trade in the bond market, such fluctuations in the fair value of these investments are not expected to have a material impact on the operations of the Company, as forced liquidations of investments are not anticipated. The Company closely monitors the bond market and makes appropriate adjustments in its portfolio as changing conditions warrant.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     During 2003 and 2002, the Company invested a net $4,758,000 and $3,057,000, respectively, into minor ownership interests in limited partnerships and limited liability companies. The Company does not hold any other non-traded securities.

     The major ongoing sources of the Company's liquidity are insurance premium income, investment income and cash provided from maturing or liquidated investments. The principal outflows of cash are payments of claims, commissions, premium taxes, operating expenses, income taxes, dividends, interest and principal payments on debt, and investment purchases.

     The Company generated positive cash flows from operations of $63,095,000 in 2003, $56,566,000 in 2002 and $47,087,000 in 2001. The amount for 2001 includes $11,881,000 received from Employers Mutual in connection with a change in the recording of written premiums and commissions on policies billed on an installment basis.

     The Company's cash balance was ($14,069,000) and ($119,000) at December 31, 2003 and 2002, respectively. The balance for 2003 reflects a $14,346,000 transfer of funds out of the cash account on December 31, 2003 to purchase a fixed maturity security; however, due to timing, the account does not reflect the corresponding transfer of cash into the account to fund the purchase. This timing difference resulted in a credit balance in the account.

     Employers Mutual continued to reinvest a portion of its dividends in additional shares of the Company's common stock during 2003. As a result of this dividend reinvestment, the Company became an 80 percent owned subsidiary of Employers Mutual effective April 1, 2003. In order to build and maintain a sufficient cushion above the 80 percent ownership threshold, Employers Mutual also conducted two separate 30,000-share open market stock purchase programs during 2003. Employers Mutual reinvested 50 percent of its dividends in the fourth quarter of 2003 and is expected to continue at this level in 2004.

     As a result of becoming an 80 percent owned subsidiary of Employers Mutual, the Company was included in Employers Mutual's consolidated tax return effective April 1, 2003. The Company will file a short-period tax return for the period January 1, 2003 through March 31, 2003.

Investment Impairments and Considerations

    As of December 31, 2003, the Company has had one fixed maturity security series, MCI Communications Corporation, that has been determined to be other-than-temporarily impaired. MCI Communications Corporation is owned by WorldCom Inc. (currently conducting business under the MCI, Inc. brand name), whose corporate bonds were downgraded to junk status in May 2002 when it reported the detection of accounting irregularities. On June 30, 2002 the Company recognized $3,821,000 of realized loss when the carrying value of this investment was reduced from an aggregate book value of $5,604,000 to the then current fair value of $1,783,000. As of December 31, 2003, the fair value of the MCI bonds had partially recovered, resulting in pre-tax unrealized gains of $1,035,000 recognized during 2002 and $1,811,000 recognized during 2003. The MCI Communications bonds were awarded a payout of 79.2 cents per dollar in a "Plan of Reorganization" that was approved by the bankruptcy court on October 31, 2003. The factors surrounding this other-than-temporary impairment did not have any impact on the carrying value of any other investments held by the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     At December 31, 2003, the Company had unrealized losses on held-to-maturity and available-for-sale securities as presented in the table below. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services. None of these securities are considered to be in concentrations by either security type or industry. The Company uses several factors to determine whether the carrying value of an individual security has been other-than-temporarily impaired.
Such factors include, but are not limited to, the security's value and performance in the context of the overall markets, length of time and extent the security's fair value has been below carrying value, key corporate events and collateralization of fixed maturity securities. Based on these factors, and the Company's ability and intent to hold the fixed maturity securities until maturity, it was determined that the carrying value of these securities was not other-than-temporarily impaired at December 31, 2003. Risks and uncertainties inherent in the methodology utilized in this evaluation process include interest rate risk, equity price risk and the overall performance of the economy, all of which have the potential to adversely affect the value of the Company's investments. Should a determination be made at some point in the future that these unrealized losses are other-than-temporary, the Company's earnings would be reduced by approximately $580,000, net of tax; however, the Company's financial position would not be affected due to the fact that unrealized losses on available-for-sale securities are reflected in the Company's financial statements as a component of stockholders' equity, net of deferred taxes.

     Following is a schedule of the length of time securities have continuously been in an unrealized loss position as of December 31, 2003.

                   Less than twelve      Twelve months
($ in thousands)        months             or longer             Total
                   -----------------   -----------------   ------------------
Description of     Fair   Unrealized   Fair   Unrealized   Fair    Unrealized
  Securities       Value    Losses     Value    Losses     Value     Losses
-----------------  -----------------   -----------------   ------------------
Obligations of
  states and
  political
  subdivisions ... $22,801     $300    $    -         -    $22,801      $300
Public
  utilities ......   2,487       86         -         -      2,487        86
Corporate
  securities .....  11,519      130     5,679       169     17,198       299
                   -------     ----    ------      ----    -------      ----
Subtotal, debt
  securities .....  36,807      516     5,679       169     42,486       685
                   -------     ----    ------      ----    -------      ----
Common stock .....   2,041       77     1,134       130      3,175       207
                   -------     ----    ------      ----    -------      ----
Total temporarily
  impaired
  securities ..... $38,848     $593    $6,813      $299    $45,661      $892
                   =======     ====    ======      ====    =======      ====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Following is a schedule of the maturity dates of the fixed maturity securities presented in the above table. Note that this schedule includes only fixed maturity securities available-for-sale, as the Company does not have any fixed maturity securities held-to-maturity with unrealized losses.

                                                                     Gross
                                           Book         Fair      unrealized
($ in thousands)                           value        value        loss
                                          -------      -------    ----------
Due in one year or less ................. $ 2,606      $ 2,601       $  5
Due after one year through five years ...     199          192          7
Due after five years through ten years ..  10,041        9,851        190
Due after ten years .....................  30,325       29,842        483
                                          -------      -------       ----
                                          $43,171      $42,486       $685
                                          =======      =======       ====

     Following is a schedule of fixed maturity securities available-for-sale that are non-investment grade and have unrealized losses at December 31, 2003. As previously noted, the Company does not invest in junk bonds. The non-investment grade securities held by the Company are the result of rating downgrades that occurred subsequent to their purchase. The percentages displayed are of the fair values of these securities to the total fair value of fixed maturity securities available-for-sale, and of the unrealized losses on these securities to the total gross unrealized losses on fixed maturity securities available-for-sale. This schedule does not include fixed maturity securities held-to-maturity due to the fact that none of these securities have unrealized losses or are below investment grade at December 31, 2003. This schedule also does not include the Company's MCI bonds, which carry a Moody's Bond Rating of CA, due to the fact that these bonds were written-down to their fair value in the second quarter of 2002 and have since partially recovered, resulting in unrealized gains of $2,846,000 as of December 31, 2003.

                                                         Percent   Percent
                         Moody's                            of     of gross
                          bond     Carrying   Unrealized  market  unrealized
($ in thousands)         rating     value        Loss     value     losses
                         ------   ----------  ----------  -----   ----------
Potomac Edison ..........     BA  $    2,487  $       86    5.9%       12.6%
                                  ----------  ----------  -----   ----------
                                  $    2,487  $       86    5.9%       12.6%
                                  ==========  ==========  =====   =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Following is a schedule of gross realized losses recognized in 2003 along with the associated book values and sales prices aged according to the length of time the underlying securities were in an unrealized loss position. This schedule does not include realized losses stemming from corporate actions such as calls, pay-downs, redemptions, etc. The Company's equity portfolio is managed on a "tax-aware" basis, which generally results in sales of securities at a loss to offset sales of securities at a gain, thus minimizing the Company's income tax expense. Fixed maturity securities are generally held until maturity.

                                                                     Gross
                                           Book         Sales      realized
($ in thousands)                           value        price        loss
                                          -------      -------     --------
Fixed maturity securities
  available-for-sale:
    Three months or less ...............  $17,830      $17,508     $    322
    Over three months to six months ....        -            -            -
    Over six months to nine months .....        -            -            -
    Over nine months to twelve months ..        -            -            -
    Over twelve months .................   11,099        6,544        4,555
                                          -------      -------      -------
                                          $28,929      $24,052      $ 4,877
                                          =======      =======      =======
Equity securities:
    Three months or less ...............  $ 7,689      $ 6,490      $ 1,199
    Over three months to six months ....    3,152        2,737          415
    Over six months to nine months .....    6,359        4,162        2,197
    Over nine months to twelve months ..    4,312        3,102        1,210
    Over twelve months .................    1,392          949          443
                                          -------      -------      -------
                                          $22,904      $17,440      $ 5,464
                                          =======      =======      =======

     The $4,555,000 of realized losses recognized on fixed maturity securities that were in an unrealized loss position for over twelve months include $4,342,000 of losses from the sale of American Airlines and United Airlines bonds in the first quarter of 2003 and $213,000 of losses from the sale of Northwestern Public Service bonds. The airline bonds were collateralized by aircraft with an appraised value sufficient to recover the Company's investment at December 31, 2002; however, during the first quarter of 2003 the value of this collateral declined below the Company's investment as a result of the war with Iraq, a significant decline in air travel, and the prospects of a bankruptcy filing by American Airlines and a liquidation of United Airlines. As a result of this change in collateral value, the Company elected to sell the bonds, rather than record an other-than-temporary impairment loss. The Northwestern Public Service bonds were sold when it was disclosed that its non-utility subsidiaries had lost value, resulting in negative equity for the parent company.

     The $5,464,000 of realized losses recognized on equity securities includes $2,785,000 of losses recognized by the Company's equity managers as they rebalanced the Company's portfolios to enhance future returns and $1,567,000 of other-than-temporary impairment losses. The $443,000 of realized losses recognized that were in an unrealized position for over twelve months includes $125,000 from the rebalancing of the portfolios and $206,000 of other-than-temporary impairment losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

     Interest rate risk includes the price sensitivity of a fixed maturity security to changes in interest rates, and the affect on future earnings from short-term investments and maturing long-term investments given a change in interest rates. The following analysis illustrates the sensitivity of the Company's financial instruments to selected changes in market rates and prices. A hypothetical one percent increase in interest rates as of December 31, 2003 would result in a corresponding pre-tax decrease in the fair value of the fixed maturity portfolio of approximately $28,108,000, or 4.5 percent. In addition, a hypothetical one percent decrease in interest rates at December 31, 2003 would result in a corresponding decrease in pre-tax income over the next twelve months of approximately $1,604,000, assuming the current maturity and prepayment patterns. The Company monitors interest rate risk through the analysis of interest rate simulations, and adjusts the average duration of its fixed maturity portfolio by investing in either longer or shorter term instruments given the results of interest rate simulations and judgments of cash flow needs. The effective duration of the Company's fixed maturity portfolio at December 31, 2003 was 4.15 years.

     The valuation of the Company's marketable equity portfolios is subject to equity price risk. In general, equities have more year-to-year price variability than bonds. However, returns from equity securities have been consistently higher over longer time frames. The Company invests in a diversified portfolio of readily marketable equity securities. A hypothetical 10 percent decrease in the S&P 500 index as of December 31, 2003 would result in a corresponding pre-tax decrease in the fair value of the Company's equity portfolio of approximately $4,137,000.

     The Company invests in high quality fixed maturity securities, thus minimizing credit quality risk. At December 31, 2003, the portfolio of long-term fixed maturity securities consists of 26.7 percent U.S. Treasury, 13.0 percent government agency, 2.8 percent mortgage-backed, 25.6 percent municipal, and 31.9 percent corporate securities. At December 31, 2002, the portfolio of long-term fixed maturity securities consisted of 15.7 percent U.S. Treasury, 13.4 percent government agency, 3.2 percent mortgage-backed,
14.8 percent municipal, and 52.9 percent corporate securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Fixed maturity securities held by the Company generally have an investment quality rating of "A" or better by independent rating agencies. The following table shows the composition of the Company's fixed maturity securities, by rating, as of December 31, 2003.

                                 Securities               Securities
                               held-to-maturity        available-for-sale
                             (at amortized cost)        (at fair value)
                             -------------------       ------------------
($ in thousands)              Amount     Percent        Amount    Percent
Rating:                      --------    -------       --------   -------
  AAA .....................  $ 49,845      100.0%      $282,652      54.0%
  AA ......................         -          -         75,633      14.4
  A .......................         -          -        136,614      26.1
  BAA .....................         -          -         21,578       4.1
  BA ......................         -          -          2,488       0.5
  CA ......................         -          -          4,821       0.9
                             --------    -------       --------   -------
    Total fixed maturities   $ 49,845      100.0%      $523,786     100.0%
                             ========    =======       ========   =======
     Ratings for preferred stocks and fixed maturity securities with initial maturities greater than one year are assigned by Moody's Investor's Services, Inc. Moody's rating process seeks to evaluate the quality of a security by examining the factors that affect returns to investors. Moody's ratings are based on quantitative and qualitative factors, as well as the economic, social and political environment in which the issuing entity exists. The quantitative factors include debt coverage, sales and income growth, cash flows and liquidity ratios. Qualitative factors include management quality, access to capital markets and the quality of earnings and balance sheet items. Ratings for securities with initial maturities less than one year are based on an evaluation of the underlying assets or the credit rating of the issuer's parent company.

    Prepayment risk refers to the changes in prepayment patterns that can shorten or lengthen the expected timing of principal repayments and thus the average life and the effective yield of a security. Such risk exists primarily within the portfolio of mortgage-backed securities. The prepayment risk analysis is monitored regularly through the analysis of interest rate simulations. At December 31, 2003, the effective duration of the mortgage-backed securities is 1.6 years with an average life and current yield of 2.4 years and 7.0 percent, respectively. At December 31, 2002, the effective duration of the mortgage-backed securities was 1.2 years with an average life and current yield of 0.2 years and 7.6 percent, respectively.


CAPITAL RESOURCES

     Insurance company operations require capital to support premium writings. The Company believes that its insurance company subsidiaries have sufficient capital to support their expected premium writings in 2004.

     As previously noted, all payments of interest and principal on the surplus notes must be approved in advance by the insurance commissioner of the state of domicile of the respective insurance company. Interest payments are due January 1 of each year and, like the principal amount of the notes, can only be paid out of surplus earnings of the respective companies. At December 31, 2003, the Company's subsidiaries had received approval for the payment of interest accrued on their surplus notes during 2003.

     The National Association of Insurance Commissioners (NAIC) maintains certain risk-based capital standards for property and casualty insurance companies. Risk-based capital requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. At December 31, 2003, the Company's insurance subsidiaries had total adjusted statutory capital of $170,233,000, which is well in excess of the minimum risk-based capital requirement of $39,609,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     A major source of cash flows for the Company is dividend payments from its insurance subsidiaries. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The Company received $7,255,000, $6,250,000 and $5,525,000 of dividends from its insurance subsidiaries and paid cash dividends to its stockholders totaling $6,874,000, $6,828,000 and $6,787,000 in 2003, 2002 and 2001, respectively.

     As of December 31, 2003, the Company had no material commitments for capital expenditures.


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


NEW ACCOUNTING PRONOUNCEMENTS

     In April 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement is generally effective for contracts entered into or modified after June 30, 2003. Currently, the Company's investment strategy does not include investments in derivative instruments or hedging activities. Therefore, adoption of this statement did not have any effect on the operating results of the Company.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer measures certain financial instruments with characteristics of both liabilities and equity and it requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this statement did not have any effect on the operating results of the Company.

     In November 2003, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on certain disclosures required by EITF Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which is effective for fiscal years ending after December 15, 2003. EITF Issue 03-1 requires certain quantitative and qualitative disclosures for debt and equity securities classified as available-for-sale or held-to-maturity that are impaired at the balance sheet date but have not been recognized as other-than-temporary impairments. The Company's adoption of this EITF, which only requires additional disclosures, did not have any effect on the operating results of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     In December 2003, the FASB revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The revised standard requires new disclosures in addition to those required by the original standard about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132, as revised, is effective for financial statements for fiscal years ending after December 15, 2003, except disclosure of estimated benefit payments, which is effective for fiscal years ended after June 15, 2004. The Company's adoption of this revised statement, which only requires additional disclosures, did not have any effect on the operating results of the Company.


DEVELOPMENTS IN INSURANCE REGULATION

     The NAIC has taken initial steps toward adopting selected provisions of the Sarbanes-Oxley Act of 2002 into its model audit rule. Adoption of these provisions would likely affect the resources spent by insurers on internal controls through the requirements that insurers include in their annual statutory financial statements a statement of management's responsibility for establishing and maintaining adequate internal control over financial reporting, a report of management's assessment of the company's internal control over financial reporting, and an attestation report by the external auditor on the assessment. A working group is holding a series of meetings preceding the NAIC's spring meeting on March 15, 2004, at which time it is expected to promote that the model audit rule be revised to incorporate the Sarbanes-Oxley Act of 2002 Section 404-type requirements. The requirements will likely be variable based upon insurer size, with small insurers to be exempt from a portion or all of the requirements.

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