Form 10-K, Exhibit 13
period 2003-12-31
EMC INSURANCE GROUP INC
filed 2004-03-29
CIK 356130

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

     Management of the Company has established and continues to maintain a system of internal controls that are designed to provide assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal controls provides for appropriate division of responsibility. Certain aspects of these systems and controls are tested periodically by the Company's internal auditors. Management considers the recommendations of its internal auditors and the independent auditors concerning the Company's internal controls and takes the necessary actions that are cost-effective in the circumstances to respond appropriately to the recommendations presented. Management believes that as of December 31, 2003, the Company's system of internal controls was adequate to accomplish the above objectives.

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


/s/ Bruce G. Kelley                      /s/ Mark E. Reese
-----------------------                  -----------------------

Bruce G. Kelley                          Mark E. Reese
President and                            Vice President and
Chief Executive Officer                  Chief Financial Officer

               Report of Ernst & Young LLP, Independent Auditors



The Board of Directors and Stockholders
EMC Insurance Group Inc.

     We have audited the accompanying consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EMC Insurance Group Inc. and Subsidiaries at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.




                                       /s/Ernst & Young LLP
                                       February 27, 2004
                                       Des Moines, Iowa

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                   --------------------------
                                                       2003          2002
                                                   ------------  ------------
ASSETS
Investments:
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
     (fair value $21,167,655 and $61,639,037) .... $ 19,423,013  $ 55,033,675
    Securities available-for-sale, at fair value
     (amortized cost $382,326,388 and
     $459,844,928) ...............................  405,758,798   485,855,966
  Fixed maturity securities on loan:
    Securities held-to-maturity, at amortized cost
      (fair value $32,686,769 and $0) ............   30,422,335             -
    Securities available-for-sale, at fair value
      (amortized cost $117,184,150 and $0) .......  118,026,960             -
  Equity securities available-for-sale, at fair
    value (cost $38,998,075 and $38,444,030) .....   49,008,498    34,596,985
  Other long-term investments, at cost ...........    4,758,019     3,057,000
  Short-term investments, at cost ................   63,568,064    29,650,230
                                                   ------------  ------------
      Total investments ..........................  690,965,687   608,193,856

Balances resulting from related party transactions
  with Employers Mutual:
     Reinsurance receivables .....................   15,861,754    11,582,136
     Prepaid reinsurance premiums ................    3,297,228     2,442,899
     Intangible asset, defined benefit
       retirement plan ...........................    1,016,492     1,411,716
     Other assets ................................    1,857,284     1,331,816

Cash .............................................  (14,069,102)     (119,097)
Accrued investment income ........................    7,821,652     9,179,555
Accounts receivable (net of allowance for
  uncollectible accounts of $0 and $7,297) .......      379,423       772,944
Income taxes recoverable .........................            -       213,504
Deferred policy acquisition costs ................   26,737,784    24,926,861
Deferred income taxes ............................   10,345,429    13,986,172
Goodwill, at cost less accumulated amortization
  of $2,616,234 and $2,616,234 ...................      941,586       941,586
Securities lending collateral ....................  154,556,758             -
                                                   ------------  ------------

       Total assets .............................. $899,711,975  $674,863,948
                                                   ============  ============

See accompanying Notes to Consolidated Financial Statements.

                    EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                   --------------------------
                                                       2003          2002
                                                   ------------  ------------
LIABILITIES
Balances resulting from related party transactions
  with Employers Mutual:
      Losses and settlement expenses ............. $367,923,881  $331,226,753
      Unearned premiums ..........................  124,832,607   115,746,814
      Other policyholders' funds .................    1,390,594     1,035,622
      Surplus notes payable ......................   36,000,000    36,000,000
      Indebtedness to related party ..............    2,175,118     3,304,539
      Employee retirement plans ..................    9,965,600    10,014,349
      Other liabilities ..........................   19,336,366    19,767,507

Income taxes payable .............................    2,780,500             -
Securities lending obligation ....................  154,556,758             -
                                                   ------------  ------------

        Total liabilities ........................  718,961,424   517,095,584
                                                   ------------  ------------
STOCKHOLDERS' EQUITY
Common stock, $1 par value,
  authorized 20,000,000 shares;
  issued and outstanding, 11,501,065 shares
  in 2003 and 11,399,050 shares in 2002 ..........   11,501,065    11,399,050
Additional paid-in capital .......................   69,113,228    67,270,591
Accumulated other comprehensive income ...........   22,285,668    14,218,330
Retained earnings ................................   77,850,590    64,880,393
                                                   ------------  ------------
      Total stockholders' equity .................  180,750,551   157,768,364
                                                   ------------  ------------
      Total liabilities and stockholders' equity   $899,711,975  $674,863,948
                                                   ============  ============

See accompanying Notes to Consolidated Financial Statements.

                     EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME

All balances presented below, with the exception of investment income, realized investment gains (losses) and income tax expense (benefit), are the result of related party transactions with Employers Mutual.

                                              Year ended December 31,
                                     ----------------------------------------
                                         2003          2002          2001
                                     ------------  ------------  ------------
REVENUES
Premiums earned .................... $330,622,810  $297,043,033  $265,279,858
Investment income, net .............   29,702,461    32,778,133    30,969,630
Realized investment gains (losses)      1,169,698    (3,159,201)      800,582
Other income .......................      862,070       865,819       774,169
                                     ------------  ------------  ------------
                                      362,357,039   327,527,784   297,824,239
                                     ------------  ------------  ------------

LOSSES AND EXPENSES
Losses and settlement expenses .....  226,504,550   207,057,856   221,918,750
Dividends to policyholders .........    3,011,433     2,977,154     1,823,970
Amortization of deferred
  policy acquisition costs .........   71,959,232    65,727,016    55,687,015
Other underwriting expenses ........   29,924,942    26,928,972    22,739,913
Interest expense ...................    1,320,266     1,638,716        11,055
Other expenses .....................    1,654,320     1,306,034     1,185,415
                                     ------------  ------------  ------------
                                      334,374,743   305,635,748   303,366,118
                                     ------------  ------------  ------------
      Income (loss) before income
        tax expense (benefit) ......   27,982,296    21,892,036    (5,541,879)
                                     ------------  ------------  ------------
INCOME TAX EXPENSE (BENEFIT)
  Current ..........................    8,336,381     5,061,093      (142,405)
  Deferred .........................     (703,208)      729,205    (3,293,342)
                                     ------------  ------------  ------------
                                        7,633,173     5,790,298    (3,435,747)
                                     ------------  ------------  ------------
      Net income (loss) ............ $ 20,349,123  $ 16,101,738  $ (2,106,132)
                                     ============  ============  ============
Net income (loss) per common share
  - basic and diluted .............. $       1.78  $       1.42  $       (.19)
                                     ============  ============  ============
Average number of shares outstanding
  - basic and diluted ..............   11,453,324    11,375,779    11,312,063
                                     ============  ============  ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                               Year ended December 31,
                                     ----------------------------------------
                                          2003          2002         2001
                                     ------------  ------------  ------------
Net income (loss) .................. $ 20,349,123  $ 16,101,738  $ (2,106,132)
                                     ------------  ------------  ------------
OTHER COMPREHENSIVE INCOME
  Unrealized holding gains
    arising during the period,
    before deferred income tax
    expense ........................   13,290,568     7,454,522     1,645,082
  Deferred income tax expense ......    4,651,699     2,609,079       682,629
                                     ------------  ------------  ------------
                                        8,638,869     4,845,443       962,453
                                     ------------  ------------  ------------

  Reclassification adjustment for
    (gains) losses included in net
    income (loss), before income
    tax expense (benefit) ..........   (1,168,918)    3,159,201      (779,540)
  Income tax expense (benefit) .....      409,121    (1,105,720)      272,839
                                     ------------  ------------  ------------
                                         (759,797)    2,053,481      (506,701)
                                     ------------  ------------  ------------
  Adjustment for minimum pension
    liability associated with
    Employers Mutual's pension plan       289,639      (289,639)            -
  Deferred income tax expense
    (benefit) ......................      101,373      (101,373)            -
                                     ------------  ------------  ------------
                                          188,266      (188,266)            -
                                     ------------  ------------  ------------
      Other comprehensive income ...    8,067,338     6,710,658       455,752
                                     ------------  ------------  ------------

      Total comprehensive income
        (loss) ..................... $ 28,416,461  $ 22,812,396  $ (1,650,380)
                                     ============  ============  ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               Year ended December 31,
                                       --------------------------------------
                                           2003         2002         2001
                                       ------------ ------------ ------------
COMMON STOCK
  Beginning of year .................. $ 11,399,050 $ 11,329,987 $ 11,294,220
  Issuance of common stock through
    Employers Mutual's stock option
    plans ............................      102,015       69,063       35,767
                                       ------------ ------------ ------------
  End of year ........................   11,501,065   11,399,050   11,329,987
                                       ------------ ------------ ------------
ADDITIONAL PAID-IN CAPITAL
  Beginning of year ..................   67,270,591   66,013,203   65,546,963
  Issuance of common stock through
    Employers Mutual's stock option
    plans ............................    1,842,637    1,257,388      466,240
                                       ------------ ------------ ------------
  End of year ........................   69,113,228   67,270,591   66,013,203
                                       ------------ ------------ ------------
ACCUMULATED OTHER COMPREHENSIVE
 INCOME
  Beginning of year ..................   14,218,330    7,507,672    7,051,920
  Unrealized gains on
    available-for-sale securities ....    7,879,072    6,898,924      455,752
  Minimum pension liability associated
    with Employers Mutual's pension
    plan .............................      188,266     (188,266)           -
                                       ------------ ------------ ------------
  End of year ........................   22,285,668   14,218,330    7,507,672
                                       ------------ ------------ ------------
RETAINED EARNINGS
  Beginning of year ..................   64,880,393   55,606,761   64,500,213
  Net income (loss) ..................   20,349,123   16,101,738   (2,106,132)
  Dividends paid to stockholders
    ($.60 per share in 2003, 2002 and
    2001) ............................   (1,350,736)  (1,405,064)  (1,511,382)
  Dividends paid to Employers Mutual
    ($.60 per share in 2003, 2002 and
    2001) ............................   (5,522,994)  (5,423,042)  (5,275,938)
  Dividends to Employers Mutual
    (reimbursement for non-GAAP
    expenses) ........................     (505,196)           -            -
                                       ------------ ------------ ------------


  End of year ........................   77,850,590   64,880,393   55,606,761
                                       ------------ ------------ ------------
    Total stockholders' equity ....... $180,750,551 $157,768,364 $140,457,623
                                       ============ ============ ============

See accompanying Notes to Consolidated Financial Statements.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                        -------------------------------------
                                            2003         2002         2001
                                        -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss) ................... $20,349,123  $16,101,738  $(2,106,132)

  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
      Balances resulting from related
        party transactions with
        Employers Mutual:
          Losses and settlement
            expenses ..................  36,697,128   16,708,165   28,029,560
          Unearned premiums ...........   9,085,793   16,364,638   13,822,959
          Other policyholders' funds ..     354,972      562,670     (255,701)
          Indebtedness of related party  (1,129,421)     620,121    6,484,089
          Employee retirement plans ...     636,114      774,079    1,180,566
          Reinsurance receivables .....  (4,279,618)   2,919,200   (2,575,981)
          Prepaid reinsurance premiums     (854,329)    (167,668)    (330,132)
          Amortization of deferred
            income ....................           -            -      (78,212)
          Commission payable ..........   2,470,516    2,732,425      285,221
          Interest payable ............  (1,003,066)   1,641,205         (967)
          Prepaid assets ..............     (87,676)      27,894     (113,264)

      Deferred policy acquisition costs  (1,810,923)  (3,563,333)  (5,726,775)
      Accrued investment income .......   1,357,903     (520,547)  (1,313,645)
      Accrued income taxes:
        Current .......................   2,994,004     (112,890)     635,297
        Deferred ......................    (703,208)     729,205   (3,293,342)
      Realized investment (gains)
        losses ........................  (1,169,698)   3,159,201     (800,582)
      Accounts receivable .............     393,521      308,080     (807,010)
      Other, net ......................    (206,551)  (1,717,779)   2,170,440
                                        -----------  -----------  -----------
                                         42,745,461   40,464,666   37,312,521

       Balances resulting from related
        party transactions with
        Employers Mutual:
          Cash provided by the property
          and casualty insurance
          subsidiaries' change in
          recording of full-term
          premium amount on policies
          billed on an installment
          basis .......................           -            -   11,880,803
                                        -----------  -----------  -----------
            Net cash provided by


              operating activities .... $63,094,584  $56,566,404  $47,087,192
                                        -----------  -----------  -----------

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                              Year ended December 31,
                                     ----------------------------------------
                                         2003          2002          2001
                                     ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Maturities of fixed maturity
    securities held-to-maturity .... $  5,293,717  $ 11,074,685  $ 49,692,313
  Purchases of fixed maturity
    securities available-for-sale .. (791,156,969) (229,504,732) (166,403,259)
  Disposals of fixed maturity
    securities available-for-sale ..  753,004,136   180,717,143    44,693,688
  Purchases of equity securities
    available-for-sale .............  (34,283,972)  (43,930,432)  (26,769,001)
  Disposals of equity securities
    available-for-sale .............   31,151,627    33,884,190    27,388,659
  Purchase of other long-term
    investments ....................   (2,040,000)   (4,057,004)            -
  Disposals of other long-term
    investments ....................      338,981     1,000,004             -
  Net (purchases) sales of
    short-term investments .........  (33,917,835)  (11,925,773)    5,663,568
                                     ------------  ------------  ------------
         Net cash used in investing
            activities .............  (71,610,315)  (62,741,919)  (65,734,032)
                                     ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES

  Balances resulting from related
    party transactions with
    Employers Mutual:
      Issuance of common stock .....    1,944,652     1,326,451       502,007
      Dividends paid to
        Employers Mutual ...........   (5,522,994)   (5,423,042)   (5,275,938)
      Dividends to Employers Mutual
        (reimbursement for non-GAAP
        expense) ...................     (505,196)            -             -
      Issuance of surplus notes ....            -    11,000,000    25,000,000

  Dividends paid to stockholders ...   (1,350,736)   (1,405,064)   (1,511,382)
                                     ------------  ------------  ------------

         Net cash (used) provided in
           financing activities ....   (5,434,274)    5,498,345    18,714,687
                                     ------------  ------------  ------------
Net (decrease) increase in cash ....  (13,950,005)     (677,170)       67,847
Cash at beginning of year ..........     (119,097)      558,073       490,226
                                     ------------  ------------  ------------
Cash at end of year ................ $(14,069,102) $   (119,097) $    558,073
                                     ============  ============  ============
Income taxes paid (recovered) ...... $  5,400,010  $  4,755,010  $   (778,316)
Interest paid (received) ........... $    615,709  $     19,232  $    (79,232)

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

     Certain commercial lines of business, primarily workers' compensation, are eligible for policyholder dividends in accordance with provisions of the underlying insurance policies. Net written premiums subject to policyholder dividends represented approximately 47 percent of the Company's total net written premiums in 2003. Policyholder dividends are accrued over the terms of the underlying policies.

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

     Based on current information, the liabilities for losses and settlement expenses are considered to be adequate. Since the provisions are necessarily based on estimates, the ultimate liability may be more or less than such provisions.

Investments

     Securities classified as held-to-maturity are purchased with the intent and ability to be held to maturity and are carried at amortized cost. Unrealized holding gains and losses on securities held-to-maturity are not reflected in the financial statements. All other securities have been classified as securities available-for-sale and are carried at fair value, with unrealized holding gains and losses reported as accumulated other comprehensive income in stockholders' equity, net of deferred income taxes. Other long-term investments represent minor ownership interests in limited partnerships and limited liability companies and are carried at cost. Short-term investments represent money market funds and are carried at cost, which approximates fair value.

     The Company's carrying value for investments is reduced to its estimated realizable value if a decline in the fair value is deemed other-than-temporary. Such reductions in carrying value are recognized as realized losses and are charged to income. Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized gains and losses on disposition of investments are included in net income. The cost of investments sold is determined on the specific identification method using the highest cost basis first. Included in investments at December 31, 2003 and 2002 are securities on deposit with various regulatory authorities as required by law amounting to $12,960,435 and $12,648,887, respectively.

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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

Income Taxes

     Effective April 1, 2003, the Company was included in Employers Mutual's consolidated tax return due to the fact that Employers Mutual attained 80 percent ownership of the Company at the end of March. The Company will file a short-period tax return with its subsidiaries for the period January 1, 2003 through March 31, 2003. Consolidated income taxes/benefits are allocated among the entities based upon separate tax liabilities.

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

Stock Based Compensation

     The Company has no stock based compensation plans of its own; however, Employers Mutual has several stock plans that utilize the common stock of the Company. The Company receives the current fair value for any shares issued under these plans. Under the terms of the pooling and quota share agreements (see note 2), stock option expense is allocated to the Company as determined on a statutory basis of accounting; however, for these GAAP basis financial statements the Company accounts for the stock option plans using the intrinsic value method of accounting as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the provisions of APB 25, no compensation expense is recognized from the operation of Employers Mutual's stock option plans since the exercise price of the options is equal to the fair value of the stock on the date of grant.

      Prior to 2002, the Company had concluded that it was not subject to the accounting requirements of APB 25 since it receives the current fair value for any common stock issued under Employers Mutual's stock option plans. As a result, the Company was recognizing as compensation expense its pool participation share of the statutory-basis stock option expense allocated to it by Employers Mutual for these plans. During 2002, the Company concluded that it is subject to the accounting requirements of APB 25 and, accordingly, should not be recognizing compensation expense from Employers Mutual's stock option plans as discussed above. Accordingly, during 2002 the Company reversed the accrual for stock option expense allocated to it by Employers Mutual, resulting in $349,273 of pre-tax income. Pre-tax compensation expense recognized in the Company's financial statements for the year 2001 amounted to $354,703. Since this amount is not material, the financial statements for 2001 were not restated.

     The Company's insurance subsidiaries reimburse Employers Mutual for their share of the statutory-basis compensation expense associated with stock option exercises under the terms of the pooling and quota share agreements.
Beginning in 2003, the statutory-basis compensation expense that is paid by the Company's subsidiaries to Employers Mutual ($505,196 in 2003) is being reclassified as a dividend payment to Employers Mutual in these GAAP-basis financial statements. Since the corresponding amounts for 2002 and 2001 were not material, the financial statements for such years were not restated.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which was effective for fiscal years ending after December 15, 2002. SFAS 148 amended SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amended the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, and the effect of the method used on reported results. The Company adopted the disclosure requirements of SFAS 148 and elected to continue to follow the recognition and measurement principles of APB 25.

     The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to Employers Mutual's stock option plans:

                                      2003          2002          2001
                                  -----------   -----------   -----------


Net income (loss), as reported    $20,349,123   $16,101,738   $(2,106,132)
Add (deduct):
  Stock-based compensation
    expense reported in net
    income (loss) ..............            -             -       230,557
  Stock-based compensation
    expense determined under the
    fair value method for all
    awards, net of related
    tax effects ................      (25,383)      (18,992)      (16,287)
                                  -----------   -----------   -----------
Pro forma net income (loss) ....  $20,323,740   $16,082,746   $(1,891,862)
                                  ===========   ===========   ===========
Net income (loss) per share:
  Basic and diluted -
    As reported ................        $1.78         $1.42        $(0.19)
  Basic and diluted -
    Pro forma ..................        $1.77         $1.41        $(0.17)

     The weighted average fair value of options granted amounted to $2.93, $3.28 and $1.59 for 2003, 2002 and 2001, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants:

                                            2003      2002      2001
                                           ------    ------    ------


Dividend yield ..........................    3.56%     3.28%     5.22%
Expected volatility .....................    .247      .218      .215
Risk-free interest rate .................    2.99%     4.37%     4.78%
Expected life (years) ...................    5.35      5         5

Net Income (loss) Per Share - Basic and Diluted

     The Company's basic and diluted net income (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during each year. As previously noted, the Company receives the current fair value for any shares issued under Employers Mutual's stock plans. As a result, the Company had no potential common shares outstanding during 2003, 2002 and 2001 that would have been dilutive to net income (loss) per share.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

Goodwill

     Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 142 eliminated the amortization of goodwill, which represents the excess of cost over the fair value of net assets of acquired subsidiaries, and provides specific steps for testing the impairment of goodwill. The initial adoption of SFAS 142 did not have an impact on the operating results of the Company. The annual impairment test was completed in the fourth quarter of 2003 and 2002 and goodwill was not deemed to be impaired.

     Prior to January 1, 2002, goodwill was being amortized on a straight-line basis over 25 years. The Company reviewed the recoverability of the unamortized balance of goodwill on a periodic basis using projected cash flows. Goodwill amortization expense amounted to approximately $135,000 ($87,000 after tax) per year. Due to the immaterial amounts involved, the Company has not presented 2001 net income or earnings per share information that has been adjusted to exclude this expense.

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

     On January 22, 2004, the Company announced that Farm and City Insurance Company, its wholly-owned subsidiary, would discontinue writing nonstandard risk automobile insurance and institute non-renewal procedures on all existing business. Farm and City will continue to participate in the pooling agreement even though it will no longer write any direct business.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

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

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $90,057,773, $76,203,278 and $66,287,442 in 2003, 2002 and 2001,
respectively. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $18,936,008, $18,117,058 and $15,892,684 in 2003, 2002 and 2001, respectively.


     The reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 cap on losses assumed per event. Total override commission paid to Employers Mutual amounted to $4,052,600, $3,429,148 and $2,982,935 in 2003, 2002 and 2001, respectively.
Employers Mutual retained losses and settlement expenses under this agreement totaling $2,747,334 in 2003, $1,186,598 in 2002 and $14,442,561 in 2001. The
reinsurance subsidiary also pays for 100 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business, excluding reinstatement premiums. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $3,802,878, $3,247,969 and $2,495,794 in 2003, 2002 and 2001, respectively.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

Services Provided by Employers Mutual

     Employers Mutual provides various services to all of its subsidiaries and affiliates. Such services include data processing, claims, financial, actuarial, auditing, marketing and underwriting. Employers Mutual allocates a portion of the cost of these services to the subsidiaries that do not participate in the pooling agreement based upon a number of criteria, including usage and number of transactions. The remaining costs are charged to the pooling agreement and each pool participant shares in the total cost in accordance with its pool participation percentage. Costs allocated to the Company by Employers Mutual for services provided to the holding company and its subsidiaries that do not participate in the pooling agreement amounted to $2,097,057, $1,765,287 and $2,040,822 in 2003, 2002 and 2001, respectively.
Costs allocated to the Company through the operation of the pooling agreement amounted to $63,293,517, $56,897,066 and $51,041,812 in 2003, 2002 and 2001,
respectively.

    Investment expenses are based on actual expenses incurred by the Company plus an allocation of other investment expenses incurred by Employers Mutual, which is based on a weighted average of total invested assets and number of investment transactions. Investment expenses allocated to the Company by Employers Mutual amounted to $699,954, $559,136 and $494,142 in 2003, 2002 and
2001, respectively.


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

     As of December 31, 2003, reinsurance ceded to two nonaffiliated reinsurers aggregated $7,043,728, which represents a significant portion of the total prepaid reinsurance premiums and reinsurance receivables for losses and settlement expenses. These amounts reflect the property and casualty insurance subsidiaries' pool participation percentage of amounts ceded by Employers Mutual to these organizations in connection with its role as "service carrier". Under these arrangements, Employers Mutual writes business for these organizations on a direct basis and then cedes 100 percent of this business to these organizations. Credit risk associated with these amounts is minimal, as all companies participating in these organizations are responsible for the liabilities of such organizations on a pro rata basis.

                   EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The effect of reinsurance on premiums written and earned, and losses and settlement expenses incurred, for the three years ended December 31, 2003 is presented below.
                                              Year ended December 31,
                                     ----------------------------------------
                                         2003          2002          2001
                                     ------------  ------------  ------------
Premiums written
    Direct ......................... $220,741,419  $235,596,547  $272,027,823
    Assumed from nonaffiliates .....    3,816,789     3,985,370     1,898,509
    Assumed from affiliates
      (note 11) ....................  351,641,368   320,940,551   299,990,245
    Ceded to nonaffiliates .........  (15,808,709)  (11,089,041)  (11,189,227)
    Ceded to affiliates ............ (220,741,419) (235,596,547) (272,027,823)
                                     ------------  ------------  ------------
      Net premiums written ......... $339,649,448  $313,836,880  $290,699,527
                                     ============  ============  ============
Premiums earned
    Direct ......................... $221,662,098  $241,939,466  $255,764,274
    Assumed from nonaffiliates .....    3,629,346     3,501,616     1,786,132
    Assumed from affiliates ........  341,947,846   304,462,790   274,352,821
    Ceded to nonaffiliates .........  (14,954,382)  (10,921,373)  (10,859,095)
    Ceded to affiliates ............ (221,662,098) (241,939,466) (255,764,274)
                                     ------------  ------------  ------------
      Net premiums earned .......... $330,622,810  $297,043,033  $265,279,858
                                     ============  ============  ============
Losses and settlement expenses
  incurred
    Direct ......................... $157,500,290  $165,218,514  $221,314,633
    Assumed from nonaffiliates .....    3,270,406     2,876,808     1,336,824
    Assumed from affiliates ........  233,823,801   206,614,356   227,650,959
    Ceded to nonaffiliates .........  (10,589,657)   (2,433,308)   (7,069,033)
    Ceded to affiliates ............ (157,500,290) (165,218,514) (221,314,633)
                                     ------------  ------------  ------------
      Net losses and settlement
        expenses incurred .......... $226,504,550  $207,057,856  $221,918,750
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

                                             Year ended December 31,
                                     ----------------------------------------
                                         2003          2002          2001
                                     ------------  ------------  ------------
Gross reserves at beginning of year  $331,226,753  $314,518,588  $286,489,028

Ceded reserves at beginning of year   (10,367,624)  (11,848,597)  (11,224,797)
                                     ------------  ------------  ------------
Net reserves at beginning of year ..  320,859,129   302,669,991   275,264,231
                                     ------------  ------------  ------------
Incurred losses and
  settlement expenses
  Provision for insured events
    of the current year ............  219,028,236   200,059,798   216,752,003

  Increase in provision for
    insured events of prior years ..    7,476,314     6,998,058     5,166,747
                                     ------------  ------------  ------------
        Total incurred losses and
          settlement expenses ......  226,504,550   207,057,856   221,918,750
                                     ------------  ------------  ------------
Payments
  Losses and settlement expenses
    attributable to insured events
    of the current year ............   86,072,127    81,124,276    94,983,112

  Losses and settlement expenses
    attributable to insured events
    of prior years .................  108,175,065   107,744,442    99,529,878
                                     ------------  ------------  ------------
        Total payments .............  194,247,192   188,868,718   194,512,990
                                     ------------  ------------  ------------
Net reserves at end of year ........  353,116,487   320,859,129   302,669,991

Ceded reserves at end of year ......   14,807,394    10,367,624    11,848,597
                                     ------------  ------------  ------------
Gross reserves at end of year ...... $367,923,881  $331,226,753  $314,518,588
                                     ============  ============  ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Underwriting results of the Company are significantly influenced by estimates of loss and settlement expense reserves. Changes in reserve estimates are reflected in operating results in the year such changes are recorded. The Company experienced adverse development on prior years' reserves in the property and casualty insurance segment during 2003, while the reinsurance segment experienced favorable development. For the property and casualty insurance segment, the December 31, 2003 estimate of loss and settlement expense reserves for accident years 2002 and prior increased $9,014,984 from the estimate at December 31, 2002. This increase represents
3.9 percent of the December 31, 2002 carried reserves and is attributed to a combination of bulk reserve strengthening, development on case reserves of previously reported claims and newly reported claims in excess of carried incurred but not reported (IBNR) reserves. Included in the reserve strengthening actions taken during 2003 was an increase of approximately $6,055,000 in formula IBNR reserves, an increase of approximately $3,245,000 in settlement expense reserves and a $3,525,000 bulk reserve established for the workers' compensation line of business. The remaining adverse development of approximately $4,521,000 came from case reserve development and IBNR claim emergence.

     For the reinsurance segment, the December 31, 2003 estimate of loss and settlement expense reserves for accident years 2002 and prior decreased $1,538,670 from the estimate at December 31, 2002. This decrease represents
1.5 percent of the December 31, 2002 carried reserves. This decrease is primarily from the 2002 accident year on the Home Office Reinsurance Assumed Department (HORAD) book of business, which has experienced very low reported loss activity. The favorable development was partially offset by $326,000 of asbestos reserve strengthening.


5. ASBESTOS AND ENVIRONMENTAL RELATED CLAIMS

     The Company has exposure to asbestos and environmental related claims associated with the insurance business written by the parties to the pooling agreement and the reinsurance business assumed from Employers Mutual by the reinsurance subsidiary. These exposures are not considered to be significant. Asbestos and environmental losses paid by the Company have averaged only $233,000 per year over the past five years. During 2002, the Company re-evaluated the estimated ultimate losses for direct asbestos and environmental exposures. Based on this re-evaluation, the Company reallocated $752,000 of bulk IBNR reserves and $324,303 of settlement expense reserves to these exposures. In addition, the Company diligently evaluated the adequacy of its asbestos reserves by commissioning a "ground-up" study to better quantify its exposure to asbestos liabilities. This study concluded that the Company's exposure for direct asbestos claims ranged from $1,000,000 to $5,100,000, with a point estimate of $3,000,000. Based on the results of this study, the Company elected to increase the IBNR and settlement expense reserves carried for direct asbestos exposures by $2,068,705 at December 31, 2002, to $2,985,402. The study's results for asbestos exposures on assumed reinsurance business were received during 2003, and the Company elected to increase its IBNR reserves carried for assumed asbestos exposures by $326,000 to the study's point estimate. The study and its results assume no improvement in the current asbestos litigation environment; however, continued efforts for federal legislation could reduce the ultimate loss projections for asbestos litigation below the levels currently projected for the industry. Reserves for asbestos and environmental related claims for direct insurance and assumed reinsurance business totaled $5,584,196 and $5,526,943 at December 31, 2003 and 2002, respectively.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     During 2003, the Company was presented with several hundred additional lawsuits filed against three former policyholders representing approximately 40,500 claims related to exposure to asbestos or asbestos containing products. The Company has denied coverage on one of the the former policyholders, representing approximately 10,000 claims, because of express asbestos exclusion language contained in the policy. Minimal expense payments have been made to date on the lawsuits related to the other two former policyholders and no payments have been made for either defense or indemnity.

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


6. STATUTORY INFORMATION AND DIVIDEND RESTRICTIONS

     The Company's insurance subsidiaries are required to file financial statements with state regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting practices that differ from GAAP. Prescribed statutory accounting principles include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the National Association of Insurance Commissioners (NAIC). Permitted accounting practices encompass all accounting practices not prescribed, but allowed by the state of domicile. The Company's insurance subsidiaries had no permitted accounting practices during 2003, 2002 and 2001.

     Statutory surplus of the Company's insurance subsidiaries was $170,232,871 and $140,323,534 at December 31, 2003 and 2002, respectively.
Statutory net income (loss) of the Company's insurance subsidiaries was $16,700,374, $13,729,028 and ($8,289,542) for 2003, 2002 and 2001,
respectively.

     The NAIC utilizes a risk-based capital model to help state regulators assess the capital adequacy of insurance companies and identify insurers that are in, or are perceived as approaching, financial difficulty. This model establishes minimum capital needs based on the risks applicable to the operations of the individual insurer. The risk-based capital requirements for property and casualty insurance companies measure three major areas of risk: asset risk, credit risk and underwriting risk. Companies having less statutory surplus than required by the risk-based capital requirements are subject to varying degrees of regulatory scrutiny and intervention, depending on the severity of the inadequacy. At December 31, 2003, the Company's insurance subsidiaries had total adjusted statutory capital of $170,232,871, which is well in excess of the minimum risk-based capital requirement of $39,609,015.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Retained earnings of the Company's insurance subsidiaries available for distribution as dividends are limited by law to the statutory unassigned surplus of each of the subsidiaries as of the previous December 31, as determined in accordance with accounting practices prescribed by insurance regulatory authorities of the state of domicile of each subsidiary. Subject to this limitation, the maximum dividend that may be paid within a 12 month period without prior approval of the insurance regulatory authorities is restricted to the greater of 10 percent of statutory surplus as regards policyholders as of the preceding December 31, or net income of the preceding calendar year on a statutory basis. At December 31, 2003, $22,244,303 was available for distribution to the Company in 2004 without prior approval.


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

     Summarized financial information for the Company's segments is as follows:

                          Property
Year ended              and casualty                 Parent
December 31, 2003         insurance   Reinsurance   company     Consolidated
-----------------       ------------ ------------ ------------ --------------
Premiums earned ....... $241,237,313 $ 89,385,497 $          - $  330,622,810

Underwriting (loss)
  gain ................   (7,493,703)   6,716,356            -       (777,347)
Net investment income     20,724,017    8,948,076       30,368     29,702,461
Realized gains (losses)    1,312,252     (142,554)           -      1,169,698
Interest expense ......     (919,362)    (400,904)           -     (1,320,266)
Other income ..........      862,070            -            -        862,070
Other expenses ........   (1,044,757)           -     (609,563)    (1,654,320)
                        ------------ ------------ ------------ --------------
  Income (loss) before
    income tax expense
    (benefit) ......... $ 13,440,517 $ 15,120,974 $   (579,195)$   27,982,296
                        ============ ============ ============ ==============
Assets ................ $639,366,058 $256,579,831 $180,961,286 $1,076,907,175
Eliminations ..........            -            - (176,087,397)  (176,087,397)
Reclassifications .....     (896,043)           -     (211,760)    (1,107,803)
                        ------------ ------------ ------------ --------------
     Net assets ....... $638,470,015 $256,579,831 $  4,662,129 $  899,711,975
                        ============ ============ ============ ==============

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


Year ended
December 31, 2001
-----------------
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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale as of December 31, 2003 and 2002 are as follows. The estimated fair value is based on quoted market prices, where available, or on values obtained from independent pricing services.


                                            Gross       Gross      Estimated
                              Amortized   unrealized  unrealized      fair
                                cost        gains       losses       value
                             ------------ ----------- ----------- ------------
December 31, 2003
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $ 47,547,267 $ 3,780,331 $         - $ 51,327,598
    Mortgage-backed
      securities ...........    2,298,081     228,745           -    2,526,826
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $ 49,845,348 $ 4,009,076 $         - $ 53,854,424
                             ============ =========== =========== ============
Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $170,445,955 $   703,239 $         - $171,149,194
    Obligations of states
      and political
      subdivisions .........  140,694,351   6,381,069    (300,188) 146,775,232
    Mortgage-backed
      securities ...........   19,311,455   1,967,145           -   21,278,600
    Public utilities .......   20,171,434   1,714,421     (86,518)  21,799,337
    Corporate securities ...  148,887,343  14,194,708    (298,656) 162,783,395
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  499,510,538  24,960,582    (685,362) 523,785,758
                             ------------ ----------- ----------- ------------
  Equity securities:
    Common stocks ..........   38,498,075  10,188,751    (206,828)  48,479,998
    Non-redeemable
      preferred stocks .....      500,000      28,500           -      528,500
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   38,998,075  10,217,251    (206,828)  49,008,498
                             ------------ ----------- ----------- ------------
        Total securities
          available-for-sale $538,508,613 $35,177,833 $  (892,190)$572,794,256
                             ============ =========== =========== ============

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                            Gross       Gross      Estimated
                              Amortized   unrealized  unrealized      fair
                                cost        gains       losses       value
                             ------------ ----------- ----------- ------------
December 31, 2002
Securities held-to-maturity:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $ 49,956,691 $ 6,190,424 $         - $ 56,147,115
    Mortgage-backed
      securities ...........    5,076,984     414,938           -    5,491,922
                             ------------ ----------- ----------- ------------
        Total securities
          held-to-maturity   $ 55,033,675 $ 6,605,362 $         - $ 61,639,037
                             ============ =========== =========== ============
Securities available-for-
 sale:
  Fixed maturity securities:
    U.S. treasury securities
      and obligations of
      U.S. government
      corporations and
      agencies ............. $110,033,485 $ 1,354,496 $    (6,934)$111,381,047
    Obligations of states
      and political
      subdivisions .........   81,425,249   5,706,479     (15,640)  87,116,088
    Mortgage-backed
      securities ...........   21,054,770   2,426,541           -   23,481,311
    Debt securities issued
      by foreign governments    6,483,656   1,104,054           -    7,587,710
    Public utilities .......   46,979,003   2,431,362    (303,457)  49,106,908
    Corporate securities ...  193,868,765  17,010,070  (3,695,933) 207,182,902
                             ------------ ----------- ----------- ------------
        Total fixed maturity
          securities .......  459,844,928  30,033,002  (4,021,964) 485,855,966
                             ------------ ----------- ----------- ------------
  Equity securities:
    Common stocks ..........   37,944,030   1,472,034  (5,277,079)  34,138,985
    Non-redeemable
      preferred stocks .....      500,000           -     (42,000)     458,000
                             ------------ ----------- ----------- ------------
        Total equity
          securities .......   38,444,030   1,472,034  (5,319,079)  34,596,985
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

     The following table sets forth the estimated fair value and unrealized losses of securities in an unrealized loss position as of December 31, 2003 listed by length of time the securities have been in an unrealized loss position.
                   Less than twelve    Twelve months or
                        months             or longer            Total
                -------------------- ------------------- --------------------
Description of     Fair   Unrealized   Fair   Unrealized   Fair    Unrealized
  securities       value    losses     value    losses     value     losses
                -------------------- ------------------- --------------------
Obligations of
  states and
  political
  subdivisions  $22,800,627 $300,188 $        - $      - $22,800,627 $300,188
Public
  utilities       2,487,500   86,518          -        -   2,487,500   86,518
Corporate
  Securities     11,519,158  129,669  5,679,227  168,987  17,198,385  298,656
                ----------- -------- ---------- -------- ----------- --------
Subtotal, debt
  securities     36,807,285  516,375  5,679,227  168,987  42,486,512  685,362
                ----------- -------- ---------- -------- ----------- --------
Common stock      2,040,512   76,659  1,134,251  130,169   3,174,763  206,828
                ----------- -------- ---------- -------- ----------- --------
Total
  temporarily
  impaired
  securities    $38,847,797 $593,034 $6,813,478 $299,156 $45,661,275 $892,190
                =========== ======== ========== ======== =========== ========


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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               Estimated
                                                Amortized         fair
                                                  cost            value
                                              ------------    ------------
Securities held-to-maturity:
  Due in one year or less ................... $ 16,997,445    $ 17,822,500
  Due after one year through five years .....   27,063,720      29,841,985
  Due after five years through ten years ....    2,488,435       2,647,213
  Due after ten years .......................      997,667       1,015,900
  Mortgage-backed securities ................    2,298,081       2,526,826
                                              ------------    ------------
      Totals ................................ $ 49,845,348    $ 53,854,424
                                              ============    ============
Securities available-for-sale:
  Due in one year or less ................... $106,453,766    $106,485,455
  Due after one year through five years .....   31,350,344      34,042,389
  Due after five years through ten years ....   97,852,171     106,724,729
  Due after ten years .......................  244,542,802     255,254,585
  Mortgage-backed securities ................   19,311,455      21,278,600
                                              ------------    ------------
      Totals ................................ $499,510,538    $523,785,758
                                              ============    ============


     The mortgage-backed securities shown in the above table include $12,557,063 of securities issued by government corporations and agencies. Investment yields may vary from those anticipated due to changes in prepayment patterns of the underlying collateral.

     A summary of realized investment gains and losses is as follows:

                                               Year ended December 31,
                                       --------------------------------------
                                           2003          2002         2001
                                       -----------   -----------   ----------
Fixed maturity securities
  held-to-maturity: (1)
    Gross realized investment gains .. $       781   $         -   $   21,042
    Gross realized investment losses             -             -            -

Fixed maturity securities
  available-for-sale: (2)
    Gross realized investment gains ..   8,624,525       960,705      235,515
    Gross realized investment losses    (4,877,307)   (3,831,374)     (19,039)

Equity securities
  available-for-sale: (3)
    Gross realized investment gains ..   2,885,412     4,654,622    4,050,256
    Gross realized investment losses    (5,463,713)   (4,943,154)  (3,487,192)
                                       -----------   -----------   ----------
      Totals ......................... $ 1,169,698   $(3,159,201)  $  800,582
                                       ===========   ===========   ==========


     (1) Investment gains and losses realized on fixed maturity securities held-to-maturity are the result of calls and prepayments.

     (2) Investment losses realized on fixed maturity securities available-for-sale for the year ended December 31, 2002 include other-than-temporary impairment write-downs totaling $3,821,466.

     (3) Investment losses realized on equity securities for the year ended December 31, 2003 include other-than-temporary impairment write-downs totaling $1,566,985. All of the impaired equity securities were sold during 2003 generating gross realized gains of $619,069 and gross realized losses of $47,558.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     A summary of net investment income is as follows:

                                               Year ended December 31,
                                        -------------------------------------
                                            2003         2002         2001
                                        -----------  -----------  -----------
Interest on fixed maturities .......... $29,027,370  $31,909,946  $29,507,515
Dividends on equity securities ........     587,723      605,079      551,066
Interest on short-term investments ....     440,902      690,046    1,425,167
Interest on long-term investments .....     371,340      103,763            -
Fees from securities lending ..........      92,671      120,489      132,905
                                        -----------  -----------  -----------
    Total investment income ...........  30,520,006   33,429,323   31,616,653
Investment expenses ...................    (817,545)    (651,190)    (647,023)
                                        -----------  -----------  -----------
    Net investment income ............. $29,702,461  $32,778,133  $30,969,630
                                        ===========  ===========  ===========


     A summary of net changes in unrealized holding gains (losses) on securities available-for-sale is as follows:

                                              Year ended December 31,
                                     ----------------------------------------
                                         2003          2002          2001
                                     ------------  ------------  ------------
Fixed maturity securities .........  $ (1,735,818) $ 19,097,214  $  2,206,640
Applicable deferred income tax
  (benefit) expense ...............      (607,536)    6,684,025       819,396
                                     ------------  ------------  ------------
    Total fixed maturity securities    (1,128,282)   12,413,189     1,387,244
                                     ------------  ------------  ------------
Equity securities .................    13,857,468    (8,483,491)   (1,341,098)
Applicable deferred income tax
  expense (benefit) ...............     4,850,114    (2,969,226)     (409,606)
                                     ------------  ------------  ------------
    Total equity securities .......     9,007,354    (5,514,265)     (931,492)
                                     ------------  ------------  ------------
    Total available-for-sale
      securities ..................  $  7,879,072  $  6,898,924  $    455,752
                                     ============  ============  ============


9. INCOME TAXES

     Temporary differences between the consolidated financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred income tax asset at December 31, 2003 and 2002 are as follows:
                                                     Year ended December 31,
                                                    -------------------------
                                                       2003          2002
                                                    -----------   -----------
Loss reserve discounting .......................... $17,036,591   $15,730,089
Unearned premium reserve limitation ...............   8,592,924     7,993,385
Postretirement benefits ...........................   2,671,261     2,364,160
Other policyholders' funds payable ................     486,708       362,468
Minimum tax credits ...............................     954,954     1,730,815
Other-than-temporary impairment losses on
  investments .....................................   1,337,513     1,337,513
Other, net ........................................   1,311,318     1,789,128
                                                    -----------   -----------
      Total deferred income tax asset .............  32,391,269    31,307,558
                                                    -----------   -----------
Deferred policy acquisition costs .................  (9,358,224)   (8,724,401)
Net unrealized holding gains ...................... (11,999,975)   (7,757,397)
Other, net ........................................    (687,641)     (839,588)
                                                    -----------   -----------
      Total deferred income tax liability ......... (22,045,840)  (17,321,386)
                                                    -----------   -----------
        Net deferred income tax asset ............. $10,345,429   $13,986,172
                                                    ===========   ===========


     Based upon anticipated future taxable income and consideration of all other available evidence, management believes that it is "more likely than not" that the Company's net deferred income tax asset will be realized.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The actual income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001 differed from the "expected" tax expense (benefit) for those years (computed by applying the United States federal corporate tax rate of 35 percent to income (loss) before income tax expense (benefit)) as follows:
                                                Year ended December 31,
                                        -------------------------------------
                                            2003         2002         2001
                                        -----------  -----------  -----------
Computed "expected" tax expense
  (benefit) ........................... $ 9,793,804  $ 7,662,213  $(1,939,658)
Increases (decreases) in
  tax resulting from:
    Tax-exempt interest income ........  (2,079,465)  (1,441,502)  (1,509,839)
    Other, net ........................     (81,166)    (430,413)      13,750
                                        -----------  -----------  -----------
      Income tax expense (benefit)..... $ 7,633,173  $ 5,790,298  $(3,435,747)
                                        ===========  ===========  ===========


     Comprehensive income tax expense (benefit) included in the consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 is as follows:
                                               Year ended December 31,
                                        -------------------------------------
                                           2003         2002         2001
                                        -----------  -----------  -----------
Income tax expense (benefit) on:
  Operations .......................... $ 7,633,173  $ 5,790,298  $(3,435,747)
  Unrealized holding gains (losses) on
    revaluation of securities
    available-for-sale ................   4,242,578    3,714,799      409,790
  Minimum pension liability ...........     101,373     (101,373)           -
                                        -----------  -----------  -----------
      Comprehensive income tax
        expense (benefit) ............. $11,977,124  $ 9,403,724  $(3,025,957)
                                        ===========  ===========  ===========

10. SURPLUS NOTES

     On December 28, 2001, three of the Company's property and casualty insurance subsidiaries issued surplus notes totaling $25,000,000 to Employers Mutual at an annual interest rate of 5.38 percent. On June 27, 2002, the Company's reinsurance subsidiary issued an $11,000,000 surplus note to Employers Mutual at an annual interest rate of 5.25 percent. The surplus notes do not have a maturity date. Effective April 1, 2003, the surplus notes were reissued at an annual interest rate of 3.09 percent. Payment of interest and repayment of principal can only be repaid out of the subsidiary's statutory surplus earnings and is subject to approval by the Iowa Insurance Commissioner. The surplus notes are subordinate and junior in right of payment to all obligations or liabilities of the subsidiaries. Interest expense on surplus notes amounted to $1,320,266 for 2003 and $1,638,716 for 2002.


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

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

12. EMPLOYEE RETIREMENT PLANS

     Employers Mutual has various employee benefit plans, including a defined benefit retirement plan (pension) and two postretirement benefit plans. Although the Company has no employees of its own, under the terms of the pooling agreement as described in note 2, the Company is responsible for its pool participation share of Employers Mutual's benefit plan expenses and related benefit plan prepaid assets and liabilities. Accordingly, the Company's consolidated balance sheets reflect the Company's share of the total plans' assets and liabilities, including a minimum pension liability at December 31, 2003 and 2002.

     Employers Mutual's pension plan covers substantially all of its employees. The plan is funded by employer contributions and provides benefits under two different formulas, depending on an employee's age and date of service. Benefits generally vest after five years of service. It is Employers Mutual's policy to fund pension costs according to regulations provided under the Internal Revenue Code.

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

     On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act expanded Medicare to include, for the first time, coverage for prescription drugs.
This legislation is expected to eventually reduce the cost of Employers Mutual's health care postretirement benefit plan. Because of various uncertainties, including Employers Mutual's response to this legislation and the appropriate accounting methodology for this event, the Company has elected to defer financial recognition of this legislation until the FASB issues final accounting guidance. When issued, that final guidance could require the Company to change previously reported information. This deferral election is permitted under FASB Staff Position No. FAS 106-1 "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003."

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The following table sets forth the funded status of the Employers Mutual pension plan and postretirement benefit plans as of December 31, 2003 and 2002, based upon a measurement date of November 1, 2003 and 2002, respectively:

                                                       Postretirement
                              Pension plan              benefit plans
                       -------------------------  --------------------------
                            2003         2002         2003          2002
                       ------------  -----------  ------------  ------------
Change in projected
  benefit obligation:
Benefit obligation at
  beginning of year ...$111,790,069  $98,008,250  $ 66,309,000  $ 46,759,000
Service cost ..........   6,161,019    5,299,831     4,401,000     2,964,000
Interest cost .........   6,992,656    6,576,584     4,263,000     3,223,000
Actuarial loss ........   5,316,003    6,769,141    (5,157,878)   14,954,000
Benefits paid .........  (9,642,971)  (4,960,786)   (1,481,498)   (1,591,000)
Acquisition ...........           -            -     4,453,847             -
Amendments ............           -       97,049             -             -
                        -----------  -----------  ------------  ------------
    Projected benefit
      obligation at end
      of year ......... 120,616,776  111,790,069    72,787,471    66,309,000
                        -----------  -----------  ------------  ------------
Change in plan assets:
Fair value of plan
  assets at beginning
  of year .............  82,198,366   83,408,910    12,737,000     5,937,000
Actual return on plan
  assets ..............  11,252,353   (1,240,498)      418,739       326,000
Employer contributions    9,869,000    4,990,740     4,300,000     8,065,000
Benefits paid .........  (9,642,971)  (4,960,786)   (1,481,498)   (1,591,000)
                        -----------  -----------  ------------  ------------
    Fair value of plan
      assets at end
      of year .........  93,676,748   82,198,366    15,974,241    12,737,000
                        -----------  -----------  ------------  ------------

Funded status ......... (26,940,028) (29,591,703)  (56,813,230)  (53,572,000)
Unrecognized net
  actuarial loss ......  21,576,909   21,963,572    15,587,383    21,438,000
Unrecognized prior
  service costs .......   4,109,466    4,899,114             -             -
Employer contributions            -            -       500,000             -
                        -----------  -----------  ------------  ------------
    Net amount
      recognized ...... $(1,253,653) $(2,729,017) $(40,725,847) $(32,134,000)
                        ===========  ===========  ============  ============
Amounts recognized in
  the consolidated
  balance sheets
  consist of:
    Accrued benefit
      liability ....... $(4,831,428) $(8,633,268) $(40,725,847) $(32,134,000)
    Intangible asset ..   3,577,775    4,899,114             -             -
    Accumulated other
      comprehensive
      loss ............           -    1,005,137             -             -
                        -----------  -----------  ------------  ------------
        Net amount
          recognized .. $(1,253,653) $(2,729,017) $(40,725,847) $(32,134,000)
                        ===========  ===========  ============  ============

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The accumulated benefit obligation for the pension plan amounted to $98,508,176 and $90,831,634 for the years ended December 31, 2003 and 2002, respectively.

      During 2003, Employers Modern Life Company (EML), an affiliate of Employers Mutual, acquired National Travelers Life Company (NTL) and the company's name was changed to EMC National Life Company (EMCNL). EML participated in Employers Mutual's pension plan and postretirement benefit plans. As a result of the acquisition, EML pension plan participants were "spun-off" into a separate EMCNL pension plan. A payment of $2,567,367 was made from Employers Mutual's plan assets to the EMCNL pension plan, which is reflected as a benefit payment. The corresponding reduction in the benefit obligation is reflected as an actuarial gain of the plan. The employees and retirees of NTL were also granted benefits under the Employers Mutual postretirement benefit plans. As a result, an additional liability of $4,453,847 was recognized by the plans. EMCNL is responsible for the entire additional liability.

     The components of net periodic benefit cost for the Employers Mutual pension plan and postretirement benefit plans is as follows:

                                                Year ended December 31,
                                        -------------------------------------
                                            2003         2002         2001
                                        -----------  -----------  -----------
Pension plan:
   Service cost ....................... $ 6,161,019  $ 5,299,831  $ 4,885,731
   Interest cost ......................   6,992,656    6,576,584    6,640,491
   Expected return on plan assets .....  (6,516,913)  (6,744,907)  (7,836,882)
   Recognized net actuarial loss ......     967,226            -            -
   Amortization of prior service costs      789,648      784,219      781,043
                                        -----------  -----------  -----------
        Net periodic pension benefit
           cost ....................... $ 8,393,636  $ 5,915,727  $ 4,470,383
                                        ===========  ===========  ===========
Postretirement benefit plans:
   Service cost ...................... $  4,401,000 $  2,964,000 $  2,299,000
   Interest cost .....................    4,263,000    3,223,000    2,644,000
   Expected return on assets .........     (737,000)    (518,000)    (318,000)
   Amortization of net loss (gain) ...    1,011,000      150,000       (1,000)
   Amortization of prior service costs            -      535,000      571,000
                                       ------------ ------------ ------------
      Net periodic postretirement
         benefit cost ................ $  8,938,000 $  6,354,000 $  5,195,000
                                       ============ ============ ============


     The weighted average assumptions used to measure the benefit obligations are as follows:

                                         Year ended December 31,
                                         -----------------------
                                            2003         2002
Pension plan:                            ----------  -----------
   Discount rate ......................     6.00%        6.50%
   Rate of compensation increase .....      4.82%        5.93%
Postretirement benefit plans:
   Discount rate ......................     6.00%        6.50%

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The weighted average assumptions used to measure the net periodic benefit cost are as follows:

                                                Year ended December 31,
                                         ------------------------------------
                                            2003         2002         2001
Pension plan:                            ----------   ----------   ----------
   Discount rate ......................     6.50%        7.00%        7.75%
   Expected long-term rate of return on
     plan assets ........................   8.00%        8.50%        8.50%
   Rate of compensation increase .....      5.93%        5.96%        5.96%

Postretirement benefit plans:
   Discount rate ......................     6.50%        7.00%        7.75%
   Expected long-term rate of return on
      plan assets .......................   5.00%        6.00%        6.00%

     The expected long-term rates of return on plan assets were developed considering actual historical results, current and expected market conditions, plan asset mix and management's investment strategy.

     The assumed weighted average annual rate of increase in the per capita cost of covered health care benefits (i.e. the health care cost trend rate) for 2003 is 11.00 percent, and is assumed to decrease gradually to 5.00 percent in 2009 and remain at that level thereafter. The health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                     One-Percentage-Point
                                                ----------------------------
                                                  Increase         Decrease
                                                -----------     ------------
Effect on total of service and interest cost .. $ 1,826,788     ($ 1,422,601)
Effect on postretirement benefit obligation ... $12,254,397     ($ 9,724,178)

     Pension liabilities reflected in the Company's financial statements totaled $1,453,421 (including $1,016,492 of additional minimum liability) in 2003 and $2,487,560 (including $1,701,355 of additional minimum liability) in 2002. The Company's financial statements also reflect an intangible asset associated with the pension plan of $1,016,492 in 2003 and $1,411,716 in 2002. The $289,639 difference between the additional minimum liability and the intangible asset in 2002 is reflected as other comprehensive loss in the Company's stockholders' equity. Pension expense allocated to the Company amounted to $2,000,219, $1,406,306 and $1,060,259 in 2003, 2002 and 2001,
respectively.

                  EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     Postretirement benefit liabilities reflected in the Company's financial statements totaled $8,512,179 in 2003 and $7,526,789 in 2002. Net periodic postretirement benefit cost allocated to the Company for the years ended December 31, 2003, 2002 and 2001 was $2,106,010, $1,486,724 and $1,214,255,
respectively.

     The Employers Mutual pension plan weighted average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

                                                 Plan Assets at December 31,
                                                 ---------------------------
Asset Category                                       2003           2002
--------------                                   ------------   ------------
Equity securities ............................       62.6%          46.2%
Debt securities ..............................       28.0           46.0
Real estate ..................................        9.4            7.8
                                                    -----          -----
  Total ......................................      100.0%         100.0%

     Employers Mutual uses a total return investment strategy for its pension plan assets. Prior to 2003 the allocation mix for plan assets was targeted at 50 percent for equity securities and 50 percent for debt securities. During 2003, Employers Mutual hired an outside consultant to conduct an asset/liability study of the pension plan in order to establish long-term goals for the allocation of plan assets. Based on the results of this study, Employers Mutual concluded that it could tolerate a higher level of risk to achieve a higher rate of return and elected to change its target allocation mix to 70 percent equity securities and 30 percent debt securities. This change in allocation mix was initiated in 2003 and will be completed in 2004. Plan assets will be diversified among active and passive managers. Employers Mutual does not use derivatives in its investment of pension assets.

     The Employers Mutual postretirement benefit plan weighted average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

                                                 Plan Assets at December 31,
                                                 ---------------------------
Asset Category                                       2003           2002
--------------                                   ------------   ------------
Life insurance policies ......................       64.3%          80.4%
Short-term investments .......................       29.4           19.6
Debt securities ..............................        6.3             -
                                                    -----          -----
  Total ......................................      100.0%         100.0%

     Plan assets for Employers Mutual's postretirement benefit plans are primarily invested in universal life insurance policies issued by EMCNL, an affiliate of Employers Mutual. The assets supporting these universal life insurance policies are invested in S&P 500 mutual funds and debt securities and have a guaranteed interest rate of 4.50 percent.

    Employers Mutual plans to contribute approximately $10,000,000 to the pension plan and $3,300,000 to the postretirement benefit plans in 2004.

    The Company participates in several other retirement plans sponsored by Employers Mutual, including a 401(k) Plan, an Executive Non-Qualified Excess Plan, an Excess Retirement Benefit Agreement and a Supplemental Executive Retirement Plan. The Company's share of expenses for these plans amounted to $912,103, $703,555 and $379,988 in 2003, 2002 and 2001, respectively.

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

Incentive Stock Option Plans

     Employers Mutual maintains two separate stock option plans for the benefit of officers and key employees of Employers Mutual and its subsidiaries. A total of 500,000 shares have been reserved for the 2003 Employers Mutual Casualty Company Incentive Stock Option Plan (2003 Plan) and a total of 1,000,000 shares have been reserved for issuance under the 1993 Employers Mutual Casualty Company Incentive Stock Option Plan (1993 Plan).

     There is a ten year time limit for granting options under the plans. Options can no longer be granted under the 1993 Plan. Options granted under the plans have a vesting period of two, three, four or five years with options becoming exercisable in equal annual cumulative increments.

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors (the "Board") is the administrator of the plans. Option prices are determined by the Committee but cannot be less than the fair value of the stock on the date of grant.

     During 2003, 113,225 options were granted under the 2003 Plan to eligible participants at a price of $16.88 and 157,392 options were exercised under the plans at prices ranging from $16.70 to $21.49. A summary of the activity under Employers Mutual's incentive stock option plans for 2003, 2002 and 2001 is as follows:

                               2003               2002               2001
                       ------------------ ------------------ -----------------
                                Weighted-          Weighted-         Weighted-
                                 Average            Average           Average
                                Exercise           Exercise          Exercise
                        Shares   Price     Shares   Price     Shares   Price`
                       -------  --------- -------  --------- ------- ---------
Outstanding,
  beginning of year    678,757   $11.65   723,378   $10.84   809,882   $10.71
Granted .............  113,225    16.88    65,900    18.30    10,700    11.38
Exercised ........... (157,392)   10.50   (98,864)   10.26   (85,377)    9.58
Expired .............   (3,975)   13.96   (11,657)   10.88   (11,827)   11.28
                       -------            -------            -------
Outstanding,
  end of year .......  630,615    12.86   678,757    11.65   723,378    10.84
                       =======            =======            =======
Exercisable,
  end of year .......  349,960   $11.85   404,807   $11.35   407,108   $11.18
                       =======            =======            =======

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

                                          December 31, 2003
                    ----------------------------------------------------------
                            Options Outstanding           Options Exercisable
                    -----------------------------------  ---------------------
                                             Weighted-
                                 Weighted-    average                Weighted-
                                  average    remaining                average
Range of option        Number    exercise   contractual    Number    exercise
exercise prices     outstanding    price       life      exercisable   price
-----------------   -----------  ---------  -----------  -----------  --------
$ 8.81  - $10.00      229,164     $ 9.31       5.31        130,454     $ 9.35
 11.38  -  13.69      226,406      12.96       3.88        206,986      13.03
 16.88  -  18.30      175,045      17.39       8.74         12,520      18.30
                      -------                              -------
                      630,615      12.86       5.75        349,960      11.85
                      =======                              =======


Employee Stock Purchase Plan

     A total of 500,000 shares of the Company's common stock have been reserved for issuance under the Employers Mutual Casualty Company 1993 Employee Stock Purchase Plan. Any employee who is employed by Employers Mutual or its subsidiaries on the first day of the month immediately preceding any option period is eligible to participate in the plan. Participants pay 85 percent of the fair market value of the stock purchased, which is fully vested on the date purchased. The plan is administered by the Board of Employers Mutual and the Board has the right to amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. Expenses allocated to the Company in connection with this plan totaled $13,214, $6,817 and $6,889 in 2003, 2002 and 2001, respectively.

     During 2003, a total of 11,884 options were exercised at prices of $16.03 and $17.97. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  2003      2002      2001
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  302,039   313,755   327,489
     Shares purchased under plan ..............  (11,884)  (11,716)  (13,734)
                                                 -------   -------   -------
     Shares available for purchase, end of year  290,155   302,039   313,755
                                                 =======   =======   =======


Non-Employee Director Stock Purchase Plan

     A total of 200,000 shares of the Company's common stock have been reserved for issuance under the 2003 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan. All non-employee directors of Employers Mutual and its subsidiaries and affiliates who are not serving on the "Disinterested Director Committee" of the Board as of the beginning of the option period are eligible to participate in the plan. Each eligible director can purchase shares of common stock at 75 percent of the fair value of the stock in an amount equal to a minimum of 25 percent to a maximum of 100 percent of their annual cash retainer. The plan will continue through the option period for options granted at the 2012 annual meetings. The plan is administered by the Disinterested Director Committee of the Board. The Board may amend or terminate the plan at any time; however, no such amendment or termination shall adversely affect the rights and privileges of participants with unexercised options. The Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan previously in place expired on May 20, 2003 and the remaining 139,328 shares were deregistered. Expenses allocated to the Company in connection with these plans totaled $1,878, $0 and $5,819 in 2003, 2002 and 2001, respectively.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     During 2003, a total of 3,713 options were exercised at prices ranging from $12.34 to $14.47. Activity under the plan was as follows:

                                                   Year ended December 31,
                                                ----------------------------
                                                  2003      2002      2001
                                                --------  --------  --------
     Shares available for purchase,
       beginning of year ......................  141,197   143,158   143,158
     Shares purchased under expired plan ......   (1,869)        -         -
     Shares deregistered under expired plan ... (139,328)        -         -
     Shares registered for use in 2003 plan ...  200,000         -         -
     Shares purchased under 2003 plan .........   (1,844)   (1,961)        -
                                                 -------   -------   -------
     Shares available for purchase, end of year  198,156   141,197   143,158
                                                 =======   =======   =======


Dividend Reinvestment Plan

     The Company maintains a dividend reinvestment and common stock purchase plan which provides stockholders with the option of reinvesting cash dividends in additional shares of the Company's common stock. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan. Since the third quarter of 1998, all shares of common stock issued under the plan have been purchased in the open market through the Company's transfer agent. Employers Mutual continued to participate in the Dividend Reinvestment Plan in 2003. In March of 2003, Employers Mutual surpassed the 80 percent ownership threshold of EMC Insurance Group Inc. Employers Mutual has indicated that it may continue to participate in the dividend reinvestment plan in the future; however, its reinvestment percentage will be adjusted to the level necessary to maintain the 80 percent ownership threshold. Activity under the plan was as follows:

                                                  Year ended December 31,
                                             --------------------------------
                                               2003        2002        2001
                                             --------    --------    --------
     Shares available for purchase,
       beginning of year ..................   416,899     501,230     880,679
     Shares purchased under plan ..........  (145,061)    (84,331)   (379,449)
                                              -------     -------     -------
     Shares available for purchase,
       end of year ........................   271,838     416,899     501,230
                                              =======     =======     =======

     Range of purchase prices .............   $16.98      $15.38      $11.50
                                                to          to          to
                                              $21.32      $21.99      $17.25


14. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value for fixed maturities, equity securities and short-term investments is based on quoted market prices, where available, or on values obtained from independent pricing services (see note 8).

     The carrying value of the surplus notes approximates their estimated fair value since their interest rates approximate current interest rates and the companies' credit ratings have not changed.

     Other long-term investments, consisting primarily of holdings in limited partnerships and limited liability companies, are valued by the various fund managers. In management's opinion, these values reflect fair value at December 31, 2003.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

     The estimated fair value of the Company's financial instruments is summarized below.
                                                    Carrying     Estimated
                                                     amount      fair value
                                                  ------------  ------------
December 31, 2003
-----------------
Assets:
  Fixed maturity securities:
    Held-to-maturity ............................ $ 49,845,348  $ 53,854,424
    Available-for-sale ..........................  523,785,758   523,785,758
  Equity securities available-for-sale ..........   49,008,498    49,008,498
  Short-term investments ........................   63,568,064    63,568,064
  Other long-term investments ...................    4,758,019     4,758,019
Liabilities:
  Surplus notes .................................   36,000,000    36,000,000

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

     The members of the pooling agreement have purchased annuities to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company, under the current terms of the pooling agreement, is contingently liable for 23.5 percent of these annuities (see note 2). The Company is contingently liable to various claimants in the amount of $752,884 in the event that the issuing company would be unable to fulfill its obligations.

                 EMC INSURANCE GROUP INC. AND SUBSIDIARIES

16. UNAUDITED INTERIM FINANCIAL INFORMATION

                                          Three months ended,
                        -----------------------------------------------------
                          March 31      June 30    September 30   December 31
                        -----------   -----------  ------------   -----------
2003
----
Total revenues ........ $86,646,867   $90,215,736   $92,594,260   $92,900,176
                        ===========   ===========   ===========   ===========

Income before income
  tax expense ......... $ 9,543,476   $ 1,419,592   $ 8,922,814   $ 8,096,414
Income tax expense
  (benefit) ...........   3,097,798       (10,600)    2,540,710     2,005,265
                        -----------   -----------   -----------   -----------
     Net income ....... $ 6,445,678   $ 1,430,192   $ 6,382,104   $ 6,091,149
                        ===========   ===========   ===========   ===========
Net income per share
  - basic and diluted*  $       .57   $       .12   $       .56   $       .53
                        ===========   ===========   ===========   ===========

2002
----
Total revenues ........ $77,157,134   $78,582,787   $81,763,105   $90,024,758
                        ===========   ===========   ===========   ===========

Income before income
  tax expense ......... $ 5,470,323   $ 3,518,303   $ 5,971,780   $ 6,931,630
Income tax expense ....   1,780,446       573,617     1,670,595     1,765,640
                        -----------   -----------   -----------   -----------
     Net income ....... $ 3,689,877   $ 2,944,686   $ 4,301,185   $ 5,165,990
                        ===========   ===========   ===========   ===========
Net income per share
  - basic and diluted*  $       .33   $       .26   $       .38   $       .45
                        ===========   ===========   ===========   ===========

2001
----
Total revenues ........ $68,295,006   $71,307,822   $77,180,241   $81,041,170
                        ===========   ===========   ===========   ===========

Income (loss) before
  income tax expense
  (benefit) ........... $ 2,677,827   $(5,025,762)  $  (766,909)  $(2,427,035)
Income tax expense
  (benefit) ...........     612,674    (2,179,897)     (703,381)   (1,165,143)
                        -----------   -----------   -----------   -----------
     Net income (loss)  $ 2,065,153   $(2,845,865)  $   (63,528)  $(1,261,892)
                        ===========   ===========   ===========   ===========
Net income (loss) per
  share
  - basic and diluted*  $       .18   $      (.25)  $      (.01)  $      (.11)
                        ===========   ===========   ===========   ===========


* Since the weighted average shares for the quarters are calculated independent of the weighted average shares for the year, quarterly net income
(loss) per share may not total to annual net income (loss) per share.