Form 10-K/A, Exhibit 13
period 2003-12-31
EMC INSURANCE GROUP INC
filed 2004-09-27
CIK 356130

SELECTED FINANCIAL DATA.                                                                                            EXHIBIT 13(a)
------------------------                                                                                            -------------
                                                                           Year ended December 31,
                               --------------------------------------------------------------------------------------------------
                                 2003     2002     2001     2000     1999     1998     1997     1996     1995     1994     1993
                               -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                         ($ in thousands, except per share amounts)
INCOME STATEMENT DATA
  Insurance premiums
    earned ................... $330,623 $297,043 $265,280 $231,459 $211,098 $194,244 $177,218 $165,191 $162,266 $164,829 $156,438
  Investment income, net .....   29,702   32,778   30,970   29,006   25,761   24,859   23,780   24,007   23,204   21,042   20,936
  Realized investment gains
    (losses) .................    1,170   (3,159)     800    1,558      277    5,901    4,100    1,891    1,043      520      684
  Other income ...............      862      866      774    1,473    2,194    1,701    1,023      904    1,005    1,128      668
                               -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
       Total revenues ........  362,357  327,528  297,824  263,496  239,330  226,705  206,121  191,993  187,518  187,519  178,726
  Losses and expenses ........  334,375  305,636  303,366  262,431  245,321  223,031  189,318  171,324  163,202  168,842  169,707
                               -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
  Income (loss) before income
    tax expense (benefit) ....   27,982   21,892   (5,542)   1,065   (5,991)   3,674   16,803   20,669   24,316   18,677    9,019
  Income tax expense (benefit)    7,633    5,790   (3,436)  (1,264)  (5,187)  (2,339)   3,586    5,635    6,967    5,171    1,885
                               -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
  Income (loss) from:
     Continuing operations ...   20,349   16,102   (2,106)   2,329     (804)   6,013   13,217   15,034   17,349   13,506    7,134
     Accounting changes ......        -        -        -        -        -        -        -        -        -        -    2,621
                               -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
        Net income (loss) .... $ 20,349 $ 16,102 $ (2,106)$  2,329 $   (804)$  6,013 $ 13,217 $ 15,034 $ 17,349 $ 13,506 $  9,755
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
  Net income (loss) per common
    share - basic and diluted:
       Continuing operations   $   1.78 $   1.42 $   (.19)$    .21 $   (.07)$    .53 $   1.18 $   1.37 $   1.62 $   1.29 $    .70
       Accounting changes ....        -        -        -        -        -        -        -        -        -        -      .26
                               -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
        Total ................ $   1.78 $   1.42 $   (.19)$    .21 $   (.07)$    .53 $   1.18 $   1.37 $   1.62 $   1.29 $    .96
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
  Premiums earned by segment:
    Property and casualty
      insurance .............. $241,237 $225,013 $203,393 $184,986 $167,265 $155,523 $143,113 $128,516 $126,440 $127,573 $123,114
    Reinsurance ..............   89,386   72,030   61,887   46,473   43,833   38,721   34,105   36,675   35,826   37,256   33,324
                               -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
        Total ................ $330,623 $297,043 $265,280 $231,459 $211,098 $194,244 $177,218 $165,191 $162,266 $164,829 $156,438
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

BALANCE SHEET DATA
  Total assets ............... $899,712 $674,864 $671,565 $587,676 $542,395 $496,046 $459,110 $430,328 $412,881 $387,370 $368,936
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
  Stockholders' equity ....... $180,751 $157,768 $140,458 $148,393 $141,916 $163,938 $162,346 $148,729 $136,889 $116,727 $109,634
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
OTHER DATA
  Average return on equity ...    12.0%    10.8%   (1.5)%     1.6%    (.5)%     3.7%     8.5%    10.5%    13.7%    11.9%     9.3%
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Book value per share ....... $  15.72 $  13.84 $  12.40 $  13.14 $  12.60 $  14.26 $  14.30 $  13.42 $  12.66 $  11.03 $  10.63
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Dividends paid per share ... $    .60 $    .60 $    .60 $    .60 $    .60 $    .60 $    .60 $    .57 $    .53 $    .52 $    .52
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
  Property and casualty
    insurance subsidiaries
    aggregate pool percentage     23.5%    23.5%    23.5%    23.5%    23.5%    23.5%      22%      22%      22%      22%      22%
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
  Reinsurance subsidiary quota
    share percentage .........     100%     100%     100%     100%     100%     100%     100%      95%      95%      95%      95%
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Closing stock price ........ $  21.14 $  17.87 $  17.15 $  11.75 $   9.13 $  12.75 $  13.25 $  12.00 $  13.75 $   9.50 $   9.50
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Net investment yield
    (pre-tax) ................    4.81%    5.92%    6.31%    6.47%    5.96%    6.02%    6.15%    6.54%    6.65%    6.59%    6.83%
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Cash dividends to
    closing stock price ......     2.8%     3.4%     3.5%     5.1%     6.6%     4.7%     4.5%     4.8%     3.9%     5.5%     5.5%
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Common shares outstanding ..   11,501   11,399   11,330   11,294   11,265   11,496   11,351   11,084   10,814   10,577   10,317
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

  Statutory trade combined
    ratio ....................    99.8%   101.3%   112.4%   113.5%   115.2%   114.8%   106.2%   103.6%    99.6%   101.3%   106.3%
                               ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

Amounts previously reported in prior consolidated financial statements have been reclassified to conform to current presentation.