Form 10-K/A, Exhibit 13
period 2003-12-31
EMC INSURANCE GROUP INC
filed 2004-09-27
CIK 356130

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL               EXHIBIT 13(b)
CONDITION AND RESULTS OF OPERATIONS                             -------------
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

<PAE>

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


CRITICAL ACCOUNTING POLICIES

     The following accounting policies are considered by management to be critically important in the preparation and understanding of the Company's financial statements and related disclosures. The assumptions utilized in the application of these accounting policies are complex and require subjective judgment.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Property and Casualty Insurance Segment
---------------------------------------
     The Company's claims department establishes case loss reserves for direct business. Branch claims personnel establish case reserves for individual claims, with mandatory home office claims department review of reserves that exceed a specified threshold. The Company's case loss reserve philosophy is exposure-based and implicitly assumes a stable inflationary and legal environment. When claims department personnel establish loss reserves they take into account various factors that influence the potential exposure, such as the types of injuries being claimed, whether the insured is a target defendant, the jurisdiction in which a potential court case would be litigated and negligence of other parties. The goal of the claims department is to establish and maintain loss reserves that are sufficient, but not excessive. Most of the IBNR reserves for direct business are established through an actuarial analysis of IBNR claims that have emerged after the end of recent calendar years compared to the corresponding calendar year premiums earned (adjusted for changes in rate level adequacy). The methodology used in estimating these formula IBNR reserves assumes consistency in claims reporting patterns and immaterial changes in loss development patterns due to loss cost trends. From this analysis, IBNR factors are derived for each line of business and are applied to the latest twelve months of premiums earned to generate the formula IBNR reserves.

     Ceded reserves are derived by applying the ceded contract terms to the direct reserves. For excess-of-loss contracts (excluding the catastrophe contract), this is accomplished by applying the ceded contract terms to the case reserves of the ceded claims. For the catastrophe excess-of-loss contract, ceded reserves are calculated by applying the contract terms to both the aggregate case reserves on claims stemming from catastrophes and the estimate of IBNR reserves developed for each individual catastrophe. For pro rata contracts, ceded reserves are calculated as the pro rata percentage multiplied by both case and IBNR reserves on the direct business.

     The methodology used for reserving settlement expenses is based on an analysis of historical ratios of paid settlement expenses to paid losses. Assumptions underlying this methodology include stability in the mix of business, consistent claims processing procedures, immaterial impact of loss cost trends on development patterns and a consistent philosophy regarding the defense of lawsuits. Based on this actuarial analysis, factors are derived for each line of business, which are applied to loss reserves to generate the settlement expense reserves.

     As of December 31, 2003, IBNR reserves accounted for $49,259,000, or approximately 20 percent, of the property and casualty insurance segment's total loss reserves, compared to $39,881,000, or approximately 17.0 percent at December 31, 2002. IBNR reserves are, by nature, less precise than case reserves. A five percent change in IBNR reserves at December 31, 2003 would equate to a $2,463,000 change in loss reserves, which would represent 7.9 percent of net income and 0.9 percent of stockholders' equity.

     The Company's direct IBNR reserves are established by applying factors to the latest twelve months premiums earned. These factors are developed using a methodology that compares (1) IBNR claims that have emerged after prior year-ends to (2) corresponding prior years' premiums earned that have been adjusted to the current level of rate adequacy. Included in the rate adequacy adjustment is consideration of current frequency and severity trends compared to the trends underlying prior years' calculations. The selected trends are based on an analysis of industry and Company loss data. This methodology assumes that future emerged IBNR claims relative to IBNR claims that have emerged after prior year-ends will reflect the change in frequency and severity trends underlying the rate adequacy adjustments. If this projected relationship proves to be inaccurate, future IBNR claims may differ substantially from the estimated IBNR reserves.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Following is a summary of the carried loss and settlement expense reserves for the property and casualty insurance segment at December 31, 2003 and 2002.

                                               December 31, 2003
                                    -----------------------------------------
                                                         Settlement
Line of Business                      Case        IBNR     Expense     Total
----------------                    --------    -------    -------   --------
                                                 ($ in thousands)
Commercial lines:
  Automobile .....................  $ 27,807    $ 5,784    $ 6,427   $ 40,018
  Property .......................     7,582      2,372      1,690     11,644
  Workers' compensation ..........    63,275     13,348     10,220     86,843
  Liability ......................    38,241     22,457     25,542     86,240
  Other ..........................       889        656        436      1,981
                                    --------    -------    -------   --------
    Total commercial lines .......   137,794     44,617     44,315    226,726
                                    --------    -------    -------   --------
Personal lines:
  Automobile .....................    11,968      2,468      2,260     16,696
  Property .......................     4,566      2,174      1,098      7,838
                                    --------    -------    -------   --------
    Total personal lines .........    16,534      4,642      3,358     24,534
                                    --------    -------    -------   --------
Total ............................  $154,328    $49,259    $47,673   $251,260
                                    ========    =======    =======   ========

                                               December 31, 2002
                                    -----------------------------------------
Commercial lines:
  Automobile .....................  $ 28,932    $ 5,344    $ 6,960   $ 41,236
  Property .......................     7,584      1,330      1,672     10,586
  Workers' compensation ..........    53,224      8,312      8,049     69,585
  Liability ......................    37,241     20,303     22,289     79,833
  Other ..........................     1,621         99        784      2,504
                                    --------    -------    -------   --------
    Total commercial lines .......   128,602     35,388     39,754    203,744
                                    --------    -------    -------   --------
Personal lines:
  Automobile .....................    13,528      2,572      2,359     18,459
  Property .......................     4,614      1,921      1,139      7,674
                                    --------    -------    -------   --------
    Total personal lines .........    18,142      4,493      3,498     26,133
                                    --------    -------    -------   --------
    Total ........................  $146,744    $39,881    $43,252   $229,877
                                    ========    =======    =======   ========

     Internal actuarial evaluations of overall loss reserve levels are performed quarterly for all direct lines of business. There is a certain amount of random variation in loss development patterns, which results in some uncertainty regarding projected ultimate losses, particularly for longer tail lines such as workers' compensation, other liability and commercial auto liability. Therefore, the reasonability of the actuarial projections is regularly monitored through an examination of loss ratio and claims severity trends implied by these projections.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Historically, individual case reserves established by the claims department have been adequate. However, actuarial analyses performed during 2003 indicated that overall case reserves appeared to be somewhat inadequate. This apparent inadequacy was driven by the workers' compensation line of business, where adverse development more than offset the favorable development experienced on all other lines of business combined. Further analysis revealed that most of the adverse development experienced in the workers' compensation line of business was arising from the indemnity, rather than the medical, portion of the claims. The underlying data indicated that the aggregate liability associated with time away from work was somewhat underestimated and that permanent injury awards were somewhat underestimated and/or not anticipated when the reserves were established. In response to these findings, the Company established a bulk case reserve for the workers' compensation line of business to supplement the individual case reserves. An actuarial evaluation of case reserve adequacy is now performed each quarter and adjustments to the bulk reserve, if necessary, are made in response to these evaluations.

     One of the variables impacting the estimation of IBNR reserves is the assumption that the vast majority of future construction defect losses will continue to occur in those states in which most construction defect claims have historically arisen. Since the vast majority of these losses have been confined to a relatively small number of states, which is consistant with industry experience, there is no provision in the IBNR reserve for a significant spread of construction defect claims to other states. It is also assumed that the various underwriting initiatives implemented in recent years will gradually mitigate the amount of construction defect losses experienced. These initiatives include exclusionary endorsements, increased care regarding additional insured endorsements, a general reduction in the amount of contractor business written relative to the total commercial lines book of business and underwriting restrictions on the writing of residential contractors. The estimation of the Company's IBNR reserves also does not contemplate substantial losses from potential mass torts such as MTBE (a gasoline additive that reduces emissions but causes pollution), tobacco, silicosis, cell phones and lead. Further, consistent with general industry practice, the IBNR reserve for all liability lines does not provide for any significant retroactive expansion of coverage through judicial interpretation. If these assumptions prove to be incorrect, ultimate paid amounts on emerged IBNR claims may differ substantially from the carried IBNR reserves.

     As previously noted, the estimation of settlement expense reserves assumes a consistent claims department philosophy regarding the defense of lawsuits. If the Company should in the future take a more aggressive defense posture, defense costs would increase and it is likely that carried settlement expense reserves would be deficient. However, such a change in philosophy could be expected to reduce losses, generating some offsetting redundancy in the loss reserves.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     An important assumption underlying aggregate reserve estimation methods is that claims inflation trends implicitly built into loss and settlement expense development patterns will continue into the future. To estimate the sensitivity of estimated ultimate loss and settlement expense payments to an unexpected change in inflationary trends, the actuarial department derived expected payment patterns separately for each major line of business. These patterns were applied to the December 31, 2003 loss and settlement expense reserves to generate estimated annual incremental loss and settlement expense payments for each subsequent calendar year. Then, for the purpose of sensitivity testing, an explicit annual inflationary trend of one percent was added to the inflationary trend that is implicitly embedded in the estimated payment pattern, and revised incremental loss and settlement expense payments were calculated. This additional unexpected claims inflation trend could arise from a variety of sources including a general increase in economic inflation, social inflation and, especially for the workers' compensation line of business, introduction of new medical technologies and procedures, changes in utilization of procedures and changes in life expectancy. The estimated cumulative impact that this additional unexpected one percent increase in the inflationary trend would have on the Company's results of operations over the lifetime of the underlying claims is shown below.

                                             After-tax
            Line of business             impact on earnings
            ----------------             ------------------
                                          ($ in thousands)
  Personal auto liability ...........            $  153
  Commercial auto liability .........               456
  Auto physical damage ..............                14
  Workers' compensation .............             2,616
  Other liability ...................             2,318
  Property ..........................                81
  Homeowners ........................                48

     The property and casualty insurance segment has exposure to environmental and asbestos claims arising primarily from the other liability line of business. This exposure is closely monitored by management, and the Company has established IBNR reserves to cover estimated ultimate losses. Currently, asbestos reserves are based on the results of an independent consultant's ground-up study of our asbestos exposures, which was completed in early 2003. Environmental reserves are established with consideration to the implied three-year survival ratio (ratio of loss reserves to the three-year average of loss payments). Estimation of ultimate liabilities for these exposures is unusually difficult due to outstanding issues such as whether coverage exists, the definition of an occurrence, the determination of ultimate damages and the allocation of such damages to financially responsible parties.
Therefore, any estimation of these liabilities is subject to greater than normal variation and uncertainty, and ultimate payments for losses and settlement expenses for these exposures may differ significantly from carried reserves.

Reinsurance Segment
------------------
     The reinsurance book of business is comprised of two major components. The first is Home Office Reinsurance Assumed Department ("HORAD"), which is the reinsurance business that is underwritten by Employers Mutual. The second is the Mutual Reinsurance Bureau pool ("MRB"), which is a voluntary pool in which Employers Mutual participates with other unaffiliated insurers.

     The primary actuarial methods used to project ultimate policy year losses on the assumed reinsurance business are paid development, incurred development and Bornhuetter-Ferguson, a recognized actuarial methodology. The assumptions underlying the various projection methods include stability in the mix of business, consistent claims processing procedures, immaterial impact of loss cost trends on development patterns, consistent case reserving practices and appropriate Bornhuetter-Ferguson expected loss ratio selections.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     For the HORAD component, Employers Mutual records the case and IBNR reserves reported by the ceding companies. Since many ceding companies in the HORAD book of business do not report IBNR reserves, Employers Mutual establishes a bulk IBNR reserve, which is based on an actuarial reserve analysis, to cover the lag in reporting. For MRB, Employers Mutual records the case and IBNR reserves reported to it by the management of the pool, along with a relatively small IBNR reserve to cover a one-month reporting lag. To verify the adequacy of the reported reserves, an actuarial evaluation of MRB's reserves is performed at each year-end.

     Settlement expense reserves for both the HORAD and MRB books of business are developed through the application of factors to carried loss reserves. The factors are derived from an analysis of paid settlement expenses to paid losses. The assumptions described for the property and casualty insurance segment also apply to the reinsurance segment settlement expense reserving process.

     At December 31, 2003, the carried reserves for HORAD and MRB combined were in the upper quarter of the range of actuarial reserve indications. This conservative selection reflects the fact that there are inherent uncertainties involved in establishing reserves for assumed reinsurance business. Such uncertainties include the fact that a reinsurance company generally has less knowledge than the ceding company about the underlying book of business and the ceding company's reserving practices. Because of these uncertainties, there is a risk that the reinsurance segment's reserves for losses and settlement expenses could prove to be inadequate, with a consequent adverse impact on the Company's future earnings and stockholders' equity.

     At December 31, 2003, there was no backlog in the processing of assumed reinsurance information. Approximately $75,107,000 or 64 percent of the reinsurance segment's carried reserves were reported by the ceding companies. Employers Mutual receives loss reserve and paid loss data from the ceding companies on individual excess-of-loss business. If a claim involves a single or small group of claimants, a summary of the loss and claim outlook is normally provided. Summarized data is provided for catastrophe claims and pro rata business, which is subject to closer review if inconsistencies are suspected. Unearned premiums are generally reported on pro rata accounts, but are usually calculated by Employers Mutual on excess-of-loss business.

     Carried reserves established in addition to those reported by the ceding companies totaled approximately $41,557,000 at December 31, 2003. Since many ceding companies in the HORAD book of business do not report IBNR reserves, Employers Mutual establishes a bulk IBNR reserve to cover the lag in reporting. For the few ceding companies that do report IBNR reserves, Employers Mutual carries them as reported. These reported IBNR reserves are subtracted from the total IBNR reserve calculated by Employers Mutual's actuaries, with the difference carried as bulk IBNR reserves. Except for a small IBNR reserve established to cover a one-month lag in reporting, the MRB IBNR reserve is established by the management of MRB. Employers Mutual rarely records additional case reserves.

     Assumed reinsurance losses tend to be reported later than direct losses. This lag is reflected in loss projection factors for assumed reinsurance that tend to be higher than for direct business. The result is that assumed reinsurance IBNR reserves as a percentage of total reserves tend to be higher than for direct reserves. IBNR reserves totaled $58,427,000 and $50,234,000 at December 31, 2003 and 2002, respectively, and accounted for approximately
50.0 percent of the reinsurance segment's total loss reserves. IBNR reserves are, by nature, less precise than case reserves. A five percent change in IBNR reserves at December 31, 2003 would equate to a $2,921,000 change in loss reserves, which would represent 9.3 percent of net income and 1.1 percent of stockholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Following is a summary of the carried loss and settlement expense reserves for the reinsurance segment at December 31, 2003 and 2002.

                                               December 31, 2003
                                    -----------------------------------------
                                                         Settlement
Line of Business                      Case        IBNR     Expense     Total
----------------                    --------    -------    -------   --------
                                                 ($ in thousands)
Pro Rata Reinsurance:
    Property and casualty ........  $  3,881    $ 2,564    $   206   $  6,651
    Property .....................     6,824      9,031        276     16,131
    Crop .........................       683         35         18        736
    Casualty .....................     2,703      4,714        237      7,654
    Marine/Aviation ..............     8,273      5,599      1,049     14,921
                                    --------    -------    -------   --------
      Total pro rata reinsurance      22,364     21,943      1,786     46,093
                                    --------    -------    -------   --------
Excess-of-Loss Reinsurance:
    Property .....................    18,959     24,835      1,859     45,653
    Casualty .....................    11,190     10,695        373     22,258
    Surety .......................     1,690        954         16      2,660
                                    --------    -------    -------   --------
      Total excess-of-loss
        reinsurance ..............    31,839     36,484      2,248     70,571
                                    --------    -------    -------   --------
      Total ......................  $ 54,203    $58,427    $ 4,034   $116,664
                                    ========    =======    =======   ========

                                               December 31, 2002
                                    -----------------------------------------
Pro Rata Reinsurance:
    Property and casualty ........  $  2,786    $ 2,254    $   149   $  5,189
    Property .....................     8,083      7,709        282     16,074
    Crop .........................       352         17          9        378
    Casualty .....................     3,148      4,957        315      8,420
    Marine/Aviation ..............     4,064      4,697        478      9,239
                                    --------    -------    -------   --------
      Total pro rata reinsurance      18,433     19,634      1,233     39,300

                                    --------    -------    -------   --------
Excess-of-Loss Reinsurance:
    Property .....................    13,393     21,472      1,379     36,244
    Casualty .....................    14,003      8,349        375     22,727
    Surety .......................     2,284        779         16      3,079
                                    --------    -------    -------   --------
      Total excess-of-loss
        reinsurance ..............    29,680     30,600      1,770     62,050
                                    --------    -------    -------   --------
      Total ......................  $ 48,113    $50,234    $ 3,003   $101,350
                                    ========    =======    =======   ========


     To ensure the accuracy and completeness of the information received from the ceding companies, Employers Mutual's actuarial department carefully reviews the latest four HORAD policy years on a quarterly basis, and all policy years on an annual basis. Any significant departures from historical reporting patterns are brought to the attention of the reinsurance department staff, who check the bookings for accuracy and, if necessary, contact the ceding company or broker for clarification.

     Employers Mutual's actuarial department annually reviews the MRB reserves for reasonableness. These analyses use a variety of actuarial techniques, which are applied at a line-of-business level. MRB staff supplies the reserve analysis data, which is verified for accuracy by Employers Mutual's actuaries. This review process is replicated by certain other MRB member companies, using actuarial techniques they deem appropriate. Based on these reviews, Employers Mutual and the other MRB member companies have consistently found the MRB reserves to be appropriate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     For the HORAD book of business, paid and incurred loss development patterns for relatively short-tail lines of business (property and marine) are based on data reported by the ceding companies. Employers Mutual has determined that there is sufficient volume and stability in the reported losses to base projections of ultimate losses on these patterns. For longer tail lines of business (casualty), industry incurred development patterns are referenced due to the instability of the development patterns based on reported historical losses.

     For long-tail lines of business, unreliable estimates of unreported losses can result from the application of loss projection factors to reported losses. To some extent, this is also true for short-tail lines of business in the early stages of a policy year's development. Therefore, in addition to loss-based projections, Employers Mutual generates estimates of unreported losses based on premiums earned. These estimates are sometimes more stable and reliable than projections based on losses.

     Disputes with ceding companies do not occur often. Employers Mutual performs claims audits and reviews claim reports for accuracy, completeness and adequate reserving. Most reinsurance contracts contain arbitration clauses to resolve disputes, but such disputes are generally resolved without arbitration due to the long-term and ongoing relationships that exist with those companies. There were no matters in dispute at December 31, 2003.

Asbestos, environmental and other uncertain exposures
-----------------------------------------------------
     Asbestos and environmental losses paid by the Company totaled $236,000 in 2003, $187,000 in 2002 and $219,000 in 2001. During 2002, the Company re-
evaluated the estimated ultimate loss projections for asbestos exposures. Based on this re-evaluation, the Company reallocated $176,000 of bulk IBNR reserves and $74,000 of settlement expense reserves to direct asbestos exposures. In addition, the Company diligently evaluated the adequacy of its asbestos reserves by commissioning a "ground-up" study to better quantify its exposure to asbestos liabilities. This study concluded that the Company's exposure for direct asbestos claims ranged from $1,100,000 to $5,100,000, with a point estimate of $3,000,000. Based on the results of this study, the Company elected to increase the IBNR and settlement expense reserves carried for direct asbestos exposures by $2,069,000, to $2,985,000 at December 31, 2002. The study's results for asbestos exposures on assumed reinsurance business were received during 2003, and the Company elected to increase its IBNR reserves carried for assumed asbestos exposures by $326,000 to the study's point estimate. The study and its results assume no improvement in the current asbestos litigation environment; however, continued efforts for federal legislation could reduce the ultimate loss projections for asbestos litigation below the levels currently projected for the industry.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Since 1989, the Company has consistently included an asbestos exclusion in liability policies issued for most lines of business. The exclusion prohibits liability coverage for "bodily injury," "personal injury" or "property damage" (including any associated clean-up obligations) arising out of the installation, existence, removal or disposal of asbestos or any substance containing asbestos fibers. Therefore, the Company's present asbestos exposures are primarily limited to commercial policies issued prior to 1989. At present, the Company is defending several hundred asbestos bodily injury lawsuits under express reservation of rights in a number of states for injuries caused by asbestos containing products allegedly "mined, milled, manufactured, and/or distributed" by the Company's past and present policyholders. The plaintiffs in these cases may suffer latent injuries, which can take years to detect. As a result, courts have allowed the trigger of more than one policy period (and carrier) to apply to these claims. The Company's policyholders that have been named as defendants in these asbestos lawsuits are peripheral defendants (i.e., small contractors, insulators and electrical and building supply companies).

    During 2003, as a direct result of proposed federal legislation in the areas of asbestos and class action reform, the Company was presented with several hundred additional lawsuits filed against three former policyholders representing approximately 40,500 claims related to exposure to asbestos or asbestos-containing products. These claims are based upon mere exposure to asbestos or asbestos-containing products, with no actual injuries reported to date. As a result, management did not establish a significant amount of loss reserves associated with these claims. The vast majority of the 40,500 claims are contained in four lawsuits. One lawsuit lists multiple named plaintiffs of approximately 20,000 individuals. While the expense of handling these lawsuits is higher than what the Company has averaged in the past, it is not proportional to the number of plaintiffs. The
Company's settlement expense reserve adequately accounts for these additional expenses.

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

     The Company's overall case reserves dropped from 2002 to 2003 as a result of settling cases where even though our insureds were peripheral defendants, there were malignant cancer claims involved. Other claims were resolved without making payments. The Company has not received a corresponding increase in the number of claims alleging malignancy.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's direct environmental claims have been defined as "any loss or potential loss (including third party claims) related directly or indirectly to the remediation of a site arising from past operations or waste disposal." Examples include, but are not limited to: chemical waste; hazardous waste treatment, storage and/or disposal facilities; industrial waste disposal facilities; landfills; superfund sites; toxic waste spills; and underground storage tanks. Widespread use of pollution exclusions since 1970 in virtually all lines of business, except personal lines, has resulted in limited exposure to environmental claims. Absolute pollution exclusions have been used since the 1980's. The Company's exposure to environmental claims is, therefore, limited primarily to accident years preceding the 1980s. The pre-1980's exposures include municipality exposures for closed landfills, small commercial businesses involved with disposing waste at landfills or leaking underground storage tanks. During 2002, the Company re-evaluated the estimated ultimate losses for direct environmental exposures. Based on this re-evaluation, the Company reallocated $576,000 of bulk IBNR reserves and $191,000 of settlement expense reserves to direct environmental exposures. No additional IBNR reserves were established for these exposures.

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

     At December 31, 2003, the Company carried asbestos and environmental reserves for direct insurance and assumed reinsurance business totaling $5,584,000, which represents 1.5 percent of total loss and settlement expense reserves. The asbestos and environmental reserves include $1,289,000 of case reserves, $3,223,000 of IBNR reserves and $1,072,000 of bulk settlement expense reserves.


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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Following is a schedule of claims activity for asbestos, environmental, products liability and casualty excess reinsurance for 2003, 2002 and 2001.


                        Property and casualty
                          insurance segment           Reinsurance segment
                      ---------------------------  --------------------------
                                       Settlement                  Settlement
($ in thousands)       Case     IBNR    expense     Case     IBNR    expense
                      -------  -------  -------    -------  -------  -------
Reserves at 12/31/03
  Asbestos ...........$ 1,138  $   991  $   756    $    86  $   646  $     -
  Environmental ......     13      836      316         52      750        -
  Products(1) ........  4,235    2,557    4,657          -        -        -
  Casualty excess(2)        -        -        -     18,959   24,834    1,866

Reserves at 12/31/02
  Asbestos ...........$   451  $ 1,693  $   839    $    80  $   454  $     -
  Environmental ......     14      839      322         49      786        -
  Products(1) ........  2,314    1,856    2,000          -        -        -
  Casualty excess(2)        -        -        -     13,393   21,472    1,385

Reserves at 12/31/01
  Asbestos ...........$   353  $   147  $   220    $    86  $   480  $     -
  Environmental ......     11      312      131         52      773        -
  Products(1) ........  1,890    1,230    1,364          -        -        -
  Casualty excess(2)        -        -        -     15,040   21,034    1,575

Paid during 2003
  Asbestos ...........$    14           $    83    $    93           $     2
  Environmental ......      5                 6         33                 -
  Products(1) ........    705               959          -                 -
  Casualty excess(2)        -                 -      4,523               386

Paid during 2002
  Asbestos ...........$    18           $    97    $     8           $     -
  Environmental ......     44                10         12                 -
  Products(1) ........    577               586          -                 -
  Casualty excess(2)        -                 -      5,019               498

Paid during 2001
  Asbestos ...........$    11           $    49    $    13           $     1
  Environmental ......    109                27          8                 -
  Products(1) ........    967               562          -                 -
  Casualty excess(2)        -                 -      4,436               534

(1) Products includes the portion of asbestos and environmental claims reported above that are non-premises/operations claims.
(2) Casualty excess includes the asbestos and environmental claims reported above.

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
                                                           After-Tax Impact
                             Range of Reserve Estimates      on Earnings
                             --------------------------   ------------------
                                                          Reserves  Reserves
($ in thousands)               High     Low    Carried    at High    at Low
                             -------- -------- --------   --------  --------
Property and casualty
  insurance segment .........$262,677 $226,527 $251,260   $ (7,421) $ 16,076
Reinsurance segment ......... 121,418   98,341  116,664     (3,090)   11,910
                             -------- -------- --------   --------  --------
                             $384,095 $324,868 $367,924   $(10,511) $ 27,986
                             ======== ======== ========   ========  ========

Changes in loss and settlement expense reserve estimates of prior periods

     Loss and settlement expense reserves are estimates at a given time of what an insurer expects to pay on incurred losses, based on facts and circumstances then known. During the loss settlement period, which may be many years, additional facts regarding individual claims become known, and accordingly, it often becomes necessary to refine and adjust the estimates of liability on a claim. Such changes in reserves for losses and settlement expenses are reflected in operating results in the year such changes are recorded.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     During the last three years the Company has experienced adverse development in the provision for insured events of prior years. The majority of this adverse development has come from the property and casualty insurance segment and is attributed to a combination of bulk reserve strengthening, an increase in IBNR reserves, the revaluation of individual claim liabilities in select lines of business, newly reported claims in excess of carried IBNR reserves, the establishment of additional asbestos reserves and an increase in paid settlement expenses. The reinsurance segment experienced favorable development in 2003, but experienced adverse development in the two prior years. The favorable development for 2003 is primarily from the 2002 accident year on the HORAD book of business, which has experienced very low reported loss activity. The adverse development for the two prior years is primarily attributed to construction defect claims arising from the MRB pool. For a detailed discussion of the factors influencing the adverse development on prior years' reserves, see the discussion entitled "Outstanding Losses and Settlement Expenses" under the "Property and Casualty Insurance Subsidiaries and Reinsurance Subsidiary" heading in the Business Section under Item I of this Form 10-K.

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

     In response to the declining interest rate environment, Employers Mutual has changed several key assumptions utilized in the preparation of the actuarial valuation reports for its pension and postretirement benefit plans during the last two years. Key assumption changes include a reduction in the discount rate from 7.0 percent in 2001 to 6.5 percent in 2002 and 6.0 percent in 2003 and a reduction in the expected long-term rate of return on plan assets for the pension plan from 8.5 percent in 2001 to 8.0 percent in 2002 and 7.5 percent in 2003 and for the postretirement benefit plans from 6.0 percent in 2001 and 2002 to 5.0 percent in 2003. In addition, due to the continued escalation in the price of prescription drugs, the assumed health care cost trend rate utilized in the postretirement benefit plan valuation report was increased from 9 percent in 2001 to 12 percent in 2002 and 11 percent in 2003.

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


LIQUIDITY AND CAPITAL RESOURCES

Liquidity


     Liquidity is a measure of a company's ability to generate sufficient cash to meet cash obligations as they come due. The Company generated positive cash flows from operations of $63,095,000 in 2003, $56,566,000 in 2002 and $47,087,000 in 2001. The amount for 2001 included $11,881,000 received from Employers Mutual in connection with a change in the recording of written premiums and commissions on policies billed on an installment basis. The Company typically generates substantial positive cash flows from operations because cash from premium payments is generally received in advance of cash payments made to settle claims. These positive cash flows provide the foundation of the Company's asset/liability management program and are the primary drivers of the Company's liquidity. When investing funds made available from operations, the Company invests in securities with maturities that approximate the anticipated liabilities of the insurance issued. In addition, the Company maintains a portion of its investment portfolio in relatively short-term and highly liquid assets as a secondary source of liquidity should net cash flows from operating activities prove inadequate to fund current operating needs. As of December 31, 2003, the Company did not have any significant variations between the maturity dates of its investments and the expected payment of its loss and settlement expense reserves.

     The Company is a holding company whose principal assets are its investments in its insurance subsidiaries. As a holding company, the Company is dependent upon cash dividends from its insurance company subsidiaries to meet its obligations and to pay cash dividends to its stockholders. State insurance regulations restrict the maximum amount of dividends insurance companies can pay without prior regulatory approval. See note 6 of Notes to Consolidated Financial Statements for additional information regarding dividend restrictions. The maximum amount of dividends that the insurance company subsidiaries can pay to the Company in 2004 without prior regulatory approval is approximately $22.2 million. The Company received $7,255,000, $6,250,000 and $5,525,000 of dividends from its insurance company subsidiaries and paid cash dividends to its stockholders totaling $6,874,000, $6,828,000 and $6,787,000 in 2003, 2002 and 2001, respectively.

     The Company's insurance company subsidiaries must have adequate liquidity to ensure that their cash obligations are met; however, because of their participation in the pooling agreement and the quota share agreement, they do not have the daily liquidity concerns normally associated with an insurance or reinsurance company. This is due to the fact that under the terms of the pooling and quota share agreements, Employers Mutual receives all premiums and pays all losses and expenses associated with the insurance business produced by the pool participants and the assumed reinsurance business and then settles the inter-company balances generated by these transactions with the participating companies on a quarterly basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     At the insurance company subsidiary level, the primary sources of cash are premium income, investment income and maturing investments. The principal outflows of cash are payments of claims, commissions, premium taxes, operating expenses, income taxes, dividends, interest and principal payments on debt and investment purchases. Cash outflows can be variable because of uncertainties regarding settlement dates for unpaid losses and because of the potential for large losses, either individually or in the aggregate. Accordingly, the insurance company subsidiaries maintain investment and reinsurance programs generally intended to provide adequate funds to pay claims without forced sales of investments.

     The Company maintains a portion of its investment portfolio in relatively short-term and highly liquid investments to ensure the availability of funds to pay claims and expenses. The remainder of the investment portfolio, excluding investments in equity securities, is invested in securities with maturities that approximate the anticipated liabilities of the insurance written. At December 31, 2003, approximately 40 percent of the Company's fixed maturity securities were in U.S. government or U.S. government agency issued securities. A variety of maturities are maintained in the Company's portfolio to assure adequate liquidity. The maturity structure of the fixed maturity investments is also established by the relative attractiveness of yields on short, intermediate and long-term securities. The Company does not invest in any high-yield debt investments (commonly referred to as junk bonds.)

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

     The Company participates in a securities lending program administered by Mellon Bank, N.A. whereby certain fixed maturity securities from the investment portfolio are loaned to other institutions for short periods of time. The Company receives a fee for each security loaned out under this program and requires initial collateral, primarily cash, equal to 102 percent of the market value of the loaned securities. The cash collateral that secures the Company's loaned securities is invested in a Delaware statutory trust that is managed by Mellon Bank. The earnings from this trust are used in part, to pay the fee the Company receives for each security loaned under the program.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company held $4,758,000 and $3,057,000 in minority ownership interests in limited partnerships and limited liability companies at December 31, 2003 and 2002, respectively. The Company does not hold any other unregistered securities.

     The Company's cash balance was ($14,069,000) and ($119,000) at December 31, 2003 and 2002, respectively. The balance at December 31, 2003 reflects a $14,346,000 transfer of funds out of the cash account on December 31, 2003 to purchase a fixed maturity security; however, due to timing, the account does not reflect the corresponding transfer of cash into the account to fund the purchase. This timing difference resulted in the negative balance in the account.

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


Capital Resources

     Capital resources consist of stockholders' equity and debt, representing funds deployed or available to be deployed to support business operations.
For the Company's insurance subsidiaries, capital resources are required to support premium writings. Regulatory guidelines suggest that the ratio of a property and casualty insurer's annual net premiums written to its statutory surplus should not exceed 3 to 1. All of the Company's insurance subsidiaries were well under this guideline at December 31, 2003.

     The Company's insurance subsidiaries are required to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. The Company's insurance subsidiaries are also subject to Risk Based Capital
(RBC) requirements that may further impact their ability to pay dividends.
RBC requirements attempt to measure minimum statutory capital needs based upon the risks in a company's mix of products and investment portfolio. At December 31, 2003, the Company's insurance subsidiaries had total adjusted statutory capital of $170,233,000, which is well in excess of the minimum RBC requirement of $39,609,000.

     The Company had total cash and invested assets with a carrying value of $676.9 million and $608.1 million as of December 31, 2003 and 2002, respectively. The following table summarizes the Company's cash and invested assets as of the dates indicated:
                                                   December 31, 2003
                                        -----------------------------------
                                                                 Percent of
                                        Amortized                 total at
($ in thousands)                           cost     Fair value   fair value
                                        ---------   ----------   ----------
Fixed maturities, held-to-maturity .... $ 49,845     $ 53,854        7.9%
Fixed maturities, available-for-sale ..  499,511      523,786       76.9
Equity securities, available-for-sale     38,998       49,008        7.2
Cash ..................................  (14,069)     (14,069)      (2.0)
Short-term investments ................   63,568       63,568        9.3
Other long-term investments ...........    4,758        4,758        0.7
                                        --------     --------      -----
                                        $642,611     $680,905      100.0%
                                        ========     ========      =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                                 December 31, 2002
                                        -----------------------------------
                                                                 Percent of
                                        Amortized                 total at
($ in thousands)                           cost     Fair value   fair value
                                        --------    ----------   ----------
Fixed maturities, held-to-maturity .... $ 55,034     $ 61,639       10.0%
Fixed maturities, available-for-sale ..  459,845      485,856       79.1
Equity securities, available-for-sale     38,444       34,597        5.6
Cash ..................................     (119)        (119)      (0.0)
Short-term investments ................   29,650       29,650        4.8
Other long-term investments ...........    3,057        3,057        0.5
                                        --------     --------      -----
                                        $585,911     $614,680      100.0%
                                        ========     ========      =====

     The amortized cost and estimated fair value of fixed maturities and equity securities at December 31, 2003 were as follows:

                                              Held-to maturity
                               ----------------------------------------------
                                             Gross        Gross     Estimated
                               Amortized   unrealized   unrealized     fair
($ in thousands)                  cost       gains        losses      value
                               ---------   ----------   ----------  ---------
U.S. treasury securities and
  obligations of U.S.
  government corporations
  and agencies .............   $  47,547   $    3,780   $        -  $  51,327
Mortgage-backed securities         2,298          229            -      2,527
                               ---------   ----------   ----------  ---------
    Total securities
      held-to-maturity .....   $  49,845   $    4,009   $        -  $  53,854
                               =========   ==========   ==========  =========

                                              Available-for sale
                               ----------------------------------------------
                                             Gross        Gross     Estimated
                               Amortized   unrealized   unrealized     fair
($ in thousands)                  cost       gains        losses      value
                               ---------   ----------   ----------  ---------
U.S. treasury securities and
  obligations of U.S.
  government corporations
  and agencies .............  $  170,446   $      703   $        -  $ 171,149
Obligations of states and
  political subdivisions ...     140,694        6,381          300    146,775
Mortgage-backed securities        19,312        1,967            -     21,279
Public utilities ...........      20,172        1,714           86     21,800
Corporate securities .......     148,887       14,195          299    162,783
                              ----------   ----------   ----------  ---------
    Total fixed maturity
      securities ...........     499,511       24,960          685    523,786
                              ----------   ----------   ----------  ---------
Equity securities ..........      38,998       10,217          207     49,008
                              ----------   ----------   ----------  ---------
    Total securities
      available-for-sale      $  538,509   $   35,177   $      892  $ 572,794
                              ==========   ==========   ==========  =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     In December 2001, three of the Company's property and casualty insurance subsidiaries issued surplus notes totaling $25.0 million to Employers Mutual at an annual interest rate of 5.38 percent. In June, 2002, the Company's reinsurance subsidiary issued an $11.0 million surplus note to Employers Mutual at an annual interest rate of 5.25 percent. Effective April 1, 2003, these surplus notes were reissued at an annual interest rate of 3.09 percent. These notes do not have a maturity date. Payment of interest and repayment of principal can only be made out of the applicable subsidiary's statutory surplus and is subject to prior approval by the insurance commissioner of the respective state of domicile. The surplus notes are subordinate and junior in right of payment to all obligations or liabilities of the applicable insurance subsidiaries. The Company's subsidiaries incurred interest expense of $11,000 in 2001, $1,639,000 in 2002 and $1,320,000 in 2003 with respect to the surplus notes. The surplus notes were issued in response to statutory capital adequacy concerns raised by certain rating agencies because the statutory surplus position of the subsidiaries had declined over the preceding three years due to unfavorable operating results and the payment of dividends to the parent corporation.

     As of December 31, 2003, the Company had no material commitments for capital expenditures.


Off-Balance Sheet Arrangements

     Employers Mutual receives all premiums and pays all losses and expenses associated with the insurance business produced by the pool participants and the assumed reinsurance business and then settles the inter-company balances generated by these transactions with the participating companies on a quarterly basis. When settling the inter-company balances, Employers Mutual provides the pool participants with full credit for the premiums written during the quarter and retains all agent balance receivable amounts. Any receivable amounts that are ultimately deemed to be uncollectible are charged-off by Employers Mutual and the expense is allocated to the pool members on the basis of pool participation. As a result, the Company has an off-balance sheet arrangement with an unconsolidated entity that results in a credit-risk exposure that is not reflected in the Company's financial statements. Based on historical data, this credit-risk exposure is not considered to be material to the Company's results of operations or financial position.


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

     Following is a schedule of the length of time securities have continuously been in an unrealized loss position as of December 31, 2003.

                   Less than twelve      Twelve months
($ in thousands)        months             or longer             Total
                   -----------------   -----------------   ------------------
Description of     Fair   Unrealized   Fair   Unrealized   Fair    Unrealized
  Securities       Value    Losses     Value    Losses     Value     Losses
---------------    -----------------   -----------------   ------------------
Obligations of
  states and
  political
  subdivisions ... $22,801     $300    $    -         -    $22,801      $300
Public
  utilities ......   2,487       86         -         -      2,487        86
Corporate
  securities .....  11,519      130     5,679       169     17,198       299
                   -------     ----    ------      ----    -------      ----
Subtotal, debt
  securities .....  36,807      516     5,679       169     42,486       685
                   -------     ----    ------      ----    -------      ----
Common stock .....   2,041       77     1,134       130      3,175       207
                   -------     ----    ------      ----    -------      ----
Total temporarily
  impaired
  securities ..... $38,848     $593    $6,813      $299    $45,661      $892
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

                                                          Percent  Percent
                         Moody's                            of     of gross
                          bond     Carrying   Unrealized  market  unrealized
($ in thousands)         rating     value        Loss     value     losses
                         -------  ----------  ----------  -----   ----------
Potomac Edison ..........     BA  $    2,487  $       86    5.9%       12.6%
                                  ----------  ----------  -----   ---------
                                  $    2,487  $       86    5.9%       12.6%
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

<PAGEE>

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

LEASES, COMMITMENTS AND CONTINGENT LIABILITIES

     The following table reflects the Company's contractual obligations.as of December 31, 2003. Included in the table are the estimated payments that the Company expects to make in the settlement of its loss reserves and with respect to its long-term debt. Employers Mutual has entered into various leases for branch office facilities with lease terms expiring through 2013. Employers Mutual also leases computer software under various operating lease agreements expiring through 2005. All lease costs are included as expenses under the pooling agreement after allocation of the portion of these expenses to the subsidiaries that do not participate in the pool.


                                            Payments Due by Period
                          ---------------------------------------------------


                                    Less than     1-3       4-5     More than
Contractual Obligations    Total     1 year      years     years     5 years
-----------------------   --------  --------    --------  --------  --------
                                          ($ in thousands)
Loss and Settlement
  Expense Reserves (1) .. $367,924  $123,516    $142,615  $ 33,461  $ 68,332
Long-Term Debt (2) ......   36,000         -           -         -    36,000
Real Estate Operating
  Leases ................    7,335         -       3,136     1,654     2,545
Software Operating
  Leases ................    1,183         -       1,183         -         -
                          --------  --------    --------  --------  --------
Total ................... $412,442  $123,516    $146,934  $ 35,115  $106,877
                          ========  ========    ========  ========  ========

1) The amounts presented are estimates of the dollar amounts and time periods in which the Company expects to pay out its gross loss and settlement expense reserves. These amounts are based on historical payment patterns and do not represent actual contractual obligations. The actual payment amounts and the related timing of those payments could differ significantly from these estimates.

(2) Long-term debt reflects the surplus notes issued by the Company's insurance subsidiaries to Employers Mutual, which have no maturity date. Excluded from long-term debt are pension and other postretirement benefit obligations.

     Estimated guaranty fund assessments of $1,253,000 and $1,079,000, which are used by states to pay claims of insolvent insurers domiciled in that state, have been accrued as of December 31, 2003 and 2002, respectively. The guaranty fund assessments are expected to be paid over the next two years with premium tax offsets of $1,498,000 expected to be realized within ten years of the payments. Estimated second injury fund assessments of $1,109,000 and $1,162,000, which are designed to encourage employers to employ a worker with a pre-existing disability, have been accrued as of December 31, 2003 and 2002, respectively. The second injury fund assessment accruals are based on projected loss payments. The periods over which the assessments will be paid is not known.

     The participants in the pooling arrangement have purchased annuities from life insurance companies, under which the claimant is payee, to fund future payments that are fixed pursuant to specific claim settlement provisions. The Company's share of loss reserves eliminated by the purchase of these annuities is $753,000. The Company has a contingent liability of $753,000 should the issuers of these annuities fail to perform under the terms of the annuities. The Company's share of the amount due from any one life insurance company does not equal or exceed one percent of the Company's subsidiaries' policyholders' surplus.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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