Form 10-K/A, Exhibit 13
period 2003-12-31
EMC INSURANCE GROUP INC
filed 2004-09-27
CIK 356130

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

                            2003                            2002
                 ---------------------------     ---------------------------
                  High      Low    Dividends      High      Low    Dividends
                 ------   ------   ---------     ------    ------  ---------
1st Quarter      $19.45   $15.50     $ .15       $19.90    $15.95    $ .15
2nd Quarter       20.85    18.00       .15        23.50     15.00      .15
3rd Quarter       21.64    17.52       .15        17.20     13.25      .15
4th Quarter       22.10    16.40       .15        19.40     13.50      .15
Close on Dec. 31  21.14                           17.87

     On February 27, 2004, there were approximately 1,188 registered stockholders of the Company's common stock.

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

     A dividend reinvestment and common stock purchase plan provides shareholders with the option of receiving additional shares of common stock instead of cash dividends. Participants may also purchase additional shares of common stock without incurring broker commissions by making optional cash contributions to the plan and may sell shares of common stock through the plan (See Note 13 of Notes to Consolidated Financial Statements under Item 8 of this Form 10-K). Employers Mutual Casualty Company (EMCC) continued to participate in the dividend reinvestment plan in 2003. In March 2003, EMCC surpassed the 80 percent ownership threshold of EMC Insurance Group Inc. EMCC has indicated that is may continue to participate in the dividend reinvestment plan in the future; however, its reinvestment percentage will be adjusted to the level necessary to maintain the 80 percent ownership threshold. More information about the plan can be obtained by calling UMB Bank, n.a., the stock transfer agent and plan administrator.